Exhibit T3E-1

REMY WORLDWIDE HOLDINGS, INC. AND THE COMPANIES LISTED ON ANNEX I

HERETO HAVE NOT FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY

CODE, AND THIS SOLICITATION AND DISCLOSURE STATEMENT HAS NOT BEEN

FILED WITH OR APPROVED BY THE BANKRUPTCY COURT OR THE SECURITIES AND

EXCHANGE COMMISSION. IN THE EVENT THAT THESE COMPANIES FILE PETITIONS

FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK

CONFIRMATION OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION

DESCRIBED HEREIN, THIS SOLICITATION AND DISCLOSURE STATEMENT WILL BE

SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

SOLICITATION AND DISCLOSURE STATEMENT

Solicitation of Votes with Respect to the

Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of:

REMY WORLDWIDE HOLDINGS, INC.

AND

EACH OF THE ENTITIES LISTED ON ANNEX I HERETO

From Holders of Remy International, Inc.:

8 5/8% Senior Notes Due December 15, 2007

11% Senior Subordinated Notes Due May 1, 2009

9 3 /8% Senior Subordinated Notes Due April 15, 2012

THE DEADLINE TO ACCEPT OR REJECT THE PLAN IS 5:00 P.M.,

PREVAILING EASTERN TIME, ON OCTOBER 1, 2007, UNLESS EXTENDED

The Prospective Debtors hereby solicit from Holders of Remy International, Inc.’s 8 5/8% Senior Notes due December 15, 2007, 11% Senior Subordinated Notes due May 1, 2009 and 9 3/8% Senior Subordinated Notes due April 15, 2012, votes to accept or reject the Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code. All capitalized terms used herein shall have the meanings ascribed to them in Annex II hereto.1 A copy of the Plan is attached hereto as Exhibit A.

[1]

The Prospective Debtors, as defined in Annex II, shall be referred to herein collectively either as the “Debtors” or the “Prospective Debtors,” and together with their non-Debtor affiliates as the “Company.” The terms “we,” “our” and “us” refer to the Company, the Debtors or the Prospective Debtors, as the context requires.

ONLY HOLDERS OF SENIOR NOTE CLAIMS, SUBORDINATED NOTE CLAIMS, SUBORDINATED SECURITIES CLAIMS AND EQUITY INTERESTS IN RWHI AND RII ARE IMPAIRED UNDER THE PLAN.

HOLDERS OF GENERAL UNSECURED CLAIMS, INCLUDING HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES WILL NOT BE IMPAIRED BY THE PLAN, AND AS A RESULT (OTHER THAN FOR HOLDERS OF CLAIMS IN CONNECTION WITH CERTAIN REAL PROPERTY LEASES THAT THE PROSPECTIVE DEBTORS SEEK TO REJECT IN THE CHAPTER 11 CASES), THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN. DURING THE CHAPTER 11 CASES, WE INTEND TO OPERATE OUR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF OUR GENERAL UNSECURED CREDITORS, INCLUDING ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES (BUT EXCLUDING CERTAIN LESSORS OF REAL PROPERTY THAT THE PROSPECTIVE DEBTORS EXPECT TO REJECT IN THE CHAPTER 11 CASES), OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

VOTES ON THE PLAN ARE BEING SOLICITED ONLY FROM HOLDERS OF SENIOR NOTE CLAIMS AND SUBORDINATED NOTE CLAIMS – ONLY HOLDERS OF SUCH CLAIMS AS OF THE AUGUST 29, 2007 VOTING RECORD DATE ARE ENTITLED TO VOTE ON THE PLAN. VOTES ARE NOT BEING SOLICITED FROM HOLDERS OF EQUITY INTERESTS IN RWHI OR RII OR FROM ANY OF THE PROSPECTIVE DEBTORS’ OTHER CREDITORS.

AS EXPLAINED BELOW IN GREATER DETAIL, THE PLAN SUPPORT PARTIES, WHICH ARE HOLDERS OF APPROXIMATELY 83% OF THE OUTSTANDING PRINCIPAL AMOUNT OF SENIOR NOTES AND APPROXIMATELY 80% OF THE OUTSTANDING PRINCIPAL AMOUNT OF SUBORDINATED NOTES, ALREADY HAVE AGREED TO VOTE TO ACCEPT THE PLAN, IN ACCORDANCE WITH THE TERMS OF THE PLAN SUPPORT AGREEMENT. THE BOARD OF DIRECTORS (OR THE EQUIVALENT AUTHORIZED BODY) OF EACH OF THE PROSPECTIVE DEBTORS HAS APPROVED THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. THE BOARD OF DIRECTORS (OR THE EQUIVALENT AUTHORIZED BODIES) OF THE PROSPECTIVE DEBTORS RECOMMEND THAT ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SUBMIT BALLOTS TO ACCEPT THE PLAN.

The date of this Solicitation and Disclosure Statement is August 31, 2007.

TABLE OF CONTENTS

				Page
GENERAL BACKGROUND				1
SUMMARY OF THE SOLICITATION AND PLAN				8
I.	VOTING PROCEDURES AND REQUIREMENTS			20
	A.	Ballots		20
	B.	Procedures for Casting and Deadlines for Voting on the Plan		21
	C.	Parties Entitled to Vote on the Plan		22
	D.	Counting of Ballots and Master Ballots for Determining Acceptance of the Plan		22
II.	RISK FACTORS			25
	A.	Risks Relating to the Chapter 11 Cases		25
		1.	General	25
		2.	Failure to Satisfy Vote Requirement	25
		3.	Method of Solicitation	25
		4.	Risks Associated with Resolicitation	26
		5.	Classification and Treatment of Claims and Equity Interests	26
		6.	Nonacceptance of the Plan—Confirmation by Nonconsensual “Cram Down”	27
		7.	Certain Risks of Nonconfirmation or Delay of Confirmation	27
		8.	Alternatives to Confirmation and Consummation of the Plan	28
		9.	Risk of Nonoccurrence of the Effective Date	28
		10.	Termination Rights Under Material Restructuring Agreements	29
		11.	Failure to Close the Exit Facility or to Successfully Complete the Rights Offering	30
		12.	Availability of the DIP Facility and the Exit Facility	31
		13.	Inability to Assume Certain Contracts	31
	B.	Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization		32
		1.	Capital Requirements	32
		2.	Variances From Projections	32
		3.	Recovery Percentages May Differ From Estimates	32
		4.	Lack of Trading Market for New Securities and Restrictions on Transfer of New Securities	33
		5.	Dividends on New Securities	33
		6.	Ownership of Voting Stock	33
		7.	Ranking of Reorganized RII Stock	34
		8.	Tax Treatment of Reorganized RII Preferred Stock	34
	C.	Risks Relating to the Company		35
		1.	Leverage and Debt Service	35
		2.	Floating Rate Indebtedness	36
		3.	Prepetition Credit Agreement, Receivables Financing and Liquidity	36
		4.	Enforcement of Defaults by Entities Not Party to the Plan Support Agreement	36
		5.	Treatment of Trade Vendors and Other Unsecured Claims in the Chapter 11 Cases and Risk of Failure to Obtain Authority to Pay Their Claims in the Ordinary Course of Business	37
		6.	Competition	38

i

		7.	Disruption of Operations and Retention of Key Customers and Employees	38
		8.	Rise in Costs of Raw Materials and Component Parts	39
		9.	Reductions in Profit Margins	39
		10.	Product Development and Technology	39
		11.	Cyclical Business Model	40
		12.	Longer Product Life	40
		13.	Industry Volatility	40
		14.	GM Agreements	41
		15.	Predetermined Product Pricing	41
		16.	Customer Issues	41
		17.	Core Liabilities	43
		18.	Global Supply Chain	43
		19.	Lean Manufacturing and Other Cost Saving Plans	43
		20.	Litigation	43
		21.	Product Liability, Warranty and Recall Claims	44
		22.	Intellectual Property	44
		23.	Goodwill and Other Identifiable Intangible Assets	44
		24.	Acquisitions, Sales and Other Major Transactions	44
		25.	International Operations	45
		26.	Domestic and Foreign Currency Fluctuation	46
		27.	Environmental and Health and Safety Liabilities and Requirements	46
III.	BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION			48
	A.	Background		48
	B.	Events Leading to Financial Distress		48
	C.	Events Leading to the Proposed Financial Restructuring		49
	D.	Equity Ownership and Debt Structure		52
		1.	Equity Ownership Structure	52
		2.	Debt Structure	52
IV.	THE BUSINESS			55
	A.	General		55
	B.	Corporate History		55
	C.	Products		55
	D.	Industry Overview		56
	E.	Recent and Future Strategy		58
	F.	Government Regulation		60
	G.	Environmental, Health and Safety Matters		60
	H.	Executive Officers		61
	I.	Employees		62
	J.	Properties		63
	K.	Legal Proceedings		63
	L.	Currency Hedging		64
V.	THE PLAN – CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION			65
	A.	Overview of Chapter 11		65
	B.	Administrative Claims, Priority Tax Claims and Other Unclassified Claims		65
		1.	Administrative Claims	65
		2.	Priority Tax Claims	65
		3.	Professional Fees	66
		4.	Prepetition Indenture Trustee Fees and Expenses	66
		5.	Claims Under DIP Credit Agreement	66
	C.	Classification of Claims and Interests		67

ii

	D.	Treatment of Claims and Interests		69
		1.	Treatment of Claims and Equity Interests	69
		2.	Confirmation Pursuant to 1129(b) of the Bankruptcy Code	73
	E.	Means of Implementation of Plan		73
		1.	Compromise of Controversies	73
		2.	Guarantees	73
		3.	Vesting of Assets	73
		4.	Continued Corporate Existence and New Constituent Documents	74
		5.	Cancellation of Notes, Instruments, Debentures, Equity Interests and Liens	74
		6.	Directors and Officers of the Reorganized Debtors	75
		7.	Corporate Action	76
		8.	Sources of Cash for Plan Distribution	77
		9.	Restructuring Transactions	77
		10.	Registration Rights	77
		11.	Rights Offering	78
		12.	CVC Settlement Agreement	78
		13.	Dissolution of RWHI	78
VI.	RIGHTS OFFERING			79
	A.	Section 1145 Exemption		79
	B.	Motion to Approve Rights Offering		79
	C.	Issuance of Subscription Rights		79
	D.	Exercise of Subscription Rights		80
	E.	Transfer and Revocation of Subscription Rights		82
	F.	Backstop Commitment Agreement		82
	G.	Use of Proceeds of the Rights Offering		83
VII.	DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN			84
	A.	Description of GM Agreements		84
	B.	Description of Exit Financing		85
	C.	Description of the New Third-Lien Notes		93
	D.	Description of Intercreditor Agreement		95
	E.	Description of Reorganized RII Stock and Certificate of Incorporation		95
		1.	Description of Reorganized RII Preferred Stock	95
		2.	Description of Reorganized RII Common Stock	97
		3.	Description of Reorganized RII Certificate of Incorporation	97
	F.	Description of Registration Rights Agreement		100
	G.	Description of New Management Incentive Plan and the New Employment Agreements		101
	H.	Description of CVC Settlement Agreement		102
	I.	Description of Certain Retention Agreements with Financial Advisors		104
VIII.	POST-REORGANIZATION CAPITAL STRUCTURE			106
IX.	FINANCIAL PROJECTIONS AND VALUATION ANALYSIS			107
	A.	Financial Projections		107
	B.	Valuation		118
		1.	Valuation Overview	118
		2.	Methodology	119
		3.	Valuation of Reorganized Company	120
X.	LIQUIDATION ANALYSIS			122
	A.	General		123
	B.	Cash		123
	C.	Trade Accounts Receivable		123
	D.	Inventories		124

iii

	E.	Other Assets		124
	F.	Goodwill		124
	G.	Investment in Subsidiaries		124
	H.	Property, Plant and Equipment		124
	I.	Other Noncurrent Assets		124
	J.	Winddown Costs		124
	K.	Other Professional Fees		125
	L.	Chapter 7 Trustee Fees		125
	M.	Secured Creditors		125
	N.	Unsecured Creditors		125
XI.	CERTAIN OTHER LEGAL CONSIDERATIONS			140
	A.	Solicitation of Votes Prior to Commencement of Chapter 11 Cases and Section 3(a)(9) of the Securities Act		140
	B.	Section 1145 of the Bankruptcy Code		140
		1.	Initial Offer and Sale of Securities	140
		2.	Subsequent Transfers of Securities	140
		3.	Subsequent Transfers Under State Law	141
XII.	THE PLAN – OTHER PROVISIONS			143
	A.	Treatment of Executory Contracts and Unexpired Leases		143
		1.	Assumption and Cure of Executory Contracts and Unexpired Leases	143
		2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	143
		3.	Indemnification of Directors, Officers and Employees	144
		4.	Compensation and Benefit Programs	144
		5.	Termination of Advisory Agreement and Prepetition Equity Agreements	144
	B.	Provisions Governing Distributions		144
		1.	Date of Distributions	144
		2.	Disbursing Agent	145
		3.	Mandatory Exchange Date	145
		4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	146
		5.	Setoff and Recoupment	146
		6.	Surrender of Cancelled Instruments or Securities	146
		7.	Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities	147
		8.	No Proofs of Claim Required	147
	C.	Procedures for Resolving Disputed Claims		147
		1.	Prosecution of Objections to Claims and Payments and Distributions on
			Disputed Claims	148
		2.	Estimation of Claims	148
	D.	Conditions Precedent to Confirmation and Effective Date of the Plan		148
		1.	Conditions Precedent to Confirmation	148
		2.	Conditions Precedent to the Effective Date and Waiver of Conditions	149
		3.	Modification of Plan	150
		4.	Effect of Withdrawal or Revocation and Reservation of Rights	150
		5.	Substantial Consummation of Plan	151
	E.	Effect of Plan Confirmation		151
		1.	Binding Effect	151
		2.	Discharge of Claims	151
		3.	Releases	151
		4.	Exculpation and Limitation of Liability	154
		5.	Injunction	154
		6.	Term of Bankruptcy Injunction or Stays	155
		7.	Termination of Subordination Rights and Settlement of Related Claims	155

iv

		8.	Preservation of Rights of Action	155
	F.	Retention of Jurisdiction		155
	G.	Miscellaneous Provisions		158
		1.	Payment of Statutory Fees	158
		2.	Section 1145 Exemption	158
		3.	Governing Law	158
		4.	Severability	158
		5.	Inconsistency	159
		6.	Section 1125(e) of the Bankruptcy Code	159
		7.	Exemption from Certain Transfer Taxes	159
		8.	Tax Reporting and Compliance	159
		9.	Schedules and Exhibits	160
		10.	No Prejudice	160
		11.	Allocation of Payments	160
XIII.	CERTAIN FEDERAL INCOME TAX CONSIDERATIONS			161
	A.	Tax Consequences to the Company		162
		1.	Cancellation of Debt Income	162
		2.	Applicable High Yield Discount Obligations – Limitation on Interest Deductions	163
		3.	Section 382 Limitation	163
		4.	Worthless Stock Deduction	165
		5.	Alternative Minimum Tax	165
	B.	Tax Consequences to the Exchanging Senior Noteholders and Subordinated Noteholders		166
		1.	Exchange of the Senior Notes for New Third-Lien Notes, Cash and Subscription Rights and Subordinated Notes for Reorganized RII Common Stock and Subscription Rights	166
		2.	Reorganized RII Series A Preferred Stock	168
		3.	Applicable High Yield Discount Obligations	170
		4.	Original Issue Discount (OID)	170
		5.	Subsequent Sale of Reorganized RII Common Stock or New Third-Lien Notes	172
	C.	Backup Withholding		173
XIV.	THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS			174
	A.	Proposed Debtor in Possession Financing		174
	B.	First Day Orders		179
		1.	Rights Offering Approval Motion	179
		2.	Provisions for Employees	180
		3.	Trade Vendors and Other Unsecured Creditors	180
		4.	Cash Management	180
		5.	DIP Financing Motion	180
		6.	Customer Programs	180
		7.	Taxes	180
		8.	Utility Service	180
		9.	Scheduling Order	181
	C.	Second Day Orders		181
		1.	Assumption of the CVC Settlement Agreement	181
		2.	Rejection of Real Property Leases	181
		3.	Retention of Professionals	181
XV.	CONFIRMATION			182
	A.	Confirmation Hearing		182

v

	B.	Requirements for Confirmation		182
	C.	Class Acceptance of the Plan		182
	D.	Cram Down		183
	E.	Plan Meets Requirements for Confirmation		183
		1.	Best Interests of Creditors—Liquidation Analysis	183
		2.	Feasibility of the Plan	184
	F.	Alternatives to Confirmation and Consummation of the Plan		185
		1.	Alternative Plans of Reorganization	185
		2.	Dismissal of the Debtors’ Chapter 11 Cases	185
		3.	Liquidation Under Chapter 7 or Chapter 11	186
RECOMMENDATION AND CONCLUSION				187

ANNEXES

I.	List of Prospective Debtors
II.	Definitions

EXHIBITS

A.	Plan of Reorganization
B.	Plan Support Agreement (Redacted)
C.	Backstop Commitment Agreement
D.	Reorganized RII Certificate of Incorporation – Term Sheet
E.	Registration Rights Agreement – Term Sheet
F.	New Employment Agreements and New Management Incentive Plan – Forms and Term Sheets
G.	Description of New Third-Lien Notes
H.	Form of Intercreditor Agreement
I.	DIP/Exit Commitment Letter
J.	Financial Data for Quarter Ended March 31, 2007, Quarter Ended June 30, 2007 and Year Ended December 31, 2006
K.	CVC Settlement Agreement
L.	Reorganized RII Certificates of Designation

vi

GENERAL BACKGROUND

We negotiated the terms of the Plan with the Informal Committee and the Plan Support Parties. As a result of such negotiations, the Plan Support Parties entered into the Plan Support Agreement, under which, among other things, the Plan Support Parties agreed, subject to the terms of the Plan Support Agreement, to vote to accept the Plan. A redacted copy of the Plan Support Agreement (that removes the holdings of each individual Plan Support Party) is attached hereto as Exhibit B. The Plan Support Parties have informed us that, as of the date of the Plan Support Agreement, collectively they held or controlled approximately 83% of the outstanding principal amount of the Senior Notes, approximately 75% of the outstanding principal amount of the 11% Subordinated Notes and approximately 84% of the outstanding principal amount of the 9 3/8% Subordinated Notes. As a result, approximately 83% of the dollar value of Class 6 Claims and 80% of the dollar value of Class 7 Claims have agreed to vote in favor of the Plan in accordance with the terms of the Plan Support Agreement. The Term Sheet (contained in Exhibit B) sets forth the material terms of the financial restructuring agreed to between us and the Plan Support Parties, including the proposed distributions to be received by creditors pursuant to the Plan, the funding of the restructuring pursuant to the Plan, our proposed post-reorganization capital structure, selected corporate governance provisions, the Rights Offering and other key terms of the Plan. The Plan Support Parties, RWHI and RII executed the IC Acknowledgement as of August 31, 2007, confirming that the transactions contemplated herein (even to the extent they may differ from the Term Sheet) are reasonably satisfactory.

THE PLAN SUPPORT PARTIES SUPPORT THE PROPOSED FINANCIAL RESTRUCTURING DESCRIBED HEREIN AND HAVE AGREED TO VOTE TO ACCEPT THE PLAN, SUBJECT TO THE TERMS OF THE PLAN SUPPORT AGREEMENT.

If the Plan is confirmed and becomes effective, (i) the Senior Notes would be exchanged, in full satisfaction of all obligations thereunder, for a pro-rata distribution of: (a) New Third-Lien Notes, (b) the Senior Note Cash, (c) Senior Note Rights and (d) the Senior Note Preferred Shares; and (ii) the Subordinated Notes would be exchanged, in full satisfaction of all obligations thereunder, for a pro-rata distribution of: (a) Available Reorganized RII Common Stock and (b) Subordinated Note Rights. On the Effective Date, all Equity Interests in RWHI and RII and any Subordinated Securities Claims will be cancelled or extinguished. All other classified Claims and Equity Interests that are Allowed will be Unimpaired.

We do not believe that Reorganized RII will be immediately subject to reporting requirements under the Exchange Act following the Effective Date.

As of the date hereof, none of the Prospective Debtors are under the jurisdiction of the Bankruptcy Court. If we receive the requisite acceptances of the Plan from Impaired Noteholders in number and dollar amount to satisfy the requirements for acceptance of the Plan in accordance with the Bankruptcy Code, we intend to commence the Chapter 11 Cases and to seek confirmation of the Plan by the Bankruptcy Court promptly thereafter. The confirmation of the Plan is subject to, among other things, judicial approval of this Solicitation and Disclosure Statement and the Plan. If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Prepetition Noteholders (including, in each case, those who do not submit Ballots, those who submit Ballots to reject the Plan and those whose Ballots are rejected because they are illegible, incomplete or unsigned) will be bound by the Plan and the transactions contemplated thereby.

DURING THE CHAPTER 11 CASES, WE INTEND TO OPERATE OUR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF OUR GENERAL UNSECURED CREDITORS, INCLUDING ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES (BUT EXCLUDING CERTAIN LESSORS OF REAL PROPERTY WHOSE LEASES THE PROSPECTIVE DEBTORS EXPECT TO REJECT IN THE CHAPTER 11 CASES), OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

We believe that confirmation of the Plan is in the best interests of creditors and other parties in interest, and, therefore, that the Plan should be confirmed. The Prospective Debtors recommend that all eligible parties vote to accept the Plan.

This Solicitation and Disclosure Statement and the Plan (and all exhibits, schedules and appendices hereto and thereto), the accompanying forms of Ballot and Master Ballot, and the related materials delivered together herewith are being furnished to Impaired Noteholders pursuant to section 3(a)(9) of the Securities Act and section 1126(b) of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (and the transactions contemplated thereby, as described herein). Directors, officers and employees of the Company may solicit exchanges from the Holders of Impaired Notes, but will not receive any additional compensation for such solicitations.

The Voting Agent for the Plan is:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Attn: Remy Ballot Processing

Tel: (646) 282-1800

The Company’s legal advisors are Shearman & Sterling LLP. They can be contacted at:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-4000

Douglas P. Bartner, Esq.

Fredric Sosnick, Esq.

Michael H. Torkin, Esq.

Randy Martin, Esq.

The solicitation of votes on the Plan is being made in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(9) thereof. The Rights Offering only will be commenced after, and will be conducted pursuant to, an order of the Bankruptcy Court. Each of the new securities issued in accordance with the Plan (e.g. the Subscription Rights, the shares of Reorganized RII Preferred Stock, the shares of Reorganized RII Common Stock and the New Third-Lien Notes), will be issued pursuant to the exemption from the registration requirements of the Securities Act provided by section 1145 of the Bankruptcy Code.

THIS SOLICITATION AND DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS SOLICITATION AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

AS A RESULT OF THESE FACTORS AND THE TRANSFER RESTRICTIONS DESCRIBED HEREIN THERE LIKELY WILL NOT BE ANY LIQUID MARKET FOR THE NEW SECURITIES AND THERE CAN BE NO ASSURANCE THAT ANY MARKET WILL EVER DEVELOP. THE REORGANIZED DEBTORS WILL NOT BE OBLIGATED TO COMPLETE ANY PUBLIC OFFERING FOLLOWING THE EFFECTIVE DATE OF THE PLAN (OTHER THAN AS REQUIRED UNDER THE REGISTRATION RIGHTS AGREEMENT).

THIS SOLICITATION AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO THE SUBSCRIPTION RIGHTS AND THE RIGHTS OFFERING DESCRIBED HEREIN. THE RIGHTS OFFERING WILL NOT BE CONDUCTED UNTIL SUCH TIME AS WE HAVE OBTAINED AN ORDER FROM THE BANKRUPTCY COURT AUTHORIZING THE COMMENCEMENT OF THE RIGHTS OFFERING AND THE PROCEDURES RELATED THERETO.

THIS SOLICITATION AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY PARTY DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

EACH IMPAIRED NOTEHOLDER SHOULD REVIEW THIS SOLICITATION AND DISCLOSURE STATEMENT AND THE PLAN AND ALL EXHIBITS HERETO AND THERETO BEFORE CASTING A BALLOT. THIS SOLICITATION AND

DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. WE BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED; HOWEVER, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THOSE DOCUMENTS AND AS OTHERWISE PROVIDED HEREIN.

THIS SOLICITATION AND DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING US AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN.

ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN, OR CONTEMPLATED BY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN. SUCH PROJECTIONS AND STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY US, OUR ADVISORS OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED. THERE CAN BE NO ASSURANCE THAT OUR ACTUAL ABILITY TO COVER OUR FUTURE PRINCIPAL AND CASH INTEREST PAYMENT OBLIGATIONS WILL NOT DIFFER FROM THE INFORMATION CONTAINED IN THIS SOLICITATION AND DISCLOSURE STATEMENT.

NEITHER OUR INDEPENDENT AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS, THE ENTERPRISE VALUATION OR THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE AS TO SUCH INFORMATION OR ITS ACHIEVABILITY, NOR DO THEY ASSUME ANY RESPONSIBILITY FOR OR CLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS, THE ENTERPRISE VALUATION OR LIQUIDATION ANALYSIS.

FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS SOLICITATION AND DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PSLRA AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

SEE THE SECTION ENTITLED “RISK FACTORS” OF THIS SOLICITATION AND DISCLOSURE STATEMENT FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

All exhibits to this Solicitation and Disclosure Statement are incorporated into and are a part of this Solicitation and Disclosure Statement as if fully set forth herein.

No person has been authorized to give any information or make any representation on our behalf not contained, or incorporated by reference, in this Solicitation and Disclosure Statement or the Plan and, if given or made, such information or representation must not be relied upon as having been authorized.

The delivery of this Solicitation and Disclosure Statement shall not, under any circumstances, create any implication that the information it contains (or incorporates by reference from other documents or reports), is correct as of any time subsequent to the date hereof (or the date of a document or report incorporated by reference), or that there has been no change in the information set forth herein (or in a document or report incorporated by reference) or in our affairs since the date hereof (or thereof). All statements contained in this Solicitation and Disclosure Statement are made as of the date hereof unless otherwise specified.

COMPANY INFORMATION

Our corporate headquarters are located at 2902 Enterprise Drive, Anderson, Indiana 46013. Our website is www.remyinc.com. Information on our website is not a part of this Solicitation and Disclosure Statement, except to the extent that any such information expressly is incorporated herein.

On April 2, 2007, RII filed a Form 15 with the SEC terminating its reporting obligations under the Exchange Act. As a result, certain information contained in our earlier public reports may no longer be accurate and should not be relied upon. We are not obligated to update such information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Solicitation and Disclosure Statement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the PSLRA or by the SEC in its rules, regulations and releases. Any statements set forth in this Solicitation and Disclosure Statement with regard to our expectations as to financial results and other aspects of our business may constitute forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions, and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with, (i) current or future defaults under our existing indebtedness as it pertains to our ability to complete the Solicitation, (ii) our failure to make required interest payments under our existing indebtedness and the continued effectiveness of forbearance agreements with respect to such payments during the solicitation period, (iii) future financial results and liquidity, including our continued ability to finance our operations in the normal course, (iv) various factors that may affect the value of the New Securities to be issued under the Plan, (v) our relationship with and payment terms provided by our trade creditors, (vi) additional financing requirements post-restructuring, (vii) the results of renegotiating certain key commercial agreements, (viii) future dispositions and acquisitions, (ix) our ability to continue to develop new products and services, (x) the effect of competitive products or pricing by our competitors, (xi) the rising costs of commodities, raw materials, and component parts, (xii) our ability to account for the impact of supply chain cost management initiatives, (xiii) our proposed restructuring and the costs associated therewith, (xiv) enterprise resource planning implementation risks, (xv) the amount of customs duty claims, litigation uncertainties and warranty claims, (xvi) the effects of conditions in the automotive industry on us and our operations, (xvii) foreign currency fluctuations, (xviii) costs related to resourcing and outsourcing products, (xix) the Rights Offering and the mechanics and commitments associated therewith, (xx) the continued effectiveness of material restructuring agreements, including the Plan Support Agreement, the Backstop Commitment Agreement and the DIP/Exit Commitment Letter, (xxi) our ability to obtain relief from the Bankruptcy Court in order to facilitate our ability to operate smoothly under chapter 11, (xxii) the confirmation and consummation of the Plan and (xxiii) each of the other risks identified in Article II “RISK FACTORS.” Due to these uncertainties, we cannot assure readers that any forward-looking statements will prove to be correct. We are under no obligation to (and expressly disclaim any obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise; provided, however, we may be required to update or otherwise modify the information contained herein in order to comply with certain provisions of the Bankruptcy Code governing the solicitation of votes for acceptance of the Plan.

There may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed in this Solicitation and Disclosure Statement under “Risk Factors,” as well as any cautionary language contained in this Solicitation and Disclosure Statement, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements. Impaired Noteholders should be aware that the occurrence of the events described in these risk factors and elsewhere in this Solicitation and Disclosure Statement could have a material adverse effect on our business, operating results and financial condition.

SUMMARY OF THE SOLICITATION AND PLAN

This summary does not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included elsewhere in this Solicitation and Disclosure Statement and in the accompanying Plan.

Background Information:	The Plan Support Agreement comprises an initial agreement that was entered into on June 15, 2007, and a series of amendments thereafter, including a final amendment dated August 1, 2007. We intend to effectuate the proposed financial restructuring through a prepackaged plan of reorganization (referred to herein as the Plan) in the Chapter 11 Cases.

Six Impaired Noteholders, who, as of June 15, 2007, together held approximately 83% of the outstanding principal amount of the Senior Notes and six Impaired Noteholders, who, as of June 15, 2007, together held approximately 80% of the outstanding principal amount of the Subordinated Notes, entered into the Plan Support Agreement and agreed, subject to the terms of the Plan Support Agreement, to vote to accept the Plan. We expect to commence the Chapter 11 Cases as soon as practicable after the Voting Deadline if we obtain the requisite number of votes for the Plan from Impaired Noteholders who submit votes. The Bankruptcy Code requires acceptance by creditors in each of Class 6 and Class 7 that hold at least two-thirds in dollar amount and a majority in number of allowed claims in their Class, in both cases counting only those claims actually voting to accept or reject the Plan. If such required votes are not obtained from the Impaired Noteholders, we may commence the Chapter 11 Cases and seek to “cram down” unconsenting creditors pursuant to section 1129(b) of the Bankruptcy Code. See Article XV. “CONFIRMATION.”

The Solicitation:	We are soliciting votes to accept or reject the Plan from beneficial owners (or their legal representatives or nominees) of Senior Notes and Subordinated Notes. See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS — Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Record Date:	Only Impaired Noteholders that are beneficial owners (or their legal representatives or nominees) as of the Voting Record Date, which has been set as the close of business on August 29, 2007, will be entitled to vote on the Plan. We reserve the right to establish a later Voting Record Date in the event that we decide to extend the Voting Deadline. See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS — Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Deadline; Extension; Termination; Amendments:	The Voting Deadline is 5:00 p.m., Eastern Time, on October 1, 2007. If the Voting Deadline is extended, the term Voting Deadline will mean the latest time and date as to which the Solicitation is extended. Any extension of the Voting Deadline, which the Debtors reserve the right to do subject to any consents required by the Plan Support Agreement, will be followed as promptly as practicable by notice of the extension by press release or other public announcement. See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS—Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Procedures:	If you are a beneficial owner (or the legal representative of a beneficial owner) of Senior Notes or Subordinated Notes as of the Voting Record Date, you should deliver a properly completed Ballot to the Voting Agent or your Nominee, as applicable. In the event that you deliver a Ballot to a Nominee, your Nominee will be required to complete and submit a Master Ballot to the Voting Agent, on or before the Voting Deadline. Ballots submitted directly to the Voting Agent by registered Holders must also be received on or before the Voting Deadline. See Article I. “VOTING PROCEDURES AND REQUIREMENTS.”

Revocation or Withdrawal of Ballots:	Except with respect to a Plan Support Party, upon the expiration or termination of this Solicitation, Impaired Noteholders and Nominees may not revoke or withdraw their Ballots and Master Ballots; provided, however, that prior to the expiration or termination of this Solicitation, Impaired Noteholders may withdraw any votes cast even if such votes have been delivered to the Voting Agent. The rights and limitations of the Plan Support Parties with respect to revocation or withdrawal of a Ballot are governed by the Plan Support Agreement. See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS—Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Agent:	We have retained FBG as Voting Agent in connection with this Solicitation. Deliveries of Master Ballots and Ballots should be directed to FBG at the address set forth on the back cover page of this Solicitation and Disclosure Statement or to your Nominee, pursuant to the instructions contained in the Master Ballots and Ballots. See Article I. “VOTING PROCEDURES AND REQUIREMENTS.”

The Plan:	As a general matter, in order for the Plan to become effective and for any distributions to be made thereunder, the Plan must, among other things, be confirmed by the Bankruptcy Court. For the Plan to be confirmed, votes to approve the Plan must be received prior to the Voting Deadline from Holders of Impaired Claims that constitute (i) at least two-thirds in amount of the Claims of the Holders in each Impaired Class of Claims who actually cast votes in respect of the Plan and (ii) more than one-half in number of the Holders of each Impaired Class of Claims who actually cast votes with respect to the Plan must be received prior to the Voting Deadline, and the Plan must be confirmed by the Bankruptcy Court. See Article XV.C. “CONFIRMATION—Class Acceptance of the Plan.” The Plan may be confirmed by the Bankruptcy Court, however, so long as one Impaired Class of Claims votes to accept the Plan and the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code (as further described under Article XV.D. “CONFIRMATION—Cram Down”). The only Classes of Claims Impaired under the Plan are Class 6 – Senior Note Claims, Class 7 – Subordinated Note Claims, Class 8 – Subordinated Securities Claims and Class 9 – Equity Interests. Holders of Claims in Classes 1 through 5 are Unimpaired, and therefore are deemed to have accepted the Plan and therefore, are not entitled to vote on the Plan. Holders of Class 8 – Subordinated Securities Claims and Class 9 – RWHI Equity Interests are not entitled to receive any distributions under the Plan, and, as a result, are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan. See Article I.C. “VOTING PROCEDURES AND REQUIREMENTS—Parties Entitled to Vote on the Plan.” If the Plan is confirmed by the Bankruptcy Court:

(a)    With respect to Class 6 Holders of Allowed Senior Note Claims, such Holders will receive their Pro-Rata Share of (w) the New Third-Lien Notes, (x) the Senior Note Cash, (y) the Senior Note Preferred Shares and (z) the Senior Note Rights. Senior Note Rights shall be distributed on, or as soon as practicable after, the Subscription Commencement Date. New Third-Lien Notes and the Senior Note Cash shall be distributed on, or as soon as practicable after, the Effective Date. See Article V.D.1. “THE PLAN — CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION — Treatment of Claims and Interests — Treatment of Claims and Equity Interests.”

(b)    With respect to Class 7 Holders of Allowed Subordinated Note Claims, such Holders will receive their Pro-Rata Share of (x) Available Reorganized RII Common Stock and (y) the Subordinated Note Rights. Subordinated Note Rights shall be distributed on, or as soon as practicable after, the Subscription Commencement Date. Available Reorganized RII Common Stock shall be distributed on, or as soon as practicable after, the Effective Date. See Article V.D.1. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Treatment of Claims and Interests—Treatment of Claims and Equity Interests.”

Effectiveness of the Plan:	The Effective Date will not occur and distributions will not be made under the Plan unless the requisite votes to accept the Plan under the Bankruptcy Code have been received, the Plan has been confirmed by the Bankruptcy Court as satisfying the requirements set forth in section 1129 of the Bankruptcy Code and the other conditions to effectiveness set forth in Article VIII of the Plan have been satisfied. We cannot assure you that the requisite votes to accept the Plan under the Bankruptcy Code will be received, that the Plan will be confirmed by the Bankruptcy Court, or that the other conditions to effectiveness of the Plan will be satisfied. See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

If the Plan is confirmed by the Bankruptcy Court and becomes effective, every Holder of a Claim against or Equity Interest in the Debtors will be bound by the terms of the Plan, whether or not such Holder voted to accept the Plan. See Article XII.E. “THE PLAN—OTHER PROVISIONS—Effect of Plan Confirmation.”

Treatment of Claims and Equity Interests:	The table below summarizes each Class of Claims and Equity Interests in the Plan, the projected aggregate amount of Claims or Equity Interests comprising each Class, the treatment of each Class and the projected recoveries of each Class. The projected recoveries (if the Plan is approved) are based upon certain assumptions contained in the valuation analysis as set forth in Article IX.B. hereof and, in the case of recoveries on account of Allowed Subordinated Note Claims, are subject to dilution as a result of the implementation of the New Management Incentive Plan. See Article V.D. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Treatment of Claims and Interests.”

Class/Type of Claims or Equity Interests	Projected Claims/Equity Interests	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Unclassified – Administrative Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	Paid in full in Cash.	N/A	100%

Unclassified – Priority Tax Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	Paid in full in Cash, or treated in accordance with Bankruptcy Code section 1129(a)(9)(C).	N/A	100%

Unclassified – DIP Credit Agreement Claims	Approximately $225 million (plus accrued and unpaid interest).[2]	Paid in full in Cash.	N/A	100%

Class 1 – Secured Credit Agreement Claims	Present estimate is $0.[3]	In the event that such Claims are not paid in full out of the proceeds of the DIP Facility,[4] the Plan provides such Claims will be Paid in full in Cash.[5]	Unimpaired/ Deemed to Accept.	100%

[2]

We intend to seek authorization from the Bankruptcy Court to pay all outstanding amounts owed in connection with the Prepetition Credit Agreement out of proceeds of borrowings under the DIP Credit Agreement. The estimated amount of DIP Credit Agreement Claims is based on the assumption that such authorization will be provided by the Bankruptcy Court.

[3]

We intend to seek authorization from the Bankruptcy Court to pay all outstanding amounts owed in connection with the Prepetition Credit Agreement upon the consummation of the DIP Credit Agreement and if such authority is granted there should be no Secured Credit Agreement Claims payable under the Plan. If we do not obtain the required authorization, we estimate that Secured Credit Agreement Claims, as of the Petition Date, will total approximately $157.4 million (plus accrued and unpaid interest).

[4]

We intend to seek authorization from the Bankruptcy Court to pay all outstanding amounts owed in connection with the Prepetition Credit Agreement upon the consummation of the DIP Credit Agreement. The treatment summarized above will be provided only in the event that such authority to repay amounts outstanding under the DIP Credit Agreement is denied, or we do not otherwise repay such amounts, and the Class 1 Secured Credit Agreement Claims are not eliminated pursuant to section 3.1 of the Plan. See Article III.D.2.(a) and section 3.1 of the Plan for a more detailed discussion of the treatment of Class 1 Secured Credit Agreement Claims.

[5]

Including all unpaid principal and accrued and unpaid interest thereon at the default rate (to the extent applicable) and any prepayment penalties, make-whole payments or other similar amounts that may be due and owing thereunder.

Class/Type of Claims or Equity Interests	Projected Claims/Equity Interests	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Class 2 – Floating Rate Secured Note Claims	Approximately $125 million (plus accrued and unpaid interest).	The Plan provides such Claims will be Paid in full in Cash.[6]	Unimpaired/ Deemed to Accept.	100%

Class 3 – Other Secured Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	Reinstated pursuant to section 1124(2) of the Bankruptcy Code.	Unimpaired/ Deemed to Accept.	100%

Class 4 – Other Priority Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	Paid in full (in the ordinary course of business).	Unimpaired/ Deemed to Accept.	100%

Class 5 – General Unsecured Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	Reinstated pursuant to section 1124(2) of the Bankruptcy Code.	Unimpaired/ Deemed to Accept.	100%

Class 6 – Senior Note Claims	The Senior Note Claims shall be deemed Allowed in the aggregate, in the sum of (A) the Senior Note Principal Amount (i.e., $145 million) (and the accrued and unpaid non-default rate interest thereon through the Effective Date) plus (B) the amount of the Consent Fee (i.e., $ 10 million).	Will receive, on the Subscription Commencement Date, a Pro-Rata Share of the Senior Note Rights (to acquire up to 25,000 shares of Reorganized RII Series A Preferred Stock), and on or as soon as practicable after the Effective Date, a Pro-Rata Share of (i) the New Third- Lien Notes (i.e., $100 million in principal amount), (ii) the Senior Note Cash (i.e., approximately $65 million in cash, assuming an October 1, 2007 Petition Date) and (iii) the Senior Note Preferred Shares (i.e., up to 2,000 shares of Reorganized RII Series A Preferred Stock).	Impaired/ Entitled to Vote.	100%[7]

[6]

Including all unpaid principal and accrued and unpaid interest thereon (to the extent applicable) and any prepayment penalties, make-whole payments or other similar amounts that may be due and owing thereunder.

Class/Type of Claims or Equity Interests	Projected Claims/Equity Interests	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Class 7 – Subordinated Note Claims	Approximately $315 million (plus accrued and unpaid interest at the nondefault rates set forth in the 9 3/8% Subordinated Note Indenture and the 11% Subordinated Note Indenture, i.e., approximately $30 million assuming a Petition Date of October 1, 2007).	Will receive, on the Subscription Commencement Date, a Pro-Rata Share of the Subordinated Note Rights (i.e., to acquire up to 60,000 shares of Reorganized RII Series B Preferred Stock) and on or as soon as practicable after the Effective Date, a Pro-Rata Share of Available Reorganized RII Common Stock (i.e., 100% of the Reorganized RII Common Stock, subject to dilution with respect to the approximately 5% of such stock to be issued under the New Management Incentive Plan).	Impaired/ Entitled to Vote.	36%[8]

Class 8 – Subordinated Securities Claims	The Prospective Debtors currently are unable to estimate the amount of Claims in this Class.	No recovery.	Impaired/ Deemed to Reject/Not Entitled to Vote.	0%

Class 9 – RWHI Equity Interests	Approximately 2.5 million shares of common stock and 2.3 million shares of preferred stock.	No recovery.	Impaired Deemed to Reject/Not Entitled to Vote.	0%

[7]

In calculating the recovery to be received by Holders of Class 6 Senior Note Claims, a de minimis value has been attributed to the Subscription Rights that will be allocated to the Holders of such Claims.

[8]

In calculating the recovery to be received by Holders of Class 7 Subordinated Note Claims, a de minimis value has been attributed to the Subscription Rights that will be allocated to the Holders of such Claims. The calculation of the recovery by Holders of Class 7 Subordinated Note Claims assumes a petition date of October 1, 2007.

Distribution Date:	Other than the Subscription Rights, distributions to be made under the Plan generally will be made as of the Effective Date, or as soon as practicable thereafter. See Article XII.B.1. “THE PLAN—OTHER PROVISIONS—Provisions Governing Distributions—Date of Distributions.”

Plan Supplement:	We will file the Plan Supplement not later than ten days prior to the first date on which the Confirmation Hearing is scheduled to be held. It is anticipated that the Plan Supplement will include, among other things, forms of the Exit Facility Documents, the Reorganized RII Restricted Stock Agreements, the New Employment Agreements, the Registration Rights Agreement and the New Constituent Documents (other than the Reorganized RII Certificates of Designation). Pursuant to the Plan, each of these documents and agreements are required to be in form and substance reasonably satisfactory to certain parties specified in the Plan, including the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee. The Plan Supplement also will disclose the identity of the directors of the Reorganized Debtors, which will be selected in accordance with section 4.9 of the Plan. See Article V.E.6. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Means of Implementation of Plan— Directors and Officers of the Reorganized Debtors.”

Rights Offering and Rights Offering Backstop Commitment:	We will conduct the Rights Offering pursuant to which Holders of Senior Note Claims and Subordinated Note Claims, as of the Subscription Record Date, will be entitled to subscribe for shares of Reorganized RII Preferred Stock. We entered into the Backstop Commitment Agreement with the Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers, pursuant to which agreement the Senior Note Committed Purchasers have agreed, subject to the terms thereof, to subscribe to any Senior Note Rights not subscribed to by Holders of Senior Note Claims and the Subordinated Note Committed Purchasers have agreed, subject to the terms thereof, to subscribe to any Subordinated Note Rights not subscribed to by Holders of Subordinated Note Claims during the Rights Offering. The Rights Offering and the Backstop Commitment Agreement are more fully described herein and the Backstop Commitment Agreement is attached hereto as Exhibit C. See Article VI. “RIGHTS OFFERING.”

Subscription Record Date:	Distributions of Subscription Rights will be made to Holders of Claims in Classes 6 and 7 as of the Subscription Record Date. See Article VI.C. “RIGHTS OFFERING—Issuance of Subscription Rights.”

Reorganized RII Certificate of Incorporation:	The Reorganized RII Certificate of Incorporation will include provisions governing, inter alia: (i) information that must be provided to shareholders; (ii) the composition of the Reorganized RII Board of Directors; (iii) certain matters that will require supermajority approval of shareholders; (iv) certain matters that will require approval by specified major shareholders; (v) restrictions on the transfer of Reorganized RII Common Stock; (vi) “tag along” and “drag along” rights and (vii) shareholder preemptive rights. The Reorganized RII Certificate of Incorporation will be in substantially the form attached hereto as Exhibit D. See Article VII.E.3 “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Reorganized RII Stock and Certificate of Incorporation—Description of Reorganized RII Certificate of Incorporation.”

Board of Directors:	Section 4.9 of the Plan provides that the initial Reorganized RII Board of Directors will be composed of seven directors, two selected by the members of the Steering Committee who are Holders of Subordinated Note Claims (based upon the holdings of such noteholders), one selected by the Senior Note Committed Purchasers, three selected by the Requisite Subordinated Note Committed Purchasers, and the initial chief executive officer of Reorganized RII. See Article V.E.6. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Means of Implementation of Plan—Directors and Officers of the Reorganized Debtors.”

Non-Reporting Status:	The Plan contemplates that Reorganized RII will NOT be a reporting issuer under the Exchange Act nor will shares of Reorganized RII Common Stock be registered under the Securities Act or Exchange Act immediately following the Effective Date.

Registration Rights Agreement:	On, or as soon as practicable after, the Effective Date, Reorganized RII will enter into the Registration Rights Agreement with each Plan Support Party and any recipient of shares of Available Reorganized RII Common Stock that, prior to the Effective Date, notifies us and counsel to the Informal Committee, in writing, that such Person desires to be a party to the Registration Rights Agreement. The Registration Rights Agreement, attached hereto as Exhibit E, will incorporate the terms identified. See Article VII.F. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Registration Rights Agreement.”

New Management Incentive Plan:	The Plan provides for the establishment of the New Management Incentive Plan consisting of: (i) an annual bonus plan; (ii) the 2010 long-term incentive cash bonus plan; and (iii) the Reorganized RII Restricted Stock Agreements. The New Management Incentive Plan will become effective as of the Effective Date. Issuances of Reorganized RII Common Stock pursuant to the Reorganized RII Restricted Stock Agreements, will dilute the Reorganized RII Common Stock ownership percentages received by Holders of Subordinated Note Claims under the Plan. Forms and term sheets outlining the details of the New Management Incentive Plan are contained in Exhibit F. See Article VII.G. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Management Incentive Plan and the New Employment Agreements.”

New Third-Lien Notes:	The New Third-Lien Notes will be issued in an aggregate principal amount of $100 million. The New Third-Lien Notes will have a seven-year term (commencing on the Effective Date). Interest will accrue at a rate of LIBOR + 9.5% per annum in the event that interest payments are paid in cash, and at a rate of LIBOR + 12% per annum in the event that interest payments are paid in kind, as more fully described herein. A description of the key terms of the New Third-Lien Notes is attached hereto as Exhibit G. See Article VII.C. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Third-Lien Notes.”

Intercreditor Agreement:	The respective rights and priority, with respect to both payment and security interests, of the holders of New Third-Lien Notes vis-a-vis the holders of debt under the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility will be governed by an intercreditor agreement that will be substantially in the form of the Intercreditor Agreement attached hereto as Exhibit H. A description of the Intercreditor Agreement is contained in the description of the New-Third Lien Notes attached hereto as Exhibit G.

Debtor-in- Possession and Exit Financing:	On July 30, 2007, we entered into the original DIP/Exit Commitment Letter and on August 29, 2007 we entered into an amendment to the DIP/Exit Commitment Letter. A copy of the DIP/Exit Commitment Letter is attached hereto as Exhibit I. The proceeds from the DIP Credit Agreement may be used to repay amounts owed under the Prepetition Credit Agreement (if authorized by the Bankruptcy Court) and for working capital and other general corporate purposes of the Debtors during the Chapter 11 Cases. The terms of the DIP Facility are described in Article XIV.A. hereof. The proceeds from the Exit Facility will be used to repay the amounts borrowed under the DIP Credit Agreement, fund certain of the cash distributions under the Plan and for general corporate purposes. The terms of the Exit Facility are described in Article VII hereof. See Article XIV.A. The DIP/Exit Fee Letter includes customary “market flex” provisions which permit Barclays Capital, subject to certain limitations, to adjust the terms and conditions, pricing and/or structure of the DIP Facility and the Exit Facility if Barclays Capital reasonably determines that such changes are necessary to facilitate the successful syndication of the DIP Facility or the Exit Facility. If Barclays Capital exercises its rights pursuant to this provision, the final terms and conditions, pricing and structure of the DIP Facility or the Exit Facility (including the terms and conditions of the Intercreditor Agreement) may differ from those indicated herein. “THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS—Proposed Debtor in Possession Financing” and Article VII.B. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Exit Financing.”

Releases:	In consideration for the contributions of certain parties to the Chapter 11 Cases, the Plan provides for certain waivers, exculpations, releases and injunctions. See Article XII.E.3. “THE PLAN—OTHER PROVISIONS—Effect of Plan Confirmation—Releases.”

Certain U.S. Federal Income Tax Consequences:	For a summary of certain U.S. federal income tax consequences of this Solicitation to Impaired Noteholders, see Article XIII. “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.”

Risk Factors:	Prior to deciding whether and how to vote on the Plan, each Holder of Senior Note Claims and Subordinated Note Claims should consider carefully all of the information in this Solicitation and Disclosure Statement, especially the “Risk Factors” described in Article II hereof. See Article II. “RISK FACTORS.”

The foregoing is only a brief summary of certain provisions of the Plan. You should read the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Solicitation and Disclosure Statement.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following selected consolidated historical financial data sets forth, for the periods and dates indicated, certain summary consolidated financial information of the Company. We derived the summary consolidated statements of operations information and consolidated balance sheet data as of December 31, 2002, 2003, 2004, 2005 and 2006 from our consolidated financial statements. Our financial statements for the years ended December 31, 2004, 2005 and 2006 were audited by Ernst & Young LLP, independent accountants – all other data was derived from unaudited financial statements. Financial statements for the quarters ended March 31, 2007 and June 30, 2007 and for the year ended December 31, 2006 are attached hereto as Exhibit J. Any statement contained in the financial statements attached hereto will be modified or superseded for all purposes to the extent that a statement contained in this Solicitation and Disclosure Statement (or in any other document that is subsequently made publicly available) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Solicitation and Disclosure Statement except as so modified or superseded.

	For the year ended December 31,					For the six months ended June 30,
				(unaudited)
				(dollars in thousands)
	2006	2005	2004	2003	2002	2007	2006
Statement of Operations Data:
Net sales	$1,255,546	$1,115,305	$972,424	$909,073	$873,844	$606,774	$639,303
Cost of goods sold	1,137,654	979,662	783,057	736,155	722,853	529,852	553,084
Cost of goods sold -special charges	—	—	—	102,977	—	—	—

Gross Profit	117,892	135,643	189,367	69,941	150,991	76,922	86,219

Selling, general and administrative expenses	135,330	140,690	115,378	96,491	94,546	65,486	67,222
Debt restructuring expenses	—	—	—	—	—	16,441	—
Impairment charges	28,606	13,917	—	—	—	—	—
Restructuring charges	7,966	4,472	1,006	48,781	(4,375)	1,335	3,894

Operating (loss) income	(54,010)	(23,436)	72,983	(75,331)	60,820	(6,340)	15,103
Interest expense	(73,022)	(61,605)	(51,214)	(49,836)	(41,136)	(41,119)	(35,718)
Loss on early extinguishment of debt	—	—	(7,939)	—	—	—	—

Loss from continuing operations before income taxes, minority interest and income from unconsolidated subsidiaries	(127,032)	(85,041)	13,830	(125,167)	19,684	(47,459)	(20,615)

Income tax expense	(127)	(13,154)	(5,289)	(36,648)	(8,158)	(4,188)	(3,273)
Minority interest and income from unconsolidated subsidiaries	(3,809)	(219)	(1,313)	(8,172)	(7,269)	(359)	(195)

Net (loss) income from continuing operations	(130,968)	(98,414)	7,228	(169,987)	4,257	(52,006)	(24,083)
Net income (loss) from discontinued operations, net of tax	8,451	1,430	49,196	(16,636)	(62,618)	96,288	5,688

Net loss	$(122,517)	$(96,984)	$56,424	$(186,623)	$(58,361)	$44,282	$(18,395)

Other Financial Data:
Adjusted EBITDAR (1)	$16,150	$22,302	$95,904	$97,847	$80,175	$27,289	$34,145
Depreciation and amortization	33,588	27,349	21,915	21,420	23,729	15,853	15,148
Capital expenditures	$18,066	$37,805	$23,816	$14,488	$16,657	$6,376	$8,090

			(unaudited)
Balance Sheet Data:
Current assets	$517,824	$512,181	$488,110	$480,958	$585,195	$492,408	$561,858
Total assets	842,828	871,175	756,018	723,979	852,820	806,417	921,636
Current debt (2)	758,003	27,501	22,890	31,397	30,189	749,258	27,683
Current liabilities	1,161,784	366,266	301,085	343,300	280,278	1,090,112	409,227
Long-term debt	17,649	714,181	610,330	593,003	596,282	15,689	735,047
Other non-current liabilities	40,690	50,030	4,971	6,931	7,982	35,126	44,992
Stock holders deficit	$(414,946)	$(304,311)	$(202,601)	$(575,998)	$(356,739)	$(369,266)	$(315,884)

(1)	EBITDAR is defined as net income from continuing operations before interest expense, income taxes, minority interest, loss from unconsolidated subsidiaries, cumulative effect of change in accounting principle, depreciation, amortization, restructuring and special charges in 2003. Significant adjustments had an unfavorable impact on EBITDAR of $27.7 million and $22.6 million for the years ended December 31, 2006 and 2005, respectively, and a favorable impact of $2.5 million and $0.7 million for the six months ended June 30, 2007 and 2006, respectively. Adjusted EBITDAR is presented herein because we believe it is a useful supplement for both us and our investors to net income (loss) and cash provided by (used in) operating activities in evaluating the operating performance of the Company as a whole and in understanding cash flow generated by operations that are available for debt service and capital expenditures. However, EBITDAR does not represent net income (loss) provided by (used in) operating activities as defined by GAAP. Accordingly, adjusted EBITDAR should not be construed as an alternative to net income (loss), cash provided by (used in) operating activities or other measures as determined in accordance with GAAP as an indication of our operating performance or as a measure of our liquidity. Moreover, adjusted EBITDAR does not necessarily indicate whether cash flows will be sufficient to fund cash needs, including debt service, and such measures as presented herein may differ from and may not be comparable to similarly titled measures used by other companies.
(2)	Certain debt was reclassified to current in December 2006.

I.	VOTING PROCEDURES AND REQUIREMENTS

The following instructions for voting to accept or reject the Plan, together with the instructions contained in the Ballot and Master Ballot, constitute the Voting Instructions. To vote on the Plan, you must be a beneficial Holder of a Class 6 Senior Note Claim or a Class 7 Subordinated Note Claim as of the Voting Record Date. To vote, you must fill out and sign a Ballot (if you are not a Nominee) or Master Ballot (if you are a Nominee) enclosed herewith.

A.	Ballots

1.	General Provisions

After carefully reviewing this Solicitation and Disclosure Statement and its exhibits, including the Plan, please indicate your acceptance or rejection of the Plan by completing the enclosed Ballot. Ballots should be returned to your Nominee or the Voting Agent as directed below.

If you do not receive a Ballot for a Claim that you believe you hold and that is in a Class that is entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Attn: Remy Ballot Processing

Tel: (646) 282-1800

2.	Special Instructions for Nominees

A Nominee should transmit a Ballot with a copy of this Solicitation and Disclosure Statement and the Plan to each beneficial owner of Impaired Notes held in the name of such Nominee as of the Voting Record Date. Each such beneficial owner should return its Ballot to its Nominee, and the Nominee should complete and submit the Master Ballot in accordance with the instructions in this Article I.A. and the Master Ballot. All Ballots must be retained by the Nominee for inspection for at least one year after the Voting Deadline. If a Nominee requires additional copies of this Solicitation and Disclosure Statement or Ballots, it should contact:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Attn: Remy Ballot Processing

Tel: (646) 282-1800

B.	Procedures for Casting and Deadlines for Voting on the Plan

If you are the Holder of a Senior Note Claim or a Subordinated Note Claim and your Senior Notes or Subordinated Notes are held by a Nominee or registered in “street name,” please complete the information requested on the Ballot, and return the Ballot to your Nominee in sufficient time for your Nominee to then forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline. To ensure your Nominee has sufficient time to cast your vote on your behalf, it is important that your Ballot be mailed or delivered to your Nominee well in advance of the Voting Deadline. Any Master Ballot received after the Voting Deadline will not be included in any calculation to determine whether the parties entitled to vote on the Plan have voted to accept or reject the Plan. When a Ballot or Master Ballot is returned indicating acceptance or rejection of the Plan, but is unsigned, illegible or incomplete, the unsigned, illegible or incomplete Ballot or Master Ballot will not be included in any calculation to determine whether the requisite parties entitled to vote on the Plan have voted to accept the Plan.

If the Senior Notes or Subordinated Notes are registered in your own name, please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed return envelope, by first class mail, courier or hand delivery, to the Voting Agent at the following address:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, NY 10017

Attn: Remy Ballot Processing

BALLOTS AND MASTER BALLOTS WILL NOT BE COUNTED IF THEY ARE RECEIVED BY THE VOTING AGENT AFTER THE VOTING DEADLINE OR ARE ILLEGIBLE, INCOMPLETE OR UNSIGNED.

If you do not wish to grant the releases contemplated by sections 9.3(b) and 9.3(c) of the Plan, you must indicate such an election by checking the appropriate box or boxes on the Ballot. If you vote in favor of the Plan and do not make such an election, you will be deemed to be a “Releasor” and/or a “CVC Releasor” for purposes of the Plan. Please refer to sections 9.3(b) and 9.3(c) of the Plan and to Article XII.E.3. hereof for details regarding the relevant release provisions.

Subject to the terms of the Plan Support Agreement, we reserve the right to terminate the Solicitation at any time prior to the Voting Deadline. Additionally, upon notice to the Holders of Senior Note Claims and Subordinated Note Claims, we reserve the right to amend this Solicitation at any time prior to the Voting Deadline; provided, however, that any such amendment is made after acquiring any and all consents required under the terms of the Plan and the Plan Support Agreement.

We also reserve the right to extend the Voting Deadline, subject to the terms of the Plan Support Agreement. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement. In the event of an extension of the Voting Deadline, we reserve the right to establish a later Voting Record Date.

Except with respect to a Plan Support Party, upon the expiration or termination of the Solicitation, Ballots and Master Ballots may not be revoked or withdrawn; provided, however, that prior to the expiration or termination of the Solicitation, Ballots and Master Ballots may be revoked or withdrawn even if such votes have been delivered to the Voting Agent. A Plan Support Party’s rights with respect to revocation or withdrawal of a Ballot are governed by the Plan Support Agreement.

At this time, we are not requesting the delivery of, and neither we, nor the Voting Agent, will accept certificates representing any Prepetition Notes or Equity Interests.

C.	Parties Entitled to Vote on the Plan

Pursuant to section 1126 of the Bankruptcy Code, each Impaired Class of Claims that is not deemed to accept or reject the Plan is entitled to vote to accept or reject the Plan. A class is “impaired” unless the legal, equitable and contractual rights of the holders of claims or interests in that class are left unaltered by a plan of reorganization or if the plan reinstates the claims or interests held by members of such class by (i) curing any defaults which exist, (ii) reinstating the maturity of such claims or interests, (iii) compensating the holders of such claims or interests for damages which result from the reasonable reliance on any contractual provision or law that allows acceleration of such claims or interests, (iv) compensating the holders (other than the debtor or an insider) of any claims arising from failure to perform a nonmonetary obligation for any actual pecuniary loss incurred by such holder as a result of such failure and (v) otherwise leaving unaltered any legal, equitable or contractual rights to which the claims or interests entitle the holders of such claims or interests.

Classes that are not impaired under a plan are conclusively presumed to accept such plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, votes are not solicited from the holders of claims or interests in classes that are not impaired.

Section 1126(g) of the Bankruptcy Code provides that a class of claims or equity interests is presumed to have rejected a plan of reorganization if such plan does not entitle the holders of claims or equity interests in such class to receive or retain any property on account of such claims or interests. Accordingly, votes are not being solicited from the holders of claims or interests in such classes.

Votes to accept the Plan are being solicited only from Impaired Classes that are not deemed to accept or reject the Plan. Holders of Claims in Class 6 and Class 7 are Impaired under the Plan, and Holders of Claims therein are the only Holders of Claims that are entitled to vote to accept or reject the Plan. No other Class of Claims or Equity Interests is entitled to vote on the Plan.

D.	Counting of Ballots and Master Ballots for Determining Acceptance of the Plan

Only those Ballots and Master Ballots (other than any Ballot or Master Ballot that is illegible, incomplete or unsigned) that are received prior to the Voting Deadline will be counted for purposes of determining whether each Impaired Class that is entitled to vote has voted to accept or reject the Plan.

Under the Bankruptcy Code, a voting class of claims is deemed to have accepted a plan if it is accepted by holders holding at least two-thirds in amount and more than one-half in number of the allowed claims in such class that vote on the plan.

THE PLAN SUPPORT PARTIES HAVE AGREED TO VOTE IN FAVOR OF THE PLAN SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE PLAN SUPPORT AGREEMENT. THE PLAN SUPPORT PARTIES HOLD APPROXIMATELY 83% OF THE DOLLAR VALUE OF CLASS 6 AND APPROXIMATELY 80% OF THE DOLLAR VALUE OF CLASS 7 CLAIMS

Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is presumed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) if there is no such law, rule or regulation, such acceptance or rejection was solicited after disclosure to such holder of “adequate information,” as defined in section 1125(a) of the Bankruptcy Code. Section 1125 of the Bankruptcy Code defines “adequate information” as information of a kind and in sufficient detail as is reasonably practicable in light of the nature and history of a company and the condition of such company’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization. In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest that has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be presumed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

We believe that this Solicitation is proper under applicable non-bankruptcy law, rules and regulations. The Prospective Debtors cannot be certain, however, that this Solicitation will be approved by the Bankruptcy Court. If such approval is not obtained, then we may have to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited. There also is a risk that confirmation of the Plan would be denied by the Bankruptcy Court and if confirmation (and subsequent consummation) does not occur by December 14, 2007 (or such later date as may be agreed to by the Plan Support Parties), the Plan Support Agreement will terminate unless the Requisite Plan Support Parties elect to waive such termination pursuant to the terms thereof. Moreover, if the DIP Facility is not closed by October 17, 2007, or if the Exit Facility is not closed by December 14, 2007, the DIP/Exit Commitment Letter will terminate, unless extended by the Exit Facility Agent.

We believe that, with respect to the Plan, all the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Solicitation and Disclosure Statement and the Plan, together with the accompanying materials, are being transmitted to the Holders of Senior Note Claims and

Subordinated Note Claims to solicit their votes to accept or reject the Plan. We believe that this Solicitation and Disclosure Statement contains sufficient information for all of the Holders of Senior Note Claims and Subordinated Note Claims to cast informed votes to accept or reject the Plan.

II.	RISK FACTORS

A.	Risks Relating to the Chapter 11 Cases

1.	General

The filing of bankruptcy petitions by the Prospective Debtors and the publicity attendant thereto may affect our businesses adversely. Any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not timely confirmed and consummated as expected.

2.	Failure to Satisfy Vote Requirement

If we obtain the requisite votes from the Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims to accept the Plan in accordance with the requirements of the Bankruptcy Code, we intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received from the Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims, we nevertheless may file petitions for relief under chapter 11 of the Bankruptcy Code. In such event, we may seek to accomplish an alternative restructuring of our capital structure and obligations. We may decide to seek consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a plan of reorganization. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to Holders of Claims as those proposed in the Plan.

3.	Method of Solicitation

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

In order to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), we are attempting to deliver this Solicitation and Disclosure Statement to all Holders of Senior Note Claims and Subordinated Note Claims as of the Voting Record Date. In that regard, we believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations. We cannot be certain, however, that our solicitation of acceptances or rejections will be approved by the Bankruptcy Court and if such approval is not obtained the confirmation of the Plan could be denied. If the Bankruptcy Court were to conclude that we did not satisfy the solicitation requirements then we may seek to resolicit votes to accept or reject the Plan or to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited. We cannot provide any assurances that such a resolicitation would be successful.

4.	Risks Associated with Resolicitation

In the event that we resolicit acceptances of the Plan from parties entitled to vote thereon, confirmation of the Plan could be delayed and possibly jeopardized. Nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time we could experience significant deterioration in our relationships with our trade vendors and major customers. Furthermore, if the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements may expire or be terminated in accordance with their terms. Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Material Restructuring Agreements.”

5.	Classification and Treatment of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Equity Interests in, the Debtors. The Bankruptcy Code also provides that the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. We believe that all Claims and Equity Interests have been appropriately classified in the Plan. We have elected to separately classify General Unsecured Claims because such Claims are largely those of trade creditors, many of whom are key suppliers of products and services essential to our operations. Accordingly, any impairment of these Claims could be detrimental to our ability to obtain essential trade credit and could substantially impair the ability of the Prospective Debtors to do business with trade creditors whose goods and services are essential. To the extent that the Bankruptcy Court determines that such classification is incorrect, the Bankruptcy Court could deny confirmation of the Plan.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. We believe that we have complied with the requirement of equal treatment. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be confirmed or consummated.

6.	Nonacceptance of the Plan—Confirmation by Nonconsensual “Cram Down”

It is possible that a Class entitled to vote on the Plan may vote against confirmation of the Plan. In the event that a Class of Claims does not vote to accept the Plan, the Bankruptcy Court nevertheless may confirm the Plan at our request pursuant to the “cram down” provisions of the Bankruptcy Code if at least one impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the acceptance of any “insider” in such Class) and, as to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such impaired class.

Although we believe that the Plan will meet such tests, we cannot assure you that the Bankruptcy Court would reach the same conclusion. Under section 1129(b)(2)(C) of the Bankruptcy Code, the condition that a plan be “fair and equitable” with respect to a class of claims includes the requirement that the holder of any claims that are junior to the claims of such class will not receive or retain under the plan on account of such junior claims any property. If, however, the Bankruptcy Court does not confirm the Plan, we may pursue one of the following alternatives: (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases or (iii) liquidation of the Prospective Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. See Article XV.F. “CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan.”

7.	Certain Risks of Nonconfirmation or Delay of Confirmation

It is possible that the Chapter 11 Cases could evolve into lengthy and contested cases, the results of which cannot be predicted.

Regardless of whether all Classes of Claims accept or are presumed to have accepted the Plan, the Plan still may not be confirmed by the Bankruptcy Court, which sits as a court of equity and may exercise substantial discretion. A nonaccepting creditor might challenge the adequacy of the disclosure, the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code. In such event, we may seek to resolicit acceptances. Nonetheless, confirmation of the Plan could be delayed and possibly jeopardized. Additionally, we cannot assure you that the Plan will not require significant modifications for confirmation, or that such modifications would not require a resolicitation of acceptances.

Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures were appropriate and the results were accurate and appropriate, the Bankruptcy Court could nevertheless decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met, including that the terms of the Plan are fair and equitable to nonaccepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any nonaccepting Classes, that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting Holders of Impaired Claims and Impaired Equity Interests will not be less than the value of distributions such Holders would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. See Article XV.E.1. “CONFIRMATION—Plan Meets Requirements for Confirmation—Best Interests of Creditors—Liquidation Analysis.” Although we believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion. See Article XV.E. “CONFIRMATION—Plan Meets Requirements for Confirmation.”

The confirmation and consummation of the Plan also are subject to certain other conditions. See Article XII.D. “THE PLAN—OTHER PROVISIONS—Conditions Precedent to Confirmation and Effective Date of the Plan.” No assurance can be given that these conditions will be satisfied or, if not satisfied, that we could or would waive such conditions, or that any required consent to such waiver including potentially from the Steering Committee would be obtained.

If the Plan is not confirmed in a timely manner, it is unclear whether the transactions contemplated thereby could be implemented and what Holders of Claims and Equity Interests would ultimately receive in respect of their Claims and Equity Interests. If an alternative plan of reorganization could not be agreed to, it is possible that we would have to liquidate our assets, in which case it is likely that Holders of Claims and Equity Interests would receive less than they would have received pursuant to the Plan. See Article XV.F.1. “CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan—Liquidation Under Chapter 7 or Chapter 11.” Moreover, nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time we could experience significant deterioration in our relationships with our trade vendors and major customers. Furthermore, if the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements may expire or be terminated in accordance with their terms. Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Material Restructuring Agreements.”

8.	Alternatives to Confirmation and Consummation of the Plan

There can be no assurance that the Plan will be confirmed or consummated. If we commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases and (iii) liquidation of the Prospective Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. We believe the Plan is significantly more attractive than these alternatives because we believe, among other things, that it will minimize disputes concerning our reorganization, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to our business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code.

9.	Risk of Nonoccurrence of the Effective Date

Although we believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing. The effectiveness of the Plan is subject to a number of conditions precedent, as outlined in section 8.2 of the Plan, and there can be no assurance that all such conditions will occur (or be waived in accordance with the terms of the Plan). If, for this or any other reason, the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements may expire or be terminated in accordance with their terms. Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Material Restructuring Agreements.”

10.	Termination Rights Under Material Restructuring Agreements

Our ability to consummate the transactions contemplated by the Plan is conditioned upon, among other things, satisfaction of the terms contained in each of the Plan Support Agreement, the DIP/Exit Commitment Letter, the GM Agreements, the Backstop Commitment Agreement and the CVC Settlement Agreement. Each of these agreements contains certain closing conditions and termination rights. As discussed in Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases,” there are several risks that, if realized, could have the effect of extending the chapter 11 proceeding beyond the anticipated timeline. If this happens, the termination rights may be triggered.

•	Plan Support Agreement

The Plan Support Parties are entitled to terminate the Plan Support Agreement if, among other things, (a)(i) the solicitation of votes to accept or reject the Plan is not concluded by October 12, 2007, (ii) we fail to commence the Chapter 11 Cases prior to October 17, 2007, or (iii) the Effective Date does not occur prior to December 14, 2007, as such dates may be extended by the Requisite Plan Support Parties, (b) a material adverse effect with respect to the Prospective Debtors or their businesses occurs, (c) we materially breach the terms of the Plan Support Agreement or (d) the GM Agreements and the CVC Settlement Agreement fail to become effective by the Effective Date.

•	DIP/Exit Commitment Letter

The commitments under the DIP/Exit Commitment Letter will terminate, unless extended by the Exit Facility Agent, if the closing of the DIP Facility has not occurred on or before October 17, 2007. Assuming such closing does occur prior to such date, the remaining commitments with respect to the Exit Facility will terminate on December 14, 2007, unless the closing of the Exit Facility has occurred prior to such date.

•	GM Agreements

Assuming all conditions precedent have been satisfied, the GM Agreements will become effective upon the Effective Date. In the event that the Effective Date has not occurred on or before December 31, 2007, the GM Agreements will terminate, unless the parties to the GM Agreements extend such date in writing. Upon such termination, however, any existing purchase orders will remain in effect.

•	CVC Settlement Agreement

Court Square has the ability to terminate the CVC Settlement Agreement if, among other things, (i) the Plan is inconsistent with the terms of the CVC Settlement Agreement, (ii) the Bankruptcy Court does not approve the assumption of the CVC Settlement Agreement within a specified period of time or (iii) if certain provisions of the CVC Settlement Agreement are severed, disallowed, modified, amended, withdrawn, or deemed invalid or unenforceable. In the event of such a termination, CVCEP LP (or the other Court Square parties) could sell their RWHI equity securities or, if we do not emerge from bankruptcy during the 2007 calendar year, claim a worthless stock deduction and thereby cause an ownership change with respect to us under section 382 of the Tax Code prior to the Effective Date. Such an ownership change effectively would eliminate our ability to use our existing NOLs to offset future income of Reorganized RII.

•	Backstop Commitment Agreement

The Committed Purchasers’ obligations under the Backstop Commitment Agreement are subject to the satisfaction of certain conditions precedent, including those relating to the nonoccurrence of a “material adverse effect” (with respect to the Prospective Debtors’ business, as defined in the Backstop Commitment Agreement). See Article VI.F. “RIGHTS OFFERING—Backstop Commitment Agreement.” Some of these conditions are not within our control. If we are not able to satisfy the conditions, the Committed Purchasers may be unwilling to waive the conditions and would no longer be obligated to purchase shares of Reorganized RII Preferred Stock. If this happens, we may not be able to raise the proceeds necessary to fund our cash obligations under the Plan, and the Plan will not become effective. See Article II.A.9. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Risk of Nonoccurrence of the Effective Date.”

11.	Failure to Close the Exit Facility or to Successfully Complete the Rights Offering

One of the conditions to the effectiveness of the Plan is the execution and delivery of all material documents and agreements necessary to implement the terms of the Plan, including with respect to the availability to the Debtors of the Exit Facility in an amount not less than $330 million and the successful completion of the Rights Offering.

The proceeds of the Exit Facility may not be made available to us if the Exit Facility Agent asserts that a material adverse change has occurred. Furthermore, the DIP/Exit Fee Letter includes customary “market flex” provisions which permit Barclays Capital, subject to certain limitations, to adjust the terms and conditions, pricing and/or structure of the Facilities if Barclays Capital reasonably determines that such changes are necessary to facilitate the successful syndication of the Facilities. If Barclays Capital exercises its rights pursuant to this provision, the final terms and conditions, pricing and structure of the Facilities (including the terms and conditions of the Intercreditor Agreement) may differ from those indicated in this Solicitation and Disclosure Statement. The Plan, however, provides that the Exit Facility Documents must be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee. Therefore if the

market flex provisions of the DIP/Exit Fee Letter are asserted but one or more of these parties does not consent to the final terms of the Exit Facility, we may be unable to close the Exit Facility. Furthermore, the Plan provides that it is a condition to the effectiveness of the Plan that, if and to the extent that the terms of the Intercreditor Agreement differ in any material respect from the form of such agreement attached hereto as Exhibit H, the reasonable consent of the Requisite Senior Note Plan Support Parties with respect to such differing terms must be obtained. In the event such consent is required but not obtained, we may be unable to close the Exit Facility.

In addition, the Backstop Commitment Agreement also contains a provision that would permit the Committed Purchasers to terminate their commitment thereunder upon the occurrence of a Material Adverse Effect (as defined therein) with respect to the Prospective Debtors’ business.

If, for these or any other reasons, we are unable to obtain our credit facility, or to complete the Rights Offering, we would be unable to consummate the Plan. See Article XV.F. “CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan.”

12.	Availability of the DIP Facility and the Exit Facility

The DIP/Exit Commitment Letter provides for a number of conditions precedent to the DIP Facility including financial covenants relating to (i) RII’s consolidated senior secured debt to EBITDA ratio, (ii) EBITDA for the last twelve-month period tested as at the closing date of the DIP Facility and (iii) minimum liquidity requirements. To the extent that there is deterioration in our financial condition prior to the funding of the DIP Facility, we may not satisfy these or other conditions and the DIP Facility may not be made available to us. See Article XIV.A. “THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS—Proposed Debtor in Possession Financing.” The DIP/Exit Commitment Letter also provides for a number of conditions precedent to the Exit Facility including financial covenants relating to (i) RII’s consolidated senior secured debt to EBITDA ratio, (ii) EBITDA for the last twelvemonth period tested as at the closing date of the Exit Facility and (iii) minimum liquidity. To the extent that there is deterioration in our financial condition prior to the funding of the Exit Facility, we may not satisfy these or other conditions and there can be no assurance that the Exit Facility will be made available to us. See Article VII.B. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Exit Financing.”

13.	Inability to Assume Certain Contracts

The Plan provides for the assumption of all our executory contracts, and substantially all of our unexpired leases (with certain exceptions as set forth therein). We intend to seek authority to reject certain nonexpired real property leases and other agreements. Our intention is to preserve as much of the benefit of our existing contracts as possible. Certain limited classes of executory contracts, however, may not be assumed without the consent of the counterparty. In these cases, we would need to obtain the consent of the counterparty to maintain the benefit of the contract. There is no guarantee that such consent would be forthcoming or that material conditions would not be attached to any such consent that would make assuming such contracts unreasonable. We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them. We may attempt to pass through to the Reorganized Debtors any and all licenses in respect of patents, trademarks, copyright or other intellectual property which cannot otherwise be assumed pursuant to section 365(c) of the Bankruptcy Code. The counterparty to any contract that we seek to pass through may object to our attempt to pass through the contract and seek to require us to reject the contract or seek approval of the Bankruptcy Court to terminate the contract. If the counterparty prevailed with respect to such action, we could lose the benefit of the contract, which could harm our business.

B.	Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization

1.	Capital Requirements

The Reorganized Debtors’ business is expected to have substantial capital expenditure needs. Although the Plan reduces our debt obligations, we will remain highly leveraged, and our ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

2.	Variances From Projections

A fundamental premise of the Plan is that it restructures our indebtedness to reasonable levels consistent with our business plan, as reflected in the Projections. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors and their subsidiaries, some of which may not occur. Such assumptions include, among others, assumptions concerning the general economy, our ability to make necessary capital expenditures, our ability to manage costs and achieve cost reductions, our ability to establish market strength, the performance of OEMs and other major customers, consumer purchasing trends and preferences, the ability to stabilize and grow our sales base and control future operating expenses and other risk factors described below. We believe that the assumptions underlying the Projections are reasonable. Unanticipated events and circumstances occurring subsequent to the preparation of the Projections, however, may affect our actual financial results. Additionally, upon the Effective Date, Reorganized RII will have new directors who may elect not to pursue the same business plan that underlies the Projections. The actual results achieved throughout the Projection Period, therefore, necessarily will vary from the projected results, and such variations may be material and adverse. Accordingly, Holders of Claims and Equity Interests and other interested parties are cautioned not to place undue reliance on the Projections.

3.	Recovery Percentages May Differ From Estimates

Moreover, the estimated percentage recovery by Holders of Senior Note Claims and Subordinated Note Claims is based upon estimated values of the New Third-Lien Notes, the Reorganized RII Preferred Stock and the Reorganized RII Common Stock. Given that the market and economic conditions upon which such values are based are beyond our control, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse. See “SUMMARY OF THE SOLICITATION AND PLAN.”

4.	Lack of Trading Market for New Securities and Restrictions on Transfer of New Securities

The New Securities will be new issues with no established trading market or prior trading history. There can be no assurance regarding the future development of a market for the New Securities, the ability of holders thereof to sell their New Securities or the price for which such holders may be able to sell such New Securities. If a market were to develop, the New Securities could trade at prices lower than their initial values under the Plan. The trading prices of the New Securities will depend on many factors, including factors beyond our control. Furthermore, the liquidity of, and trading market for, the New Securities may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in our financial condition or results of operations.

The Reorganized RII Common Stock also will be subject to substantial restrictions on transfer contained in the Reorganized RII Constituent Documents (see the description of the proposed transfer restrictions contained in Exhibit D hereto). Consequently, any Holder of the Reorganized RII Common Stock may have to bear the economic risk associated with such stock for an indefinite period of time.

We do not intend to register the New Securities under the Securities Act until required under the Registration Rights Agreement, or to list the Reorganized RII Preferred Stock and the Reorganized RII Common Stock on any securities exchange. Holders of New Securities should not expect to receive reports or financial statements from us except to the extent required by the Reorganized RII Constituent Documents or the New Third-Lien Note Indenture, or to the extent voluntarily provided.

Furthermore, recipients of Subscription Rights may not sell, assign or otherwise transfer their Subscription Rights. Because the Subscription Rights are non-transferable, there will not be a market for the Subscription Rights.

5.	Dividends on New Securities

We do not anticipate that we will generate sufficient net profits to pay cash dividends on account of the Reorganized RII Common Stock for the foreseeable future. In addition, provisions in the Exit Facility Documents and the New Third-Lien Note Indenture may limit our ability to pay dividends. The terms of the Reorganized RII Preferred Stock provide that dividends will be paid-in-kind rather than in cash and subsequently paid in cash under certain conditions. The terms of the Reorganized RII Preferred Stock also provide that cash dividends in connection with a partial redemption of the shares of the Reorganized RII Preferred Stock would go to decrease the accrued liquidation preference of such preferred stock.

6.	Ownership of Voting Stock

After the Effective Date, we anticipate that the voting shares of Reorganized RII may become concentrated in a small number of holders. As a result, and pursuant to the terms of the Reorganized RII Certificate of Incorporation, these stockholders will have significant voting power, and such holders may exercise any resulting voting power in their own interests and not necessarily in the interests of other stakeholders of Reorganized RII.

The extent of ownership by these stockholders also may discourage a potential acquiror from making an offer to acquire the Company. An offer to acquire the Company also could be made less likely if capitalized interest on the New Third-Lien Notes and the accrued liquidation preference with respect to the Reorganized RII Preferred Stock are sufficiently large that they limit the value remaining for holders of Reorganized RII Common Stock. Reduced likelihood of an acquisition could reduce the value of certain of the New Securities.

7.	Ranking of Reorganized RII Stock

Reorganized RII Preferred Stock will rank junior to all of our liabilities. In the event of a subsequent bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations on Reorganized RII Preferred Stock, including any payments that we may be required to make on account of the Reorganized RII Preferred Stock liquidation preference, only after all of our indebtedness and other liabilities have been paid. Consequently, if we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets remaining to pay amounts due on the Reorganized RII Preferred Stock then issued and outstanding. In addition, we may in the future incur substantial amounts of additional debt and other obligations that will rank senior to Reorganized RII Preferred Stock, including debt that accrues as a result of the payment-in-kind of interest on account of the New Third-Lien Notes.

Reorganized RII Common Stock also will rank junior to all of our existing and future liabilities and to the Reorganized RII Preferred Stock, and will be subject to the risks described above. In addition, in the event of a subsequent bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations on Reorganized RII Common Stock only after all of our indebtedness and other liabilities have been paid and after the Reorganized RII Preferred Stock liquidation preference (which will include any dividends that have accrued thereon but remain unpaid) has been paid.

8.	Tax Treatment of Reorganized RII Preferred Stock

We intend to take the position that the accrual of an undeclared dividend on the Reorganized RII Preferred Stock does not result in a constructive distribution under section 305(c) of the Tax Code and that, as a result, dividends on the Reorganized RII Preferred Stock would not be includible in the gross income of a holder until declared and paid. The IRS might disagree with this treatment and assert that the accrual of an undeclared dividend on the Reorganized RII Preferred Stock results in a constructive distribution (or series of constructive distributions) under section 305(c) of the Tax Code. If the IRS were to be successful in such an assertion, holders of Reorganized RII Preferred Stock would be required to include accrued dividends on the Reorganized RII Preferred Stock in income currently, regardless of whether such dividends were paid currently.

C.	Risks Relating to the Company

1.	Leverage and Debt Service

We are highly leveraged and will remain so even if the Plan is confirmed and the transactions contemplated thereunder are consummated. Our high levels of indebtedness could have important consequences, including:

(a)	requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

(b)	increasing our vulnerability to adverse general economic or industry conditions;

(c)	limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

(d)	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, general corporate purposes or other purposes;

(e)	placing us at a competitive disadvantage to our competitors who are not as highly leveraged; or

(f)	triggering an event of default under the Exit Facility or the New Third-Lien Notes Indenture if we fail to comply with the financial and other restrictive covenants contained therein.

In order to adequately service our indebtedness, we will require a significant amount of cash. Our future cash flow may not be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as a further refinancing or restructuring of our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. These actions may not be implemented on a timely basis or on satisfactory terms or at all, and may not enable us to continue to satisfy our capital requirements. Restrictive covenants in our indebtedness may prohibit us from adopting any of these alternatives (with the failure to comply with these covenants resulting in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness). We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments of those debt instruments. To the extent that interest on the New Third-Lien Notes is paid-in-kind rather than in cash, our leverage will continue to increase, which could further exacerbate the risks described above.

2.	Floating Rate Indebtedness

Our new Exit Facility and the New Third-Lien Notes will bear interest at floating rates, which may adversely affect our cash flow and liquidity. If there is a rise in interest rates, our debt service obligations on the borrowings under the Exit Facility and the amounts owed in connection with the New Third-Lien Notes would increase even though the principal amount of our indebtedness remained the same. We cannot assure you that we will be able to limit our exposure to such rate fluctuations by entering into an interest rate hedging agreement on favorable terms, or at all, in the future.

3.	Prepetition Credit Agreement, Receivables Financing and Liquidity

To address certain defaults under the Prepetition Credit Agreement, including the cross-default resulting from the non-payment of required interest under the Senior Notes and the Subordinated Notes, we have entered into the Limited Waivers, including, most recently, the July 31 Waiver, with the Prepetition Revolving Lenders. We also have entered into the June 20 Waiver with the Prepetition Revolving Lenders to address certain defaults in connection with the consummation of the sale of certain assets of Remy Reman, L.L.C. relating to our starter and alternator remanufacturing business and our use of the proceeds arising therefrom and from the post-closing adjustments for the sale of certain assets of Western Reman Industrial, Inc. (f/k/a Franklin Power Products, Inc.) and International Fuel Systems, Inc. Pursuant to the terms of the Limited Waivers, the Prepetition Revolving Lenders have agreed to permit us to continue to access funds otherwise available under the Prepetition Revolver. These waivers provide continued access to the Prepetition Revolver only until September 17, 2007 (or such time as a previously unwaived default occurs). There can be no assurance that the Prepetition Revolving Lenders will extend this date.

Our liquidity generally depends on cash provided by operating activities and the Prepetition Revolver. Our ability to continue as a going concern during the Solicitation Period depends, among other things, on (i) our ability to maintain adequate cash on hand; (ii) our ability to generate cash from operations; and (iii) the duration and outcome of the Solicitation. In conjunction with our advisors, we are working to design and implement strategies to provide adequate liquidity. There can be no assurance, however, as to the success of such efforts.

We have in place certain factoring arrangements with: (i) SunTrust Bank and (ii) BB&T. Under these arrangements, SunTrust and BB&T may purchase (but are under no obligation to do so) certain receivables owed to us, and we are not obligated to sell any such receivables. SunTrust and BB&T could cease at any time and there can therefore be no assurance with respect to our ability to raise capital through such arrangements.

4.	Enforcement of Defaults by Entities Not Party to the Plan Support Agreement

The Plan Support Agreement can be terminated prior to the commencement of the Chapter 11 Cases if, among other things, (i) Holders of the Prepetition Notes accelerate indebtedness in excess of $10 million as a result of a default under the Prepetition Indentures governing such notes or (ii) Holders of more than 25% of the face amount of any issuance of

Prepetition Notes initiate any action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes. Although Holders of a substantial proportion of the outstanding principal amount of Impaired Notes are party to the Plan Support Agreement, it is possible that these termination events could be triggered by actions of Holders who have not agreed to the Plan Support Agreement, in particular, the Holders of the Floating Rate Secured Notes.

5.	Treatment of Trade Vendors and Other Unsecured Claims in the Chapter 11 Cases and Risk of Failure to Obtain Authority to Pay Their Claims in the Ordinary Course of Business

In response to concerns of a prospective insolvency proceeding, certain of our vendors recently have contracted their trade terms with us (i.e., shortened payment terms). When taken as a whole, the contraction of trade support has thus far been manageable and at a level that continues to allow us to operate our businesses. We believe that our ability to continue to receive significant levels of trade support following the Petition Date will require that we obtain a “first day order” from the Bankruptcy Court authorizing us to continue to pay trade vendors and other unsecured creditors in the ordinary course of business, including obligations which arise prior to the filing of the Chapter 11 Cases. Although we believe that ample precedent exists for obtaining such an order in chapter 11 cases such as ours, there can be no assurance that the Bankruptcy Court will grant the order or that trade support will not further erode.

Irrespective of whether we are able to obtain such an order, the Plan provides that Holders of General Unsecured Claims will be Unimpaired. Thus even if such an order is not obtained, General Unsecured Claims will be paid on the later of (x) the Effective Date, (y) the date on which the claim becomes Allowed, and (z) such later date as may be mutually agreed by the Holder of the claim, the Steering Committee and us. As a result, no General Unsecured Claims will be restructured or otherwise reduced in connection with the Plan (although certain Claims arising on account of the rejection of real property leases will be “statutorily impaired” pursuant to section 502(b)(6) of the Bankruptcy Code).

There will be no Claims bar date established in connection with the Plan, however, and in the absence of a bar date, there will be uncertainty with respect to the overall liabilities of the Reorganized Debtors because there will be no requirement for Holders of General Unsecured Claims to identify the nature and amount of their Claims by timely Filing a proof of claim. If we had elected to pursue an alternative plan of reorganization in which General Unsecured Claims were Impaired, the amount of indebtedness with respect to such Claims could have been reduced, and the total liabilities of the Reorganized Debtors would be more clear. We believe, however, that the Plan is a superior alternative to any alternative plan of reorganization which would Impair the Holders of General Unsecured Claims because: (i) a large number of the Holders of General Unsecured Claims are key suppliers of products and services used by the Company and any Impairment of these Claims could be detrimental to our ability to obtain essential trade credit and could substantially impair our ability to do business with trade creditors whose goods and services are essential and (ii) we believe the Plan can be consummated on a more expeditious and significantly less contentious and costly basis if General Unsecured Claims are Unimpaired than if such Claims were to be Impaired.

6.	Competition

The markets in which we operate are highly competitive. Competition in the automotive parts market is based primarily on customer relationships and product performance characteristics, such as quality, reliability and price. Our ability to be an effective competitor will depend on our competitiveness on the basis of these characteristics. We also will depend on our success in developing new and enhanced products for our customers. Although we have broad product lines and are continually developing new and enhanced products, our current customers may not continue to purchase our products, and we may not be successful in preventing customers from seeking alternative suppliers.

Furthermore, we cannot be sure that we will be able to compete successfully in the markets in which we operate. Some of our competitors in the OEM market are divisions or subsidiaries of companies that are larger and have substantially greater resources. Certain of these competitors are located in geographic areas that we are targeting for growth, and thus present a formidable challenge. In addition, the trend towards consolidation among automotive parts suppliers is resulting in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. If we cannot achieve cost savings and operational improvements sufficient to allow us to compete favorably in the future with these larger companies, our financial condition and results of operations could be adversely affected.

7.	Disruption of Operations and Retention of Key Customers and Employees

The commencement and pendency of the Chapter 11 Cases could adversely affect our relationships with our customers and suppliers, as well as our ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from the stated Projections.

Certain customers have expressed concerns with respect to our ability to ensure continuity of supply. Although we believe we have addressed these concerns, there can be no assurance that certain customers, or end users, will not seek alternative sources of supply.

Our ability to operate our businesses and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees. In this way, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel in key areas, including engineering, sales and marketing, operations, information technology, and finance. Because of the traditional stigma associated with any bankruptcy, regardless of whether it may improve our financial condition, the commencement of the Chapter 11 Cases may adversely affect our ability to attract and retain the requisite highly-skilled personnel and key employees. Although we intend to seek authority from the Bankruptcy Court to pay, among other things, all prepetition wages, salaries, commissions and employee benefits, we cannot assure you that the Bankruptcy Court will grant such an order, or that, even with such an order, our highly-skilled personnel and key employees will commence or continue their employment with us, and their failure to do so could have a material adverse effect on our business.

8.	Rise in Costs of Raw Materials and Component Parts

We are heavily dependent on certain commodities and other inputs such as aluminum castings, rare-earth magnets, gray and ductile iron castings, armatures, solenoids, copper wire, injectors, electronics, steel shafts, forgings, bearings, commutators, pumps and carbon brushes. The costs of such materials have escalated sharply in recent years, a development that has affected our economic performance. The escalation in raw material costs could be exacerbated by new laws or regulations, suppliers’ allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. If the costs of these raw materials and component parts continue to rise, we may not be able to absorb the cost increases or pass along a substantial portion of the increases to our customers, further negatively impacting our financial condition.

9.	Reductions in Profit Margins

In the past, we experienced declining profit margins due to the necessity of making substantial pricing concessions to retain the business of certain major customers. Although we have sought to address low profit margins by exiting unprofitable market segments and negotiating improved terms with customers, including with our largest OEM customer, there can be no guarantee that further decline in the domestic automotive market will not lead OEMs and other significant customers to demand additional concessions in the future. Profitability may be negatively affected by the need to address such requests through price concessions or by exiting additional market segments for our products.

Although we anticipate that our proposed shift in product mix will increase our profit margins, it may be accompanied by reduced revenue as we deemphasize lower margin sales. We cannot provide any assurances that such a shift in product mix will prove successful in increasing our overall profit margin or that as we deemphasize sales of lower profit margin products that we will be able to increase sales of higher profit margin products to the level we anticipate.

10.	Product Development and Technology

Some of our current products are subject to changing technology. In addition, we are developing certain new products, some of which recently have been introduced commercially into the market, others of which are in various stages of development. For example, hybrid vehicles use more advanced technology than found in traditional starters and alternators. Although we regularly seek to remain a leader in technological advances, including in hybrid vehicle technology, we cannot be certain that we will be able to achieve the technological advances that may be necessary to remain competitive within our markets. We may require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive. In addition, there can be no assurance that new products will be successfully commercialized, and if commercialized, that competing products will not be introduced into the marketplace. Further, we cannot be certain that any technology we develop can be adequately protected from access by our competitors such that we can maintain a sustainable competitive advantage.

11.	Cyclical Business Model

In recent years, a substantial portion of our sales were derived from the OEM market in North America. The demand for our original equipment products is dependent on the production of automobiles, light trucks and heavy duty vehicles in North America. The automotive industry is highly cyclical, as new vehicle demand is dependent on consumer spending and is tied closely to the overall strength of the North American economy. In addition, automotive production can be affected by inventory levels, interest rates, labor relations issues, strikes, regulatory requirements, trade agreements and other factors. The volume of automotive production in North America has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in the demand for our products. Any decline in the demand for new automobiles, particularly in the United States, could have a material adverse impact on our cash flow, financial condition and results of operations. Seasonality experienced by the automobile industry also impacts our operations, and historically we have reported lower levels of sales for July and December due to model changeovers and plant idling by the automobile and light truck OEMs.

Historically, the heavy duty truck industry has been more cyclical than the automotive industry. New demand in the heavy duty truck industry is largely dependent upon the overall strength of the North American economy. In addition, heavy duty truck production can be affected by interest rates, government regulations, labor relations, strikes, new product introductions and other factors. There can be no assurance that the heavy duty truck industry we supply will not experience downturns in the future. A significant decrease in overall demand for heavy duty trucks could have a material adverse effect on us.

12.	Longer Product Life

In recent years, supplying the aftermarket has been a significant source of our sales. The average useful life of OE parts has been steadily increasing due to improved quality and innovations in products and technologies. The longer product lives allow vehicle owners to replace parts of their vehicles less often. Additional increases in the average useful life of automotive parts are likely to adversely affect the demand for our aftermarket products.

13.	Industry Volatility

The revenues of our OE operations are closely tied to global OE automobile sales and production levels. The OE market is characterized by short-term volatility, with overall expected long-term growth in global vehicle sales and production. Automotive production in the local markets we serve can be affected by macroeconomic factors such as interest rates, fuel prices, consumer confidence, employment trends, regulatory requirements and trade agreements. A variation in the level of automobile production would affect not only sales to OE customers, but, depending on the reasons for the change, could impact demand from aftermarket customers. If we fail to respond in a timely and appropriate manner to changes in the demand for our products, our operational results, cash flow and financial condition could be adversely affected.

14.	GM Agreements

Historically, we have depended heavily on GM’s business, and GM and its affiliates continue to account for a substantial percentage of our aggregate net sales. In 2006, GM accounted for approximately 25% of our net sales. The loss of GM as a customer for our OEM or aftermarket products, a substantial decrease in demand for GM’s automobile models containing our products or our failure to obtain new supply orders for products in new GM automobile models could have a material adverse effect on our business, cash flow, financial condition and operational results. In addition, any potential disruption of GM’s supply chain by strikes and work stoppages could postpone GM’s need for our products, which may have a material adverse effect on our business, cash flow, financial condition and results of operations.

The GM Agreements attempt to address our concerns associated with our historical GM arrangement by, among other things, extending the term of certain purchase orders and increasing the price for associated products supplied to GM. Despite the GM Agreements providing us with what we believe are significant economic benefits, the agreements also increase GM’s rights in the event that we default under our obligations to GM, including by allowing GM, under certain circumstances, rights to operate our GM production lines in Mexico and to purchase certain tooling and utilize certain intellectual property owned by us so GM can resource our business with another automotive supplier. See Article VII.A. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of GM Agreements.”

15.	Predetermined Product Pricing

Our supply agreements with certain customers require us to provide our products at predetermined prices. In some cases, these prices decline over the course of the contract. The costs that we incur in fulfilling these contracts may vary substantially from our initial estimates. Unanticipated cost increases may occur as a result of several factors, including increases in the costs of labor, components or materials. Although in some cases we are permitted to pass on to our customers the cost increases associated with specific materials, cost increases that we cannot pass on to our customers would adversely affect our cash flow, financial condition and results of operations.

16.	Customer Issues

•	Customer Erosion

The majority of our historical sales are to automotive and heavy-duty OEMs, OEM dealer networks, leading automotive parts retail chains and warehouse distributors. There can be no assurance that any of our most significant customers will continue to require all of the products or services we currently provide to them, or that any of those customers will not develop alternative sources, including their own in-house operations, for the products or services they currently purchase from us. In addition, certain customers are facing structural issues, potential disruption of their supply chain due to bankruptcy and labor issues and negative industry trends resulting in deteriorating financial conditions. Some of these customers are addressing these problems through restructurings, which may include significant capacity reductions or reorganization under bankruptcy laws. The loss of any of our major customers, reduction in their demand for our products or the substantial restructuring activities by our major customers, could reduce our net sales, cash flow and profitability.

•	Customer Commitments

The Projections are based, in part, on commitments made by our customers. These commitments generally renew yearly during a program life cycle. If actual production orders from our customers do not approximate such commitments, it could have a material adverse effect on our growth and financial performance.

•	Customer Consolidation

In both the original equipment market and aftermarket, our customer base is consolidating. Our aftermarket sales already are concentrated among a relatively small set of customers. As a result, we are competing for business from fewer customers. Certain of our existing customer programs and practices, including promotional allowances and core return policies, are designed to promote customer loyalty and to provide customers with incentives not to switch suppliers. Even if we are successful in continuing to attract business from customers who have consolidated with other customers, we would become more reliant on major customers. Due to the cost and capital focus of these major customers, we have been, and expect to continue to be, required to reduce prices (as discussed above). If we are not able to generate cost savings and operational improvements in the future that would be sufficient to offset price reductions required by existing customers or as otherwise necessary to attract new business, these price reductions could affect adversely our cash flow, operational results and financial condition.

•	Customer Labor Concerns

Difficult conditions in the automotive industry and actions taken by our customers and other suppliers to address negative industry conditions may affect our business. If any of our customers experience a significant work stoppage, that customer may halt or limit the purchase of our products. Similarly, a work stoppage at another supplier could interrupt production to our customers, which would have the same effect. These circumstances could cause us to shut down production facilities relating to those products, which could have a material adverse effect on our business, cash flow, operational results and financial condition.

•	Customer Requirements for Vendor Owned Inventory

Certain aftermarket customers, including both large retail customers and smaller warehouse distributors, require the vendor of record to provide financial assistance to offset the customer investment in inventory held for sale. Such assistance may be in the form of extended payment terms, vendor owned inventory or supply of inventory without a core deposit. Participation in such initiatives requires us to invest our financial resources in accounts receivable, or products residing on the customer shelf prior to its sale to the end user. As such demands increase in number and dollar volume, our financial condition, liquidity and cash flow may be impacted adversely.

17.	Core Liabilities

We record a liability for core returns based on cores expected to be returned.9 The liability represents the difference between the core deposit value to be credited to the customer and the core inventory value for the core being returned. Core inventory values decline over the expected remaining life of the core family. Core inventory values decline on the basis of several economic factors, including market availability, seasonality and demand. If estimated returns and/or core market value differ from our estimates, revisions to the estimated core liability may be required and may have an adverse impact on our financial results.

18.	Global Supply Chain

Weather, strikes and seasonal fluctuations are all potential obstacles to obtaining the supply of components and products that we require. Although some supply items are dual sourced (from more than one geographic area), any disruption in the supply chain from weather, strikes or government port intervention or excessive demand would cause us to incur premium alternative freight costs or cause temporary shortages to customers, thereby negatively impacting our business, cash flow and financial results.

In addition, the adverse industry environment or concerns about our ongoing financial stability may require us to pay suppliers in advance or on short credit terms. This may negatively impact our liquidity and lead to interruptions in production.

19.	Lean Manufacturing and Other Cost Saving Plans

Our operational strategy includes goals such as improvement of inventory sourcing practices, warranty programs management, customer delivery, plant and distribution facility consolidation and the further integration of back office functions across our businesses. Although we believe that the successful implementation of these and other cost saving plans could result in reducing our expenses, there can be no assurance that these results can be achieved. If we are unable to realize these anticipated synergies, our operating results and financial condition may be adversely affected. Moreover, the implementation of cost saving plans and facilities integration may disrupt our operations and financial performance, and onetime implementation costs might be greater than estimated by management.

20.	Litigation

From time to time, we are subject to claims or litigation incidental to our business. As of the date of this Solicitation and Disclosure Statement, we are not currently involved in any legal proceedings that, individually or in the aggregate, are expected to have a material effect on our business, financial condition, results of operations or cash flows. Our major pending litigation consists of the matters described in Article IV.G. “THE BUSINESS—Environmental, Health and Safety Matters” and Article IV.K. “THE BUSINESS—Legal Proceedings.”

[9]	See Article III.A. “BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION—Background” for a description of “cores.”

21.	Product Liability, Warranty and Recall Claims

We may be exposed to product liability claims in the event that our products actually or allegedly fail to perform as expected or the use of our products actually or allegedly results in bodily injury and/or property damage. Accordingly, in the future we could incur significant costs to defend product liability claims, and, in certain instances, we could experience material product liability losses.

Depending on the terms under which we supply a product, we may be held responsible for some or all of the repair or replacement costs of such product when the product supplied does not perform, or is alleged to have not performed, as represented. In addition, if any of our products are, or are alleged to be, defective, we may be required to participate in a recall of that product or other warranty costs. Our costs associated with providing product warranties could be material. Product liability, warranty and recall costs may have a material adverse effect on our financial condition.

22.	Intellectual Property

Our businesses could be affected by our ability to exploit and protect against infringement of our intellectual property, including trademarks, trade names, copyrights, patents, and trade secrets. We also are subject to the risk of challenges by third parties claiming infringement of their proprietary rights. Regardless of their validity, such claims may result in substantial costs and diversion of resources which could have an adverse effect on our operations.

23.	Goodwill and Other Identifiable Intangible Assets

We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, core return rights, trademarks and developed technologies. Goodwill and other identifiable intangible assets accounted for as much as 20% of our total assets in recent years.

Impairment of goodwill and other identifiable intangible assets may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products we sell, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge that is included our operating income.

24.	Acquisitions, Sales and Other Major Transactions

In the past, we have completed many acquisitions and entered into numerous joint ventures and may consider additional acquisitions, business combinations and joint ventures in the future. Acquisitions and joint ventures involve a number of special risks and challenges, including those relating to conforming the standards, processes, procedures and controls of the acquired business with those of our existing operations, coordinating new product and process development, the assumption of unknown liabilities, integrating product technologies, increases in indebtedness and increasing the scope, geographic diversity and complexity of our operations.

Our failure to integrate acquired businesses successfully into our existing businesses could result in our incurring unanticipated expenses and losses.

We also may consider, on a case by case basis, certain asset sales or other divestitures of noncore assets in the future, although no such sale or divestiture is contemplated by the Plan. There can be no assurances that material liabilities will not arise in connection with such future sales and divestitures or of the consideration that we would receive in connection with any such sale or other disposition.

25.	International Operations

A substantial portion of our net sales are derived from net sales in markets outside of the United States. We expect sales from international markets to represent an increasing portion of total sales in future periods. Risks inherent in international operations include the following:

(a)	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

(b)	foreign customers may have longer payment cycles;

(c)	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including exchange controls;

(d)	U.S. export licenses may be difficult to obtain;

(e)	intellectual property rights may be more difficult to enforce in foreign countries;

(f)	general economic conditions in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

(g)	unexpected adverse changes in foreign laws or regulatory requirements may occur;

(h)	compliance with a variety of foreign laws and regulations may be difficult; and

(i)	overlap of different tax structures may subject us to additional taxes.

We cannot be sure that any of these factors will not have a material adverse effect on our business, financial condition and results of operations.

26.	Domestic and Foreign Currency Fluctuation

Our international sales generally are denominated in foreign currencies, and this revenue could be materially affected by currency fluctuations. Changes in currency exchange rates could adversely affect our revenues and could require us to reduce our prices to remain competitive in foreign markets, which could also have a material adverse effect on our results of operations. Our ability to pay interest and principal on our indebtedness when due is dependent on the then current exchange rates between the U.S. dollar, on the one hand, and the Euro and other European as well as Asian currencies, on the other hand, which rates are and will be subject to fluctuation.

Furthermore, we source many of our parts, components and finished products from Mexico, Europe and Asia. The cost of these products could fluctuate depending on foreign currency fluctuations.

Finally, a substantial portion of our net sales in recent years was derived from net sales in foreign markets. Fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in the local currency.

27.	Environmental and Health and Safety Liabilities and Requirements

We are subject to various U.S. and foreign laws and regulations relating to environmental protection and worker health and safety, including those governing:

(a)	discharges of pollutants into the air and water;

(b)	the management and disposal of hazardous substances; and

(c)	the cleanup of contaminated properties.

The nature of our operations exposes us to the risk of liabilities and claims with respect to environmental matters, including on-site and off-site disposal of hazardous waste. For example, we have been subject to investigation and remediation activities in connection with several of our properties. We also have in the past been named a defendant in connection with certain asbestos-related litigation. See Article IV.G. “THE BUSINESS—Environmental, Health and Safety Matters.”

In addition, future events could require us to make additional expenditures to modify or curtail our operations, install pollution control equipment or investigate and cleanup contaminated sites, such as:

(a)	the discovery of new information concerning past releases of hazardous substances;

(b)	the discovery or occurrence of compliance problems relating to our operations;

(c)	changes in existing environmental laws or their interpretation; and

(d)	more rigorous enforcement by regulatory authorities.

Expenditures resulting from these events could have a material adverse effect on our businesses, financial condition and results of operation.

III.	BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION

A.	Background

We are a leading global supplier of automobile, truck and heavy machinery starters, alternators, hybrid transmissions and steering components. Currently, we operate within four main business segments, as: (i) a “tier one” supplier (i.e., a direct supplier to an OEM) of light duty (i.e., passenger vehicles) starters and alternators; (ii) a “tier one” supplier of heavy duty (i.e., trucks and heavy machinery) starters and alternators; (iii) a “tier one” supplier of hybrid systems; and (iv) an aftermarket supplier of replacement starters and alternators. We also operate as a supplier of used parts and steering components to OEMs and to retailers and distributors in the aftermarket channels, and as a supplier of remanufactured locomotive diesel engine components. In addition to newly manufactured products, we produce “remanufactured” products, which are products created to exacting standards by utilizing components from previously manufactured products (including the shell of the product, which is known as the “core”), and new components and wiring.

As of the date hereof, we believe that, by market share, we are the largest supplier of light duty starters, heavy duty starters, and heavy duty alternators to OEMs in the North American market, and the third largest supplier of light duty alternators to OEMs in the North American market. In the aftermarket segment, we believe that, by market share, we are the largest supplier to the “do-it-yourself” channel in North America through our sales to retail channel customers, and the third largest supplier to the North American “do-it-for-me” channel through sales to warehouse distributors or providers of repair services. For a more detailed description of the Company’s businesses, see Article IV. “THE BUSINESS.”

B.	Events Leading to Financial Distress

Commencing in 1995, we embarked on an aggressive growth strategy that was designed to achieve four principal goals: (i) diversification of our customer base; (ii) diversification of our business portfolio beyond starters and alternators; (iii) establishment of a low cost position through a realignment of manufacturing facilities to lower cost locations; and (iv) global expansion to support growth outside of the North American market. As part of our growth strategy, from 1995 to 2006, we made over $475 million of acquisitions and investments in joint ventures, including acquisitions of: (a) a powertrain business, which remanufactured diesel engines and components, diesel locomotive aftermarket products, transmissions and gas engines; (b) an electrical aftermarket business; (c) a traction control business; and (d) a light duty alternator business. In addition, we invested significant capital to acquire and develop manufacturing capabilities in Mexico, Korea, Hungary, Poland, Brazil, Tunisia and China for both our OEM and aftermarket businesses. Our total capital expenditures from 1995 to 2006 amounted to approximately $300 million. Net proceeds from sales of businesses and assets from 1995 to June 30, 2007 were approximately $300 million.

Although our growth strategy had several important successes, those successes came at a heavy price in the form of the increased leverage that currently is weighing on our capital structure – including the approximately $716 million of funded indebtedness as of June 30, 2007, including indebtedness under (i) Prepetition Credit Agreement, (ii) Floating Rate Secured Notes, (iii) Senior Notes and (iv) Subordinated Notes. The effects of the increased debt load have been exacerbated by, among other things, pricing pressures from our customers at a time when material costs were increasing dramatically; the decline of the U.S. dollar relative to the currencies of many of the markets to which production was shifted; increased warranty costs; and the failure of global markets to develop for the products we manufacture at the pace previously expected.

In an effort to rationalize our businesses and reduce debt, between 2003 and 2006, we divested or discontinued several of the business lines (for net proceeds of $146 million) that we had acquired in prior years, including our gas engine business, transmission business and traction control business. In addition, in 2007, we consummated the sale of our diesel engine remanufacturing business to Caterpillar for approximately $158 million10 and entered into the Caterpillar Outsourcing Agreements.11

In a further attempt to address our financial condition, over the past year, we implemented a number of cost-cutting and restructuring initiatives, including: (i) freezing of future benefits under our U.S. defined benefit plan for certain salaried employees and former hourly, union employees; (ii) curtailing the post-retirement health care benefits for certain salaried U.S. employees; (iii) aggressively managing our supply chain management to reduce the purchase costs of component parts; (iv) restructuring of our European operations; and (v) closing certain electrical aftermarket remanufacturing facilities and transferring related production to low cost facilities in Mexico. Such efforts, however, were not sufficient to allow us to stem the loss of value to our business caused by our outstanding debt and reduced profitability.

C.	Events Leading to the Proposed Financial Restructuring

Due to the short-term maturity of certain of our indebtedness, including the Senior Notes, and the significant interest payments associated with our funded indebtedness, we determined that it was in the best interests of the Company and its stakeholders’ to restructure our indebtedness. Accordingly, we retained Rothschild as our financial advisor, and Shearman & Sterling as our legal counsel, in order to assist us with the development of a comprehensive financial restructuring plan, and AlixPartners to assist us in connection with operational, supplier and customer related issues.

[10]

Of the $158 million, $50 million was deposited in an account that is subject to an account control agreement for the benefit of the collateral agent under the Prepetition Credit Agreement. See Article III.D.2. “BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION—Equity Ownership and Debt Structure—Debt Structure” for a discussion of our intended use of such escrowed funds.

[11]

The Caterpillar Outsourcing Agreements provide for staged transfers of assets relating to the remanufacturing of heavy duty starters and alternators—the initial closing occurred on June 25, 2007, and additional assets will continue to be transferred periodically, with the final transfer anticipated to occur on or about October 2007. Pursuant to the Caterpillar Outsourcing Agreements, Caterpillar will become our exclusive supplier of remanufactured heavy duty starters and alternators, and in conjunction therewith, will acquire certain machinery and equipment that we currently utilize for that production.

In March of 2007, we met with representatives of FNSO, a Plan Support Party, and with the financial and legal advisors to the Plan Support Parties, to begin discussing the possibility of implementing a financial restructuring. FNSO executed a confidentiality agreement with RII on March 19, 2007, after which we began providing FNSO and the Plan Support Parties’ legal and financial advisors with certain material non-public information.

On April 2, 2007, we filed with the SEC a Form 15 certification and notice of our suspension of our duty to file reports under sections 13 and 15(d) of the Exchange Act, and issued a press release announcing that, as a result, we would not file the 2006 10-K with the SEC. Our failure to file the 2006 10-K with the SEC resulted in a default under the Prepetition Indentures.

We have ceased making interest payments on our Senior Notes and Subordinated Notes. On April 15, 2007, we did not make the interest payment on account of the 9 3/8% Subordinated Notes, on May 1, 2007 we did not make the interest payment due on the 11% Subordinated Notes and on June 15, 2007 we did not make the interest payment due on the Senior Notes. These non-payments of interest resulted in us being in default under the Prepetition Indentures for the Senior Notes and the Subordinated Notes and the Prepetition Credit Agreement. After the expiration of the applicable cure periods in the Prepetition Indentures, the non-payments of interest gave rise to events of default under the Prepetition Credit Agreement.

To address the defaults in the Prepetition Indentures caused by our failure to file the 2006 10-K and our decision to cease making interest payments on our Senior Notes and Subordinated Notes, we sought an agreement from certain holders of the Senior Notes and the Subordinated Notes to forbear from exercising their rights under the applicable indentures as a result of (i) our anticipated failure to pay interest on certain Prepetition Notes and (ii) our failure to file a 2006 10-K. Following negotiations with the Plan Support Parties’ advisors, we entered into the Forbearance Agreement on April 15, 2007, with Impaired Noteholders holding approximately 84% of the outstanding principal amount of the Senior Notes and over 90% of the outstanding principal amount of the Subordinated Notes.

In order to allow us to continue to access the Prepetition Revolver notwithstanding the defaults and events of default, we sought a waiver of the condition to the making of advances under the Prepetition Revolver that there exist no default or event of default under the Prepetition Credit Agreement. Following this request, we obtained the Limited Waivers from the Prepetition Revolving Lenders. The Limited Waivers allow us to continue to borrow under the Prepetition Revolver but do not waive the applicable defaults or events of default. Consequently, defaults that currently exist under the Prepetition Credit Agreement entitle the Prepetition Revolving Lenders and the Prepetition Term Lenders to exercise all their rights and remedies under the Prepetition Credit Agreement.

On June 20, 2007, we obtained an additional waiver of the condition to borrow under the Prepetition Revolver from the Prepetition Revolving Lenders in connection with certain asset sales relating to the Caterpillar Outsourcing Agreements, including the consummation of the sale of certain assets of Remy Reman, L.L.C. and to our use of the proceeds arising therefrom and from the post-closing adjustments relating to the sale of certain assets of Western Reman Industrial, Inc. (f/k/a Franklin Power Products) and International Fuel Systems, Inc..

Following execution of the Forbearance Agreement, we continued to negotiate the terms of a financial restructuring with FNSO and the Informal Committee’s legal and financial advisors. Concurrently with the negotiations with the Plan Support Parties, we were engaged in negotiations with GM regarding a restructuring of our customer-supplier relationship.

On May 25, 2007, the Limited Restricted Holders entered into confidentiality agreements pursuant to which we provided to the Limited Restricted Holders certain material non-public information necessary to discuss the terms of a potential financial restructuring. FNSO also executed a new confidentiality agreement on May 25, 2007.

On June 15, 2007, we announced that RWHI, RII and Impaired Noteholders holding more than approximately 83% of the outstanding principal amount of the Senior Notes and approximately 80% of the outstanding principal amount of the Subordinated Notes had entered into the Plan Support Agreement. Subject to the terms and conditions thereof, the Plan Support Agreement requires the Plan Support Parties to vote in favor of the Plan. On July 15, 2007, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to July 23, 2007. On July 23, 2007, the Requisite Plan Support Parties agreed to further extend the date by which the Solicitation must be commenced to July 30, 2007. Pursuant to a number of subsequent extensions, the most recent of which was the Fifth Plan Support Amendment, the Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to September 14, 2007. In addition, the Fifth Plan Support Amendment reflects the renegotiation of certain aspects of our financial restructuring and the agreement of the Company to pay to holders of Senior Notes (i) a $10 million consent fee (upon the occurrence of the Effective Date and the receipt of $85 million in gross aggregate proceeds upon the consummation of the Rights Offering) in connection with the execution of the Fifth Plan Support Amendment and (ii) post-petition interest, up to a cap of $2 million, payable in Reorganized RII Series A Preferred Stock on account of the Senior Notes. Had the Plan Support Parties not agreed to enter into the Fifth Plan Support Amendment, the Plan Support Agreement would have terminated.

As of June 15, 2007, we, Court Square and the CVC Noteholder Parties entered into the CVC Settlement Agreement pursuant to which Court Square agreed, among other things, to (i) certain limitations on its ability to effectuate stock transfers and take a worthless stock deduction in respect of the shares of RWHI Equity Interests held by it, (ii) compromise amounts owed to it under the Advisory Agreement and (iii) grant certain releases in favor of the Prospective Debtors and the CVC Noteholder Parties. In exchange for Court Square’s agreement, the Prospective Debtors and the CVC Noteholder Parties agreed, among other things, to grant certain releases in favor of Court Square, and the Company agreed, among other things, to pay to Court Square $4 million on the Effective Date and to seek to assume the CVC Settlement Agreement promptly following the commencement of the Chapter 11 Cases. In addition, the CVC Noteholder Parties agreed to grant certain releases in favor of Court Square and, so long as the Plan was not withdrawn, to (a) acknowledge that the Plan would provide for the CVC Payment and the appropriate treatment therefore and (b) refrain from opposing the

Debtors’ motion to assume the CVC Settlement Agreement. A copy of the CVC Settlement Agreement is attached hereto as Exhibit K. See Article VII.H. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of CVC Settlement Agreement.”

On July 30, 2007, the Company and GM entered into the GM Agreements, pursuant to which GM and the Company agreed to an extension of their current supply arrangements and certain pricing concessions. See Article VII.A. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of GM Agreements.”

On August 27, 2007, the Board of Directors (or the equivalent authorized body) of each of the Prospective Debtors determined that consummation of the transactions contemplated by the Plan was in the best interests of the Prospective Debtors and their stakeholders and authorized the commencement of this Solicitation.

RWHI and certain of its subsidiaries entered into the Backstop Commitment Agreement with the Committed Purchasers, as of August 29, 2007, a copy of which is attached hereto as Exhibit C. See Article VI.F. “RIGHTS OFFERING—Backstop Commitment Agreement.”

D.	Equity Ownership and Debt Structure

1.	Equity Ownership Structure

Each Prospective Debtor (other than RWHI) is either a direct or indirect wholly-owned subsidiary of RWHI. The authorized capital stock of RWHI consists of 12,001,000 shares of common stock and 3,500,000 shares of preferred stock. As of March 31, 2007, there were 2,503,024.48 shares of RWHI common stock and 2,237,257.23 shares of RWHI preferred stock outstanding.

2.	Debt Structure

(a)	Prepetition Credit Agreement

RII and certain of its subsidiaries are parties to the Prepetition Credit Agreement. The Prepetition Credit Agreement is comprised of the Prepetition Term Loan and the Prepetition Revolver. The Prepetition Term Loan bears interest at the rate of LIBOR plus 6%. A portion of the outstanding borrowings under the Prepetition Revolver bear interest at the rate LIBOR plus 2.00 to 2.75%. In the event of a specified default under the Prepetition Credit Agreement these interest rates may increase by an additional 2%, and we have been paying default rate of interest with respect to the Prepetition Term Loan since May 15, 2007. Prepayment of the Prepetition Term Loan is subject to a prepayment penalty of 3% with to prepayments occurring between April 15, 2007 to April 15, 2008 and 2% with respect to period thereafter.

As of the date hereof, the outstanding principal amount due under (i) the Prepetition Term Loan is $80 million, and (ii) the Prepetition Revolver, is approximately $77.4 million, plus approximately $8.5 million of issued and outstanding letters of credit. The obligations under the

Prepetition Credit Agreement are secured by a first priority lien on substantially all assets of certain of the Prospective Debtors. We intend to request that the Bankruptcy Court authorize us to repay, in full, all outstanding amounts owed under the Prepetition Credit Agreement promptly following the commencement of the Chapter 11 Cases (including all accrued and unpaid interest thereon at the default rate, to the extent applicable, and any prepayment penalties, make-whole payments or other similar amounts that may be due and owing). We also expect to request the authority to make such repayment with: (i) a portion of the proceeds available under the DIP Credit Agreement and (ii) the funds that were escrowed in connection with the sale of our diesel engine business to Caterpillar (as described above). There can be no assurance, however, that the Bankruptcy Court will allow us to repay Secured Credit Agreement Claims prior to the confirmation of the Plan and in such an event we intend to repay all Secured Credit Agreement Claims on or after the Effective Date pursuant to the terms of the Plan, as described below in Article V “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION.”

(b)	Floating Rate Secured Notes

As of the date hereof, the outstanding amount due in respect of the Floating Rate Secured Notes is $125 million, plus accrued and unpaid interest thereon. RII is the issuer of the Floating Rate Secured Notes. The Floating Rate Secured Notes bear interest at LIBOR plus 4.00%, and such interest is payable quarterly. Interest payable on overdue installments of principal or interest is payable at this rate plus 1% per annum. The Floating Rate Secured Notes are redeemable at our election for 100.5% of the total face value of such notes if such redemption occurs after April 15, 2007 and for 100% of the total face value of such notes if such redemption occurs after April 15, 2008. The Floating Rate Secured Notes are secured by a second priority lien on substantially all assets of certain of the Prospective Debtors.

(c)	Senior Notes

As of the date hereof, the outstanding amount due in respect of the Senior Notes is $145 million, plus accrued and unpaid interest thereon. The Senior Notes bear interest at a fixed rate of 8 5/8% per annum and interest payable on overdue installments of principal or interest is payable at this rate plus 1% per annum. RII is the issuer of the Senior Notes. The Senior Notes are guaranteed on a joint and several basis by certain of the Prospective Debtors. The Senior Notes are unsecured.

(d)	11% Subordinated Notes

As of the date hereof, the outstanding amount due in respect of the 11% Subordinated Notes is $165 million, plus accrued and unpaid interest thereon. The 11% Subordinated Notes bear interest at a fixed rate of 11% per annum and interest payable on overdue installments of principal or interest is payable at this rate plus 1% per annum. RII is the issuer of the 11% Subordinated Notes. The 11% Subordinated Notes are guaranteed on a joint and several basis by certain of the Prospective Debtors. The 11% Subordinated Notes are unsecured and subordinate in right of payment to the Senior Notes.

(e)	9 3/8% Subordinated Notes

As of the date hereof, the outstanding amount due in respect of the 9 3/8% Subordinated Notes is $150 million, plus accrued and unpaid interest thereon. The 9 3/8% Subordinated Notes bear interest at a fixed rate of 9 3/ 8% per annum and interest payable on overdue installments of principal or interest is payable at this rate plus 1% per annum. RII is the issuer of the 9 3/8% Subordinated Notes. The 9 3/8% Subordinated Notes are guaranteed on a joint and several basis by certain of the Prospective Debtors. The 9 3/8% Subordinated Notes are unsecured and subordinate in right of payment to the Senior Notes.

IV.	THE BUSINESS

A.	General

As a result of the realignment of our manufacturing to facilities in lower cost foreign locations, only a small portion of our sales is derived from products manufactured in the United States. With the exception of a small facility in Anderson, Indiana that manufactures products for our hybrid business, nearly all of the products we distribute to OEMs are manufactured outside of the United States by our foreign subsidiaries.12 Our foreign subsidiaries are organized under the laws of the jurisdictions in which they operate and will not be debtors in the Chapter 11 Cases. We are highly dependent upon the supply of products purchased from our Non-Debtor Foreign Affiliates – principally those located in Korea and Mexico – to satisfy our delivery requirements to customers.

Other manufacturing facilities located in the United States produce components for our aftermarket and locomotive businesses.

B.	Corporate History

Our corporate predecessor – Remy Electric – entered the automotive electrical components business in the early 1900s. In 1918, the business was acquired by, and operated as a division of GM, until GM sold it to a group of private investors in 1994. After the sale, the business was known as Delco Remy International, Inc. and remained private until it consummated an initial public offering of its common stock on December 22, 1997. After operating as a public company for a little over three years, on February 7, 2001, Delco Remy International, Inc. once again became a privately held company as a result of a going-private transaction with its largest stockholder. On August 1, 2004, Delco Remy International, Inc. changed its name to Remy International, Inc. On September 30, 2004, RWHI was formed to act as a holding company of all of the outstanding capital stock of RII.

C.	Products

Below is a description of our material business products:

Automotive OEM / Automotive Starters and Alternators – Products within the automotive OEM category include light duty manufactured starters and alternators, which consist mainly of high output and efficiency alternators, as well as basic starters used in passenger vehicles. We believe we are the largest supplier, by unit volume, of light duty starters in the North American market, the third largest supplier of light duty starters in the Asian Pacific market and the second largest supplier of light duty starters in the South American market. With respect to light-duty alternators, we believe we are the third largest supplier, by unit volume, in the North American Market, and we have a small but growing presence in the Asia Pacific region, with especially notable advances being made in China.

[12]	Although we currently maintain remanufacturing facilities in Mississippi, these facilities are expected to close by the end of 2007 upon the consummation of the Caterpillar Outsourcing Agreements.

Heavy Duty OEM – Products within the heavy duty OEM categories include manufactured starters and alternators for heavy duty trucks, industrial, construction and agricultural applications and other heavy duty applications. We believe we are the largest supplier, by unit volume, of heavy duty starters and heavy duty alternators in the North American market, and a leading supplier in both the European and South American markets.

Electrical Aftermarket – Products within the electrical aftermarket consist of a broad line of Remy brand and private-labeled remanufactured starters and alternators. We provide high quality products with competitive pricing to both wholesale distributors and large retail customers. We believe we are the largest supplier to the “do it yourself” channel (i.e., retail channel) and the third largest supplier to the “do it for me” channel (i.e., commercial channel) in North America. With respect to North American heavy duty aftermarket market share, we believe we are the largest supplier of both new service and remanufactured products.

D.	Industry Overview

Our business is influenced by the underlying trends in the automobile, light truck, heavy-duty truck, construction and industrial markets. We seek to balance the cyclical nature of our businesses with the diversity of original equipment manufacturing markets, including between the automotive, heavy duty truck and industrial markets, as well as by focusing on our remanufacturing capabilities and aftermarket business.

Aftermarket

The automotive parts aftermarket involves production and sale of new and remanufactured parts used in the maintenance and repair of automobiles, trucks and other vehicles. Aftermarket parts are supplied principally through three distribution channels:

•	automobile and truck dealers that obtain parts through their OEM parts organizations or directly from an OEM-authorized remanufacturer;

•	retail automotive parts chains and mass merchandisers; and

•	independent warehouse distributors and jobbers who supply independent service stations, installers, specialty and general repair shops, farm equipment dealers, car dealers and small retailers.

The aftermarket and our opportunity in the aftermarket have been, and likely will continue to be, impacted by the following trends:

•	increasing number and average age of vehicles in use and the number of miles driven annually;
•	increasing demands of customers that their aftermarket suppliers meet high quality and service standards;

•	increasing use of remanufactured parts for OEM warranty and extended service programs;

•	growth and consolidation of large retail automotive parts chains and warehouse distributors requiring larger, nationally capable suppliers;

•	increasing engine output and durability demands;

•	increasing high-technology content of replacement components, which requires more factory manufacturing, compared with in-vehicle repair;

•	increasing service lives of automotive parts in both the OEM market and aftermarket;

•	increasing demands of customers to have the supplier offer vendor managed inventory and related financing and increasing demand for suppliers to own cores; and

•	increasing competition from Asia.

Recently, several large retail automotive parts chains offering a broad range of new and remanufactured products have experienced growth at the expense of small, independent retail and wholesale stores as they implement strategies to take advantage of their economies of scale in addressing the needs of the traditional/commercial market. Increasingly, it appears that retail chains generally prefer to deal with large, national suppliers capable of meeting their cost, quality, volume and service requirements.

OEM Markets

The OEM market consists of the production and sale of new component parts for use in the manufacture of new vehicles and engines. The OEM market includes two major classes of customers:

•	automobile and light truck manufacturers, hybrid propulsion system, marine and industrial manufacturers; and

•	heavy-duty truck and engine manufacturers and other heavy-duty manufacturers.

The OEM market has been impacted by fundamental changes in the sourcing strategies of OEMs. OEMs are consolidating their supplier base, demanding that their suppliers provide technologically advanced product lines, greater systems engineering support and management capabilities, just-in-time sequenced delivery and lower system and component costs. OEMs are requiring that their preferred suppliers establish global production capabilities to meet their needs as they expand internationally and increase platform standardization across multiple markets. As OEM global alliances increase, global pricing for automotive components has been the norm. China and India sourcing is anticipated to continue to have an effect on the global OEM market and the related components industry in both regional and global markets. OEMs continue to outsource component manufacturing in response to competitive pressures on OEMs to improve quality and reduce capital outlays, production costs, overhead and inventory levels.

Competition

The automotive component parts market is highly competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. Most OEMs and aftermarket distributors source component parts from one or two suppliers, and we compete with a number of companies who supply automobile manufacturers throughout the world. In the automotive market, our principal competitors include BBB, Bosch, Denso, Hitachi, Mitsubishi, Motorcar Parts of America, Rayloc, Valeo and Visteon. In the heavy-duty truck market, our competitors include Bosch, Denso, Mitsubishi and Prestolite.

Although the business segments in which we operate tend to be asset intensive businesses that have a high cost of entry, it cannot be assumed that the markets into which we sell our products will not attract additional competitors that could have significantly greater financial, technological, manufacturing and marketing resources than ourselves.

E.	Recent and Future Strategy

In 2006, we installed a new management team focused on (i) tailoring growth to match well performing sectors of the market and (ii) improving operating results. The new management team has focused on:

•	achieving improved short-term operational execution and discipline;

•	achieving long-term operating efficiency and reinvesting for strategic growth;

•	improving profitability in the global OE market;

•	enhancing market share in the commercial segment of the electrical aftermarket;

•	capitalizing on growth in the heavy duty truck market; and

•	developing and capitalizing on technologically advanced products.

Our reinvigorated strategic focus on operational results produced clear progress in 2006, including:

•

free cash flow (a reconciliation of free cash flow to U.S. GAAP measures is posted on our website www.remyinc.com) improvements of $98 million through focus on strong working capital control and strict discipline over capital investment;

•

increased adjusted EBITDA[13] (a reconciliation of adjusted EBITDA to U.S. GAAP measures is posted on our website www.remyinc.com) of 15% to $70 million, before unusual charges of $28 million yielding a reported $42 million (including from the results of our discontinued diesel operations);

[13]

Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful in evaluating the Company because it is widely used as a measure to evaluate a company’s operating cash flow before debt expense. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as a

•	implementation of a disciplined process to capture material cost reduction, resulting in $10 million of year-over-year savings and a projected $20 million in additional savings in 2007;

•	revenue increase of 13% while total worldwide headcount was reduced by almost 14%;

•

our13% revenue increase reflects significant increase in volume in light duty alternator and heavy duty businesses, the effect of the Unit Parts Company acquisition in March 2005, and the pass through of higher commodity prices. Alternator sales volume increased approximately 50%, broadening the OE business;

•	transitioning of the “high efficiency-high temperature” technology from light duty to heavy duty alternators, giving us a leading edge in the heavy duty market;

•

relocating engineering centers from the U.S. to Korea and Eastern Europe allowed us to provide better support to our global markets and maintain our position as a technology leader while reducing total engineering costs by $12 million;

•

securing long-term contracts with key retail customers that significantly strengthened our profitable position in the North American automotive aftermarket; we also abdicated a position at a significant customer due to unacceptable profitability; and

•

significant strengthening of our infrastructure and mitigation of risks by reducing our reliance on an antiquated and unsupportable IT system. Such upgrades will further standardize processes and systems that will help drive additional productivity gains.

In January 2007, we sold our diesel remanufacturing business to Caterpillar for approximately $158 million. As part of this transaction, we also agreed to transfer certain assets in connection with the outsourcing of our heavy duty starter and alternator remanufacturing business to Caterpillar, which will result in additional cash proceeds of approximately $14 million in 2007. We are evaluating sales of other noncore assets and outsourcing opportunities on a case by case basis.

We also are in the process of implementing several important strategies for improved performance going forward. For example, we are in the process of shifting our product mix by focusing on higher value products on which we anticipate generating higher profit margins and moving away from lower margin products. As a result, we will focus on growing our hybrid and heavy duty products lines, as well as increasing our participation in the commercial channel of the automotive aftermarket business. We also are implementing a program of site substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

consolidations, with approximately 16 existing sites targeted for consolidation. In addition, we have initiated a comprehensive material resourcing and warranty improvement program designed to achieve substantial cost savings through resourcing to low cost countries, product redesigns, manufacturing changes and warranty cost improvements. Over the next 36 months, we expect to move approximately $65 million of purchased materials in the U.S., Europe and Korea to lower cost regions, particularly China. These moves are projected to reduce our costs in 2008 by $15-$20 million. We also will be launching several new, lower cost, higher reliability products over the next 18 months, particularly in our heavy duty alternator and starter portfolios. These changes are expected to give us a much more competitive portfolio for the light duty market as well as a broader portfolio of high reliability products for the heavy duty market. Expansion into the commercial channel of the automobile aftermarket, which we believe has better growth potential and cash requirements than the retail segment of the market, is also a priority. See Article IX.A. “FINANCIAL PROJECTIONS AND VALUATION ANALYSIS—Financial Projections.”

F.	Government Regulation

Due to the nature of our business, our operations are subject to a variety of federal, state and local laws, regulations and licensing requirements. We believe that our operations are in substantial compliance with those laws, regulations and requirements. Compliance with federal, state and local requirements has not had, and is not expected to have, a material effect on capital expenditures, financial condition, results of operations or competitive position.

We are the North American leader in the heavy duty market (i.e., heavy equipment & class 8 trucks) for both original equipment and aftermarket products. This market is experiencing a significant, but expected, downturn in 2007 which we believe is because of the introduction of new Environmental Protection Agency regulations. We anticipate that the market will increase in 2008 as demand recovers from the buildup of equipment in advance of the new regulations, but cannot provide any assurances of such recovery. See Article IX.A. “FINANCIAL PROJECTIONS AND VALUATION ANALYSIS—Financial Projections.”

G.	Environmental, Health and Safety Matters

We are subject to stringent environmental, health and safety requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of waste, and the cleanup of properties affected by hazardous substances. We believe that our current operations are in substantial compliance with environmental, health and safety requirements. There are ongoing investigations and remediation activities in connection with several of our properties, however, we currently believe that any existing and future involvement in matters arising under various environmental or health and safety laws will not have a material adverse effect on our operations, liquidity or financial condition.

In the past, we have been named as a defendant in various asbestos-related complaints. All such litigation relates to our businesses prior to the 1994 separation from GM. Pursuant to the contractual arrangements through which that separation was effected, GM is required to indemnify us from any liability arising in connection with such claims (to the extent that such liability arises from pre-separation acts and liabilities). To date, we have not been held liable in connection with any such asbestos-related litigation.

H.	Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position(s) held
John H. Weber	51	Chief Executive Officer, President & Director
Kerry A. Shiba	52	Senior Vice President & Chief Financial Officer
Jerry Mills	55	Senior Vice President & Chief Human Resources Officer
David R. Muir	49	Senior Vice President & Chief Procurement Officer

Set forth below is a brief description of the business experience of the executive officers listed above.

John H. Weber, Chief Executive Officer, President and Director. Mr. Weber was elected as our Chief Executive Officer, President and Director in January 2006. Prior to joining us, Mr. Weber served as President, Chief Executive Officer and Director of Eagle Picher, Inc. since July 2001. Prior to that, Mr. Weber served as President of the Industrial Controls and Friction Materials Group for Honeywell International since July 2000.

Kerry A. Shiba, Senior Vice President and Chief Financial Officer. Mr. Shiba was appointed as our Senior Vice President and Chief Financial Officer in May 2006. Before joining us, Mr. Shiba was with Kaiser Aluminum Corporation since 1998 in financial roles of increasing responsibility, most recently as Vice President and Chief Financial Officer. Prior to that, Mr. Shiba was with The BFGoodrich Company since 1981 where he served as the Vice President and Controller of the Specialty Chemicals Segment from 1994 to 1997.

Jerry Mills, Senior Vice President and Chief Human Resources Officer. Mr. Mills was appointed as our Senior Vice President and Chief Human Resources Officer in May 2006. Prior to joining us, Mr. Mills served as Vice President of Human Resources for NVR Inc. and served as Senior Vice President of Human Resources for Eagle-Picher Industries from 2002 to 2005. Mr. Mills spent 28 years with Owens-Corning in several human resource leadership positions prior to joining Eagle-Picher Industries.

David R. Muir, Senior Vice President & Chief Procurement Officer. Mr. Muir was appointed as our Senior Vice President & Chief Procurement Officer in May 2006. Prior to joining us, Mr. Muir served as the Senior Vice President and Chief Procurement Officer of R.R. Donnelley. Prior to that, Mr. Muir served as Vice President of Materials and Supply Chain Management for American Plumbing and Mechanical Inc. from 2001 through 2003.

The following table sets forth, for the year ending December 31, 2006, the information regarding the cash compensation paid by us, as well as other compensation paid or accrued for that period, to each of our current executive and principal officers named below, in all capacities in which they served.

Name and Principal Position	Year	Compensation[14]	Other[15]	Total Compensation
John H. Weber[16]	2006	$1,368,655	$275,364	$1,644,019
President and Chief Executive Officer

Kerry A. Shiba[17]	2006	$412,792	$82,274	$495,066
Senior Vice President and Chief Financial Officer

David R. Muir[18]	2006	$331,370	$154,990	$486,360
Senior Vice President and Chief Procurement Officer

Jerry Mills[19]	2006	$319,844	$48,499	$368,343
Senior Vice President and Chief Human Resources Officer

I.	Employees

As of December 31, 2006, the Company employed approximately 7,500 full-time employees in continuing operations, of which approximately 1,700 were employed by the Prospective Debtors and based in the United States. Approximately 285 hourly workers in Oklahoma are affiliated with the United Food and Commercial Workers Union, Local 1000, Dallas, Texas. Agreements with this union expire on March 1, 2009. As of the date hereof, all employee relations are considered to be satisfactory. We have very limited exposure to the legacy costs (including collective bargaining agreements and large, underfunded legacy liabilities) typical of many other key industry participants. We sponsor a pension plan on behalf of certain salaried U.S. employees and a separate plan for certain former hourly, union U.S. employees. As of the date hereof, we are current on our minimum funding requirements for these pension plans. We provide benefit-eligible salaried retirees and their dependents with the opportunity to enroll for various medical, dental, vision and life insurance coverage benefits.

[14]

Includes base compensation and annual bonus earned. Total compensation does not reflect amounts for matching contributions under our 401(k) plan. In addition, Mr. Weber participates in a Supplemental Executive Retirement Plan, the amounts of which are not included in the total compensation above.

[15]	Other expense includes normal relocation costs, signing bonus and tax payments, if applicable.
[16]	Mr. Weber was hired on January 23, 2006.
[17]	Mr. Shiba was hired on May 9, 2006.
[18]	Mr. Muir was hired on May 8, 2006.
[19]	Mr. Mills was hired on May 31, 2006.

Salaried retirees enrolled in these benefits programs are required to make certain co-payments and pay a portion of the costs we incur in providing the program. In addition, we provide 68 benefit-eligible former United Auto Workers union members and their eligible dependents with certain benefits pursuant to the terms of a 1997 agreement with the United Auto Workers union. The benefits to the union retirees are provided at no cost to such retirees, although a percentage of the expenses incurred are paid by GM.

J.	Properties

Our world headquarters are located at 2902 Enterprise Drive, Anderson, Indiana 46013, which is a leased property. As of December 31, 2006, continuing operations had approximately 71 manufacturing and other facilities in approximately 12 countries. The majority of these properties are leased. We believe that our facilities are suitable for their intended purposes and adequate for our level of operations.

K.	Legal Proceedings

We are subject to a number of legal proceedings with respect to claims that arose in the ordinary course of our business, including a number of product liability claims, which have not been settled or fully adjudicated. We carry comprehensive product liability insurance for the purpose of mitigating our exposure to such claims.

We have been named a defendant in a proceeding relating to a tugboat fire in Louisiana. Our product liability insurance carrier has been notified of the claim, and the carrier has retained counsel in New Orleans in connection with this matter. Expert witnesses have been procured with respect to this matter and such experts have indicated they believe the fire was caused by a malfunction attributable to faulty maintenance and it is believed this fact provides a defense to the claim. There have been no substantial settlement discussions to date.

We also are party to a proceeding for patent infringement that was initiated by GE Licensing (d.b.a CIF Licensing LLC) in the Eastern District of Texas. We have obtained an invalidity opinion with respect to the patent in question in this matter and have been engaged in settlement discussions with the plaintiff. We also have filed a request for reexamination of the patent with the U.S. Patent & Trademark Office in an effort to invalidate the GE patent, and although we believe the patent to be invalid, we have contacted and initiated proceedings with respect to certain of our suppliers based upon their obligation to indemnify us pursuant to the terms of relevant purchase orders in the event that we are found liable for infringement of the patent.

We actively review our import/export processes in North America, Europe and Asia to verify that we apply the appropriate import duty classifications, values and duty rates (including import value added taxes). As part of this review process, a potential exposure related to customs duties in the U.S. has been identified. We have paid approximately $1 million and accrued approximately $8 million as of December 31, 2006 with respect to this issue.

No currently pending or anticipated litigation, including those matters described above, when ultimately concluded, will, in the opinion of management, have a material adverse effect upon our financial position or results.

L.	Currency Hedging

Due to the existing mix of our manufacturing and vendor base, we have been negatively impacted in the past by the weakening of the U.S. dollar, primarily against the Korean Won. The impact was mitigated by the implementation of the “point-of-use” sourcing strategy but not to the extent necessary to keep pace with the degree of change during 2005.

V.	THE PLAN – CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION

A.	Overview of Chapter 11

Chapter 11 is the business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its financial affairs for the benefit of itself and its creditors and equity holders. The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors.

The Plan provides, among other things, for a restructuring of our financial indebtedness. The goal of the Plan is to delever our balance sheet in order to provide us with a capital structure that will best enable us to compete effectively in our markets.

The following summary is a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Solicitation and Disclosure Statement.

B.	Administrative Claims, Priority Tax Claims and Other Unclassified Claims

1.	Administrative Claims

Each Holder of an Allowed Administrative Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the amount of such Allowed Administrative Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Administrative Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable and (d) such other date as mutually may be agreed to by such Holder, the Steering Committee and the Debtors. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

2.	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

3.	Professional Fees

Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date must File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the sixtieth day following the Effective Date. Without limiting the foregoing, any Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Debtors on and after the Confirmation Date for any Professional’s fees disbursements, expenses or related support services, without application to or approval by the Bankruptcy Court.

Notwithstanding the above, all reasonable fees and expenses of the Committee Professionals that are incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date, but no later than the Effective Date) will be deemed to be Allowed Administrative Claims for purposes of the Plan.

4.	Prepetition Indenture Trustee Fees and Expenses

The Prepetition Indenture Trustees have provided and will continue to provide necessary services under the Prepetition Indentures prior to and after the Petition Date. On or as soon as practicable after the Effective Date, the Debtors are required to pay all reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees in the performance of their duties and as provided under the Prepetition Indentures (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals) prior to the Effective Date, provided (a) such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Indentures and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order. The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by any Prepetition Indenture Trustee after the Effective Date in connection with the distributions required pursuant to section 6.2 of the Plan or the implementation of any provisions of the Plan (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals). Any dispute regarding the obligations of the Debtors or the Reorganized Debtors with respect to the payment of the reasonable fees, costs and expenses of the Prepetition Indenture Trustees shall be resolved by the Bankruptcy Court. Distributions received by the Holders of Allowed Floating Rate Secured Note Claims, Allowed Senior Note Claims and Allowed Subordinated Note Claims, pursuant to the Plan, will not be reduced on account of the payment of the Prepetition Indenture Trustees’ fees, costs and expenses pursuant to the Plan.

5.	Claims Under DIP Credit Agreement

All amounts outstanding under the DIP Credit Agreement will be paid in full in Cash on the Effective Date, or as otherwise provided in the DIP Credit Agreement, the Confirmation Order, or the Exit Facility Documents.

C.	Classification of Claims and Interests

Section 1123(a)(1) of the Bankruptcy Code requires a plan of reorganization to designate classes of claims and classes of interests. The Plan segregates the various Claims against the Debtors into various classes.

The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. We believe that all Claims and Equity Interests have been appropriately classified in the Plan.

In the event that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, we would seek (with the consent of any required parties) to (i) modify the Plan to provide for whatever reasonable classification might be required for confirmation and (ii) use the acceptances received from any Holder of Claims pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which the Holder of such Claim was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and required a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of Claims in a manner that requires resolicitation, we likely will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this Solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class to which such Holder is ultimately deemed to be a member. See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. We believe we have complied with the requirement of equal treatment for each Claim or Equity Interest of a particular Class.

Only Classes that are “impaired” (pursuant to section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan, unless the Class is deemed to have rejected the Plan. As a general matter, a class of claims or equity interests is considered to be “unimpaired” under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such claims or equity interests. Under the Bankruptcy Code, holders of unimpaired claims are conclusively presumed to have accepted a proposed plan of reorganization. Holders of Equity Interests which do not receive or retain anything under a proposed plan of reorganization are deemed to have rejected such plan.

The categories of Claims and Equity Interests outlined in the Plan and listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. Pursuant to section 3.1 of the Plan, a Claim or Equity Interest will be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest will fall within a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified in the Plan, and will be reinstated pursuant to section 1124 of the Bankruptcy Code such that such Claims are rendered Unimpaired. RII Equity Interests and Surviving Equity Interests also are not classified in the Plan. Section 3.1 of the Plan provides that all RII Equity Interests shall be cancelled, extinguished and discharged on the Effective Date, and all Surviving Equity Interests will remain outstanding on and after the Effective Date, subject to the terms of the Plan.

The Plan classifies General Unsecured Claims as a separate Class because this Class is largely composed of trade creditors. We intend to seek authority from the Bankruptcy Court to make payments on account of obligations to general unsecured creditors in the ordinary course of business, including any such obligations arising prior to the commencement of the Chapter 11 Cases. The Plan also provides for nonimpairment by ensuring that Allowed General Unsecured Claims either will be paid in full in Cash or be reinstated pursuant to section 1124 of the Bankruptcy Code.

The classification of Claims and Equity Interests pursuant to the Plan is as follows:

Claims Against and Equity Interests in the Debtors

Class 1—Secured Credit Agreement Claims

Class 2—Floating Rate Secured Note Claims

Class 3—Other Secured Claims

Class 4—Other Priority Claims

Class 5—General Unsecured Claims

Class 6—Senior Note Claims

Class 7—Subordinated Note Claims

Class 8—Subordinated Securities Claims

Class 9—RWHI Equity Interests

In the event that no Secured Credit Agreement Claim exists as of the date of commencement of the Confirmation Hearing (as a result of the repayment of all such claims from the proceeds of the DIP Facility), Class 1 will be deemed to have been deleted from the Plan for all purposes, including for purposes of (a) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code and (b) distributions to be made under the Plan.

D. Treatment of Claims and Interests

The treatment of Claims and Equity Interests pursuant to Article III of the Plan is as follows:

1.	Treatment of Claims and Equity Interests

(a)	Class 1—Secured Credit Agreement Claims

(i)	Treatment: On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Secured Credit Agreement Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(ii)	Voting: Class 1 is Unimpaired. Holders of Secured Credit Agreement Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(b)	Class 2—Floating Rate Secured Note Claims

(i)	Treatment: On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Floating Rate Secured Note Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(ii)	Voting: Class 2 is Unimpaired. Holders of Floating Rate Secured Note Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(c)	Class 3—Other Secured Claims

(i)	Treatment: Each Holder of an Allowed Other Secured Claim shall have such Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code such that the Claim is rendered Unimpaired, except to the extent that the Holder agrees to less favorable treatment thereof. The failure of the Debtors or any other party in interest (including the Steering Committee) to File an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated under the Plan shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest (including the Steering Committee) to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such Other Secured Claim becomes Allowed, or (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 3 is Unimpaired. Holders of Other Secured Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(d)	Class 4—Other Priority Claims

(i)	Treatment: Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which the Claim entitles such Holder, on or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on which such Other Priority Claim becomes Allowed, (y) the date on which such Other Priority Claim otherwise is due and payable, and (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 4 is Unimpaired. Holders of Other Priority Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(e)	Class 5—General Unsecured Claims

(i)	Treatment: Each Holder of an Allowed General Unsecured Claim will have such Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code such that the Claim is rendered Unimpaired, except to the extent that such Holder agrees to less favorable treatment thereof. The failure of the Debtors or any other party in interest (including the Steering Committee) to File an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated under the Plan will be without prejudice to the rights of the Reorganized Debtors or any other party in interest (including the Steering Committee) to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim will be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such General Unsecured Claim becomes Allowed, or (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 5 is Unimpaired. Holders of General Unsecured Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(f)	Class 6—Senior Note Claims

(i)	Treatment: Each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof: (A) on the Subscription Commencement Date, its Pro-Rata Share of Senior Note Rights (to acquire up to 25,000 shares of Reorganized RII Series A Preferred Stock); and (B) on, or as soon as practicable after, the Effective Date, its Pro-Rata Share of (x) the New Third-Lien Notes (i.e., $100 million in original principal amount), (y) the Senior Note Cash (i.e., approximately $65 million assuming an October 1, 2007 Petition Date) and (z) the Senior Note Preferred Shares (i.e., up to 2,000 shares of Reorganized RII Series A Preferred Stock).

(ii)	Allowance: The Senior Note Claims shall be deemed Allowed in the aggregate sum of (A) the Senior Note Principal Amount (i.e., $145 million) (and the accrued and unpaid non-default rate interest thereon through the Effective Date) plus (B) the amount of the Consent Fee (i.e., $10 million).

(iii)	Voting: Class 6 is Impaired. Holders of Allowed Senior Note Claims are entitled to vote to accept or reject the Plan.

(g)	Class 7—Subordinated Note Claims

(i)	Treatment: Each Holder of an Allowed Subordinated Note Claim shall receive, in full satisfaction and discharge thereof: (A) on the Subscription Commencement Date, its Pro-Rata Share of Subordinated Note Rights (to acquire up to 60,000 shares of Reorganized RII Series B Preferred Stock); and (B) on, or as soon as practicable after, the Effective Date, its Pro-Rata Share of Available Reorganized RII Common Stock (i.e., 100% of the Reorganized RII Common Stock, subject to dilution with respect to the approximately 5% of such stock to be issued under the New Management Incentive Plan).

(ii)	Allowance: The Subordinated Note Claims shall be deemed Allowed in the aggregate principal amount of $315 million (and the accrued and unpaid non-default rate interest thereon through the Petition Date, i.e., approximately $30 million assuming a Petition Date of October 1, 2007).

(iii)	Voting: Class 7 is Impaired. Holders of Allowed Subordinated Note Claims are entitled to vote to accept or reject the Plan.

(h)	Class 8—Subordinated Securities Claims

(i)	Treatment: No Holder of a Subordinated Securities Claim will be entitled to, nor will it receive or retain, any property or interest in property on account of such Subordinated Securities Claim. On the Effective Date, all Subordinated Securities Claims will be cancelled, extinguished and discharged.

(ii)	Voting: Class 8 is Impaired. Holders of Subordinated Securities Claims are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(i)	Class 9—RWHI Equity Interests

(i)	Treatment: No Holder of RWHI Equity Interests will be entitled to, nor will it receive or retain, any property or interest in property on account of such RWHI Equity Interests. On the Effective Date, all RWHI Equity Interests will be cancelled, extinguished and discharged.

(ii)	Voting: Class 9 is Impaired. Holders of RWHI Equity Interests are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

2.	Confirmation Pursuant to 1129(b) of the Bankruptcy Code

Section 3.3 of the Plan provides that if any Class of Claims or Equity Interests entitled to vote on the Plan does not vote to accept the Plan, the Debtors may, with the consent of the Requisite Senior Note Committed Purchasers, the Requisite Subordinated Note Committed Purchasers, the Requisite Committed Purchasers and the Steering Committee seek to confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code or to amend or modify the Plan in accordance with section 8.4 thereof. With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

E.	Means of Implementation of Plan

1.	Compromise of Controversies

The Plan is the product of extensive negotiations with the Plan Support Parties, as representatives of the Classes of Claims that are Impaired by the Plan. Section 4.1 of the Plan provides that in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

2.	Guarantees

The Secured Credit Agreement, the Floating Rate Secured Notes, the Senior Notes and the Subordinated Notes all have been guaranteed by certain of the Prospective Debtors. Section 4.2 of the Plan contemplates that on the Effective Date, all guarantees by any Prospective Debtor of the payment, performance, or collection of another Debtor with respect to the Claims specified in Class 1, Class 2, Class 6 and Class 7 will be forever discharged, eliminated, cancelled and of no further force and effect.

3.	Vesting of Assets

Pursuant to section 4.3 of the Plan, except as otherwise provided in the Plan or in any Plan Document, on the Effective Date, title to all Assets of any Debtor will vest in such Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests.

4.	Continued Corporate Existence and New Constituent Documents

On and after the occurrence of the Effective Date, the Reorganized Debtors will be authorized to operate their respective businesses, and to use, acquire or dispose of Assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules. With the exception of RWHI, each of the Prospective Debtors, as Reorganized Debtors, will continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable New Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law; provided, however, that such continued corporate existence will not apply to any entity whose existence has been terminated in connection with a restructuring transaction permitted pursuant to section 4.15 of the Plan.

Pursuant to section 1123(a)(6) of the Bankruptcy Code, with respect to each Debtor that is a corporation, a limited liability corporation or a limited liability partnership, the charter (or other similar constituent document) is required, after the Effective Date, to provide for (i) a prohibition on the issuance of non-voting equity securities and (ii) as to all of the classes of stock possessing voting power, an appropriate distribution of voting power among the classes, including, in the case of stock that is preferred for dividend purposes, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of dividends. The Plan provides that the New Constituent Documents for each of the Prospective Debtors other than Remy Powertrain, L.P. (which is a Delaware limited partnership) will be amended consistent with section 1123(a)(6) of the Bankruptcy Code. Section 8.2 of the Plan provides that it is a condition precedent to the effectiveness of the Plan that the Reorganized RII Certificate of Incorporation and the Reorganized RII Certificates of Designation must be duly filed with the Delaware Secretary of State, unless such condition is waived pursuant to the terms of the Plan. In addition, on, or as soon as practicable after, the Effective Date, the Reorganized Debtors will, in consultation with the Steering Committee, (a) make any and all filings as may be required in connection with the New Constituent Documents with the appropriate governmental offices and/or agencies and (b) take any and all other actions as may be required to render the New Constituent Documents effective.

5.	Cancellation of Notes, Instruments, Debentures, Equity Interests and Liens

Section 4.5 of the Plan provides that so long as the treatments provided for in, and the distributions contemplated by, Article III of the Plan are made as provided therein, each of (a) the Floating Rate Secured Notes, (b) the Senior Notes, (c) the Subordinated Notes, (d) the Prepetition Indentures, (e) the RWHI Equity Interests, (f) the RII Equity Interests, and (g) any other notes, bonds, indentures, certificates or other instruments or documents evidencing or creating any Claims or Equity Interests that are Impaired under the Plan, will be cancelled and deemed terminated, and shall represent only the right to receive the distributions, if any, to which the Holders thereof are entitled under the Plan; provided, however, that solely in the event and to the extent that the Prepetition Indenture Trustees do not receive payments of their fees, costs and expenses payable pursuant to section 2.4 of the Plan, the provisions of the Prepetition Indentures granting the Prepetition Indenture Trustees charging liens or other rights against distributions payable to holders of the Prepetition Notes shall survive the cancellation of the Prepetition Indentures and remain in full force and effect, until such payments are made in accordance with section 2.4 of the Plan (but in no event shall such rights decrease the distributions to be made to the noteholders under the Plan). Except with respect to their obligations concerning the distributions to be made by the Disbursing Agent under the Plan (as described in section 6.2 of the Plan), as of the Effective Date, the Prepetition Indenture Trustees shall have no further obligations under their respective Prepetition Indentures.

Under section 4.6 of the Plan, upon the Effective Date, any Lien (other than a Lien with respect to a Class 3 Claim that is reinstated pursuant to the treatment provided by section 3.2(c) of the Plan) securing any Secured Claim will be deemed released, and the Holder of such Secured Claim will be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

6.	Directors and Officers of the Reorganized Debtors

Pursuant to section 1129(a)(5) of the Bankruptcy Code, which requires, among other things, that the plan proponent disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director or officer of the debtor, the identity and affiliations of each proposed member of the initial Reorganized RII Board of Directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement. The initial Reorganized RII Board of Directors will consist of seven directors, (i) two of whom will be designated by the members of the Steering Committee who are Holders of Subordinated Note Claims (based upon the holdings of such Holders), (ii) one of whom will be designated by the Senior Note Committed Purchasers, (iii) three of whom will be designated by the Requisite Subordinated Note Committed Purchasers, and (iv) one of whom will be the initial chief executive officer of Reorganized RII. Each member of the initial Reorganized RII Board of Directors (other than the initial chief executive officer of Reorganized RII) will assume such position on the day immediately following the Effective Date. Any subsequent Reorganized RII Board of Directors will be elected, classified, and composed in a manner consistent with the Reorganized RII New Constituent Documents, and applicable non-bankruptcy law. The identity and affiliations of each of the New Employment Agreement Officers and proposed members of each other Reorganized Subsidiary Debtors’ Board of Directors also will be disclosed in the Plan Supplement.

The Plan contemplates that on, or as soon as practicable after, the Effective Date, the Reorganized Debtors will enter into the New Employment Agreements with the New Employment Agreement Officers (i.e. John H. Weber, Jerry Mills, Kerry A. Shiba, David Muir, Jay Pittas and RII’s chief financial officer).20 The New Employment Agreements will supersede any and all other employment agreements by and between us and the New Employment Agreement Officers who are parties to such agreements.

[20]

Although not a New Employment Agreement Officer, we will be entering into a modified employment agreement with Philippe James. Certain of the figures disclosed herein in connection with the compensation payable to the New Employment Agreement Officers includes compensation that will be payable to Mr. James.

The Plan also contemplates the adoption of the New Management Incentive Plan, which will include: (i) the amendment and restatement of our Annual Incentive Bonus Plan (resulting in the Amended and Restated Annual Incentive Bonus Plan); (ii) entry into the 2010 Long-Term Incentive Cash Bonus Plan and (iii) granting of shares of restricted stock pursuant to the Reorganized RII Restricted Stock Agreements. The material terms of the New Employment Agreements, the Reorganized RII Restricted Stock Agreements, the Amended and Restated Annual Bonus Plan and the 2010 Long-Term Incentive Cash Bonus Plan are attached hereto in Exhibit F and are described more fully in Article VII.G. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Management Incentive Plan and the New Employment Agreements.”

7.	Corporate Action

Section 4.10 of the Plan provides that all actions contemplated by the Plan will be deemed authorized and approved in all respects, including (a) the adoption of the New Constituent Documents and the New Management Incentive Plan, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the execution of and entry into the New Employment Agreements and the Exit Facility Documents, (d) the issuance of the New Third-Lien Notes, (e) the issuance of the Reorganized RII Common Stock, (f) the issuance of the Reorganized RII Preferred Stock, (g) the execution of and entry into the Registration Rights Agreement and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by us or the Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. Upon the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors will be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary and desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the Exit Facility Documents, (ii) the New Third-Lien Note Indenture, (iii) the Registration Rights Agreement and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated in section 4.10 of the Plan will be effective notwithstanding any requirements under any applicable non-bankruptcy law. The Plan further provides that the issuance of shares of Reorganized RII Common Stock and Reorganized RII Preferred Stock will be exempt from the requirements of section 16(b) of the Exchange Act (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director by deputization for purposes thereof) as of the Effective Date.

8.	Sources of Cash for Plan Distribution

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made under the Plan will be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash balances, the Exit Facility and the Rights Offering.

9.	Restructuring Transactions

Pursuant to section 4.15 of the Plan, from the Confirmation Date through the Effective Date, and subject to the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee we will be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of our businesses, to otherwise simplify our overall corporate structure or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which they currently are incorporated. In effecting the Restructuring Transactions, the Debtors will be permitted to (a) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree, (b) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (c) file appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (d) take all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by us, the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting or acquiring corporation will perform the obligations of such Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Debtor will perform such obligations.

10.	Registration Rights

On, or as soon as practicable after, the Effective Date, Reorganized RII will enter into the Registration Rights Agreement with each Plan Support Party and any recipient of shares of Available Reorganized RII Common Stock that, prior to the Effective Date, notifies the Debtors and counsel to the Informal Committee, in writing, that such Person desires to be a party thereto. See Article VII.F. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Registration Rights Agreement.”

11.	Rights Offering

On the Subscription Commencement Date we will commence the Rights Offering. Pursuant to the Rights Offering (i) Holders of Senior Note Rights will be entitled to subscribe for up to 25,000 shares of Reorganized RII Series A Preferred Stock (representing $25 million) and (ii) Holders of Subordinated Note Rights will be entitled to subscribe for up to 60,000 shares of Reorganized RII Series B Preferred Stock (representing $60 million). RWHI and RII (together with certain of their subsidiaries), the Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers have entered into the Backstop Commitment Agreement. The Backstop Commitment Agreement provides that, subject to the satisfaction of certain conditions precedent, not less than (i) 25,000 shares of Reorganized RII Series A Preferred Stock (representing $25 million) and (ii) 60,000 shares of Reorganized RII Series B Preferred Stock (representing $60 million) will be purchased prior to the Effective Date and that the gross proceeds of the Rights Offering of $85 million will be available to the Debtors and the Reorganized Debtors for working capital and other purposes. See Article VI. “RIGHTS OFFERING.”

12.	CVC Settlement Agreement

Pursuant to section 4.12 of the Plan, the transactions contemplated by the CVC Settlement Agreement will be implemented on the Effective Date, subject to the terms and conditions thereof and in the Plan.

13.	Dissolution of RWHI

Pursuant to section 4.14 of the Plan, any and all assets and liabilities of RWHI will be transferred to (or assumed by, as applicable) RII on the Effective Date, and immediately thereafter, RWHI will be dissolved, and the Plan further allows and requires the Reorganized Debtors to make any filings required to effect the dissolution of RWHI and to take any and all other actions that may be required to render such dissolution effective.

VI.	RIGHTS OFFERING

A.	Section 1145 Exemption

Section 1145 of the Bankruptcy Code exempts from registration under the Securities Act securities issued under a chapter 11 plan either entirely in exchange for a claim against or interest in a debtor or issued principally in such exchange and partly for cash or property. We believe that the offering and issuance of the Subscription Rights and the shares of Reorganized RII Preferred Stock issuable upon the exercise thereof satisfy the requirements of section 1145. The aggregate value of the New Third-Lien Notes, Senior Note Cash and Senior Note Preferred Shares to be issued under the Plan to holders of Senior Note Claims exceeds the aggregate amount of cash payable to the Debtors upon the exercise of Senior Note Rights. Similarly, the aggregate value of the Reorganized RII Common Stock to be issued under the Plan to holders of Subordinated Note Claims exceeds the aggregate amount of cash payable to the Debtors upon the exercise of Subordinated Note Rights. Therefore, the Subscription Rights and the shares of Reorganized RII Preferred Stock issuable upon the exercise thereof will be exempt from registration under the Securities Act pursuant to section 1145 of the Bankruptcy Code.

B.	Motion to Approve Rights Offering

Prior to the Subscription Commencement Date, for the purpose of ensuring that the Rights Offering is successfully concluded prior to the Confirmation Hearing, we intend to file a motion seeking (i) authority to implement the Rights Offering and approving the related procedures described below and (ii) confirmation that the offering and issuance of the Subscription Rights and the shares of Reorganized RII Preferred Stock qualify for the registration exemption provided under section 1145 of the Bankruptcy Code. We intend to request that the procedures described below be utilized in connection with the issuance and exercise of the Subscription Rights, but no assurances can be made that such procedures will be authorized by the Bankruptcy Court.

C.	Issuance of Subscription Rights

The Rights Offering will commence on the Subscription Commencement Date, and a Subscription Form will be mailed to each Offeree on, or as soon as practicable after, such date. The Rights Offering will conclude on the Subscription Expiration Date, such date to be set forth in the Subscription Approval Order.

The Senior Note Rights. Each Holder of an Allowed Senior Note Claim as of the Subscription Record Date will have the opportunity, but not the obligation, to participate in the Rights Offering entitling such Holder to subscribe for all or a portion of its Pro-Rata Share (determined as of the Subscription Record Date) of the Reorganized RII Series A Preferred Stock. Any Holder of an Allowed Senior Note Claim who fully subscribes for its Pro-Rata Share of Reorganized RII Series A Preferred Stock also may oversubscribe (on a pro-rata basis) to exercise any Senior Note Rights not subscribed for by other Holders of Allowed Senior Note Claims. To the extent that any Senior Note Rights remain unexercised after the Subscription

Expiration Date, such Senior Note Rights will be null and void and have no further value. Pursuant to the Backstop Commitment Agreement, the Senior Note Committed Purchasers have committed to purchase, in the aggregate, up to 25,000 shares of Reorganized RII Series A Preferred Stock that are not otherwise subscribed for in the Rights Offering, on the terms and conditions set forth in the Backstop Commitment Agreement. We will collaborate with the Steering Committee to devise a mechanism whereby any Holder of Allowed Senior Note Claims that elects to participate in the Rights Offering will be able to apply all or any portion of the Senior Note Cash that such Holder is entitled to receive under the Plan toward the payment required in connection with the exercise of such Holder’s Senior Note Rights. In addition, any Senior Note Committed Purchaser that is required to purchase any shares of Reorganized RII Series A Preferred Stock pursuant to the Backstop Commitment Agreement will be permitted to apply all or any portion of its Pro-Rata Share of the Senior Note Backstop Fee towards the payment required in connection with such purchase.

The Subordinated Note Rights. Each Holder of an Allowed Subordinated Note Claim as of the Subscription Record Date will have the opportunity, but not the obligation, to participate in the Rights Offering entitling such Holder to subscribe for all or a portion of its Pro-Rata Share (determined as of the Subscription Record Date) of the Reorganized RII Series B Preferred Stock. Any Holder of an Allowed Subordinated Note Claim who fully subscribes for its Pro-Rata Share of Reorganized RII Series B Preferred Stock also may oversubscribe (on a pro-rata basis) to exercise any Subordinated Note Rights not otherwise subscribed for by other Holders of Allowed Subordinated Note Claims. To the extent that any Subordinated Note Rights remain unexercised after the Subscription Expiration Date, such Subordinated Note Rights will be null and void and have no further value. Pursuant to the Backstop Commitment Agreement, the Subordinated Note Committed Purchasers have committed to purchase, in the aggregate, up to 60,000 shares of Reorganized RII Series B Preferred Stock not subscribed for in the Rights Offering, on the terms and conditions set forth in the Backstop Commitment Agreement. Any Subordinated Note Committed Purchaser that is required to purchase any such shares of Reorganized RII Series B Preferred Stock pursuant to the Backstop Commitment Agreement will be permitted to apply all or any portion of its Pro-Rata Share of the Subordinated Note Backstop Fee toward the payment required in connection with such purchase.

D.	Exercise of Subscription Rights

Each Offeree may exercise all or any portion of such Offeree’s Subscription Rights pursuant to the procedures outlined below. We may adopt, with the consent of the Steering Committee, such additional detailed procedures consistent with the provisions of the Plan and the Subscription Approval Order to more efficiently administer the exercise of the Subscription Rights. The exercise of any Subscription Right will be irrevocable.

All questions concerning the timeliness, viability, form, and eligibility of any exercise of Subscription Rights will be determined by us (with the consent of the Steering Committee), and our good faith determination in that regard shall be final and binding. We may, in our discretion reasonably exercised in good faith and with the consent of the Steering Committee, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as we may determine, or reject any purported exercise of any Subscription Right. We will use commercially reasonable efforts to give notice to any Offeree regarding any defect or irregularity in connection with any purported exercise of Subscription Rights by such Offeree and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that none of the Debtors, the Reorganized Debtors nor the Subscription Agent will incur any liability for failure to give such notification.

In order to exercise the Subscription Rights, each Offeree must: (i) return a duly completed Subscription Form to the Subscription Agent so that such form is actually received by the Subscription Agent on or before the Subscription Expiration Date, or, in the case of securities held through a bank or brokerage firm, arrange for such firm to effect such Offeree’s subscription through DTC, so that such form or DTC instruction is actually received by the Subscription Agent on or before the Subscription Expiration Date; and (ii) pay or arrange for payment to the Subscription Agent on or before the Subscription Expiration Date, or by DTC to the Subscription Agent, such Offeree’s Subscription Purchase Price in accordance with the wire instructions set forth on the Subscription Form or by certified bank or cashier’s check delivered to the Subscription Agent along with the Subscription Form.

If the Subscription Agent for any reason does not receive from an Offeree (or DTC) both: (i) a duly completed Subscription Form or equivalent instructions from DTC on or prior to the Subscription Expiration Date and (ii) immediately available funds in an amount equal to such holder’s Subscription Purchase Price on or prior to the Subscription Expiration Date, or payment by DTC with respect to such Offeree’s Subscription Rights, such Offeree shall be deemed to have relinquished and waived its right to participate in the Rights Offering. Each Offeree intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right(s) on or prior to the Subscription Expiration Date.

We will not issue fractional Subscription Rights or Cash in lieu of fractional Subscription Rights. Fractional Subscription Rights will be rounded down to the nearest whole number.

The payments made in connection with the Rights Offering shall be deposited and held by the Subscription Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at our option (and with the consent of the Requisite Committed Purchasers and the Steering Committee), but not later than 20 days after the Effective Date. The Subscription Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien.

On the Subscription Commencement Date, we will cause the Subscription Form to be mailed to each Offeree, together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for the payment (to the extent required) of the applicable Subscription Purchase Price for such portion of the Subscription Rights sought to be exercised by such Offeree. Brokerage firms or banks holding Senior Notes and/or Subordinated Notes on behalf of beneficial owners will be provided with sufficient quantities of Subscription Forms and subscription materials to forward to beneficial owners of those securities, and shall effect any exercise of Subscription Rights on behalf of such beneficial owners through DTC’s ASOP system. Brokerage firms or banks may use the Subscription Forms provided or such other form as they may customarily use for the purpose of obtaining instructions with respect to a subscription on account of the beneficial owner’s Subscription Rights.

E.	Transfer and Revocation of Subscription Rights

The Subscription Rights are not Transferable. Any Transfer or attempted Transfer of any Subscription Rights will be null and void, and we will not treat any purported transferee as the holder of any Subscription Rights. Once an Offeree has properly exercised any Subscription Rights, such exercise cannot be revoked.

F.	Backstop Commitment Agreement

In connection with the Rights Offering, we entered into the Backstop Commitment Agreement with the Committed Purchasers. Subject to the terms of the Backstop Commitment Agreement, each Committed Purchaser has agreed to purchase a specified percentage of Reorganized RII Preferred Stock (the Senior Note Committed Purchasers have agreed to purchase up to 25,000 shares of Reorganized RII Series A Preferred Stock and the Subordinated Note Committed Purchasers have agreed to purchase up to 60,000 shares of Reorganized RII Series B Preferred Stock, which, in the aggregate, is the full 85,000 shares that are subject to the Rights Offering).

The respective obligations of the Committed Purchasers under the Backstop Commitment Agreement are subject to the satisfaction of certain conditions precedent, which may be waived, as set forth in the Backstop Commitment Agreement. Among other conditions precedent: (i) the Plan Support Agreement must be in effect; (ii) the Confirmation Order must be entered and be a final order; (iii) other definitive documentation necessary to consummate the transactions contemplated by the Plan must be in form and substance reasonably satisfactory to the parties to the Backstop Commitment Agreement; (iv) our representations and warranties in the Backstop Commitment Agreement must be true and correct; (v) the Reorganized RII Preferred Stock must be issued and distributed pursuant to an exemption from registration under the Securities Act; (vi) and there must not have occurred any unwaived termination events permitting the Committed Purchasers to terminate the Backstop Commitment Agreement. It is also a condition precedent that no Material Adverse Effect (as defined in the Backstop Commitment Agreement) has occurred from December 31, 2006 through the Effective Date.

The Backstop Commitment Agreement contains representations and warranties made by us and the Committed Purchasers. Our representations and warranties relate to, among other things: corporate organization and similar corporate matters; authorization, execution, delivery and enforceability of the Backstop Commitment Agreement, the Plan and this Solicitation and Disclosure Statement; authorization of the issuance of the Reorganized RII Preferred Stock pursuant to the Rights Offering; the nonoccurrence of any Material Adverse Effect (as defined in the Backstop Commitment Agreement) since the date of certain referenced financial statements; and that we have not made a general solicitation or general advertisement regarding the Subscription Rights or the Rights Offering. The representations and warranties of the Committed Purchasers relate to, among other things: corporate organization and similar corporate matters; authorization, execution, delivery and enforceability of the Backstop Commitment Agreement; and investment intent and compliance with federal and state securities laws.

Under the Backstop Commitment Agreement, we also have agreed with the Committed Purchasers to use reasonable best efforts to fulfill our obligations under the Plan and consummate the transactions contemplated by the Plan and the Backstop Commitment Agreement. In addition, we have agreed to reimburse the Committed Purchasers for fees for their legal counsel and financial advisors, subject to certain limitations set forth in the Backstop Commitment Agreement.

The Backstop Commitment Agreement also requires us to provide the Committed Purchasers with three Business Days to review the Plan and all other documents to be filed with the Bankruptcy Court. We are required to provide the Committed Purchasers such information as they may reasonably request.

The Committed Purchasers may terminate the Backstop Commitment Agreement under certain circumstances, which include any of the following: (i) our material breach of the Backstop Commitment Agreement; (ii) the failure to satisfy the material terms and conditions set forth in the Backstop Commitment Agreement (including the occurrence of a Material Adverse Effect as defined therein); (iii) our inability to satisfy the conditions precedent to obligations of the Committed Purchasers; (iv) the making of a public announcement, entry into an agreement or filing of a document evidencing our intention to take or support any action that is materially inconsistent with the transactions contemplated by the Plan or the Backstop Commitment Agreement; and (v) the termination of the Plan Support Agreement in accordance with its terms.

The obligations, representations and warranties of the Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers are several and not joint. In consideration for the Backstop Commitment Agreement, upon the Effective Date, the Subordinated Note Committed Purchasers will be paid a fee, on a ratable basis, of $1.2 million, and the Senior Committed Purchasers will be paid a fee, on a ratable basis, of $500,000.

G.	Use of Proceeds of the Rights Offering

The proceeds of the Rights Offering will be used (i) to fund Cash payments required to be made under the Plan and the Plan Support Agreement and (ii) for general corporate purposes of the Reorganized Debtors.

VII.	DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN

A.	Description of GM Agreements

In connection with a financial review of our OEM business, we undertook an analysis of sales and profitability data by major customer and product. We have negotiated pricing and other concessions from a number of our customers, the most significant of which are from our largest customer, GM.

In 2006, our sales to GM represented approximately 25% of our total sales. Sales to GM were made in North America, Brazil, Europe, China and Korea, and we supply GM with more than 85% of the starters and 45% of the alternators for GM’s passenger cars produced in North America. Although GM is our largest customer in terms of sales, in recent years the profitability of parts sold to GM fell to levels that were not economical for us, due, in large part, to contractual price reductions (or long-term adjustments) and unrecoverable increases in raw material prices that reduced sales prices to levels below cost.

Discussions with GM commenced during the early months of 2007 and were centered on modifications to our existing purchase orders with GM. Our central objective in those discussions was to improve the profitability of the products we sell to GM. We understand that GM’s main objective was to ensure a reliable source of supply for the parts we manufacture over the life of each current vehicle platform.

In July 2007, we reached agreement with GM with respect to modifications to existing purchase orders, as documented in the GM Agreements. The most significant terms and provisions of the GM Agreements include:

•

the conversion of all existing purchase orders to long-term contracts – under the resulting GM Supply Contracts, we will supply 100% of GM’s requirements for parts that it currently produces for existing vehicle programs, and many of the contract termination dates have been extended to coincide with GM’s time period for the related vehicle programs;

•	pricing modifications under a majority of the contracts through various mechanisms; and

•

clarification of GM’s rights in connection with a default by the Company under the GM Supply Contracts – in certain respects these rights have been expanded. To help ensure continuous flow of parts from our manufacturing facilities to GM and upon an event of default, GM would, among other things, have the right to:

i.	access and manage our GM product lines, which are the subject of the disruption;

ii.	resource our products to other vendors; and

iii.	purchase tooling and utilize royalty-free intellectual property licenses in connection with the resourcing of our products.

Under the GM Agreements, defaults include:

•	certain supply defaults in shipping product to GM (which defaults exclude the occurrence of any “force majeure” as defined in the GM Agreements);

•	material uncured breaches of the terms of the GM Agreements;

•

certain uncured defaults under the Company’s credit and loan agreements entered into after the Effective Date which result in: (i) requests for additional accommodations from GM or (ii) our inability to provide assurances of our continued access to adequate financing and liquidity;

•	the commencement of certain foreclosure or other enforcement actions by the agents under our credit or loan agreements entered into after the Effective Date; or

•	certain uncured monetary defaults under any other real estate or equipment leases for the two plants in Mexico which are subject to GM’s access rights.

The GM Agreements provide that we must assume both the underlying agreements and certain related purchase orders and that such assumptions will be a condition precedent to the Effective Date. We anticipate that such assumption will occur in connection with the confirmation of the Plan pursuant to section 5.1 thereof. Under certain conditions, however, including: (i) our failure to receive or retain the votes necessary for confirmation of the Plan, (ii) a determination by the Bankruptcy Court that we have not complied with certain Bankruptcy Code requirements for the solicitation of such votes or (iii) the existence of an unresolved confirmation objection, GM may be entitled to require us to seek the assumption of the GM Agreements pursuant to a motion.

The GM Agreements are conditioned upon receipt of certain third-party consents with respect to GM’s rights after an event of default and, assuming the conditions precedent have been satisfied, will become effective upon the Effective Date. In the event that the Effective Date has not occurred on or before December 31, 2007, the GM Agreements will terminate. Upon such termination, however, any existing purchase orders will remain in effect, and certain provisions of the GM Agreements concerning extensions of purchase orders and metals price indexing will survive.

B.	Description of Exit Financing

On July 30, 2007, we entered into the original DIP/Exit Commitment Letter and on August 29, 2007 we amended the commitment. A copy of the DIP/Exit Commitment Letter is attached hereto as Exhibit I. The Exit Facility Arranger agreed to provide us with up to $330 million in the form of senior secured credit facilities following consummation of the Plan. The proceeds from the Exit Facility will be used to refinance the DIP Facility and certain other existing senior secured indebtedness of RII, including the Floating Rate Secured Notes, and to make certain other distributions pursuant to the terms of the Plan, fund certain transaction fees and expenses associated with the consummation of the Plan and for other general corporate purposes following the Effective Date. If confirmation of the Plan does not occur by December 14, 2007, the DIP/Exit Commitment Letter will terminate, unless extended by the Exit Facility Agent.

The principal terms of the Exit Facility are summarized below. Capitalized terms used in this Article VII.B. “Description of Exit Financing” but not otherwise defined in Annex II shall have the meanings assigned such terms in the DIP/Exit Commitment Letter. The DIP/Exit Fee Letter includes customary “market flex” provisions which permit Barclays Capital, subject to certain limitations, to adjust the terms and conditions, pricing and/or structure of the Exit Facility if Barclays Capital reasonably determines that such changes are necessary to facilitate the successful syndication of the Exit Facility. If Barclays Capital exercises its rights pursuant to this provision, the final terms and conditions, pricing and structure of the Exit Facility (including the terms and conditions of the Intercreditor Agreement) may differ from those indicated below.

Borrower:	Reorganized RII and certain subsidiaries to be determined.

Guarantors:	Each existing and subsequently acquired or organized domestic and material foreign subsidiary of RII (to the extent that there are no material adverse tax consequences with respect to any foreign subsidiary’s inclusion as a Guarantor).

Lenders:	Barclays and other financial institutions selected by Barclays in consultation with RII.

Lead Arranger:	Barclays Capital.

Exit Facility Agent:	Barclays.

Exit Facilities:	Exit Revolving Credit Facility: A $125 million asset based revolver including the Exit L/C Facility (not in excess of $ 20 million).

First-Lien Term Loan: The First-Lien Term Loan Facility of $150 million.

Second-Lien Term Loan: The Second-Lien Term Loan Facility of $55 million.

Availability:	Exit Revolving Credit Facility: Amounts available will be limited to the lesser of (a) $125 million and (b) the Borrowing Base. At the Borrower’s option, up to $20 million of such amounts may be made available for the issuance of Letters of Credit by Barclays.

First-Lien Term Loan: One drawing of up to $150 million under the First-Lien Term Loan Facility shall be available to the Borrower on the Closing Date.

Second-Lien Term Loan: One drawing of up to $55 million under the Second-Lien Term Loan Facility shall be available on the Closing Date.

Term:	The Exit Facility shall terminate on the earliest of (i) the date that is (a) 5 years from the Closing Date in the case of the Exit Revolving Credit Facility, (b) 6 years from the Closing Date in the case of the First-Lien Term Loan Facility and (c) 6 1/2 years from the Closing Date in the case of the Second-Lien Term Loan Facility, or (ii) the date of termination of the commitments and/or acceleration of any outstanding extensions of credit.

Interest Rate:	At the Borrower’s option, either the LIBOR Rate or the Alternate Base Rate, plus the applicable margins set forth below:

Exit Revolving Credit Facility:

Applicable LIBOR Margin of 2.00% and Applicable ABR Margin of 1.00%. Upon the earlier of (i) ninety days after the Closing Date of the DIP Facility or (ii) the Closing Date of the Exit Facility, the applicable margin for the Exit Revolving Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

Excess Availability	Applicable LIBOR Margin	Applicable Facility ABR Margin
> $85 million	1.75%	0.75%
< $85 million but > $40 million	2.00%	1.00%

< $40 million	2.25%	1.25%

First-Lien Term Loan: Applicable LIBOR Margin of 4.00% and Applicable Facility ABR Margin of 3.00%.

Second-Lien Term Loan: Applicable LIBOR Margin of 7.00% and Applicable Facility ABR Margin of 6.00%.

Upon an event of default, default interest and letter of credit fees at 2.00% above the rate otherwise applicable thereto.

Facility Fees:	Exit Revolving Credit Facility Commitment Fee: 0.375% per annum payable on the unused portion of the Exit Revolving Credit Facility;

Term Loan Facility Commitment Fee: 1% per annum on the committed but undrawn portion of the Term Loan Facilities from the DIP Facility Closing Date to the Exit Facility Closing Date. The undrawn portion of the Term Loan Facilities means $50 million of the First-Lien Term Loan and the entire $ 55 million of the Second-Lien Term Loan.

Letter of Credit Fees: (i) The Applicable LIBOR Margin then in effect for the Exit Revolving Credit Facility, multiplied by (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit. In addition, a fronting fee will be payable to the Issuing Bank as well as certain customary fees assessed thereby.

Interest Rate Protection:	No later than 90 days following the Closing Date and at all time thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total funded Exit Facility (excluding the portion of the Revolving Credit Facility or other debt for which interest is not paid in cash) of the Borrower and its subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) indebtedness that bears interest at a fixed rate.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayments:	Borrower shall make the following mandatory prepayments (subject to certain basket amounts to be agreed):

Indebtedness/Equity/Extraordinary Receipts: (a) 100% of the net cash proceeds received from the incurrence of indebtedness, (b) 50% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the Rights Offering) and (c) 100% of the net cash proceeds from the receipt of any extraordinary receipts by Borrower or its subsidiaries including capacity for reinvestment on terms to be agreed.

Dispositions: 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries (including as a result of casualty or condemnation) with certain specified exceptions.

Excess Cash Flow: Beginning with the fiscal year ended December 31, 2008 prepayments in an amount equal to 50% of the annual excess cash flow of Borrower.

Call Premium:	In the event all or any portion of the Second-Lien Term Loan Facility is repaid for any reason prior to the second anniversary of the Closing Date, such repayments will be made at (i) 102.0% of the amount repaid if such repayment occurs on or prior to the first anniversary of the Closing Date, (ii) 101.0% of the amount repaid if such repayment occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (iii) at par thereafter.

Security/Priority:	Exit Revolving Credit Facility: The Exit Revolving Credit Facility will be secured by a first priority security interest on all cash and working capital assets of the Borrower and the Guarantors. The Exit Revolving Credit Facility will have a third priority security interest and mortgage on the Exit Term Loan Collateral.

First-Lien Term Loan: The First-Lien Term Loan Facility will be secured by a first priority security interest and mortgage (where applicable) in all assets of the Borrower and the Guarantors (excluding the Revolver Collateral) including machinery, equipment, real estate and other fixed assets, intangibles, intellectual property, contracts, license agreements and a stock pledge of the Borrower and each subsidiary of the Borrower (limited to 65% of the capital stock of each foreign subsidiary) and Guarantors. The First-Lien Term Loan Facility will have a second priority security interest on the Exit Revolver Collateral.

Second-Lien Term Loan: The Second-Lien Term Loan Facility will be secured by a second priority security interest and mortgage (where applicable) in the Exit Term Loan Collateral and will have a third priority security interest in the Exit Revolver Collateral.

Additionally, the Facilities shall be secured by the unencumbered foreign assets of the Borrower and the Guarantors (to the extent there are no material adverse tax consequences with respect to any security on such foreign assets), including but not limited to the following: (i) up to 65% of the capital stock of the Borrower’s first-tier foreign subsidiaries, (ii) liens on the Borrower’s and Guarantors’ assets located in Mexico as may be determined by the Arranger in its sole discretion; (iii) a negative pledge covenant as to the foreign subsidiaries’ assets exclusive of any existing liens encumbering such assets; and (iv) additional foreign assets as may be determined by the Arranger in its sole discretion to the extent permitted by applicable law.

The priority of the security interests and related creditor rights between the Exit Revolving Credit Facility, the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility will be set forth in an intercreditor agreement on terms and conditions reasonably satisfactory to the Arranger.

Closing Conditions:	The Exit Facilities are subject to conditions precedent including conditions relating to: completion by the Arranger of satisfactory confirmatory due diligence; minimum liquidity; maximum leverage ratio; EBITDA at close; corporate structure and organizational documents; confirmation of the plan; provision of financial statements; provision of financial projections; payment of costs and expenses; absence of material litigation; rating of the Exit Facility; funding of Rights Offering; customary closing documents; definitive documentation evidencing the Exit Facility; intercreditor agreement with respect to the New Third-Lien Notes; provision of lien search results; perfection of collateral; review and establishment of cash management systems; insurance; no material adverse change since December 31, 2006; receipt of necessary waivers and consents; no default or event of default and correct representations and warranties.

Affirmative Covenants:	The Loan Documents will include such affirmative covenants by each of the Borrowers and the Guarantors as are usual and customary for comparable financings including, without limitation, delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates, notices of default, litigation and other material events and other information requested by the Lenders or Administrative Agent; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	The Loan Documents will include such negative covenants by each of the Borrowers and the Guarantors as are usual and customary for comparable financings including, without limitation, limitations with respect to other indebtedness (including negative pledge and guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets (with certain specified permitted sales); dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business; in each case, with exceptions and baskets to be agreed and, provided that the New Third-Lien Notes will be Permitted Indebtedness.

Financial Covenants:	The Loan Documents will include financial covenants as are usual and customary for comparable financings including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest with respect to the New Third-Lien Notes) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default:	The Loan Documents will include such events of default as are usual and customary for comparable financings including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants; cross-default to material indebtedness to be agreed; certain “ERISA events”; material monetary and non-monetary judgments; actual or asserted impairment of any guarantee or security document or security interests; and change of control.

Indemnity:	The Revolving Credit Facility, the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility will each provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

C.	Description of the New Third-Lien Notes

The New Third-Lien Notes will be issued by Reorganized RII in an aggregate principal amount of $100 million. The terms and conditions of the New Third-Lien Notes will be substantially similar to the terms and conditions described in the Description of Notes attached hereto as Exhibit G. A summary of certain of the principal terms of the New Third-Lien Notes is set forth below. Capitalized terms used in this Article VII.C. “Description of New Third-Lien Notes” but not otherwise defined in Annex II shall have the meanings assigned such terms in Exhibit G.

Term:	The New Third-Lien Notes will have a seven-year term (commencing on the Effective Date).

Interest:	Interest will accrue at a rate, reset semi-annually, of LIBOR + 9.5% per annum in the event that interest payments are paid in cash, and at a rate of LIBOR + 12% per annum in the event that interest payments are paid in kind (meaning that such interest is paid in additional Third-Lien Notes). Whether interest is paid in cash or in kind depends upon the Free Cash Flow Coverage Ratio which measures the ratio between the Reorganized Debtors’ cash availability and their interest and certain related expenses. If the Free Cash Flow Coverage Ratio is equal or greater than 1.5:1, then interest will be paid in cash. If the Free Cash Flow Coverage Ratio is less than 1.5:1, the interest will be paid in kind or, at the election of Reorganized RII, in cash.

Guarantees:	The New Third-Lien Notes will be guaranteed by certain Reorganized RII subsidiaries.

Security:	The New Third-Lien Notes and the Guarantees will be secured by third-priority security interests in all assets of Reorganized RII and the Guarantor subsidiaries (third in priority to the first-priority and second-

priority liens securing the First-Lien Term Loan Facility and Second- Lien Term Loan Facility, respectively), in each case, subject to certain permitted liens. The Agent and Lenders under the First-Lien Term Loan Facility (and, under certain circumstances, the Second-Lien Term Loan Facility) have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the Holders of New Third-Lien Notes to realize or foreclose on the Collateral. See Article VII.D. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN— Description of Intercreditor Agreement.”

Covenants:	The indenture for the New Third-Lien Notes will contain a number of customary covenants, including with respect to the following: (i) financial covenants; (ii) limitations on indebtedness; (iii) limitations on payments to subsidiaries; (iv) limitations on liens; (v) limitations on sale/leaseback transactions; (vi) liens on after- acquired property; (vii) limitations on restrictions on distributions from subsidiaries; (viii) limitations on sales of assets and subsidiary stock; (ix) limitation on affiliate transactions; (x) limitation on the sale or issuance of capital stock of subsidiaries; (xi) mergers and consolidations; (xii) future guarantors; (xiii) reporting/information; and (ix) rating of notes.

Optional Redemption:	Reorganized RII will be entitled at its option to redeem all or a portion of the New Third-Lien Notes upon not less than 30 nor more than 60 days’ notice at the redemption prices (expressed as percentages of principal as of the redemption date), plus accrued interest to the redemption date, for any of the periods listed below:

Period	Redemption Price
2009	112%
2010	109%
2011	106%
2012	103%
2013 and thereafter	100%

Transfer of Notes:	See Article XI.B “CERTAIN OTHER LEGAL CONSIDERATIONS— Section 1145 of the Bankruptcy Code” for a discussion of certain potential restrictions on the transfer of the New Third-Lien Notes.

Change of Control:	Upon a Change of Control (as defined in the New Third-Lien Note Identure), each holder shall have the right to require Reorganized RII to repurchase their New Third-Lien Notes at the purchase price in cash (expressed in percentages of principal amount on the date of purchase) if purchased during the twelve month period commencing on the day such notes are issued with respect to each of the following years:

Period	Redemption Price
2007	100% plus Applicable Premium
2008	100% plus Applicable Premium
2009	112%
2010	109%
2011	106%
2012	103%
2013 and thereafter	101%

D.	Description of Intercreditor Agreement

The relative rights and priorities of the holders of New Third-Lien Notes vis-à-vis the holders and agents with respect to the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility will be governed by the terms of the Intercreditor Agreement, which we anticipate will be in substantially the form attached hereto in Exhibit H. The Plan, however, provides that it is a condition to the effectiveness thereof that, if and to the extent that the terms of the Intercreditor Agreement differ in any material respect from the form of such agreement attached hereto as Exhibit H, the reasonable consent of the Requisite Senior Note Plan Support Parties with respect to such differing terms must be obtained. A description of the Intercreditor Agreement is contained in the description of the New Third-Lien Notes attached hereto in Exhibit H.

E.	Description of Reorganized RII Stock and Certificate of Incorporation

1.	Description of Reorganized RII Preferred Stock

Pursuant to the Reorganized RII Constituent Documents, up to 87,000 shares of Reorganized RII Preferred Stock, par value $0.0001 per share, with an initial liquidation preference of $1,000 per share, will be authorized. Of the 87,000 authorized shares of Reorganized RII Preferred Stock up to 27,000 shares will be Reorganized RII Series A Preferred Stock and the remaining 60,000 shares will be Reorganized RII Series B Preferred Stock. The

Reorganized RII Series A Preferred Stock and the Reorganized RII Series B Preferred Stock will be pari passu and rank equally in right of payment and with respect to any consent rights or other rights vis-à-vis Reorganized RII. All shares of the Reorganized RII Preferred Stock, when issued pursuant to the Rights Offering, will be fully paid and nonassessable. The aggregate liquidation preference of Reorganized RII Preferred Stock to be issued on the Effective Date will not exceed $87 million.21

Dividends in respect of the Reorganized RII Preferred Stock accrue on a daily basis at an annual rate of LIBOR plus 20 percentage points on the initial liquidation preference amount and any accrued but unpaid dividends. If not declared and paid quarterly, such dividends are added to the liquidation preference and accrue and compound at such dividend rate. Upon the liquidation, dissolution or winding-up of Reorganized RII, the holders of Reorganized RII Preferred Stock will be entitled, after payment of all prior claims, to receive ratably the liquidation preference – including both the initial liquidation preference and all accrued and unpaid dividends. The Reorganized RII Preferred Stock does not give the holders thereof any conversion rights, and there will be no mandatory redemption provisions other than upon the occurrence of a Change of Control or a qualified initial public offering.

The Reorganized RII Preferred Stock will have no voting rights other than rights to vote upon matters with respect to which Delaware General Corporation Law requires the affirmative vote or consent of the holders of Reorganized RII Preferred Stock and the protective provisions described below. With respect to all such matters, the holders of Reorganized RII Preferred Stock will vote as separate classes by majority vote of the then outstanding shares in each series. Each of the Reorganized RII Certificates of Designation will contain certain protective provisions that provide that Reorganized RII only will be entitled to take certain actions if a majority of the holders of the then outstanding shares of Reorganized RII Preferred Stock voting as separate classes, consent thereto. The types of events subject to such protective provisions include, among other things:

•	any change to the rights of the Reorganized RII Preferred Stock or increase in the authorized number of shares of Reorganized RII Preferred Stock;

•	any change to the rights of any capital stock of Reorganized RII that affects adversely the Reorganized RII Preferred Stock;

•

other than any preferred stock dividend payable in kind with respect to the Reorganized RII Preferred Stock, the authorization, designation or issuance of any class or series of equity securities of Reorganized RII that ranks senior to the Reorganized RII Preferred Stock or on parity with the Reorganized RII Preferred Stock;

[21]

The number of shares of Reorganized RII Series A Preferred Stock issued on the Effective Date will depend on the calculation of the Senior Note Preferred Shares, which is contingent upon the amount of interest that accrues with respect to Senior Note Claims during the Chapter 11 Cases. In no event will the number of shares of Reorganized RII Series A Preferred Stock constituting Senior Note Preferred Shares exceed 2,000 shares.

•	the issuance of any shares of Reorganized RII Preferred Stock (other than any preferred stock dividend payable in kind) other than on the Effective Date;

•	the declaration or payment of any dividend or distribution on, or redemption, repurchase or other acquisition of any of any shares of Common Stock or other equity securities of Reorganized RII; or

•	the entry into any contract, agreement or undertaking that would violate or be in conflict with the rights of the Reorganized RII Preferred Stock.

The Reorganized RII Preferred Stock also will provide certain remedies against Reorganized RII in the event of violations of the terms and conditions of their respective certificates of designation.

2.	Description of Reorganized RII Common Stock

Pursuant to the Reorganized RII Certificate of Incorporation (attached hereto as Exhibit D), 20 million shares of common stock, par value $0.0001 per share, will be authorized. All shares of the Reorganized RII Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable.

3.	Description of Reorganized RII Certificate of Incorporation

Section 8.2 of the Plan provides, among other things, that it is a condition precedent to the effectiveness of the Plan that the Reorganized RII Certificate of Incorporation be duly filed with the Delaware Secretary of State, unless such condition is waived pursuant to the terms of the Plan. In addition to such other provisions as may be required pursuant to the terms of the Plan, the Reorganized RII Certificate of Incorporation will incorporate provisions governing, among other things, the election of Reorganized RII directors, restrictions on transfer of the Reorganized RII Common Stock, preemptive rights to purchase or subscribe for securities in Reorganized RII, information rights and other terms and provisions as more fully described in the Term Sheet For Certain Provisions of the Certificate of Incorporation attached hereto as Exhibit D.

Certain principal terms of the Term Sheet For Certain Provisions of the Certificate of Incorporation are summarized below. Capitalized terms used in this Article VII.E.3 “Description of Reorganized RII Certificate of Incorporation” but not otherwise defined in Annex II shall have the meanings assigned such terms in the Term Sheet For Certain Provisions of the Certificate of Incorporation attached as Exhibit D hereto.

Information Rights:	The Company will make available to each Shareholder (including the holders of Reorganized RII Preferred Stock) through a restricted website (e.g., Intralinks), and commencing as of the first quarter of 2008 through a public website, certain financial and confidential information (including information sufficient to enable quotes in the “pink sheets” and Rule 144 trading of Reorganized RII Common Stock), subject to certain conditions and restrictions, until Reorganized RII becomes a public reporting company under the Exchange Act.

Board of Directors:	The board of directors shall consist of seven directors (including the chief executive officer) and the Shareholders shall vote all voting securities of the Company to ensure that the Reorganized RII Certificate of Incorporation continues to include such provision. The Reorganized RII Certificate of Incorporation shall provide, among other things, that (i) the chief executive officer shall be a member of the Reorganized RII Board of Directors, (ii) the initial members of the Reorganized RII Board of Directors immediately following the effective date of the Plan may not be removed except for cause prior to the first annual shareholders meeting thereafter, and (iii) the Major Holders (i.e., holders of at least a majority of the Shares then held by FNSO and its designated transferees) shall be entitled to designate up to three members of the Reorganized RII Board of Directors, depending upon the amount of their holdings.

Shareholder Voting and Approval Rights:	Super-Majority Approval. Notwithstanding anything to the contrary permitted under applicable law or regulation or in the Reorganized RII Certificate of Incorporation or Bylaws, Reorganized RII shall not, without first obtaining the approval of Shareholders holding 66-2/3% or more of the then outstanding Reorganized RII Common Stock: (i) reduce or increase the number of members entitled to serve on the Reorganized RII Board of Directors to a number other than seven; (ii) repeal, amend, or otherwise modify, rescind or waive any provisions of the Reorganized RII Certificate of Incorporation or Bylaws; (iii) take part in certain affiliate or related party transactions; or (iv) or issue Reorganized RII Common Stock (or options or other securities convertible into Reorganized RII Common Stock) not subject to the shareholder rights described in the Reorganized RII Certificate of Incorporation.

Major Holder Approval. As long as the Major Holders hold at least 34% of the outstanding Reorganized RII Common Stock, the approval of the Major Holders is required for certain actions, including: (i) the approval of the annual operating budget and capital expenditure budget of Reorganized RII and its subsidiaries; (ii) any authorization, reservation for issuance or issuance of capital stock of Reorganized RII or its subsidiaries; (iii) any amendments to the certificate of incorporation or bylaws of Reorganized RII or its subsidiaries in a manner which adversely affect the rights of Major Holders or which adversely affect the indemnification or exculpation of any director of Reorganized RII; (iv) the election, removal, delegation or amendment of power or authority, and compensation of certain officers of Reorganized RII and its subsidiaries; (v) certain mergers or acquisitions; (vi) certain asset or securities sales; (vii) the incurrence of certain indebtedness or liens; (viii) certain redemption or securities transactions; (ix) payment of dividends on any capital stock of Reorganized RII (other than Reorganized RII Preferred Stock); and (x) any change in the number of directors of the Board. The Major Holders will have substantial rights with respect to approvals of key corporate actions in the future and no assurance can be made that such rights will be exercised for the benefit of other holders of New Securities. See Article II.B.6. “RISK FACTORS—Factors Affecting the Value of the Securities to be Issued Under the Plan of Reorganization—Ownership of Voting Stock.”

Tag Along Rights:	Other than with respect to certain affiliate or public transfers, if a Transferring Shareholder proposes to transfer a number of shares of Reorganized RII Common Stock representing 40% or more of the Reorganized RII Common Stock then outstanding, then the Transferring Shareholder shall give written notice to the Company and the other Shareholders at least 20 Business Days prior to the closing of such transfer and the other Shareholders shall have the right (but not the obligation) to include in such sale up to all of the Reorganized RII Common Stock held by such Shareholder.

Drag Along Rights:

If a Selling Shareholder (or Shareholders) propose to sell Reorganized

RII Common Stock representing an amount equal to more than 50% of the outstanding Reorganized RII Common Stock to any purchaser, other than to certain affiliates, the other Shareholders may be required by the Selling Shareholder to include the pro-rata portion of their Reorganized RII Common Stock in such sale and on the same terms and conditions applicable to the Selling Shareholder, and to take all necessary and desirable actions in connection with such sale.

Preemptive Rights:

Until Reorganized RII’s initial public offering of common stock occurs, if Reorganized RII offers any equity securities, except for Excluded Issuances, each holder of at least 3% of the Reorganized RII Common Stock shall have a right of first refusal to purchase that number of such equity securities on the same terms and conditions as would allow them to maintain their fully-diluted equity percentage ownership in Reorganized RII.

Termination of Agreement:

The Reorganized RII Certificate of Incorporation provisions setting forth the special rights and obligations described in the Reorganized RII Certificate of Incorporation term sheet shall terminate and be of no force or effect upon the earliest to occur of (i) the date such termination has received a Supermajority Approval, (ii) the listing of Reorganized RII’s common stock on a national securities exchange upon completion of a public offering of common stock or (iii) the effectiveness of a registration statement covering common stock filed pursuant to a demand registration under the Registration Rights Agreement.

F.	Description of Registration Rights Agreement

On, or as soon as practicable after, the Effective Date, Reorganized RII will enter into the Registration Rights Agreement with each Plan Support Party and any recipient of shares of Available Reorganized RII Common Stock (solely to the extent that such shares represent at least 2.5% of the Available Reorganized RII Common Stock) that, prior to the Effective Date, notifies us and counsel to the Informal Committee, in writing, that such Person desires to be a party to the Registration Rights Agreement. The Registration Rights Agreement will incorporate the terms identified in Exhibit E.

Certain principal terms of the Registration Rights Agreement are summarized below. Capitalized terms used in this Article VII.F. “Description of Registration Rights Agreement” but not otherwise defined in Annex II shall have the meanings assigned such terms in the Registration Rights Agreement term sheet attached hereto as Exhibit E.

Parties:	Reorganized RII and the holders of Registrable Securities who receive at least 2.5% thereof under the Plan and who execute the Registration Rights Agreement.

Request for Registration:

Subject to the limitations in the Registration Rights Agreement, at any time or from time to time, the Holders will have the right to make a written request that Reorganized RII effect a registration under the Securities Act of all or part of the Registrable Securities of the Holders making such request.

Demand Prior to Initial Public Offering:

Each Holder of a number of shares of Reorganized RII Common Stock equal to at least 20% of the number of shares of outstanding

Reorganized RII Common Stock as of the date of the Registration Rights Agreement (provided such Holder continues to hold such number of shares of Reorganized RII Common Stock at the time it makes a demand), and Holders of at least a majority in the aggregate of the Registrable Securities, each will have the right at any time to require Reorganized RII to register shares of Reorganized RII Common Stock held by them for resale under the Securities Act.

Demand Following Initial Public Offering:

In addition to the demand registration rights available prior to an initial public offering of Reorganized RII Common Stock described above, at any time following the initial public offering of Reorganized RII Common Stock under the Securities Act, each Holder will have the right to require Reorganized RII to register the shares of Reorganized RII Common Stock held by such Holder for resale under the Securities Act, subject to certain limitations as set forth in the Registration Rights Agreement.

Limitations on Registration:	Reorganized RII will not be required to effect more than five Demand Registrations (and there shall be no limitation on the number of Form S-3 registrations required). In addition, Reorganized RII will not be required to effect any registration during the period starting on the date 30 days prior to Reorganized RII’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement (other than on Form S-4 or S-8) pertaining to the securities of Reorganized RII, provided that Reorganized RII is employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

Piggyback Rights:	Unlimited “piggyback” rights will be provided to (i) all holders of Registrable Securities who otherwise would be considered underwriters pursuant to section 1145 of the Bankruptcy Code and (ii) each holder of shares of preferred stock issued by Reorganized RII on the Effective Date, solely to the extent that such holder did not receive such Preferred Stock pursuant to section 1145 of the Bankruptcy Code.

Indemnification:	In the event of any registration of any of the Registrable Securities under the Securities Act pursuant to the Registration Rights Agreement, Reorganized RII and each seller of securities shall provide each other with mutual customary indemnifications with respect to the registration and sale of securities.

Assignment:	Assignment of any right under the Registration Rights Agreement will be prohibited, except that a pro-rata portion of such rights may be assigned in connection with a permitted sale or transfer of Registrable Securities.

G.	Description of New Management Incentive Plan and the New Employment Agreements

Pursuant to the Plan, we intend to adopt the New Management Incentive Plan and to enter into the New Employment Agreements. The New Employment Agreements and the New Management Incentive Plan, more fully described in Exhibit F, will provide each New Employment Agreement Officer with (i) their current base salary; (ii) a bonus upon emergence from bankruptcy (for all New Employment Agreement Officers, an aggregate of approximately $2.9 million); (iii) an increased annual target bonus under the Amended and Restated Annual Incentive Bonus Plan (for all New Employment Agreement Officers, an aggregate of approximately $6 million per annum); (iv) a deferred cash bonus under the 2010 Long-Term Incentive Cash Bonus Plan (for all New Employment Agreement Officers, an aggregate of approximately $10 million); and (v) the Restricted Stock pursuant to the Reorganized RII Restricted Stock Agreements (for all New Employment Agreement Officers, an aggregate of approximately 5% of the Reorganized RII Common Stock calculated on a fully diluted basis as of the Effective Date).

The New Employment Agreements provide for, among other things, severance in the event of an involuntary termination of the New Employment Agreement Officer equal to one (two for Mr. Weber) times such New Employment Agreement Officer’s base salary in effect for the year of termination plus such New Employment Agreement Officer’s minimum target bonus. For the purpose of calculating severance, the increased annual target bonus will not be given any effect. Severance will be paid in a lump sum within 30 days following termination, subject to the requirements of section 409A of the Tax Code. The New Employment Agreements also provide for the continuation of medical and dental benefits for 12 months (24 months for Mr. Weber) following an involuntary termination.

Under the New Employment Agreements, the Company will reimburse the New Employment Agreement Officers for any excise taxes due under section 280G of the Tax Code in the event of a change in control (other than a change resulting from consummation of the Plan). The aggregate amount of any excise tax reimbursements for the New Employment Agreement Officers will be limited to $2 million. In addition, certain New Employment Agreement Officers may be eligible for relocation expenses.

The Restricted Stock, which is described more fully under Exhibit F, represents approximately 5% of the Reorganized RII Common Stock, calculated on a fully diluted basis as of the Effective Date. The Restricted Stock will vest as to each New Employment Agreement Officer, subject to their continued employment, 12% per year for the first three years following issuance and 32% each year for years four and five. The Restricted Stock will fully vest upon a change in control of Reorganized RII and management also will have certain registration rights.

Under the 2010 Long-Term Incentive Cash Bonus Plan, each New Employment Agreement Officer will be eligible to receive a cash bonus, based on Reorganized RII’s financial performance during fiscal years 2008, 2009 and 2010 (i.e., during the Long-Term Incentive Period). The bonuses will be paid 50% in fiscal year 2011 and 50% in 2012. During the Long-Term Incentive Period, in the event of either: (i) an involuntary termination, Without Cause, of a New Employment Agreement Officer, or (ii) a resignation of a New Employment Agreement Officer for Good Reason (as such terms are defined in the New Employment Agreements), such New Employment Agreement Officer will receive a prorated bonus under the 2010 Long-Term Incentive Cash Bonus Plan. In the event of a change in control of Reorganized RII, each New Employment Agreement Officer will receive a pro-rated bonus under the plan.

H.	Description of CVC Settlement Agreement

We entered into the CVC Settlement Agreement in order to, among other things, protect against the possible loss of tax benefits related to our NOLs. A copy of the CVC Settlement Agreement is attached hereto as Exhibit K. The principal terms of the CVC Settlement Agreement are summarized below.

Section 4 of the CVC Settlement Agreement provides that Court Square will, among other things, (i) forbear from entering into an Exchange Transaction with respect to any RWHI Interests on or prior to the Plan Effective Date, (ii) not treat any RWHI Interests (or any portion thereof) owned by any Court Square Owner, or any Equity Interest (as defined in the CVC Settlement Agreement) in any Person owning a direct or indirect interest in a RWHI Interest (or any portion thereof) as becoming worthless, within the meaning of section 382(g)(4)(D) of the Tax Code (by taking a loss pursuant to section 165(g) of the Tax Code or otherwise), if the result of such treatment would be to cause an “ownership change” within the meaning of section 382(g) of the Tax Code and any regulations thereunder on a date that is on or prior to the Plan Effective Date, and (iii) subject to the occurrence of the Plan Effective Date, waive any claims relating to the Advisory Agreement (or the rejection thereof).

Section 2 of the CVC Settlement Agreement provides, among other things, that the Prospective Debtors will, within two business days of the commencement of a chapter 11 proceeding, file the Assumption Motion with the Bankruptcy Court seeking to (x) assume the CVC Settlement Agreement, and (y) schedule a hearing thereon, such that the Bankruptcy Court will consider the Assumption Motion not more than 30 days following the filing thereof and not later than ten days prior to the original hearing date requested for the hearing to consider confirmation of a plan of reorganization.

In exchange for Court Square’s agreements, section 5 of the CVC Settlement Agreement provides, among other things, that the Prospective Debtors will pay the CVC Settlement Amount to Court Square on the Plan Effective Date; provided that (x) Court Square is not in breach of its obligations under the CVC Settlement Agreement, (y) no Owner Shift has occurred, and (z) on the Plan Effective Date, Court Square shall have delivered to the Prospective Debtors the Confirmation Certificate, executed by a responsible officer of Court Square certifying that, as of the Plan Effective Date, (A) the representation made by Court Square in section 9(b) of the CVC Settlement Agreement is true and correct in all respects, and (B) Court Square has complied with section 4 of the CVC Settlement Agreement as of the Plan Effective Date. If Court Square does not receive the CVC Settlement Amount by June 15, 2008, the CVC Settlement Amount will begin to accrue interest as of such date at a rate of 20% per annum until paid in full, unless it is not otherwise due and payable. In addition to the payment of the CVC Settlement Amount, the CVC Releasors (only in the context of a Prepackaged Plan) and the Prospective Debtors (in the context of either the Prepackaged Plan or an Alternate Plan) have agreed to grant the releases contained in section 9(c) of the Plan and Court Square agreed to grant the releases contained in section 9(d) of the Plan.

Section 7 of the CVC Settlement Agreement provides that the agreement is terminable upon written notice to the Prospective Debtors and the CVC Noteholder Parties by Court Square, if, among other things: (i) the Prospective Debtors do not commence a case under chapter 11 of the Bankruptcy Code by June 15, 2008; (ii) the terms of the Plan or an Alternate Plan are inconsistent with the terms of the CVC Settlement Agreement; (iii) (x) any provision contained in the Non-Severable Obligations is severed or deemed unenforceable, or (y) so long as the Plan Support Agreement is effective, the CVC Noteholder Parties oppose the Plan; (iv) the Prospective Debtors (or the CVC Noteholder Parties in a Prepackaged Bankruptcy Case) seek an extension of the scheduling of the hearing on the Assumption Motion, without Court Square’s prior written consent; (v) the Bankruptcy Court does not approve the Assumption Motion within the later of (x) ten days prior to the hearing date requested for the original hearing to consider confirmation of a plan of reorganization or (y) 45 days of the date of commencement of the bankruptcy case in which such motion is filed; provided that Court Square shall not be entitled to terminate the CVC Settlement Agreement if the Prospective Debtors use commercially reasonable efforts to satisfy the scheduling requirements set forth in the CVC

Settlement Agreement and the CVC Noteholder Parties have not breached the terms of the CVC Settlement Agreement; (vi) the Prospective Debtors or the CVC Noteholder Parties seek to modify the Plan or an Alternate Plan in a manner that is inconsistent with the transactions contemplated by the CVC Settlement Agreement, without the written consent of Court Square; or (vii) the Prospective Debtors or the CVC Noteholder Parties materially breach any of their other respective obligations hereunder, and such breach is not cured within five business days after the giving of notice by Court Square.

In addition, the CVC Settlement Agreement may be terminated upon written notice to Court Square by us or the CVC Noteholder Parties, if Court Square materially breaches the agreement, and such breach is not cured within five business days after the giving of notice.

Upon the termination of the CVC Settlement Agreement, no non-breaching party will have any continuing liability to any other party thereunder; provided, however, that no such termination shall relieve any party (i) from liability for its breach or non-performance of its obligations prior to the date of such termination or (ii) any obligation any party may have under any other agreements executed between such parties; provided, further, so long as (x) Court Square is not in breach of its obligations and representations, (y) has delivered the Confirmation Certificate to the Prospective Debtors and (z) no Owner Shift has occurred, the Prospective Debtors must pay the CVC Settlement Amount to Court Square.

On the Effective Date, the Advisory Agreement will be deemed terminated pursuant to section 5.5(a) of the Plan, and no amount (accrued or otherwise) owed in respect thereof shall be due or payable to Court Square, or otherwise qualify for treatment as an Allowed Claim under the Plan.

I.	Description of Certain Retention Agreements with Financial Advisors

On November 9, 2006, we entered into the Rothschild Retention Agreement pursuant to which we engaged Rothschild as our financial advisor and investment banker in connection with the restructuring of our existing liabilities and indebtedness. In connection with the Solicitation and the Plan, the Rothschild Retention Agreement provides for both a $5 million completion fee and a “new capital” fee of $4.95 million (such fees being subject to certain downward adjustments on account of certain previously paid monthly fees and certain other amounts). Consistent with the requirements of section 3(a)(9) of the Securities Act these fees will be deemed to be earned in full upon the occurrence of the Voting Deadline, regardless of whether the consents or acceptances received in connection with the Solicitation are sufficient for the Plan to be confirmed pursuant to the Bankruptcy Code. These fees will be payable upon the earlier of: (i) 180 days after the Voting Deadline and (ii) the confirmation of the Plan.

On July 1, 2007, we entered into the Houlihan Retention Agreement pursuant to which we agreed to pay certain fees in connection with Houlihan’s retention as the financial advisor to the Ad Hoc Committee (as defined in the Houlihan Retention Agreement). Pursuant to such agreement, we agreed to the payment of certain fees, including a “deferred fee” in the amount of $5.7 million in connection with a solicitation pursuant to section 3(a)(9) of the Securities Act. Consistent with the requirements of section 3(a)(9) of the Securities Act this deferred fee will be deemed to have been earned in full upon the expiration of the Voting Deadline, regardless of whether the consents or acceptances received in connection with the Solicitation are sufficient for the Plan to be confirmed pursuant to the Bankruptcy Code. The deferred fee will be payable upon the earlier of (i) 180 days after the Voting Deadline and (ii) the Effective Date.

VIII.	POST-REORGANIZATION CAPITAL STRUCTURE

The following table sets forth the consolidated debt and capitalization of Reorganized RII and its consolidated subsidiaries at October 31, 2007, and as adjusted to give effect to the Plan as though it became effective on October 31, 2007 and applying the midpoint of the estimated valuation range (as determined in Article IX below).

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

IN MILLIONS, as of October 31, 2007	Before debt restructuring and fresh start	Debt Restructuring	Fresh Start	After debt restructuring and fresh start
Assets:
Current assets:
Cash and cash equivalents	$15.0			$15.0
Trade and other receivables, net	195.6			195.6
Inventories	189.2			189.2
Other current assets	6.9			6.9

Total current assets	406.7	—	—	406.7

Property, plant and equipment, net	139.2			139.2
Reorganization value in excess of recorded amounts	113.4		257.0	370.4
Other assets	51.7			51.7

Total assets	$711.0	$—	$257.0	$967.9

Liabilities and Stockholders’ (Deficit) Equity:
Current liabilities:
Accounts payable	$152.7			$152.7
Other liabilities and accrued expenses	173.3	(47.1)		126.2
Current maturities of long term debt	186.1	(145.0)		41.1

Total current liabilities	512.1	(192.1)	—	320.0

Long term debt, net of current portion	601.6	(235.8)		365.8
Other non-current liabilities	65.6			65.6
Minority interest	5.3			5.3

Redeemable preferred stock	—	85.3		85.3

Total stockholders’ (deficit) equity	(473.7)	342.6	257.0	125.9

Total liabilities and stockholders’ (deficit) equity	$711.0	$—	$257.0	$967.9

IX.	FINANCIAL PROJECTIONS AND VALUATION ANALYSIS

A.	Financial Projections

The Bankruptcy Code requires as one of the conditions to confirmation of a plan of reorganization that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. This requirement is commonly referred to as the “feasibility standard.” For the purposes of determining whether the Plan meets the feasibility standard, and to assist the Impaired Noteholders’ evaluation of whether to vote to accept or reject the Plan and exchange their Claims against the Prospective Debtors for the distributions described herein, management has analyzed our ability to meet our obligations under the Plan and retain sufficient liquidity and capital resources to conduct our business following emergence from the Chapter 11 Cases. Management also has prepared certain estimates and projections of operating profit, EBITDA and certain other items for the Projection Period.

The Projections should be read in conjunction with the assumptions and qualifications set forth herein. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. OUR INDEPENDENT ACCOUNTANTS, ERNST & YOUNG LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

WE DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF OUR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, WE DO NOT INTEND, AND DISCLAIM ANY OBLIGATION, TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS WHICH WE MAY FILE WITH THE SEC OR INCLUDE ON OUR WEBSITE, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. THE PROJECTIONS PROVIDED IN THIS SOLICITATION AND DISCLOSURE

STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE COMPANY’S MANAGEMENT. THESE PROJECTIONS, ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, NECESSARILY ARE BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND OUR CONTROL. WE CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO OUR ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME

ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE II. “RISK FACTORS.”

THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS.

The estimated and projected consolidated financial statements of the Company set forth below have been prepared based on the assumption that the Effective Date would occur on or about October 31, 2007. Although we would seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually would occur.

Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

(a)	Fresh Start Accounting

The Projections assume an Effective Date of October 31, 2007, and as required, the concepts of Fresh Start Accounting have been applied for periods after the Effective Date. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Adoption of Fresh Start Accounting requires the determination of the reorganization value of the entity that emerges from bankruptcy. Reorganization value generally approximates fair value of the entity before considering liabilities.

An enterprise valuation analysis was completed by Rothschild which estimated a reorganization value range between $570 million and $670 million with a midpoint of $620 million. The resulting reorganization value in excess of assets as recorded has not been allocated among the individual categories of assets in these Projections. The allocation when made will be made based on asset appraisals by independent valuation experts. Accordingly, the asset valuation will have an effect on future depreciation, amortization and tax expenses which have not been reflected in these Projections. The inventory valuation has not been adjusted in accordance with Fresh Start Accounting, thus the resulting effect on cost of sales has not been reflected in these Projections. We estimate the increases in inventory valuation and resulting cost of sales will be approximately $4-$9 million (noncash costs). Based on the assumed Effective Date, the cost of sales impact will be spread over the last two months of 2007 and the first half of 2008. The Fresh Start Accounting adjustments included in the following projections are preliminary estimates.

(b)	Revenues

Our Projections for revenues through 2011 are relatively flat at approximately $1.2-$1.3 billion as we attempt to move away from commodity type products and focus growth on higher value products. See Article IV.E. “THE BUSINESS—Recent and Future Strategy.”

In the OE business, we are focusing on product mix improvement rather than revenue growth. We expect significant growth in our higher margin hybrid and heavy duty product lines, offset by revenue reductions in several lower margin light-duty products.

Hybrids – We are an early entrant to the emerging market for hybrid motor technology. The market is growing at triple digit rates and we are well positioned with proprietary stator technology and production experience with both BAS (belt-driven alternator starter) and full hybrid technology. We have been awarded business on two major OEM platforms which will launch in 2008 and 2009 (disclosure of specific customer names and programs is not permitted under confidentiality agreements). We also have several programs in development and an increasing pipeline of opportunities. Hybrid sales are anticipated to increase by approximately $35-$40 million in 2008 and by a similar amount from 2009-2011 based on large application launches (awarded programs) and several smaller programs.

Heavy Duty – We are the North American leader in the Heavy Duty market (Heavy equipment & Class 8 trucks) for both the OE and aftermarket products. The market is experiencing a significant downturn in 2007 following the most recent deadline for emissions reductions imposed by tightened EPA regulations. We anticipate an approximate $25 million revenue rebound in 2008, followed by another increase in 2009 as the market prepares for the next round of regulatory requirements. We are launching several new market share initiatives, including a new line of planetary gear starters with lower cost design and higher reliability. We are also expanding our high performance alternator line and positioning for global expansion, particularly in the Asian market where key customers are expanding. We expect sales of high output alternators to increase by approximately $20 million by 2011 We also will be launching several new, lower cost, higher reliability products over the next 18 months in our heavy duty alternator, starting motor and hybrid product lines. These changes are expected to give us a much more competitive portfolio for the light-duty market as well as a broader portfolio of high reliability, added feature products for the heavy-duty market.

In the automotive aftermarket, we expect relatively flat sales over the projection period. The do-it-yourself (i.e., retail) segment will continue to decline as the market shifts to the do-it-for-me (i.e., commercial) channel where we are focusing our efforts. This segment has better growth potential and lower cash requirements than the retail segment of the market. In the retail segment, we have established long-term contracts with most of our major customers which makes significant market share shifts unlikely. Furthermore, we are now expanding into the commercial segment with “Remy” branded products and a unique package of high value services such as our “Category Management” program which optimizes customer sales and inventory stocking levels. This segment has higher margins, faster growth, and lower entry barriers. Supply is highly fragmented. We expect to add approximately $40-$45 million of revenues from this segment by 2011.

(c)	Cost of Sales / Gross Profit

We expect our gross profits over the next 5 years to improve to approximately $240 million as a result of our new strategy focusing on higher value products and several other key initiatives:

GM Agreements – The GM Agreements contain a number of favorable improvements for us, including pricing modifications under a majority of the contracts covered by the agreements, through various mechanisms. The Projections assume an improvement in our gross profit as a result of the impact of the GM Agreements, with the majority of such improvements beginning in calendar year 2008 (although some of the improvements are expected to begin in 2007). The Projections assume that volumes covered by our 4 year agreement will begin to decline as programs expire in 2011. The Company is well-positioned to bid on new replacement GM volume.

Multiple site consolidations – The Projections also include the anticipated financial impact for certain site consolidations we are considering. Approximately 16 sites have been targeted for consolidation. The Projections assume an annualized improvement of approximately $17 million of gross profit as a result of these consolidations, of which approximately $4-$5 million is anticipated in 2008. The total cost of consolidation is assumed to be approximately $27 million which will be offset partially by asset sales. The Projections assume that most of the restructuring would be complete in 2008.

Master savings plan – We have initiated a comprehensive material re-sourcing program that is expected to reduce material costs. These savings are included in the Projections. The primary sources of these improvements are resourcing material procurement to low cost countries, product redesigns, and manufacturing changes. Related cost improvements will contribute year-over-year savings of $21 million in 2007 and $28 million in 2008. Material costs typically represent approximately two-thirds of the Company’s total cost of goods sold and almost three-fourths of the Company’s total cost of goods sold in the OE business. The following initiatives are being implemented to achieve the above net savings (all savings amounts are before assumed contingencies and other offsets):

Resourcing – Resourcing will occur over the next 36 months as we move approximately $65 million of purchased materials from high cost regions in Europe and North America to low costs regions, particularly in China. The Company has largely identified the supply base required to implement the resourcing program. These moves will improve our 2008 cost position by $15-$20 million.

Re-Design – We are also re-designing multiple OE product lines to improve our cost position in both the light duty and heavy duty segments. We will be launching several new, lower cost, higher reliability products over the next 18 months, particularly in our planetary gear starter portfolio. These changes will give us a much more competitive portfolio for the light duty market as well as a broader portfolio of high reliability products for the heavy-duty market. These changes will reduce product costs by $10-$15 million by 2008.

Manufacturing – In the automotive aftermarket business, we have implemented new “Smart Salvage” techniques to reduce the cost of our remanufactured products by a cumulative $7-$10 million by 2008.

Warranty – We have fixed product design issues that led to almost 80% of special warranty accrual increases in 2006, but significant cash cost related to legacy product reliability issues will continue in 2007. However, this is an area in which we are adding staff and resources to ensure that we can better anticipate and prevent future problems. These investments will start to show results in 2008 when our annual warranty costs drop by $4-$5 million. We are investing in new personnel and new processes to reduce our excessive annual cash warranty costs of approximately $50 million and the projections include a reduction of approximately $10-$15 million by 2011.

Product Mix – By 2011, we anticipate a revenue decline of approximately $100 million with respect to low or zero margin products and businesses as we add over $135 million of revenue in higher value, higher margin products (Hybrid, Heavy Duty and After-market businesses). This gain includes approximately $75 million of hybrid business. The EBITDA improvements from these changes are forecast at approximately $15 million.

New customer agreements – The Projections assume that various new customer agreements will produce in excess of $18 million of additional EBITDA per year to the Company.

Long term risk factors such as metals price escalation, currency exchange rates, market changes, and other risks associated with long term projections have been factored into our plan. We have included an approximately $5-$10 million reduction in our EBITDA projections to offset these risks.

(d)	Operating Expenses

Key provisions of the New Management Incentive Plan and the New Employment Agreements, are described in Article VII.G. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN – Description of New Management Incentive Plan and the New Employment Agreements” and in Exhibit F hereto. Attrition rates have been applied to the deferred compensation plans based on historical experience. Expenses related to restricted stock grants are not included in the accompany projections. Other salaried, engineering and administrative expenses are projected to remain flat in aggregate for the projection period. Planned site consolidations and reduction in our global footprint will allow us to reduce headcount in order to offset salary inflation and provide resources for the key initiatives described above. The New Management Incentive Plan includes a deferred cash plan of $10 million that is accrued for evenly in each of 2008, 2009 and 2010 in the Projections and is paid in two installments of $5 million each, with the first of these installments assumed to be paid in 2011.

Sales, Engineering, and Administrative costs – Overhead costs are projected to remain flat in aggregate from 2009-2011 before costs associated with the New Management Incentive Plan. Salary and benefit inflation will be offset by reductions in staff which will result in part from our global site consolidations.

(e)	Interest Expense

Interest expense in the accompanying projections has been calculated using face value of debt at stated interest rates plus amortization of deferred financing costs.

(f)	Taxes

Tax liabilities were calculated by taking into account current income and withholding tax rates. Net operating losses were used to the extent allowable after considering Tax Code limitations imposed following an ownership change. The calculation assumes that all available after-tax excess funds are distributed from foreign subsidiaries, and foreign tax credits were used, to the extent allowable, to reduce the tax liability.

(g)	Capital Expenditures

Capital expenditures for each year in the projection period are projected to be greater than they were in 2006 by approximately $6 million. Hybrid and other new product technology investments comprise the majority of the approximately $20-$25 million per year of projected capital expenditures. The balance is allocated to maintenance, testing equipment and tooling expenditures related to cost reduction and resourcing initiatives.

(h)	Working Capital

Trade receivables, inventory and accounts payable levels are projected to be maintained at relatively consistent levels during the 2009-2011 projection period. Inventory levels will be impacted during the 2007 and 2008 periods as restructuring activities are executed. Trade payables are expected to increase after emergence from chapter 11 as the Company’s vendors modify their currently restrictive credit terms but only a modest increase has been included in the projections. Customer obligation payments over the projection period are $22 million in 2007 (full year), $16 million in 2008, $14 million in 2009, $12 million in 2010 and $11 million in 2011, based on existing customer agreements.

Costs associated with certain operational restructuring initiatives are included in the Projections in the amount of approximately $27 million over the 2007-2009 period, with the vast majority of these costs occurring in 2008.

The Company has identified certain potential initiatives designed to improve liquidity in late 2007 and 2008, including: (i) effectuating certain asset sales and sales of non-core businesses, though as of the date of this Solicitation and Disclosure Statement, no final determination has been made by the Company to complete these potential sales; and

(ii) delaying certain discretionary operational restructuring initiatives that require upfront working capital investment to implement. Although the Company is pursuing some of those initiatives, and may seek to implement them during the Chapter 11 Cases, the Projections do not include any liquidity benefit from these potential initiatives.

Remy International, Inc. and Subsidiaries

Condensed Consolidated Projected Statements of Operations

	(Unaudited)
IN MILLIONS, For the periods ended December 31,	Two months ended 2007	Year ended 2008	Year ended 2009	Year ended 2010	Year ended 2011
Net sales	$196.0	$1,289.7	$1,295.4	$1,298.1	$1,305.6
Cost of goods sold	173.4	1,078.9	1,059.8	1,056.1	1,061.5

Gross profit	22.7	210.9	235.7	242.1	244.1

Selling, general and administrative expenses	20.1	138.5	138.9	140.3	134.5
Restructuring charges	2.5	9.4	2.3	3.2	—

Operating income	0.1	63.0	94.5	98.5	109.6

Interest expense	8.1	48.0	45.0	44.0	41.9

Income (loss) from operations before income taxes and minority interest	(8.0)	15.0	49.5	54.5	67.7

Income tax expense	1.2	9.9	17.3	19.0	27.4
Minority interest	0.1	0.6	0.6	0.6	0.6

Net (loss) income	(9.3)	4.5	31.6	34.9	39.7

Accretion of preferred stock	3.7	24.4	31.3	40.1	51.3

Net loss attributable to common stockholders	$(13.0)	$(19.9)	$0.3	$(5.2)	$(11.6)

Adjusted EBITDAR Reconciliation:
Adjusted earnings before interest and taxes	$0.1	$63.0	$94.5	$98.5	$109.6
Restructuring and non-recurring charges	2.5	9.4	2.3	3.2	—
Depreciation and amortization	5.9	29.8	25.0	25.1	24.8

Adjusted EBITDAR	$8.4	$102.2	$121.8	$126.8	$134.5

Remy International, Inc. and Subsidiaries

Condensed Consolidated Projected Balance Sheets

	(Unaudited)
IN MILLIONS, At December 31,	2007	2008	2009	2010	2011
Assets:
Current assets:
Cash and cash equivalents	$15.0	$15.0	$26.2	$35.0	$35.0
Trade and other receivables, net	186.9	183.0	187.0	187.7	187.9
Inventories	181.8	164.0	164.6	163.4	162.1
Other current assets	6.3	12.4	12.4	12.4	12.4

Total current assets	390.0	374.4	390.2	398.6	397.4

Property, plant and equipment, net	136.7	129.7	128.6	129.1	128.8
Reorganization value in excess of recorded amounts	370.4	370.4	370.4	370.4	370.4
Other assets	52.5	50.2	49.1	48.0	46.9

Total assets	$949.6	$924.7	$938.3	$946.0	$943.5

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$149.9	$160.3	$163.0	$163.8	$165.8
Other liabilities and accrued expenses	124.0	118.9	116.6	117.2	109.3
Current maturities of long term debt	40.6	30.0	25.0	25.0	128.1

Total current liabilities	314.4	309.2	304.7	305.9	403.2

Long term debt, net of current portion	365.1	343.7	335.6	315.2	181.1
Other non-current liabilities	62.7	59.5	53.5	44.8	38.8
Minority interest	5.4	6.0	6.6	7.2	7.8

Redeemable preferred stock	89.0	113.4	144.7	184.8	236.1
Total stockholders’ equity	112.9	93.0	93.3	88.0	76.4

Total liabilities and stockholders’ equity	$949.6	$924.7	$938.3	$946.0	$943.5

Remy International, Inc. and Subsidiaries

Condensed Consolidated Projected Statements of Cash Flows

	(Unaudited)
IN MILLIONS, For the periods ended December 31,	Two months ended 2007	Year ended 2008	Year ended 2009	Year ended 2010	Year ended 2011
Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(13.0)	$(19.9)	$0.3	$(5.2)	$(11.6)
Adjustments to reconcile net loss to cash used in operating activities:
Accretion of preferred stock	3.7	24.4	31.3	40.1	51.3
Accrued interest on third-lien paid-in-kind notes	2.9	18.3	—	—	—
Depreciation and amortization	5.9	29.8	25.0	25.1	24.8
Amortization of deferred financing costs	0.1	0.7	0.7	0.7	0.7
Changes in operating assets and liabilities:
Accounts receivable	9.2	(8.1)	(4.0)	(0.7)	(0.2)
Inventories	7.4	17.8	(0.6)	1.2	1.3
Accounts payable	(2.9)	10.4	2.7	0.8	2.0
Other assets and liabilities, net	(6.1)	(2.2)	(7.7)	(7.7)	(13.4)

Net cash provided by operating activities	7.3	71.1	47.7	54.2	54.9
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(3.2)	(20.8)	(23.4)	(25.0)	(23.9)

Net cash used in investing activities	(3.2)	(20.8)	(23.4)	(25.0)	(23.9)

Cash Flows from Financing Activities:
Net repayments under revolving line of credit and other	(4.1)	(50.3)	(13.1)	(20.4)	(31.0)

Net cash used in financing activities	(4.1)	(50.3)	(13.1)	(20.4)	(31.0)

Net increase in cash and cash equivalents	—	—	11.2	8.8	—

Cash and cash equivalents at beginning of period	15.0	15.0	15.0	26.2	35.0

Cash and cash equivalents at end of period	$15.0	$15.0	$26.2	$35.0	$35.0

Remy International, Inc. and Subsidiaries

Projections Summary

IN MILLIONS	Actual 2006	2007	2008	Projected 2009	2010	2011
Sales	$1,255.5	$1,215.7	$1,289.7	$1,295.4	$1,298.1	$1,305.6

Reported EBITDAR	$16.2

Significant Adjustments	27.6

Adjusted EBITDAR	$43.8	$55.0	$102.2	$121.8	$126.8	$134.5

Free Cash Flow before Interest, Taxes and Restructuring Costs	$60.4	$(35.8)	$89.4	$84.1	$91.2	$98.1

Note: the effects of Fresh Start Accounting, restructuring costs, stock compensation and bankruptcy expenses are excluded.

B.	Valuation

In conjunction with formulating the Plan, we have estimated the post-confirmation going-concern enterprise value of the Reorganized Debtors. At our request, Rothschild performed an analysis of the estimated reorganization value of Reorganized RII (and its subsidiaries) on a going-concern basis.

1.	Valuation Overview

The valuation estimates set forth herein represent an estimated reorganization enterprise value that was developed solely for the purpose of the Plan. Rothschild’s estimated valuation assumes that the Reorganized Debtors will continue as a going concern and operate in a manner consistent with the Projections. The estimate reflects the computations of the estimated enterprise value of the Reorganized Debtors through the application of various generally accepted valuation techniques and do not constitute appraisals of the Reorganized Debtors’ assets or the actual market value of the New Securities.

In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Company; (ii) reviewed certain internal financial and operating data of the Company; (iii) discussed with certain senior executives the current operations and prospects of the Company; (iv) reviewed certain operating and financial forecasts prepared by the Company, including the Projections; (v) discussed with certain senior executives of the Company key assumptions related to the Projections; (vi) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates, and separately valued and accounted for the Company’s NOLs following the Effective Date, including the limitations thereon under the Tax Code; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating business of the Company; (viii) considered the value assigned to certain precedent merger and acquisition transactions for businesses similar to the Company, as well as certain economic and industry information relevant to the operating business of the Company and (ix) conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild also has considered a range of potential risk factors, including the Reorganized Debtors’: (a) ability to execute and realize savings from planned operational initiatives; (b) capital structure; and (c) ability to meet projected growth targets in all of their business units.

Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Prospective Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Prospective Debtors’ best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation of the Prospective Debtors’ assets, nor did Rothschild verify any of the information it reviewed. To the extent the estimated valuation is dependent upon the Reorganized Debtors’ achievement of the results upon which the Projections are based, the estimated valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.

In addition to the foregoing, Rothschild relied upon the following assumptions in arriving at its estimated valuation of the Reorganized Debtors:

•	The Effective Date occurs on or about October 31, 2007;

•	The Prospective Debtors are able to recapitalize with adequate liquidity as of the Effective Date;

•	The Prospective Debtors are able to implement the Plan in the manner described herein;

•	The pro forma net debt levels of the Reorganized Debtors would be approximately $407 million immediately following the Effective Date;

•	A significant portion of the Prospective Debtors’ NOLs will be available to the Reorganized Debtors, subject to certain limitations under the Tax Code;

•	The GM Agreements becoming effective on the Effective Date; and

•	General financial and market conditions as of the Effective Date will not differ materially from the conditions prevailing as of the date of this Solicitation and Disclosure Statement.

2.	Methodology

Rothschild has employed generally accepted valuation techniques in estimating the reorganization value of the Reorganized Debtors. The three methodologies upon which Rothschild primarily relied are (i) comparable public company analysis, (ii) comparable acquisition analysis and (iii) DCF analysis. These valuation methodologies reflect both the market’s current view of the Prospective Debtors’ business plan and operations, as well as longer term focus on the intrinsic value of the cash flow projections in the Prospective Debtors’ business plan.

(a)	Comparable Public Company Analysis

In a comparable public company analysis, a subject company is valued by comparing it with publicly held companies in reasonably similar lines of business. The comparable public companies are chosen based on, among other attributes, their similarity to the subject company’s size, profitability and market presence. The price that an investor is willing to pay in the public markets for each company’s publicly traded securities represents that company’s current and future prospects as well as the rate of return required on the investment.

In selecting comparable public companies, Rothschild considered factors such as the focus of the comparable companies’ businesses as well as such companies’ current and projected operating performance relative to the Prospective Debtors. Numerous financial multiples and ratios were developed to measure each company’s valuation and relative performance. Some of the specific analyses entailed comparing the enterprise value (defined as market value of equity plus market value of debt, book value of preferred stock and minority interest minus excess cash) for each of the comparable public companies to their projected revenue and EBITDA. These multiples were calculated on or around the date of this Solicitation and Disclosure Statement and were then applied to the Prospective Debtors’ financial projections to determine the range of enterprise value and equity value using this methodology.

(b)	Comparable Acquisition Analysis

The comparable acquisition analysis was the second valuation methodology used to determine the reorganization value for the Reorganized Debtors. This approach entails calculating multiples of revenues and EBITDA based upon prices paid (including any debt assumed and equity purchased) in mergers and acquisitions of companies similar to the Prospective Debtors. These multiples were then applied to the Prospective Debtors’ financial projections to determine the implied range of enterprise values using this methodology.

(c)	DCF Analysis

The third valuation methodology that was used to determine the reorganization value of the Reorganized Debtors was the discounted cash flow method. The discounted cash flow of an enterprise represents the present value of unleveraged, after-tax cash flows available to all providers of capital using an appropriate set of discount rates. The DCF approach takes into account the projected operating cash flows of the subject company by using company projections as the basis for the financial model. The underlying concept of the DCF approach is that debt-free, after-tax cash flows are estimated for a projection period and a terminal value is estimated to determine the going concern value of the subject company from the end of the projection period forward. These cash flows are then discounted at an appropriate weighted average cost of capital, which is determined by referring to, among other things, the average cost of debt and equity for the other participants throughout the industry.

3.	Valuation of Reorganized Company

Rothschild has advised us that for purposes of the valuation described above, Rothschild assumed that (i) the proposed capitalization of the Reorganized Debtors will be as set forth in the Plan; (ii) market, business and general economic conditions will be similar to conditions observed as of the date hereof; (iii) the financial and other information furnished to Rothschild by the Company and its professionals and the publicly available information with respect to the Company was accurate and complete; and (iv) the Plan will be confirmed without material changes from those detailed herein. Based upon the analyses detailed above, the assumptions made, matters considered and limits of review also set forth above, Rothschild estimated the total reorganization value range of the Reorganized Debtors to be between $570 million to $670 million with a midpoint of approximately $620 million. The range of reorganization common equity value (excluding the Reorganized RII Preferred Stock), which takes into account the total reorganization value range less estimated debt (and the Liquidation Preference of the Reorganization RII Preferred Stock) outstanding as of October 31, 2007, was estimated by Rothschild to be between $76 million and $176 million, with a midpoint of approximately $126 million as of August 31, 2007. The foregoing reorganization equity value reflects, among other factors described herein, current financial market conditions as of the date of this Solicitation and Disclosure Statement and the inherent uncertainty as to the achievement of the results described in the Projections.

The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value of the New Securities issued pursuant to the Plan. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial and other conditions as they exist on, and on the information made available as of, the date of this Solicitation and Disclosure Statement. It should be understood that, although subsequent developments may affect Rothschild’s conclusions, before or after the Confirmation Hearing, Rothschild does not have any obligation to update, revise or reaffirm the estimate set forth herein.

THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND ROTHSCHILD. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE ESTIMATED VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. ADDITIONALLY, THE POST-REORGANIZATION VALUE ESTIMATED BY ROTHSCHILD DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE DESCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH ROTHSCHILD’S VALUATION ANALYSIS. INDEED, THERE CAN BE NO ASSURANCE THAT A TRADING MARKET WILL DEVELOP FOR THE NEW SECURITIES.

X.	LIQUIDATION ANALYSIS

Section 1129(a)(7) of the Bankruptcy Code requires that each holder of an Impaired Claim or Impaired Equity Interest that has not voted to accept the Plan must receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such Holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code (sometimes called the “Best Interests Test,” which is described in greater detail in Article XV.E. hereof). If all members of an impaired class of claims or interests have accepted the Plan, the “best interests test” does not apply with respect to that class.

A determination of the value that Holders will receive or retain if we were to be liquidated in a hypothetical case under chapter 7 of the Bankruptcy Code begins with an estimation of the gross proceeds that would be generated from the hypothetical liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case, including the cash and cash equivalents held by Debtors at the time of the commencement of the hypothetical chapter 7 case. The gross liquidation proceeds then are reduced by the costs and expenses of the liquidation – including such additional administrative expenses and priority claims that may result from the termination of Debtors’ business and the use of chapter 7 for the purposes of a hypothetical liquidation – to determine the net liquidation proceeds available for distribution to creditors. Such net liquidation proceeds (i.e., cash available for distribution) are then applied on a hypothetical basis to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

We believe that all individual Holders of Claims and Equity Interests will receive not less than what they would receive under a chapter 7 liquidation. Our belief is based on the Liquidation Analysis we prepared, which is set forth below, that considers the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, including:

•	the increased cost and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a chapter 7 case in the context of the liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increase in claims treated as priority and general unsecured claims than we anticipate in a chapter 11 case.

Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

We prepared the Liquidation Analysis with the assistance of our advisors. The Liquidation Analysis estimates the values that may be obtained by Claim and Equity Interest

Holders upon disposition of assets, pursuant to a liquidation in a bankruptcy case under chapter 7 of the Bankruptcy Code, as an alternative to continued operations of our businesses under the Plan. The Liquidation Analysis assumes we file for bankruptcy protection without a prepackaged plan and is based on the other assumptions discussed below. Because of the numerous risks, uncertainties and contingencies beyond our control, there can be no assurances whatsoever that the recoveries set forth below could be realized in actual liquidation. Moreover, because the Liquidation Analysis was prepared for purposes of evaluating the Plan in respect of section 1129(a)(7) of the Bankruptcy Code and reflects our estimates of potential recoveries that could be realized in a liquidation, the amounts disclosed are not likely to be meaningful for us as a going concern or indicative of actual returns that may eventually be realized in a non-liquidation context.

Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond control of ourselves or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. The actual amount of claims could vary significantly from our estimate, depending on the claims asserted during the chapter 7 case. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Accordingly, the actual liquidation value of the Prospective Debtors could vary materially from the estimates provided herein.

Additional information concerning the assumptions underlying the Liquidation Analysis is as follows:

A.	General

The Liquidation Analysis is based on the Prospective Debtors’ estimated balance sheet as of March 31, 2007. This Liquidation Analysis reflects the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Prospective Debtors’ assets on September 15, 2007. Any difference in asset values between the values used herein and actual values on the date a liquidation process would begin, would result in a variance to the estimated recovery amounts. The Liquidation Analysis assumes a liquidation period of 24 months.

This analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the AICPA.

B.	Cash

The cash balance reflects actual cash held in the Prospective Debtors’ bank accounts as of August 8, 2007.

C.	Trade Accounts Receivable

Estimated proceeds realized from accounts receivable are based on management’s estimate of collection. The methodology for determining recovery excludes certain accounts receivable based upon their aging versus due date and/or invoice date. Eligible accounts receivables are further discounted by 20% to 40%.

D.	Inventories

Estimated proceeds from the sale of inventories on hand as of the liquidation date are based on management’s estimate of liquidating such inventories. The methodology for determining recovery excludes classes of inventory that have minimal value in liquidation, are considered to be potentially obsolete or are excess inventory based on age.

E.	Other Assets

Prepaid and other current assets consist primarily of settlements, amounts due from asset sales, deposits and advances and other miscellaneous current assets.

F.	Goodwill

Goodwill is considered to have no recovery value in liquidation as it relates to the intangible value of a going concern business.

G.	Investment in Subsidiaries

The value attributed to investment in subsidiaries relates to foreign subsidiaries. The assets of the domestic subsidiaries are excluded because domestic assets are included in their respective line items (e.g., accounts receivable, inventory etc.). There is no value attributed to discontinued operations. The valuations of the foreign subsidiaries were primarily based on a liquidation value at the foreign subsidiary level.

H.	Property, Plant and Equipment

PP&E is comprised of buildings and improvements, automobiles and trucks, various equipment, furniture and fixtures and leasehold improvements. The largest line items by book value are equipment, construction-in-process and buildings.

Assumed recoveries from the sale of these items were based upon management’s best estimate from prior dispositions. PP&E includes assets such as buildings, tooling and machines.

I.	Other Noncurrent Assets

The “other noncurrent assets” line is comprised of core return rights (cores being a key component in our production), capitalized customer contracts, noncurrent deposits and other noncurrent items that are considered to have little or no liquidation recovery value.

J.	Winddown Costs

It is assumed that the liquidation process would occur over a 24-month period. Winddown costs include nearly full operating expenses, overhead and other corporate costs during the first three months, with declining amounts of costs required in the following months.

K.	Other Professional Fees

During the liquidation period, it will be necessary for the Debtors’ estates to engage the services of various professionals to assist in the estates’ liquidation including, but not necessarily limited to, counsel, accountants, financial advisors, investment bankers and brokers.

L.	Chapter 7 Trustee Fees

Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis, trustee fees in an amount of $5.5 million to $9 million are based upon a reasonable assumption of a percentage of net proceeds as is customary in comparable cases.

M.	Secured Creditors

Estimated amounts to be distributed to secured creditors reflect balances due, including accrued interest on account of the Prepetition Credit Agreement, the Floating Rate Secured Notes and certain other secured indebtedness as of the hypothetical liquidation date.

N.	Unsecured Creditors

Unsecured creditors primarily include trade creditors and Holders of Impaired Notes. Based upon the estimated recoveries under this hypothetical liquidation scenario, no proceeds would be available to satisfy allowed general unsecured claims.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

I.	CALCULATION OF NET ESTIMATED PROCEEDS AVAILABLE FOR ALLOCATION

		Balances @ 3/31/2007	Estimated Recovery Rate Range		Estimated Recovery on Collateral		See Note
			Low	High	Low	High
A.	ASSETS
	Cash and Equivalents	$1,500	100%	100%	$1,500	$1,500
	Restricted Cash (a)	50,000	0%	0%	—	—
	Accounts Receivable	119,166	47%	62%	55,479	73,972	1
	Inventories	141,179	56%	71%	79,671	100,459	2
	Other Current Assets	27,701	32%	43%	8,795	12,013	3
	Goodwill	108,204	0%	0%	—	—	4
	Investment In Subs	552,876	2%	6%	12,000	32,400	5
	Net PP&E	92,584	26%	69%	23,847	64,003	6
	Other NonCurrent Assets	42,411	0%	8%	—	3,522	7

	Total Assets	1,135,622	16%	25%	181,292	287,870

B.	RECOVERIES FROM EXERCISE OF AVOIDING POWERS				0	16,000	8

C.	GROSS PROCEEDS				181,292	303,870

D.	CREDITOR RECOVERY EXPENSES (POST-PETITION)
	Corporate Expenses				(4,920)	(4,100)	9
	Employee Payroll Services (b)				(16,800)	(14,000)	9
	Chapter 7 Trustee Fees (3% of Gross Proceeds)				(5,439)	(9,116)
	Other Professional Fees (Two-Year Period)				(18,000)	(18,000)	10

					(45,159)	(45,216)

Net Estimated Proceeds Available for Allocation					$136,134	$258,654

(a)	Restricted cash is assumed to be used to pay down the revolver under the Secured Credit Agreement.
(b)	Employee obligations required for winddown process.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

II.	ALLOCATION OF NET ESTIMATED PROCEEDS TO SECURED CLAIMS

	Principal and Accrued Interest		Estimated Recovery on Secured Claims		Estimated Recovery Range
	Low	High	Low	High	Low	High
Net Estimated Proceeds Available For Allocation To Secured Claims			$136,134	$258,654

Secured Claims: (a)

Pre-Petition Secured Debt (Revolver—1st Lien) (b)	6,540	6,540	6,540	6,540	100%	100%
Pre-Petition Secured Debt (Term Loan)	85,910	85,910	85,910	85,910	100%	100%
Pre-Petition Letters of Credit (c)	9,038	9,038	9,038	9,038	100%	100%
Pre-Petition Secured Debt (Sr Floating Rate Notes—2nd Lien)	126,028	135,804	34,646	135,804	27%	100%

Total Secured Claims	227,515	237,292	136,134	237,292

Net Estimated Proceeds After Secured Claims			$—	$21,362

(a)	Post-petition interest is calculated on the following distribution schedule: 50% after first six months, 35% after the next six months and 15% in the next six months. For purposes of this Liquidation Analysis, post-petition interest is calculated using the nondefault contract rate. It is possible that default rate interest would apply.
(b)	Restricted cash of $50 million is designated to pay down the revolver under the Secured Credit Agreement. Principal and Accrued Interest of the revolver under the Secured Credit Agreement is $56.5 million, but is reduced to $6.5 million after the pay down.
(c)	Wachovia Capital Finance is the agent for the letters of credit, which are a component of the Secured Credit Agreement. The current letters of credit of $ 8.5 million are assumed to be drawn on the filing date and accrue $538,000 of interest in the post petition period.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

III.	ALLOCATION OF NET ESTIMATED PROCEEDS TO ADMINISTRATIVE AND PRIORITY CLAIMS

	Estimated Allowable Claims		Estimated Recovery on Administrative and Priority Claims		Estimated Recovery Range
	Low	High	Low	High	Low	High
Net Estimated Proceeds After Secured Claims			$—	$21,362

Chapter 7 Administrative Claims:
Administrative Claims (a)	10,500	15,100	—	11,009	0%	73%
Reclamation Claims (b)	7,100	14,200	—	10,353	0%	73%
Total administrative Claims

Net Estimated Proceeds After Secured and Administrative Claims			$—	$—

Less Priority Claims:

Employee Priority Claims	1,806	3,612	—	—	0%	0%
Priority & Property Tax Claims	415	800	—	—	0%	0%
Total Priority Claims

Net Estimated Proceeds After Secured and Administrative and Priority Claims			$—	$—

a)	Amount represents the open trade accounts payable that was invoiced in the 20 days prior to February 28, 2007.
b)	We believe that there would not be any valid reclamation claims and such claims would be treated as general unsecured claims. For the purposes of this analysis, however, which depicts a conservative scenario with respect to the Prospective Debtors’ claims, we have depicted the possible reclamation claimants as having valid reclamation claims even though we do not believe they are or should be treated as such. This depiction is without prejudice to our rights to continue to assert that such reclamation claims are not entitled to any priority treatment under the Plan, or otherwise. If we are correct in our position regarding the value of the reclamation claims, the reclamation claims likely would receive the same treatment as general unsecured claims, and the related recovery reflected herein will be available to pay other claims. Likewise, if we reach a consensual resolution with the reclamation claimants, some portion of the related recovery reflected herein likely will be available to pay other claims.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

IV.	ALLOCATION OF NET ESTIMATED PROCEEDS TO UNSECURED CLAIMS

	Estimated Allowable Claims		Estimated Recovery on Unsecured Claims			Estimated Recovery Range
	Low	High	Low		High	Low		High
Net Estimated Proceeds After Secured, Administrative and Priority Claims			$		$—	$		—

Notes—After Subordinated Notes Refunding:
Senior Notes 8 5/8% issued 12/22/97	152,298	152,298		—	—		0%	0%
Senior Sub Notes 9 3/8%	158,206	158,206		—	—		0%	0%
Senior Sub Notes 11%	174,994	174,994		—	—		0%	0%

	485,499	485,499		—	—
General Unsecured Claims:
Pre-Petition Accounts Payable	105,709	105,709		—	—		0%	0%
Other General Unsecured Claims (a)	21,821	44,821		—	—		0%	0%
Warranty and Customer Obligations (b)	49,000	49,000		—	—		0%	0%
Preference Addback	0	16,000		—	—		0%	0%
Rejection Claims (c)	2,000	5,000		—	—		0%	0%
Contingency Claims (Litigation, other lease obligations, etc.)	1,000	16,348		—	—		0%	0%

	179,530	236,878		—	—

Total	$665,029	$722,377		$—	$—

a)	Other General Unsecured Claims represent various accruals but excludes warranty and other customer obligations.
b)	Warranty and Customer Obligations represent amounts not used to offset Accounts Receivable balances.
c)	Rejection Claims represent calculated exposure relating to real property leases as modified by section 502(b)(6) of the Bankruptcy Code.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 1 — Accounts Receivable

Accounts Receivable recovery percentages are based upon management estimates, which considered, among other things, percentages used as part of revolver advance rates.

Accrued Warranty is carried on the books at $ 37.6 million and Customer Obligations is carried at $ 55 million between current and long term. These amounts were netted against the applicable entity’s receivables up to the amount of the accounts receivable balance. This resulted in a Warranty set off of $29.6 million and Customer Obligations set off of $16 million. The remaining $10 million of warranty and $39 million of customer obligations are treated as unsecured claims.

Business Unit	Balance @ 3/31/2007	Warranty	Customer Obligation Setoff	Core Rights Reserve	Net Balance	Recovery Rate Range		Estimated Proceeds Range
						Low	High	Low	High
Remy Inc	$68,671	$(17,998)			$50,673	60%	80%	$30,404	$40,538
Componentes	6,999				6,999	60%	80%	4,199	5,599
WWA	13,373	(5,436)	$(8,024)	$4,756	4,668	60%	80%	2,801	3,735
UPC	16,531	(6,150)	(8,024)	14,174	16,531	60%	80%	9,918	13,225
WRI	2,017				2,017	60%	80%	1,210	1,614
Knopf	11,576				11,576	60%	80%	6,946	9,261

	$119,166	$(29,584)	$(16,048)	$18,930	$92,465			$55,479	$73,972

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 2 — Inventories

The return for Finished Goods and POS Inventory (i.e., “point of sale” inventory) is close to full value because such goods can either be shipped for sale, or in the case of the POS Inventory, are already on the shelves and ready to be sold. Raw Materials, Work-in-Process and Other are expected to have a lesser value and in some cases only an expected salvage value due to limited usability.

“Other” includes consigned cores, cores in transit and nonproductive cores. POS Inventory represents inventory held at customer locations. In certain instances, POS Inventory may be subject to setoff by a customer, however this setoff amount is deemed negligible as most major customers have net receivables to the Prospective Debtors.

Inventory Commodity Type	Balance @ 3/31/2007	Recovery Rate Range		Estimated Proceeds Range
		Low	High	Low	High
Finished Goods	$64,245	75%	90%	$48,183	$57,820
Work-In-Process	4,437	5%	15%	222	666
Raw Materials	41,180	25%	40%	10,295	16,471
POS Inventory	27,961	75%	90%	20,971	25,165
Other	3,356	0%	10%	—	336

Total Inventory	$141,179	56%	71%	$79,671	$100,459

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 3 — Other Current Assets

Other receivables primarily relate to amounts due from Hennessy, Caterpillar and a core bank reserve. These receivables are assumed to have a high recovery based on prior rulings and/or expected settlements. Other prepaids, such as orders and advances, are expected to have little recovery value. Deferred Financing and Deferred Income Tax are deemed to have no recoverable value due to the fact that they will not be utilized in a liquidation.

Other Current Assets	Balance @ 3/31/2007	Recovery Rate Range		Estimated Proceeds Range
		Low	High	Low	High
Other Receivables	$12,702	60%	80%	$7,621	$10,161
Deferred Income Tax—Current Assets	542	0%	0%	—	—
Prepaid Insurance Premiums	644	5%	20%	32	129
Prepaid Orders	144	50%	75%	72	108
Other Misc. Prepaid	2,102	50%	75%	1,051	1,576
Advances	77	25%	50%	19	39
Deferred Financing	9,744	0%	0%	—	—
Deferred Income Taxes	1,746	0%	0%	—	—

Total	$27,701	32%	43%	$8,795	$12,013

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 4 — Goodwill and Other Intangibles*

Goodwill is considered to have no recovery value in liquidation.

Other Current Assets	Balance @ 3/31/2007	Recovery Rate Range		Estimated Proceeds Range
		Low	High	Low	High
Goodwill	$108,204	0%	0%	$—	$—

*	Although no formal valuation has been performed with respect to our patents and trademarks, a hypothetical sale of such patents and trademarks is not expected to yield amounts that would materially impact this recovery analysis, therefore, the value of our patents and trademarks is estimated at $0.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 5 — Investment In Subsidiaries

The value attributed to “Investment in Subsidiaries” relates to foreign subsidiaries. The assets of the domestic subsidiaries are excluded from below because domestic assets are included in their respective line items (e.g., accounts receivable, inventory etc.). Discontinued Operations includes intercompany balances from dissolved or sold business units. There is no value attributed to discontinued operations. The valuations of the foreign subsidiaries primarily were based on a liquidation value at the foreign sublevel.

Other Current Assets	Balance @ 3/31/2007	Estimated Proceeds Range
		Low	High
Domestic Subsidiaries	$251,858	$—	$—	(a)
Discontinued Operations	183,423	—	—	(b)
Foreign Subsidiaries
Remy Korea Ltd	39,720	3,000	9,000	(c)
Remy Mexico	18,510	4,000	13,400	(d)
Europe	49,616	5,000	10,000	(e)
Other	9,750	—	—	(f)

	$552,876	$12,000	$32,400

a)	The assets and liabilities for the domestic subsidiaries are included elsewhere in this analysis at the line-item level. To avoid duplication, their values are excluded from this schedule.
b)	The balance for the Discontinued Operations is deemed to have no recovery value.
c)	Remy Korea is assumed to have limited viability as a going concern if the domestic subsidiaries are liquidated. The value attributed to Remy Korea is based on a liquidation of its assets in a fashion similar to the domestic subsidiaries.
d)	Remy Mexico is assumed to have limited viability as a going concern if the domestic subsidiaries are liquidated. The value attributed to Remy Mexico is based on a liquidation of its assets in a fashion similar to the domestic subsidiaries.
e)	The European subsidiaries are assumed to be able to remain as a going concern if the domestic entities liquidate. However, due to negative EBITDA amounts, the primary value is attributed to real estate in Poland.
f)	The Other subsidiaries include Remy Automotive Brazil, Remy Electrical China Co. and Remy Electricals Hubei Co. These entities have limited operations and are expected to have no recovery value due to amount of liabilities at each location.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 6 — Net PP&E—Owned and Leased

Net PP&E is comprised of buildings and improvements, automobiles and trucks, various equipment, furniture and fixtures and leasehold improvements. The largest line items by book value are equipment, construction in process and buildings.

PP&E such as buildings, tooling and machines were given the highest assumed recovery, while computer software and leasehold improvements are expected to have negligible or no liquidation value.

Assumed recoveries from the sale of these items were based upon management’s best estimate from prior dispositions.

PP&E	Balance @ 3/31/2007	Recovery Rate Range		Estimated Proceeds Range
		Low	High	Low	High
Automotive	$46	50%	75%	$23	$34
Building	15,750	62%	93%	9,700	14,700	(a)
Computer Hardware	886	5%	25%	44	221
Computer Software	3,138	0%	10%	—	314
Furniture and Fixtures	423	20%	70%	85	296
Leasehold Improvements	2,363	0%	0%	—	—
Machinery and Equipment	53,525	20%	70%	10,705	37,467
Tooling Equipment	4,617	20%	70%	923	3,232
CIP	9,100	20%	70%	1,820	6,370
Other	2,737	20%	50%	547	1,368

Total	$92,584			$23,847	$64,003

a)	Building includes net book value of capital leases of $2.7 million and net book value of property in Oklahoma of $13 million. The property in Oklahoma was appraised in 2004 at a value of $14.3 million, however, the expected sale value is estimated to be $ 9.7 million. For the purposes of this report these appraised values were used to estimate the High / Low scenarios.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 7 — Other NonCurrent Assets

Other Non Current Assets are composed of “core return rights”, capitalized customer contracts, noncurrent deposits and other noncurrent items that are considered to have little to no liquidation recovery value.

Other Noncurrent Assets	Balance @ 3/31/2007	Less: Utilized Core Return Rights (a)	Net Non Current Assets	Recovery Rate Range		Estimated Proceeds Range
				Low	High	Low	High
Other Noncurrent Assets	$42,411	$18,930	$23,481	0%	15%	$	$3,522

(a)	Core Return Rights are used as setoffs to customer obligations. Any value that was removed and used as an offset to reductions in Accounts Receivable is excluded as a recoverable asset.

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 8 — Recoveries from Avoidance Actions

It is likely in a chapter 7 liquidation that the trustee would seek to recover certain payments made in the 90 days prior to filing. The pre-petition payments in the total below excludes vendor debit balances, which are assumed to reside in Accounts Receivable. The amount listed is the cash recovered by the Prospective Debtors. For purposes of this analysis, management has estimated the recoveries net of all potential setoffs, recoupment and other defenses and claims that are likely to be asserted by the preference defendants as being between 0% and 10% of the estimated payments.

Component	Estimated Payments Within 90 Days	Estimated Recovery Range		Estimated Recovery Range
		Low	High	Low	High
Total Estimated Preference Period Payments	$160,000	0%	10%	$0	$16,000

RWHI

Liquidation Analysis For Domestic Entities

($ in 000s)

Note 9 — Corporate Expenses and Employee Payroll Services

It is assumed that the creditor recovery process spans a two-year period. For purposes of the analysis, corporate expenses include both headquarters and distribution centers related expense. A nearly full complement of corporate expenses is assumed to be required during the first three months, with reducing amounts of corporate expenses required in the following months. It is assumed that there will be a period during which employees will need to be retained during the liquidation.

Corporate Expense
	Monthly Run Rate	Reduction Rate	Monthly Expense		Total
Phase I Months 1-3
Corporate Rent & Occupancy	$392	100%	$392		$1,175
Corporate SG&A	200	60%	120		360

	592	87%	513		1,535
Phase II Months 4-12
Corporate Rent & Occupancy	392	40%	157		1,410
Corporate SG&A	200	25%	50		450

	592	35%	207		1,860
Phase II Months 13-24
Corporate Rent & Occupancy	392	10%	39		470
Corporate SG&A	200	10%	20		240

	592	10%	59		710

	Calculated Total Corporate Expenses				$4,105

	Estimated Corporate Expense Range
				High	$4,920
				Low	$4,100

Employee Payroll Services

	Monthly Run Rate	Reduction Rate	Monthly Expense		Total
Phase I Months 1-3
Corporate Employment Expense	$2,872	60%	$1,723		$5,170
Non Corporate Employment Expenses	4,352	25%	1,088		3,264

	7,224	39%	2,812		8,434
Phase II Months 4-12
Corporate Employment Expense	2,872	15%	431		3,877
Non Corporate Employment Expenses	4,352	0%	—		—

	7,224	6%	431		3,877
Phase II Months 13-24
Corporate Employment Expense	2,872	5%	144		1,723
Non Corporate Employment Expenses	4,352	0%	—		—

	7,224	2%	144		1,723

	Calculated Total Corporate Expenses				$14,034

	Estimated Corporate Expense Range
				High	$4,920
				Low	$4,100

Note 10 — Professional Fees

It is assumed that the creditor recovery process occurs over a twenty-four month period. For purposes of the analysis, professional fees are expected to be at full rates for the first year and then are scaled back over the second year.

	Remy International Inc.
	Monthly Run Rate	Total Expense
Year 1	$1,000	$12,000

Year 2	$500	6,000

Total		$18,000

XI.	CERTAIN OTHER LEGAL CONSIDERATIONS

A.	Solicitation of Votes Prior to Commencement of Chapter 11 Cases and Section 3(a)(9) of the Securities Act

We are relying on section 3(a)(9) of the Securities Act to exempt from the registration requirements of the Securities Act the offer to Impaired Noteholders of the New Third-Lien Notes and the Reorganized RII Common Stock that may be deemed to be made pursuant to the solicitation of votes on the Plan. Section 3(a)(9) of the Securities Act provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Neither RII nor any of its direct or indirect subsidiaries has any contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges of Impaired Notes. In addition, none of our financial advisors nor those to the Plan Support Parties, and no broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the solicitation or the Plan (and the transactions contemplated thereby).

B.	Section 1145 of the Bankruptcy Code

1.	Initial Offer and Sale of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities are offered and sold under a plan of reorganization and are securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against, or an interest in, the debtor or such affiliate; and (iii) the securities are issued entirely in exchange for the recipient’s claims against or interests in the debtor, or are issued “principally” in such exchange and “partly” in exchange for cash or property. In addition, section 1145(a)(2) exempts from the registration under section 5 of the Securities Act and state securities laws, the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in section 1145(a)(1). We believe that the distribution of the Subscription Rights (and the subscription for shares of Reorganized RII Preferred Stock pursuant to the exercise thereof) and the other New Securities under the Plan satisfy the requirements of sections 1145(a)(1) and 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

2.	Subsequent Transfers of Securities

To the extent not otherwise prohibited, and subject to the terms of the Reorganized RII Constituent Documents and the New Third-Lien Note Indenture, as applicable, all New

Securities issued under the Plan and covered by sections 1145(a)(1) and 1145(a)(2) of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who: (i) purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (ii) offers to sell securities offered under a plan for the holders of such securities; (iii) offers to buy such securities from the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or (iv) is an “issuer” with respect to the securities, as the term “issuer” is used in section 2(a)(11) of the Securities Act. Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer. Such a person is an “affiliate” of the issuer. “Control” (as such item is defined in rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting of securities, by contract or otherwise.

To the extent that Persons who receive New Securities pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including as an “affiliate” of the issuer, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Consequently, an “underwriter” or “affiliate” may not resell New Securities except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144. In addition, any person who is an “underwriter” but not an “issuer,” including an “affiliate,” with respect to an offer and sale of securities is entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b) of the Bankruptcy Code.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular Person receiving New Securities under the Plan would be an “underwriter” with respect to such Subscription Rights or New Securities.

Given the complex and subjective nature of the question of whether a particular holder may be an “underwriter,” we make no representation concerning the right of any Person to trade in the New Securities. We recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities without taking additional action to ensure compliance with the Securities Act, the Exchange Act or similar state and federal laws.

3.	Subsequent Transfers Under State Law

State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Securities.

We are not making any representation to any offeree of the securities issued under the Plan regarding the legality of any investment therein by such offeree under appropriate legal investment or similar laws or regulations.

XII.	THE PLAN – OTHER PROVISIONS

A.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Cure of Executory Contracts and Unexpired Leases

Section 365 of the Bankruptcy Code permits debtors to assume or reject executory contracts and unexpired leases with the authorization of the Bankruptcy Court. Section 365 of the Bankruptcy Code further provides that an executory contract or unexpired lease can be assumed only if (i) certain defaults with respect to such contract or lease are cured (or adequate assurance of a prompt cure is provided), (ii) compensation for any pecuniary losses arising from such default are provided and (iii) “adequate assurance” of future performance is provided. Section 1123(b)(2) of the Bankruptcy Code allows for the assumption of unrejected contracts and leases pursuant to the terms of a plan of reorganization. Pursuant to Section 5.1 of the Plan, all executory contracts and unexpired leases of the Debtors (including the GM Agreements, the CVC Settlement Agreement and the engagement letters relating to the Committee Professionals) that are not (i) rejected by the Debtors prior to the Effective Date, (ii) subject to a motion seeking such rejection as of the Effective Date, or (iii) identified in the Plan Supplement as executory contracts or unexpired leases for which the Debtors expressly reserve the right to seek rejection, will be deemed to have been assumed by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Bankruptcy Court. Each executory contract and unexpired lease assumed pursuant to Article V of the Plan will revest in, and be fully enforceable by, the Reorganized Debtors in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Bankruptcy Court. Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default will be satisfied by payment of such amount in Cash, on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (i) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code, (ii) the ability of any Reorganized Debtor or any assignee thereof to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, will be made following the entry of a Final Order resolving such dispute.

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Section 5.2 of the Plan provides that all proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period will be barred forever from assertion against the Debtors or the Reorganized Debtors, the Estates and their property, unless otherwise ordered by the Bankruptcy Court. The Allowed amount of a Claim shall be subject to the limitations of Section 502(b). Section 502(b) of the Bankruptcy Code provides, among other things, for certain statutory limitations or “caps” on the size of allowed claims of certain types of creditors. Among the types of claims that may be capped under section 502(b) of the Bankruptcy Code are (i) certain claims of lessors of real property and (ii) certain claims arising from the termination of employment contracts.

3.	Indemnification of Directors, Officers and Employees

Pursuant to section 5.3 of the Plan, any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Debtors prior to the Effective Date, will be treated as if they were executory contracts that are assumed under the Plan and will survive the Effective Date and remain unaffected thereby, and will not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

4.	Compensation and Benefit Programs

Section 5.4 of the Plan provides that other than with respect to the New Employment Agreement Officers (see Article VII.G. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Management Incentive Plan and the New Employment Agreements”), all duly-authorized employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans (but excluding any supplemental executive retirement plan), will be deemed to be, and treated, as executory contracts and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

5.	Termination of Advisory Agreement and Prepetition Equity Agreements

On the Effective Date, the Advisory Agreement will be deemed terminated pursuant to section 5.5(a) of the Plan, and no amount (accrued or otherwise) owed in respect thereof shall be payable to Court Square, or otherwise qualify for treatment as an Allowed Claim under the Plan. Section 5.5(b) of the Plan also provides that upon the Effective Date, each Prepetition Equity Agreement will be deemed terminated and of no further force and effect, and any Claim in respect thereof will be treated as a Subordinated Securities Claim under the Plan.

B.	Provisions Governing Distributions

1.	Date of Distributions

Pursuant to section 6.1 of the Plan, and except as otherwise provided therein with respect to distributions in connection with the Rights Offering or any undeliverable or unclaimed distributions, any distribution to be made or done under the Plan will be made on the Effective Date, or as soon as practicable thereafter. Any payment or act required to be made under the Plan on a day that is not a Business Day will be made on the next succeeding Business Day.

2.	Disbursing Agent

Section 6.2 of the Plan provides that except as otherwise ordered by the Bankruptcy Court, all distributions under the Plan will be made by the Reorganized Debtors, acting as Disbursing Agent thereunder. The Disbursing Agent will be authorized to make any Cash payment required to be made under the Plan by check or wire transfer, at its discretion. No distributions of fractional shares or fractions of dollars (whether in the form of Cash or notes) will be made under the Plan on account of Claims in Classes 6 and 7, and for purposes of distribution under the Plan on account of such Claims, fractional shares and fractions of dollars (whether in the form of Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down). The Reorganized Debtors will be permitted, without further order of the Bankruptcy Court, to employ or contract with any Entities to assist in or make the distributions required under the Plan. The Plan also provides that the Prepetition Agent and the Prepetition Indenture Trustees (or such other recipients as these entities shall instruct) are to receive, in the first instance, all distributions on account of Allowed Secured Credit Agreement Claims, Allowed Floating Rate Secured Note Claims, Allowed Senior Note Claims and Allowed Subordinated Note Claims. The Prepetition Agent and the Prepetition Indenture Trustees (or such other recipients as these entities have instructed) will be authorized and required to deliver such distributions to the applicable Holders as of the Mandatory Exchange Date pursuant to section 6.2 of the Plan, except for distributions made to any Committed Purchaser or Plan Support Party who may, if certain requirements have been satisfied, receive their distributions directly from the Disbursing Agent, pursuant to section 6.2(d) of the Plan.22 Holders of Allowed Claims will receive such distributions only after they have surrendered their Prepetition Notes and/or any other instrument or documentation relating to such Claims to the Reorganized Debtors pursuant to any notice received in connection with section 6.6 of the Plan (or at such time as a waiver of such requirement has been received). The Holder of any Allowed Claim that fails to surrender such securities in the manner required within two years of the Effective Date, will have such Claim discharged, and will forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

3.	Mandatory Exchange Date

Pursuant to section 6.3 of the Plan, as of the Mandatory Exchange Date relating to any Prepetition Indenture, the transfer register for such Prepetition Indenture will be closed and the transfer of the Prepetition Notes issued thereunder, or any interest therein, will be prohibited. Neither the Disbursing Agent nor the Prepetition Indenture Trustee under such Prepetition Indenture will have any obligation to recognize the transfer or sale of, or any participation in, any Allowed Claims relating to such Prepetition Indenture that occurs after such Mandatory Exchange Date, and will be entitled for all purposes related to the Plan to recognize and make distributions only to Holders of such Claims as of the Mandatory Exchange Date.

[22]

In order for a Committed Purchaser or Plan Support Party to receive their distributions directly from the Disbursing Agent, such entity must: (i) comply with the provisions governing the surrender of securities contained in section 6.6 of the Plan, (ii) comply with any and all procedures as may be required by the applicable Prepetition Indenture Trustee (or trustees) to permit such distribution to be made directly to such Committed Purchaser or Plan Support Party, and (iii) provide, prior to the Effective Date, written evidence to us that such Committed Purchaser or Plan Support Party has complied with the procedures set forth in (ii) above (which evidence must be in form and substance satisfactory to us).

4.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

Pursuant to section 6.4 of the Plan, any distribution to be made under the Plan to a Holder of an Allowed Claim will be made to the address of such Holder as set forth in the books and records of the Debtors or their agents, or in a letter of transmittal, unless the Debtors have been notified in writing of a change of address, including by the Filing of a proof of claim by such Holder that contains an address for such Holder that is different from the address reflected on such books and records or letter of transmittal. In the event that any distribution or notice provided in connection with the Chapter 11 Cases to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent will make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent will make such distribution without interest thereon. Any Holder of an Allowed Claim that fails to assert a Claim under the Plan for an undeliverable or unclaimed distribution within one year after the Effective Date will be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and will forever be barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. Any Cash amounts in respect of undeliverable or unclaimed distributions for which a Claim is not made within the one-year period will be forfeited to the Reorganized Debtors. Any securities issued by the Debtors in respect of undeliverable or unclaimed distributions for which a Claim is not made within the one-year period will be cancelled and extinguished. Nothing contained in the Plan will require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

5.	Setoff and Recoupment

Pursuant to section 6.5 of the Plan, the Reorganized Debtors will be permitted, but not required, to set off against any Claim (other than the Secured Credit Agreement Claims, the Floating Rate Secured Note Claims and the Impaired Note Claims, which Claims will not be subject to setoff, recoupment or reduction of any kind), or the distributions to be made under the Plan on account of such Claim, any claims of any nature whatsoever the Debtors have against the Holder of such Claim. The Plan also provides that neither the failure to exercise any such setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Reorganized Debtors of any such claim the Reorganized Debtors may have against such Holder.

6.	Surrender of Cancelled Instruments or Securities

Under section 6.6 of the Plan, any Holder of a Claim evidenced by the instruments, securities or other documentation cancelled under section 4.5 of the Plan (including the Prepetition Agent and the Prepetition Indenture Trustees) is required to surrender such applicable instruments, securities or other documentation to the Reorganized Debtors, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless such requirement is waived in writing by the Debtors or the Reorganized Debtors. With respect to any global note relating to any Prepetition Indenture that is held in the name of DTC, DTC will surrender the applicable instrument to the applicable Prepetition Indenture Trustee, and such Prepetition Indenture Trustee shall surrender such global note to the Reorganized Debtors. Any distribution required to be made under the Plan on account of any such Claim will be treated as an undeliverable distribution under section 6.4(b) of the Plan pending the satisfaction of the terms of section 6.6(a) of the Plan.

Subject to section 6.7 of the Plan, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under section 4.5 of the Plan that fails to surrender such applicable instruments, securities or other documentation in accordance with section 6.6(a) of the Plan within two years after the Effective Date will have such Claim, and the distribution on account of such Claim, discharged, and will forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

7.	Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities

In the event that any instruments, securities or other documentation cancelled under section 4.5 of the Plan have been lost, stolen, mutilated or destroyed, the Holder of a Claim or Interest based upon such instruments, securities or documentation, in addition to any requirements under any applicable agreement, are required as a condition to receiving distributions under the Plan, and in lieu of surrendering such instruments, securities or other documentation, to deliver to the Reorganized Debtors (a) evidence reasonably satisfactory to the Reorganized Debtors and the Steering Committee of such loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such Entity as the Holder of such Allowed Claim. Such Holder will, upon compliance with Article VI of the Plan, be deemed to have surrendered such instruments, securities or other documentation for all purposes under the Plan.

8.	No Proofs of Claim Required

Except with respect to professional fee applications governed by section 2.3 of the Plan and with respect to proofs of claim relating to the rejection of executory contracts and unexpired leases, section 6.10 of the Plan provides that Holders of Claims against the Debtors will not be required to file proofs of claim.

C.	Procedures for Resolving Disputed Claims

With respect to Holders of Claims in Classes that are not impaired, their legal, equitable and contractual rights will be unaltered by the Plan (except to the extent that any such claims are “statutorily impaired” by virtue of the application of section 502(b) of the Bankruptcy Code or otherwise). As such, all General Unsecured Claims, including claims asserted in litigation against the Debtors, will be unimpaired by the Chapter 11 Cases and will remain subject to all legal and equitable defenses of the Debtors. Nothing under the Plan will affect the Debtors’ rights, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Claims, except as expressly provided in the Plan. Because holders of Claims in Classes 1 through 5 are not impaired, and because the Debtors believe they are aware of the amount of all outstanding claims in Classes 6 through 9, the Prospective Debtors do not intend to set a bar date by which holders of Claims and Equity Interests must file proofs of claim and proofs of equity interest. The Prospective Debtors anticipate that their Chapter 11 Cases will have little or no impact on the business relationship with unimpaired creditors.

1.	Prosecution of Objections to Claims and Payments and Distributions on Disputed Claims

Article VII of the Plan provides that on and after the Confirmation Date, the Debtors (or the Reorganized Debtors, as the case may be) will have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims, and will be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that prior to the Effective Date, the Debtors shall in each case obtain the reasonable consent of the Steering Committee. Notwithstanding any other provision to the contrary in the Plan, no payments or distributions will be made under the Plan with respect to all or any portion of any Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by Final Order, and such Disputed Claim has become an Allowed Claim.

2.	Estimation of Claims

Pursuant to section 7.2 of the Plan, the Debtors (or the Reorganized Debtors, as the case may be) and the Steering Committee will be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors (or the Reorganized Debtors, as the case may be) or the Steering Committee previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Plan provides that the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors (or the Reorganized Debtors, as the case may be) or, prior to the Effective Date, the Steering Committee may elect to pursue any supplemental proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

D.	Conditions Precedent to Confirmation and Effective Date of the Plan

1.	Conditions Precedent to Confirmation

Section 8.1 of the Plan provides that the Confirmation Order will not be entered unless and until such Confirmation Order is in form and substance reasonably satisfactory to the Debtors, the Requisite Plan Support Parties, the Requisite Committed Purchasers and the Steering Committee.

2.	Conditions Precedent to the Effective Date and Waiver of Conditions

Section 8.2 of the Plan provides that the Effective Date will not occur unless and until each of the following conditions has occurred or has been waived:

(a)	the Confirmation Order will have become a Final Order;

(b)	the execution and delivery of (i) the Exit Financing Documents, (ii) the New Third-Lien Note Indenture, (iii) the GM Agreements, (iv) the CVC Settlement Agreement, (v) the Intercreditor Agreement and (vi) all other documents and agreements necessary to implement the terms of the Plan;

(c)	the proceeds of the Exit Facility have been made available to the Reorganized Debtors to fund the distributions under the Plan;

(d)	RII shall have received aggregate Cash proceeds of $85 million from the Rights Offering and/or pursuant to the terms of the Backstop Commitment Agreement, in either case, less any fees payable under the Backstop Commitment Agreement and after taking into account any application of the Senior Note Cash toward the exercise of Senior Note Rights;

(e)	to the extent due and payable, the CVC Settlement Amount shall have been paid in accordance with the terms of the CVC Settlement Agreement;

(f)	the Reorganized RII Certificate of Incorporation and Reorganized RII Certificates of Designation shall have been duly filed with the Delaware Secretary of State;

(g)	all authorizations, consents and approvals determined by the Debtors, the Committed Purchasers or the Steering Committee to be necessary to implement the terms of the Plan will have been obtained;

(h)	the Outside Date will not have passed, unless waived or extended by the Requisite Plan Support Parties in accordance with the Plan Support Agreement;

(i)	each of the Senior Note Backstop Fee and the Subordinated Note Backstop Fee shall have been paid in accordance with the terms of the Backstop Commitment Agreement, unless applied toward the exercise of Subscription Rights in accordance with the terms of the Backstop Commitment Agreement;

(j)	the fees and expenses payable under sections 2.3(b) and 2.4 of the Plan, and applications for which have been submitted to the Debtors, will have been paid in full;

(k)	to the extent that the terms of the Intercreditor Agreement differ in any material respect from the form of intercreditor and subordination agreement attached as Exhibit H to this Solicitation and Disclosure Statement, the reasonable consent of the Requisite Senior Note Plan Support Parties with respect to such differing terms shall have been obtained; and

(l)	all other actions necessary to implement the terms of the Plan will have been taken.

The conditions set forth above (other than the condition that the Confirmation Order shall have become a Final Order and the condition identified in subparagraph (k) above) may be waived, pursuant to section 8.3 of the Plan, in whole or in part, at any time by the Debtors, with the reasonable consent of the Steering Committee, the Requisite Plan Support Parties and the Requisite Committed Purchasers, without notice or leave or order of the Bankruptcy Court; provided, however, that the condition set forth in section 8.2(e) of the Plan may be waived only with the prior written consent of Court Square.

3.	Modification of Plan

Section 1127 of the Bankruptcy Code provides for the modification of a plan of reorganization, subject to certain statutory requirements. A modification of the Plan prior to confirmation of the Plan would require compliance with the Bankruptcy Code provisions governing the filing and content, solicitation and disclosure, and confirmation of a plan of reorganization. Section 1127 of the Bankruptcy Code also provides for modification of a plan of reorganization after confirmation (but prior to substantial consummation) of such plan if circumstances warrant such modification and the court, after notice and a hearing, confirms such plan as modified under section 1129 of the Bankruptcy Code. Section 8.4 of the Plan provides that the Debtors, with the consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee, will be permitted to amend, supplement or modify the Plan at any time, subject to the restrictions and requirements under section 1127 of the Bankruptcy Code, provided, however that such amendment, supplement or modification may not (a) affect a party’s right of consent under the Plan unless such consent has been obtained or (b) have the effect of altering, amending or modifying the terms of the CVC Settlement Agreement unless the prior written consent of Court Square to such amendment, supplement or modification has been obtained.

4.	Effect of Withdrawal or Revocation and Reservation of Rights

The Debtors (with the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee) reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. Section 8.5 of the Plan provides that if the Plan is so revoked or withdrawn, or if the Effective Date fails to occur, then the Plan will be deemed null and void in its entirety, and of no force or effect. In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of (i) any Claims or rights of the Informal Committee, the Steering Committee, any Committed Purchaser or any Plan Support Party or (ii) any Claim against or Equity Interest in any Debtor or any other Entity, or to prejudice in any manner, in any further proceedings involving any Debtor, the rights of (a) any Debtor or any other Entity or (b) the Informal Committee, the Steering Committee, any Committed Purchaser or any Plan Support Party.

Except as otherwise provided in section 3.2 of the Plan (which provides for the distribution of Subscription Rights prior to entry of the Confirmation Order), the Plan will have no force or effect unless and until the Confirmation Order is entered. Section 8.6 of the Plan clarifies that prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan will be, or will be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

5.	Substantial Consummation of Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) will be deemed to occur on the Effective Date.

E.	Effect of Plan Confirmation

1.	Binding Effect

Upon the Effective Date, the Plan will be binding upon and inure to the benefit of the Debtors, all current and former Holders of Claims and Equity Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

2.	Discharge of Claims

Section 1141(d)(1)(A) of the Bankruptcy Code provides debtors with a discharge of debts that arose before the date of the confirmation of a plan of reorganization. Except as otherwise provided in Article III of the Plan, which, as described in Article V.C. below, provides for the reinstatement of certain Claims (including all Allowed General Unsecured Claims of trade creditors and other Holders of Class 5 Claims), Section 9.2 of the Plan provides that upon the Effective Date, all existing Claims and Equity Interests will be, and will be deemed to be, discharged and terminated.

3.	Releases

The Plan provides for certain releases, including releases against certain non-debtor third-parties. Although we believe that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed. See Article II.A.7. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Certain Risks of Nonconfirmation or Delay of Confirmation.”

(a)	Releases By the Debtors

Section 9.3(a) of the Plan provides that upon the Effective Date, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors in possession, will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or this Solicitation and Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, the Estates or the Reorganized Debtors against any of the Releasees. There will, however, be no such release, waiver or discharge on account of claims or obligations in respect of (i) any loan, advance or similar payment made by the Debtors or their affiliates to or for the benefit of any Releasee or (ii) any continuing contractual obligation owed by such Releasee to or for the benefit of the Debtors.

(b)	Releases By Holders of Claims

Section 9.3(b) of the Plan provides that upon the Effective Date, each Releasor, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, will be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the obligations of the Debtors and the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or this Solicitation and Disclosure Statement against any of the Releasees.

(c)	Release By the Debtors and the CVC Releasors of the CVC Releasees

Section 9.3(c) of the Plan provides that if the CVC Settlement Amount is paid on the Effective Date and Court Square has duly provided the Confirmation Certificate (and has otherwise complied with the terms of the CVC Settlement Agreement), upon the Effective Date: (i) each Debtor and its successors and assigns and each CVC Releasor and its successors and assigns forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising on or prior to the date hereof, against the CVC Releasees in connection with the acts of the CVC Releasees related to the Debtors, including any claims arising from or related to their ownership, purchase or sale of securities of the Debtors, claims under fraudulent conveyance, avoidance, preference, and other similar claims, claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Debtors, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement or the Prepetition Equity Agreements; and (ii) to the extent that any Debtor or its successors or assigns or any CVC Releasor its successors or assigns receive any consideration on account of any claim released under the Plan from any of the CVC Releasees, whether asserted by any Debtor or its successors or assigns, by any CVC Releasor or its successors and assigns, or by any other party, the recipients of such consideration hereby assign all of their right, title, and interest in and to such recovery to the CVC Releasees against whom such consideration is recovered, and the CVC Releasees will be entitled to enforce the provisions of section 9.3(c) of the Plan against any Debtor or Reorganized Debtor or its successors or assigns as third-party beneficiaries; provided, however, that in no event will any CVC Releasee be released under section 9.3 of the Plan from (A) any claim related to or arising from any breach by Court Square of any of its obligations under or representations made in connection with the CVC Settlement Agreement or (B) any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by or of such CVC Releasee. Nothing in section 9.3(c) of the Plan will be deemed to assert or imply any admission of liability on the part of any CVC Releasee.

(d)	Release By Court Square of the CVC Released Parties

Section 9.3(d) of the Plan provides that if the CVC Settlement Amount is paid on the Effective Date, and the CVC Released Parties have otherwise complied with the terms of the CVC Settlement Agreement, upon the Effective Date: (i) Court Square and its successors and assigns forever releases, waives and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising on or prior to the date of the Plan, against the CVC Released Parties, including any claims related to or arising from their ownership, sale or purchase of securities of the Debtors, claims with respect to fraudulent conveyance, avoidance, preference and other similar claims, any claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Debtors, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement and the Prepetition Equity Agreements; and (ii) to the extent that Court Square or its successors or assigns receives any consideration on account of any claim released under section 9.3(d) of the Plan from any of the CVC Released Parties, whether asserted by Court Square or its successors or assigns or by any other party, the recipients of such consideration assign all of their right, title, and interest in and to such recovery to the CVC Released Parties, as appropriate, against whom such consideration is recovered, and the CVC Released Parties shall be entitled to enforce the provisions of section 9.3(d) of the Plan against Court Square or its successors or assigns as third-party beneficiaries; provided, however, that in no event shall any CVC Released Party be released under paragraph 9.3(d) of the Plan from any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by or of such CVC Released Party. Nothing in section 9.3(d) of the Plan will be deemed to assert or imply any admission of liability on the part of any of the CVC Released Parties.

4.	Exculpation and Limitation of Liability

Section 9.4 of the Plan provides that none of the Debtors, the Reorganized Debtors or the CVC Releasees will have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence, willful misconduct, fraud or criminal conduct as determined by a final order entered by a court of competent jurisdiction. Without limiting the foregoing, the Plan provides that the Debtors, the Reorganized Debtors and the Releasees will, in all respects, be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and related thereto.

5.	Injunction

(a)	General

Section 9.5 of the Plan provides that all Entities that hold or have held Claims or Equity Interests (other than the Claims that are reinstated under section 3.2 of the Plan) and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals and affiliates, permanently are enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests. This injunction will not, however, preclude such Entities from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures and other agreements and documents delivered under and in connection with the Plan.

(b)	Injunction Against Interference With Plan

Section 9.5 of the Plan further provides that upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals and affiliates will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan. By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have consented to the injunction set forth in section 9.5 of the Plan.

6.	Term of Bankruptcy Injunction or Stays

Section 362 of the Bankruptcy Code provides for an “automatic stay” that enjoins a large number of creditor enforcement actions against a debtor’s estate. A debtor also may seek additional injunctive relief from the Bankruptcy Court pursuant to the court’s equitable powers under section 105 of the Bankruptcy Code. Section 9.6 of the Plan provides that any such injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, will remain in full force and effect until the Effective Date.

7.	Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. Section 9.7 of the Plan, therefore, provides that all subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

8.	Preservation of Rights of Action

Under section 1123(b) of the Bankruptcy Code a plan may provide for the retention by the debtors of any claims, including rights and causes of action against other entities. In accordance with section 9.8 of the Plan, the Reorganized Debtors will retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Entity, including, but not limited to, Causes of Action against former employees, officers and directors (unless otherwise provided in the Plan), all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code, all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtors or their Estates. The Reorganized Debtors will be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.

F.	Retention of Jurisdiction

Article X of the Plan provides that pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

(a)	Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest,

including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)	Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

(c)	Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(d)	Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(e)	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f)	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Rights Offering or the Confirmation Order;

(g)	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

(h)	Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, this Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, in each case subject to the reasonable consent and approval of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee;

(i)	Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331,

503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

(j)	Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of the Plan or the Confirmation Order;

(k)	Hear and determine any rights, claims or Causes of Action held by, or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors any other applicable law;

(l)	Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(m)	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(n)	Determine any other matters that may arise in connection with or relate to the Plan, this Solicitation and Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(o)	Enter an order of final decree closing the Chapter 11 Cases;

(p)	Hear and resolve all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(q)	Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

(r)	Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date;

(s)	Hear and resolve all matters and disputes related to the CVC Settlement Agreement; and

(t)	Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code.

G.	Miscellaneous Provisions

1.	Payment of Statutory Fees

Section 1930 of title 28 of the United States Code requires the payment of certain filing and quarterly fees by debtors, and any such fees, as determined by the Bankruptcy Court at the confirmation hearing to be held pursuant to section 1128 of the Bankruptcy Code, will be paid on or before the Effective Date pursuant to section 11.1 of the Plan.

2.	Section 1145 Exemption

Section 11.2 of the Plan provides that pursuant to section 1145(a) of the Bankruptcy Code, the Subscription Rights, shares of Reorganized RII Common Stock, shares of Reorganized RII Preferred Stock issuable upon exercise and payment under the Subscription Rights and the New Third-Lien Notes issued under the Plan will be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, applicable securities laws, the Reorganized RII Constituent Documents and the Registration Rights Agreement, as applicable. See Article XI.B. “CERTAIN OTHER LEGAL CONSIDERATIONS—section 1145 of the Bankruptcy Code” for a discussion of section 1145.

3.	Governing Law

Section 11.3 of the Plan provides that except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

4.	Severability

Section 11.4 of the Plan provides that if, prior to entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee and, with respect to any term or provision relating to the CVC Settlement Agreement, with the prior written consent of Court Square), will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

5.	Inconsistency

In the event of any inconsistency among the Plan, this Solicitation and Disclosure Statement, the Plan Documents, any exhibit or schedule to the Plan, or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan will govern pursuant to section 11.5 of the Plan.

6.	Section 1125(e) of the Bankruptcy Code

Section 11.8 of the Plan provides that as of the Confirmation Date, (i) the Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtors, the Committed Purchasers, the Plan Support Parties, the Informal Committee, the Steering Committee and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys will be deemed to have participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

7.	Exemption from Certain Transfer Taxes

Section 1146(a) of the Bankruptcy Code prohibits the imposition of a stamp or similar tax on the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer under a chapter 11 plan. Section 11.9 of the Plan provides that pursuant to section 1146(a) of the Bankruptcy Code, no stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax will result from, or be levied on account of, (i) the issuance, transfer or exchange of notes or equity securities, (ii) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (iii) the making or assignment of any lease or sublease, or (iv) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date will be deemed to have been in furtherance of, or in connection with, the Plan.

8.	Tax Reporting and Compliance

Section 502(b)(2) of the Bankruptcy Code empowers debtors to obtain expedited determinations of tax liability with respect to postpetition tax periods and proscribes certain time limits within which governmental units must respond to tax returns for such periods. Pursuant to section 11.10 of the Plan, the Reorganized Debtors will be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

9.	Schedules and Exhibits

Other than for purposes of section 11.5 of the Plan, all exhibits and schedules to the Plan, including the Plan Supplement, will be deemed incorporated into and a part of the Plan as if fully set forth in the Plan.

10.	No Prejudice

Section 11.12 of the Plan provides that if the Confirmation Order is vacated or the Effective Date has not occurred within one year of the last day of the Confirmation Hearing, then (a) the Confirmation Order will be vacated, (b) the Plan will be null and void in all respects, (c) no distributions under the Plan will be made, (d) the Debtors and all Holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date and (e) nothing contained in the Plan or this Solicitation and Disclosure Statement will: (i) be deemed to constitute a waiver or release of (x) any Claims by the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties or (y) any Claims against, or Equity Interests in, the Debtors; (ii) prejudice in any manner the rights of the Debtors, the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors, the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties, in any respect.

11.	Allocation of Payments

To the extent that any Allowed Claim entitled to distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, for all income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest, pursuant to section 11.12 of the Plan.

XIII.	CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE: HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain significant federal income tax considerations of the Plan under the Tax Code. This discussion is limited to certain tax considerations for Holders of Senior Notes and Holders of Subordinated Notes who are United States persons (as defined in the Tax Code) and who hold such interests as “capital assets” and Senior Noteholders who will hold the New Third-Lien Notes, the Reorganized RII Common Stock or the Reorganized RII Preferred Stock as capital assets (generally property held for investment) within the meaning of section 1221 of the Tax Code. This discussion does not apply to Holders of Claims or interests other than those held by Senior Noteholders and Subordinated Noteholders. This general description does not discuss all aspects of U.S. federal income taxation that may be relevant to a Senior Noteholder or Subordinated Noteholder in light of such Person’s personal investment circumstances, or to certain types of Senior Noteholders or Subordinated Noteholders subject to special treatment under the federal income tax laws (for example, (i) banks, regulated investment companies, real estate investment trusts, insurance companies, employee stock ownership plans, brokers, dealers in securities or currencies, subchapter S corporations, entities treated as partnerships for U.S. federal income tax purposes, and tax exempt organizations, (ii) Persons who hold Claims or interests or who will hold the Reorganized RII Common Stock, the New Third-Lien Notes or the Reorganized RII Preferred Stock as part of a straddle, hedge, conversion transaction or other integrated investment, (iii) Persons whose functional currency is not the U.S. dollar (iv) Persons that use a mark to market method of accounting and (v) Persons that are not U.S. persons under the Tax Code). In addition, this discussion does not address state, local or non-U.S. taxes. Furthermore, estate and gift tax issues are not addressed herein. This discussion is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No opinion of counsel has been sought or obtained with respect to any federal income tax consequences of the Plan and no tax opinion is given by this Solicitation and Disclosure Statement. No rulings or determination letters from the IRS or any other taxing authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other taxing authorities. With respect to some of the federal income tax consequences discussed herein, the tax law is unclear. Accordingly, it is possible that the IRS will disagree with the description below of the tax consequences, and there can be no certainty that the IRS would not prevail in any challenge it may decide to make in that regard.

FOR THE FOREGOING REASONS, ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX

CONSEQUENCES (FOREIGN, FEDERAL, STATE, AND LOCAL) OF THE PLAN TO THEM. WE ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY SPECIFIC HOLDER OF A CLAIM AGAINST US, NOR ARE WE RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A.	Tax Consequences to the Company

We expect to report an NOL carryover for federal income tax purposes of approximately $340 million as of December 31, 2006. Because of the significant taxable gain on the sale of our diesel business in connection with the Caterpillar Outsourcing Agreements and a contemplated distribution from our foreign subsidiaries, we expect to derive taxable income in 2007 and thus we expect that our NOL carryover will be reduced by our taxable income during 2007. The amount of such NOL carryovers and other losses remain subject to adjustment by the IRS. Moreover, as discussed below, such NOL carryovers and certain other tax attributes of the Company may be reduced and/or subjected to limitation upon the implementation of the Plan.

1.	Cancellation of Debt Income

As a result of the anticipated exchange of the Senior Notes and Subordinated Notes for Reorganized RII Common Stock, New Third-Lien Notes, Senior Note Rights, Subordinated Note Rights and cash pursuant to the Plan, the amount of our aggregate outstanding indebtedness will be reduced. In general, for federal income tax purposes, a debtor will realize COD income when a creditor accepts less than full payment in satisfaction of its debt. Under section 108 of the Tax Code, if a debtor corporation transfers stock to a creditor in satisfaction of its indebtedness, such corporation shall be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock. Furthermore, when a corporation uses one debt instrument to retire another, it is treated as having satisfied its prior indebtedness for an amount equal to the “issue price” of the new debt instrument as determined under the OID rules (see below). Absent an exception, the amount of COD income realized must be included in taxable income. Section 108 of the Tax Code provides in part that gross income does not include COD income if the discharge occurs in a case under the Bankruptcy Code. Instead, the taxpayer applies the COD income that would otherwise be included in gross income to reduce the following tax attributes in the following order: net operating losses or net operating loss carryovers, carryovers of the general business credit, carryovers of the minimum tax credit, net capital losses or capital loss carryovers, basis of the taxpayer’s depreciable and non-depreciable property, passive activity loss and credit carryovers and carryovers of foreign tax credit. The taxpayer may elect to first reduce the basis of depreciable property.

We expect that we will realize significant COD income pursuant to the transactions in the Plan. Based on the midpoint of the estimated reorganization value range of the Company, the amount of COD income is estimated to be approximately $189 million (and, in addition, we expect not to deduct the interest accruing in 2007 on the indebtedness that will be cancelled in the bankruptcy). Because the realization of COD income will occur in a title 11 case, the Company will not recognize such COD income, but instead will reduce tax attributes after the end of the tax year in which the COD income is recognized. We have not decided yet whether we will reduce our NOLs or elect to first reduce the basis of some or all of our depreciable property.

2.	Applicable High Yield Discount Obligations – Limitation on Interest Deductions

Under section 163 of the Tax Code, a corporation that issues an “applicable high yield discount obligation” will be limited in its ability to take a deduction for interest attributable to OID. An “applicable high yield discount obligation” is a debt instrument which has a term of more than five years and a yield five percentage points or more in excess of the AFR in effect when the debt instrument was issued, and has “significant original issue discount.” A debt instrument has “significant original issue discount” if for periods before the close of any accrual period ending after the date five years after the date of issue, the aggregate interest and OID accrued on the debt instrument exceeds the aggregate amount of interest and OID required to be paid on the debt instrument by more than the product of the issue price and the yield to maturity of the debt instrument. If the yield on the debt instrument does not exceed the AFR by more than six percentage points the issuer will be denied a deduction for the original issue discount on the debt instrument until the interest is paid. If the yield on the debt instrument does exceed the AFR by more than six percentage points, a portion of the total return on the debt instrument, measured by reference to such excess, is not deductible at all by the issuer and is treated when accrued as a distribution with respect to the issuer’s common stock which may be treated as a dividend eligible for the “dividends received” deduction for corporate holders of the debt instrument but is not eligible for “qualified dividend income” treatment for non-corporate holders.

We will be subject to the rules governing applicable high yield discount obligations, because the New Third-Lien Notes will have a term of greater than five years, will have a yield of greater than six percentage points over the AFR and will have significant original issue discount as a result of the payment-in-kind feature (whether the Company pays interest currently or in kind).

3.	Section 382 Limitation

Under section 382 of the Tax Code, if a loss corporation undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation. Such limitation may also apply to subsequently recognized “built-in” losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change. In general, pursuant to section 382(l)(6) of the Tax Code, the annual limitation for a corporation that undergoes an ownership change pursuant to a plan of reorganization in a title 11 case would be equal to the product of (i) the value of the loss corporation’s outstanding stock immediately after the ownership change (with certain adjustments) and (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (which is, for example, 4.50% for August 2007). Any unused portion of the annual limitation would be available in subsequent years. However, if the loss corporation does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation would be zero.

In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of section 382 of the Tax Code) has increased by more than 50 percentage points over the lowest percentage of that value owned by such 5% shareholders at any time during a three-year testing period. It is anticipated that the issuance of Reorganized RII Common Stock pursuant to the Plan will constitute an ownership change of the Company.

As stated above, section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of “built-in” income and deductions), then any built-in losses recognized (including by way of depreciation deductions) during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation’s net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on the estimated reorganization value of the Company, we currently anticipate that we will be in a net unrealized built-in loss position on the Effective Date.

An exception to the foregoing annual limitation (and built-in gain and loss rules) generally applies pursuant to section 382(l)(5) of the Tax Code where shareholders and qualified creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed title 11 plan. Under this exception, a debtor’s pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

A qualified creditor is a creditor who either (i) has held its debt continuously beginning at least 18 months prior to the filing of the title 11 case, or (ii) has at all times owned a claim that qualifies as an “ordinary course” claim (e.g., a trade creditor). In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by a qualified creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period. We have not yet determined whether we will be eligible for, and will choose to be governed by, the section 382(l)(5) exception or whether we will elect not to apply the section 382(l)(5) exception and will instead be subject to the section 382(l)(6) annual limitation and built-in gain and loss rules described above.

4.	Worthless Stock Deduction

Section 382 of the Tax Code provides that if a 50 % shareholder of a loss corporation takes a worthless stock deduction with respect to such stock pursuant to section 165 of the Tax Code, this in effect results in an ownership change with respect to the loss corporation as of the first day of the following tax year. If a worthless stock deduction were taken by such a 50% shareholder of our stock for any tax year ending prior to the tax year that includes the Effective Date, then section 382 of the Tax Code would require that a limitation be placed on our NOL carryovers based on our equity value as of the first day of the following tax year, which would precede the Effective Date. The equity value at such time presumably would be zero, we would be unable to use the favorable valuation rule of Section 382(l)(6) of the Tax Code, and therefore our ability to use our NOL carryovers to offset our future taxable income would effectively be eliminated.

CVCEP LP holds more than 50% of both RII’s common stock and its Series A Preferred. The CVC Settlement Agreement provides that Court Square Owners will, among other things, forbear from taking a worthless stock deduction with respect to their interests in the Company. However, see Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Material Restructuring Agreements.” for a discussion of the fact that, under certain circumstances, Court Square has the ability to terminate the CVC Settlement Agreement, in which event CVCEP LP could sell such stock or claim a worthless stock deduction and thereby effectively eliminate our ability to use our NOL carryovers to offset future taxable income of Reorganized RII.

5.	Alternative Minimum Tax

In general, an AMT is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

In addition, if a corporation undergoes an ownership change within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

B.	Tax Consequences to the Exchanging Senior Noteholders and Subordinated Noteholders

1.	Exchange of the Senior Notes for New Third-Lien Notes, Cash and Subscription Rights and Subordinated Notes for Reorganized RII Common Stock and Subscription Rights

For (i) Senior Noteholders that exchange their Senior Notes for New Third-Lien Notes, Senior Note Cash and Senior Note Rights (the “Senior Exchange”) and (ii) Subordinated Noteholders that exchange their Senior Subordinated Notes for Reorganized RII Common Stock and Subordinated Note Rights, (the “Subordinated Exchange”), each pursuant to the Plan, the federal income tax consequences will depend on whether or not each such exchange qualifies as a “recapitalization” under the Tax Code. In general, the Tax Code requirements for recapitalization treatment for the Senior Exchange will be met if the Senior Notes are considered securities for federal income tax purposes. In general, the Tax Code requirements for recapitalization treatment for the Subordinated Exchange will be met so long as the Subordinated Notes are considered securities for federal income tax purposes. Furthermore, the receipt of the New Third-Lien Notes will constitute “boot” to the Senior Noteholders in the recapitalization (potentially resulting in recognition of gain but not loss by the Senior Noteholders) if the New Third-Lien Notes are not considered securities for federal income tax purposes.

In this regard, the term “securities” is not clearly defined under current federal income tax law; instead, the status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the investor’s proprietary interest in the issuer of the debt instrument and certain other factors. Although the matter is not free from doubt, we believe that the Senior Notes, the Subordinated Notes and the New Third-Lien Notes should all be considered “securities” for federal income tax purposes, and that, accordingly, (i) the Senior Exchange and the Subordinated Exchange should each qualify as a recapitalization under the Tax Code and (ii) the New Third-Lien Notes should not constitute “boot” to the Senior Noteholders in the recapitalization. Assuming that the Senior Notes, Subordinated Notes and New Third-Lien Notes are securities (which will be assumed for the balance of this discussion), Senior Noteholders and Subordinated Noteholders, respectively, will not generally recognize gain or loss on the Senior Exchange or the Subordinated Exchange except as further discussed. Senior Noteholders and Subordinated Noteholders will recognize gain, if any, to the extent of any “boot” received in the recapitalization and will not recognize a loss in the exchange. The Senior Note Cash will constitute “boot” in the Senior Exchange.

The law is unclear with respect to the federal income tax treatment of the Consent Fee. The receipt of the Consent Fee by a Senior Noteholder may be treated for federal income tax purposes either as (a) additional consideration in exchange for the Senior Notes, in which case the amount of the Consent Fee would be treated as “boot” in the Senior Exchange and would be taken into account in determining the amount of gain on the exchange and the amount of COD income realized by the Company or (b) separate consideration for consenting to the terms of the Fifth Plan Support Amendment, in which case the amount of the Consent Fee would constitute ordinary income to the Senior Noteholders. In the absence of further guidance from the IRS, the

Company intends to take the position that the Consent Fee is additional consideration in exchange for the Senior Notes. No assurance can be provided, however, that the IRS will not take a contrary position. If the Consent Fee were treated as separate consideration for consenting to the terms of the Fifth Plan Support Amendment, such payment would constitute ordinary income to the Senior Noteholders. Senior Noteholders should consult their tax advisors regarding the federal income tax treatment of the Consent Fee.

Senior Noteholders will be treated as receiving an interest payment to the extent that a portion of the New Third-Lien Notes, Senior Note Rights and Senior Note Cash received is allocable to accrued interest that accrued during the Senior Noteholders’ holding period for the notes exchanged therefor. Subordinated Noteholders will be treated as receiving an interest payment to the extent that a portion of the Reorganized RII Common Stock and Subordinated Note Rights received is allocable to accrued interest that accrued during the Subordinated Noteholders’ holding period for the notes exchanged therefor. Accordingly, Senior Noteholders and Subordinated Noteholders who previously had not included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and Senior Noteholders and Subordinated Noteholders who previously had included such accrued interest in income will recognize ordinary income or loss equal to the difference between the Senior Noteholders’ and Subordinated Noteholders’ basis in such interest (i.e., the amount of such accrued interest recognized as income by such Senior Noteholders and Subordinated Noteholders) and the amount of the payment. We intend to allocate the distributions of the New Third-Lien Notes, Reorganized RII Common Stock, Senior Note Rights, Subordinated Note Rights and Senior Note Cash to the Senior Noteholders and Subordinated Noteholders first to the principal portion of the Senior Notes and Subordinated Notes to the extent thereof and thereafter to any accrued interest on the Senior Notes or the Subordinated Notes. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. Each Impaired Noteholder is urged to consult its tax advisor regarding the allocation of consideration.

Senior Noteholders will be treated as receiving an interest payment equal to the fair market value of the Senior Note Preferred Shares. The tax basis of the Senior Note Preferred Shares received by the Senior Noteholders will be equal to such fair market value.

The tax basis of the New Third-Lien Notes and Senior Note Rights received by the Senior Noteholders in the Senior Exchange will be equal to the adjusted tax basis of the Senior Notes surrendered in the exchange, increased by any gain recognized on the receipt of “boot”, and increased, for a cash method Senior Noteholder, by the amount of income recognized with respect to accrued interest and decreased by the amount of the “boot” and decreased by any deduction or loss claimed in respect of any previously accrued interest. A Senior Noteholder’s tax basis, determined as provided in the previous sentence, will be apportioned between such Noteholder’s New Third-Lien Notes and Senior Note Rights based on their relative fair market values.

The tax basis of the Reorganized RII Common Stock and Subordinated Note Rights received by the Subordinated Noteholders in the Subordinated Exchange will be equal to the adjusted tax basis of the Subordinated Notes surrendered in the exchange, increased, for a cash method Subordinated Noteholder, by the amount of income recognized with respect to accrued interest and decreased by any deduction or loss claimed in respect of any previously accrued interest. A Subordinated Noteholder’s tax basis, determined as provided in the previous sentence, will be apportioned between such Noteholder’s Reorganized RII Common Stock and its Subordinated Note Rights. It is unclear how the amounts treated as interest payments and how such income, deduction or loss would be allocated, in the case of the Senior Noteholders, as between the New Third-Lien Notes, the Senior Note Rights and Senior Note Cash and, in the case of the Subordinated Noteholders, as between the Reorganized RII Common Stock and the Subordinated Note Rights, and each Senior Noteholder and Subordinated Noteholder is urged to consult its tax advisor regarding such allocation.

To the extent that a Senior Noteholder exercises its Senior Note Rights or a Subordinated Noteholder exercises its Subordinated Note Rights, such Noteholder will add its tax basis in such Subscription Rights to its tax basis in the Reorganized RII Preferred Stock received pursuant to such exercise.

The holding period of the New Third-Lien Notes received in the Senior Exchange will include the holding period of the Senior Notes surrendered in the exchange (provided such Senior Notes were held as a capital asset at the time of the exchange), except that the portion of New Third-Lien Notes treated as interest payments will have a new holding period beginning the day after the exchange. The holding period of the Reorganized RII Common Stock received in the Subordinated Exchange will include the holding period of the Subordinated Notes surrendered in the exchange (provided such Subordinated Notes were held as a capital asset at the time of the exchange), except that the portion of Reorganized RII Common Stock treated as interest payments will have a new holding period beginning the day after the exchange. The holding period of the Reorganized RII Preferred Stock received in the Senior Exchange will have a new holding period beginning the day after the exchange.

2.	Reorganized RII Series A Preferred Stock

We intend to take the position that the accrual of an undeclared dividend on the Reorganized RII Preferred Stock does not result in a constructive distribution under section 305(c) of the Tax Code and that, as a result, dividends on the Reorganized RII Preferred Stock would not be includible in the gross income of a holder until declared and paid. This position is not binding on the IRS and the IRS could assert that the accrual of an undeclared dividend on the Reorganized RII Preferred Stock results in a constructive distribution (or series of constructive distributions) under section 305(c) of the Tax Code. If the IRS were to be successful in such an assertion, holders of Reorganized RII Preferred Stock would be required to include accrued dividends on the Reorganized RII Preferred Stock in income currently, regardless of whether such dividends were paid currently. We urge Senior Noteholders receiving Reorganized RII Preferred Stock under the Plan, or Senior Noteholders or Subordinated Noteholders contemplating the exercise of the Senior Rights or the Subordinated Rights, respectively, to consult their tax advisors regarding the federal income tax treatment of holding the Reorganized RII Preferred Stock. The following discussion assumes that the accrual of an undeclared dividend on the Reorganized RII Preferred Stock does not result in a constructive distribution under section 305(c) of the Tax Code.

Distributions with respect to the Reorganized RII Preferred Stock (whether such stock was received in connection with the Senior Exchange or through the exercise of the Senior Note Rights or Subordinate Note Rights) generally will be characterized as dividend income when paid to the extent of our current or accumulated earnings and profits, as determined for federal income tax purposes. To the extent that the amount of a distribution with respect to the Reorganized RII Preferred Stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the holder’s adjusted tax basis in such the Reorganized RII Preferred Stock (as discussed above) which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the holder has held such Reorganized RI Preferred Stock for more than one year at the time of the distribution.

Distributions constituting dividend income received before January 1, 2011 by a non-corporate holder in respect of Reorganized RII Preferred Stock generally will be subject to taxation at a maximum rate of 15%. Distributions on the Reorganized RII Preferred Stock constituting dividend income paid to holders that are corporations generally will qualify for the dividends received deduction, subject to applicable limitations. Each holder should consult its tax advisor regarding the availability of the reduced dividend tax rate and the dividends received deduction in the light of its particular circumstances.

Holders of the Reorganized RII Preferred Stock that are U.S. corporations should be aware that under certain circumstances, a corporation that receives an “extraordinary dividend” (as defined in section 1059 of the Tax Code) is required to (i) reduce its stock basis (but not below zero) by the portion of such dividend that is not taxed because of the dividends received deduction and (ii) treat the non-taxed portion of such dividends as gain from the sale or exchange of the Reorganized RII Preferred Stock for the taxable year in which such dividend is received (to the extent that the non-taxed portion of such dividend exceeds such holder’s basis). Non-corporate holders who receive an “extraordinary dividend” on the Reorganized RII Preferred Stock would be required to treat any losses on the sale of the stock as long-term capital losses to the extent such dividends received by them qualify for the reduced 15% tax rate. Investors should consult their tax advisor with respect to the potential application of the extraordinary dividend rules to an investment in our preferred stock or common stock.

A holder generally will recognize capital gain or loss on a sale, exchange or redemption of the Reorganized RII Preferred Stock equal to the difference between the amount realized upon the sale, exchange or redemption (not including any proceeds attributable to any declared accrued but unpaid dividends, which will be taxable as described above to holders of record who have not previously included such dividends in income) and the holder’s adjusted tax basis in the shares sold, exchanged or redeemed. Such capital gain or loss generally will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers generally are taxed at a maximum tax rate of 15%. The deductibility of net capital losses is subject to limitations.

3.	Applicable High Yield Discount Obligations

As described above, the New Third-Lien Notes will be “applicable high yield discount obligations.” As such, because their yield will exceed the AFR by more than six percentage points, a portion of the total return on the debt instrument, measured by reference to such excess, will not be deductible by the Company and might be treated, when accrued, as a distribution eligible for the dividends received deduction for Senior Noteholders that are corporations but will not be eligible for “qualified dividend income” treatment for non-corporate Senior Noteholders. Senior Noteholders are urged to consult their tax advisors regarding the application of these rules.

4.	Original Issue Discount (OID)

Because the New Third-Lien Notes do not unconditionally require us to pay interest in cash at least annually, none of the interest payments on the New Third-Lien Notes will be qualified stated interest even if we pay interest currently in cash. As a result, inclusions on the New Third-Lien Notes will be determined pursuant to the OID rules, and a holder will be required to include OID in gross income as it accrues, possibly in advance of the receipt of cash, regardless of whether such holder uses the accrual method of accounting.

We intend to take the position that the New Third-Lien Notes will qualify as “variable rate debt instruments.” This position is not binding on the IRS, and the IRS could assert that the New Third-Lien Notes should be characterized as “contingent payment debt instruments.” If the IRS were successful in such an assertion, a holder may be required, among other things, to accrue interest income, regardless of the holder’s method of accounting for federal income tax purposes, at a rate higher than the stated interest rate on the notes, and to treat as ordinary income, rather than as capital gain, any gain recognized on a sale, exchange or redemption of a New Third-Lien Note. Our position that the New Third-Lien Notes are not contingent payment debt instruments is binding on holders unless they disclose their contrary positions to the IRS in the manner that is required by applicable U.S. Treasury regulations. The following discussion assumes that the New Third-Lien Notes will be respected as variable rate debt instruments.

Applying the OID rules to the New Third-Lien Notes, a holder generally will be required to include OID at the applicable stated rate of interest on the New Third-Lien Notes. A payment of interest in the form of additional New Third-Lien Notes will not be treated as a separate payment of interest, but the applicable stated interest on such additional New Third-Lien Notes would be includible OID. If we in fact pay cash interest on the New Third-Lien Notes, a holder will not adjust its OID inclusions. Each payment of cash under the New Third-Lien Notes will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includable in income). A holder generally will not be required to include separately in income cash payments received on the New Third-Lien Notes to the extent such payments constitute payments of previously accrued OID.

Further, if the issue price of the New Third-Lien Notes is less than the principal amount of such notes, holders may be required to include additional OID. The issue price of the New Third-Lien Notes depends on whether a substantial amount of such notes is considered to be “traded on an established market” within the meaning of the applicable U.S. Treasury regulations. If a substantial amount of the New Third-Lien Notes is considered to be traded on an established market, the issue price of such notes will be their trading price on the issue date. If it is not the case that a substantial amount of the New Third-Lien Notes is considered to be traded on an established market, but a substantial amount of the Senior Notes is considered to be so traded, the fair market value of the Senior Notes on the date of the exchange will be the issue price of the New Third-Lien Notes. If neither the New Third-Lien Notes nor the Senior Notes are considered to be traded on an established market, the issue price of the New Third-Lien Notes will be equal to their stated principal amount. The method for accruing such additional OID, if any, will be based on the “constant yield method” by constructing a fixed rate debt instrument, based on LIBOR plus a margin as of the issue date.

If a holder’s adjusted tax basis in its New Third-Lien Notes immediately after the exchange is less than the issue price of such New Third-Lien Notes, the amount of the difference will be treated as “market discount,” unless such difference is less than a specified de minimis amount. Under the market discount rules, a holder will be required to treat any gain realized on the sale, exchange or retirement of a New Third-Lien Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such disposition. Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Third-Lien Notes, unless the holder elects to accrue market discount under the rules applicable to OID. A holder may elect to include market discount in income (generally as ordinary income) as it accrues, in which case the rule described above regarding the ordinary income treatment upon disposition will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

In addition, if a holder’s adjusted tax basis in its New Third-Lien Notes immediately after the exchange (i) is less than or equal to the principal amount of the New Third-Lien Notes, but (ii) exceeds the issue price of such New Third-Lien Note, such excess will be considered “acquisition premium.” In such case, while the application of the acquisition premium rules is not entirely clear, a holder generally should be entitled to reduce its OID inclusions with respect to the New Third-Lien Notes (as described in the second previous paragraph) by an amount equal to the amount of OID such holder would otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of (i) the principal amount of the New Third-Lien Notes over (ii) the issue price of the New Third-Lien Notes.

If a holder’s adjusted tax basis in its New Third-Lien Notes immediately after the exchange exceeds the principal amount of such notes, such excess also will be considered “acquisition premium.” In such case, while the application of the acquisition premium rules is not entirely clear, a Holder generally should be entitled to recover such acquisition premium under a “constant yield method” by constructing a fixed rate debt instrument, based on LIBOR plus a margin as of the issue date.

Finally, a holder is permitted to elect to include in gross income its entire return on its New Third-Lien Notes (i.e., the excess of all remaining payments to be received on its New Third-Lien Notes over its adjusted tax basis on its New Third-Lien Notes) based on compounding of interest at a constant rate. For this purpose, a holder should calculate the constant rate by constructing a fixed rate debt instrument, based on LIBOR plus a margin as of the issue date.

The manner in which one calculates OID on the New Third-Lien Notes is extremely complex, and therefore, we urge you to consult your own tax advisor.

5.	Subsequent Sale of Reorganized RII Common Stock or New Third-Lien Notes

(a)	Sale of Reorganized RII Common Stock

Upon the sale, exchange, redemption or other taxable disposition of Reorganized RII Common Stock (collectively, a “disposition”), a Subordinated Noteholder generally will recognize capital gain or loss equal to the difference between (1) the amount of such cash and the fair market value of any property received with respect to such disposition and (2) the noteholder’s adjusted tax basis in the Reorganized RII Common Stock. Such capital gain or loss will be long term capital gain or loss if the Subordinated Noteholder’s holding period for such Reorganized RII Common Stock exceeds one year on the date of disposition (subject to the discussion of accrued market discount below).

(b)	Sale, Exchange, Redemption or other Taxable Disposition of the New Third-Lien Notes

Upon the sale, exchange, retirement or other taxable disposition of a New Third-Lien Note (collectively, a “disposition”), a Senior Noteholder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such disposition, and (2) such noteholder’s adjusted tax basis in the New Third-Lien Note. A Senior Noteholder’s adjusted tax basis in a note generally will equal its initial tax basis for the New Third-Lien Note (as previously described), increased by the amount of OID previously included in income and decreased by the amount of any cash payment received with respect to the New Third-Lien Note. Such capital gain or loss will be long-term capital gain or loss if the noteholder’s holding period for such New Third-Lien Note exceeds one year on the date of disposition (subject to the discussion of accrued market discount below).

(c)	Accrued Market Discount

Any accrued “market discount” not treated as ordinary income upon a tax-free exchange of market discount bonds carries over to nonrecognition property received in the exchange. Senior Noteholders that have accrued market discount in the Senior Notes would carry over the portion of accrued market discount allocable to the New Third-Lien Notes received pursuant to the Plan such that any gain recognized by the Senior Noteholders upon a subsequent disposition of such New Third-Lien Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income (unless the amount of such market discount were less than a specified de minimis amount, in which case market discount would be disregarded). Subordinated Noteholders that have accrued market discount in the Subordinated Notes would carry over the portion of accrued market discount allocable to the Reorganized RII Common Stock received pursuant to the Plan such that any gain recognized by the Subordinated

Noteholders upon a subsequent disposition of such Reorganized RII Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income (unless the amount of such market discount were less than a specified de minimis amount, in which case market discount would be disregarded). In general, Senior Notes and Subordinated Notes will have accrued “market discount” if such Senior Notes and Subordinated Notes were acquired after their original issuance at a discount to their adjusted issue price.

C.	Backup Withholding

Under certain circumstances a noteholder may be subject to backup withholding at the rate of 28% with respect to “reportable payments.” We will be required to deduct and withhold the prescribed amount if (a) the noteholder fails to furnish a taxpayer identification number to us in the manner required, (b) the IRS notifies us that the taxpayer identification number furnished by the noteholder is incorrect, (c) there has been a failure of the Noteholder to certify under penalty of perjury that the noteholder is not subject to withholding or (d) the Noteholder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified us that he or she is subject to backup withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a noteholder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (and may entitle such noteholder to a refund), provided that the required information is furnished to the IRS on a timely basis. Certain persons are exempt from backup withholding, including corporations and financial institutions. Noteholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

XIV.	THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS

A.	Proposed Debtor in Possession Financing

On July 30, 2007 we entered into the DIP/Exit Commitment Letter, which was subsequently amended on August 29, 2007. Pursuant to the DIP/Exit Commitment Letter, the DIP Agent agreed to provide up to $225 million under the DIP Credit Agreement to the Prospective Debtors pursuant to and in accordance with the DIP/Exit Commitment Letter. The proceeds from the DIP Facility will be used (i) to repay our indebtedness under the Prepetition Credit Agreement, (ii) for post-petition operating expenses of the Prospective Debtors incurred in the ordinary course of business, (iii) to pay transaction fees and expenses and (iv) for certain other costs and expenses of administration of the Bankruptcy Cases. If the closing with respect to the DIP Facility does not occur by October 17, 2007, the DIP/Exit Commitment Letter will terminate, unless extended by the Exit Facility Agent.

The principal terms of the DIP Facility are summarized below. Capitalized terms used in this Article XIV.A. “Proposed Debtor in Possession Financing” but not otherwise defined in Annex II shall have the meanings assigned such terms in the DIP/Exit Commitment Letter. The DIP/Exit Fee Letter includes customary “market flex” provisions which permit Barclays Capital, subject to certain limitations, to adjust the terms and conditions, pricing and/or structure of the DIP Facility if Barclays Capital reasonably determines that such changes are necessary to facilitate the successful syndication of the DIP Facility. If Barclays Capital exercises its rights pursuant to this provision, the final terms and conditions, pricing and structure of the DIP Facility may differ from those indicated below.

Borrower:	The Prospective Debtors.

Guarantors:	Each existing and subsequently acquired or organized domestic and material foreign subsidiary of RII (to the extent that there are no material adverse tax consequences with respect to any foreign subsidiary’s inclusion as a Guarantor).

Lenders:	Barclays and other financial institutions selected by Barclays in consultation with Borrower.

Lead Arranger:	Barclays Capital.

DIP Agent:	Barclays.

DIP Facilities:

DIP Revolving Credit Facility: A $125 million asset based revolving credit facility including, at Borrower’s option, up to $ 20 million in Letters of Credit pursuant to the DIP L/C Facility.

DIP Term Loan Facility: The DIP Term Loan Facility of $ 100 million.

Availability:

DIP Revolving Credit Facility: Amounts available will be limited to the lesser of (a) $125 million and (b) the Borrowing Base.

First-Lien Term Loan: One drawing of up to $100 million under the DIP Term Loan Facility shall be available to the Borrower on the Closing Date.

Term:	The DIP Facility shall terminate on the earliest of (i) 6 months after the Closing Date, (ii) the effective date of a plan of reorganization in any chapter 11 case or (iii) the DIP Maturity Date. The DIP Facility may be extended by up to 6 months upon the satisfaction of certain conditions to be mutually agreed.

Interest Rate:

At the Borrower’s option, either the LIBOR Rate or the Alternate Base Rate plus, the applicable margins set forth below:

DIP Revolving Credit Facility: Applicable LIBOR Margin of 2.00% and Applicable ABR Margin of 1.00%. Three months after the Closing Date, the applicable margin for the DIP Revolving Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

Excess Availability	Applicable LIBOR Margin	Applicable Facility ABR Margin
> $85 million	1.75%	0.75%
< $85 million but	2.00%	1.00%
> $40 million
< $40 million	2.25%	1.25%

DIP Term Loan Facility: Applicable LIBOR Margin of 4.00% and Applicable ABR Margin of 3.00%.

Default Interest:	Upon an event of default, default interest and letter of credit fees at 2.00% above the rate otherwise applicable thereto.

Facility Fees:

DIP Revolving Credit Facility Commitment Fee: 0.375% per annum payable on the unused portion of the DIP Revolving Credit Facility.

DIP Term Loan Facility Commitment Fee: 1% per annum on the committed but undrawn portion of the Term Loan Facilities from the DIP Facility Closing Date to the Exit Facility Closing Date. The undrawn portion of the Term Loan Facilities means $50 million of the First-Lien Term Loan and the entire amount of the Second-Lien Term Loan.

Letter of Credit Fees: (i) The Applicable LIBOR Margin then in effect for the DIP Revolving Credit Facility, multiplied by (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit. In addition, a fronting fee will be payable to the Issuing Bank as well as certain customary fees assessed thereby.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayments:

Borrower shall make the following mandatory prepayments (subject to certain basket amounts to be agreed):

Indebtedness/Equity/Extraordinary Receipts: (a) 100% of the net cash proceeds received from the incurrence of indebtedness, (b) 50% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the Rights Offering) and (c) 100% of the net cash proceeds from the receipt of any extraordinary receipts by Borrower or its subsidiaries including capacity for reinvestment on terms to be agreed.

Dispositions: 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries (including as a result of casualty or condemnation) with certain specified exceptions.

Security/Priority:	DIP Revolving Credit Facility: The DIP Revolving Credit Facility will be secured by a first priority security interest on all cash and working capital assets of the Borrower and the Guarantors pursuant to sections 364(c)(2) and (d) of the Bankruptcy Code, subject only to certain agreed upon permitted liens (which permitted liens shall include liens securing the Borrower’s existing Floating Rate Secured Notes), provided such Floating Rate Secured Notes are subject and subordinate to the DIP Facility. The DIP Facility shall prime such Floating Rate Secured Notes and such Floating Rate Secured Notes shall not obtain super-priority status pursuant to sections 364(c) and (d) of the Bankruptcy Code. The Floating Rate Secured Notes shall not be paid until the close of the Exit Facility. The DIP Revolving Credit Facility will have a second priority security interest and mortgage on the DIP Term Loan Collateral.

DIP Term Loan Facility: The DIP Term Loan Facility will be secured by a first priority security interest and mortgage (where applicable) in all assets of the Borrower and the Guarantors (excluding the DIP Revolver Collateral) including machinery, equipment, real estate and other fixed assets, intangibles, intellectual property, contracts, license agreements and a stock pledge of the Borrower and each subsidiary of the Borrower (limited to 65% of the capital stock of each foreign subsidiary) and Guarantors pursuant to sections 364(c)(2) and (d) of the Bankruptcy Code, subject only to certain agreed upon permitted liens (which permitted liens shall include liens securing the Floating Rate Secured Notes). The DIP Term Loan Facility will have a second priority security interest on the DIP Revolver Collateral.

The DIP Revolving Credit Facility and DIP Term Loan Facility will also be secured by a junior lien on all other assets of the Borrower that are subject to valid and perfected liens in existence at the time of commencement of the Bankruptcy Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by section 546(b) of the Bankruptcy Code pursuant to section 364(c)(3) of the Bankruptcy Code.

Additionally, the Facilities shall be secured by the unencumbered foreign assets of the Borrower and the Guarantors (to the extent there are no material adverse tax consequences with respect to any security on such foreign assets), including but not limited to the following: (i) up to 65% of the capital stock of the Borrower’s first-tier foreign subsidiaries, (ii) liens on the Borrower’s and Guarantors’ assets located in Mexico as may be determined by the Arranger in its sole discretion; (iii) a negative pledge covenant as to the foreign subsidiaries’ assets exclusive of any existing liens encumbering such assets; and (iv) additional foreign assets as may be determined by the Arranger in its sole discretion to the extent permitted by applicable law.

Closing Conditions:	The DIP Facilities are subject to conditions precedent including conditions relating to: completion by the Arranger of satisfactory environmental, legal and collateral due diligence; maximum leverage ratio; EBITDA at close; entry into an acceptable contract with GM; corporate structure and organizational documents; interim and final orders; first day motions; minimum liquidity; provision of financial statements; provision of financial projections; payment of costs and expenses; absence of material litigation; customary closing documents; definitive documentation evidencing the DIP Facilities; provision of lien search results; perfection of collateral; review and establishment of cash management systems; insurance; no material adverse change since December 31, 2006; receipt of necessary waivers and consents; no default or event of default and correct representations and warranties.

Affirmative Covenants:	The Loan Documents will include such affirmative covenants by each of the Borrowers and the Guarantors as are usual and customary for comparable financings including, without limitation, delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates, notices of default, litigation and other material events and other information requested by the Lenders or Administrative Agent; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:	The Loan Documents will include such negative covenants by each of the Borrowers and the Guarantors as are usual and customary for comparable financings including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets (with certain permitted asset sales); dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants:	The Loan Documents will include financial covenants as are usual and customary for comparable financings including, without limitation, maximum leverage, maximum capital expenditures and minimum EBITDA in amounts to be determined, each to be tested on a monthly basis.

Events of Default:	The Loan Documents will include such events of default as are usual and customary for comparable financings including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants; cross-default to material indebtedness to be agreed; termination of the exclusive period for the Borrower to file a plan of reorganization in the Bankruptcy Cases; dismissal of the Bankruptcy Cases or conversion to a chapter 7 case; appointment of a chapter 11 trustee or a responsible officer or examiner with enlarged powers relating to the operation of the business of any Borrower or Guarantor; a final order in form and substance satisfactory to Agent and its counsel approving the DIP Facility shall not have been entered by the Bankruptcy Court on or before the date which is 40 days after the filing of the Bankruptcy Cases; certain “ERISA events”; material monetary and non-monetary judgments; actual or asserted impairment of any guarantee or security document or security interests; and change of control.

B.	First Day Orders

On the first day of the Chapter 11 Cases or as soon as practicable thereafter, we intend to seek relief in the form of various “first day orders” from the Bankruptcy Court as to various matters, certain of which are described below. We believe each of the requests, if granted, would facilitate the Chapter 11 Cases. There can be no assurance, however, that the Bankruptcy Court will grant any such relief. The following “first day orders” are not exhaustive and we reserve the right to seek further orders and additional relief from the Bankruptcy Court to the extent that we determine that such orders and relief are necessary or appropriate at such time as the bankruptcy proceedings are commenced, or to not seek portions of the relief described below.

1.	Rights Offering Approval Motion

In order to commence the Rights Offering as soon as practicable following the commencement of the Chapter 11 Cases, we intend to file a motion seeking (i) authorization of the Rights Offering and the related procedures described in Article VI herein and (ii) confirmation that the Rights Offering qualifies for the registration exemption provided under section 1145 of the Bankruptcy Code.

2.	Provisions for Employees

We believe we have a valuable asset in our workforce and that the efforts of our employees are critical to a successful reorganization. We intend to seek the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date and to make payments under medical, severance, retirement and all other employee benefit programs. We also will seek to make certain payments to contract personnel providers.

3.	Trade Vendors and Other Unsecured Creditors

We believe that good relationships with our vendors are necessary to the continued viability of our business during the Chapter 11 Cases. We intend to seek an order from the Bankruptcy Court, authorizing payments as they become due in the ordinary course of business to such vendors and to other unsecured creditors subject to the continuation of ordinary trade terms, including amounts related to Claims arising prior to the Petition Date.

4.	Cash Management

We believe it would be disruptive to our operations if we were forced to implement significant changes to our cash management system upon the commencement of the Chapter 11 Cases. We intend to seek relief from the Bankruptcy Court authorizing us to maintain our cash management system and existing investment practices.

5.	DIP Financing Motion

We intend to seek an order authorizing us (i) to enter into the DIP Facility, (ii) to utilize a portion of the proceeds thereof to repay the indebtedness under the Prepetition Credit Agreement and (iii) to utilize cash collateral.

6.	Customer Programs

We intend to seek authority to honor any prepetition customer programs that we determine to be essential to the operation of our business. We believe that continuing these services is essential to maintaining customer loyalty.

7.	Taxes

We intend to seek authority to pay prepetition tax claims owed to various taxing authorities.

8.	Utility Service

We intend to seek an order restraining utilities from discontinuing, altering or refusing service and establishing procedures for the provision of adequate assurance to such providers.

9.	Scheduling Order

We intend to file a motion seeking, inter alia, entry of an order (i) scheduling hearings to confirm the Plan, to find that this Solicitation and Disclosure Statement complies with sections 1126(b)(1) and 1126(b)(2) of the Bankruptcy Code and to approve the prepetition solicitation procedures and (ii) establishing deadlines and procedures for filing objections to confirmation of the Plan, the Solicitation and Disclosure Statement and the solicitation procedures.

C.	Second Day Orders

On the first day of the Chapter 11 Cases or as soon as practicable thereafter, we also intend to seek relief, after notice and, if necessary, a hearing in the form of various “second day orders” from the Bankruptcy Court as to various matters, certain of which are described below. There can be no assurance that the Bankruptcy Court will grant any such relief. The following “second day orders” are not exhaustive and we reserve the right to seek further orders and additional relief from the Bankruptcy Court to the extent that we determine that such orders and relief are necessary or appropriate at such time as the bankruptcy proceedings are commenced, or to not seek portions of the relief described below.

1.	Assumption of the CVC Settlement Agreement

We intend to seek authority to assume the CVC Settlement Agreement pursuant to section 365 of the Bankruptcy Code.

2.	Rejection of Real Property Leases

We intend to seek authority to reject certain of our real property leases in order to realize certain cost savings associated with the capped damages that would be payable in connection with such the rejection of such leases.

3.	Retention of Professionals

We intend to seek authority to employ Ernst & Young LLP, as our accountants, AP Services, LLC, as our crisis managers and Shearman & Sterling and Young, Conaway, Stargatt & Taylor, LLP, as our legal advisors.

XV.	CONFIRMATION

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing to consider confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization.

If we commence the Chapter 11 Cases and seek confirmation of the Plan, the Bankruptcy Court will schedule a Confirmation Hearing to consider whether the Plan satisfies the various requirements of the Bankruptcy Code. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the vote for acceptance or rejection of the Plan by the parties entitled to vote thereon. We intend to seek a “first day order” scheduling the Confirmation Hearing, at which the Debtors will seek approval of this Solicitation and Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. The Confirmation Hearing Notice will be provided to all Holders of Claims and Equity Interests or their representatives as required by Bankruptcy Rule 2002. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014, and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION OF THE PLAN IS TIMELY SERVED AND FILED IN ACCORDANCE WITH THE CONFIRMATION HEARING NOTICE, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Requirements for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied by the Plan. If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan. We believe that all of the requirements of section 1129 of the Bankruptcy Code will be satisfied.

C.	Class Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan, subject to the exceptions described in the section entitled “cram down” below. At least one impaired class of claims must accept a plan in order for the plan to be confirmed.

For a class of claims to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by creditors that hold at least two-thirds in dollar amount and a majority in number of allowed claims of such class, in both cases counting only those claims actually voting to accept or reject the plan. The holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

For a class of interests to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests actually voting to accept or reject the plan. The holders of interests who fail to vote are not counted as either accepting or rejecting a plan.

If the Plan is confirmed, the Plan will be binding with respect to all Holders of Claims and Equity Interests of each Class, including Classes and members of such Classes that did not vote or that voted to reject the Plan.

We believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that we have complied or will have complied with all of the requirements of chapter 11 and that the Plan has been proposed and made in good faith.

D.	Cram Down

A court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the “cram down” requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that the court find that a plan is “fair and equitable” and does not “discriminate unfairly” with respect to any nonaccepting impaired class of claims or interests. With respect to a dissenting class of claims, the “fair and equitable” standard requires, among other things, that the plan contains one of two elements: (i) that each holder of a claim in such class receive or retain property having a value, as of the effective date of a plan, equal to the allowed amount of its claim, or (ii) that no holder of allowed claims or interests in any junior class receive or retain any property on account of such claims or interests. With respect to a dissenting class of interests, the “fair and equitable” standard requires that the plan contain one of two elements. It must provide either (i) that each holder of an interest in the class receive or retain property having a value, as of the effective date, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interests or (ii) that no holder of an interest in any junior class receive or retain any property on account of such interests. The strict requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the “absolute priority rule.”

In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, we reserve the right, subject to any necessary consents to, (i) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or (ii) modify the Plan in accordance with the terms thereof. See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

E.	Plan Meets Requirements for Confirmation

1.	Best Interests of Creditors—Liquidation Analysis

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, that is, that the Plan is in the best interests of each Holder of a Claim or Equity Interest in an Impaired Class that has not voted to accept the Plan. Accordingly, if an Impaired Class does not unanimously accept the Plan, the “best interests” test requires that the

Bankruptcy Court find that the Plan provides to each non-consenting Holder in such Impaired class a recovery on account of such Holder’s Claim or Equity Interest that has a value at least equal to the value of the distribution that each such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

We believe that confirmation of the Plan is in the best interests of the Holders of Claims and Equity Interests because it provides distributions to such Holders having a present value, as of the Effective Date, of not less than the value such Holders likely would receive if the Prospective Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Article IX. “FINANCIAL PROJECTIONS AND VALUATION ANALYSIS” and Article X. “LIQUIDATION ANALYSIS.”

To estimate what members of each Impaired Class of Claims or Equity Interests would receive if the Prospective Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code, we must first determine the aggregate dollar amount that would be available to such member for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Prospective Debtors’ assets were liquidated by a chapter 7 trustee. The resulting Liquidation Value of the Debtors would consist of the net proceeds from the disposition of assets of the Prospective Debtors, augmented by any cash held by the Prospective Debtors.

We believe that chapter 7 liquidation would result in a diminution in the value to be realized by Holders of Claims and Equity Interests due to, among other factors, (i) the failure to realize the maximum going-concern value of the Prospective Debtors’ assets, (ii) the incurrence of additional tax liabilities in the event of a liquidation, (iii) additional costs and expenses involved in the appointment of a chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee in the chapter 7 case, (iv) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation, including Claims resulting from the rejection of unexpired real estate leases and other leases and executory contracts in connection with a cessation of the Prospective Debtors’ operations, and (v) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims. Consequently, we believe that the Plan, which provides for the continuation of our business, will provide a greater ultimate return to Holders of Claims and Equity Interests than would a chapter 7 liquidation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the non-consenting Holders of Claims (if any) in Impaired Classes will receive distributions under the Plan that are at least as great as the distributions that such Holders would receive upon a liquidation of the Prospective Debtors pursuant to chapter 7 of the Bankruptcy Code.

2.	Feasibility of the Plan

We believe that confirmation of the Plan is not likely to be followed by a liquidation of the Reorganized Debtors or a need for a further financial reorganization of the Reorganized Debtors. Upon consummation of the Exit Facility and the Rights Offering, the Reorganized Debtors will have sufficient cash to fund distributions under the Plan and to support and meet their ongoing financial needs. The Projections indicate that the Plan as proposed is feasible and that the Reorganized Debtors will be financially viable after confirmation of the Plan.

F.	Alternatives to Confirmation and Consummation of the Plan

If we commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives available to the Debtor would include (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) an out-of-court restructuring involving a dismissal of the proceedings or (iii) liquidation under chapter 7 or chapter 11 of the Bankruptcy Code. If the Plan is not confirmed, we will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Prospective Debtors, their stakeholders and other parties in interest.

1.	Alternative Plans of Reorganization

If the chapter 11 petitions are filed and Plan is not confirmed, the Debtors (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization or continuation of our business or an orderly liquidation of our assets.

We believe that the Plan is a significantly more attractive alternative than those alternatives, because it could, among other things, minimize disputes during the reorganization of the Prospective Debtors, significantly shorten the time required to accomplish the reorganization, reduce the expenses of cases under chapter 11 of the Bankruptcy Code, minimize the disruption of our business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.

2.	Dismissal of the Debtors’ Chapter 11 Cases

Dismissal of our Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante. Upon dismissal of our Chapter 11 Cases, we would lose the protections afforded by the Bankruptcy Code, thereby requiring, at the very least, an extensive and time-consuming process of negotiation with our creditors, and possibly resulting in costly and protracted litigation in various jurisdictions. Most significantly, dismissal of our Chapter 11 Cases would permit secured prepetition lenders that have not been paid in full to foreclose upon the assets that are subject to their liens. Moreover, the Prepetition Notes would be in default and subject to enforcement in accordance with their respective indentures. Dismissal also will permit unpaid unsecured creditors to obtain and enforce judgments against us. We believe that these actions would seriously undermine our ability to obtain financing and could lead ultimately to the liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code. Therefore, we believe that dismissal of the Chapter 11 Cases is not a viable alternative to the Plan.

3.	Liquidation Under Chapter 7 or Chapter 11

If chapter 11 petitions are filed and no plan of reorganization is confirmed (and in certain other circumstances), the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Prospective Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests is set forth under Article X. “LIQUIDATION ANALYSIS.” In a liquidation, the assets of the Prospective Debtors would be sold in exchange for cash, securities or other property, which would then be distributed to creditors. In contrast to the Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code), in which certain creditors would receive debt or equity securities of the Reorganized Debtors and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks. See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.” We believe, however, that liquidation under chapter 7 would result in smaller distributions to Holders of Claims in certain Classes (and, as to certain Classes, no distributions) as compared to those provided for in the Plan because of, among other things, (i) failure to realize the greater going-concern value of the Prospective Debtors’ assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the “forced sale” atmosphere that would prevail, (ii) administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (iii) expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations of the Prospective Debtors. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. In the event of a chapter 7 liquidation, we believe that there would not be sufficient assets to make any distribution to unsecured creditors, and depending on the value realized in such a liquidation, certain priority claimants, and even secured creditors, also would not be paid in full.

In a liquidation under chapter 11, the Prospective Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, we believe that a liquidation under chapter 11 still would not realize the full going-concern value of the Prospective Debtors’ assets or the value of any accumulated net operating losses. First, the going-concern value is predicated upon the Debtors continuing in operation. In contrast, liquidation value assumes that the Prospective Debtors would be unable to continue functioning as a going concern and their assets would be sold separately. Second, due to certain provisions of the Tax Code, it is unlikely that the Debtors could take advantage of the Debtors’ accumulated NOLs following a liquidation or a sale of the Debtors’ assets to an unaffiliated third party. Consequently, the Prospective Debtors believe that a liquidation under chapter 11 is a less attractive alternative to creditors than the Plan because of the likelihood of a greater recovery provided for by the Plan. See Article V. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION” and Article X. “LIQUIDATION ANALYSIS.

RECOMMENDATION AND CONCLUSION

We believe that confirmation of the Plan is in the best interests of creditors and that the Plan should be confirmed. We recommend that all Holders of Claims that are entitled to vote on the Plan vote to accept the Plan.

Dated: August 31, 2007

Respectfully Submitted,
REMY WORLDWIDE HOLDINGS, INC.

/s/ John H. Weber
John H. Weber
President

Remy Worldwide Holdings, Inc.
Ballantrae Corporation
Western Reman Industrial, Inc.
HSG I, Inc.
HSG II, Inc.
International Fuel Systems, Inc.
iPower Technologies, Inc.
M. & M. Knopf Auto Parts, L.L.C.
Marine Corporation of America
NABCO, Inc.
Power Investments Marine, Inc.
Power Investments, Inc.
Powrbilt Products, Inc.
Publitech, Inc.
Reman Holdings, L.L.C.
Remy Alternators, Inc.
Remy India Holdings, Inc.
Remy International, Inc.
Remy International Holdings, Inc.
Remy Korea Holdings, L.L.C.
Remy Logistics, L.L.C.
Remy Powertrain, L.P.
Remy Reman, L.L.C.
Remy Sales, Inc.
Remy Inc.
Unit Parts Company
Western Reman Industrial, LLC
World Wide Automotive, L.L.C.
World Wide Automotive Distributors, Inc.

REMY WORLDWIDE HOLDINGS, INC.,
as agent and attorney-in-fact for each of the foregoing entities

/s/ John H. Weber
John H. Weber
President

ANNEX I

List of Prospective Debtors

Remy Worldwide Holdings, Inc.

Remy International, Inc.

Ballantrae Corporation

Western Reman Industrial, Inc.

HSG I, Inc.

HSG II, Inc.

International Fuel Systems, Inc.

iPower Technologies, Inc.

M. & M. Knopf Auto Parts, L.L.C.

Marine Corporation of America

NABCO, Inc.

Power Investments Marine, Inc.

Power Investments, Inc.

Powrbilt Products, Inc.

Publitech, Inc.

Reman Holdings, L.L.C.

Remy Alternators, Inc.

Remy India Holdings, Inc.

Remy International Holdings, Inc.

Remy Korea Holdings, L.L.C.

Remy Logistics, L.L.C.

Remy Powertrain, L.P.

Remy Reman, L.L.C.

Remy Sales, Inc.

Remy Inc.

Unit Parts Company

Western Reman Industrial, LLC

World Wide Automotive, L.L.C.

World Wide Automotive Distributors, Inc.

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ANNEX II

Terms

“9 3/8% Subordinated Note Indenture” shall have the meaning ascribed in the Plan.

“9 3/8% Subordinated Notes” shall have the meaning ascribed in the Plan.

“11% Subordinated Note Indenture” shall have the meaning ascribed in the Plan.

“11% Subordinated Notes” shall have the meaning ascribed in the Plan.

“2006 10-K” means a Form 10-K, relating to the Company, for the fiscal year ended December 31, 2006.

“2010 Long-Term Incentive Cash Bonus Plan” means that certain 3-year deferred cash bonus plan entered into in connection with the New Management Incentive Plan for the benefit of the New Employment Agreement Officers. A form of the 2010 Long-Term Incentive Cash Bonus Plan, is attached hereto as Exhibit F.

“Administrative Claims” shall have the meaning ascribed in the Plan.

“Adjusted EBITDAR” means net income (loss) from continuing operations before interest expense, income taxes, minority interest and income from unconsolidated subsidiaries, cumulative effect of change in accounting principles, depreciation, amortization, restructuring and special charges in 2003 (and includes an adjustment for impairment).

“Advisory Agreement” shall have the meaning ascribed in the Plan.

“AFR” means the applicable federal rate.

“AICPA” means the American Institute of Certified Public Accountants.

“Allowed” shall have the meaning ascribed in the Plan.

“Alternate Plan” shall have the meaning ascribed in the CVC Settlement Agreement.

“Amended and Restated Annual Incentive Bonus Plan” means the Annual Incentive Bonus Plan, as such plan is amended in connection with the adoption of the New Management Incentive Plan. A form of the Amended and Restated Annual Incentive Bonus Plan is attached hereto as Exhibit F.

“AMT” means alternative minimum tax.

“ASOP” means DTC’s automated subscription offer program.

“Assets” shall have the meaning ascribed in the Plan.

“Assumption Motion” shall have the meaning ascribed in the CVC Settlement Agreement.

“Available Reorganized RII Common Stock” shall have the meaning ascribed in the Plan.

“Backstop Commitment Agreement” shall have the meaning ascribed in the Plan. A copy of the Backstop Commitment Agreement, as of the date hereof, is attached hereto as Exhibit C.

“Ballot” shall have the meaning ascribed in the Plan.

“Bankruptcy Code” shall have the meaning ascribed in the Plan.

“Bankruptcy Court” shall have the meaning ascribed in the Plan.

“Bankruptcy Rules” shall have the meaning ascribed in the Plan.

“Barclays” means Barclays Bank PLC.

“BB&T” means Branch Banking and Trust Company.

“Business Day” shall have the meaning ascribed in the Plan.

“Cash” shall have the meaning ascribed in the Plan.

“Caterpillar” means Caterpillar, Inc.

“Caterpillar Outsourcing Agreements” means those certain agreements by and between RII and certain of its affiliates and Caterpillar and certain of its affiliates that govern the sale and transfer of RII’s starter and alternator remanufacturing business and the prospective exclusive remanufacturing relationship related thereto, including that certain Amended and Restated Asset Purchase Agreement, dated June 25, 2007, and the Amended and Restated Remanufacturing Supply Agreement, dated June 25, 2007, each as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“Causes of Action” shall have the meaning ascribed in the Plan.

“Chapter 11 Cases” shall have the meaning ascribed in the Plan.

“Change of Control” shall have the meaning ascribed in the Reorganized RII Certificates of Designation.

“Claim” shall have the meaning ascribed in the Plan.

“Class” shall have the meaning ascribed in the Plan.

“COD” means cancellation of indebtedness.

“Committed Purchasers” shall have the meaning ascribed in the Plan.

“Committee Professionals” shall have the meaning ascribed in the Plan.

“Confirmation Certificate” shall have the meaning ascribed in the Plan.

“Confirmation Date” shall have the meaning ascribed in the Plan.

“Confirmation Hearing” shall have the meaning ascribed in the Plan.

“Confirmation Hearing Notice” means a notice of the Confirmation Hearing.

“Confirmation Order” shall have the meaning ascribed in the Plan.

“Consent Fee” shall have the meaning ascribed in the Plan.

“Court Square” shall have the meaning ascribed in the Plan.

“Court Square Owner” shall have the meaning ascribed in the CVC Settlement Agreement.

“Covered Persons” shall have the meaning ascribed in the Plan.

“CSA LLC” means Court Square Advisor, LLC.

“CVC Noteholder Parties” or “CVC Noteholder Party” shall have the meanings ascribed in the Plan.

“CVC Payment” means $4 million in cash owed under the terms and conditions of the CVC Settlement Agreement.

“CVC Released Debtor Parties” shall have the meaning ascribed in the Plan.

“CVC Released Noteholder Parties” shall have the meaning ascribed in the Plan.

“CVC Released Parties” shall have the meaning ascribed in the Plan.

“CVC Releasors” shall have the meaning ascribed in the Plan.

“CVC Settlement Agreement” shall have the meaning ascribed in the Plan. A copy of the CVC Settlement Agreement, as of the date hereof, is attached hereto as Exhibit K.

“CVC Settlement Amount” shall have the meaning ascribed in the Plan.

“CVCEP LP” means Citicorp Venture Capital Equity Partners, L.P.

“Daily Liquidation Preference Amount” shall have the meaning ascribed in the Reorganized RII Certificates of Designation.

“DCF” means discounted cash flow.

“Debtor” shall have the meaning ascribed in the Plan.

“Delaware General Corporation Law” means the General Corporation Law of the State of Delaware, as it may be amended or modified from time to time.

“DIP Agent” shall have the meaning ascribed in the Plan.

“DIP Collateral” means the DIP Term Loan Collateral and the DIP Revolver Collateral.

“DIP Credit Agreement” shall have the meaning ascribed in the Plan.

“DIP/Exit Commitment Letter” shall have the meaning ascribed in the Plan. A copy of the DIP/Exit Commitment Letter, as of the date hereof, is attached hereto as Exhibit I.

“DIP/Exit Fee Letter” means that certain fee letter between us and Barclays Capital entered into in connection with the DIP/Exit Commitment Letter, as amended, modified or supplemented from time to time.

“DIP Facility” means the debtor-in-possession financing provided under the DIP Credit Agreement.

“DIP L/C Facility” means the letter of credit sub-facility to be provided under the DIP Credit Agreement.

“DIP Maturity Date” means the date of termination of the commitments under the DIP Facility and/or acceleration of any outstanding extensions of credit under the DIP Facility.

“DIP Revolver Collateral” means the collateral securing the DIP Revolving Credit Facility.

“DIP Revolving Credit Facility” means the $125 million asset based revolving credit facility to be provided under the DIP Credit Agreement.

“DIP Term Loan Collateral” means the collateral securing the DIP Term Loan Facility.

“DIP Term Loan Facility” means the $100 million first-lien term loan B to be provided under the DIP Credit Agreement.

“Disbursing Agent” shall have the meaning ascribed in the Plan.

“Disputed” shall have the meaning ascribed in the Plan.

“DTC” means The Depository Trust Company.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Effective Date” shall have the meaning ascribed in the Plan.

“Entity” shall have the meaning ascribed in the Plan.

“Equity Interests” shall have the meaning ascribed in the Plan.

v

“Estates” shall have the meaning ascribed in the Plan.

“Exchange Act” shall have the meaning ascribed in the Plan.

“Exchange Transaction” shall have the meaning ascribed in the CVC Settlement Agreement.

“Exit Collateral” means the Exit Term Loan Collateral and the Exit Revolver Collateral.

“Exit Facility” shall have the meaning ascribed in the Plan.

“Exit Facility Agent” shall have the meaning ascribed in the Plan.

“Exit Facility Documents” shall have the meaning ascribed in the Plan.

“Exit L/C Facility” means the letter of credit sub-facility to be provided under the Exit Facility Documents.

“Exit Revolver Collateral” means the collateral securing the Exit Revolving Credit Facility.

“Exit Revolving Credit Facility” means the $125 million asset based revolver to be provided under the Exit Facility Documents.

“Exit Term Loan Collateral” means the collateral securing the First-Lien Term Loan Facility.

“Facilities” means the DIP Facility and the Exit Facility.

“FBG” means Financial Balloting Group, LLC.

“Fifth Plan Support Amendment” means that certain Fifth Amendment to Plan Support Agreement, dated as of August 1, 2007, by and among certain of the Plan Support Parties, RWHI, RII and certain of the affiliates of RWHI and RII.

“File,” “Filed” or “Filing” shall have the meaning ascribed in the Plan.

“Final Allocation” means, with respect to any Offeree that has elected to participate in the Rights Offering, the Subscription Rights exercised by such Offeree in accordance with the terms of this Solicitation and Disclosure Statement.

“Final Order” shall have the meaning ascribed in the Plan.

“First-Lien Term Loan Facility” means the $150 million first-lien term loan B to be provided under the Exit Facility Documents.

“Floating Rate Secured Note Claims” shall have the meaning ascribed in the Plan.

“Floating Rate Secured Notes” shall have the meaning ascribed in the Plan.

“FNSO” means Fidelity National Special Opportunities, Inc.

“Forbearance Agreement” means that certain Forbearance Agreement, dated as of April 15, 2007, by and between RII and certain Impaired Noteholders party thereto.

“Fresh Start Accounting” means accounting treatment consistent with the principles contained in the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time

“General Unsecured Claims” shall have the meaning ascribed in the Plan.

“GM” means General Motors Corporation.

“GM Agreements” shall have the meaning ascribed in the Plan.

“GM Supply Contracts” means those existing purchase orders that convert to long-term contracts pursuant to the terms of the GM Agreements.

“Holder” means the beneficial holder of any Claim, Equity Interest or Prepetition Note.

“Houlihan Retention Agreement” means that certain letter agreement dated, July 1, 2007, by and between Houlihan, RII and Akin Gump Strauss Hauer & Feld LLP (as counsel to the ad hoc committee), as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“IC Acknowledgement” shall have the meaning ascribed in the Plan Support Agreement.

“Impaired” shall have the meaning ascribed in the Plan.

“Impaired Noteholders” means, collectively, Holders of the Impaired Notes.

“Impaired Notes” means, collectively, the Senior Notes and the Subordinated Notes.

“Informal Committee” shall have the meaning ascribed in the Plan.

“Intercompany Claims” shall have the meaning ascribed in the Plan.

“Intercreditor Agreement” shall have the meaning ascribed to the term “Intercreditor and Subordination Agreement”in the Plan. A form of Intercreditor Agreement is attached hereto as Exhibit H.

“IRS” means the Internal Revenue Service.

“July 31 Waiver” means that certain Fifth Limited Waiver to the Third Amended and Restated Loan and Security Agreement, dated as of July 31, 2007, granted by certain lenders under the Prepetition Credit Agreement for the benefit of the borrowers thereunder.

“June 20 Waiver” means that certain Fourth Limited Waiver to the Third Amended and Restated Loan and Security Agreement, dated as of June 20, 2007, granted by certain lenders under the Prepetition Credit Agreement for the benefit of the borrowers thereunder.

“LIBOR” means the applicable London Interbank Offered Rate.

“Lien” shall have the meaning ascribed in the Plan.

“Limited Restricted Holders” means H Partners LP, Corriente Master Fund, LP, Hoak & Co., Group G Capital Partners, LLC, Ore Hill Hub Fund Ltd., Third Point LLC and Joshua Tree Capital Partners, LP.

“Limited Waivers” means those certain waivers, dated as of April 16, 2006, May 15, 2006, June 20, 2006 and July 31, 2007, each granted by the lenders under the Prepetition Credit Agreement in favor of the borrowers thereunder.

“Liquidation Analysis” means the liquidation analysis prepared by the Company and described in Article X hereof.

“Liquidation Preference” shall have the meaning ascribed in the Reorganized RII Certificates of Designation.

“Liquidation Value” means the aggregate dollar amount that would be available for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtors’ assets were liquidated by a chapter 7 trustee.

“Long-Term Incentive Period” means the period covering Reorganized RII’s fiscal years 2008 through 2010.

“Mandatory Exchange Date” shall have the meaning ascribed in the Plan.

“Master Ballot” means the form of master ballot distributed in connection with this Solicitation and Disclosure Statement.

“May 15 Waiver” means that certain Third Limited Waiver to the Third Amended and Restated Loan and Security Agreement, dated as of May 15, 2006, granted by certain lenders under the Prepetition Credit Agreement for the benefit of the borrowers thereunder.

“New Constituent Documents” shall have the meaning ascribed in the Plan.

“New Employment Agreement” means agreements consistent with the term sheets therefor, attached hereto as Exhibited F.

“New Employment Agreement Officers” shall have the meaning ascribed in the Plan.

“New Management Incentive Plan” shall have the meaning ascribed in the Plan. The forms and term sheet attached hereto as Exhibit F reflect the proposed terms of the New Management Incentive Plan.

“New Securities” means, collectively, the New Third-Lien Notes, the Reorganized RII Preferred Stock and the Reorganized RII Common Stock.

“New Third-Lien Note Indenture” shall have the meaning ascribed in the Plan.

“New Third-Lien Notes” shall have the meaning ascribed in the Plan.

“NOLs” means net operating losses, for federal income tax purposes, determined pursuant to the provisions of the Tax Code.

“Nominee” means, with respect to any beneficial owner of Impaired Notes, such Impaired Noteholder’s broker, bank or other nominee, or such person’s proxy holder or agent.

“Non-Debtor Foreign Affiliates” means the foreign affiliates of the Prospective Debtors.

“Non-Severable Obligations” shall have the meaning ascribed in the CVC Settlement Agreement.

“OE” means original equipment.

“OEM” means original equipment manufacturer.

“Offerees” means all Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims as of the Subscription Record Date.

“OID” means original issue discount.

“Other Priority Claims” shall have the meaning ascribed in the Plan.

“Other Secured Claims” shall have the meaning ascribed in the Plan.

“Outside Date” shall have the meaning ascribed in the Plan.

“Owner Shift” shall have the meaning ascribed in the CVC Settlement Agreement.

“Person” shall have the meaning ascribed in the Plan.

“Petition Date” shall have the meaning ascribed in the Plan.

“PIK” means payment in kind.

“Plan” shall have the meaning ascribed in the Plan. A copy of the Plan, as of the date hereof, is attached hereto as Exhibit A.

“Plan Documents” shall have the meaning ascribed in the Plan.

“Plan Effective Date” shall have the meaning ascribed in the CVC Settlement Agreement.

“Plan Supplement” shall have the meaning ascribed in the Plan.

“Plan Support Agreement” shall have the meaning ascribed in the Plan. A redacted copy of the Plan Support Agreement, as of the date hereof, is attached hereto as Exhibit B.

“Plan Support Party” shall have the meaning ascribed in the Plan.

“PP&E” means property, plant and equipment.

“Prepackaged Bankruptcy Case” shall have the meaning ascribed in the CVC Settlement Agreement.

“Prepackaged Plan” shall have the meaning ascribed in the CVC Settlement Agreement.

“Prepetition Agent” shall have the meaning ascribed in the Plan.

“Prepetition Credit Agreement” means the Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005, by and among RII and certain of its subsidiaries, as borrowers, Wachovia Capital Finance Corporation (Central) and the other parties thereto, as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“Prepetition Equity Agreements” shall have the meaning ascribed in the Plan.

“Prepetition Indenture Trustees” shall have the meaning ascribed in the Plan.

“Prepetition Indentures” shall have the meaning ascribed in the Plan.

“Prepetition Noteholders” means Holders of the Prepetition Notes.

“Prepetition Notes” shall have the meaning ascribed in the Plan.

“Prepetition Revolver” means the revolving credit facility provided under the Prepetition Credit Agreement.

“Prepetition Revolving Lenders” means the lenders under the Prepetition Revolver.

“Prepetition Term Lenders” means the lenders under the Prepetition Term Loan.

“Prepetition Term Loan” means the term loan provided under the Prepetition Credit Agreement.

“Priority Tax Claims” shall have the meaning ascribed in the Plan.

“Professionals” shall have the meaning ascribed in the Plan.

“Projection Period” means fiscal years 2007 through 2011.

“Projections” means the financial projections prepared by the Company and described in Article IX hereof.

“Pro-Rata Share” shall have the meaning ascribed in the Plan.

x

“Prospective Debtors” means the prospective Debtors as defined in Annex II.

“PSLRA” means the Private Securities Litigation Reform Act of 1995, as may be amended or modified from time to time.

“Registration Rights Agreement” shall have the meaning ascribed in the Plan. A term sheet reflecting then proposed terms of the Registration Rights Agreement, is attached hereto as Exhibit E.

“Releasees” shall have the meaning ascribed in the Plan.

“Released Noteholder Parties” shall have the meaning ascribed in the Plan.

“Releasors” shall have the meaning ascribed in the Plan.

“Reorganized Debtor” shall have the meaning ascribed in the Plan.

“Reorganized RII” shall have the meaning ascribed in the Plan.

“Reorganized RII Board of Directors” shall have the meaning ascribed in the Plan.

“Reorganized RII Certificate of Incorporation” shall have the meaning ascribed in the Plan. A copy of the Reorganized RII Certificate of Incorporation is attached hereto as Exhibit D.

“Reorganized RII Certificates of Designation” shall have the meaning ascribed in the Plan. Copies of the Reorganized RII Certificates of Designation are attached hereto as Exhibit L.

“Reorganized RII Common Stock” shall have the meaning ascribed in the Plan.

“Reorganized RII Constituent Documents” shall have the meaning ascribed in the Plan.

“Reorganized RII Preferred Stock” shall have the meaning ascribed in the Plan.

“Reorganized RII Restricted Stock Agreements” means agreements consistent with the term sheets therefor attached hereto as Exhibit F.

“Reorganized RII Series A Preferred Stock” shall have the meaning ascribed in the Plan.

“Reorganized RII Series B Preferred Stock” shall have the meaning ascribed in the Plan.

“Reorganized RII Stock” means, collectively, the Reorganized RII Preferred Stock and the Reorganized RII Common Stock.

“Reorganized Subsidiary Debtors’ Boards of Directors” shall have the meaning ascribed in the Plan.

“Requisite Committed Purchasers” shall have the meaning ascribed in the Plan.

“Requisite Plan Support Parties” shall have the meaning ascribed in the Plan.

“Requisite Senior Note Committed Purchasers” shall have the meaning ascribed in the Plan.

“Requisite Subordinated Note Committed Purchasers” shall have the meaning ascribed in the Plan.

“Restricted Stock” means the shares of Reorganized RII Common Stock to be granted pursuant to the Reorganized RII Restricted Stock Agreements.

“Restructuring Transactions” shall have the meaning ascribed in the Plan.

“Retention Agreements” means the Rothschild Retention Agreement and the Houlihan Retention Agreement.

“Rights Offering” shall have the meaning ascribed in the Plan.

“RII” shall have the meaning ascribed in the Plan.

“RII Equity Interests” shall have the meaning ascribed in the Plan.

“Rothschild” means Rothschild, Inc.

“Rothschild Retention Agreement” means that certain letter agreements dated as of November 9, 2006, by and between Rothschild, RII and the direct and indirect subsidiaries of RII, as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“RWHI” shall have the meaning ascribed in the Plan.

“RWHI Equity Interests” shall have the meaning ascribed in the Plan.

“RWHI Interest” means an Equity Interest (as defined in the CVC Settlement Agreement) in RWHI.

“SEC” means the Securities and Exchange Commission.

“Second-Lien Term Loan Facility” means the second-lien term loan facility of $55 million to be provided under the Exit Facility Documents.

“Secured Credit Agreement” shall have the meaning ascribed in the Plan.

“Secured Credit Agreement Claims” shall have the meaning ascribed in the Plan.

“Securities Act” shall have the meaning ascribed in the Plan.

“Senior Exchange” means the exchange by Holders of Senior Notes of such notes for New Third-Lien Notes, Cash and Senior Note Rights.

“Senior Note Backstop Commitment” shall have the meaning ascribed in the Plan.

“Senior Note Backstop Fee” shall have the meaning ascribed in the Plan.

“Senior Note Cash” shall have the meaning ascribed in the Plan.

“Senior Note Claims” shall have the meaning ascribed in the Plan.

“Senior Note Committed Purchaser” shall have the meaning ascribed in the Plan.

“Senior Note Indenture” shall have the meaning ascribed in the Plan.

“Senior Note Interest Amount” shall have the meaning ascribed in the Plan.

“Senior Note Preferred Shares” shall have the meaning ascribed in the Plan.

“Senior Note Principal Amount” shall have the meaning ascribed in the Plan.

“Senior Note Rights” shall have the meaning ascribed in the Plan.

“Senior Noteholders” means Holders of Senior Notes.

“Senior Notes” shall have the meaning ascribed in the Plan.

“Shearman & Sterling” means Shearman & Sterling LLP.

“Solicitation” means the solicitation of votes to accept or reject the Plan pursuant to this Solicitation and Disclosure Statement.

“Solicitation and Disclosure Statement” means this Solicitation and Disclosure Statement.

“Steering Committee” shall have the meaning ascribed in the Plan.

“STRH Agreement” shall have the meaning ascribed in the Plan.

“Subordinated Exchange” means the exchange by the Holders of Subordinated Notes of such notes for Available Reorganized RII Common Stock and Subordinated Note Rights.

“Subordinated Note Backstop Commitment” shall have the meaning ascribed in the Plan.

“Subordinated Note Backstop Fee” shall have the meaning ascribed in the Plan.

“Subordinated Note Claims” shall have the meaning ascribed in the Plan.

“Subordinated Note Committed Purchasers” shall have the meaning ascribed in the Plan.

“Subordinated Note Guaranty” shall have the meaning ascribed in the Plan.

“Subordinated Note Rights” shall have the meaning ascribed in the Plan.

“Subordinated Noteholders” means Holders of Subordinated Notes.

“Subordinated Notes” shall have the meaning ascribed in the Plan.

“Subordinated Securities Claims” shall have the meaning ascribed in the Plan.

“Subscription Agent” means FBG.

“Subscription Approval Order” shall have the meaning ascribed in the Plan.

“Subscription Commencement Date” shall have the meaning ascribed in the Plan.

“Subscription Expiration Date” shall have the meaning ascribed in the Plan.

“Subscription Form” means the form to be used by an Offeree to exercise its Subscription Rights.

“Subscription Purchase Price” means, for each Holder of Subscription Rights, such Holder’s Final Allocation multiplied by $1,000.

“Subscription Record Date” shall have the meaning ascribed in the Plan.

“Subscription Rights” shall have the meaning ascribed in the Plan.

“Surviving Equity Interests” shall have the meaning ascribed in the Plan.

“Tax Code” means the Internal Revenue Code of 1986, as may be amended or modified from time to time.

“Term Loan Facilities” means the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility.

“Term Sheet” means that certain term sheet attached to the Plan Support Agreement, as amended from time to time.

“Transfer” or “Transferable” means, with respect to any security or the right to receive a security or to participate in any offering of any security including the Rights Offering (each a “Security”), the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such Security or the Beneficial Ownership (as defined below) thereof, the offer to make such a sale, transfer, constructive sale, or other disposition, and each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means a short sale with respect to such Security, entering into or acquiring an offsetting derivative contract with respect to such Security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any transaction that has substantially the same effect as any of the foregoing. The term “Beneficially Owned” or “Beneficial Ownership” as used in this definition shall include, with respect to any Security, the beneficial ownership of such Security by a person and by any direct or indirect subsidiary of such person.

“Unimpaired” shall have the meaning ascribed in the Plan.

“Voting Deadline” means 5:00 p.m. Prevailing Eastern Time, on October 1, 2007, unless extended.

“Voting Instructions” means the voting instructions described in Article I hereof, together with the instructions contained in the Ballot and Master Ballot.

“Voting Record Date” means the close of business on August 29, 2007, unless extended.

EXHIBIT A

to

Disclosure Statement:

Plan of Reorganization

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE

SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT

BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION”

WITHIN THE MEANING OF 11 U.S.C. § 1125(a). IN THE EVENT THAT THE COMPANY DOES FILE

CHAPTER 11 CASES, THE COMPANY EXPECTS TO SEEK AN ORDER OR ORDERS OF THE

BANKRUPTCY COURT, AMONG OTHER THINGS: (1) APPROVING THE SOLICITATION OF

VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (2) CONFIRMING

THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

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:
:
In re:	:	Chapter 11

REMY WORLDWIDE HOLDINGS, INC., et. al.,	:	Case No. 07 – ( )

Debtors.	:	(Jointly Administered)
:
:
:
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DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Douglas P. Bartner, Esq.
Fredric Sosnick, Esq.
Michael H. Torkin, Esq.
SHEARMAN & STERLING LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000

- and -

Pauline K. Morgan, Esq. (No. 3650)
YOUNG CONAWAY STARGATT & TAYLOR, LLP
The Brandywine Building
P.O. Box 391
1000 West Street, 17th Floor
Wilmington, Delaware 19801
(302) 571-6600

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

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DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Remy Worldwide Holdings, Inc., Ballantrae Corporation, Western Reman Industrial, Inc., HSG I, Inc., HSG II, Inc., International Fuel Systems, Inc., iPower Technologies, Inc., M. & M. Knopf Auto Parts, L.L.C., Marine Corporation of America, NABCO, Inc., Power Investments Marine, Inc., Power Investments, Inc., Powrbilt Products, Inc., Publitech, Inc., Reman Holdings, L.L.C., Remy Alternators, Inc., Remy India Holdings, Inc., Remy International, Inc., Remy International Holdings, Inc., Remy Korea Holdings, L.L.C., Remy Logistics, L.L.C., Remy Powertrain, L.P., Remy Reman, L.L.C., Remy Sales, Inc., Remy Inc., Unit Parts Company, Western Reman Industrial, LLC, World Wide Automotive, L.L.C. and World Wide Automotive Distributors, Inc., debtors and debtors in possession in the above-captioned cases, hereby respectfully propose the following joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. The only Entities entitled to vote on the Plan are the Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims. Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Solicitation and Disclosure Statement, and their respective exhibits and schedules, in their entirety. No materials other than the Plan, the Solicitation and Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1. Defined Terms.

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

“9 3/8% Subordinated Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the 9 3/8% Subordinated Notes and the 9 3/8% Subordinated Note Indenture.

“9 3/8% Subordinated Note Indenture” means the indenture, dated as of April 23, 2004, by and among RII, as issuer, certain direct and indirect subsidiaries of RII, as guarantors, and the 9 3/8% Subordinated Note Indenture Trustee, together with all other agreements entered into and documents delivered in connection therewith.

“9 3/8% Subordinated Note Indenture Trustee” means U.S. Bank National Association, as indenture trustee under the 9 3/8% Subordinated Note Indenture, or any successor indenture trustee thereunder.

“9 3/8% Subordinated Notes” means the 9 3/8% senior subordinated notes due 2012 issued by RII under the 9 3/8% Subordinated Note Indenture.

“11% Subordinated Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the 11% Subordinated Notes and the 11% Subordinated Note Indenture.

“11% Subordinated Note Indenture” means the indenture, dated as of April 26, 2001, by and among RII, as issuer, certain direct and indirect subsidiaries of RII, as guarantors, and the 11% Subordinated Note Indenture Trustee, together with all other agreements entered into and documents delivered in connection therewith.

“11% Subordinated Note Indenture Trustee” means U.S. Bank National Association, as indenture trustee under the 11% Subordinated Note Indenture, or any successor indenture trustee thereunder.

“11% Subordinated Notes” means the 11% senior subordinated notes due 2009 issued by RII under the 11% Subordinated Note Indenture.

“Administrative Claims” means all Claims against any Debtor for costs and expenses of administration under section 503(b)(1) or 507(b) of the Bankruptcy Code, including for (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, (b) compensation for services and reimbursement of expenses under section 330(a) or 331 of the Bankruptcy Code, including Professional fees and expenses, (c) any indebtedness or obligations, other than under the DIP Credit Agreement, incurred or assumed by the Debtors during the Chapter 11 Cases, (d) fees and expenses described in Sections 2.3(b) and 2.4, (e) all fees and charges assessed against the Estates under 28 U.S.C. §§ 1911-1930 and (f) to the extent due and payable on the Effective Date, the CVC Settlement Amount.

“Advisory Agreement” means the advisory agreement, dated as of December 10, 2002, by and between the Debtors and CVCM LLC, as amended, modified or supplemented from time to time.

“Allowed” means, with respect to any Claim, such Claim or portion thereof: (a) as to which no objection or request for estimation has been Filed, no litigation has commenced, and the Debtors otherwise have assented to the validity thereof (and as to which a proof of claim has been properly and timely Filed to the extent required by the Plan or any order of the Bankruptcy Court); (b) as to which any objection or request for estimation that has been Filed has been settled, waived, withdrawn or denied by a Final Order; or (c) that is allowed (i) pursuant to the terms of a Final Order, (ii) pursuant to the terms of an agreement by and among the Holder of such Claim, the Steering Committee and the Debtors (or the Reorganized Debtors, as the case may be) or (iii) under the terms of the Plan.

“Assets” means, with respect to any Debtor, all of such Debtor’s right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

“Available Reorganized RII Common Stock” means 10,000,000 shares of Reorganized RII Common Stock.

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“Backstop Commitment Agreement” means the agreement by and among the Debtors and the Committed Purchasers, annexed as Exhibit C to the Solicitation and Disclosure Statement, and in the form consented to pursuant to the IC Acknowledgment, as may be amended, supplemented or modified from time to time in accordance with the terms thereof, pursuant to which the Committed Purchasers have agreed to provide the Backstop Commitments.

“Backstop Commitments” means the Senior Note Backstop Commitment and the Subordinated Note Backstop Commitment.

“Ballot” means the ballot for voting to accept or reject the Plan prepared and distributed by the Debtors.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as in effect on the Petition Date, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or such other court having jurisdiction over the Chapter 11 Cases or any proceeding within, or appeal of an order entered in, the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, the Official Bankruptcy Forms or the local rules of the Bankruptcy Court, together with any amendments made thereto subsequent to the Petition Date, to the extent that any such amendments are applicable to the Chapter 11 Cases.

“Barclays” means Barclays Bank PLC.

“Business Day” means any day, other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Causes of Action” means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances and trespasses of, or belonging to, the Estates, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

“Chapter 11 Cases” means the jointly-administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

“Chapter 11 Parties” means, collectively, (a) all Persons engaged or retained by the Debtors in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Solicitation and Disclosure Statement, the Plan, the DIP Credit Agreement and the Exit Facility Documents), (b) the Plan Support Parties, (c) the Committed Purchasers, (d) the Informal Committee, (e) the Steering Committee, (f) the Prepetition Agent,

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(g) the Prepetition Indenture Trustees, (h) all Persons engaged or retained by the parties listed in (b) through (g) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Solicitation and Disclosure Statement, the Plan, the DIP Credit Agreement and the Exit Facility Documents), and (i) any and all affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents of any of the foregoing.

“Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against any Debtor, whether or not asserted.

“Class” means a class of Claims or Equity Interests as set forth in Article III hereof.

“Committed Purchasers” means, collectively, the Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers.

“Committee Professionals” means, collectively, Akin Gump Strauss Hauer & Feld LLP and Pepper Hamilton LLP, as legal advisors to the Informal Committee and the Steering Committee, and Houlihan Lokey Howard & Zukin Capital, as financial advisors to the Informal Committee and the Steering Committee.

“Confirmation Certificate” has the meaning set forth in the CVC Settlement Agreement.

“Confirmation Date” means the date upon which the Confirmation Order is entered in the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consent Fee” means an aggregate of $10 million to be paid on the Effective Date to the holders of Senior Notes, on a pro-rata basis.

“Court Square” means, collectively, CVCP LLC, CSA LLC, CSCL, CVCEP LP, CVCM LLC, CVCSSBEMF LP and CVCEXF.

“Covered Persons” means all directors, officers and other employees of the Debtors, as of the Petition Date, other than such directors, officers and other employees who are expelled or terminated for cause between the Petition Date and the Effective Date.

“CSA LLC” means Court Square Advisor, LLC.

“CSCL” means Court Square Capital Limited.

“CVCEP LP” means Citicorp Venture Capital Equity Partners, L.P.

“CVCEXF” means CVC Executive Fund LLC.

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“CVCM LLC” means CVC Management LLC.

“CVC Noteholder Parties” means, collectively, the noteholders listed on the signature pages to the CVC Settlement Agreement.

“CVCP LLC” means CVC Partners LLC.

“CVC Released Debtor Parties” means, collectively, the Debtors, the Reorganized Debtors and all of their respective current and former shareholders, partners, directors, officers, employees, agents, advisors, attorneys, or representatives, and all of their respective heirs, representatives, predecessors, successors, and assigns.

“CVC Released Non-Debtor Parties” means, collectively, the CVC Releasors and all of their respective current and former shareholders, directors, officers, employees, agents, advisors, attorneys, and representatives, including all advisors to the Informal Committee and all of their respective heirs, representatives, predecessors, successors, and assigns.

“CVC Released Parties” means, collectively, the CVC Released Debtor Parties and the CVC Released Non-Debtor Parties.

“CVC Releasees” means Court Square and its respective current and former shareholders, partners, directors, officers, employees, agents, advisors, attorneys, or representatives, and all of their respective heirs, representatives, predecessors, successors, and assigns.

“CVC Releasors” means, collectively: (a) all Holders of Impaired Claims that (i) have voted to accept the Plan and (ii) have not affirmatively elected in the Ballot to decline to grant the releases set forth in Section 9.3(c); and (b) all CVC Noteholder Parties.

“CVC Settlement Agreement” means the settlement, support, forbearance, and release agreement, dated as of June 15, 2007, by and among: (a) Court Square; (b) the Debtors; and (c) the CVC Noteholder Parties, as amended, modified or supplemented from time to time in accordance with the terms thereof.

“CVC Settlement Amount” means the amount payable (if any) by the Debtors to Court Square pursuant to and in accordance with Section 5(a) of the CVC Settlement Agreement.

“CVCSSBEMF LP” means CVC/SSB Employee Fund, L.P.

“Debtors” means, collectively, RWHI, Ballantrae Corporation, Western Reman Industrial, Inc., HSG I, Inc., HSG II, Inc., International Fuel Systems, Inc., iPower Technologies, Inc., M. & M. Knopf Auto Parts, L.L.C., Marine Corporation of America, NABCO, Inc., Power Investments Marine, Inc., Power Investments, Inc., Powrbilt Products, Inc., Publitech, Inc., Reman Holdings, L.L.C., Remy Alternators, Inc., Remy India Holdings, Inc., RII, Remy International Holdings, Inc., Remy Korea Holdings, L.L.C., Remy Logistics, L.L.C., Remy Powertrain, L.P., Remy Reman, L.L.C., Remy Sales, Inc., Remy Inc., Unit Parts Company, Western Reman Industrial, LLC, World Wide Automotive, L.L.C. and World Wide Automotive Distributors, Inc., as debtors and debtors in possession in the Chapter 11 Cases.

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“DIP Agent” means Barclays, as administrative and syndication agent under the DIP Credit Agreement, or any successor administrative agent thereunder.

“DIP Credit Agreement” means the $225 million debtor-in-possession credit agreement entered into as of the Petition Date by and among RII, and certain direct and indirect subsidiaries of RII, as borrowers, the DIP Agent, and the lenders party thereto, incorporating the terms and conditions set forth in the DIP/Exit Commitment Letter, as such credit agreement may be amended, supplemented or modified from time to time in accordance with the terms thereof and in a manner reasonably acceptable to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee.

“DIP/Exit Commitment Letter” means the commitment letter attached as Exhibit I to the Solicitation and Disclosure Statement, and in the form consented to pursuant to the IC Acknowledgment, as such commitment letter may be amended, supplemented or modified from time to time in accordance with the terms thereof and in a manner reasonably acceptable to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee, pursuant to which (a) the DIP Agent has agreed to enter into the DIP Credit Agreement and (b) the Exit Facility Agent has agreed to provide the Exit Facility.

“Disallowed” means, with respect to any Claim, such Claim or portion thereof that has been disallowed or expunged by a Final Order.

“Disbursing Agent” means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors (with the reasonable consent of the Steering Committee), in the capacity as disbursing agent under the Plan.

“Disputed” means, with respect to any Claim, such Claim or portion thereof as to which the Debtors or the Steering Committee have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that otherwise is disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

“DTC” means The Depository Trust Company.

“Effective Date” means the Business Day on which all conditions specified in Article VIII have been satisfied or, if capable of being waived, have been waived in accordance with Section 8.3.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interests” means all outstanding ownership interests in any of the Debtors, including any interest evidenced by common or preferred stock, membership interest, option or other right to purchase or otherwise receive any ownership interest in any of the Debtors, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

“Estates” means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

“Existing Director” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as a director of any of the Debtors.

“Existing Employee” means any individual employed by any of the Debtors as of the Petition Date (or at any subsequent date through the Effective Date) who is not an Existing Officer or Existing Director.

“Existing Officer” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as an officer of any of the Debtors.

“Existing Personnel” means, collectively, the Existing Directors, the Existing Officers and the Existing Employees.

“Exit Facility” means the $330 million credit facility to be provided to Reorganized RII, pursuant to the terms and conditions of the DIP/Exit Commitment Letter.

“Exit Facility Agent” means Barclays, as administrative and syndication agent under the Exit Facility, or any successor administrative agent thereunder.

“Exit Facility Documents” means the agreements, notes, certificates, documents and instruments, and all exhibits, schedules and annexes thereto entered into in connection with the Exit Facility, substantially in the forms set forth in the Plan Supplement, each of which shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee.

“File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court (or agent thereof) in connection with the Chapter 11 Cases.

“Final Order” means an order or judgment entered by the Bankruptcy Court: (a) which has not been reversed, stayed, modified, amended or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending; or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been Filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending; provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be Filed with respect to such order or judgment.

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“Floating Rate Secured Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Floating Rate Secured Notes and the Floating Rate Secured Note Indenture.

“Floating Rate Secured Note Indenture” means the indenture, dated as of April 23, 2004, by and among RII, as issuer, certain direct and indirect subsidiaries of RII, as guarantors, and the Floating Rate Secured Note Indenture Trustee, together with all other agreements entered into and documents delivered in connection therewith.

“Floating Rate Secured Note Indenture Trustee” means Deutsche Bank National Trust Company, as indenture trustee under the Floating Rate Secured Note Indenture, or any successor indenture trustee thereunder.

“Floating Rate Secured Notes” means the second-priority senior secured floating rate notes due 2009 issued by RII under the Floating Rate Secured Note Indenture.

“General Unsecured Claims” means all Claims that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Secured Credit Agreement Claims, Floating Rate Secured Note Claims, Senior Note Claims, Subordinated Note Claims or Subordinated Securities Claims.

“GM Agreements” means, collectively, (a) the accommodation agreement, dated as of July 30, 2007, entered into by and among General Motors Corporation, on behalf of itself and certain of its affiliates, and Remy Inc., on behalf of itself and certain of its affiliates, and (b) the access agreement, dated as of July 30, 2007, entered into by and among General Motors Corporation, on behalf of itself and certain of its affiliates, and Remy Inc., on behalf of itself and certain of its affiliates, in each case, as such agreement may be amended, supplemented or modified from time to time in accordance with the terms thereof and, at any time prior to the Effective Date, in a manner reasonably acceptable to the Requisite Committed Purchasers and the Steering Committee.

“Holder” means the beneficial holder of any Claim or Equity Interest.

“IC Acknowledgment” has the meaning set forth in the Plan Support Agreement.

“Impaired” means, with respect to a Claim or Equity Interest, such Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

“Informal Committee” means that certain committee composed of certain unaffiliated holders of Senior Notes and Subordinated Notes, as such committee may be reconstituted from time to time upon written notice to the Debtors.

“Intercompany Claims” means all Claims held by any Debtor against any other Debtor.

“Intercreditor and Subordination Agreement” means the intercreditor and subordination agreement by and among the Exit Facility Agent, on behalf of itself and the lenders under the Exit Facility, and the New Third-Lien Note Indenture Trustee, on behalf of itself and the holders of the New Third-Lien Notes, in substantially the form consented to pursuant to the IC Acknowledgment and attached as Exhibit H to the Solicitation and Disclosure Statement, to be entered into on the Effective Date.

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“Lien” means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors’ property or the Estates.

“Mandatory Exchange Date” means, with respect to any Prepetition Indenture (or any Claims related thereto or arising thereunder), any Business Day selected by the applicable Prepetition Indenture Trustee as the date on which the surrender by the holders of any and all notes issued under such Prepetition Indenture (or giving rise to such Claims) shall occur, which Business Day shall be the Effective Date, or as soon as practicable following the Effective Date, but in no event later than the third Business Day following the Effective Date.

“New Constituent Documents” means (a) with respect to Reorganized RII, the Reorganized RII Constituent Documents and (b) with respect to any other Reorganized Debtor, the certificate of incorporation, formation or registration (including, if applicable, certificate of name change), articles of incorporation or association, memorandum of association, memorandum of continuance, charter, by-laws, or one or more similar agreements, instruments or documents constituting the organization or formation of such Reorganized Debtor, as amended and restated as of the Effective Date, in each case (i) amended and restated to, among other things, (x) prohibit the issuance of non-voting equity securities by such Reorganized Debtor to the extent required under section 1123(a)(6) of the Bankruptcy Code and (y) otherwise give effect to the provisions of the Plan, and (ii) in form and substance reasonably satisfactory to the Requisite Committed Purchasers, the Requisite Plan Support Parties, the Requisite Subordinated Note Committed Purchasers and the Steering Committee.

“New Employment Agreement” means an employment agreement by and between a New Employment Agreement Officer and Reorganized RII, to be entered into on, or as soon as practicable after, the Effective Date, in a form consistent with the term sheet attached as Exhibit F to the Solicitation and Disclosure Statement, a copy of which shall be included in the Plan Supplement and shall be reasonably satisfactory, in form and substance, to the Requisite Subordinated Note Committed Purchasers, the Requisite Committed Purchasers and the Steering Committee.

“New Employment Agreement Officers” means, collectively, John H. Weber, Jerry Mills, Kerry A. Shiba, David Muir, Jay Pittas and RII’s chief financial officer, or such other individuals as the Debtors may select from time to time in consultation with the Requisite Subordinated Note Committed Purchasers, the Requisite Committed Purchasers and the Steering Committee.

“New Management Incentive Plan” means (a) the annual bonus plan, in substantially the form attached as Exhibit F to the Solicitation and Disclosure Statement, (b) the 2010 long-term incentive cash bonus plan, in substantially the form attached as Exhibit F to the Solicitation and Disclosure Statement, and (c) the restricted Reorganized RII Common Stock agreements, each in a form consistent with the term sheet attached as Exhibit F to the Solicitation and Disclosure Statement, copies of which shall be included in the Plan Supplement, and shall be reasonably satisfactory, in form and substance, to the Requisite Subordinated Note Committed Purchasers, the Requisite Committed Purchasers and the Steering Committee.

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“New Officers” means the officers of the Reorganized Debtors immediately following the Effective Date.

“New Third-Lien Note Indenture” means the indenture by and among Reorganized RII, as issuer, certain direct and indirect subsidiaries of Reorganized RII, as guarantors, and the New Third-Lien Note Indenture Trustee relating to the New Third-Lien Notes, the form of which shall be included in the Plan Supplement and shall contain terms substantially similar to those described in Exhibit G to the Solicitation and Disclosure Statement, which indenture shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Senior Note Committed Purchasers and the Steering Committee.

“New Third-Lien Note Indenture Trustee” means The Bank of New York, as indenture trustee under the New Third-Lien Note Indenture, or any successor indenture trustee thereunder.

“New Third-Lien Notes” means the third-lien notes due 2014, to be issued pursuant to and in accordance with the New Third-Lien Note Indenture, in the original principal amount of $100 million.

“Other Priority Claims” means all Claims against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims.

“Other Secured Claims” means all Secured Claims against any Debtor that are not Secured Credit Agreement Claims or Floating Rate Secured Note Claims.

“Outside Date” has the meaning set forth in Section 5(a)(iv) of the Plan Support Agreement.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“Plan Documents” means the agreements, documents and instruments to be entered into as of the Effective Date as contemplated by, and in furtherance of, the Plan, which agreements, documents and instruments shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee.

“Plan Supplement” means the compilation of documents and exhibits Filed not later than 10 days prior to the first date on which the Confirmation Hearing is scheduled to be held, as such

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documents and exhibits may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms hereof, and which documents and exhibits shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee.

“Plan Support Agreement” means the agreement, dated as of June 15, 2007, entered into by and among the Debtors and the Plan Support Parties, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Plan Support Party” means any Holder of an Impaired Claim that is party to the Plan Support Agreement, including by execution of an assumption agreement in substantially the form attached to the Plan Support Agreement.

“Prepetition Agent” means Wachovia Capital Finance Corporation (Central), as administrative agent under the Secured Credit Agreement, or any successor administrative agent thereunder.

“Prepetition Equity Agreements” means, collectively, the Prepetition Registration Rights Agreement, the STRH Agreement and the Prepetition Preferred Stockholders’ Agreement.

“Prepetition Indentures” means, collectively, the Floating Rate Secured Note Indenture, the Senior Note Indenture, the 9 3/8% Subordinated Note Indenture and the 11% Subordinated Note Indenture.

“Prepetition Indenture Trustees” means, collectively, the Floating Rate Secured Note Indenture Trustee, the Senior Note Indenture Trustee, the 9 3/8% Subordinated Note Indenture Trustee and the 11% Subordinated Note Indenture Trustee.

“Prepetition Notes” means, collectively, the Floating Rate Secured Notes, the Senior Notes, the 9 3/8% Subordinated Notes and the 11% Subordinated Notes.

“Prepetition Preferred Stockholders’ Agreement” means the preferred stockholders agreement, dated as of March 14, 2001, by and among RII, CSCL and the other parties thereto, as amended from time to time.

“Prepetition Registration Rights Agreement” means the registration rights agreement for common stock, dated as of March 14, 2001, by and among RII, CSCL and the other parties thereto, as amended from time to time.

“Priority Tax Claims” means all Claims against any Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professionals” means (a) all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

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“Pro-Rata Share” means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, other than Disallowed Claims, in such Class.

“Registration Rights Agreement” means the registration rights agreement, in a form consistent with the term sheet attached as Exhibit E to the Solicitation and Disclosure Statement, a copy of which shall be included in the Plan Supplement and shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Subordinated Note Committed Purchasers and the Steering Committee.

“Releasees” means, collectively, (a) the Existing Personnel and (b) the Chapter 11 Parties.

“Releasors” means, collectively: (a) all Holders of Impaired Claims that (i) have voted to accept the Plan and (ii) have not affirmatively elected in the Ballot to decline to grant the releases set forth in Section 9.3(b); and (b) all Plan Support Parties.

“Reorganized Debtor” means any Debtor (other than RWHI or any other Debtor that is dissolved prior to the Effective Date pursuant to Section 4.15) and any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized RII” means RII and any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized RII Board of Directors” means the board of directors of Reorganized RII.

“Reorganized RII By-Laws” means the amended and restated by-laws of Reorganized RII, in substantially the form set forth in the Plan Supplement, which shall (a) be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Subordinated Note Committed Purchasers and the Steering Committee and (b) become effective on the Effective Date.

“Reorganized RII Certificate of Incorporation” means the amended and restated certificate of incorporation of Reorganized RII, in a form consistent with the term sheet attached as Exhibit D to the Solicitation and Disclosure Statement and in substantially the form set forth in the Plan Supplement, which shall be (a) filed with the Secretary of State of the State of Delaware on or about the Effective Date and (b) reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Subordinated Note Committed Purchasers and the Steering Committee.

“Reorganized RII Certificates of Designation” means, collectively, the Reorganized RII Series A Certificate of Designation and Reorganized RII Series B Certificate of Designation.

“Reorganized RII Common Stock” means the common stock of Reorganized RII, par value $0.0001 per share, 20,000,000 shares of which shall be authorized pursuant to the Reorganized RII Certificate of Incorporation, which common stock shall be the sole class of voting stock of Reorganized RII.

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“Reorganized RII Constituent Documents” means, collectively, the Reorganized RII By-Laws, the Reorganized RII Certificate of Incorporation, and the Reorganized RII Certificates of Designation.

“Reorganized RII Preferred Stock” means, collectively, Reorganized RII Series A Preferred Stock and Reorganized RII Series B Preferred Stock.

“Reorganized RII Series A Certificate of Designation” means the certificate of designation in respect of the Reorganized RII Series A Preferred Stock, in substantially the form set forth in the Plan Supplement, which shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Senior Note Committed Purchasers and the Steering Committee.

“Reorganized RII Series A Preferred Stock” means up to 27,000 shares of Reorganized RII Series A Preferred Stock, par value $0.0001 per share, with an initial liquidation preference of $1,000.00 per share, authorized pursuant to the Reorganized RII Certificate of Incorporation and the Reorganized RII Series A Certificate of Designation.

“Reorganized RII Series B Certificate of Designation” means the certificate of designation in respect of the Reorganized RII Series B Preferred Stock, in substantially the form set forth in the Plan Supplement, which shall be reasonably satisfactory, in form and substance, to the Requisite Committed Purchasers, the Requisite Subordinated Note Committed Purchasers and the Steering Committee.

“Reorganized RII Series B Preferred Stock” means 60,000 shares of Reorganized RII Series B Preferred Stock, par value $0.0001 per share, with an initial liquidation preference of $1,000.00 per share, authorized pursuant to the Reorganized RII Certificate of Incorporation and the Reorganized RII Series B Certificate of Designation.

“Reorganized Subsidiary Debtors’ Boards of Directors” means, collectively, the boards of directors of each of the Reorganized Debtors, other than the Reorganized RII Board of Directors.

“Requisite Committed Purchasers” means the Committed Purchasers who collectively have committed to provide up to more than $42.5 million in connection with the Rights Offering, subject to the terms and conditions of the Backstop Commitment Agreement.

“Requisite Plan Support Parties” means each of the Requisite Senior Note Plan Support Parties and the Requisite Subordinated Note Plan Support Parties.

“Requisite Senior Note Committed Purchasers” means the Senior Note Committed Purchasers who collectively have committed to provide up to more than $12.5 million in connection with the Rights Offering, subject to the terms and conditions of the Backstop Commitment Agreement.

“Requisite Senior Note Plan Support Parties” means the Plan Support Parties holding in excess of 50% of the face amount of the Senior Notes.

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“Requisite Subordinated Note Committed Purchasers” means the Subordinated Note Committed Purchasers who collectively have committed to provide more than $25 million in connection with the Rights Offering pursuant to Section 1(a)(i) and Exhibit A of the Backstop Commitment Agreement, subject to the terms and conditions of the Backstop Commitment Agreement.

“Requisite Subordinated Note Plan Support Parties” means the Plan Support Parties holding in excess of 50% of the face amount of the Subordinated Notes.

“Restructuring Transactions” has the meaning set forth in Section 4.15.

“Rights Offering” means the offering of Subscription Rights to the Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims in accordance with the procedures set forth in the Subscription Approval Order.

“RII” means Remy International, Inc., a Delaware corporation (formerly known as Delco Remy International, Inc.), a debtor and debtor in possession in the Chapter 11 Cases.

“RII Equity Interests” means all Equity Interests in RII.

“RWHI” means Remy Worldwide Holdings, Inc., a Delaware corporation, a debtor and debtor in possession in the Chapter 11 Cases.

“RWHI Equity Interests” means all Equity Interests in RWHI.

“Secured Claims” means all Claims against any Debtor that are secured by a Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

“Secured Credit Agreement” means the Third Amended and Restated Loan and Security Agreement, dated as of December 27, 2005, by and among RII and certain of its subsidiaries, as borrowers, the Prepetition Agent and the other parties thereto, as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“Secured Credit Agreement Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Secured Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Note Backstop Commitment” means the commitment by the Senior Note Committed Purchasers to subscribe to any Senior Note Rights that remain unsubscribed to following the Rights Offering, subject to the terms and conditions of the Backstop Commitment Agreement.

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“Senior Note Backstop Fee” means the amount payable to the Senior Note Committed Purchasers pursuant to and in accordance with Section 3 of the Backstop Commitment Agreement.

“Senior Note Cash” means Cash in an amount equal to (a) the aggregate amount of all Allowed Senior Note Claims minus (b) the original principal amount of the New Third-Lien Notes (i.e., $100 million) minus (c) the Senior Note Postpetition Interest Amount.

“Senior Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Notes and the Senior Note Indenture, including the right to receive the Consent Fee.

“Senior Note Committed Purchasers” means, collectively, Ore Hill Hub Fund, Ltd., Third Point, LLC, Group G Capital Partners, LLC, and/or one or more of their respective affiliates and permitted assigns under the Backstop Commitment Agreement.

“Senior Note Indenture” means the indenture, dated as of December 22, 1997, by and among RII, as issuer, certain direct and indirect subsidiaries of RII, as guarantors, and the Senior Note Indenture Trustee.

“Senior Note Indenture Trustee” means The Bank of New York, as indenture trustee under the Senior Note Indenture, or any successor indenture trustee thereunder.

“Senior Note Postpetition Interest Amount” means the dollar amount of interest, calculated at the non-default rate prescribed in the Senior Notes and the Senior Note Indenture, accrued on the Senior Note Principal Amount beginning on the day immediately following the Petition Date up to, but not including, the Effective Date.

“Senior Note Preferred Shares” means the number of shares of Reorganized RII Series A Preferred Stock, subject to an absolute cap of 2,000 shares, equal to the resulting quotient (rounded to the nearest whole number) of (a) the Senior Note Postpetition Interest Amount divided by (b) 1,000.

“Senior Note Principal Amount” means $145 million in principal amount owed in connection with the Senior Notes and the Senior Note Indenture.

“Senior Note Rights” means the non-transferable, non-certificated rights to subscribe for up to 25,000 shares of Reorganized RII Series A Preferred Stock, at the price of $1,000 per share, on the terms and subject to the conditions set forth in the Subscription Approval Order.

“Senior Notes” means the 8 5/8% senior notes due 2007 issued by RII under the Senior Note Indenture.

“Solicitation and Disclosure Statement” means the solicitation and disclosure statement relating to the Plan (including any exhibits and schedules thereto) in the form consented to pursuant to the IC Acknowledgment, as such solicitation and disclosure statement may be amended, supplemented, or modified from time to time in a manner reasonably acceptable to the Requisite Plan Support Parties and the Steering Committee.

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“Steering Committee” means that certain committee composed of certain unaffiliated holders of Senior Notes and Subordinated Notes, as such committee may be reconstituted from time to time upon written notice to the Debtors.

“STRH Agreement” means the securities transfer, recapitalization and holders agreement, dated as of March 14, 2001, by and among RII, CSCL, and the other parties thereto, as amended from time to time.

“Subordinated Note Backstop Commitment” means the commitment by the Subordinated Note Committed Purchasers to subscribe to any Subordinated Note Rights that remain unsubscribed to following the Rights Offering, subject to the terms and conditions of the Backstop Commitment Agreement.

“Subordinated Note Backstop Fee” means the amount payable to the Subordinated Note Committed Purchasers pursuant to and in accordance with Section 3 of the Backstop Commitment Agreement.

“Subordinated Note Claims” means, collectively, the 9 3 /8% Subordinated Note Claims and the 11% Subordinated Note Claims.

“Subordinated Note Committed Purchasers” means, collectively, Fidelity National Special Opportunities, Inc., H Partners LP, Hoak & Co., Corriente Master Fund, LP and Joshua Tree Capital Management, LLC, and/or one or more of their respective affiliates and permitted assigns under the Backstop Commitment Agreement.

“Subordinated Note Indentures” means, collectively, the 11% Subordinated Note Indenture and the 9 3/8% Subordinated Note Indenture.

“Subordinated Note Indenture Trustees” means, collectively, the 11% Subordinated Note Indenture Trustee and the 9 3/8% Subordinated Note Indenture Trustee.

“Subordinated Note Rights” means the non-transferable, non-certificated rights to subscribe for up to 60,000 shares of Reorganized RII Series B Preferred Stock, at the price of $1,000.00 per share, on the terms and subject to the conditions set forth in the Subscription Approval Order.

“Subordinated Notes” means, collectively, the 9 3/8% Subordinated Notes and the 11% Subordinated Notes.

“Subordinated Securities Claims” means all Claims against any Debtor that are subordinated, or subject to subordination, pursuant to section 510(b) or 510(c) of the Bankruptcy Code, including (a) any Claim arising from the rescission of a purchase or sale of Floating Rate Secured Notes, Senior Notes, Subordinated Notes or Equity Interests in any Debtor, (b) any Claim for damages arising from the purchase or sale of Floating Rate Secured Notes, Senior Notes, Subordinated Notes or Equity Interests in any Debtor, (c) any Claim arising from the Prepetition Equity Agreements, and (d) any Claim for reimbursement, contribution, or indemnification on account of any such Claims.

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“Subscription Approval Order” means the order of the Bankruptcy Court that, among other things, confirms the applicability of section 1145 of the Bankruptcy Code to the Rights Offering, which order may be part of the Confirmation Order.

“Subscription Commencement Date” means the date set forth in the Subscription Approval Order for the commencement of the Rights Offering.

“Subscription Expiration Date” means the date set forth in the Subscription Approval Order for the conclusion of the Rights Offering.

“Subscription Record Date” means the date set forth in the Subscription Approval Order as the record date for distribution of Subscription Rights.

“Subscription Rights” means, collectively, the Senior Note Rights and the Subordinated Note Rights.

“Surviving Equity Interests” means all Equity Interests that are not RWHI Equity Interests or RII Equity Interests.

“Unimpaired” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

Section 1.2. Rules of Interpretation and Computation of Time.

(a) For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document substantially shall be in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (viii) any term used in capitalized form in the Plan that is not defined in the Plan but is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (ix) with respect to any consent required hereunder from any of the Informal Committee, the Steering Committee, the Plan Support Parties, the Requisite Plan Support Parties, the Requisite Senior Note Plan Support Parties, the Requisite Subordinated Note Plan Support Parties, the Committed Purchasers, the Requisite Committed Purchasers, the Requisite Senior Note Committed Purchasers or the Requisite Subordinated Note Committed Purchasers, or any combination thereof, the Debtors shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee as to whether such consent has been obtained.

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(b) In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

UNCLASSIFIED CLAIMS

Section 2.1. Administrative Claims.

Each Holder of an Allowed Administrative Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Administrative Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Administrative Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable and (d) such other date as mutually may be agreed to by such Holder, the Steering Committee and the Debtors. Notwithstanding the foregoing, any Allowed Administrative Claim based on a liability incurred by a Debtor in the ordinary course of business during the Chapter 11 Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreement relating thereto.

Section 2.2. Priority Tax Claims.

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

Section 2.3. Professional Fees.

(a) Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the sixtieth day following the Effective Date. Without limiting the foregoing, any Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Debtors on and after the Confirmation Date for any Professional’s fees disbursements, expenses or related support services, without application to or approval by the Bankruptcy Court.

(b) Notwithstanding Section 2.3(a), all reasonable fees and expenses of the Committee Professionals that are incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date, but no later than the Effective Date) shall be deemed to be Allowed Administrative Claims for purposes hereof.

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Section 2.4. Prepetition Indenture Trustee Fees and Expenses.

The Prepetition Indenture Trustees have provided and will continue to provide necessary services under the Prepetition Indentures prior to and after the Petition Date. On, or as soon as practicable after, the Effective Date, the Debtors shall pay all reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees in the performance of their duties (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals) prior to the Effective Date, provided (a) such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Indentures and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order. The Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by any Prepetition Indenture Trustee after the Effective Date in connection with the distributions required pursuant to Section 6.2 or the implementation of any provisions of the Plan (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals). Any dispute regarding the obligations of the Debtors or the Reorganized Debtors with respect to the payment of the reasonable fees, costs and expenses of the Prepetition Indenture Trustees shall be resolved by the Bankruptcy Court. Distributions received by the Holders of Allowed Floating Rate Secured Note Claims, Allowed Senior Note Claims and Allowed Subordinated Note Claims, pursuant to the Plan, shall not be reduced on account of the payment of the Prepetition Indenture Trustees’ fees, costs and expenses pursuant to the terms of the Plan.

Section 2.5. Claims Under DIP Credit Agreement.

All amounts outstanding under the DIP Credit Agreement shall be paid in full in Cash on the Effective Date, or as otherwise provided in the DIP Credit Agreement, the Confirmation Order, or the Exit Facility Documents.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1. Classification.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including for purposes of voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified herein, and shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claims are rendered Unimpaired. RII Equity Interests and Surviving Equity Interests are not classified herein. All RII Equity Interests shall be cancelled, extinguished and discharged on the Effective Date, and all Surviving Equity Interests shall remain outstanding on and after the Effective Date, subject to the terms hereof.

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Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) are classified as follows:

(a)	Class 1—Secured Credit Agreement Claims

(b)	Class 2—Floating Rate Secured Note Claims

(c)	Class 3—Other Secured Claims

(d)	Class 4—Other Priority Claims

(e)	Class 5—General Unsecured Claims

(f)	Class 6—Senior Note Claims

(g)	Class 7—Subordinated Note Claims

(h)	Class 8—Subordinated Securities Claims

(i)	Class 9—RWHI Equity Interests

In the event that no Secured Credit Agreement Claim exists as of the date of commencement of the Confirmation Hearing, Class 1 shall be deemed to have been deleted from the Plan for all purposes, including for purposes of (a) determining whether such Class has accepted or rejected the Plan under section 1129(a)(8) of the Bankruptcy Code and (b) distributions to be made under the Plan.

Section 3.2. Treatment and Voting Rights of Claims and Equity Interests.

(a) Class 1—Secured Credit Agreement Claims.

(i)	Treatment: On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Secured Credit Agreement Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(ii)	Voting: Class 1 is Unimpaired. Holders of Secured Credit Agreement Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

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(b) Class 2—Floating Rate Secured Note Claims.

(i)	Treatment: On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Floating Rate Secured Note Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(ii)	Voting: Class 2 is Unimpaired. Holders of Floating Rate Secured Note Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(c) Class 3—Other Secured Claims.

(i)	Treatment: Each Holder of an Allowed Other Secured Claim shall have such Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired, except to the extent that such Holder agrees to less favorable treatment thereof. The failure of the Debtors or any other party in interest (including the Steering Committee) to File an objection, prior to the Effective Date, with respect to any Other Secured Claim that is reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest (including the Steering Committee) to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated Other Secured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such Other Secured Claim becomes Allowed, or (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 3 is Unimpaired. Holders of Other Secured Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(d) Class 4—Other Priority Claims.

(i)

Treatment: Each Holder of an Allowed Other Priority Claim shall receive Cash in an amount sufficient to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder, on or as soon as practicable after, the latest of (w) the Effective Date, (x) the date on which such Other Priority Claim becomes Allowed, (y) the date on which

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such Other Priority Claim otherwise is due and payable, and (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 4 is Unimpaired. Holders of Other Priority Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(e) Class 5—General Unsecured Claims.

(i)	Treatment: Each Holder of an Allowed General Unsecured Claim shall have such Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired, except to the extent that such Holder agrees to less favorable treatment thereof. The failure of the Debtors or any other party in interest (including the Steering Committee) to File an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest (including the Steering Committee) to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article X of the Plan) when and if such Claim is sought to be enforced. Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) the date on which such General Unsecured Claim becomes Allowed, or (z) such other date as mutually may be agreed to by and among such Holder, the Steering Committee and the Debtors.

(ii)	Voting: Class 5 is Unimpaired. Holders of General Unsecured Claims are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(f) Class 6—Senior Note Claims.

(i)	Treatment: Each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof: (A) on the Subscription Commencement Date, its Pro-Rata Share of Senior Note Rights; and (B) on, or as soon as practicable after, the Effective Date, its Pro-Rata Share of (x) the New Third-Lien Notes, (y) the Senior Note Cash and (z) the Senior Note Preferred Shares.

(ii)	Allowance: The Senior Note Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Senior Note Principal Amount (and the accrued and unpaid non-default rate interest thereon through the Effective Date) plus (B) the amount of the Consent Fee.

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(iii)	Voting: Class 6 is Impaired. Holders of Allowed Senior Note Claims are entitled to vote to accept or reject the Plan.

(g) Class 7—Subordinated Note Claims.

(i)	Treatment: Each Holder of an Allowed Subordinated Note Claim shall receive, in full satisfaction and discharge thereof: (A) on the Subscription Commencement Date, its Pro-Rata Share of Subordinated Note Rights; and (B) on, or as soon as practicable after, the Effective Date, its Pro-Rata Share of Available Reorganized RII Common Stock.

(ii)	Allowance: The Subordinated Note Claims shall be deemed Allowed in the aggregate principal amount of $315 million (and the accrued and unpaid non-default rate interest thereon through the Petition Date).

(iii)	Voting: Class 7 is Impaired. Holders of Allowed Subordinated Note Claims are entitled to vote to accept or reject the Plan.

(h) Class 8—Subordinated Securities Claims.

(i)	Treatment: No Holder of a Subordinated Securities Claim shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such Subordinated Securities Claim. On the Effective Date, all Subordinated Securities Claims shall be cancelled, extinguished and discharged.

(ii)	Voting: Class 8 is Impaired. Holders of Subordinated Securities Claims are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

(i) Class 9—RWHI Equity Interests.

(i)	Treatment: No Holder of RWHI Equity Interests shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such RWHI Equity Interests. On the Effective Date, all RWHI Equity Interests shall be cancelled, extinguished and discharged.

(ii)	Voting: Class 9 is Impaired. Holders of RWHI Equity Interests are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, are not entitled to vote to accept or reject the Plan.

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Section 3.3. Cram Down.

If any Class of Claims or Equity Interests entitled to vote on the Plan shall not vote to accept the Plan, the Debtors shall, with the consent of the Requisite Senior Note Committed Purchasers, the Requisite Subordinated Note Committed Purchasers, the Requisite Committed Purchasers and the Steering Committee, (i) seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or (ii) amend or modify the Plan in accordance with Section 8.4 hereof. With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.1. Compromise of Controversies.

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

Section 4.2. Guarantees.

On the Effective Date, all guarantees by any Debtor of the payment, performance, or collection of another Debtor with respect to the Claims specified in Class 1, Class 2, Class 6 and Class 7 shall be forever discharged, eliminated, cancelled and of no further force and effect.

Section 4.3. Vesting of Assets.

Except as otherwise provided in the Plan or in any Plan Document, on the Effective Date, title to all Assets of any Debtor shall vest in such Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests.

Section 4.4. Continued Corporate Existence.

Except as otherwise provided in Sections 4.14 and 4.15, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law and pursuant to the applicable New Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law. On and after the occurrence of the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of Assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

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Section 4.5. Cancellation of Notes, Instruments, Debentures and Equity Interests.

So long as the treatments provided for in, and the distributions contemplated by, Article III are effectuated or made, upon the Effective Date, each of (a) the Floating Rate Secured Notes, (b) the Senior Notes, (c) the Subordinated Notes, (d) the Prepetition Indentures, (e) the RWHI Equity Interests, (f) the RII Equity Interests, and (g) any other notes, bonds, indentures, certificates or other instruments or documents evidencing or creating any Claims or Equity Interests that are Impaired hereunder, shall be cancelled and deemed terminated, and shall represent only the right to receive the distributions, if any, to which the Holders thereof are entitled under the Plan; provided, however, that the provisions of the Prepetition Indentures granting the Prepetition Indenture Trustees charging liens or other rights against distributions payable to holders of the Prepetition Notes, to the extent that the Prepetition Indenture Trustees do not receive payments of their fees, costs and expenses payable pursuant to Section 2.4, shall survive the cancellation of the Prepetition Indentures and remain in full force and effect. Except as otherwise provided in Section 6.2, as of the Effective Date, the Prepetition Indenture Trustees shall have no further obligations under their respective Prepetition Indentures.

Section 4.6. Cancellation of Liens.

Upon the Effective Date, any Lien securing any Secured Claim (other than a Lien with respect to a Claim that is reinstated pursuant to Section 3.2(c)) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

Section 4.7. New Constituent Documents.

On, or as soon as practicable after, the Effective Date, the Reorganized Debtors shall, in consultation with the Steering Committee, (a) make any and all filings that may be required in connection with the New Constituent Documents with the appropriate governmental offices and/or agencies and (b) take any and all other actions that may be required to render the New Constituent Documents effective.

Section 4.8. New Officers, New Employment Agreements.

Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the New Officers (and, to the extent such Person is an insider, the nature of any compensation for such Person) shall be disclosed in the Plan Supplement. The New Employment Agreements shall supersede any and all other employment agreements by and between the Debtors and the New Employment Agreement Officers.

Section 4.9. Directors of the Reorganized Debtors.

(a) Initial Reorganized RII Board of Directors. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each proposed member of the initial

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Reorganized RII Board of Directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) shall be disclosed in the Plan Supplement. The initial Reorganized RII Board of Directors shall consist of seven directors, (i) two of whom shall be designated by the members of the Steering Committee who are Holders of Subordinated Note Claims (based upon the holdings of such Holders), (ii) one of whom shall be designated by the Senior Note Committed Purchasers, (iii) three of whom shall be designated by the Requisite Subordinated Note Committed Purchasers, and (iv) one of whom shall be the initial chief executive officer of Reorganized RII. Each member of the initial Reorganized RII Board of Directors (other than the initial chief executive officer of Reorganized RII) shall assume such position on the day immediately following the Effective Date. Any subsequent Reorganized RII Board of Directors shall be elected, classified, and composed in a manner consistent with the Reorganized RII New Constituent Documents and applicable non-bankruptcy law.

(b) Initial Reorganized Subsidiary Debtors’ Boards of Directors. The proposed members of each of the initial Reorganized Subsidiary Debtors’ Boards of Directors shall be disclosed in the Plan Supplement. The classification and composition of each Reorganized Subsidiary Debtor’s Board of Directors shall be consistent with the applicable New Constituent Documents and applicable non-bankruptcy law, and shall be subject to the reasonable consent of the Steering Committee and the Requisite Plan Support Parties.

Section 4.10. Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation Order, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) the adoption of the New Constituent Documents and the New Management Incentive Plan, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the execution of and entry into the New Employment Agreements and the Exit Facility Documents, (d) the issuance of the New Third-Lien Notes, (e) the issuance of the Reorganized RII Common Stock, (f) the issuance of the Reorganized RII Preferred Stock, (g) the execution of and entry into the Registration Rights Agreement and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. Upon the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the Exit Facility Documents, (ii) the New Third-Lien Note Indenture, (iii) the Registration Rights Agreement and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing. The authorizations and approvals contemplated in this Section 4.10 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law. The issuance of shares of Reorganized RII Common Stock and Reorganized RII Preferred Stock shall be exempt from the requirements of section 16(b) of the Exchange Act (pursuant to rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director by deputization for purposes thereof) as of the Effective Date.

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Section 4.11. Rights Offering.

(a) The Senior Note Rights. Each Holder, as of the Subscription Record Date, of an Allowed Senior Note Claim shall be permitted, but not obligated, to participate in the Rights Offering entitling such Holder to subscribe for all or a portion of its Pro-Rata Share (determined as of the Subscription Record Date) of the Senior Note Rights. Any Holder of an Allowed Senior Note Claim that subscribes for its Pro-Rata Share of Reorganized RII Series A Preferred Stock also may oversubscribe (on a pro-rata basis) to exercise any Senior Note Rights not subscribed for by other Holders of Allowed Senior Note Claims. To the extent that any Senior Note Rights remain unexercised after the Subscription Expiration Date, such Senior Note Rights shall be deemed null and void and have no further value. Pursuant to the Backstop Commitment Agreement, the Senior Note Committed Purchasers have committed to purchase, in the aggregate, up to 25,000 shares of Reorganized RII Series A Preferred Stock that are not otherwise subscribed for in the Rights Offering, on the terms and conditions set forth in the Backstop Commitment Agreement. The Debtors and the Steering Committee will collaborate to devise a mechanism whereby any Holder of Allowed Senior Note Claims that elects to participate in the Rights Offering will be able to apply all or any portion of the Senior Note Cash that such Holder is entitled to receive hereunder towards the payment required in connection with the exercise of such Holder’s Senior Note Rights. In addition, any Senior Note Committed Purchaser that is required to purchase any shares of Reorganized RII Series A Preferred Stock pursuant to the Backstop Commitment Agreement shall be permitted to apply all or any portion of its pro-rata share of the Senior Note Backstop Fee towards the payment required in connection with such purchase.

(b) The Subordinated Note Rights. Each Holder, as of the Subscription Record Date, of an Allowed Subordinated Note Claim shall be permitted, but not obligated, to participate in the Rights Offering entitling such Holder to subscribe for all or a portion of its Pro-Rata Share (determined as of the Subscription Record Date) of the Subordinated Note Rights. Any Holder of an Allowed Subordinated Note Claim that subscribes for its Pro-Rata Share of Reorganized RII Series B Preferred Stock also may oversubscribe (on a pro-rata basis) to exercise any Subordinated Note Rights not otherwise subscribed for by other Holders of Allowed Subordinated Note Claims. To the extent that any Subordinated Note Rights remain unexercised after the Subscription Expiration Date, such Subordinated Note Rights shall be deemed null and void and have no further value. Pursuant to the Backstop Commitment Agreement, the Subordinated Note Committed Purchasers have committed to purchase, in the aggregate, up to 60,000 shares of Reorganized RII Series B Preferred Stock not subscribed for in the Rights Offering, on the terms and conditions set forth in the Backstop Commitment Agreement. Any Subordinated Note Committed Purchaser that is required to purchase any such shares of Reorganized RII Series B Preferred Stock pursuant to the Backstop Commitment Agreement shall be permitted to apply all or any portion of its pro-rata share of the Subordinated Note Backstop Fee towards the payment required in connection with such purchase.

(c) Administration of Rights Offering. The Rights Offering shall be administered as set forth in the Subscription Approval Order.

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Section 4.12. CVC Settlement Agreement.

The transactions contemplated by the CVC Settlement Agreement shall be implemented on the Effective Date, subject to the terms and conditions hereof and thereof.

Section 4.13. Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash balances, the Exit Facility and the Rights Offering.

Section 4.14. Dissolution of RWHI.

Any and all assets and liabilities of RWHI shall be transferred to (or assumed by, as applicable) RII on the Effective Date, and immediately thereafter, RWHI shall be dissolved, and the Reorganized Debtors shall (a) make any and all filings that may be required in connection with such dissolution with the appropriate governmental offices and/or agencies and (b) take any and all other actions that may be required to render such dissolution effective.

Section 4.15. Restructuring Transactions.

From the Confirmation Date through the Effective Date, the Debtors, subject to the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations or dissolutions, as may be determined by the Debtors (subject to the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee) to be necessary or appropriate (collectively, the “Restructuring Transactions”). In effecting the Restructuring Transactions, the Debtors shall be permitted to (a) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree, (b) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (c) file appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (d) take all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions as may be determined by the Debtors, the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Debtors vesting in one or more

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surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting or acquiring corporation will perform the obligations of such Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Debtor will perform such obligations.

Section 4.16. Registration Rights.

On, or as soon as practicable after, the Effective Date, Reorganized RII shall enter into the Registration Rights Agreement with each Plan Support Party and any recipient of shares of Available Reorganized RII Common Stock that, prior to the Effective Date, notifies the Debtors and counsel to the Informal Committee, in writing, that such Person desires to be a party thereto.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.1. Assumption of Executory Contracts and Unexpired Leases.

(a) All executory contracts and unexpired leases of the Debtors (including the GM Agreements, the CVC Settlement Agreement and the engagement letters relating to the Committee Professionals) that are not (i) rejected by the Debtors prior to the Effective Date, (ii) subject to a motion seeking such rejection as of the Effective Date, or (iii) identified in the Plan Supplement as executory contracts or unexpired leases for which the Debtors expressly reserve the right to seek to reject, shall be deemed to have been assumed by the Debtors pursuant to sections 365 and 1123 of the Bankruptcy Code without further notice or order of the Bankruptcy Court. Each executory contract and unexpired lease assumed pursuant to this Article V shall revest in, and be fully enforceable by, the Reorganized Debtors in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Bankruptcy Court.

(b) Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of such amount in Cash, on the Effective Date, or upon such other terms as the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding (i) the amount of any cure payments required under section 365(b)(1) of the Bankruptcy Code, (ii) the ability of any Reorganized Debtor or any assignee thereof to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption under section 365 of the Bankruptcy Code, the cure payments required under section 365(b)(1) of the Bankruptcy Code, if any, shall be made following the entry of a Final Order resolving such dispute.

Section 5.2. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within thirty (30) days after the date of entry

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of an order of the Bankruptcy Court approving such rejection. Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period shall forever be barred from assertion against the Debtors or the Reorganized Debtors, the Estates and their property, unless otherwise ordered by the Bankruptcy Court. Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim timely has been Filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

Section 5.3. Indemnification of Directors, Officers and Employees.

Any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Debtors prior to the Effective Date, shall be treated as if they were executory contracts that are assumed under the Plan and shall survive the Effective Date and remain unaffected hereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date.

Section 5.4. Compensation and Benefit Programs.

Other than with respect to the New Employment Agreement Officers, all duly-authorized and validly-existing employment and severance policies, and compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans, shall be deemed to be, and treated, as executory contracts and, on the Effective Date, shall be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code.

Section 5.5. Termination of Advisory Agreement and Prepetition Equity Agreements.

(a) Upon the Effective Date, the Advisory Agreement shall be deemed terminated and of no further force and effect, and no amount (accrued or otherwise) owed in respect thereof shall be payable to Court Square, or otherwise qualify for treatment as an Allowed Claim hereunder.

(b) Upon the Effective Date, each Prepetition Equity Agreement shall be deemed terminated and of no further force and effect, and any Claim in respect thereof shall be treated as a Subordinated Securities Claim hereunder.

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ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.1. Date of Distributions.

Except as otherwise provided in the Plan, any distribution to be made hereunder shall be made on the Effective Date, or as soon as practicable thereafter. Any payment or act required to be made or done hereunder on a day that is not a Business Day shall be made on the next succeeding Business Day.

Section 6.2. Disbursing Agent.

(a) General. Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors, as Disbursing Agent. The Reorganized Debtors shall be permitted, without further order of the Bankruptcy Court, to employ or contract with any Entities to assist in or make the distributions required hereunder.

(b) Prepetition Agent. The Prepetition Agent shall be deemed to be the Holder of all Secured Credit Agreement Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Secured Credit Agreement Claims shall be made to the Prepetition Agent. The Prepetition Agent shall hold such distributions for the benefit of the Holders of Allowed Secured Credit Agreement Claims, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.6, shall deliver such distributions to such Holders.

(c) Floating Rate Secured Note Indenture Trustee. The Floating Rate Secured Note Indenture Trustee shall be deemed to be the Holder of all Floating Rate Secured Note Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Floating Rate Secured Note Claims shall be made to the Floating Rate Secured Note Indenture Trustee. The Floating Rate Secured Note Indenture Trustee shall hold such distributions for the benefit of the Holders of Allowed Floating Rate Secured Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.6, shall deliver such distributions to such Holders.

(d) Distribution to the Plan Support Parties and Committed Purchasers. Notwithstanding the provisions of Section 6.2(e), (f) and (g), in the event that a Committed Purchaser or a Plan Support Party is entitled to receive a distribution pursuant to Section 3.2(f) and/or (g), and has (i) complied with Section 6.6, (ii) complied with any and all procedures as may be required by the applicable Prepetition Indenture Trustee(s) to permit such distribution to be made directly to such Committed Purchaser or Plan Support Party (as opposed to such distribution being made through the applicable Prepetition Indenture Trustee(s) or in any other manner as provided for under Section 6.2(e), (f) or (g)), and (iii) provided, prior to the Effective Date, written evidence to the Debtors that such Committed Purchaser or Plan Support Party has complied with the procedures set forth in (ii) above (which evidence is in form and substance satisfactory to the Debtors), the Disbursing Agent shall make such distribution directly to such Committed Purchaser or Plan Support Party.

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(e) Senior Note Indenture Trustee. Except as provided in Section 6.2(d), the Senior Note Indenture Trustee shall be deemed to be the Holder of all Senior Note Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Senior Note Claims shall be made to the Senior Note Indenture Trustee (or in accordance with the instructions provided by the Senior Note Indenture Trustee). The Senior Note Indenture Trustee (or the recipient of such distributions pursuant to any instructions provided by the Senior Note Indenture Trustee) shall hold all distributions of the New Third-Lien Notes and the Senior Note Cash for the benefit of the Holders of Allowed Senior Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.6, shall deliver such distributions to such Holders.

(f) 9 3/8% Subordinated Note Indenture Trustee. Except as provided in Section 6.2(d), the 9 3/8% Subordinated Note Indenture Trustee shall be deemed to be the Holder of all 9 3/8% Subordinated Note Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed 9 3/8% Subordinated Note Claims shall be made to the 9 3/8% Subordinated Note Indenture Trustee (or in accordance with the instructions provided by the 9 3/8% Subordinated Note Indenture Trustee). The 9 3 /8% Subordinated Note Indenture Trustee (or the recipient of such distributions pursuant to any instructions provided by the 9 3/8% Subordinated Note Indenture Trustee) shall hold all distributions of Available Reorganized RII Common Stock for the benefit of the Holders of Allowed 9 3/8% Subordinated Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.6, shall deliver such distributions to such Holders.

(g) 11% Subordinated Note Indenture Trustee. Except as provided in Section 6.2(d), the 11% Subordinated Note Indenture Trustee shall be deemed to be the Holder of all 11% Subordinated Note Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed 11% Subordinated Note Claims shall be made to the 11% Subordinated Note Indenture Trustee (or in accordance with the instructions provided by the 11% Subordinated Note Indenture Trustee). The 11% Subordinated Note Indenture Trustee (or the recipient of such distributions pursuant to any instructions provided by the 11% Subordinated Note Indenture Trustee) shall hold all distributions of Available Reorganized RII Common Stock for the benefit of the Holders of Allowed 11% Subordinated Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.6, shall deliver such distributions to such Holders.

Section 6.3. Mandatory Exchange Date.

As of the Mandatory Exchange Date relating to any Prepetition Indenture, the transfer register for such Prepetition Indenture shall be closed and the transfer of the Prepetition Notes issued thereunder, or any interest therein, shall be prohibited. Neither the Disbursing Agent nor the Prepetition Indenture Trustee under such Prepetition Indenture shall have any obligation to recognize the transfer or sale of, or any participation in, any Allowed Claims relating to such Prepetition Indenture that occurs after such Mandatory Exchange Date, and shall be entitled for all purposes herein to recognize and make distributions only to Holders of such Claims as of the Mandatory Exchange Date.

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Section 6.4. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a) General. Any distribution to be made hereunder to a Holder of an Allowed Claim shall be made to the address of such Holder as set forth in the books and records of the Debtors or their agents, or in a letter of transmittal, unless the Debtors have been notified in writing of a change of address, including by the Filing of a proof of claim by such Holder that contains an address for such Holder that is different from the address reflected on such books and records or letter of transmittal.

(b) Undeliverable Distributions. In the event that any distribution or notice provided in connection with the Chapter 11 Cases to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent shall make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address. On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent shall make such distribution without interest thereon. Any Holder of an Allowed Claim that fails to assert a Claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall forever be barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property. Any Cash amounts in respect of undeliverable or unclaimed distributions for which a Claim is not made within such one-year period shall be forfeited to the Reorganized Debtors. Any securities issued by the Debtors in respect of undeliverable or unclaimed distributions for which a Claim is not made within such one-year period shall be cancelled and extinguished. Nothing contained herein shall require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

Section 6.5. Setoff and Recoupment.

The Reorganized Debtors shall be permitted, but not required, to set off against any Claim (other than the Secured Credit Agreement Claims, the Floating Rate Secured Note Claims, the Senior Note Claims, the 9 3/8% Subordinated Note Claims and the 11% Subordinated Note Claims, which Claims shall not be subject to setoff, recoupment or reduction of any kind), or the distributions to be made hereunder on account of such Claim, any claims of any nature whatsoever the Debtors have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim the Reorganized Debtors may have against such Holder.

Section 6.6. Surrender of Cancelled Instruments or Securities.

(a) Any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 (including the Prepetition Agent and the Prepetition Indenture Trustees) shall surrender such applicable instruments, securities or other documentation to the Reorganized Debtors, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors. With respect to any global note relating to any Prepetition Indenture

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that is held in the name of DTC, DTC shall surrender the applicable instrument to the applicable Prepetition Indenture Trustee, and such Prepetition Indenture Trustee shall surrender such global note to the Reorganized Debtors. Any distribution required to be made hereunder on account of any such Claim shall be treated as an undeliverable distribution under Section 6.4(b) pending the satisfaction of the terms of this Section 6.6(a).

(b) Subject to Section 6.7, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 that fails to surrender such applicable instruments, securities or other documentation in accordance with Section 6.6(a) within two years after the Effective Date shall have such Claim, and the distribution on account of such Claim, discharged, and shall forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

Section 6.7. Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities.

In addition to any requirements under any applicable agreement, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 (including the Prepetition Agent and the Prepetition Indenture Trustees), which instruments, securities or other documentation have been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instruments, securities or other documentation, deliver to the Reorganized Debtors (a) evidence reasonably satisfactory to the Reorganized Debtors and the Steering Committee of such loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such Entity as the Holder of such Allowed Claim. Such Holder shall, upon compliance with this Article VI, be deemed to have surrendered such instruments, securities or other documentation for all purposes hereunder.

Section 6.8. Fractional Distributions.

Notwithstanding anything contained herein to the contrary, no distributions of fractional shares or fractions of dollars (whether in the form of Cash or notes) shall be made hereunder on account of Claims in Classes 6 and 7, and for purposes of distribution hereunder on account of such Claims, fractional shares and fractions of dollars (whether in the form of Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

Section 6.9. Manner of Payment Under Plan of Reorganization.

The Disbursing Agent shall be authorized to make any Cash payment required to be made hereunder by check or wire transfer, at its discretion.

Section 6.10. No Proofs of Claim Required.

Except as otherwise provided in Sections 2.3 and 5.2, Holders of Claims against the Debtors shall not be required to file proofs of claim.

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ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 7.1. Prosecution of Objections to Claims.

On and after the Confirmation Date, the Debtors (or the Reorganized Debtors, as the case may be) shall have the authority to file, settle, compromise, withdraw or litigate to judgment objections to Claims, and shall be permitted to settle or compromise any Disputed Claim without approval of the Bankruptcy Court, provided that prior to the Effective Date, the Debtors shall in each case obtain the reasonable consent of the Steering Committee.

Section 7.2. Estimation of Claims.

The Debtors (or the Reorganized Debtors, as the case may be) and the Steering Committee shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors (or the Reorganized Debtors, as the case may be) or the Steering Committee previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors (or the Reorganized Debtors, as the case may be), or, prior to the Effective Date, the Steering Committee, may elect to pursue any supplemental proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 7.3. Payments and Distributions on Disputed Claims.

Notwithstanding any other provision to the contrary herein, no payments or distributions shall be made hereunder with respect to all or any portion of any Disputed Claim unless and until all objections to such Disputed Claim have been settled, withdrawn, or determined by Final Order, and such Disputed Claim has become an Allowed Claim.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE

Section 8.1. Conditions Precedent to Confirmation.

The Confirmation Order shall not be entered unless and until such Confirmation Order is in form and substance reasonably satisfactory to the Debtors, the Requisite Plan Support Parties, the Requisite Committed Purchasers and the Steering Committee.

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Section 8.2. Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless and until each of the following conditions has occurred or has been waived in accordance with the terms herein:

(a) the Confirmation Order shall have become a Final Order;

(b) the execution and delivery of (i) the Exit Financing Documents, (ii) the New Third-Lien Note Indenture, (iii) the GM Agreements, (iv) the CVC Settlement Agreement, (v) the Intercreditor and Subordination Agreement and (vi) all other documents and agreements necessary to implement the terms of the Plan;

(c) the proceeds of the Exit Facility shall be made available to the Reorganized Debtors to fund the distributions hereunder;

(d) RII shall have received aggregate Cash proceeds of $85 million from the Rights Offering and/or pursuant to the terms of the Backstop Commitment Agreement, in either case, less any fees payable under the Backstop Commitment Agreement and after taking into account any application of the Senior Note Cash toward the exercise of Senior Note Rights;

(e) to the extent due and payable, the CVC Settlement Amount shall have been paid in accordance with the terms of the CVC Settlement Agreement;

(f) the Reorganized RII Certificate of Incorporation and Reorganized RII Certificates of Designation shall have been duly filed with the Delaware Secretary of State;

(g) all authorizations, consents and approvals determined by the Debtors, the Committed Purchasers or the Steering Committee to be necessary to implement the terms of the Plan shall have been obtained;

(h) the Outside Date shall not have passed, unless waived or extended by the Requisite Plan Support Parties in accordance with the Plan Support Agreement;

(i) each of the Senior Note Backstop Fee and the Subordinated Note Backstop Fee shall have been paid in accordance with the terms of the Backstop Commitment Agreement, unless applied toward the exercise of Subscription Rights in accordance with the terms of the Backstop Commitment Agreement;

(j) the fees and expenses payable under Sections 2.3(b) and 2.4, and applications for which have been submitted to the Debtors, shall have been paid in full;

(k) to the extent that the terms of the Intercreditor and Subordination Agreement differ in any material respect from the form of intercreditor and subordination agreement attached as Exhibit H to the Solicitation and Disclosure Statement, the reasonable consent of the Requisite Senior Note Plan Support Parties with respect to such differing terms shall have been obtained; and

(l) all other actions necessary to implement the terms of the Plan shall have been taken.

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Section 8.3. Waiver of Conditions.

Any condition set forth in this Article VIII (other than the conditions set forth in Section 8.2(a) and Section 8.2(k)) may be waived, in whole or in part, at any time by the Debtors, with the reasonable consent of the Steering Committee, the Requisite Plan Support Parties and the Requisite Committed Purchasers, without notice or leave or order of the Bankruptcy Court; provided, however, that the condition set forth in Section 8.2(e) may be waived only with the prior written consent of Court Square.

Section 8.4. Modification of Plan.

The Debtors, with the consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee, shall be permitted to amend, supplement or modify the Plan at any time, subject to the restrictions and requirements under section 1127 of the Bankruptcy Code, and except to the extent such amendment, supplement or modification (a) affects a party’s right of consent hereunder and such consent has not been obtained or (b) has the effect of altering, amending or modifying the terms of the CVC Settlement Agreement and the prior written consent of Court Square to such amendment, supplement or modification has not been obtained.

Section 8.5. Effect of Withdrawal or Revocation.

The Debtors (with the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee) reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date fails to occur, then the Plan shall be deemed null and void in its entirety, and of no force or effect. In such event, nothing contained herein shall be deemed to constitute a waiver or release of (a) any Claims or rights of the Informal Committee, the Steering Committee, any Committed Purchaser or any Plan Support Party or (b) any Claim against or Equity Interest in any Debtor or any other Entity, or to prejudice in any manner, in any further proceedings involving any Debtor, the rights of (i) any Debtor or any other Entity or (ii) the Informal Committee, the Steering Committee, any Committed Purchaser or any Plan Support Party.

Section 8.6. Reservation of Rights.

Except as otherwise provided in Section 3.2 regarding the distribution of Subscription Rights, the Plan shall have no force or effect unless and until the Confirmation Order is entered. Prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

Section 8.7. Substantial Consummation of Plan.

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

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ARTICLE IX

EFFECT OF PLAN CONFIRMATION

Section 9.1. Binding Effect.

The Plan shall be binding upon and inure to the benefit of the Debtors, all current and former Holders of Claims and Equity Interests, and their respective successors and assigns, including, but not limited to, the Reorganized Debtors.

Section 9.2. Discharge of Claims.

Except as otherwise provided in Article III, upon the Effective Date, all existing Claims and Equity Interests shall be, and shall be deemed to be, discharged and terminated.

Section 9.3. Releases.

(a) Releases By the Debtors. For good and valuable consideration, the adequacy of which is hereby confirmed, upon the Effective Date, the Debtors and the Reorganized Debtors, in their individual capacities and as debtors in possession, shall be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Solicitation and Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, the Estates or the Reorganized Debtors against any of the Releasees; provided, however, that there shall be no such release, waiver or discharge on account of claims or obligations in respect of (i) any loan, advance or similar payment made by the Debtors or their affiliates to or for the benefit of any Releasee or (ii) any continuing contractual obligation owed by such Releasee to or for the benefit of the Debtors.

(b) Releases By Holders of Claims. Upon the Effective Date, each Releasor, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the obligations of the Debtors and the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Cases, the Plan or the Solicitation and Disclosure Statement against any of the Releasees.

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(c) Release By the Debtors and the CVC Releasors of the CVC Releasees. If the payment described in Section 8.2(e) hereof is made on the Effective Date and Court Square has duly provided the Confirmation Certificate (and has otherwise complied with the terms of the CVC Settlement Agreement), upon the Effective Date: (i) each Debtor and its successors and assigns and each CVC Releasor and its successors and assigns shall be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising on or prior to the date hereof, against the CVC Releasees in connection with the acts of the CVC Releasees related to the Debtors, including any claims arising from or related to their ownership, purchase or sale of securities of the Debtors, claims under fraudulent conveyance, avoidance, preference and other similar claims, claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Debtors, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement or the Prepetition Equity Agreements; and (ii) to the extent that any Debtor or its successors or assigns or any CVC Releasor or its successors or assigns receive any consideration on account of any claim released hereunder from any of the CVC Releasees, whether asserted by any Debtor or its successors or assigns, by any CVC Releasor or its successors and assigns, or by any other party, the recipients of such consideration hereby assign all of their right, title, and interest in and to such recovery to the CVC Releasees against whom such consideration is recovered, and the CVC Releasees shall be entitled to enforce the provisions of this Section 9.3(c) against any Debtor or Reorganized Debtor or its successors or assigns as third-party beneficiaries; provided, however, that in no event shall any CVC Releasee be released under this paragraph from (A) any claim related to or arising from any breach by Court Square of any of its obligations under or representations made in connection with the CVC Settlement Agreement or (B) any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by or of such CVC Releasee. Nothing in this Section 9.3(c) shall be deemed to assert or imply any admission of liability on the part of any CVC Releasee.

(d) Release By Court Square of the CVC Released Parties. If the payment described in Section 8.2(e) hereof is made on the Effective Date, and the CVC Released Parties have otherwise complied with the terms of the CVC Settlement Agreement, upon the Effective Date: (i) Court Square and its successors and assigns shall be deemed forever to release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising on or prior to the date hereof, against the CVC Released Parties, including any claims related to or arising from their ownership, sale or purchase of securities of the Debtors, claims with respect to fraudulent conveyance, avoidance, preference and other similar claims, any claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Debtors, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement and the Prepetition Equity Agreements; and (ii) to the extent that Court Square or its successors or assigns receives any consideration on account of any claim released hereunder from any of the CVC Released Parties, whether asserted

39

by Court Square or its successors or assigns or by any other party, the recipients of such consideration hereby assign all of their right, title, and interest in and to such recovery to the CVC Released Parties, as appropriate, against whom such consideration is recovered, and the CVC Released Parties shall be entitled to enforce the provisions of this Section 9.3(d) against Court Square or its successors or assigns as third-party beneficiaries; provided, however, that in no event shall any CVC Released Party be released under this paragraph from any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by or of such CVC Released Party. Nothing in this Section 9.3(d) shall be deemed to assert or imply any admission of liability on the part of any of the CVC Released Parties.

Section 9.4. Exculpation and Limitation of Liability.

None of the Debtors, the Reorganized Debtors or the Releasees shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence, willful misconduct, fraud or criminal conduct as determined by a final order entered by a court of competent jurisdiction. Without limiting the generality of the foregoing, the Debtors, the Reorganized Debtors and the Releasees shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Section 9.5. Injunction.

(a) General. All Entities who have held, hold or may hold Claims or Equity Interests (other than the Claims that are reinstated under Section 3.2) and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals and affiliates, permanently are enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, indentures and other agreements and documents delivered under or in connection with the Plan.

(b) Injunction Against Interference With Plan. Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals and affiliates shall be enjoined from taking any actions to

40

interfere with the implementation or consummation of the Plan. Each Holder of an Allowed Claim, by accepting distributions pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Section 9.5.

Section 9.6. Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

Section 9.7. Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise. All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently. Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

Section 9.8. Preservation of Rights of Action.

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Entity, including all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code, all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtors or their Estates. The Reorganized Debtors shall be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.

ARTICLE X

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

41

(b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

(c) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(d) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents.

(h) Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, in each case subject to the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee.

(i) Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under sections 330, 331, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court.

(j) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan or the Confirmation Order.

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(k) Hear and determine any rights, claims or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

(l) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(m) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(n) Determine any other matters that may arise in connection with or relate to the Plan, the Solicitation and Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(o) Enter an order of final decree closing the Chapter 11 Cases;

(p) Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(q) Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

(r) Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date;

(s) Hear and resolve all matters and disputes related to the CVC Settlement Agreement; and

(t) Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Payment of Statutory Fees.

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 11.2. Section 1145 Exemption.

Pursuant to section 1145(a) of the Bankruptcy Code, the Subscription Rights, shares of Reorganized RII Common Stock, shares of Reorganized RII Preferred Stock issuable upon exercise and payment under the Subscription Rights and the New Third-Lien Notes issued under

43

the Plan shall be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, applicable securities laws, the Reorganized RII Constituent Documents and the Registration Rights Agreement, as applicable.

Section 11.3. Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

Section 11.4. Severability.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the reasonable consent of the Requisite Committed Purchasers, the Requisite Plan Support Parties and the Steering Committee, and, with respect to any term or provision relating to the CVC Settlement Agreement, with the prior written consent of Court Square) shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 11.5. Inconsistency.

In the event of any inconsistency among the Plan, the Solicitation and Disclosure Statement, the Plan Documents, any exhibit or schedule to the Plan, or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 11.6. Filing of Additional Documents.

The Debtors (or the Reorganized Debtors, as the case may be), with the reasonable consent of the Steering Committee, the Requisite Committed Purchasers and the Requisite Plan Support Parties, shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

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Section 11.7. Service of Documents.

All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered (or, in the case of notice by facsimile transmission, when received and telephonically confirmed) addressed as follows:

Remy International, Inc.

2902 Enterprise Drive

Anderson, IN 46013

Attn: Kerry A. Shiba

with copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Douglas P. Bartner, Esq.,

and

Young Conaway Stargatt & Taylor, LLP

The Brandywine Building

P.O. Box 391

1000 West Street, 17th Floor

Wilmington, DE 19801

Attn: Pauline K. Morgan, Esq.

Section 11.8. Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, the Committed Purchasers, the Plan Support Parties, the Informal Committee, the Steering Committee and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 11.9. Exemption from Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, no stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax shall result from, or be levied on account of, (a) the issuance, transfer or exchange of notes or equity

45

securities, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

Section 11.10. Tax Reporting and Compliance.

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Section 11.11. Schedules and Exhibits.

Other than for purposes of Section 11.5, all exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

Section 11.12. No Prejudice.

If the Confirmation Order is vacated or the Effective Date has not occurred within one year of the last day of the Confirmation Hearing, then (a) the Confirmation Order shall be vacated, (b) the Plan shall be null and void in all respects, (c) no distributions under the Plan shall be made, (d) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date and (e) nothing contained in the Plan or the Solicitation and Disclosure Statement shall: (i) be deemed to constitute a waiver or release of (x) any Claims by the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties or (y) any Claims against, or Equity Interests in, the Debtors; (ii) prejudice in any manner the rights of the Debtors, the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors, the Informal Committee, the Steering Committee, the Committed Purchasers or the Plan Support Parties, in any respect.

Section 11.13. Allocation of Payments.

To the extent that any Allowed Claim entitled to distribution hereunder is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Dated: [    ], 2007

Respectfully Submitted,

REMY WORLDWIDE HOLDINGS, INC.

John H. Weber
President

Remy Worldwide Holdings, Inc.
Ballantrae Corporation
Western Reman Industrial, Inc.
HSG I, Inc.
HSG II, Inc.
International Fuel Systems, Inc.
iPower Technologies, Inc.
M. & M. Knopf Auto Parts, L.L.C.
Marine Corporation of America
NABCO, Inc.
Power Investments Marine, Inc.
Power Investments, Inc.
Powrbilt Products, Inc.
Publitech, Inc.
Reman Holdings, L.L.C.
Remy Alternators, Inc.
Remy India Holdings, Inc.
Remy International, Inc.
Remy International Holdings, Inc.
Remy Korea Holdings, L.L.C.
Remy Logistics, L.L.C.
Remy Powertrain, L.P.
Remy Reman, L.L.C.
Remy Sales, Inc.
Remy Inc.
Unit Parts Company
Western Reman Industrial, LLC
World Wide Automotive, L.L.C.
World Wide Automotive Distributors, Inc.

REMY WORLDWIDE HOLDINGS, INC., as agent and attorney-in-fact for each of the foregoing entities

John H. Weber
President

EXHIBIT B

to

Disclosure Statement:

Plan Support Agreement (Redacted)

EXECUTION COPY

PLAN SUPPORT AGREEMENT

PLAN SUPPORT AGREEMENT (this “Agreement”), dated as of June 15, 2007 among the noteholders party hereto from time to time (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”). Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

WHEREAS:

A. Prior to the date hereof, Remy and representatives of certain holders of the Notes (defined below) have discussed the possibility of consummating a financial restructuring (the “Restructuring”) of the Notes and certain other of Remy’s and its subsidiaries’ institutional indebtedness and other obligations.

B. The principal terms of the Restructuring are set forth in the Term Sheet for the Prepackaged Plan and the Disclosure Statement attached hereto as Exhibit A.

C. It is anticipated that, as soon as practicable after the execution of this Agreement, Fidelity National Special Opportunities, Inc. (“FNSO”), Ore Hill Hub Fund Ltd., Third Point LLC, Group G Capital Partners, LLC, H Partners LP, Hoak & Co., Corriente Master Fund, LP, Joshua Tree Capital Management, LLC and such other parties as may agree to backstop the Rights Offering (collectively, the “Committed Purchasers”) will enter into the Backstop Commitment with Remy.

D. Remy and each Plan Support Party (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented through a solicitation of votes for a prepackaged plan of reorganization pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, and Sections 1125 and 1145 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions. The following terms shall have the following definitions:

“9 3/8% Indenture” means the indenture governing the 9 3/8% Senior Subordinated Notes due 2012 among RII, the subsidiary guarantors named therein, and U.S. Bank National Association, as successor trustee, dated April 23, 2004, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“9 3/8% Notes” means RII’s $150 million 9 3/8% Senior Subordinated Notes due 2012.

“11% Indenture” means the indenture governing the 11% Senior Subordinated Notes due 2009 among RII, the subsidiary guarantors named therein and U.S. Bank National Association, as successor trustee, dated April 26, 2001, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“11% Notes” means RII’s $165 million 11% Senior Subordinated Notes due 2009.

“Agreement” has the meaning set forth in the recitals hereto.

“Assumption Agreement” has the meaning set forth in paragraph 6 hereof.

“Backstop Commitment” means one or more commitment agreements to be executed by RWH or RII, as the case may be, and the Committed Purchasers, which, among other things, commit the Committed Purchasers to backstop the Rights Offering, pursuant to the terms thereof, in the form attached to the IC Acknowledgment.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Prepackaged Plan.

“Bankruptcy Code” means chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Prepackaged Plan.

“Committed Purchasers” has the meaning set forth in the recitals hereto.

“Definitive Documents” means the Backstop Commitment, the Financing Commitment Letter, the Disclosure Statement, the Prepackaged Plan and all related documents, exhibits, annexes and schedules in the form attached to the IC Acknowledgment, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and with such immaterial clarifications and grammatical changes as may be necessary to give them force and effect.

“DIP Financing” means that certain debtor in possession financing composed of a revolving credit facility and a term loan facility, as described in the Term Sheet.

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“Disclosure Statement” means the solicitation and disclosure statement in respect of the 3(a)(9) Solicitation describing, among other things, the Restructuring contemplated by the Term Sheet, in the form attached to the IC Acknowledgement.

“Effective Date” has the meaning set forth in paragraph 2 hereof.

“Existing Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated December 27, 2005 among RII and certain subsidiaries of RII named therein, as borrowers, Wachovia Capital Finance Corporation (Central), as Administrative Agent and US Collateral Agent, Wachovia Bank, National Association, as Documentation Agent, Credit Suisse, as Term Loan Agent and the financial institutions named therein, as lenders, as amended from time to time.

“Exit Financing” means that certain exit financing composed of the New First-Lien Facilities and the New Second-Lien Facility.

“Filing Entities” means RWH, RII, the Remy Subsidiaries and other related entities identified in the Prepackaged Plan.

“Financing Commitment Letter” means one or more commitment letters to be executed by one or more third-party institutions, which set forth the principal terms of the DIP Financing and the Exit Financing and which commit such third-party institutions to provide the DIP Financing and the Exit Financing, pursuant to the terms thereof, and in the form attached to the IC Acknowledgement.

“FNSO” has the meaning set forth in the recitals hereto.

“FRNs” means RII’s $125 million Second-Priority Senior Secured Floating Rate Notes due 2009.

“IC Acknowledgment” has the meaning set forth in paragraph 10 hereof.

“Indentures” means, collectively, the Senior Indenture, the 9 3/8% Indenture, and the 11% Indenture.

“Informal Committee” means the informal committee of certain unaffiliated holders of the Senior Notes, 11% Notes and 9 3/8% Notes.

“Notes” means, collectively, the Senior Notes, the 9 3/8% Notes, and the 11% Notes.

“Outside Commencement Date” has the meaning set forth in paragraph 5(a)(iv) hereof.

“Outside Date” has the meaning set forth in paragraph 5(a)(i) hereof.

“Party” has the meaning set forth in the recitals hereto.

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“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Plan Support Party” has the meaning set forth in the recitals hereto.

“Prepackaged Plan” means the Filing Entities’ joint prepackaged plan of reorganization, including all exhibits and supplements thereto, the terms of which are consistent with the Term Sheet, in the form attached to the IC Acknowledgment.

“Release Box” means the box on the Ballot pursuant to which a holder of a claim can opt out of the releases to be provided under the Prepackaged Plan to (i) the Informal Committee and its members and professional advisors, including members, partners, representatives, directors, officers and employees, (ii) the current directors, officers, employees and professional advisors of Remy, (iii) the Committed Purchasers, and each of their respective agents, advisors, members, partners, representatives, directors, officers, employees, and professional advisors (in each case, in their capacity as such) and (iv) such other Persons as the Requisite Plan Support Parties and Remy may agree.

“Remy” has the meaning set forth in the recitals hereto.

“Remy Subsidiaries” has the meaning set forth in the recitals hereto.

“Requisite Plan Support Parties” means Plan Support Parties holding at least 50% in principal amount of each of (i) the Senior Notes and (ii) the Subordinated Notes.

“Restructuring” has the meaning set forth in the recitals hereto.

“Rights Offering” means that certain rights offering made by RWH or RII, as the case may be, to holders of the Notes to acquire up to $75 million of preferred stock to be issued by reorganized RWH or RII, as the case may be, the principal terms of which will be set forth in the Disclosure Statement.

“RII” has the meaning set forth in the recitals hereto.

“RWH” has the meaning set forth in the recitals hereto.

“Senior Indenture” means the indenture governing the 8 5/8% Senior Notes due 2007 among RII, the subsidiary guarantors named therein and United States Trust Company of New York, as trustee, dated December 22, 1997 and the agreements entered into and documents delivered in connection therewith.

“Senior Notes” means RII’s $145 million 8 5/8% Senior Notes due 2007.

“Solicitation Period” means that certain period during which Remy will distribute the Prepackaged Plan, the Ballot and the Disclosure Statement to holders of the Notes.

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“Subordinated Notes” means, collectively, the 9 3/8% Notes and the 11% Notes.

“Term Sheet” has the meaning set forth in the recitals hereto.

“Transfer” has the meaning set forth in paragraph 6 hereof.

“Transferee” has the meaning set forth in paragraph 6 hereof.

“Termination Date” has the meaning set forth in paragraph 5 hereof.

“Termination Event” has the meaning set forth in paragraph 5 hereof.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

2. Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied, but in no event later than June 15, 2007 (the “Effective Date”), (a) Remy shall have executed and delivered counterpart signature pages to this Agreement to the Informal Committee and (b) the Plan Support Parties holding at least 66 2/3% of the outstanding principal amount of each of the Senior Notes and the Subordinated Notes shall have delivered to Remy an executed counterpart of this Agreement by such date, which amount shall be confirmed in writing to Remy by counsel to the Informal Committee in reliance on the representations required by paragraph 7(a) hereof.

3. Commitment of Plan Support Parties. Subject to the occurrence of the Effective Date and prior to the occurrence of the Termination Date (if applicable), each Plan Support Party shall:

(a) vote all Notes beneficially owned by such Plan Support Party or for which it is the nominee, investment manager or advisor for beneficial holders thereof in favor of the Prepackaged Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the fifth Business Day following the commencement of the Solicitation Period;

(b) not check the Release Box;

(c) not withdraw or revoke its tender, consent or vote;

(d) forbear from the exercise of any rights or remedies it may have under any Indenture, applicable law or otherwise with respect to any default or event of default existing as of the date hereof under any Indenture and any future defaults or events of default under any Indenture;

(e) following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to the terms, conditions, nature or amount of the Filing Entities’ proposed debtor-in-possession financing, except to the extent that such terms are inconsistent with the terms contained in the Financing Commitment Letter, the Prepackaged Plan or the Disclosure

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Statement, (ii) object, on any grounds, to confirmation of the Filing Entities’ joint prepackaged plan of reorganization, except to the extent that the terms of such joint prepackaged plan of reorganization are inconsistent with the terms contained in the Prepackaged Plan, or (iii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Prepackaged Plan or (y) any other plan of reorganization or liquidation;

(f) not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the Restructuring and the transactions embodied in the Definitive Documents, except to the extent that such transactions are inconsistent with those set forth in the Disclosure Statement or the Prepackaged Plan; and

(g) use its reasonable best efforts to work with Remy in its efforts to satisfy the timeline set forth in paragraph 4(ii) hereof and to provide the IC Acknowledgment as soon as practicable.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the Prepackaged Plan or the Disclosure Statement and are not for the purpose of hindering, delaying or preventing the consummation of the Prepackaged Plan and the transactions contemplated thereby.

4. Remy Commitment. Remy agrees to use its reasonable best efforts to (i) support and complete the Rights Offering and Restructuring, (ii) do all things reasonably necessary and appropriate in furtherance of the Rights Offering and Restructuring, including, without limitation (w) commencing the 3(a)(9) Solicitation by July 3, 2007, (x) completing the 3(a)(9) Solicitation by August 3, 2007, (y) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Prepackaged Plan on or before September 14, 2007, and (z) taking all steps reasonably necessary and desirable to cause the effective date of the Prepackaged Plan to occur on or before September 30, 2007, and (iii) obtain any and all required regulatory and/or third-party approvals for the Restructuring; provided, further, that Remy shall not seek, solicit, negotiate, or otherwise take any action to encourage the making of any alternative proposal to effect a reorganization, restructuring, recapitalization, merger or sale of all or substantially all of its assets in a single transaction or series of related transactions, or provide any information to any party contemplating such a transaction. Without limiting the foregoing, if, in any event, Remy consummates a transaction not contemplated by this Agreement, Remy shall promptly pay in cash any and all reasonable accrued and unpaid out-of-pocket expenses incurred by the Plan Support Parties and the Informal Committee through and including the date of termination of this Agreement, including, without limitation, all reasonable fees and out-of-pocket expenses of legal and financial advisers to the Plan Support Parties including Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Howard & Zukin Capital.

5. Termination. This Agreement shall terminate and be of no further force or effect, upon the first to occur of the following events (each a “Termination Event”):

(a) Automatic Termination:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on July 15, 2005 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”);

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ii.	if the 3(a)(9) Solicitation has not been concluded by 11:59 p.m. prevailing Eastern Time on August 31, 2007;

iii.	if Remy fails to commence the Chapter 11 Cases by 11:59 p.m. prevailing Eastern Time on September 4, 2007;

iv.	if the effective date of the Prepackaged Plan does not occur by 11:59 p.m. prevailing Eastern Time on October 31, 2007 (the “Outside Date”);

v.	if Remy unilaterally (1) withdraws the Prepackaged Plan, (2) moves to voluntarily dismiss any of the Chapter 11 Cases, (3) moves for conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (4) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, except as permitted by paragraph 7 hereof; or

vi.	if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases or (2) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code.

(b) Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Requisite Plan Support Parties, (i) the dates set forth in paragraphs 5(a)(i) through (iv) may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein; and (ii) the automatic termination of this Agreement provided in paragraphs 5(a)(v) through (vi) may be waived within five Business Days of the occurrence of any event described therein.

(c) Termination Contingent Upon Vote By The Requisite Plan Support Parties. This Agreement shall terminate and be of no further force or effect upon written notice to Remy by the Requisite Plan Support Parties (provided, however, that in case of either of the events described in paragraphs 5(c)(ii)(1) or (2) below, Remy has not commenced the Chapter 11 Cases within five days thereof):

i.	if any amendment, modification or supplement to the Prepackaged Plan confirmed by the Bankruptcy Court contains terms that are inconsistent with the terms set forth in the Prepackaged Plan and the Disclosure Statement;

ii.	prior to commencement of the Chapter 11 Cases, upon the occurrence of:

1.	the acceleration of Indebtedness (as defined in the Indentures and the FRNs) of Remy or any Subsidiary (as defined in the Indentures) or Significant Subsidiary of Remy (as defined in the Indentures) (including, without limitation, any of the Notes) by the holders of the Notes because of a default under the Indentures; provided that the total amount of such Indebtedness accelerated exceeds $10.0 million, or its U.S. dollar equivalent at that time; or

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2.	the commencement by the trustee under any of the Indentures or the indenture for the FRNs, or holders of more than 25% of the face amount of any issuance of Notes or the FRNs, as the case may be, of any action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes;

iii.	if any change, effect, event, occurrence, development, circumstance or state of facts occurs which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of Remy (including its foreign subsidiaries and their respective businesses), taken as a whole or which materially impair Remy’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or would reasonably likely be, a Material Adverse Effect: (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby; (ii) any effect that results from events, circumstances or situations affecting the automotive supply industry and/or the United States economy generally, so long as such effect does not disproportionately affect Remy; or (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect Remy; or

iv.	if there shall be a breach by Remy of any material representation, warranty, covenant or agreement contained in this Agreement which breach has not been cured by the earlier of (1) five Business Days after the giving of written notice by the Requisite Plan Support Parties to Remy of such breach and (2) the Outside Date.

The date on which a Termination Event occurs shall be referred to as the “Termination Date”.

6. Transfer of Notes. If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a “Transfer”) all or a part of the Notes held by such Plan Support Party to any Person (each such Person, a “Transferee”), Transferee must, as a condition precedent to such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”). Any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Plan Support Party shall notify Remy in writing of any Transfer by it of Notes within two Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

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7. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Agreement, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party;

b)	other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

c)	as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement

d)	assuming the due execution and delivery of this Agreement by Remy, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

e)	as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

8. Informal Committee/Cooperation. The Informal Committee is hereby authorized by each Plan Support party to continue to pursue and negotiate the terms of the Restructuring and definitive documentation related thereto containing terms (i) substantially in accordance with the terms set forth in the Term Sheet and (ii) with respect to terms not set forth in the Term Sheet, reasonably satisfactory to the Requisite Plan Support Parties. Subject to the occurrence of the Effective Date and until the occurrence of the Termination Date (if applicable), the Parties will (i) negotiate in good faith the definitive documentation necessary to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Term Sheet, and (ii) act in good faith to support the implementation and documentation of the Restructuring. Without limiting the generality of the foregoing, prior to the commencement of and during the Chapter 11 Cases, Remy shall, except in an emergency where it is not reasonably practicable, provide draft copies of all motions or applications and other documents Remy intends to file with the Bankruptcy Court to counsel for the Informal Committee within three Business Days prior to the date when Remy intends to file any such document and shall consult in good faith with counsel to the Informal Committee regarding the form and substance of any such proposed filing with the Bankruptcy Court.

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9. Service on Official Committee. Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to vote in favor of the Prepackaged Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

10. Certification of Definitive Documents. Prior to the commencement of the 3(a)(9) Solicitation, and upon the agreement of RWH and RII, on behalf of themselves and their direct and indirect subsidiaries, and the Requisite Plan Support Parties that the Definitive Documents are in final form, RWH and RII, on behalf of themselves and their direct and indirect subsidiaries, and the Requisite Plan Support Parties shall enter into a written acknowledgment substantially in the form attached hereto as Exhibit C (the “IC Acknowledgment”), confirming that the documents attached thereto are in final form and are consistent with the terms set forth in the Term Sheet.

11. Remy Representations. Remy represents to each other Party that:

a)	as of the date of this Agreement, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

b)	assuming the due execution and delivery of this Agreement by the Plan Support Parties, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

c)	as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.

12. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof, except that the term “Outside Date” defined in the confidentiality agreements dated as of May 25, 2007 executed by RII and each Committed Purchaser (other than FNSO) shall be replaced with the term Outside Commencement Date as defined herein; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Prepackaged Plan to give effect to the transactions contemplated in this Agreement.

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13. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of Remy and in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

14. Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Notes; provided, however, that any such additional Notes automatically shall be deemed to be subject to the terms of this Agreement and the representation contained in paragraph 7 hereof shall be deemed to have been made with respect to any Notes acquired by a Plan Support Party after the date hereof. A Plan Support Party shall notify counsel for the Informal Committee, in writing, of any Notes acquired by it within five Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

15. Public Announcements. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court (which shall be governed by paragraph 8 of this Agreement), neither Remy nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing Remy may issue one or more press releases related to the execution and delivery of this Agreement and the transactions contemplated hereby and shall provide an advance draft copy thereof and reasonably consult with the Informal Committee with respect to the text thereof,

16. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

18. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Remy and each Plan Support Party.

19. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

20. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching

11

Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

21. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them. In this regard, it is understood and agreed that any Plan Support Party may trade in the Notes or other debt or equity securities of Remy and its Subsidiaries without the consent of Remy or any other Plan Support Party, subject to applicable securities laws and paragraphs 6 and 12 of this Agreement. No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

22. Confidential Treatment of Plan Support Party Holdings. Remy agrees to keep confidential the amount of Notes held (beneficially or otherwise) by each Plan Support Party, except to the extent required by applicable law or unless otherwise agreed to in writing with a Plan Support Party (and then, only with respect to such agreeing Plan Support Party’s holdings). If Remy determines that it is required to attach a copy of this Agreement to any Definitive Document, it will redact any reference to a specific Plan Support Party’s holdings. Notwithstanding the foregoing, Remy shall not be required to keep confidential the aggregate holdings of the Plan Support Parties.

23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

24. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue, 19th Floor

New York, NY 10022

Attn: Fred S. Hodara, Esq.

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

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If to Remy:

Remy Worldwide Holdings Inc.

2902 Enterprise Drive

Anderson, IN 46013

Attn: Mr. Kerry A. Shiba

Telephone: (765) 778-5565

Facsimile: (765) 221-7365

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attn: Douglas P. Bartner, Esq.

Telephone: (212) 848-4000

Facsimile: (212) 848-7179

25. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

[Signature Pages Follow]

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IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Agreement as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:	KERRY A. SHIBA
Title:	SR. VP & CFO

BALLANTRAE CORPORATION
FRANKLIN POWER PRODUCTS, INC.
HSG I, INC.
HSG II, INC.
INTERNATIONAL FUEL SYSTEMS, INC.
M&M KNOPF AUTO PARTS, L.L.C.
MARINE CORPORATION OF AMERICA
NABCO, INC.
POWER INVESTMENTS, INC.
POWER INVESTMENTS MARINE, INC.
POWRBILT PRODUCTS, INC.
REMAN HOLDINGS, L.L.C.
REMY INC.
REMY INTERNATIONAL HOLDINGS, INC.
REMY INTERNATIONAL, INC.
REMY KOREA HOLDINGS, L.L.C.
REMY LOGISTICS, L.L.C.
REMY REMAN, L.L.C.
REMY SALES, INC.
UNIT PARTS COMPANY
WESTERN REMAN INDUSTRIAL, LLC
WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Craig Hart
Treasurer for each of the above entities

Fidelity National Special Opportunities, Inc.
Name of Plan Support Party

Authorized Signatory

Eric Scroggins/Exec. Vice President
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Fidelity National Special Opportunities, Inc.
4050 Calle Real, Suite 210
Santa Barbara, CA 93110
Attn: Eric Scroggins
Tel: 805-696-7350
Fax: 805-696-7713
Email: eric.scroggins@fnf.com

THIRD POINT LLC

Authorized Signatory

Neel Devani
Partner

$
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

390 Park Ave., Suite 1800
New York, NY 10022

Attn:	Neel Devani
Tel:	310.356.4657
Fax:
Email:	NDEVANI@THIRDPOINT.COM

Hoak & Co.
Name of Plan Support Party

Authorized Signatory

Chuck Warltier / Partner
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

500 Cresent Ct. Ste 230
Dallas, TX 75201

Attn:	Chuck Warltier
Tel:	214 855 2284
Fax:
Email:	chuck@hoakco.com

H Partners LP
Name of Plan Support Party

Authorized Signatory

Rehan Jaffer / MANAGING MEMBER
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

152 W. 57th Street / floor 52
New York, NY 10019

Attn:	Rehan Jaffer
Tel:	212 974 7175
Fax:	212 974 7181
Email:	RJAFFER@RIVERRUNMANAGEMENT.COM

Ore Hill Hub Fund Ltd.
Geer Mountain Financing, Ltd.
Kinney Hill Credit Opportunities Fund, Ltd.
Name of Plan Support Party

By:	Ore Hill Partners LLC
Its:	Investment Advisor

Authorized Signatory

CLAUDE A. BAUN, ESQ.
GENERAL COUNSEL
ORE HILLS PARTNERS LLC
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$	[REDACTED]
$
$
Principal Amount of Senior Notes

Address of Plan Support Party:

c/o Ore Hill Partners LLC
650 Fifth Avenue, 9th Floor
New York, NY 10019
Attn:	John Irish
Tel:	212-389-2333
Fax:	212-389-2332
Email:	jirish@orehill.com

JOSHUA TREE CAPITAL PARTNERS, LP.

By:	JOSHUA TREE CAPITAL MANAGEMENT, LP
Its	General Partner

By:	JOSHUA TREE CAPITAL MANAGEMENT, LLC
Its	General Partner

on behalf of itself and its subsidiaries and affiliates

Name of Plan Support Party

Authorized Signatory

Vikas Tandon, Managing Member
(Type or Print Name and Title of Authorized Signatory)

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

One Maritime Plaza
Suite 750
San Francisco, CA 94111
Attn:	Vikas Tandon
Tel:	415-568-4260
Fax:	415-568-4268
Email:	vtandon@jtcap.com

Corriente Master Fund, L.P.
Name of Plan Support Party

Corriente Master Fund, LP. by Corriente Capital Management, L.P. Its managing general partner by Corriente Advisors, LLC Its general partner.

Authorized Signatory

James Haddaway Member G P.
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St Ste 1800
Fort Worth TX 76102

Attn:	James Haddaway
Tel:	817-870-1560
Fax:	817-870-0400
Email:	james@corrientecapital.com

1

Group G Capital Partners LLC
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 Sansome St, Suite 1401
San Francisco CA 94104
Attn:	Arthur Weiss
Tel:	415-248-0014
Fax:	45-248-0068
Email:	arthur.weiss@groupgcapital.com

1

EXHIBIT A

to

Plan Support Agreement:

Restructuring Term Sheet

EXHIBIT A

RESTRUCTURING TERM SHEET

This restructuring term sheet presents the preliminary material terms of a proposed restructuring of Remy International, Inc. (“Remy”)1 and its direct and indirect domestic subsidiaries (collectively with Remy, the “Company”) through a prepackaged plan of reorganization (the “Plan”) under title 11 of the United States Code (the “Bankruptcy Cade”), proposed by the Informal Committee of Senior and Senior Subordinated Noteholders (the “Informal Committee”), Fidelity National Special Opportunities, Inc., H Partners LP, Hoak & Co., Corriente Master Fund, LP, Joshua Tree Capital Management, LLC (the “Senior Subordinated Noteholder Initial Committed Purchasers”), Ore Hill Hub Fund Ltd., Third Point, LLC, Group G Capital Partners, LLC and such other parties that agree to backstop the Senior Subordinated Noteholder Rights Offering (as defined below) and such other parties that agree to backstop the Senior Noteholder Rights Offering (as defined below) (the “Senior Noteholder Initial Committed Purchasers,” and together with the Senior Subordinated Noteholder Initial Committed Purchasers, the “Initial Committed Purchasers”). This term sheet outlines many of the principal terms of the Plan, but other material terms will be set forth in definitive documentation, and many terms contained herein remain subject to continuing due diligence. Nothing contained herein shall constitute an offer susceptible to acceptance by the Company or any other party in interest. No legally binding obligation of any party will be established unless and until definitive documentation is executed and delivered (containing terms acceptable to each of the parties, including certain material terms not set forth herein) and all necessary approvals/consents are obtained. This term sheet is a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 or any other applicable rule of evidence. THIS TERM SHEET DOES NOT CONSTITUTE A SOLICITATION OF VOTES FOR A PLAN OF REORGANIZATION FOR PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR AN OFFER WITH RESPECT TO ANY SECURITIES. SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

TRANSACTION OVERVIEW

3(a)(9) Solicitation	The Company shall pursue a prepetition solicitation of votes on the Plan in accordance with Section 3(a)(9) of the Securities Act of 1933 (the “3(a)(9) Solicitation”).

[1]	Note: Depending on whether a holdco structure is utilized, this entity may be reorganized RWHI.

1

Chapter 11 Cases	The Company shall file, following the termination of the 3(a)(9) Solicitation, voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. The Plan shall be filed contemporaneously with the filing of the chapter 11 petitions (the date on which the Company files the chapter 11 petitions being “Filing Date”).

Debtor-in-Possession Financing	Debtor-in-possession financing (the “Debtor-in-Possession Financing’’) shall be provided by one or more third-party institutions reasonably acceptable to (i) Initial Committed Purchasers who are agreeing to provide more than 50% of the total amount of the Senior Subordinated Noteholder Backstop Commitment (as defined below) and the Senior Noteholder Backstop Commitment (as defined below), in the aggregate (the “Requisite Initial Committed Purchasers”), and (ii) a steering committee of the Informal Committee (the “Steering Committee”), in an amount of no less than $100 million and no more than $125 million, the terms and conditions of which shall be consistent with the terms hereof and otherwise reasonably acceptable to the Requisite Initial Committed Purchasers and the Steering Committee. The Debtor-in-Possession Financing shall be used for general corporate purposes and to repay all amounts due and owing (including required prepayment penalties) under the Company’s Third Amended and Restated Loan and Security Agreement dated December 27, 2005 (the “Prepetition Credit Agreement”); it being understood that the approximately $50 million currently held by Remy in escrow as security under the Prepetition Credit Agreement also shall be used to repay amounts due and owing under the Prepetition Credit Agreement. On the effective date of the Plan (the “Effective Date”), all Allowed claims under the Debtor-in-Possession Financing shall be paid in full in cash from the Exit Funding (as defined below). The Company shall obtain a commitment consistent with the terms hereof and otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers with regard to the Debtor-in-Possession Financing in advance of the date of the commencement of the 3(a)(9) Solicitation (the “Solicitation Commencement Date.”)

2

EMERGENCE FUNDING/CURRENCIES

New First-Lien Facilities	On the Effective Date, Remy (on such date, “Reorganized Remy”) shall enter into a term loan facility and a revolving loan/letter of credit facility (collectively, the “New First-Lien Facilities”), the total amount of which shall be up to $245 million (or such other amount reasonably acceptable to the Requisite Initial Committed Purchasers and the Steering Committee), with third-party lenders (which may include the Debtor-in-Possession Financing lenders), and on terms and conditions consistent with the terms hereof and otherwise reasonably acceptable to the Requisite Initial Committed Purchasers and the Steering Committee. The Company shall obtain a commitment letter and detailed term sheet consistent with the terms hereof and otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers with regard to the New First-Lien Facilities in advance of the Solicitation Commencement Date.

A summary of certain salient terms of the New First-Lien Facilities is set forth on Exhibit A hereto.

New Second-Lien Notes	On the Effective Date, Reorganized Remy shall issue second-lien notes (the “New Second-Lien Notes”) in a total principal amount of up to $85 million on terms and conditions consistent with the terms hereof and otherwise reasonably acceptable to the Requisite Initial Committed Purchasers and the Steering Committee. The Company shall obtain an underwriting agreement or other commitment consistent with the terms hereof and otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers with regard to the New Second-Lien Notes in advance of the Solicitation Commencement Date.

A summary of certain salient terms of the New Second-Lien Facility is set forth on Exhibit B hereto.

The New First-Lien Facilities and the New Second-Lien Notes may be components of a single secured exit facility.

3

New Third-Lien PIK Notes	On the Effective Date, Reorganized Remy shall issue third-lien notes (the “New Third-Lien PIK Notes”) in a total principal amount of up to $100 million on terms and conditions consistent with the terms hereof and otherwise reasonably acceptable to the Requisite Initial Committed Purchasers and the Steering Committee.

A summary of certain salient terms of the New Third-Lien PIK Notes is set forth on Exhibit C hereto.

Intercreditor Agreement	On the Effective Date, an intercreditor agreement, with terms and conditions that are customary for transactions of this nature and that is otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers, will be executed providing for, among other things, lien subordination with regard to the New First-Lien Facilities, New Second-Lien Notes and New Third-Lien PIK Notes, but with such debt remaining pari passu with regard to claim priority.

New Preferred Stock	On the Effective Date, Reorganized Remy[2] shall issue, pursuant to the Rights Offering (as defined below), preferred stock having a par value of $75 million (the “New Preferred Stock”). The terms of the New Preferred Stock shall be consistent with the terms hereof and otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers.

A summary of certain salient terms of the New Preferred Stock is set forth on Exhibit D hereto.

Exit Funding	The proceeds of the New First-Lien Facilities, New Second-Lien Notes, the New Preferred Stock and the Company’s cash on hand on the Effective Date shall be referred to as the “Exit Funding.” The Exit Funding shall be used for the purpose of funding certain payment obligations under the Plan, as described herein, and funding Reorganized Remy’s operations.

The Plan shall provide for a reduction in the principal amount of the New Term Loan Facility or the New Second-Lien Notes, in Remy’s discretion, to the extent that the Company’s liquidity is projected to exceed certain specified amounts on the Effective Date (based upon a formula and mechanism reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers), subject to an aggregate cap of $25 million.

[2]	Note: Depending on whether a holdco structure is utilized, this entity may be reorganized RWHI.

4

New Common Stock	Reorganized Remy[3] shall issue one class of common stock (the “New Common Stock”). Each share of the New Common Stock will entitle its holder to a pro-rata share of any dividends that are legally declared by Reorganized Remy’s board of directors (except for dividends that may be payable to the holders of New Preferred Stock). The New Common Stock shall be the sole class of voting stock of Reorganized Remy.

TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims	“Administrative Expense Claims” shall include (i) Allowed claims for reasonable fees and expenses of professionals retained in the Chapter 11 Cases with the approval of the bankruptcy court and (ii) all reasonable fees and expenses incurred by the professional advisors to the Informal Committee, including, without limitation, CM&D, Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Howard & Zukin Capital, pursuant to the terms of their respective pre-petition engagement letters, (iii) claims for out-of-pocket expenses incurred by the members of the Informal Committee, and (iv) claims under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed[4] Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such Allowed Administrative Expense Claim (a) on the Effective Date or as soon thereafter as reasonably practicable, (b) in the ordinary course of the Company’s business, (c) in the case of professional fees, after court approval thereof, or (d) as otherwise agreed by the Company and such holder.

Priority Tax Claims	Allowed claims under Bankruptcy Code section 507(a)(8) (“Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Other Priority Claims	On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed claim under Bankruptcy Code section 507(a) other than an Administrative Expense Claim or a Priority Tax Claim will receive payment in full in cash from the Exit Funding.

[3]	Note: Depending on whether a holdco structure is utilized, this entity may be reorganized RWHI.
[4]	“Allowed” shall mean any claim that is determined to be an allowed claim in the Company’s bankruptcy case in accordance with section 502 and/or 506 of the Bankruptcy Code.

5

Off-Balance Sheet Receivables Facility	Unimpaired.

Floating Rate Note Claims	On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed claim under the indenture governing the Company’s Second-Priority Senior Secured Floating-Rate Notes Due 2009 (the “Floating Rate Notes”) will be paid in full in cash from the Exit Funding.

Senior Note Claims	On the Effective Date, or as soon thereafter as reasonably practicable, each holder (each a “Senior Noteholder” and together, the “Senior Noteholders”) of an Allowed claim (the “Senior Note Claims”) under the indenture governing the Company’s 8- 5/8% Senior Notes Due 2007 (the “Senior Notes”) will receive (i) its pro-rata share of New Third-Lien PIK Notes and (ii) a cash payment for the remaining balance of such claim (the “Senior Note Claim Cash Payment”), which cash payment is expected to equal $45 million, plus accrued and unpaid interest through the Filing Date at the non-default rate. The Plan will provide that the Senior Note Claims will be allowed in an amount equal to the outstanding principal amount of the Senior Notes plus accrued and unpaid interest through the Filing Date at the non-default rate.

Senior Subordinated Note Claims	On the Effective Date, or as soon thereafter as reasonably practicable, each holder (each a “Senior Subordinated Noteholder” and together, the “Senior Subordinated Noteholders”) of an Allowed claim (the “Senior Subordinated Note Claims”) under the indenture governing the Company’s 11% Senior Subordinated Notes Due 2009 and the Company’s 9- 3/8% Senior Subordinated Notes Due 2012 (collectively, the “Senior Subordinated Notes”) will receive (i) its pro-rata share of 100% of the New Common Stock, subject to dilution on account of the Management Incentive Plan, and (ii) its pro-rata share of the Senior Subordinated Noteholder Rights (as defined below). The Plan will provide that the Senior Subordinated Note Claims will be allowed in an amount equal to the outstanding principal amount of the Senior Subordinated Notes plus accrued and unpaid interest through the Filing Date at the non-default rate. The New Common Stock shall qualify for the protections afforded by section 1145 of the Bankruptcy Code.

General Unsecured Claims	On the Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed General Unsecured Claim will remain unimpaired.

6

GUCs CAP/Bar Date	To be determined prior to Solicitation Commencement Date, upon consultation with the Company, upon completion of due diligence.

MAE	MAE to be included in the Senior Noteholder Backstop Commitment and the Senior Subordinated Noteholder Backstop Commitment on terms consistent with any MAE included as a condition to closing for the New First-Lien Facilities.

Foreign Debt Cap	To be determined prior to Solicitation Commencement Date, upon consultation with the Company, upon completion of due diligence.

Executory Contracts/Leases/ Indemnification Obligations	Subject to further review.

Equity Interests	The holders of equity interests in Remy will receive no distributions under the Plan on account of such interests. All existing common and preferred stock issued by Remy will be extinguished on the Effective Date. Equity interests in direct and indirect subsidiaries will remain in place or be replaced with new equivalent equity interests.

Rights Offering for New Preferred Stock	Senior Subordinated Noteholder Rights Offering. All Senior Subordinated Noteholders shall be granted rights under the Plan (the “Senior Subordinated Noteholder Rights”) to participate in a rights offering (the “Senior Subordinated Noteholder Rights Offering”), pursuant to which each holder shall have the right to subscribe for its pro-rata share of $50 million in par value of the New Preferred Stock (the “Senior Subordinated Noteholder Rights Offering Amount”). Rights may be exercised only in exchange for cash.

The Senior Subordinated Noteholder Rights Offering will be implemented in connection with the Plan. The Debtors will seek to obtain an order of the Bankruptcy Court following the Filing Date, establishing the period during which Senior Subordinated Noteholders will be entitled to exercise the Senior Subordinated Noteholder Rights. The subscription period will commence promptly after receipt of such order and conclude prior to the Effective Date (the “Subscription Period”). Any Senior Subordinated Noteholder Rights that are not exercised by the Senior Subordinated Noteholders to whom they are allocated may be exercised by other Senior Subordinated Noteholders who have exercised their Senior Subordinated Noteholder Rights. The Senior Subordinated Noteholder Initial Committed

7

Purchasers shall exercise all of the otherwise unexercised subscription rights (the “Senior Subordinated Noteholder Backstop Commitment”). In exchange for providing the Senior Subordinated Noteholder Backstop Commitment, the Senior Subordinated Noteholder Initial Committed Purchasers shall be paid a fee in an amount equal to 2.0% of the Senior Subordinated Noteholder Rights Offering Amount on the Effective Date.

Senior Noteholder Rights Offering. All Senior Noteholders may, in lieu of the Senior Note Claim Cash Payment, acquire rights to purchase New Preferred Stock under the Plan (the “Senior Noteholder Rights,” and together with the Senior Subordinated Noteholder Rights, the “Rights”) on a dollar-for-dollar basis (the “Senior Noteholder Rights Offering,” and together with the Senior Subordinated Noteholder Rights Offering, the “Rights Offering”), subject to an aggregate cap of $25 million for all Senior Noteholders (the “Senior Noteholder Rights Offering Amount”). The Senior Noteholder Rights can be exercised during the Subscription Period.

The Senior Noteholder Rights Offering will be implemented in connection with the Plan. The Senior Noteholder Initial Committed Purchasers shall purchase and exercise all of the otherwise unexercised subscription rights (the “Senior Noteholder Backstop Commitment”). In exchange for providing the Senior Noteholder Backstop Commitment, the Senior Noteholder Initial Committed Purchasers shall be paid a fee in an amount equal to 2.0% of the Senior Noteholder Rights Offering Amount on the Effective Date.

The details of the Rights Offering will be as agreed between the Company, the Steering Committee and the Requisite Initial Committed Purchasers. The Rights and the New Preferred Stock shall qualify for the protections afforded by Section 1145 of the Bankruptcy Code.

8

OTHER PROVISIONS

Employment Agreements	In connection with the Plan, each officer currently a party to an employment agreement with the Company shall enter into a new or amended employment agreement between such officer and Reorganized Remy, on terms and conditions acceptable to the Requisite Initial Committed Purchasers and Initial Committed Purchasers who are agreeing to provide more than 50% of the total amount of the Senior Subordinated Noteholder Backstop Commitment (the “Requisite Senior Subordinated Initial Committed Purchasers”), which shall supersede such officer’s existing employment agreement, without any resulting rejection damages claim. It is anticipated that the terms and conditions of such employment agreements will be agreed upon no later than the Solicitation Commencement Date.

Management Incentive Plan	On or as soon as reasonably practicable after the Effective Date, a management incentive plan (the “Management Incentive Plan”) acceptable to the Requisite Initial Committed Purchasers and the Requisite Senior Subordinated Initial Committed Purchasers shall be implemented for designated members of senior management of Reorganized Remy. It is anticipated that the terms of the Management Incentive Plan will be agreed upon no later than the Solicitation Commencement Date.

Stock of Reorganized Remy	Neither New Common Stock nor New Preferred Stock will be publicly traded.

Reorganized Remy and Senior Subordinated Noteholders acquiring more than 10% of the New Common Stock under the Plan shall, on the Effective Date, enter into a registration rights agreement reasonably acceptable to each such party that provides for certain demand and “piggyback” registration rights, as well as customary cutback and lockup provisions reasonably acceptable to each such party.

Reporting/Trading	Reorganized Remy shall not, upon emergence, be an SEC reporting company, and neither the New Common Stock nor the New Preferred Stock shall be listed for trading on any exchange or automated quotation system.

9

Shareholder Agreement	On the Effective Date, Reorganized Remy and certain holders of the New Common Stock may enter into a shareholder agreement acceptable to the members of the Steering Committee who are Senior Subordinated Noteholders.

Corporate Governance	The initial board of directors of Reorganized Remy will consist of seven directors. Two of such directors shall be selected by members of the Steering Committee who are Senior Subordinated Noteholders (based upon the holdings of such noteholders), one of such directors shall be selected by the Senior Noteholder Initial Committed Purchasers, three of such directors shall be selected by the Requisite Senior Subordinated Initial Committed Purchasers and one of such directors shall be Reorganized Remy’s chief executive officer.

Releases	Each person who, directly or indirectly, is entitled to receive a distribution under the Plan, including persons entitled to receive a distribution via an attorney, agent, indenture trustee or securities intermediary, shall be deemed to forever release, waive and discharge all claims, demands, causes of action and the like, whether derivative, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise against (I) the Informal Committee, and its members and professional advisors, including members, partners, representatives, directors, officers and employees, (II) the current directors, officers, employees and professional advisors of the Company and (III) the Initial Committed Purchasers, and each of their respective agents, advisors, members, partners, representatives, directors, officers, employees, and professional advisors (in each case, in their capacity as such).

General Motors Restructuring	Prior to the Solicitation Commencement Date, the Company shall enter into a binding and enforceable agreement, acceptable to the Steering Committee and the Requisite Initial Committed Purchasers, with General Motors Corporation (“GM”) restructuring the Company’s existing business relationship with GM, which agreement shall become effective no later than the Effective Date.

Additional Conditions to be satisfied prior to the Solicitation Commencement Date

1. The Company’s management shall have presented to the Informal Committee a business plan for Reorganized Remy for 2009 and 2010 that is reasonably satisfactory to the Steering Committee and the Requisite Initial Committed Purchasers.

10

2. The Informal Committee and its advisors, including Akin Gump, Houlihan Lokey and CM&D, shall have complete and timely access to the Debtors’ books and records, as well as the Debtors’ management and advisors, including Shearman & Sterling LLP, AlixPartners, Bain & Co. and Rothschild, for the purposes of completing their due diligence, evaluating the Debtors’ business plan, and participating in the plan process.

3. Confirmation that the Plan includes other customary conditions to effectiveness, including, without limitation, closing of the Exit Funding and no stay of the confirmation order.

4. Resolution of arrangements between the Company and CVC regarding management fees and net operating losses to be acceptable to the Steering Committee and the Requisite Initial Committed Purchasers.

11

EXHIBIT A

Terms of the New First-Lien Facilities

As indicated above, the proposed restructuring contemplated herein provides for Reorganized Remy to borrow funds under the New First-Lien Facilities. Set forth below is a summary of certain salient terms of the New First-Lien Facilities, which shall be comprised of: (i) a “New Revolving Loan Facility” and (ii) a “New Term Loan Facility.”

Item	Proposed Term
Facility	New Revolving Loan Facility

Borrower	Reorganized Remy

Subsidiary Guarantors	All subsidiaries that are currently guarantors of the Senior Secured Loans or as otherwise agreed.

Commitment Amount	Up to $[125] million

Interest Rate	TBD

Maturity	Five years after emergence.

Collateral	First-priority liens on all accounts receivable and inventory of Reorganized Remy and the Subsidiary Guarantors, junior only to certain permitted liens (“Revolving Loan Permitted Liens”).

Covenants	To be determined, but similar to the covenants contained in the Senior Secured Loans.

Item	Proposed Term
Facility	New Term Loan Facility

Borrower	Reorganized Remy

Subsidiary Guarantors	Same as the guarantors under the New Revolving Loan Facility.

Principal Amount	Up to $[120] million[5]

Interest Rate	TBD

Maturity	Five years after emergence.

Collateral	First-priority liens on all assets of Reorganized Remy and the Subsidiary Guarantors, other than those assets securing the New Revolving Loan Facility, junior only to certain permitted liens (collectively with the Revolving Loan Permitted Liens, the “Permitted Liens”). [Note: Also consider lien on assets securing New Revolving Loan Facility subordinated only thereto.]

Covenants	To be determined, but similar to the covenants contained in the Senior Secured Loans.

[5]	Amount subject to adjustment.

EXHIBIT B

Terms of New Second-Lien Notes

As indicated above, the proposed restructuring contemplated herein provides for the issuance by Reorganized Remy of the New Second-Lien Notes. Set forth below is a summary of certain salient terms of the New Second-Lien Notes:

Item	Proposed Term
Issuer	Reorganized Remy

Subsidiary Guarantors	Same as the guarantors under the New Revolving Loan Facility.

Principal Amount	Up to $[85] million

Interest Payments	Semi-annual

Interest Rate	TBD

Maturity	Five years and six months after emergence.

Collateral	Second-priority liens on all assets of Reorganized Remy and the Subsidiary Guarantors, junior to the liens securing (i) the New Revolving Loan Facility, (ii) the New Term Loan Facility and (iii) the Permitted Liens.

Covenants	To be determined, but similar to the covenants contained in the Floating Rate Notes.

EXHIBIT C

Terms of New Third-Lien PIK Notes

As indicated above, the proposed restructuring contemplated herein provides for the issuance by Reorganized Remy of the New Third-Lien PIK Notes. Set forth below is a summary of certain salient terms of the New Third-Lien PIK Notes:

Item	Proposed Term
Issuer	Reorganized Remy

Subsidiary Guarantors	Same as the guarantors under the New Revolving Loan Facility.

Principal Amount	$100 million

Interest Payments	Semi-annual, payment-in-kind (PIK), with toggle-to-cash feature (on/off) – tied to LTM free cash flow coverage ratio of 1.5x, tested six months in advance of each scheduled interest payment date.

Interest Rate	LIBOR plus 1200 (PIK); LIBOR plus 950 (cash).

Maturity	Seven years after emergence.

Collateral	Third-priority liens on all assets of Reorganized Remy and the Subsidiary Guarantors, junior to the liens securing (i) the New Revolving Loan Facility, (ii) the New Term Loan Facility, (iii) the New Second-Lien Notes and (iv) the Permitted Liens.

Covenants

Financial covenants that are at least 25% less restrictive than those contained in the New Second-Lien Notes.

Limitation on indebtedness after Effective Date

Reporting as per First-Lien and Second-Lien and posted to Intra-Links for restricted holders.

Private rating to be obtained upon request of holders of a majority in principal amount of the New Third-Lien PIK Notes but no earlier than one year after the Effective Date.

Other reasonable and customary covenants.

Call Protection	No call years 1-2; Callable years 3-7 at, respectively, 112, 109, 106, 103 and par.

EXHIBIT D

Terms of the New Preferred Stock

As indicated above, the proposed restructuring contemplated herein provides for the issuance by Reorganized Remy of the New Preferred Stock. Set forth below is a summary of certain salient terms of the New Preferred Stock:

Item	Proposed Term
Par Value	$75 million

Liquidation Preference	Par Value plus accrued PIK dividends and accrued and unpaid cash dividends.

Dividend Payments	Quarterly, payment-in-kind.

Redemption

No mandatory redemption other than upon a change of control or other similar event.

No optional redemption other than contemporaneous with the (i) sale of substantially all of Reorganized Remy’s assets, (ii) a total recapitalization or an initial public offering of 35% of Reorganized Remy’s common stock.

Dividend Rate	LIBOR plus 1800 bps.

Issuer	Reorganized Remy[6]

Additional Rights	TBD

Voting Rights	None, to the extent permitted by applicable law.

[6]	Note: Depending on whether a holdco structure is utilized, this entity may be reorganized RWHI.

EXHIBIT B

to

Plan Support Agreement:

Assumption Agreement

Exhibit B

Assumption Agreement

Reference is hereby made to that certain plan support agreement (as such agreement may be amended, modified or supplemented from time to time, the “Plan Support Agreement”) among Remy Worldwide Holdings, Inc., Remy International, Inc., the Remy Subsidiaries and the noteholders party hereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [                    ] dollars ($            ) in [        ] Notes (as defined in the Plan Support Agreement), the undersigned                      (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Plan Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Plan Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Plan Support Agreement as of the date thereof.

IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

Date:                     , 200[  ]

Name of Transferor		Name of Transferee

Authorized Signatory of Transferor		Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)		(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:
Tel:
Fax:
Email:

EXHIBIT C

to

Plan Support Agreement:

IC Acknowledgment

Exhibit C

IC Acknowledgment

Reference is made to that certain Plan Support Agreement, dated as of June [    ], 2007 among the noteholders party thereto from time to time, Remy Worldwide Holdings, Inc., Remy International, Inc., and the Remy Subsidiaries. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan Support Agreement. RWH and RII, on behalf of themselves and the Remy Subsidiaries, on the one hand, and the undersigned Required Plan Support Parties, on the other hand, acknowledge and agree that the forms of the Disclosure Statement, the Backstop Commitment, the Financing Commitment Letter and the Prepackaged Plan, and all related documents, exhibits, annexes and schedules thereto, all as attached to this IC Acknowledgment, are not inconsistent with the Term Sheet and otherwise are in form and substance reasonably satisfactory to the Requisite Plan Support Parties, RWH, RII and the Remy Subsidiaries.

[PLAN SUPPORT PARTY]

Name:
Title:

REMY WORLDWIDE HOLDINGS, INC.,
On behalf of itself and the Remy Subsidiaries,

Name:
Title:

REMY INTERNATIONAL, INC.
On behalf of itself and the Remy Subsidiaries,

Name:
Title:

AMENDMENT TO PLAN SUPPORT AGREEMENT

AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of July 15, 2007 among the undersigned noteholders (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”). Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

W H E R E A S :

A. Remy and the Plan Support Parties entered into that certain Plan Support Agreement dated as of June 15, 2007 (the “Plan Support Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.

B. Remy and the Plan Support Parties desire to amend Section 5(a)(i) of the Plan Support Agreement in certain respects on the terms and conditions stated herein in accordance with Sections 5(b) and 18 of the Plan Support Agreement.

C. The Plan Support Parties party to this Amendment, as of the date hereof, constitute Requisite Plan Support Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Amendment of Section 5(a)(i). Section 5(a)(i) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on July 23, 2007 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”);

2. Status Update Conference Calls. Remy will schedule and participate in telephonic conference calls to occur (a) daily on weekdays and (b) on either Saturday or Sunday of each weekend, with representatives from Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Howard & Zukin Capital, in order to discuss Remy’s progress with respect to the Restructuring and other matters provided for in the Plan Support Agreement. Remy will ensure that the following representatives of Remy participate in each such conference call: (i) at least one member of Remy’s senior management who is actively participating in the Restructuring; (ii) at least one representative from Shearman & Sterling LLP who is actively participating in the Restructuring in a supervisory capacity; and (iii) at least one representative from Rothschild Inc. who is actively participating in the Restructuring in a supervisory capacity.

3. Public Announcements. Subject to Section 15 of the Plan Support Agreement relating to public announcements, Remy shall issue a press release or press releases announcing the execution of each of the following agreements within two (2) Business Days after the execution thereof: (i) those certain access and accommodation agreements currently being negotiated with General Motors Corporation (“GM”); and (ii) any senior secured lender commitment letter; provided that, with respect to (i), GM has consented to the content of such press release. Remy agrees to use its reasonable efforts to obtain such consent from GM.

4. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Agreement, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party; and

b)	each other representation and warranty made by such Plan Support Party in the Plan Support Agreement remains true and correct as of the time of the execution of this Amendment.

5. Remy Representations. Remy represents to each other Party that each of the representations and warranties made by Remy in the Plan Support Agreement remain true and correct as of the time of the execution of this Amendment and no default exists under the Plan Support Agreement.

6. Reaffirmation. Except as specifically amended by the terms of this Amendment, the Plan Support Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Plan Support Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

7. Survival of Agreement. Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Plan Support Agreements and negotiations concerning a possible financial restructuring of Remy aud in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Amendment and the Plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

8. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among Remy and the Plan Support Parties.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

10. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

11. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction, of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:	Kerry A. Shiga
Title:	SR. VP & CFO

BALLANTRAE CORPORATION
FRANKLIN POWER PRODUCTS, INC.
HSG I, INC. HSG II, INC. INTERNATIONAL FUEL SYSTEMS, INC.
M&M KNOPF AUTO PARTS, LLC.
MARINE CORPORATION DE AMERICA
NABCO, INC.
POWER INVESTMENTS, INC.
POWER INVESTMENTS MARINE, INC.
POWERBILT PRODUCTS, INC.
REMAN HOLDINGS, L.L.C.
REMY INC.
REMY INTERNATIONAL HOLDINGS, INC.
REMY INTERNATIONAL, INC.
REMY KOREA HOLDINGS, L.L.C.
REMY LOGISTICS, L.L.C.
REMY REMAN, L.L.C.
REMY SALES, INC.
UNIT PARTS COMPANY
WESTERN REMAN INDUSTRIAL, LLC.
WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Craig Hart
Treasurer for each of the above entities

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:
Title:

BALLANTRAE CORPORATION

FRANKLIN POWER PRODUCTS, INC.

HSO I, INC.

HSO II, INC.

INTERNATIONAL FUEL SYSTEMS, INC.

M&M KNOPF AUTO PARTS, L.L.C.

MARINE CORPORATION OF AMERICA

NABCO, INC.

POWER INVESTMENTS, INC.

POWER INVESTMENTS MARINE, INC.

POWERBILT PRODUCTS, INC.

REMAN HOLDINGS, L.L.C.

REMY INC.

REMY INTERNATIONAL HOLDINGS, INC.

REMY INTERNATIONAL, INC.

REMY KOREA HOLDINGS, L.L.C.

REMY LOGISTICS, L.L.C.

REMY REMAN, L.L.C.

REMY SALES, INC.

UNIT PARTS COMPANY

WESTERN REMAN INDUSTRIAL, LLC

WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Craig Hart
Treasurer for each of the above entities

Corriente Master Fund, L.P.
Name of Plan Support Party
Corriente Master Fund, L.P.
by Corriente Capital Management, L.P.
Its managing general partner
by Corriente Advisers, LLC
Its general partner.

Authorized Signatory

James Haddaway Member G P.
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St Ste 1800
Fort Worth TX 76102

	Attn:	James Haddaway
	Tel:	817-870-1560
	Fax:	817-870-0400
	Email:	jamesncorrientecapital.com

Fidelity National Special Opportunities Inc.
Name of Plan Support Party

Authorized Signatory

Eric Screggins
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Fidelity National Special Opportunities, Inc.
4050 Calle Road
Suite 210 Santa Barbara, CA 93110
Attn:	Michael Gravelle
Tel:	(805) 696-7102
Fax:	(805) 696-7713
Email:	mgravelle@fnf.com

Group G Capital Partners
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8 % Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 [Illegible] Suite 1401
San Francisco, CA 94123
Attn:	Arthur Weiss
Tel:	415-248-0018
Fax:	415-248-00illegible
Email:	arthur.weiss@groupgcapital.com

H Partners LP
Name of Plan Support Party

Authorized Signatory

Rehan Jaffer - Managing Member
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

152 W. 57th St., FL#52
New York, NY 10019
Attn:	Rehan Jaffer
Tel:	212-974-7171
Fax:	212-974-7181
Email:	Rjaffer@RiverRunManagement.com

Ore Hill Hub Fund Ltd.
Geer Mountain Financing, Ltd.
Kinney Hill Credit Opportunities Fund, Ltd.
Name of Plan Support Party
By: Ore Hill Partners LLC
Its: Investment Advisor

Authorized Signatory

ILLEGIBLE
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

c/o Ore Hill Partners LLC
ILLEGIBLE Fifth Ave 9th Fl.
New York, NY 10019
Attn:	John Irish
Tel:	212-389-2333
Fax:	212-389-2332
Email:	jirish@orehill.com

ILLEGIBLE
Name of Plan Support Party

Authorized Signatory

ILLEGIBLE
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

ILLEGIBLE
New York, NY 10022
Attn:	ILLEGIBLE
Tel:	ILLEGIBLE
Fax:	ILLEGIBLE
Email:	ILLEGIBLE

SECOND AMENDMENT TO PLAN SUPPORT AGREEMENT

SECOND AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of July 23, 2007 among the undersigned noteholders (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”), Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

W H E R E A S :

A. Remy and the Plan Support Parties entered into that certain Plan Support Agreement dated as of June 15, 2007 (as amended, modified and supplemented to date, the “Plan Support Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.

B. Remy and the Plan Support Parties desire to amend Section 5(a)(i) of the Plan Support Agreement in certain respects on the terms and conditions stated herein in accordance with Sections 5(b) and 18 of the Plan Support Agreement.

C. The Plan Support Parties party to this Amendment, as of the date hereof, constitute the Requisite Plan Support Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Amendment of Section 5(a)(i). Section 5(a)(i) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on July 30, 2007 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”).

2. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Amendment, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party; and

b)	each other representation and warranty made by such Plan Support Party in the Plan Support Agreement remains true and correct as of the time of the execution of this Amendment.

3. Remy Representations. Remy represents to each other Party that each of the representations and warranties made by Remy in the Plan Support Agreement remain true and correct as of the time of the execution of this Amendment and no default exists under the Plan Support Agreement.

4. Reaffirmation. Except as specifically amended by the terms of this Amendment, the Plan Support Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Plan Support Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

5. Survival of Agreement. Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Plan Support Agreement and negotiations concerning a possible financial restructuring of Remy and in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Amendment and the Plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

6. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among Remy and the Plan Support Parties.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

8. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:	Kerry A. Shiba
Title:	Senior VP & CFO

BALLANTRAE CORPORATION
FRANKLIN POWER PRODUCTS, INC.
HSG I, INC.
HSG II, INC.
INTERNATIONAL FUEL SYSTEMS, INC.
M&M KNOPF AUTO PARTS, L.L.C.
MARINE CORPORATION OF AMERICA
NABCO, INC.
POWER INVESTMENTS, INC.
POWER INVESTMENTS MARINE, INC.
POWRBILT PRODUCTS, INC.
REMAN HOLDINGS, L.L.C.
REMY INC.
REMY INTERNATIONAL HOLDINGS, INC.
REMY INTERNATIONAL, INC.
REMY KOREA HOLDINGS, L.L.C.
REMY LOGISTICS, L.L.C.
REMY REMAN, L.L.C.
REMY SALES, INC.
UNIT PARTS COMPANY
WESTERN REMAN INDUSTRIAL, LLC
WORLD WIDE AUTOMOTIVE, L.LC.

By:
Kerry A. Shiba
Senior VP & CFO for each of the above entities

Kinney Hill Credit
Opportunities Fund, Ltd.
By:	Ore Hill Partners LLC
Its:	Investment Advisor

Name of Plan Support Party

Authorized Signatory

FREDERICK J. WAHL	FREDERICK J. WAHL MANAGING MEMBER ORE HILL PARTNERS LLC
(Type or Print Name and Title of Authorized Signatory

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue, 9th Floor
New York, NY 10019
Attn:	Carolyn Rothschild
Tel:	212 389-2342
Fax:
Email:	clothschild@orehill.com

x

ORE HILL HUB FUND LTD.
By:	Ore Hill Partners LLC
Its:	Investment Advisor

Name of Plan Support Party

Authorized Signatory

FREDERICK J.WAHL MANAGING MEMBER
ORE HILL PARTNERS LLC
(Type or Print Name and Title of Authorized Signatory

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue, 9th Floor
New York, NY 10019
Attn:	Carolyn Rothschild
Tel:	212 389-2342
Fax:
Email:	crothschild@orehill.com

GEER MOUNTAIN FINANCING, LTD.
By:	Ore Hill Partners LLC
Its:	Investment Advisor

Name of Plan Support Party

Authorized Signatory

FREDERICK J. WAHL	FREDERICK J.WAHL MANAGING MEMBER ORE HILL PARTNERS LLC
(Type or Print Name and Title of Authorized Signatory

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue, 9th Floor
New York, NY 10019
Attn:	Carolyn Rothschild
Tel:	212-389-2342
Fax:
Email:	crothschild@orchill.com

Group G Capital Partners
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 Sansome St, Suite 1401
San Francisco, CA 94123
Attn:	Arthur Weiss
Tel:	415-248-0018
Fax:	415-248-0068
Email:	arthur.weiss@groupgcapital.com

Fidelity National Special Opportunities, Inc.
Name of Plan Support Party

Authorized Signatory

Eric Scroggins
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Fidelity National Special Opportunities, Inc.
4050 Calle Real
Suite 210, Santa Barbara, CA 93110
Attn:	Michael Gravelle
Tel:	805-696-7102
Fax:	805-696-7713
Email:	mgravelle@fnf.com

HOAK & CO.
Name of Plan Support Party

Authorized Signatory

J. HALE HOAK, President
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

HOAK & CO
500 Crescent Court, Suite 230
Dallas, TX 75201
Attn:	Chuck Waltier or Hale Hoak
Tel:	214-855-2284
Fax:	972-900-4899
Email:	Chuck@hoakco.com hale@hoakco.com

Corriente Master Fund, L.P.
Name of Plan Support Party

Corriente Master Fund, L.P.
by	Corriente Capital Management, L.P.
its	managing general partner
by	Corriente Advisors, LLC
its	general partner.

Authorized Signatory

Holman Harvey - President
(Type or Print Name and Title of Authorized Signatory)

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

$

Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St.
Suite 1800
Forth Worth, TX 76102
Attn:	James Haddaway
Tel:	817-870-0400
Fax:	817-870-0401
Email:	james@corrientecapital.com

Third Point LLC
Name of Plan Support Party

Authorized Signatory

Neel Devani
(Type or Print Name and Title of Authorized Signatory)

$

Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

390 Park Ave., Suite 1800
New York, NY 10022
Attn:	Neel Devani
Tel:	310.356.4657
Fax:
Email:	NDEVANI@thirdpoint.com

H Partners LP
Name of Plan Support Party

Authorized Signatory

Rehan Jaffer - Managing Member
(Type or Print Name and Title of Authorized Signatory

[REDACTED]
Principal Amount of 9 3/8% Notes

[REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

152 West 57th St, Floor 52
New York, NY 10019
Attn:	Rehan Jaffer
Tel:	212 974 7175
Fax:	212 974 7181
Email:	RJAFFER@RIVERRUNMANAGEMENT.COM

THIRD AMENDMENT TO PLAN SUPPORT AGREEMENT

THIRD AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of July 30, 2007 among the undersigned noteholders (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”), Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

W H E R E A S :

A. Remy and the Plan Support Parties entered into that certain Plan Support Agreement dated as of June 15, 2007 (as amended, modified and supplemented to date, the “Plan Support Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.

B. Remy and the Plan Support Parties desire to amend Section 5(a)(i) of the Plan Support Agreement in certain respects on the terms and conditions stated herein in accordance with Sections 5(b) and 18 of the Plan Support Agreement.

C. The Plan Support Parties party to this Amendment, as of the date hereof, constitute the Requisite Plan Support Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Amendment of Section 5(a)(i). Section 5(a)(i) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on July 31, 2007 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”);

2. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Amendment, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party; and

b)	each other representation and warranty made by such Plan Support Party in the Plan Support Agreement remains true and correct as of the time of the execution of this Amendment.

3. Remy Representations. Remy represents to each other Party that each of the representations and warranties made by Remy in the Plan Support Agreement remain true and correct as of the time of the execution of this Amendment and no default exists under the Plan Support Agreement.

4. Reaffirmation. Except as specifically amended by the terms of this Amendment, the Plan Support Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Plan Support Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

5. Survival of Agreement. Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Plan Support Agreement and negotiations concerning a possible financial restructuring of Remy and in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Amendment and the Plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

6. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among Remy and the Plan Support Parties.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

8. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name: Kerry A. Shiba
Title: Senior VP & CFO

BALLANTRAE CORPORATION

FRANKLIN POWER PRODUCTS, INC.

HSG I, INC.

HSG II, INC.

INTERNATIONAL FUEL SYSTEMS, INC.

M&M KNOPF AUTO PARTS, L.L.C.

MARINE CORPORATION OF AMERICA

NABCO, INC.

POWER INVESTMENTS, INC.

POWER INVESTMENTS MARINE, INC.

POWRBILT PRODUCTS, INC.

REMAN HOLDINGS, L.L.C.

REMY INC.

REMY INTERNATIONAL HOLDINGS, INC.

REMY INTERNATIONAL, INC.

REMY KOREA HOLDINGS, L.L.C.

REMY LOGISTICS, L.L.C.

REMY REMAN, L.L.C.

REMY SALES, INC.

UNIT PARTS COMPANY

WESTERN REMAN INDUSTRIAL, LLC

WORLD WIDE AUTOMOTIVE, L.LC.

By:
Kerry A. Shiba
Senior VP & CFO for each of the above entities

Corriente Master Fund, L.P.
Name of Plan Support Party

Corriente Master Fund, L.P.

by Corriente Capital Management, L.P.

Its managing general partner

by Corriente Advisors, LLC

Its general partner.

Authorized Signatory

James Haddaway Member G.P.
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St Ste 1800
Fort Worth TX 76102
Attn:	James Haddaway
Tel:	817-870-1560
Fax:	817-870-0400
Email:	james@corrientecapital.com

1

H Partners LP
Name of Plan Support Party

Authorized Signatory

Rehan Jaffer
(Type or Print Name and Title of Authorized Signatory

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

152 W. 57th St., Floor 52
New York, NY 10019
Attn:	Rehan Jaffer
Tel:	212 924 7175
Fax:	212 974 7181
Email:	rjaffer@riverrunmanagement.com

Group G Capital Partners
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 Sansome St., Suite 1401
San Francisco, CA 94123
Attn:	Arthur Weiss
Tel:	415-248-0018
Fax:	415-248-0068
Email: arthur.weiss@groupgcapital.com

JOSHUA TREE CAPITAL PARTNERS, LP,

By:	JOSHUA TREE CAPITAL MANAGEMENT, LP
Its	General Partner

By:	JOSHUA TREE CAPITAL MANAGEMENT, LLC
Its	General Partner

Authorized Signatory

Vikas Tandon, Managing Member

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

One Maritime Plaza
Suite 750
San Francisco, CA 94111
Attn:	Vikas Tandon
Tel:	(415) 568-4260
Fax:	(415) 568-4268
Email:	vtandon@jtcap.com

Fidelity National Special Opportunities, Inc.
Name of Plan Support Party

Authorized Signatory

Joseph Farricielli, Senior Vice President
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

4050 Calle Real, Ste. 210
Santa Barbara, CA 93110
Attn:	Joseph Farricielli
Tel:	805-696-7319
Fax:	805-696-7713
Email:	Joseph.Farricielli@FNF.com

Third Point LLC
Name of Plan Support Party

Authorized Signatory

Neel Devani
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

390 Park Avenue, Suite 1800 New York, NY 10022
Attn:	Neel Devani
Tel:	310.356.4657
Fax:
Email:	NDEVANI@Thirdpoint.com

5

Hoak & Co.
Name of Plan Support Party

Authorized Signatory

Chuck Warltier / Partner
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

500 Crescent Ct Ste 230 Dallas TX 75201
Attn:	Chuck Warltier
Tel:	214 955 2284
Fax:	472 960 4899
Email:	chuck@hoakco.com

5

Geer Mountain
Name of Plan Support Party

Authorized Signatory

BEN NICKOLL
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Ave New York, NY 10019
Attn:
Tel:	212 389-2322
Fax:
Email:

5

Kinney Hill
Name of Plan Support Party

Authorized Signatory

BEN NICKOLL
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Ave NY, NY 10019
Attn:
Tel:	212 389-2322
Fax:
Email:

5

Ore Hill Hub
Name of Plan Support Party

Authorized Signatory

BEN NICKOLL
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue
New York, New York 10019
Attn:
Tel:	212 389-2322
Fax:
Email:

6

FOURTH AMENDMENT TO PLAN SUPPORT AGREEMENT

FOURTH AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of July 31, 2007 among the undersigned noteholders (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”), Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

W H E R E A S :

A. Remy and the Plan Support Parties entered into that certain Plan Support Agreement dated as of June 15, 2007 (as amended, modified and supplemented to date, the “Plan Support Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.

B. Remy and the Plan Support Parties desire to amend Section 5(a)(i) of the Plan Support Agreement in certain respects on the terms and conditions stated herein in accordance with Sections 5(b) and 18 of the Plan Support Agreement.

C. The Plan Support Parties party to this Amendment, as of the date hereof, constitute the Requisite Plan Support Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Amendment of Section 5(a)(i). Section 5(a)(i) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on August 1, 2007 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”);

2. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Amendment, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party; and

1

b)	each other representation and warranty made by such Plan Support Party in the Plan Support Agreement remains true and correct as of the time of the execution of this Amendment.

3. Remy Representations. Remy represents to each other Party that each of the representations and warranties made by Remy in the Plan Support Agreement remain true and correct as of the time of the execution of this Amendment and no default exists under the Plan Support Agreement.

4. Reaffirmation. Except as specifically amended by the terms of this Amendment, the Plan Support Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Plan Support Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

5. Survival of Agreement. Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Plan Support Agreement and negotiations concerning a possible financial restructuring of Remy and in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Amendment and the plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

6. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among Remy and the Plan Support Parties.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

8. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the

2

foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLWIDE HOLDINGS, INC.

By:
Name:	Kerry A. Shiba
Title:	Senior VP & CFO

BALLANTRAE CORPORATION

FRANKLIN POWER PRODUCTS, INC.

HSG I, INC

HSG II, INC.

INTERNATIONAL FUEL SYSTEMS, INC.

M&M KNOPF AUTO PARTS, L.L.C.

MARINE CORPORATION OF AMERICA

NABCO, INC.

POWER INVESTMENTS, INC.

POWER INVESTMENTS MARINE, INC.

POWRBILT PRODUCTS, INC.

REMAN HOLDINGS, L.L.C.

REMY INC.

REMY INTERNATIONAL HOLDINGS, INC.

REMY INTERNATIONAL, INC.

REMY KOREA HOLDINGS, L.L.C.

REMY LOGISTICS, L.L.C.

REMY REMAN, L.L.C.

REMY SALES, INC.

UNIT PARTS COMPANY

WESTERN REMAN INDUSTRIAL, LLC

WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Kerry A. Shiba
Senior VP & CFO for each of the above entities

Group G Capital Partners
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 Sansome St., Suite 1401 San Francisco, CA 94123
Attn:	Arthur Weiss
Tel:	415-248-0018
Fax:	415-248-0065
Email:	arthur.weiss@groupgcapital.com

HOAK & CO.
Name of Plan Support Party

Authorized Signatory

J. HALE HOAK, President
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

HOAK & CO.
500 Crescent Court, Suite 230
Dallas, TX 75201
Attn:	Chuck Warltier or Hale Hoak
Tel:	214-855-2284
Fax:	972-980-4899
Email:	chuck@hoakco.com
hale@hoakco.com

JOSHUA TREE CAPITAL PARTNERS, LP

By:	JOSHUA TREE CAPITAL MANAGEMENT, LP
Its	General Partner

By:	JOSHUA TREE CAPITAL MANAGEMENT, LLC
its General Partner

Authorized Signatory

Vikas Tandon, Managing Member

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

One Maritime Plaza
Suite 750
San Francisco, CA 94111
Attn:	Vikas Tandon
Tel:	(415) 568-4260
Fax:	(415) 568-4268
Email:	vtandon@jtcap.com

Corriente Master Fund, L.P.
Name of Plan Support Party

Corriente Master Fund, LP.
by	Corriente Capital Management, LP.
Its	managing general partner
by	Corriente Advisors, LLC
Its	general partner.

Authorized Signatory

James Haddaway Member G P.
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$

Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St Ste 1800
Fort Worth TX 76102
Attn:	James Haddaway
Tel:	817-870-1560
Fax:	817-870-0400
Email:	james@corrientecapital.com

Fidelity National Special Opportunities, Inc.
Name of Plan Support Party

Authorized Signatory

Eric Scroggins
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

Fidelity National Special Opportunities, Inc.
4050 Calle Real Ste. 210
Santa Barbara, CA 93110
Attn:	Michael Gravelle
Tel:	805-696-7102
Fax:	805-696-7713
Email:	mgravelle@fnf.com

Geer Mountain
Name of Plan Support Party

Authorized Signatory

John Irish
(Type or Print Name and Title of Authorized Signatory

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue
New York, NY 10019
Attn:
Tel:	212 389-2327
Fax:
Email:

Kinney Hill
Name of Plan Support Party

Authorized Signatory

John Irish
(Type or Print Name and Title of Authorized Signatory

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11%

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue
New York, New York 10019
Attn:
Tel:	212 389-2327
Fax:
Email:

FIFTH AMENDMENT TO PLAN SUPPORT AGREEMENT

FIFTH AMENDMENT TO PLAN SUPPORT AGREEMENT (this “Amendment”), dated as of August 1, 2007 among the undersigned noteholders (each, a “Plan Support Party”, and collectively, the “Plan Support Parties”), Remy Worldwide Holdings, Inc. (“RWH”) and Remy International, Inc. (“RII”, together with RWH and the subsidiaries of RII and RWH that are signatories hereto (the “Remy Subsidiaries”), “Remy”).

W H E R E A S :

A. Remy and the Plan Support Parties entered into that certain Plan Support Agreement dated as of June 15, 2007 (as amended, modified and supplemented to date, the “Plan Support Agreement”). Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Support Agreement.

B. Remy and the Plan Support Parties desire to amend Sections 5(a)(i), (ii), (iii) and (iv), Section 10 and Exhibit A of the Plan Support Agreement in certain respects on the terms and conditions stated herein in accordance with Sections 5(b) and 18 of the Plan Support Agreement.

C. The Plan Support Parties party to this Amendment, as of the date hereof constitute the Requisite Plan Support Parties.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1. Amendment of Definition of Rights Offering. The definition of “Rights Offering” in the Plan Support Agreement shall be and is hereby amended by deleting the reference to “$75 million” in the second line thereof and inserting in lieu thereof “$85 million”;

2. Amendment of Section 5(a)(i). Section 5(a)(i) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been commenced by 11:59 p.m. prevailing Eastern Time on September 14, 2007 (as may be extended in accordance with paragraph 5(b) of this Agreement, the “Outside Commencement Date”);

3. Amendment of Section 5(a)(ii). Section 5(a)(ii) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if the 3(a)(9) Solicitation has not been concluded by 11:59 p.m. prevailing Eastern Time on October 12, 2007;

4. Amendment of Section 5(a)(iii). Section 5(a)(iii) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

i.	if Remy fails to commence the Chapter 11 Cases by 11:59 p.m. prevailing Eastern Time on October 17, 2007;

5. Amendment of Section 5(a)(iv). Section 5(a)(iv) of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following:

ii.	if the effective date of the Prepackaged Plan does not occur by 11:59 p.m. prevailing Eastern Time on December 14, 2007 (the “Outside Date”);

6. Amendment of Section 10. Section 10 of the Plan Support Agreement shall be and is hereby deleted and replaced in its entirety with the following;

Prior to the commencement of the 3(a)(9) Solicitation, and upon the agreement of RWH and RII, on behalf of themselves and their direct and indirect subsidiaries, and the Requisite Plan Support Parties that the Definitive Documents are in final form, RWH and RII, on behalf of themselves and their direct and indirect subsidiaries, and the Requisite Plan Support Parties shall enter into a written acknowledgment substantially in the form attached hereto as Exhibit C (the “IC Acknowledgment”), confirming that the documents attached thereto are in final form and are consistent with the terms set forth in the Term Sheet. It is understood and agreed among the Parties that for purposes of this Section 10, (i) the Definitive Documents shall include the intercreditor agreement described on page 4 of the Term Sheet, which shall be in final form and consistent with the Term Sheet as contemplated herein when it is in form satisfactory to the Plan Support Parties holding at least 50% of the Senior Notes, on the one hand, and RWH and RII, on the other hand, and (ii) such determination and the delivery of the IC Acknowledgement by the Parties, shall not be unreasonably withheld, conditioned or delayed by any of the Parties.

7. Consent Fee. On the Effective Date (as defined in the Term Sheet), RII shall pay to the holders of Senior Note Claims an aggregate of $10 million in cash as a consent fee (the “Consent Fee”) in consideration for the extension of dates referred to in Sections 2,3,4 and 5 hereof; provided that the Consent Fee shall be due and payable only if (i) the transactions contemplated in this Agreement are consummated on the Effective Date (as defined in the Term Sheet), and (ii) Remy receives aggregate proceeds of $85 million upon the consummation of the Rights Offering.

8. Amendment of Exhibit A. The term sheet attached as Exhibit A to the Plan Support Agreement shall be and is hereby modified and amended as provided in Exhibit X attached hereto.

9. Plan Support Party Representations. Each Plan Support Party represents and warrants to each other Party that:

a)	as of the date of this Amendment, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes in the principal amount set forth on its signature page hereto, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Remy understands and acknowledges is proprietary and confidential to such Plan Support Party; and

2

b)	each other representation and warranty made by such Plan Support Party in the Plan Support Agreement remains true and correct as of the time of the execution of this Amendment.

10. Remy Representations. Remy represents to each other Party that each of the representations and warranties made by Remy in the Plan Support Agreement remain true and correct as of the time of the execution of this Amendment and no default exists under the Plan Support Agreement.

11. Reaffirmation. Except as specifically amended by the terms of this Amendment, the Plan Support Agreement and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms. If there is any conflict between the terms and conditions of the Plan Support Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

12. Survival of Agreement. Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Plan Support Agreement and negotiations concerning a possible financial restructuring of Remy and in contemplation of a possible bankruptcy filing by Remy, and (a) the rights granted in this Amendment and the Plan Support Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Remy hereby waives its right to assert a contrary position in the Remy bankruptcy cases, if any, with respect to the foregoing.

13. Integration. This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof. The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among Remy and the Plan Support Parties.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

15. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

16. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the

3

foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Plan Support Parties have executed this Amendment as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:	Kerry A. Shiba
Title:	Senior VP & CFO

BALLANTRAE CORPORATION

FRANKLIN POWER PRODUCTS, INC.

HSG I, INC.

HSG II, INC.

INTERNATIONAL FUEL SYSTEMS, INC.

M&M KNOPF AUTO PARTS, L.L.C.

MARINE CORPORATION OF AMERICA

NABCO, INC.

POWER INVESTMENTS, INC.

POWER INVESTMENTS MARINE, INC.

POWRBILT PRODUCTS, INC.

REMAN HOLDINGS, L.L.C.

REMY INC.

REMY INTERNATIONAL HOLDINGS, INC.

REMY INTERNATIONAL, INC.

REMY KOREA HOLDINGS, L.L.C.

REMY LOGISTICS, L.L.C.

REMY REMAN, L.L.C.

REMY SALES, INC.

UNIT PARTS COMPANY

WESTERN REMAN INDUSTRIAL, LLC

WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Kerry A. Shiba
Senior VP & CFO for each of the above entities

Third Point LLC
Name of Plan Support Party

Authorized Signatory

Neel Devani, Partner
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$
Principal Amount of Senior Notes

Address of Plan Support Party:

Attn:
Tel:
Fax:
Email:

1

JOSHUA TREE CAPITAL PARTNERS, LP,

By:	JOSHUA TREE CAPITAL MANAGEMENT, LP
its General Partner

	By:	JOSHUA TREE CAPITAL MANAGEMENT, LLC its General Partner

Authorized Signatory

Vikas Tandon, Managing Member

$	[REDACTED]
Principal Amount of 9 3/8% Notes

$	[REDACTED]
Principal Amount of 11% Notes

$	[REDACTED]
Principal Amount of Senior Notes

Address of Plan Support Party:

One Maritime Plaza Suite 750 San Francisco, CA 94111
Attn:	Vikas Tandon
Tel:	(415) 568-4260
Fax:	(415)568-4268
Email:	vtandon@jtcap.com

1

Group G Capital Partners
Name of Plan Support Party

Authorized Signatory

Arthur Weiss, Portfolio Manager
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

Group G Capital Partners
115 Sansome St. Suite 1401
San Francisco, CA 94123
Attn:	Arthur Weiss
Tel:	415-248-0018
Fax:	415-248-0068
Email:	arthur.weiss@groupgcapital.com

1

H Partners LP
Name of Plan Support Party

Authorized Signatory

Rehan Jaffer – Managing Member
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$

Principal Amount of Senior Notes

Address of Plan Support Party:

152 West 57th St. Fl#52
NY, NY 10019

Attn:	Rehan Jaffer
Tel	212-974-7175
Fax:	212-974-7181
Email:	Rjaffer@RIVERRUNMANAGEMENT.COM

1

Hoak & Co.
Name of Plan Support Party

Authorized Signatory

Chuck Warltier / Partner
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

500 Crescent Ct. Ste 230 Dallas, TX 75201

Attn:	Chuck Warltier
Tel:	214 855 2284
Fax:	972 360 4899
Email:	chuck@hoakco.com

1

Corriente Master Fund, L.P
Name of Plan Support Party

Corriente Master Fund, LP. by Corriente Capital Management, LP. its managing general partner by Corriente Advisors, LLC Its general partner.

Authorized Signatory

James Haddaway Member GP.
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$

Principal Amount of Senior Notes

Address of Plan Support Party:

201 Main St. Ste 1800 Fort Worth TX 76102
Attn:	James Haddaway
Tel:	817-870-1560
Fax:	817-870-0400
Email:	james@corrientecapital.com

1

Fidelity National Special Opportunities, Inc.
Name of Plan Support Party

Authorized Signatory

Joseph Farricielli, Senior Vice President
(Type or Print Name and Title of Authorized Signatory)

$ [REDACTED]
Principal Amount of 9 3/8% Notes

$ [REDACTED]
Principal Amount of 11% Notes

$

Principal Amount of Senior Notes

Address of Plan Support Party:

4050 Calle Real. Ste. 210 Santa Barbara, CA 93110
Attn:	Joseph Farricielli
Tel:	805-696-7349
Fax:	805-696-7713
Email:	Joseph.Farricielli@FNF.com

Kinney Hill
Name of Plan Support Party

Authorized Signatory

John Irish
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue New York, New York 10019
Attn:
Tel:	212-389-2327
Fax:
Email:

Geer Mountain
Name of Plan Support Party

Authorized Signatory

John Irish
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue New York, NY 10019
Attn:
Tel:	212-389-2327
Fax:
Email:

Ore Hill Hub
Name of Plan Support Party

Authorized Signatory

John Irish
(Type or Print Name and Title of Authorized Signatory)

$
Principal Amount of 9 3/8% Notes

$
Principal Amount of 11% Notes

$ [REDACTED]

Principal Amount of Senior Notes

Address of Plan Support Party:

650 Fifth Avenue New York, New York 10019
Attn:
Tel:	212-389-2327
Fax:
Email:

EXHIBIT X

to

Fifth Amendment to Plan Support Agreement:

Modifications to Restructuring Term Sheet

EXHIBIT X

MODIFICATIONS TO RESTRUCTURING TERM SHEET

The Term Sheet shall be modified and amended in accordance with the following terms but otherwise shall remain unchanged –

TREATMENT OF

CLAIMS AND INTERESTS

Senior Note Claims	In addition to the treatment of Senior Note Claims described in the Term Sheet, which shall remain as provided therein, the holders of Senior Note Claims shall receive (i) the Consent Fee on the terms and as described in Section 7 to the Fifth Amendment to the Plan Support Agreement and (ii) shares of Series A Preferred Stock with an initial liquidation preference as of the Effective Date in an amount not to exceed $2 million equal to the interest accrued on the Senior Notes at the non-default rate from the Filing Date to the Effective Date.

New Third-Lien PIK Notes	Notwithstanding the description in the Term Sheet, the total principal amount of the New Third-Lien PIK Notes shall be $100 million (as provided in Exhibit C to the Term Sheet) and not up to $100 million.

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New Preferred Stock	On the Effective Date, Reorganized Remy shall issue, pursuant to the Rights Offering (as defined in the Term Sheet), two separate series of preferred stock consisting of (i) series A preferred stock having an initial liquidation preference as of the Effective Date of $25 million to be offered to the Senior Noteholders in the Rights Offering (the “Series A Preferred Stock”), and (ii) series B preferred stock having an initial liquidation preference as of the Effective Date of $60 million to be offered to the Subordinated Noteholders in the Rights Offering (the “Series B Preferred Stock” and, together the Series A Preferred Stock, the “New Preferred Stock”). The Series A Preferred Stock and Series B Preferred Stock shall be pari passu and rank equally in right of payment and otherwise will have identical consent and other rights vis-à-vis the Company. The terms of the New Preferred Stock shall be consistent with the terms hereof and otherwise reasonably acceptable to the Steering Committee and the Requisite Initial Committed Purchasers.

Additionally, under the Plan, Reorganized Remy shall issue to the holders of Senior Notes shares of Series A Preferred Stock with an initial liquidation preference as of the Effective Date in an amount not to exceed $2 million equal to the interest accrued on the Senior Notes at the non-default rate from the Filing Date to the Effective Date.

A summary of certain salient terms of the New Preferred Stock is set forth on Exhibit D hereto.

Rights Offering for New Preferred Stock	The Senior Subordinated Noteholder Rights Offering shall be for $60 million in par value of Series B Preferred Stock (having the rights and terms described above and on Exhibit D) but otherwise shall be unchanged from the description in the Term Sheet. The Senior Subordinated Noteholder Backstop Commitment shall be increased by $10 million to an aggregate of $60 million to fund the Consent Fee if it is not otherwise funded by the exercise of Subscription Rights in the Senior Subordinated Noteholder Rights Offering.

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Senior Noteholder Rights Offering	Each Senior Noteholder, as of the record date set therefor, shall be granted rights (the “Senior Noteholder Rights”) entitling such holder to subscribe for up to its pro rata share of 25,000 shares of Series A Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of up to $25 million pursuant to the Rights Offering. Series A Preferred Stock shall issued in denominations of $ 1,000 per share. No fractional shares shall be issued and any otherwise fractional shares of $500 or more shall be rounded up to the nearest thousandth. To exercise their Senior Noteholder Rights, holders of Senior Notes, first, in lieu of paying cash therefor, shall forego a portion of the cash distributions contemplated to be made to such holders under the Plan, on a dollar-for-dollar basis, and, second, in addition and only if necessary, they also shall pay cash (or set-off fees payable to them pursuant to Section 3 of the Backstop Commitment, if applicable) in an amount such that Reorganized RII receives an aggregate of $25 million in total value from holders of Allowed Senior Note Claims in the Rights Offering.

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EXHIBIT D

Terms of the New Preferred Stock

As indicated above, the proposed restructuring contemplated herein provides for the issuance by Reorganized Remy of the Series A Preferred Stock and the Series B Preferred Stock. Set forth below is a summary of certain salient terms of the New Preferred Stock:

Issuer	Reorganized Remy

Par Value	Series A: $25 million plus an additional amount up to $2 million equal to interest accrued on the Senior Notes at the non-default rate from the Filing Date through the Effective Date

Series B: $60 million

Ranking	The Series A and Series B Preferred Stock will be pari passu and rank equally in right of payment and otherwise will have identical consent and other rights vis-à-vis the Company.

Liquidation Preference	Par Value as of the Effective Date plus accrued PIK dividends.

Dividend Payments	Quarterly, payment-in-kind.

Dividend Rate	LIBOR plus 2000 bps on each of Series A and Series B compounded quarterly.

Redemption	No mandatory redemption other than upon a change of control or other similar event.

No optional redemption other than contemporaneous with the (i) sale of substantially all of Reorganized Remy’s assets, (ii) a total recapitalization or an initial public offering of 35% of Reorganized Remy’s common stock.

Voting Rights	Series A and Series B Preferred Stock shall not have any voting rights except that they shall vote as separate classes by majority vote of the then outstanding shares in each series with respect to any event with respect to which, under the Delaware General Corporation Law, the affirmative vote or consent of the holders of the Series A and/or Series B Preferred Stock is required.

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Protective Provisions	The consent of the holders of a majority of each of the Series A and Series B Preferred Stock then outstanding, each voting as a separate class, shall be required for any action which results in:

•        any amendment, modification, alteration, waiver or repeal, whether by merger, consolidation or otherwise, of any of the rights, preferences or privileges of the Series A or Series B Preferred Stock or increase in the authorized number of shares of Series A or Series B Preferred Stock (provided that the holders of Series A Preferred Stock shall be entitled to vote only in connection with such matters proposed with respect to the Series A Preferred Stock and the holders of Series B Preferred Stock shall be entitled to vote only in connection with such matters proposed with respect to the Series B Preferred Stock);

•        any amendment, modification, alteration, waiver or repeal of the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A or Series B Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable certificate of designation or the certificate of incorporation or bylaws of the Company or by merger, consolidation or otherwise);

•        other than any preferred stock dividend payable in kind with respect to the Series A and Series B Preferred Stock, the issuance of any class or series of equity securities of the Company specifically ranking by its terms senior to the Series A or Series B Preferred Stock (“Senior Securities”), or on parity with the Series A and/or Series B Preferred Stock (“Pari Passu Securities”);

•        the issuance of any shares of Series A or Series B Preferred Stock (other than any preferred stock dividend payable in kind with respect to the Series A and Series B Preferred Stock) other than on the Effective Date;

•        the declaration or payment of any dividend or distribution on, or redemption, repurchase or other acquisition of any of, (or payment into or set aside of a sinking fund for such purpose) any shares of Common Stock or other equity securities of the Company (except that the Company may effect a de minimis purchase of Common Stock from a senior executive leaving the Company’s employment); or

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• the entry into any contract, agreement or undertaking that would violate or be in conflict with the rights, privileges or preferences of the Series A or Series B Preferred Stock.

Additional Rights	TBD

Holders of Series A and Series B Preferred Stock shall have such remedies against the Company for violations of the terms and conditions of the certificates of designation governing them, at law and equity, as are available under applicable law.

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EXHIBIT C

to

Disclosure Statement:

Backstop Commitment Agreement

EXECUTION COPY

Fidelity National Special Opportunities, Inc.

Ore Hill Hub Fund Ltd.

Third Point LLC

Group G Capital Partners, LLC

H Partners LP

Hoak & Co.

Corriente Master Fund, LP

Joshua Tree Capital Management, LLC

August 24, 2007

Remy International, Inc.

2902 Enterprise Drive

Anderson, Indiana 46013

Attention: John Weber

Re:	Commitment to Purchase New Preferred Stock

Gentlemen:

Remy Worldwide Holdings, Inc. (“RWHI”), Remy International, Inc. (“RII”) and the subsidiaries of RWHI and RII (together, the “Remy Subsidiaries”) that are signatories hereto (collectively, “Remy” or the “Remy Parties” and each, individually, a “Remy Party”), intend to engage in a reorganization (the “Reorganization”) by soliciting votes for a joint pre-packaged plan of reorganization pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and Sections 1125 and 1145 of chapter 11 of title 11, of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”). Reference is made to the Plan Support Agreement (as amended, modified, supplemented or extended from time to time, the “Plan Support Agreement”) dated as of June 15, 2007, among the Remy Parties and the Plan Support Parties signatory thereto, the term sheet (as amended, modified, supplemented or extended from time to time, the “Term Sheet”) attached as Exhibit A thereto and the joint pre-packaged plan of reorganization (as amended, modified and supplemented from time to time in accordance with and subject to the terms thereof, the “Plan”), a copy of which is attached as Exhibit [    ] to Remy’s Solicitation and Disclosure Statement dated [    ], 2007. Terms used in this Backstop Commitment Agreement (this “Agreement”) with initial capital letters that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Remy anticipates commencing the 3(a)(9) solicitation and then filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code on behalf of each of the Remy Parties in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

The Plan provides, among other things, that each holder of an Allowed Subordinated Note Claim, as of the record date set therefor, shall be granted rights (the

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“Subscription Rights”) entitling such holder to subscribe for up to its pro rata share of 60,000 shares of Reorganized RII Series B Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of $60 million pursuant to the Rights Offering (defined below). All such holders shall be required to pay cash in an amount up to an aggregate of $60 million to exercise their Subscription Rights (i.e., $1,000.00 per share of Reorganized RII Series B Preferred Stock). Pursuant to the Plan, each holder of an Allowed Senior Note Claim, as of the record date set therefor, shall be granted Subscription Rights entitling such holder to subscribe for up to its pro rata share of 25,000 shares of Reorganized RII Series A Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of $25 million pursuant to the Rights Offering.

To exercise their Subscription Rights, holders of Allowed Senior Note Claims, first, in lieu of paying cash therefor, shall forego a portion of the cash distributions contemplated to be made to such holders under the Plan, on a dollar-for-dollar basis, and, second, in addition and only if necessary, they also shall pay cash (or set-off fees payable to them pursuant to Section 3 hereof, if applicable) in an amount such that Reorganized RII receives an aggregate of $25 million in total value from holders of Allowed Senior Note Claims in the Rights Offering (i.e., $1,000.00 per share of Reorganized RII Series A Preferred Stock). All Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims shall have the right, but not the obligation, to participate in the Rights Offering as provided in the Plan and the Subscription Approval Order.

1. The Commitments.

Subject to the terms and conditions hereof, (a) Fidelity National Special Opportunities, Inc., Joshua Tree Capital Management, LLC, H Partners LP, Hoak & Co., Corriente Master Fund, LP or, in each case, one or more of their respective affiliates (the “Subordinated Note Committed Purchasers”), agree to purchase, pursuant to the rights offering being made pursuant to the Plan and the Subscription Approval Order to Holders of Allowed Subordinated Note Claims (the “Subordinated Noteholder Rights Offering”) (i) on a ratable basis in accordance with the allocation attached as Exhibit A hereto, severally and not jointly, up to the first 50,000 shares of Reorganized RII Series B Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of $50 million and (ii) on a ratable basis in accordance with the allocation attached as Exhibit B hereto, severally and not jointly, up to the next 10,000 shares of Reorganized RII Series B Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of $10 million, in each case offered pursuant to the rights offering being made pursuant to the Plan and the Subscription Approval Order to Holders of Allowed Subordinated Note Claims and (b) Ore Hill Hub Fund Ltd., Third Point LLC, Group G Capital Partners, LLC or, in each case, one or more of their affiliates (collectively, the “Senior Note Committed Purchasers”) agree to purchase, on a ratable basis in accordance with the allocation attached as Exhibit A hereto, severally and not jointly, up to 25,000 shares of Reorganized RII Series A Preferred Stock having an initial aggregate liquidation preference as of the Effective Date of $25 million offered pursuant to the rights offering being made pursuant to the Plan and the Subscription Approval Order to Holders of Allowed Senior Note Claims (the “Senior Noteholder Rights Offering” and, together with the

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Subordinated Noteholder Rights Offering, the “Rights Offering”), in both cases at the same price per share as provided in the Plan, it being understood that such commitments shall cover only those shares of Reorganized RII Preferred Stock that are not purchased in the Subordinated Noteholder Rights Offering or the Senior Noteholder Rights Offering, as the case may be (the agreements described in clauses (a) and (b) of this Section 1 shall be referred to herein collectively as the “Backstop Commitments”). The Subordinated Note Committed Purchasers shall fulfill their Backstop Commitment hereunder, on the terms and conditions described herein, by paying in cash for the shares of Reorganized RII Series B Preferred Stock that are not purchased in the Subordinated Noteholder Rights Offering. The Senior Note Committed Purchasers shall fulfill their Backstop Commitment hereunder, on the terms and conditions described herein, in payment for the shares of Reorganized RII Series A Preferred Stock not purchased in the Senior Noteholder Rights Offering, first by forgoing, on a dollar-for-dollar basis, a portion of the cash distributions to be paid to such holders by Remy under the Plan in partial satisfaction of their Allowed Senior Note Claims and, second, in addition and only if necessary, by paying an amount of cash (or set-off of fees pursuant to Section 3 hereof, if applicable) such that the total value received by Reorganized RII in the Senior Noteholder Rights Offering shall be $25 million. The Senior Note Committed Purchasers together with the Subordinated Note Committed Purchasers are referred to in this Agreement collectively as the “Committed Purchasers” and each individually as a “Committed Purchaser”.

2. The Closing.

(a) The delivery of and payment for the Reorganized RII Preferred Stock purchased hereunder and the consummation of the Rights Offering shall take place at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 on the Effective Date (the “Closing”).

(b) Upon Closing:

(i) the Committed Purchasers, in satisfaction of each of their Backstop Commitments, shall pay by wire transfer or, with respect to the Senior Note Committed Purchasers only, by offset against cash distributions to be made to them under the Plan and, if necessary, by wire transfer, the purchase price payable in consideration of any shares of Reorganized RII Series Preferred Stock purchased by each of them pursuant to Section l(a) or (b), which shall be equal to $1,000.00 per share of Reorganized RII Preferred Stock;

(ii) Remy shall deliver to each of the Committed Purchasers (or their designees) shares of Reorganized RII Preferred Stock or, if the shares of Reorganized RII Preferred Stock are in global form, The Depositary Trust Company (“DTC”) shall credit the account of the participating organizations in DTC’s system designated by such Committed Purchaser with shares or portions of the global certificate representing the Reorganized RII Preferred Stock (which global certificate shall be issued to DTC or its nominee) purchased by such Committed Purchaser pursuant to its Backstop Commitment, as previously allocated by written notice of such Committed Purchaser to Remy;

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(iii) Remy shall deliver all certificates, instruments and other documents required to satisfy their conditions set forth in this Agreement;

(iv) Remy shall pay the reasonable out-of-pocket fees, costs and expenses incurred in connection with this Agreement and the Rights Offering by each of the Committed Purchasers, including, without limitation, if not paid previously, reasonable fees and expenses of one law firm acting on behalf of the Committed Purchasers as a group, which shall be Akin Gump Strauss Hauer & Feld LLP (in its capacity as counsel to the ad hoc committee of holders of the Notes, which has authorized such firm to assist the Committed Purchasers hereunder) (all of the fees, costs and expenses set forth in this Section 2(b)(iv), collectively “Expenses”); and

(v) Remy shall pay the Senior Notes Backstop Fee (defined below) and the Subordinated Notes Backstop Fee (defined below) to each of the Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers, respectively, in accordance with Section 3.

3. Consideration for the Backstop Commitments.

In consideration for the Backstop Commitments, upon the Effective Date (a) the Subordinated Note Committed Purchasers shall be paid an aggregate fee equal to (i) on a ratable basis in accordance with Exhibit A, in cash by wire transfer, $1,000,000 (One Million Dollars) (i.e., 2% (two percent) of $50 million) plus (ii) on a ratable basis in accordance with Exhibit B, in cash by wire transfer, $200,000 (Two Hundred Thousand Dollars) (i.e., 2% (two percent) of $10,000,000) (together, the “Subordinated Notes Backstop Fee”) and (b) the Senior Note Committed Purchasers shall be paid a fee equal to, on a ratable basis in accordance with Exhibit A, in cash by wire transfer, $500,000 (Five Hundred Thousand Dollars) (i.e., 2% (two percent) of $25 million) (the “Senior Notes Backstop Fee”, together with the Subordinated Notes Backstop Fee, the “Backstop Fee”). Each of the Committed Purchasers may, by written notice to the Remy Parties in advance of the Effective Date, credit their portion of the Backstop Fee against any cash payments such Committed Purchaser is required to make pursuant to this Agreement.

4. Representations and Warranties.

(a) Each of the Remy Parties hereby jointly and severally represents and warrants as of the date of this Agreement, and, other than those representations and warranties that speak only as of a specified date, as of the Closing, to each of the Committed Purchasers that:

(i) Such Remy Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined herein), and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, subject to the restrictions that may result solely from its status as a debtor-in-possession under the Bankruptcy Code. Such Remy Party is duly qualified to transact business in

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each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be duly qualified to transact business, would not reasonably or be expected to have a Material Adverse Effect;

(ii) Each of such Remy Party’s subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of capital stock of each of RII’s subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, with respect to the direct and indirect wholly owned domestic subsidiaries of any Remy Party, all such shares are owned by RII or another wholly owned subsidiary of RII free and clear of all liens, preemptive rights, rights of first refusal, subscription and similar rights that would not be cancelled and extinguished under the Plan on the Effective Date;

(iii) Such Remy Party has, or shall have on the filing date thereof, the requisite corporate or other power and authority to execute and deliver this Agreement, the Plan, the Solicitation and Disclosure Statement and, subject to the approval of the Bankruptcy Court, the definitive documents necessary or appropriate to consummate the transactions contemplated hereby and thereby, and, as applicable, to file such documents with the Bankruptcy Court and, subject to the approval of the Bankruptcy Court, consummate the transactions contemplated hereby and thereby. The formulation, preparation and, as applicable, filing of this Agreement, the Plan, the Solicitation and Disclosure Statement and such definitive documents have been, or shall have been on the filing date thereof, (A) duly and validly authorized by all necessary corporate or other action on the part of such Remy Party and (B) duly and validly executed and delivered by such Remy Party. Upon the entry of the Confirmation Order, the Plan shall constitute a valid and binding obligation of such Remy Party enforceable against it in accordance with its terms;

(iv) Subject to entry of the Confirmation Order, and except for the applicable requirements of the Securities Act and any applicable state and foreign securities laws, the Bankruptcy Code, the Confirmation Order and the Plan (collectively, the “Applicable Requirements”), (A) the execution and delivery of this Agreement, the Plan and each of the definitive documents necessary to effect the Reorganization by such Remy Party, as applicable, do not and shall not (1) violate any provision of the articles of incorporation or by-laws or other organizational documents of such Remy Party or (2) conflict with, violate, constitute a breach of or result in the creation of a lien or any other encumbrance against, such Remy Party or its properties pursuant to any material contract, agreement or instrument by which such Remy Party or any of its subsidiaries is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which such Remy Party or any of its subsidiaries is subject, other than such violations, conflicts or breaches that have not had nor would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (B) the performance of this Agreement, the Plan and each of the definitive documents necessary to effect the Reorganization by such Remy Party, as applicable, and the consummation by such Remy Party of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof shall not (1) violate any provision of the articles of incorporation or by-laws or other organizational documents of such Remy Party as such

5

documents are proposed to be amended pursuant to the Plan or (2) conflict with, violate, constitute a breach of or result in the creation of a lien or any other encumbrance against, such Remy Party or its properties pursuant to any material contract, agreement or instrument by which such Remy Party or any of its subsidiaries shall be bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which such Remy Party or any of its subsidiaries shall be subject in each case immediately after the Effective Date, other than such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) Subject to the filing of the Reorganized RII Certificate of Incorporation and the Reorganized RII Certificates of Designation, the shares of Reorganized RII Preferred Stock issuable upon exercise of the Subscription Rights or in accordance with Section 1 have been, or as of the Effective Date shall be, duly authorized and reserved for issuance, and when issued against payment therefor upon exercise of the Subscription Rights, or pursuant to the provisions of Section 1, shall be validly issued, fully paid, non-assessable and free of all liens, preemptive rights, rights of first refusal, subscription and similar rights except as created pursuant to the Plan and documents contemplated therein or thereby;

(vi) Since the Balance Sheet Date (defined below), there has not occurred with respect to Remy a Material Adverse Effect;

(vii) Each Remy Party has good and marketable title to all of its material real and personal properties, which on the Effective Date shall be free and clear of all liens, except (x) as shall be permitted under the Plan or as shall be described in the Solicitation and Disclosure Statement (including liens granted under the debtor-in-possession and exit financing obtained by Remy) or (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(viii) There is no litigation, proceeding or governmental investigation (collectively, “Litigation”) to which such Remy Party is a party which is pending, or to the knowledge of such Remy Party, threatened, against such Remy Party or any properties or rights of such Remy Party which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Such Remy Party is not in violation of any term of any judgment, writ, decree, injunction or order entered by any court or governmental authority and outstanding against it or any of its properties or rights, except for such violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, subject to the restrictions that may result solely from its status as a debtor-in-possession under the Bankruptcy Code;

(ix) As of the Effective Date, no Remy Party shall be in conflict with, or in default or violation of, any law, order, or agreement applicable to it or by which any property or asset of such Remy Party is bound or affected, except for such conflicts, defaults, or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

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(x) Assuming the representations of each Committed Purchaser set forth in Section 4(b)(v) through (viii) are true and correct, the offering and issuance of the Subscription Rights and the shares of Reorganized RII Preferred Stock to the Committed Purchasers hereunder and in the Rights Offering shall be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

The representation and warranty set forth in Section 4(x) (the “Surviving Representation”) shall survive as if made on, and shall be deemed assumed by, Reorganized RII and the Surviving Entities for a period of twelve (12) months following the date of the Closing.

(b) Each Committed Purchaser, severally and not jointly, hereby represents and warrants to Remy:

(i) It is a limited liability company, limited partnership, corporation or other entity, as the case may be, duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite power and authority to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby;

(ii) The execution, delivery and performance of this Agreement by such Committed Purchaser and the consummation by such Committed Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Committed Purchaser;

(iii) This Agreement has been duly executed and delivered by such Committed Purchaser and constitutes the legal, valid and binding obligation of such Committed Purchaser, enforceable against such Committed Purchaser in accordance with its terms;

(iv) the execution, delivery and performance of this Agreement and the consummation by such Committed Purchaser of the transactions contemplated hereby do not and shall not (A) violate any provision of the articles of incorporation or by-laws or other organizational documents of such Committed Purchaser or (B) conflict with, violate, constitute a breach of or result in the creation of a lien or any other encumbrance against, such Committed Purchaser or its properties pursuant to any material contract, agreement or instrument by which such Committed Purchaser is bound or any judgment, order, decree, law, statute, rule, regulation or other judicial or governmental restriction to which such Committed Purchaser is subject, other than such violations, conflicts or breaches that have not had nor would, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to such Committed Purchaser;

(v) it is an “accredited investor” within the meaning of Regulation D of the Securities Act;

(vi) It acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby and understands and is able to bear any economic risk associated with such investment;

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(vii) The shares of Reorganized RII Preferred Stock to be received by such Committed Purchaser hereunder will be acquired for such Committed Purchaser’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Committed Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. Notwithstanding anything in this Section 4(b)(vi) to the contrary, by making the representations herein, such Committed Purchaser does not agree to hold the shares of Reorganized RII Preferred Stock for any minimum or other specific term and reserves the right to dispose of such shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act and any applicable state securities laws; and

(viii) It has been afforded the opportunity to ask questions and receive answers concerning Remy and to obtain additional information.

5. Certain Conditions.

(a) The obligations of each of the Committed Purchasers to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by the Requisite Senior Note Committed Purchasers and the Subordinated Note Committed Purchasers who collectively have committed to provide more than $25 million in connection with the Rights Offering pursuant to Section 1(a)(i) and Exhibit A hereto) of each of the following conditions:

(i) the Plan Support Agreement shall not have been validly terminated in accordance with the terms thereof;

(ii) (x) the order of the Bankruptcy Court confirming the Plan, in a form reasonably satisfactory to the Committed Purchasers, shall have been entered by the Bankruptcy Court, which order shall provide for, among other things, the approval of this Agreement (the “Confirmation Order”), (y) no order staying, reversing, modifying or amending the Confirmation Order shall be in effect, and (z) none of the Remy Parties shall have made a public announcement, entered into an agreement or filed any pleading, evidencing its intention to support or otherwise supports any transaction with respect to the reorganization or sale of any of the Remy Parties or otherwise shall have taken any action that is materially inconsistent with the transactions contemplated by the Plan or this Agreement;

(iii) any plan of reorganization of Remy shall be consummated only on terms consistent with the Plan, and all of the conditions precedent to the confirmation and effectiveness of the Plan shall have been satisfied, in all material respects, in a manner reasonably satisfactory to each of the Committed Purchasers;

(iv) the final documentation relating to the Plan and the transactions contemplated by the Plan, including, without limitation, each of the definitive documents necessary to effect the Reorganization, shall be in form and substance reasonably satisfactory to each of the Committed Purchasers and shall be consistent with the Plan and the exhibits attached thereto, and any and all amendments or modifications to the Plan on or after the initial filing date thereof shall be in form and substance reasonably satisfactory to each of the Committed Purchasers;

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(v) (x) the representations and warranties of each of the Remy Parties contained in this Agreement that are qualified as to materiality, material adverse effect or Material Adverse Effect, and the representation and warranty contained in Section 4(a)(x), shall be true and correct in all respects, on and as of the date hereof and, with respect to the Remy Parties that are to continue in existence immediately following the Effective Date, or the successors of Remy or new entities created pursuant to the Plan (the “Surviving Entities”), as of the Effective Date, with the same force and effect as though made on and as of such date (except, in each case, to the extent that any representation or warranty is made as of a specified date, in which case, such representation or warranty shall be true and correct as of such specified date), and (y) the representations and warranties that are not so qualified, shall be true and correct in all material respects on and as of the date hereof and, with respect to the Surviving Entities, as of the Effective Date, with the same force and effect as though made on and as of such date, except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date, and (z) Remy shall have performed or complied with, in all material respects, its covenants required to be performed or complied with under this Agreement on or prior to the date hereof and the Effective Date, as applicable (and Remy shall have delivered to each of the Committed Purchasers a certificate of its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions specified in this Section 5(a)(v) is satisfied in all respects);

(vi) (x) the appropriate Remy Parties and the Committed Purchasers that will individually acquire 10% or more of the Reorganized RII Common Stock under the Plan shall, on the Effective Date, enter into a registration rights agreement reasonably acceptable to each such party, in accordance with the term sheet for such registration rights agreement annexed as an exhibit to the Solicitation and Disclosure Statement; (y) the shares of Reorganized RII Preferred Stock to be purchased by each of the Committed Purchasers pursuant to its Backstop Commitment shall be issued and distributed in accordance with the Plan and this Agreement pursuant to an exemption from registration under the Securities Act, and (z) other than the Committed Purchasers and any entity that is an underwriter as defined in subsection (b) of Section 1145 of the Bankruptcy Code, subject to the approval of the Bankruptcy Court in the Confirmation Order, the issuance of the Subscription Rights under the Plan and the shares of Reorganized RII Preferred Stock in the Rights Offering on the Effective Date to Holders of Allowed Senior Note Claims and Allowed Subordinated Note Claims shall qualify for the exemption from registration under Section 5 of the Securities Act and any state or local law requiring registration for the offer or sale of a security provided in Section 1145 of the Bankruptcy Code; and

(vii) no provision of any applicable law or regulation and no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan, the Rights Offering or the transactions contemplated by this Agreement.

9

(b) The obligations of each of the Remy Parties to consummate the transactions contemplated herein shall be subject to the satisfaction (or waiver by Remy) of each of the following conditions:

(i) the Plan Support Agreement shall not have been validly terminated in accordance with the terms thereof either automatically or by the Requisite Plan Support Parties (as defined therein);

(ii) (x) the Confirmation Order shall have been entered by the Bankruptcy Court, (y) such Confirmation Order shall have become a Final Order, and (z) the conditions precedent to the effectiveness of the Plan shall have been satisfied or waived in accordance with the Plan;

(iii) (x) the representations and warranties of each of the Committed Purchasers contained in this Agreement that are qualified as to materiality, and the representations and warranties of the Committed Purchasers contained in Section 4(b)(v, vi and vii), shall be true and correct in all respects, on and as of the date hereof and the Effective Date, with the same force and effect as though made on and as of such date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), and (y) the representations and warranties that are not so qualified shall be true and correct in all material respects on and as of the date hereof and the Effective Date, with the same force and effect as though made on and as of such date (except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date), and (z) each of the Committed Purchasers shall have performed or complied with, in all material respects, their covenants required to be performed or complied with under this Agreement on or prior to the date hereof and the Effective Date, as applicable (and each of the Committed Purchasers shall have delivered to Remy a certificate to the effect that each of the conditions specified in this Section 5(b)(iii) is satisfied in all respects); and

(iv) no provision of any applicable law or regulation and no judgment, injunction, decree or other legal restraint shall prohibit the consummation of the Plan or the Rights Offering.

6. Additional Condition.

This Agreement is subject to the further condition that there shall not have occurred between December 31, 2006 (the “Balance Sheet Date”) and the Effective Date a Material Adverse Effect. For purposes of this Agreement, a “Material Adverse Effect.” shall mean any change, effect, event, occurrence, development, circumstance or state of facts which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of Remy (including its foreign subsidiaries and their respective businesses), taken as a whole, or which materially impair Remy’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by

10

this Agreement; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or would reasonably likely be, a Material Adverse Effect: (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of the Plan Support Agreement or the transactions contemplated thereby; (ii) any effect that results from events, circumstances or situations affecting the automotive supply industry and/or the United States economy generally, so long as such effect does not disproportionately affect Remy; or (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect Remy.

7. Satisfaction of the Backstop Commitment.

Each Committed Purchaser may, in its sole discretion, satisfy its Backstop Commitment directly and/or indirectly through one or more of its affiliates, separate accounts within its control or investment funds under its or its affiliates’ management.

8. Certain Covenants.

(a) RII shall, and shall cause each of the other Remy Parties to, except in an emergency where it is not reasonably practicable, provide draft copies of all motions or applications and other documents Remy intends to file with the Bankruptcy Court to counsel for the Committed Purchasers within three Business Days prior to the date when Remy intends to file any such document and shall consult in good faith with counsel to the Committed Purchasers identified in Section 15 hereof regarding the form and substance of any such proposed filing with the Bankruptcy Court.

(b) Remy shall use its reasonable best efforts to obtain all approvals, waivers, consents and other authorizations required by the Applicable Requirements, necessary in connection with the performance of the Plan and this Agreement by each of the Committed Purchasers and the consummation by each of the Committed Purchasers of the transactions contemplated hereby and under the Plan; provided, however that the parties shall cooperate with respect to obtaining such approvals, waivers, consents and authorizations, but no party hereto shall be obligated to take any action on behalf of the other party in order to obtain any such approval, waiver, consent or authorization.

(c) [Intentionally Omitted]

(d) Remy shall use its reasonable best efforts to promptly take, or cause to be taken, all actions and promptly do, or cause to be done, all things necessary, proper or advisable in order to (i) obtain a Confirmation Order with respect to the Plan, (ii) include in the Confirmation Order the approval of the payment of the Backstop Fees and Expenses and (iii) consummate the transactions contemplated by the Plan on terms consistent with the terms set forth in the Plan. Each of the Committed Purchasers and Remy shall cooperate fully with each other to the extent reasonable in connection with the foregoing, and none of the Committed Purchasers or Remy shall take any action for the purpose of delaying, impairing or impeding the receipt of any approval for any Applicable Requirement.

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(e) Remy shall pay in full all Expenses incurred by the Committed Purchasers in accordance with Section 2(b)(iv) or, if this Agreement is terminated prior to the Effective Date, at the time of any such termination.

(f) Remy shall deliver to each of the Committed Purchasers, as soon as reasonably practicable but in any event at least two days prior to the Effective Date, a written notice which shall (a) specify the amount payable on the Effective Date by such Committed Purchaser in satisfaction of its Backstop Commitment, (b) specify the date on which it reasonably believes the Effective Date will occur and (c) designate the account to which each of the Committed Purchasers shall deliver the amounts so payable, as set forth in Section 2(b)(i).

9. Other Committed Purchaser Commitments. No Committed Purchaser shall have any liability for the Backstop Commitment of the other Committed Purchasers.

10. Certain Notices; Certain Information.

(a) Remy hereby covenants that it shall promptly deliver to each of the Committed Purchasers, and each of the Committed Purchasers hereby covenants that it shall promptly deliver to Remy, written notice of any matter, event or development that would (i) render any representation or warranty made by it herein inaccurate or incomplete in any material respect or (ii) constitute or result in a material breach by it of, or a failure by it to comply with, any material covenant herein.

(b) Remy shall furnish each of the Committed Purchasers with such information regarding the Remy Parties as any Committed Purchaser may reasonably request, provided, that, such Committed Purchasers shall keep such information confidential in accordance with the confidentiality agreements signed by Remy and such Committed Purchasers. All such requests for information made to any of the Remy Parties by the Committed Purchasers shall be made to the Chief Executive Officer or to the Chief Financial Officer of RII or their designee.

11. Certain Consent Rights. Each of the Remy Parties hereby covenants that, without the prior written consent of each of the Committed Purchasers, it shall not, prior to the Subscription Expiration Date, enter into any agreement with respect to its securities (it being understood that no such written consent shall be required for purposes of the issuance of the securities contemplated by the Plan), or amend any existing agreement with respect to such securities in any manner inconsistent with the rights of each of the Committed Purchasers pursuant to this Agreement.

12. Removal of Legends. In the event that, following the transactions contemplated by the Plan and this Agreement, any certificates, notes or other forms of evidence of securities (“Securities”) of Reorganized RII held by each of the Committed Purchasers bear a restrictive legend then:

(a) if a Committed Purchaser delivers to Reorganized RII (i) a certificate, in a form reasonably satisfactory to Reorganized RII, certifying that such Securities have been transferred pursuant to a registration statement that is effective under the Securities Act or (ii) a certificate, in a form reasonably satisfactory to Reorganized RII, certifying that such Securities

12

have been transferred without registration in accordance with the requirements of Rule 144 under the Securities Act, Reorganized RII shall, or shall instruct its transfer agent to, subject to a stockholders’ agreement, if any, issue, upon surrender of such Securities, one or more new Securities in respect of those so transferred evidenced by Securities so surrendered, which new Securities shall not bear any such legend; and

(b) if a Committed Purchaser delivers to Reorganized RII an opinion of outside counsel to such Committed Purchaser, reasonably acceptable to Reorganized RII, that, in the opinion of such counsel, such legend is not, or is no longer, required to ensure compliance with the Securities Act, subject to a stockholders’ agreement, if any, Reorganized RII shall, or shall instruct its transfer agent to, issue upon surrender of such Securities one or more new Securities, which new Securities shall not bear any such legend.

13. Termination by Committed Purchaser; Survival. Each Committed Purchaser shall be entitled to terminate its obligations under this Agreement by giving written notice thereof to RII and the other Committed Purchasers (a) in the event any of the Remy Parties (i) materially breaches this Agreement (and fails to cure such breach within five (5) business days from the receipt of notice of such breach), (ii) fails to satisfy any of the material terms or conditions of this Agreement, in all material respects or the substantial satisfaction, in all material respects, of any such term or condition becomes impossible, (iii) cannot satisfy any of the conditions set forth in Section 5 by the Outside Date (as defined in the Plan Support Agreement) or (iv) shall have made a public announcement, entered into an agreement or filed any pleading evidencing its intention to support or otherwise supports any transaction with respect to the reorganization or sale of any of the Remy Parties or takes any other action that is otherwise materially inconsistent with the transactions contemplated by this Agreement, the Solicitation and Disclosure Statement and the Plan; or (b) upon the termination of the Plan Support Agreement in accordance with the terms thereof. Upon any termination of, or non-occurrence of the Subscription Expiration Date pursuant to, this Agreement, the provisions of Sections 8(e), 15, 16, 17, 18 and 19 shall survive any such termination.

14. Indemnification.

(a) If following the Closing (i) Remy or any Surviving Entities breach the Surviving Representation or (ii) any action, suit or proceeding (related to or arising from this Agreement or the transactions contemplated hereby) shall be commenced against, or any claim or demand (related to or arising from this Agreement or the transactions contemplated hereby) shall be asserted against any of the Committed Purchasers by a third-party, then the Surviving Entities, on a joint and several basis, (each, an “Indemnifying Party”) shall indemnify, defend and hold harmless each Committed Purchaser and each such Committed Purchaser’s affiliates and each of their respective officers, directors, managers, partners, stockholders, employees, advisors, agents and other representatives and any affiliate of the foregoing, and each of its respective successors and permitted assigns (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, all losses, damages, liabilities, costs and expenses, including, without limitation, interest, court costs and reasonable attorneys’ fees and expenses arising or resulting from or in connection with (i) any such breach of the Surviving Representation for which the Committed Purchasers have asserted a claim in accordance with this Section 14 on or prior to one year following the date of the Closing and (ii) any such action,

13

suit or proceeding by a third-party (collectively, “Indemnified Liabilities”); provided, however that Indemnified Liabilities shall exclude any portion of such losses, damages, liabilities, costs or expenses resulting from an Indemnified Party’s gross negligence or willful misconduct.

(b) Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification or contribution pursuant to this Agreement and (ii) permit such Indemnifying Party to assume the defense of such claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party; provided, however, that any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such claim within 20 days of delivery of the written notice of the Indemnified Party with respect to such claim or failed to employ counsel selected by such Indemnifying Party and reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such claims (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (i) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation, (ii) enter into any settlement that attributes, by its terms, liability to the Indemnified Party, or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. In addition, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld), no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement which provides for any action on the part of the Indemnified Party other than the payment of money damages which are to be paid in full by the Indemnifying Party. If an Indemnifying Party fails or elects not to assume the defense of a claim pursuant to clause (y) above, or is not entitled to assume or continue the defense of such claim pursuant to clause (z) above, the Indemnified Party shall have the right without prejudice to its right of indemnification hereunder to, in its discretion, exercise in good faith and upon advice of counsel its rights to contest, defend and litigate such claim and may settle such claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however that at least 10 days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees (at no expense to the Indemnified Party) to cooperate with the Indemnifying Party and its counsel in contesting any claim that the Indemnifying Party elects to contest.

15. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers.

14

If to any Committed Purchaser:		To the address set forth beneath such Committed Purchaser’s signature to this Agreement

With a copy to:		Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue, 19th Floor
New York, NY 10022
	Attn:	Fred S. Hodara, Esq.
Stephen B. Kuhn, Esq.
Facsimile: (212) 872-1002

— And —

If to Remy:		Remy Worldwide Holdings Inc. 2902 Enterprise Drive Anderson, IN 46013 Attn: Mr. Kerry A. Shiba Facsimile: (765) 221-7365

With a copy to:		Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 Attn: Douglas P. Bartner, Esq. Facsimile: (212) 848-7179

16. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, except as contemplated by Section 7 hereof, (i) any Committed Purchaser may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the consent of Remy or any of the Surviving Entities, provided, that any such assignment shall not relieve such Committed Purchaser from liability resulting from a default by any assignee of its obligations hereunder, and (ii) Remy or any of the Surviving Entities may not assign, delegate or otherwise transfer any of their rights or obligations hereunder without the consent of each of the Committed Purchasers. Nothing in this Agreement is intended to confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, to confer third party beneficiary rights.

17. Amendments. This Agreement represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties. There are no unwritten oral agreements or understandings between the parties relating to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument signed by each of the Committed Purchasers and Remy.

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18. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement each of the parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, RWH, RII, the Remy Subsidiaries and the Committed Purchasers have executed this Agreement as of the date first written above.

REMY WORLDWIDE HOLDINGS, INC.

By:
Name:	Kerry A. Shiba
Title:	Chief Financial Officer

BALLANTRAE CORPORATION
FRANKLIN POWER PRODUCTS, INC.
HSG I, INC.
HSG II, INC.
INTERNATIONAL FUEL SYSTEMS, INC,
M&M KNOPF AUTO PARTS, L.L.C.
MARINE CORPORATION OF AMERICA
NABCO, INC.
POWER INVESTMENTS, INC.
POWER INVESTMENTS MARINE, INC.
POWRBILT PRODUCTS, INC.
REMAN HOLDINGS, L.L.C.
REMY INC,
REMY INTERNATIONAL HOLDINGS, INC.
REMY INTERNATIONAL, INC.
REMY KOREA HOLDINGS, L.L.C.
REMY LOGISTICS, L.L.C.
REMY REMAN, L.L.C.
REMY SALES, INC.
UNIT PARTS COMPANY
WESTERN REMAN INDUSTRIAL, LLC
WORLD WIDE AUTOMOTIVE, L.L.C.

By:
Kerry A. Shiba
Chief Financial Officer for each of the above entities

[Signature Page to Backstop Commitment Agreement]

THIRD POINT LLC

By:
Name:	Neel Devani
Title:	[illegible]

Address:

390 Park Avenue, Suite 1800 New York, NY 10022 Attn: Neel Devani Tel: 310.356.4657
Fax: 3103564658
Email: ndevani@thirdpoint.com

[Signature Page to Backstop Commitment Agreement]

S-6

FIDELITY NATIONAL SPECIAL OPPORTUNITIES, INC.

By:
Name:	Eric Scroggins
Title:	[illegible]

Address:

4050 Calle Real, Suite 1210 Santa Barbara, California 93110 Attn: Eric Scroggins Tel: 805.696.7350
Fax: 805.696.7713
Email: eric.scroggins@fnf.com

[Signature Page to Backstop Commitment Agreement]

ORE HILL HUB FUND LTD.

By:
Name:	John S. Irish
Title:	Managing Director

Address:

c/o Ore Hill Partners LLC
650 Fifth Avenue, 9th Floor New York, NY 10019
Attn: John Irish
Tel: 212.389.2333
Fax: 212.389.2332
Email: jirish@orehill.com

[Signature Page to Backstop Commitment Agreement]

H PARTNERS LP

By:
Name:	Rehan Jaffer
Title:	Managing Member

Address:

152 W. 57th Street, 52nd Floor
New York, NY 10019
Attn: Rehan Jaffer
Tel: 212.974.7175
Fax: 212.974.7181
Email: rjaffer@riverrunmanagement.com

[Signature Page to Backstop Commitment Agreement]

HOAK & CO.

By:
Name:	J. HALE HOAK
Title:	President

Address:

500 Crescent Court, Suite 230
Dallas, Texas 75201
Attn: Chuck Warltier
Tel: 214.855.2284
Fax: 972.960.4895
Email: chuck@hoakco.com

[Signature Page to Backstop Commitment Agreement]

JOSHUA TREE CAPITAL MANAGEMENT, LP

By:
Name:	VIKAS TANDON
Title:	MANAGING MEMBER

Address;

One Maritime Plaza
Suite 750
San Francisco, California 94111
Attn: Vikas Tandon
Tel: 415.568.4260
Fax: 415.568.4268
Email: vtandon@jtcap.com

[Signature Page to Backstop Commitment Agreement]

S-11

GROUP G CAPITAL PARTNERS, LLC

By:
Name:	Arthur Weiss
Title:	Portfolio Manager

Address:

115 Sansome Street, Suite 1401
San Francisco, California 94104
Attn: Arthur Weiss
Tel: 415.248.0018
Fax: 415.248.0068
Email: arthur.weiss@groupgcapital.com

[Signature Page to Backstop Commitment Agreement]

S-7

CORRIENTE MASTER FUND, LP

By:
Name:	James Haddaway
Title:	Member of GP

Address:

201 Main Street, Suite 1800
Fort Worth, Texas 76102
Attn: James Haddaway
Tel: 817.870.1560
Fax: 817.870.0400
Email: james@corrientecapital.com

[Signature Page to Backstop Commitment Agreement]

EXHIBIT A

to

Backstop Commitment Agreement

EXHIBIT A

Allocation

Senior Note Committed Purchasers

Ore Hill

Third Point

Group G

Subordinated Note Committed Purchasers

FNSO

Hoak

Corriente

H Partners

Joshua Tree

1

EXHIBIT B

to

Backstop Commitment Agreement

EXHIBIT B

Allocation

Corriente

FNSO

Joshua Tree

H Partners

Hoak

1

EXHIBIT D

to

Disclosure Statement:

Reorganized RII Certificate of Incorporation – Term Sheet

Remy International, Inc.

Term Sheet

For Certain Provisions of the

Certificate of Incorporation

Reference is made to the Plan Support Agreement dated as of June 15, 2007, among Remy Worldwide Holdings, Inc., Remy International, Inc. and certain of their subsidiaries (collectively, the “Company”) and the Plan Support Parties signatory thereto (the “Plan Support Agreement”) and the term sheet (the “Term Sheet”) attached as Exhibit A to the Plan Support Agreement for the joint pre-packaged plan of reorganization (the “Plan”) of the Company. The following sets forth certain key terms of the Certificate of Incorporation of the Company (the “Charter”) contemplated in the Term Sheet among the holders of the New Common Stock to go into effect on the Effective Date of the Plan. Capitalized terms used herein without definition shall have the meanings provided in the Plan Support Agreement and the Term Sheet.

Information Rights:	The Company will make available to each Shareholder (including the holders of shares of preferred stock of the Company) through a restricted website (e.g., Intralinks) the following information, provided, however, that each Shareholder that accesses such website must agree to keep such information confidential until the Company becomes a public reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (although it may be shared with prospective purchasers of New Common Stock (the “Shares”) who agree to a comparable confidentiality restriction), and provided, further, that the Company may prohibit such information from being shared with customers, suppliers or other parties engaged in business with the Company with whom it would be damaging to the Company’s business to share such information:

	(i)	As soon as available but in any event within (a) 45 days after the end of the third fiscal quarter of 2007 and (b) 60 days after the end of 2007, consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), which shall be unaudited in the case of the third quarter information, and a narrative discussion, prepared by the Company’s management, comparing the operations for the current fiscal year to date and the same period for the previous fiscal year.

Until such time as the Company becomes a 1934 Act reporting company, commencing as of the first quarter of 2008, the Company will make available to each Shareholder (including the holders of shares of preferred stock of the Company) through a public website (e.g., the Company’s website) the following information:

	(ii)	As soon as available but in any event within 90 days after the end of the fiscal year, (A) audited consolidated financial statements and financial information of the type that satisfies the requirements of the 1934 Act (including an income statement, balance sheet and statement of cash flows), accompanied by (B) a narrative discussion, prepared by the Company’s management, comparing the operations of the current fiscal year and the previous fiscal year.

1

	(iii)	As soon as available but in any event within 45 days after the end of each fiscal quarter, unaudited consolidated financial statements and financial information (including an income statement, balance sheet and statement of cash flows), and a narrative discussion, prepared by the Company’s management, comparing the operations for the current fiscal year to date and the same period for the previous fiscal year.

	(iv)	Not less than quarterly, the senior management of the Company shall participate in a conference call for holders of Shares to discuss the Company’s performance and answer questions.

	(v)	The Company shall make the other items of information called for by Rule 15c2-11 under the Exchange Act publicly available (so as to enable quotes in the pink sheets and Rule 144 trading).

Further, if any shareholder of the Company (each, a “Shareholder”) shall be required to consolidate the results of the Company into its own financial statements pursuant to GAAP, the Company shall provide such additional information and assistance as shall be required in connection therewith.

Board of Directors:	The board of directors of the Company (the “Board”) shall consist of seven (7) directors (including the chief executive officer) and the Shareholders shall vote all voting securities of the Company to ensure that the Charter continues to include such provision. The Charter of the Company shall provide, among other things, that (i) the chief executive officer shall be a member of the Board, (ii) the initial members of the Board immediately following the effective date of the Prepackaged Plan may not be removed except for cause prior to the first annual shareholders meeting thereafter, (iii) until such time as they shall hold less than 34% of the outstanding Shares, the Major Holders (as herein defined) shall be entitled to designate three directors, (iv) until such time as they shall hold less than 25% of the outstanding Shares, the Major Holders shall be entitled to designate two directors, (v) until such time as they shall hold less than 15% of the outstanding Shares, the Major Holders shall be entitled to designate one director, (vi) each director shall be elected to serve a one-year term on the Board or until such time as a successor is duly elected by the Shareholders or designated by the Major Holders or the Board, as applicable, and (vii) upon the resignation, removal for cause, death or incapacity of a director, the remaining term of such director may be served by a successor designated by majority vote of the remaining members of the Board or by the Major Holders, as applicable. Any directors permitted to be designated by the Major Holders pursuant to clauses (iii), (iv) or (v) above shall not be in addition to, but shall include, any individuals then serving on the Board who were designated by FNSO under the bankruptcy plan (subject to FNSO’s right to replace those individuals, to be set forth in the Charter). Election of directors by the Shareholders at a shareholders meeting shall be by plurality vote. The Major Holders shall have the right to call meetings of the Shareholders if needed to effectuate the designation rights described in this section. The Charter shall not prohibit the Shareholders from taking action by written consent in lieu of a shareholders meeting.

Shareholder Voting Rights:	Notwithstanding anything to the contrary permitted under applicable law or regulation or in the Company’s Charter or Bylaws, the Company shall not, without first obtaining the approval of Shareholders holding 66- 2/3% or more of the then outstanding Shares (a “Supermajority Approval”):

	(i)	Reduce or increase the number of members entitled to serve on the Board to a number other than seven (7).

	(ii)	Repeal, amend, or otherwise modify, rescind or waive any provisions of the Charter or Bylaws; provided, however, that nothing herein shall prohibit the Charter or Bylaws from providing additional requirements (including a greater percentage vote) to repeal, amend, or otherwise modify, rescind or waive any provision or provisions therein; provided further, that notwithstanding the foregoing, unless (x) Shareholder approval is expressly required by the Bylaw provision being repealed, amended or otherwise modified, rescinded or waived or (y) the proposed provision or the proposed repeal, amendment or other modification, rescission or waiver would be inconsistent with a provision expressly requiring Shareholder approval, Bylaws may be repealed, amended or otherwise modified, rescinded or waived with the written consent of the Board.

	(iii)	Consummate, or permit any controlled subsidiary to consummate, any proposal that (A) the Company or any controlled subsidiary merge or consolidate with any Related Person (as defined below), or that (B) the Company or any controlled subsidiary sell or exchange all or a substantial part of its assets to or with such Related Person, or that (C) the Company or any controlled subsidiary issue or deliver any stock or other securities of its issue in exchange or payment for any services, properties or assets (other than cash) of such Related Person or securities issued by such Related Person, or in a merger of the Company or any Affiliate of the Company with or into such Related Person (provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was duly approved by resolution of the Board prior to the acquisition of the beneficial ownership of more than five percent (5%) of the outstanding Common Stock of the Company by such Related Person); or (D) involves any other transaction, agreement or arrangement with any Related Person other than a director or employee of the Company, but not including (i) any such item contemplated by the Plan, this Agreement, the Registration Rights Agreement or any related agreements, (ii) any transaction to which the pre-emptive rights apply, and (iii) any other transaction having a value of less than 10% of the Company’s consolidated stockholders’ equity as of the end of the most-recently ended quarter (any such transaction, agreement or other arrangement, an “Affiliate Transaction”) (provided, however, that in no event will the Company be permitted to enter into an Affiliate Transaction unless such Affiliate Transaction is fair to the Company).

“Related Person” means (x) any Affiliate (as defined below) of the Company or (y) any other Person if such other Person or its Affiliates singly or in the aggregate directly or indirectly beneficially own, or otherwise control, more than 10% of the outstanding Shares.

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

For the purposes of this provision, a “substantial part” of the assets of the Company shall mean assets comprising more than 10% of the book value of the total assets of the Company and its subsidiaries taken as a whole.

(iv)	Issue Shares (or options or other securities convertible into Shares) not subject to the Charter provisions described herein.

In addition, the following actions by the Company or any of its subsidiaries shall, whether under the Charter or pursuant to an agreement entered into between FNSO and the Company, require the approval of the holders of at least a majority of the Shares then held by FNSO and its transferees after the date the plan becomes effective who are designated as Major Holders by FNSO or such transferees (together, the “Major Holders”), as long as the Major Holders hold at least 34% of the outstanding Shares:

(i)	the approval of the annual operating budget and capital expenditure budget of the Company and its subsidiaries and any interim modification or deviation in excess of 5% in any line item thereof;

(ii)	any authorization, reservation for issuance or issuance of capital stock of the Company or its subsidiaries, including any options, warrants or securities convertible into capital stock of the Company or its subsidiaries, except for the initial options to purchase shares under the management incentive plan;

(iii)	any amendments to the certificate of incorporation or bylaws of the Company or any of its subsidiaries in a manner which adversely affect the rights of Major Holders or which adversely affect the indemnification or exculpation of any director of the Company;

(iv)	the election, removal, delegation or amendment of power or authority, and compensation of the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Company or any of its subsidiaries;

(v)	the acquisition, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, in excess of $10,000,000 per transaction or series of related transactions;

	(vi)	subject to the rights of Selling Shareholders under Drag Along Rights, any (A) disposition of any material assets of the Company, (B) sale of all or substantially all of the assets of, or liquidation, dissolution or recapitalization of, the Company or any of its material subsidiaries, or (C) change of control of the Company or a material subsidiary, whether through merger or sale of stock or otherwise, the result of which is Persons owning voting stock of the Company or such material subsidiary, as the case may be, prior to such transaction do not hold more than 50% of the voting stock of the Company or such material subsidiary after giving effect to such transaction;

	(vii)	the incurrence of any indebtedness for borrowed money by the Company or any of its subsidiaries in excess of $10,000,000 in the aggregate or the granting of any lien or encumbrance on the assets or pledge of the capital stock of the Company or its subsidiaries (other than (A) indebtedness incurred under, and liens imposed in connection with, debt incurred on the date the plan becomes effective, (B) liens or encumbrances granted in the ordinary course of business consistent with past practice, and (C) liens or encumbrances on assets having a value of not more than $5,000,000);

	(viii)	entering into or effecting any transaction or series of related transactions in connection with or involving the repurchase, redemption or other acquisition of capital stock of the Company (other than any required and up to $1,000,000 in annual optional repurchases of capital stock or options from employees pursuant to certain repurchase rights under the management incentive plan) or any subsidiary;

	(ix)	declaring or paying any cash or other dividend or making any other distribution on the capital stock of the Company or any of its subsidiaries other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Company to its equity holder and PIK dividends on the Class A and Class B Preferred Stock in accordance with the terms thereof;

	(x)	subject to rights granted under the registration rights agreement, any public offering or any listing on any securities exchange (including any level of the NASDAQ Stock Market);

	(xi)	any change in the number of directors of the Board; or

	(xii)	committing to do any of the actions provided in (i) through (xi) above.

Transfer of Shares:	Restrictions on Transferability. No Shares shall be Transferred, except upon the conditions set forth below, and the Company shall not register in its books the Transfer of any Shares unless such Transfer has been effected in accordance with the terms set forth below.

Endorsement; Certain Transfer. Notwithstanding any other provision of the Charter, Shares shall not be Transferred, and the Company shall not be required to register any transfer of Shares on its books, unless the Company shall be reasonably satisfied prior to such Transfer that registration under the 1933 Act and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer.

Limitation on Number of Shareholders. Notwithstanding anything set forth in the Charter, or the compliance with any of the terms hereof, prior to January 1, 2008, no Transfer of Shares shall be effective, and any such Transfer of Shares shall be deemed null and void, if, as a result of any such Transfer, the record number of holders of the Company’s equity securities would exceed 450.

Tag Along Rights:	Other than Permitted Transfers (as defined below), if a Shareholder or Shareholders (collectively referred to as the “Transferring Shareholder(s)”) propose(s) to sell, transfer or otherwise dispose of (a “Transfer”) a number of Shares representing 40% or more of the Shares then outstanding, then the Transferring Shareholder shall give written notice to the Company and the other Shareholders at least 20 Business Days prior to the closing of such Transfer and the other Shareholders shall have the right (but not the obligation) to include in such sale up to all of the Shares held by such Shareholder. If the proposed purchaser elects to purchase less than all of the Shares offered for sale as a result of the Shareholders’ exercise of their respective tag along rights, the Transferring Shareholder(s) and each Shareholder exercising its tag along rights will have the right to include its pro rata portion of the Shares to be Transferred to the proposed purchaser on the same terms and conditions as the Transferring Shareholder(s) including without limitation in exchange for a pro rata share of all consideration received by the Transferring Shareholder(s). A “Permitted Transfer” shall be (x) a Transfer to any Person who is an Affiliate of the Shareholder Transferring such Shares or (y) any Transfer pursuant to a public offering; provided, however, that any such Transfer is in good faith and not for the primary purpose of circumventing the transfer restrictions set forth in this provision, through the Transfer to an Affiliate of the Transferring Shareholder in connection with a transaction or series of related transactions in which the control of such Affiliate will be transferred or is intended to be transferred to a party other than another Affiliate of the Transferring Shareholder.

Drag Along Rights:	If a Shareholder or Shareholders (collectively, the “Selling Shareholder(s)”) propose(s) to sell Shares representing an amount equal to more than 50% of the outstanding Shares to any purchaser, in each case other than to an Affiliate of any of the Selling Shareholder(s), the other Shareholders may be required by the Selling Shareholder(s) to include the pro rata portion of their Shares in such sale and on the same terms and conditions applicable to the Selling Shareholder, and to take all necessary and desirable actions in connection with such sale, including the surrender of stock certificates.

Pre-emptive Rights:	Until the Company’s initial public offering of common stock occurs, if the Company offers any equity securities, except for Excluded Issuances, each holder of at least 3% of the Shares shall have a right of first refusal to purchase that number of such equity securities on the same terms and conditions as would allow them to maintain their fully-diluted equity percentage ownership in the Company. “Excluded Issuances” shall mean the issuance of Shares (i) representing not more than % of the fully-diluted equity of the Company granted pursuant to or issued upon the exercise of options granted under an equity incentive plan, including the management incentive plan, (ii) in consideration for a transaction approved by the Board which does not result in the issuance for cash of more than 5% of the outstanding Shares, (iii) pursuant to conversion or exchange rights included in securities previously issued or (iv) in connection with a stock split, stock division or stock dividend.

Amendments:	The Charter may not be amended, terminated (except pursuant to the terms thereof) or otherwise modified or waived without a Supermajority Approval; provided, that any amendment or termination of the Charter provisions relating to the designation of directors by the Major Holders shall also require approval of a majority of the Major Holders.

Termination of Agreement:	The Charter provisions setting forth the special rights and obligations described in this Term Sheet, including, without limitation, the tag along rights, the drag along rights and the pre-emptive rights, shall terminate and be of no force or effect upon the earliest to occur of (i) the date such termination has received a Supermajority Approval, (ii) the listing of the Company’s common stock on a national securities exchange upon completion of a public offering of common stock or (iii) the effectiveness of a registration statement covering common stock filed pursuant to a demand registration under the Registration Rights Agreement.

Legend:	Each certificate representing shares of capital stock of the Company will contain appropriate legends referring to the transfer restrictions, voting agreements and other rights and obligations described herein.

EXHIBIT E

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Disclosure Statement:

Registration Rights Agreement – Term Sheet

REORGANIZED REMY

REGISTRATION RIGHTS AGREEMENT TERM SHEET

PARTIES

•     Reorganized Remy International, Inc. (the “Company”) and the holders of Registrable Securities[1] who receive at least 2.5% thereof under the Plan[2] and who execute the Registration Rights Agreement (the “Agreement”) are being granted registration rights under the Agreement pursuant to the Plan (collectively, the “Holders”).[3]

DATE	• The Effective Date.

DESCRIPTION	• The parties will enter into the Registration Rights Agreement (the “Agreement”) in connection with the receipt of Common Stock (the “Shares”) under the Plan, par value $[.001] per share.

DEMAND REGISTRATION RIGHTS

[1]

“Registrable Securities” means (a) the Shares of Common Stock to be received by noteholders pursuant to the Plan or subsequently acquired and (b) any capital stock or other securities of the Company issued or issuable with respect to the Shares (i) upon any conversion or exchange thereof, (ii) by way of stock dividend or other distribution, stock split or reverse stock split, or (iii) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer or other reorganization. As to any particular Registrable Securities, once issued such securities will cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities will have become effective under the Securities Act and such securities have been disposed of in accordance with such Registration Statement, (B) such securities are then able to be sold by the holder therof in reliance upon Rule 144 (or any successor provision) under the Securities Act, provided that at the time such securities are proposed to be disposed of, they may be sold under Rule 144 without any limitation on the amount of such securities which may be sold, (C) the Company has become a public reporting company under the Exchange Act and such securities are freely tradable under Section 1145 of the Bankruptcy Code, (D) they will have ceased to be outstanding or (E) such securities have been sold and may thereafter be sold without registration.

[2]	Capitalized terms used but not defined herein have the meanings ascribed to them in that certain Plan Support Agreement dated as of June 15, 2007, as amended.
[3]

The Plan should provide that all Holders described above will be entitled to execute and be subject to the Registration Rights Agreement. In addition, certain preferred stockholders will also be entitled to do so, as described under Piggyback Rights below.

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REQUEST FOR REGISTRATION

•     Subject to the limitations described below, at any time or from time to time, the Holders will have the right to make a written request that the Company effect a registration under the Securities Act of 1933, as amended (the “Securities Act”) of all or part of the Registrable Securities of the Holders making such request (the “Demand Registration”). In any Demand Registration, the Holder or Holders making the demand will also be entitled to request the registration of Registrable Preferred (as herein defined) held by such Holders.

DEMAND PRIOR TO INITIAL PUBLIC OFFERING

•     Each Holder of a number of shares of Common Stock equal to at least 20% of the number of shares of outstanding Common Stock as of the date of the Agreement (provided such Holder continues to hold such number of shares of Common Stock at the time it makes a demand), and Holders of at least a majority in the aggregate of the Registrable Securities, each will have the right at any time to require the Company to register shares of Common Stock held by them for resale under the Securities Act. If requested by the Holders, any such request for registration will be a “shelf registration” pursuant to rule 415 under the Securities Act, if the Company is then eligible to use Form S-3.

DEMAND FOLLOWING INITIAL PUBLIC OFFERING	In addition to the demand registration rights available prior to an initial public offering of Common Stock described above, at any time following the initial public offering of Common Stock under the Securities Act, each Holder will have the right to require the Company to register the shares of Common Stock held by such Holder for resale under the Securities Act, subject to the following limitations: (i) the Company will not be required to effect any demand by a Holder if the Company provides an opinion of counsel, which is reasonably satisfactory to the Holder, to the effect that no registration is required under the Securities Act in respect of the shares proposed to be transferred by such Holder; and (ii) the greater of (x) at least 10% of the outstanding Registrable Securities at the time of the demand and (y) at least 5% of the outstanding Registrable Securities as of the Effective Date are requested to be included in such demand registration.

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OBLIGATIONS TO EFFECT REGISTRATION

•     Within ten days after receipt by the Company of any request for Demand Registration, the Company will give written notice of such requested registration to all Holders. Such Holders will have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Securities as such Holders may request in such notice of election. The Company (i) will file a registration statement regarding such Registrable Securities that have been requested to be registered as soon as practicable, but in no event later than 40 days following the conclusion of the foregoing 30-day notice period and (ii) will use its commercially reasonable best efforts to have such registration statement declared effective by the SEC as soon as practicable, but in no event later than 90 days following the date of the initial filing thereof with the SEC.

LIMITATIONS ON REGISTRATION

•     The Company will not be required to effect more than five Demand Registrations (and there shall be no limitation on the number of Form S-3 registrations required). In addition, the Company will not be required to effect any registration during the period starting on the date 30 days prior to the Company’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement (other than on Form S-4 or S-8) pertaining to the securities of the Company, provided that the Company is employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

•     If and whenever the Company is required to use its commercially reasonable best efforts to effect the registration under the Securities Act of any Registrable Securities, and if such registration is not withdrawn or abandoned, the Company will not be obligated to file any Registration Statement with respect to any of its securities (including Registrable Securities) under the Securities Act, [with certain exceptions,] whether of its own accord or at the request or demand of any Holder or Holders of such securities, until a period of 180 days will have elapsed from the effective date of such previous registration.

SPECIFIC PERFORMANCE	• Any Holder will, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce

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its rights hereunder by actions for injunctive relief and specific performance in any court of the United States or any state thereof having jurisdiction, to the extent permitted by law and the Company shall agree not to oppose any such demand for specific performance on the basis that monetary damages are available.

REGISTRATION EXPENSES	• The Company will pay the Registration Expenses (to be defined in the Agreement) other than underwriting commissions and discounts of all registrations under the Agreement.

UNDERWRITTEN OFFERING

•     The Agreement will not establish additional registration rights with regard to underwritten offerings, but instead set forth procedures applicable to any registration that is also an underwritten offering.

UNDERWRITTEN OFFERINGS EXCLUSIVE	• Whenever a request for Demand Registration is for an underwritten offering, only securities that are to be distributed by the underwriters may be included in the Registration.

UNDERWRITING AGREEMENT

•     If requested by the underwriters for any underwritten offering by Holders pursuant to a request for Demand Registration, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Holders of a majority of the Registrable Securities to be covered by such registration and to the underwriters and to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in the Agreement or as are otherwise then customary (if more extensive), provisions for the delivery of officers’ certificates, opinions of counsel and accountants’ “cold comfort” letters, and hold-back arrangements.

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HOLD-BACK AGREEMENTS

•     If and whenever the Company proposes to register any of its equity securities under the Securities Act, whether or not for its own account, or is required to use its commercially reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to a Demand Registration, each Holder, if required by the managing underwriter in an underwritten offering, agrees by acquisition of such Registrable Securities not to effect (other than pursuant to such registration) any public sale or distribution, including, without limitation, any sale pursuant to Rule 144, of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company during the 10 days prior to, and for up to 180 days after, the effective date of such registration or the date of the prospectus for such offering (if later), to the extent such Holder is timely notified in writing by the Company or the managing underwriter, and the Company agrees to cause each director and executive officer of the Company to enter into a similar agreement with the Company. The Company further will agree not to effect (other than pursuant to such registration or pursuant to registrations on Form S-4 or S-8) any public sale or distribution, or to file any Registration Statement covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 10 days prior to, and up to 180 days after, the effective date of such registration (or the date of the prospectus for such offering, if later) if required by the managing underwriter (or for such longer period as so required).

PIGGYBACK RIGHTS

•     Unlimited “piggyback” rights will be provided to (i) all Holders of Registrable Securities who otherwise would be considered underwriters pursuant to section 1145 of the Bankruptcy Code and (ii) each holder of shares of preferred stock issued by the Company on the Effective Date (the “Preferred Stock”), solely to the extent that such holder did not receive such Preferred Stock pursuant to section 1145 of the Bankruptcy Code or if such holder would be considered an underwriter with respect to such Preferred Stock pursuant to section 1145 of the Bankruptcy Code, in each case unless any of the conditions described in clauses (A) through (E) of the last sentence of footnote 1 of this term sheet would apply to such Preferred Stock (any such Preferred Stock to which none of such conditions would apply, “Registrable Preferred”).

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•     If the Company at any time proposes to register any of its securities of the same class as the Registrable Securities under the Securities Act (other than pursuant to a Demand Registration or on Form S-4 or S-8), whether or not for sale for its own account (a “Company Registration”), it will, prior to each such filing, give prompt written notice to all Holders of Registrable Securities and holders of Registrable Preferred (collectively, “Piggyback Holders”) of its intention to do so and, upon the written request of any Piggyback Holder given to the Company within 30 days after the Company has provided such notice (which request will state the intended method of disposition of such Registrable Securities or Registrable Preferred), the Company will use commercially reasonable best efforts to cause all Registrable Securities or Registrable Preferred that the Company has been requested by the Piggyback Holders thereof to register to be so registered under the Securities Act to the extent necessary to permit their disposition in accordance with the intended methods of distribution specified in the request of such Piggyback Holder or Holders; provided, that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the Registration Statement filed in connection with such registration, the Company determines for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each Piggyback Holder that previously was notified of such registration, and, thereupon, will not register any Registrable Securities or Registrable Preferred in connection with such registration, without prejudice, however, to the rights of any Holders to request that a registration be effected under a Demand Registration and provided further, that no registration effected under this provision will relieve the Company from its obligations to effect Registration upon a Demand Registration, subject to “Limitation on Registration,” and “Demand Following Initial Public Offering”.

ALLOCATION

•     If any Company Registration involves an underwritten offering and the managing underwriter of such offering advises the Company that, in its good faith view, the number of securities requested to be included in such registration exceeds the largest number that can reasonably be sold in an orderly manner without having a significant and adverse effect on such offering, the Company will include in such registration:

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i. first, all securities that the Company proposes to register for its own account (the “Company Securities”); and

ii.      second, to the extent that the number of Company Securities is less than the largest number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the remaining securities to be included in such registration will be allocated on a pro rata basis among (i) all Piggyback Holders requesting that Registrable Securities or Registrable Preferred be included in such Registration, and (ii) all other holders (“Other Holders”) of the Company’s securities who have been granted “piggy-back” registration rights with respect to such securities (the “Other Securities”) and have requested that such Other Securities be included in such registration, based on the number of Registrable Securities or Registrable Preferred and Other Securities that each such Piggyback Holder and Other Holder requesting such registration bears to the aggregate number of Registrable Securities or Registrable Preferred and Other Securities then owned by all such Piggyback Holders and Other Holders requesting such registration; provided further, however, that if such underwriter advises the Company that the inclusion of Registrable Preferred in the offering will have a significant and adverse effect on the offering, some or all of the Registrable Preferred may be excluded even if none of the other securities are.

INDEMNIFICATION

INDEMNIFICATION BY THE COMPANY

•     In the event of any registration of any of the Registrable Securities (or Registrable Preferred) under the Securities Act pursuant to the Agreement, the Company will indemnify and hold harmless the seller of such securities, its directors, officers, and employees, each other person who participates as an underwriter, broker or dealer in the offering or sale of

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such securities, and each other person, if any, who controls such seller, underwriter, broker, dealer or any such participating Person within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which such seller or any such director, officer, employee, underwriter, broker, dealer, participating person, or controlling person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Securities (or Registrable Preferred) were registered under the Securities Act, any preliminary prospectus, free writing prospectus or prospectus contained in the registration statement, or any amendment or supplement to such registration statement, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will reimburse such seller and each such director, officer, employee, underwriter, broker, dealer, participating person, and controlling person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus, or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such seller, underwriter, participating person or controlling person specifically for use in the preparation thereof.

INDEMNIFICATION BY HOLDERS OF SECURITIES

•     In the event of any registration of any of the Registrable Securities (or Registrable Preferred) under the Securities Act pursuant to the Agreement, each seller of such securities, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses,

8

claims, damages, or liabilities, joint or several, to which the Company, such directors and officers, underwriters, or controlling persons may become subject under the Securities Act, Exchange Act, state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, free writing prospectus or prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller expressly for use in connection with the preparation of such registration statement, preliminary prospectus, prospectus, amendment, or supplement; provided, however, that the liability of each such seller hereunder will be in proportion to and limited to the net amount received by such seller (after deducting any underwriting discount and expenses) from the sale of Registrable Securities (or Registrable Preferred) sold in connection with such registration.

ASSIGNMENT

•     Assignment of any right under this Agreement is prohibited, except that a pro rata portion of the rights under this Agreement may be assigned in connection with a permitted sale or transfer of Registrable Securities (or Registrable Preferred).

AMENDMENT & WAIVER

•     This Agreement may not be amended, amended and restated, or otherwise modified without the prior written consent of Holders of a majority of the Registrable Securities, including each holder of a number of shares equal to 20% or more of the outstanding Common Stock as of the date of the Agreement provided that such holder continues to hold such number of shares of Common Stock on the date of any such amendment; provided, however, that the piggyback rights described herein granted to the holders of Registrable Preferred may not be amended, amended and restated or otherwise modified with respect to any holder of Registrable Preferred without the written consent of such holder

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GOVERNING LAW	• Delaware.

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EXHIBIT F

to

Disclosure Statement:

New Employment Agreements and New Management Incentive Plan – Forms and Term

Sheets

New Employment Agreement Term Sheet

Remy International, Inc.

Term Sheet for Key Personnel Employment Agreements

Covered Employees	John Weber, Kerry Shiba, CFO (TBD), John Pittas, David Muir and Jerry Mills (each, an “Employee”). Phillipe James, as he is a party to a European split-payroll employment agreement, will not be party to a new employment agreement, but his Base Salary, Target Bonus and other bonus amounts will be adjusted as indicated herein.

Term	Two-year term, ending December 31, 2009, with an automatic renewal for successive one-year terms unless either party provides notice 120 days prior to the scheduled expiration date.

Base Salary	Each Employee will receive a “Base Salary”, which may be increased, but not decreased by the Board. The Employees’ Base Salaries are as follows:

John Weber		$875,000
Kerry Shiba		$469,000
CFO (TBD)	[$	450,000	] (estimated)
John Pittas		$378,000
David Muir		$375,000
Jerry Mills		$375,000
Phillipe James		€262,500

Prior Awards	All awards that have accrued prior to January 1, 2008, including, without limitation, the Financial Performance Bonus Plan for 2007, the Annual Incentive Bonus for 2007 and, in the case of John Weber, the SERP, will be paid in accordance with their terms, provided, however, that in no event will the restructuring be deemed a change in control for purposes of such awards; and provided, further, each Employee will acknowledge and agree that the restructuring will not be deemed as such.

Minimum Target Bonus	The Agreement will specify a “Minimum Target Bonus”, which will be used for calculating severance. The Minimum Target Bonus is the lowest target bonus the Company is permitted to set for the Employee under the annual bonus plan.

Target Bonus	Each employee will also have a specified “Target Bonus” for 2008, 2009 and 2010 under the Amended Annual Performance Bonus Plan.

Employee	Minimum Target Bonus		Target Bonus
John Weber		$1,225,000	$2,400,000
Kerry Shiba		$469,000	$1,006,740
CFO (TBD)	[$	338,000	$763,040	] (estimated)
John Pittas		$189,000	$507,780
David Muir		$187,500	$400,020
Jerry Mills		$187,500	$400,020
Phillipe James		€78,750	€172,220

Emergence Bonus	Each employee will receive a bonus (the “Emergence Bonus”), paid in cash within 30 days of emergence from restructuring. The Emergence Bonus will be an amount equal to 1.5 times Base Salary for Weber and 0.75 times Base Salary for all other Employees.

Employee	Emergence Bonus
John Weber	$1,312,500
Kerry Shiba	$351,750
John Pittas	$283,500
David Muir	$281,250
Jerry Mills	$281,250
Phillipe James	€196,500

Deferred Cash Bonus Plan	Each Employee will receive an award under the 2010 Long-Term Incentive Cash Bonus Plan, which will be based on performance over a three-year period. The long-term bonus will vest at the end of the three-year term and will be paid 50% in year 4 and 50% in year 5, subject to the terms and conditions of the plan.

Employee	Deferred Cash Bonus
John Weber		$4,000,000
Kerry Shiba		$1,670,000
CFO (TBD)	[$	1,320,000	] (estimated)
John Pittas		$990,000
David Muir		$660,000
Jerry Mills		$660,000
Phillipe James		€251,090

Restricted Stock Awards	Following emergence from the restructuring, each Employee will receive an award of restricted stock. The Agreements will provide for a number of shares equal to approximately 5% of the total equity of the Company upon emergence from restructuring for each Employee and a form of Restricted Stock Agreement, as described below.

Employee	Restricted Stock
John Weber	2.000%
Kerry Shiba	0.835%
CFO (TBD)	0.660%
John Pittas	0.495%
David Muir	0.330%
Jerry Mills	0.330%
Phillipe James	0.165%

2

Expenses, Other Benefits & Medical Coverage	Employee will participate in all health and welfare plans and be reimbursed for all ordinary and reasonable expenses per Company policy.

Relocation Expenses	If applicable, the Company will pay for relocation expenses, including without limitation real estate broker commissions, closing costs and moving of household goods. Eligible Employees will have the option to relocate at any time during the 18 months following execution of the employment agreement, and expenses will be paid by the Company promptly following relocation (the “Relocation Date”). If, prior to the 18-month anniversary of the Relocation Date, the Employee’s employment is terminated for Cause or the Employee resigns without Good Reason, the Employee must repay any commissions paid on his behalf. (Only the new CFO, Muir and Mills are eligible for relocation benefits.)

Termination for Death or Disability	Employee will receive:
• Accrued but unpaid Base Salary; and
• A pro rata Target Bonus for the year of termination, to be based on actual performance, determined as of the end of such year, (collectively, the “Accrued Amounts”).

Termination Without Cause or for Good Reason	The Employee will receive:
• The Accrued Amounts;
• Continuation of medical and dental benefits for 12 months following termination (24 for Weber); and
• 1.0 times the sum of Base Salary and Minimum Target Bonus, paid in lump sum in cash within 30 days of termination, subject to Section 409A1 (2.0 times for Weber).

Termination for Cause or Without Good Reason	In the event the Employee is terminated for Cause or terminates his employment without Good Reason, the Employee will only receive accrued but unpaid Base Salary.

[1]	For specified employees, this will mean the first $450,000 will be paid within 30 days and the remaining amount will be paid in a lump sum immediately after the 6-month waiting period.

3

Cause	Cause will be defined as:

• Gross misconduct or gross negligence;

• Embezzlement;

• Conviction or plea of no contest to a felony or a misdemeanor involving moral turpitude;

• Any breach of the Restrictive Covenants;

• Willful and material failure to follow the lawful and reasonable instructions of the CEO or the Board of Directors; or

•     The Employee becoming barred or prohibited by the United State Securities and Exchange Commission or other regulatory body from holding his or her position with the Company or any of its subsidiaries.

Good Reason	Good Reason will be defined as:

• A material diminution in the Employee’s duties, responsibilities or effective authority or any adverse change to title or position;

• A reduction of Base Salary or Minimum Target Bonus; or

• Failure by the Company to pay any compensation when earned; or

• Any material breach of the agreement, including without limitation, Assignment to the Employee of any duties, responsibilities or tasks that would violate federal, state or local law, or GAAP.

The Employee must provide written notification of his intention to resign within 90 days after the Employee knows or has reason to know of the occurrence of any such event, (ii) such event or condition is not corrected, in all material respects, by the Company within 30 days of its receipt of such notice and (iii) the Employee actually resigns his employment with the Company not more than 30 days following the expiration of such 30-day period.

Restrictive Covenants	The following restrictive covenants (the “Restrictive Covenants”) will apply during the Employment Period and for 12 months following a termination with or without Cause or with or without Good Reason:

• The Employee will not solicit or hire any employee of the Company;

•     The Employee will not be employed by or acquire an interest in any company that engages in a line of business engaged in, or producing products made by, the Company in North America with respect to all Employees other than Phillipe James, for whom the covenant will apply with respect to such business and products of the Company in Europe; and

4

• The Company and the Employee will agree not to disparage each other.

280G Gross Up	In the event that any amount or benefit paid, distributed or otherwise provided to the Employee by the Company, whether pursuant to the employment agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G, then the Employee shall be entitled to receive from the Company an additional payment in an amount that shall fund the payment by the Employee of any excise tax on the covered payments up to a maximum aggregate gross-up payment of $2 million for all Employees; provided, however, that such additional payment shall be subject to shareholder approval, if applicable, in accordance with meaning of Section 280G(b)(5) of the Internal Revenue Code (the “Code”); provided, further, that if the total amount of covered payments is within 110% of 3.0 times the Employee’s base amount under Section 280G, such payments will be cutback to avoid any tax liability under Section 4999 of the Code rather than being grossed up; and provided, further, the Company and Employee agree to cooperate to cause all payments payable under the employment agreements and any other compensation arrangement be characterized, consistent with applicable law, as payments not subject to Section 280G or Section 4999.

5

Form of Amended and Restated Annual Incentive Bonus Plan

Remy International, Inc.

Amended and Restated

Annual Incentive Bonus Plan

This Annual Incentive Bonus Plan (the “Plan”), dated as of                     , 2007 has been adopted by the Board of Directors of Remy International, Inc., a Delaware corporation, having its principal offices at 2902 Enterprise Drive, Anderson, Indiana 46013 (the “Company”).

1.	PURPOSE

The purpose of the Remy International, Inc. Amended and Restated Annual Incentive Bonus Plan (the “Plan”) is to motivate, retain and reward employees of the Company and its business units for their continued service during each Fiscal Year, as defined below.

2.	DEFINITIONS

“Aggregate Award” means, with respect to any Applicable Year, the sum of all Awards for all Participants, without giving effect to the discretionary authority in Section 4.

“Annual Incentive Bonus” means, with respect to each Participant, an amount equal to the sum of such Participant’s Remy Bonus, if any, plus such Participant’s Business Unit Bonus, if any, which amount with respect to any Participant who commences employment with the Company after the first day of any Applicable Year shall be prorated by multiplying such sum by a fraction (i) the numerator of which is the number of days that have transpired from the first day of such Participant’s employment up to and including the earliest to occur of the last day of such Applicable Year or the effective date of a Change of Control or termination of such Participant’s employment (other than by the Company for Cause or by the Participant without Good Reason) and (ii) the denominator of which is 365; provided, however, that in the event a Prorated Annual Incentive Bonus is paid to any Participant in lieu of an Annual Incentive Bonus for any Applicable Year, such Participant’s Annual Incentive Bonus shall be zero.

“Applicable Year” means the Fiscal Year in respect of which the Annual Incentive Bonus, if any, has been earned.

“Award” means, with respect to any Participant in any Applicable Year, such Participant’s Annual Incentive Bonus or Prorated Annual Incentive Bonus, as the case may be, for such Applicable Year.

“Board” means the Board of Directors of the Company.

“Business Unit” means, with respect to each Participant, the business unit of the Company to which such Participant is assigned, as provided in Annex B, including any business operation or entity purchased or acquired by the Company after the Effective Date.

“Business Unit Actual EBITDAR” means, with respect to each Participant in any Applicable Year, the EBITDAR of such Participant’s Business Unit as of the Measuring Date, as determined by reference to the Company’s audited financial statements for such Applicable Year; provided, however, that in the event a Change in Control occurs prior to the end of any Applicable Year, the EBITDAR of such Participant’s Business Unit shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs during the first fiscal quarter of any Applicable Year, such Participant’s Business Unit Actual EBITDAR will be deemed to be the Business Unit EBITDAR Target for the Applicable Year.

“Business Unit Bonus” means, with respect to each Participant, an amount equal to the product of (i) such Participant’s Business Unit EBITDAR Ratio and (ii) such Participant’s Target Bonus.

“Business Unit EBITDAR Maximum” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. If Business Unit Actual EBITDAR is between the Business Unit EBITDAR Target and the Business Unit EBITDAR Maximum, Participants will receive between 100% and 150% of their Business Unit Target Bonus. If Business Unit Actual EBITDAR exceeds the Business Unit EBITDAR Maximum, Participants will receive 150% of their Business Unit Target Bonus.

“Business Unit EBITDAR Ratio” means:

(a) if the Business Unit Actual EBITDAR is less than the Business Unit EBITDAR Threshold, then zero;

(b) if the Business Unit Actual EBITDAR is greater than or equal to the Business Unit EBITDAR Threshold but less than or equal to the Business Unit EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Business Unit Actual EBITDAR minus the Business Unit EBITDAR Threshold and then divided by (y) the Business Unit EBITDAR Target minus the Business Unit EBITDAR Threshold;

(c) if the Business Unit Actual EBITDAR is greater than the Business Unit EBITDAR Target, but less than the Business Unit EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Business Unit Actual EBITDAR minus the Business Unit EBITDAR Target and then divided by (y) the Business Unit EBITDAR Maximum minus the Business Unit EBITDAR Target;

(d) if the Business Unit Actual EBITDAR is greater than the Business Unit EBITDAR Maximum, then 1.50.

“Business Unit EBITDAR Target” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined.

“Business Unit EBITDAR Threshold” means, with respect to each Business Unit on each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. This represents the lowest Business Unit EBITDAR for which the Participants will receive the Business Unit portion of their Annual Incentive Bonus. If Business Unit Actual EBITDAR is between the Business Unit EBITDAR Threshold and the Business Unit EBITDAR Target, Participants will receive between 50% and 100% of their Business Unit Target Bonus.

“Business Unit Target Bonus” means, with respect to each Participant, the amount listed next to such Participant’s name on Annex B under “Business Unit Target Bonus.”

“Cause” means, with respect to a Participant, (a) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (b) the Participant embezzles assets of the Company or any of its subsidiaries, (c) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the Company, or (e) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, the Company or any officer thereof to whom the Participant reports, as the case may be, which, in each such case (except with regard to (c)), is not cured within a reasonable period of time after receipt of notice.

“Change in Control” means the occurrence of any of the following events:

(a) the Company shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Company (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Company” shall include, without limitation, assets accounting for 51% or more of the sales of the Company and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(b) the merger or consolidation of the Company with or into another Person (as defined below) or the merger of another Person with or into the Company, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the date the Company’s Series A Preferred Stock is issued (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock (as defined below) of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) immediately after such transaction and in the same proportion as before such transaction;

(c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (as defined below) (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag-along sale pursuant to the terms of the certificate of incorporation of the Company, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (c) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (c) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (c)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity;

(d) at any time (A) that the Company or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Plan Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was made pursuant to special nomination rights provided under the Company’s or such successor’s certificate of incorporation or a stockholders agreement between the Company or such successor and such stockholder or stockholders or was approved by a vote of a majority of the directors of the Company or such successor then still in office who were either directors on the Plan Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, no Change in Control shall occur due solely to the restructuring of the Company’s debt obligations. For purposes of this Change in Control definition, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; “Plan Effective Date” shall mean the date of effectiveness of that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated [    ], 2007, as confirmed by the United States Bankruptcy Court for the District of Delaware on [    ], 2007, and in accordance with Section 303 of the Delaware General Corporation Law; “Permitted Holders” shall mean each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any affiliates of such noteholders; and “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Change in Control Payment Date” means a date within 30 calendar days of the effective date of a Change in Control. (In the event the Participant’s Annual Incentive Bonus becomes payable under Section 4 hereof other than because of a Change in Control, the phrase “date of termination” shall be substituted for “date of a Change in Control” hereunder.)

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and restructuring costs, without giving effect to payment of extraordinary expenses, including, without limitation, any restructuring costs, and prior to any consideration for the impact of Fresh Start Accounting, all as adjusted in accordance with Section 6.

“Effective Date” means the later to occur of (i) the date that the requisite shareholder approval necessary to satisfy Section 280G(b)(5) of the Code is obtained with respect to the Plan or (ii) January 1, 2008.

“Fiscal Year” means a fiscal year of the Company, which shall begin on [January] 1 and end on [December 31] of each year.

“Good Reason” means and will be deemed to exist if, without the Participant’s consent, (a) the Participant suffers a material diminution in the Participant’s duties, responsibilities or effective authority or any adverse changes in the Participant’s titles or positions, (b) the Participant suffers a reduction of “Base Salary” or target bonus opportunity as defined in his or her employment agreement, if any; or (c) the Company fails to pay any earned compensation or to provide for the Participant’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice. For the avoidance of doubt, the setting by the Board of any performance goals for this Plan shall not be deemed Good Reason, regardless of the magnitude of such performance goals. Moreover, the failure by a Participant to renew such Participant’s employment agreement, if any, shall not be deemed to be Good Reason.

“Measuring Date” means, with respect to any Applicable Year, the last day of such Applicable Year; provided, however, that if a Change in Control occurs during any Applicable Year, the Measuring Date shall be the last day of the fiscal quarter that immediately precedes the fiscal quarter in which such Change in Control occurs. For the avoidance of doubt, absent a Change in Control, the Measuring Date with respect to a Participant’s Prorated Annual Incentive Bonus in the event of termination other than for Cause or without Good Reason shall be the last day of the Applicable Year.

“Participant” means any employee of the Company who is chosen by the Board to become a participant in the Plan in accordance with the provisions of Section 3.

“Payment Date” means, with respect to each Applicable Year, a date within 75 days of the last day of the such Applicable Year , but in no event later than March 15 of the calendar year following the calendar year in which such Applicable Year ends.

“Prorated Annual Incentive Bonus” means, in the event a Change in Control occurs prior to the end of any Applicable Year or a Participant is terminated other than for Cause or without Good Reason, the Annual Incentive Bonus that would have otherwise been paid multiplied by a fraction, the numerator of which is the number of days that have transpired in such Applicable Year up to and including the effective date of the Change in Control or termination, as applicable, and the denominator of which is 365. The Prorated Annual Incentive Bonus, if any, shall be paid in lieu of the Annual Incentive Bonus for such Applicable Year.

“Remy Actual EBITDAR” means, subject to the provisions of Section 6 below, with respect to any Applicable Year, the Company’s EBITDAR as of the Measuring Date, as determined by reference to the Company’s audited financial statements for such Applicable Year; provided, however, that in the event a Change in Control occurs prior to the end of any Applicable Year, Remy EBITDAR shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs during the first fiscal quarter of any Applicable Year, Remy Actual EBITDAR will be deemed to be the Remy EBITDAR Target for the Applicable Year.

“Remy Bonus” means, with respect to each Participant, an amount equal to the product of (i) the Remy EBITDAR Ratio and (ii) such Participant’s Target Bonus.

“Remy EBITDAR Maximum” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. If Remy Actual EBITDAR is between the Remy EBITDAR Target and the Remy EBITDAR Maximum, Participants will receive between 100% and 150% of their Remy Target Bonus. If Remy Actual EBITDAR exceeds the Remy EBITDAR Maximum, Participants will receive 150% their Remy Target Bonus.

“Remy EBITDAR Ratio” means:

(a) if the Remy Actual EBITDAR is less than the Remy EBITDAR Threshold, then zero;

(b) if the Remy Actual EBITDAR is greater than or equal to the Remy EBITDAR Threshold but less than or equal to the Remy EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Remy Actual EBITDAR minus the Remy EBITDAR Threshold and then divided by (y) the Remy EBITDAR Target minus the Remy EBITDAR Threshold;

(c) if the Remy Actual EBITDAR is greater than the Remy EBITDAR Target, but less than the Remy EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Remy Actual EBITDAR minus the Remy EBITDAR Target and then divided by (y) the Remy EBITDAR Maximum minus the Remy EBITDAR Target;

(d) if the Remy Actual EBITDAR is greater than the Remy EBITDAR Maximum, then 1.50.

“Remy EBITDAR Target” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined.

“Remy EBITDAR Threshold” means, subject to the provisions of Section 6 below, with respect to each Measuring Date during any Applicable Year, the amount provided in Annex A, as such Annex may be amended from time-to-time by the Board; provided, however, that the Board may not amend Annex A with respect to any current or prior Applicable Year for which such amounts have been previously determined. This represents the lowest Remy EBITDAR for which the Participants will receive the Remy portion of their Annual Incentive Bonus. If Remy Actual EBITDAR is between the Remy EBITDAR Threshold and the Remy EBITDAR Target, Participants will receive between 50% and 100% of their Remy Target Bonus.

“Remy Target Bonus” means, with respect to each Participant, the amount listed next to such Participant’s name on Annex B under “Remy Target Bonus.”

“Section 409A” means Section 409A of the Code and any related guidance issued by the Internal Revenue Service or the U.S. Treasury Department.

3.	ELIGIBILITY AND PARTICIPATION

The Board, in its sole discretion, shall determine which employees of the Company shall become Participants. Each Participant will be notified in writing of his or her participation in the Plan. The Board may, from time to time, amend Annex B; provided, however, that the Board may not make any amendment that would adversely affect any Participant without such Participant’s consent.

4.	ANNUAL INCENTIVE BONUS

Subject to the provisions of Section 5 below, each Participant shall be paid his or her Annual Incentive Bonus, if any, in a lump sum cash payment on the Payment Date; provided, however, that in the event of a Change in Control, a Prorated Annual Incentive Bonus, if any, for the Applicable Year in which the Change in Control occurs shall be paid in full on the Change in Control Payment Date. Notwithstanding anything in this Plan to the contrary, the Board shall have discretion to increase or decrease the Award of any Participant, including any Participant who reports directly (a “Reporting Officer”) to the chief executive officer of the Company (the “CEO”), by an amount that is not more than 10% of the amount of such Award, provided such Participant is neither a “covered employee” within the meaning of 162(m) of the Code nor one of certain executives who entered into employment agreements with the Company as of [August]     , 2007); further, the CEO shall have a similar discretion to so increase or decrease the Award of any other Participant who is not a Reporting Officer, a “covered employee” or one of the executives with such agreements; provided, however, that the Aggregate Award for any Applicable Year shall not increase as the result of the exercise of such discretion.

5.	TERMINATION OF EMPLOYMENT/FORFEITURES

If, prior to the end of any Applicable Year, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit his or her Annual Incentive Bonus for such Applicable Year. If a Participant’s employment terminates for any other reason, other than the sale or disposition of such Participant’s Business Unit, the Participant, or such Participant’s beneficiary, as the case may be, shall be entitled to receive, upon the earlier to occur of the Payment Date for such Applicable Year or the Change in Control Payment Date, if any, a Prorated Annual Incentive Bonus, if any, for the Applicable Year in which such termination occurs.

6.	EBITDAR ADJUSTMENTS IN THE EVENT OF BUSINESS UNIT SALE OR ACQUISITION

(a) In the event of a sale or disposition of one or more Business Units during any Applicable Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Applicable Year shall each be equitably adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after good faith consultation with the CEO, for any fiscal quarter ending after the date of such sale or disposition for such Applicable Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such sale or disposition in any Applicable Year ending after such sale or disposition.

(b) In the event of a purchase or acquisition of one or more Business Units during any Applicable Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Applicable Year shall each shall be equitably adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after good faith consultation with the CEO, for any fiscal quarter ending after the date of such purchase or acquisition for such Applicable Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such purchase or acquisition in any Applicable Year ending after such purchase or acquisition.

(c) Each such equitable adjustment described in clause (a) and (b) above shall be made based upon the “base case” valuation analysis underlying the Board’s approval of such transaction referred to in clause (a) or (b), and the resetting of applicable EBITDAR amounts in accordance with this Section 6 in respect of each such transaction shall be agreed to by the Board at the time the Board approves such transaction and become effective upon the closing of such transaction.

7.	ADMINISTRATION

The Plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants and beneficiaries.

8.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Annual Incentive Bonus hereunder, shall receive payment of the Annual Incentive Bonus, if any, and the Prorated Annual Incentive Bonus if any. Such designation shall be made by the Participant on a form prescribed by the Board. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Vice President for Compensation and Benefits. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Annual Incentive Bonus or Prorated Annual Incentive Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.

9.	AMENDMENT AND TERMINATION

The Board may not amend, modify or terminate this Plan, in whole or in part, until after the end of Fiscal Year 2010. Notwithstanding the foregoing, if any provision of the

Plan contravenes Section 409A, the Company may reform the Plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

10.	MISCELLANEOUS PROVISIONS

(a) This Plan is completely voluntary on the part of the Company. No employee or other person shall have any claim or right to participate in this Plan other than as provided hereunder. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 8 hereof, and any attempted assignment or transfer shall be null and void.

(c) The Plan shall be unfunded and any payments made hereunder shall be paid from the general assets of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Annual Incentive Bonus.

(d) The Company shall have the right to deduct from all amounts paid under the Plan any applicable taxes or other amounts required by law to be withheld.

(e) The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs and beneficiaries of each Participant. In addition, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. Any reference to the Company hereunder shall include any successor(s) to the Company.

(f) The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

Annex A

Thresholds, Targets and Maximums for Applicable Years

2008, 2009 and 2010

	REMY EBITDAR
Measuring Date	Threshold			Target			Maximum
March 30, 2008	$	[	]	$	[	]	$	[	]
June 30, 2008	$	[	]	$	[	]	$	[	]
September 30, 2008	$	[	]	$	[	]	$	[	]
December 31, 2008		$86,955,000			$102,300,000			$117,645,000
December 31, 2009		$103,870,000			$122,200,000			$140,530,000
December 31, 2010		$107,780,000			$126,800,000			$145,820,000

The Business Unit Threshold, Target and Maximum for

[NAME OF BUSINESS UNIT] for 2008 are provided below.

The Thresholds, Targets and Maximums for all other Business Units are on file with the Company.

[TO BE FILLED IN FOR EACH BUSINESS UNIT PRIOR TO DISTRIBUTION]

	BUSINESS UNIT EBITDAR
Measuring Date	Threshold			Target			Maximum
March 30
June 30
September 30
December 31

[NOTE: THE MASTER FILE SHOULD INCLUDE DATA FOR ALL BUSINESS UNITS]

2009 and All Future Applicable Years

To be determined by the Board in its discretion.

Annex B

Participants and Their Target Bonus

Form of 2010 Long-Term Incentive Cash Bonus Plan

Remy International, Inc.

2010 Long-Term Incentive Cash Bonus Plan

This 2010 Long-Term Incentive Cash Bonus Plan (the “Plan”), dated as of [                    ], 2007 has been adopted by the Board of Directors of Remy International, Inc., a Delaware corporation, having its principal offices at 2902 Enterprise Drive, Anderson, Indiana 46013 (the “Company”).

1.	PURPOSE

The purpose of the Remy International, Inc. Long-Term Incentive Cash Bonus Plan (the “Plan”) is to motivate, retain and reward employees of the Company for their continued service through the Term, as defined below.

2.	DEFINITIONS

“Actual EBITDAR” means the Company’s EBITDAR as of the Measuring Date, as determined by reference to the Company’s audited financial statements for the Term; provided, however, that in the event a Change in Control occurs prior to the end of the Term, the Company’s EBITDAR shall be determined with reference to the Company’s unaudited quarterly financial statements as of the Measuring Date; provided further, that in the event a Change in Control occurs (i) during the first fiscal quarter of any Fiscal Year (other than the first Fiscal Year) of the Term, Actual EBITDAR will be deemed to be the Actual EBITDAR for the previous Fiscal Year or (ii) during the first fiscal quarter of the Fiscal Year of the Term, Actual EBITDAR will be deemed to be the EBITDAR Target for the Term.

“Annual Bonus Plan” means the Remy International Inc. Amended and Restated Annual Incentive Bonus Plan, as amended from time to time.

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to a Participant, (a) the Participant engages in gross misconduct or gross negligence in the performance of such Participant’s duties for the Company or any of its subsidiaries, (b) the Participant embezzles assets of the Company or any of its subsidiaries, (c) the Participant is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Participant’s breach of any restrictive covenant in such Participant’s employment agreement, if any, and any other written agreement between the Participant and the Company, or (e) the Participant’s willful and material failure to follow the lawful and reasonable instructions of the Board, which, in each such case (except with regard to (c)), is not cured within a reasonable period of time after receipt of notice.

“Change in Control” means the occurrence of any of the following events:

(a) the Company shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Company (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Company” shall include, without limitation, assets accounting for 51% or more of the sales of the Company and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(b) the merger or consolidation of the Company with or into another Person (as defined below) or the merger of another Person with or into the Company, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the date the Company’s Series A Preferred Stock is issued (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock (as defined below) of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) immediately after such transaction and in the same proportion as before such transaction;

(c) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (as defined below) (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag-along sale pursuant to the terms of the certificate of incorporation of the Company, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (c) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (c) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (c)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity;

(d) at any time (A) that the Company or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Plan Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was made pursuant to special nomination rights provided under the Company’s or such successor’s certificate of incorporation or a stockholders agreement between the Company or such successor and such stockholder or stockholders or was approved by a vote of a majority of the directors of the Company or such successor then still in office who were either directors on the Plan Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

Notwithstanding the foregoing, no Change in Control shall occur due solely to the restructuring of the Company’s debt obligations. For purposes of this Change in Control definition, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity; “Plan Effective Date” shall mean the date of effectiveness of that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated [ ], 2007, as confirmed by the United States Bankruptcy Court for the District of Delaware on [ ], 2007, and in accordance with Section 303 of the Delaware General Corporation Law; “Permitted Holders” shall mean each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any affiliates of such noteholders; and “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Change in Control Payment Date” means a date within 30 calendar days of the effective date of a Change in Control. (In the event the Participant’s Long-Term Incentive Cash Bonus becomes payable under Section 4 hereof other than because of a Change in Control, the phrase “date of termination” shall be substituted for “date of a Change in Control” hereunder.)

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“EBITDAR” means earnings before interest, taxes, depreciation, amortization and restructuring costs, without giving effect to payment of extraordinary expenses, including, without limitation, any restructuring costs, and prior to any consideration for the impact of Fresh Start Accounting, all as adjusted in accordance with Section 6.

“EBITDAR Bonus” means, with respect to each Participant, an amount equal to the product of (i) the EBITDAR Ratio and (ii) such Participant’s Target Bonus.

“EBITDAR Maximum” means, with respect to each Measuring date during the Term, the amount provided in Annex A. If Actual EBITDAR is between the EBITDAR Target and the EBITDAR Maximum, Participants will receive between 100% and 150% of their Target Bonus. If Actual EBITDAR exceeds the EBITDAR Maximum, Participants will receive 150% of their Target Bonus.

“EBITDAR Ratio” means:

(a) if the Actual EBITDAR is less than the EBITDAR Threshold, then zero;

(b) if the Actual EBITDAR is greater than or equal to the EBITDAR Threshold but less than or equal to the EBITDAR Target, then (i) 0.50 plus (ii) 0.50 multiplied by (x) the Actual EBITDAR minus the EBITDAR Threshold and then divided by (y) the EBITDAR Target minus the EBITDAR Threshold;

(c) if the Actual EBITDAR is greater than the EBITDAR Target, but less than the EBITDAR Maximum, then (i) 1.00 plus (ii) 0.50 multiplied by (x) the Actual EBITDAR minus the EBITDAR Target and then divided by (y) the EBITDAR Maximum minus the EBITDAR Target;

(d) if the Actual EBITDAR is greater than the EBITDAR Maximum, then 1.50.

“EBITDAR Target” means, with respect to each Measuring date during the Term, the amount provided in Annex A.

“EBITDAR Threshold” means, with respect to each Measuring date during the Term, the amount provided in Annex A. This represents the lowest EBITDAR for which the Participants will receive a Long-Term Incentive Cash Bonus. If Actual EBITDAR is between the EBITDAR Threshold and the EBITDAR Target, Participants will receive between 50% and 100% of their Target Bonus.

“Effective Date” means the date that the requisite shareholder approval necessary to satisfy Section 280G(b)(5) of the Code is obtained.

“Final Payment Date” means a day no later than 5 business days following the first anniversary of the Initial Payment Date.

“Fiscal Year” means a fiscal year of the Company, which shall begin on [January] 1 and end on [December 31] of each year.

“Good Reason” means and will be deemed to exist if, without the Participant’s consent, (a) the Participant suffers a material diminution in the Participant’s duties, responsibilities or effective authority or any adverse changes in the Participant’s titles or positions, (b) the Participant suffers a reduction of “Base Salary” or target bonus opportunity as defined in his or her employment agreement, if any; or (c) the Company fails to pay any earned compensation or to provide for the Participant’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice. For the avoidance of doubt, the setting by the Board of any performance goals for this Plan shall not be deemed Good Reason, regardless of the magnitude of such performance goals. Moreover, the failure by a Participant to renew such Participant’s employment agreement, if any, shall not be deemed to be Good Reason.

“Initial Payment Date” means a date within 75 days of the last day of the last Fiscal Year of the Term, but in no event later than March 15 of the calendar year following the calendar year in which the Term ends.

“Long-Term Incentive Cash Bonus” means, with respect to each Participant, an amount equal to such Participant’s EBITDAR Bonus, if any, which amount with respect to any Participant who commences employment with the Company after the first day of the first Fiscal Year of the Term shall be prorated by multiplying such amount by a fraction (i) numerator of which is the number of days that have transpired from the first day of such Participant’s employment up to and including the earliest to occur of the last day of the last Fiscal Year of the Term or the effective date of a Change of Control or termination of employment (other than by the Company for Cause or by the Participant without Good Reason) and (ii) denominator of which is 1096; provided, however, that in the event a Prorated Long-Term Incentive Cash Bonus is paid to any Participant in lieu of a Long-Term Incentive Cash Bonus for the Term, such Participant’s Long-Term Incentive Cash Bonus shall be zero.

“Measuring Date” means, the last day of the last Fiscal Year of the Term; provided, however, that if a Change in Control occurs during the Term, the Measuring Date shall be the last day of the fiscal quarter that immediately precedes the fiscal quarter in which such Change in Control occurs. For the avoidance of doubt, absent a Change in Control, the Measuring Date with respect to a Participant’s Prorated Long-Term Incentive Cash Bonus in the event of termination other than for Cause or without Good Reason shall be the last day of the last Fiscal Year of the Term.

“Participant” means any employee of the Company who is chosen by the Board to become a participant in the Plan in accordance with the provisions of Section 3.

“Prorated Long-Term Incentive Cash Bonus” means, in the event a Change in Control occurs prior to the end of the Term, or a Participant is terminated other than for Cause or resigns without Good Reason, the Long-Term Incentive Cash Bonus that would have otherwise been paid multiplied by a fraction, the numerator of which is the number of days that have transpired in the Term, up to and including the effective date of the Change in Control or termination, as applicable, and the denominator of which is 1096. The Prorated Long-Term Incentive Cash Bonus, if any, shall be paid in lieu of the Long-Term Incentive Cash Bonus for the Term.

“Section 409A” means Section 409A of the Code and any related guidance issued by the Internal Revenue Service or the U.S. Treasury Department.

“Target Bonus” means, with respect to a Participant, the target bonus listed next to such participant’s name of Annex B.

“Term” means the period beginning [January 1], 2008 and ending on [December 31], 2010.

3.	ELIGIBILITY AND PARTICIPATION

The Board, in its sole discretion, shall determine which employees of the Company shall become Participants. Each Participant will be notified in writing of his or her participation in the Plan. The Board may, from time to time, amend Annex B; provided, however, that the Board may not make any amendment that would adversely affect any Participant without such Participant’s consent.

4.	LONG-TERM INCENTIVE CASH BONUS

Subject to the provisions of Section 5 below, each Participant shall be paid his or her Long-Term Incentive Cash Bonus, if any, in two substantially equal, lump sum cash installments on each of the Initial Payment Date and the Final Payment Date; provided, however, that in the event of a Change in Control, amounts payable under the Plan, including, without limitation, any remaining installment payments or any Prorated Long-Term Incentive Cash Bonus, shall be paid in full on the Change in Control Payment Date.

5.	VESTING & TERMINATION OF EMPLOYMENT

Each Participant’s Long-Term Incentive Cash Bonus, if any, will vest if they are employed by the Company on the last day of the last Fiscal Year of the Term. If, prior to that date, a Participant resigns from employment with the Company without Good Reason or the Company terminates such Participant’s employment for Cause, the Participant shall forfeit his or her Long-Term Incentive Cash Bonus. If a Participant’s employment terminates prior to the last day of the last Fiscal Year of the Term for any other reason, the Participant, or such Participant’s beneficiary, as the case may be, shall be entitled to receive, upon the earlier to occur of the Initial Payment Date or a Change in Control Payment Date, if any, a Prorated Long-Term Incentive Cash Bonus, if any. Notwithstanding any provision of this Plan to the contrary, in the event the Participant is determined to be a “specified employee” within the meaning of Section 409A of the Code as of the time of a separation from service (other than by reason of death or disability) as defined in such Section 409A, any payments due hereunder to the Participant upon such separation from service, to the extent they are subject to such Section 409A, shall be deferred until the date that is six months following such separation.

6.	EBITDAR ADJUSTMENTS IN THE EVENT OF BUSINESS UNIT SALE OR ACQUISITION

(a) In the event of a sale or disposition of one or more Business Units during any Fiscal Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Fiscal Year shall each be equitably adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after good faith consultation with the CEO, for any fiscal quarter ending after the date of such sale or disposition for such Fiscal Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such sale or disposition in any Fiscal Year ending after such sale or disposition. For purposes of this paragraph, the terms Business Unit EBITDAR Threshold, Business Unit

EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR have the meaning given to such terms under the Annual Bonus Plan for the Fiscal Year in which such sale or disposition occurs.

(b) In the event of a purchase or acquisition of one or more Business Units during any Fiscal Year of the Term, Remy EBITDAR Threshold, Remy EBITDAR Target, Remy EBITDAR Maximum and Remy Actual EBITDAR for such Fiscal Year shall each shall be equitably adjusted (up or down as appropriate in the circumstance), in accordance with the reasonable determination of the Board after good faith consultation with the CEO, for any fiscal quarter ending after the date of such purchase or acquisition for such Fiscal Year by the relevant Business Unit EBITDAR Threshold, Business Unit EBITDAR Target, Business Unit EBITDAR Maximum and Business Unit Actual EBITDAR, respectively, for any fiscal quarter ending after the date of such purchase or acquisition in any Fiscal Year ending after such purchase or acquisition.

(c) Each such equitable adjustment described in clause (a) and (b) above shall be made based upon the “base case” valuation analysis underlying the Board’s approval of such transaction referred to in clause (a) or (b), and the resetting of applicable EBITDAR amounts in accordance with this Section 6 in respect of each such transaction shall be agreed to by the Board at the time the Board approves such transaction and become effective upon the closing of such transaction.

7.	ADMINISTRATION

The Plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the Plan, and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Board’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants and beneficiaries.

8.	DESIGNATION OF BENEFICIARY

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of the Long-Term Incentive Cash Bonus hereunder, shall receive payment of the Long-Term Incentive Cash Bonus, if any, and the Prorated Long-Term Incentive Cash Bonus if any. Such designation shall be made by the Participant on a form prescribed by the Board. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company’s Vice President for Compensation and Benefits. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving the Long-Term Incentive Cash Bonus or Prorated Long-Term Incentive Cash Bonus payable under the Plan, such amount shall be paid to the Participant’s estate.

9.	AMENDMENT AND TERMINATION

The Board may not amend, modify or terminate this Plan in whole or in part prior to the end of the Term. Notwithstanding the foregoing, if any provision of the Plan contravenes Section 409A, the Company may reform the Plan or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A.

10.	MISCELLANEOUS PROVISIONS

(a) This Plan is completely voluntary on the part of the Company. No employee or other person shall have any claim or right to participate in this Plan other than as provided hereunder. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 7 hereof, and any attempted assignment or transfer shall be null and void.

(c) The Plan shall be unfunded and any payments made hereunder shall be paid from the general assets of the Company. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of the Long-Term Incentive Cash Bonus.

(d) The Company shall have the right to deduct from all amounts paid under the Plan any applicable taxes or other amounts required by law to be withheld.

(e) The Plan shall be binding upon and inure to the benefit of any successor or successors of the Company and the heirs and beneficiaries of each Participant. In addition, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession had taken place. Any reference to the Company hereunder shall include any successor(s) to the Company.

(f) The Plan shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

Annex A

Thresholds, Targets and Maximums for the Term

	EBITDAR
Measuring Date[1]	Threshold (50% payout)			Target (100% payout)			Maximum (150% payout)
March 30, 2008	$	[	]	$	[	]	$	[	]
June 30, 2008	$	[	]	$	[	]	$	[	]
September 30, 2008	$	[	]	$	[	]	$	[	]
December 31, 2008		$86,955,000			$102,300,000			$117,645,000
December 31, 2009		$190,825,000			$224,500,000			$258,175,000
December 31, 2010		$298,605,000			$351,300,000			$403,995,000

[1]	Measuring Dates to be adjusted if Fiscal Years vary from calendar years.

Annex B

[Participants and Their Target Bonus]

Reorganized RII Restricted Stock Agreement Term Sheet

Remy International, Inc.

Form of Restricted Stock Agreement

Restricted Stock	Each key employee who is party to an employment agreement will receive a grant of restricted common stock (the “Restricted Stock”) of Remy International, Inc. (the “Company”). The number of shares will be determined following emergence from restructuring and will be represented in the Employee’s employment agreement as a number of shares equal to a specified percentage which in the aggregate will not exceed 5% of the total equity upon emergence from restructuring.

Vesting Schedule:	Restricted Stock will vest:

12% on the first anniversary of grant;

12% on the second anniversary of grant;

12% on the third anniversary of grant;

32% on the fourth anniversary of grant; and

32% on the fifth anniversary of grant.

Termination of Employment	If the Employee’s employment is terminated by the Company without Cause, or by the Employee for Good Reason or by reason of Death or Disability, the Employee will vest immediately in the percentage of Restricted Stock due to vest in respect of the year of such termination and the year immediately thereafter. If the Employee’s employment is terminated for any other reason, any unvested Restricted Stock will be forfeited.

Call Right

Any time within [180] days of termination, the Company may, but is not required to, call the Restricted Stock at then-current fair market value, as determined by the Board of Directors in their discretion.

Such call right will lapse to the extent such right lapses for all stockholders.

Change in Control:	All unvested Restricted Stock will vest immediately upon a Change in Control.

Transfer Restrictions

Restricted Stock may not be assigned or transferred except (i) by last will and testament, the laws of descent and distribution; (ii) pursuant to a domestic relations order; (iii) to a participant’s family member; (iv) to one or more trusts established in whole or in part for the benefit of one or more of such family members; or (v) to one or more entities which are beneficially owned in whole or in part by one or more such family members.

The restrictions on transferability set forth above will lapse to the extent such restrictions lapse for all stockholders.

Rights as Stockholder:	The recipient will have, with respect to Restricted Stock, all of the rights of a stockholder of Remy, including, if applicable, the right to vote the Restricted Stock and to receive any cash dividends, as well as any tag-along, drag-along, or any other right of any other stockholder.

Registration/Tag-Along Rights:	The recipients will have the same registration/tag along rights as affiliated bond holders.

2

EXHIBIT G

to

Disclosure Statement:

Description of New Third-Lien Notes

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, the terms “we,” “our,” “us” and “the Issuer,” “the Company” each refer to Remy International, Inc. (the “Issuer”) and not to its consolidated Subsidiaries.

The Issuer will issue $100,000,000 aggregate principal amount of third priority floating rate senior secured notes due 2014 (including any PIK Notes (as defined below), the “Notes”) under an indenture to be dated as of the Effective Date or such other date as is agreed to by the Issuer and the Holders (as such may be amended or supplemented from time to time, the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). Except as set forth herein, the terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture and related agreements, does not purport to be complete, and is qualified in its entirety by reference to the provisions of those agreements, including the definitions therein of certain terms used below.

Brief Description of Notes

The Notes:

•	will be general obligations of the Issuer;

•

will be secured on a third-priority basis, equally and ratably, with all existing and future obligations of the Issuer and the Guarantors under any future Junior Lien Obligations, by all of the assets of the Issuer and the Guarantors which secure the First Lien Obligations, subject to the Liens securing the First Lien Obligations and the Second Lien Obligations and other Permitted Liens;

•	will be subordinated in right of payment to the First Lien Obligations and the Second Lien Obligations;

•	may be subordinate to obligations secured by certain Permitted Liens, to the extent of the value of the assets of the Issuer and the Guarantors subject to those Permitted Liens;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of non-guarantor Subsidiaries, including any Unrestricted Subsidiaries;

•

will rank equally in right of payment with all existing and future senior indebtedness of the Issuer and the Guarantors, other than the First Lien Obligations and the Second Lien Obligations, but, to the extent of the value of the Collateral (after taking into account the First Lien Obligations, the Second Lien Obligations and obligations secured by other Permitted Liens), will be effectively senior to all of the Issuer’s and the Guarantors’ unsecured senior indebtedness;

•	will be senior in right of payment to any future Subordinated Indebtedness of the Issuer; and

•	will be unconditionally guaranteed on a joint and several and senior basis by each Restricted Subsidiary that guarantees any First Lien Obligations or Second Lien Obligations.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will jointly and severally fully and unconditionally guarantee the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture.

The current and future Subsidiaries that guarantee the Issue Date Credit Facilities will guarantee the Notes. Each of the Guarantees of the Notes will be subordinated in right of payment to the First Lien Obligations and the Second Lien Obligations of each Guarantor and will be secured by a third-priority lien on all of the assets of each Guarantor that secure the Issue Date Credit Facilities or other First Lien Obligations or Second Lien Obligations. The Guarantees will rank equally in right of payment with all existing and future senior indebtedness of the Guarantor, other than the First Lien Obligations and the Second Lien Obligations, but, to the extent of the value of the Collateral (after taking into account the First Lien Obligations, the Second Lien Obligations and obligations secured by other Permitted Liens), will be effectively senior to all of the Guarantor’s unsecured senior indebtedness. The Guarantees will be senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor.

Not all of the Issuer’s Subsidiaries will Guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuer.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance under applicable law.

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero.

Each Guarantee by a Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(a) if no First Lien Obligations and Second Lien Obligations (and no commitments therefor) are then outstanding, any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor, which sale, exchange or transfer is made in compliance with and subject to the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Guarantor of the First Lien Obligations and Second Lien Obligations or such other guarantee or Indebtedness that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee;

(c) if no First Lien Obligations and Second Lien Obligations (and no commitments therefor) are then outstanding, the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuer of its legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the discharge of the Issuer’s obligations under the Indenture in accordance with the terms of the Indenture.

Security

General

The Notes and the Guarantees will be secured by third-priority security interests in the Collateral (third in priority to the first-priority and second-priority Liens securing the First Lien Obligations and Second Lien Obligations, respectively), in each case, subject to Permitted Liens. First Lien Secured Parties (and, after the discharge of First Lien Obligations, the Second Lien Secured Parties) have rights and remedies with respect to the Collateral that, if exercised, could adversely affect the value of the Collateral or the ability of the respective agents under the Intercreditor Agreement to realize or foreclose on the Collateral on behalf of holders of the Notes.

The Issuer and the Guarantors are and will be able to incur additional Indebtedness in the future which could share in the Collateral, including additional First Lien Obligations, additional Second Lien Obligations, additional Junior Lien Obligations and Obligations secured by Permitted Liens. The amount of such additional indebtedness is and will be limited by the covenant described under “Certain Covenants—Limitation on Liens” and the covenant described under “Certain Covenants—Limitation on Indebtedness.” Under certain circumstances, the amount of any such additional indebtedness could be significant.

After-Acquired Collateral

From and after the Issue Date and subject to certain limitations and exceptions, if the Issuer or any Guarantor creates any additional Lien upon any property or asset to secure any First Lien Obligations or Second Lien Obligations, it must concurrently grant a perfected Lien upon such property as security for the Notes.

Liens with Respect to the Collateral

Security Documents and Intercreditor Agreements

The Issuer, the Guarantors and the Junior Lien Collateral Agent will enter into one or more Security Documents with respect to the Collateral defining the terms of the Liens that secure the Notes and the Guarantees with respect to such Collateral. These Liens will secure the payment and performance when due of all of the Obligations of the Issuers and the Guarantors under the Notes, the Indenture, the Guarantees and the Security Documents, as provided in the Security Documents.

The Junior Lien Collateral Agent, Second Lien Collateral Agent and the First Lien Collateral Agent will enter into an Intercreditor and Subordination Agreement (as the same may be amended from time to time, the “Intercreditor Agreement”) with respect to the Collateral. The First Lien Collateral Agent is initially the collateral agent under the First Lien Credit Facility. The Second Lien Collateral Agent is initially the collateral agent under the Second Lien Credit Facility, and the Junior Lien Collateral Agent is initially the Trustee. Pursuant to the terms of the Intercreditor Agreement, payment of the Junior Lien Obligations will be subordinate and subject to the prior payment in full of all Senior Lien Obligations. The Senior Lien Obligations will be capped at the sum of the First Lien Cap Amount and the Second Lien Cap Amount.

Without the express prior written consent of Senior Agent, no Holder may take, demand or receive from the Company and its Subsidiaries and the Company and its Subsidiaries may not make, give or permit, any prepayment (whether optional, voluntary, mandatory or otherwise) or other payment (except for regularly scheduled interest payments in accordance with the terms of the Notes provided no default has occurred and is continuing under any of the Senior Loan Obligations) (in each case, whether by redemption, defeasance or other payment or distribution), of any Junior Lien Obligation of any kind prior to the scheduled maturity date thereof or prior to the date on which such payment is required to be made under the terms of the Notes and the other Junior Lien Documents. Furthermore, the Junior Lien Collateral Agent will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Junior Lien Obligations and vote on behalf of the Holders with respect to the Junior Lien Obligations in any such proceeding. The proceeds from the sale of the Collateral remaining after the satisfaction of all Senior Lien

Obligations may not be sufficient to satisfy the Junior Lien Obligations. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable.

In addition, without the express prior written consent of Senior Agent, while a Standstill Period is in effect, Junior Lien Collateral Agent may not (i) take, demand or receive from any Credit Party, and no Credit Party may make, give or permit, any Payment or Distribution (except under certain bankruptcy matters), or (ii) exercise remedies against any Credit Party or any of its assets or property; provided, however, that if no Standstill Period is then in effect, Credit Parties may make, and each Holder may receive, scheduled payments when due under the Notes, provided, that (i) no default under the Senior Loan Documents shall have occurred and be continuing or would result after giving effect to any such payment and (ii) after giving effect to any such payment, Excess Availability is no less than $40,000,000. Following an acceleration of the maturity of the Senior Lien Obligations and as long as such acceleration shall continue unrescinded, all Senior Lien Obligations will first be paid in full in cash before any payment or distribution is made on account of or applied on the Junior Lien Obligations (except to the extent payments are permitted as described in the first sentence of this paragraph and certain bankruptcy distributions discussed below). No acceleration (other than automatic acceleration upon the occurrence of certain bankruptcy or insolvency events with respect to the Company or a Significant Subsidiary) of the maturity of the Notes will be effective until five Business Days following notice by Holders to Senior Agent of such acceleration.

In addition, the Junior Lien Obligations will be subordinated to the Senior Lien Obligations irrespective of: (i) the time, order or method of attachment or perfection of the security interests created by any Senior Security Document or any Security Document; (ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral; (iii) anything contained in any filing or agreement to which the any Senior Lender or any Holder now or hereafter may be a party; and (iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, any security interest in any Collateral pursuant to any Senior Security Document has and shall have priority, to the extent of any unpaid Senior Lien Obligations, over any security interest in such Collateral pursuant to any Security Documents. In exercising rights and remedies with respect to the Collateral, Senior Lenders may enforce the provisions of the Senior Security Documents and exercise remedies thereunder and under any other Senior Loan Documents, all in such order and in such manner as Senior Lenders may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. Subject to the Standstill Provisions described below, when all Senior Lien Obligations have been paid in full (whether in cash or otherwise satisfied, as determined by Senior Agent in its sole discretion), and the Senior Security Documents no longer are in effect, the Holders will have the right to enforce the provisions of the Security Documents and exercise remedies thereunder.

In addition, so long as the Senior Lien Obligations have not been paid in full and any Senior Security Document remains in effect, while a Standstill Period is in effect, neither Junior Lien Collateral Agent nor any Holder may (i) exercise or seek to exercise any rights or exercise any remedies with respect to any Collateral or (ii) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure or any case or proceeding in relation to a bankruptcy or insolvency event, (iii) contest, protest or object to any foreclosure proceeding, postpetition financing, use of cash collateral or action brought by any Senior Lender or any other exercise by any Senior Lender of any rights and remedies under any Senior Loan Documents; and (iv) Senior Lenders will have the exclusive right to enforce rights and exercise remedies with respect to the Collateral and Senior Lenders will not be required to marshal any Collateral. Furthermore, the Junior Lien Collateral Agent may not exercise remedies with respect to the Collateral without first providing the Senior Agent at least fifteen (15) Business Days’ written notice of an event of default under the Notes or the Indenture and advising the Senior Agent of its intention to exercise remedies against the Collateral as a result thereof, and if the Senior Agent does not deliver a Standstill Notice to the Junior Lien Collateral Agent by the end of such fifteen (15) Business Day period, then the Junior Lien Collateral Agent may proceed with the exercise of such remedies, and if Junior Lien Collateral Agent elects to exercise such remedies, neither the Senior Agent nor any of the Senior Lenders may exercise any of the remedies of the type described in the first sentence of this paragraph so long as the Junior Lien Collateral Agent has commenced and is diligently pursuing in good faith the enforcement of rights and the exercise of remedies with respect to the Collateral unless and until the Junior Lien Obligations have been paid in full. A Standstill Period may not extend beyond Second Lien Standstill Period plus sixty (60) Days days from the date of receipt by the Junior Lien Collateral Agent from the Senior Agent of a Standstill Notice initiating such Standstill Period. A default under the Senior Lien Obligations that existed or was continuing on the date of the commencement of any Standstill Period and that was known to Senior Agent or any Senior Lender cannot be made the basis for the commencement of a second Standstill Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than thirty (30) consecutive days.

In addition, any money, property or securities realized upon the sale, disposition or other realization by Senior Lenders upon all or any part of the Collateral, will be applied by Senior Lenders in the following order: (i) first, to the payment in full of all costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) paid or incurred by Senior Lenders in connection with the such realization on the Collateral or the protection of their rights and interests therein; (ii) second, to the payment in full of all Senior Lien Obligations in such order as Senior Lenders may elect in their sole discretion; (iii) third, to the payment in full of all costs and expenses (including, without limitation, reasonable attorneys fees and disbursements) paid or incurred by Junior Lien Collateral Agent in connection with such realization on the Collateral or the protection of the rights and interests therein of the Junior Lien Collateral Agent on behalf of the Holders; (d) fourth, to the payment in full of all Junior Lien Obligations then due and which are secured by such Collateral, which shall be paid to Junior Lien Collateral Agent, as agent for the Holders; and (e) fifth, to pay to Borrowers, or their representative or as a court of competent jurisdiction may direct, any surplus then remaining. The Senior Lenders’ rights with respect to the Collateral include the right to release any or all of the Collateral from the Lien of any Senior Security Document or Security Document in connection with the sale of such Collateral, notwithstanding that the net proceeds of any such sale may not be used to permanently prepay any Senior Lien Obligations or Junior Lien Obligations, provided however, that such proceeds be used in accordance with the Senior Loan Documents. If, at any time any of the Company, any of its Subsidiaries or Senior Agent delivers notice to the Junior Lien Collateral Agent that any Collateral is sold, transferred or disposed of (i) by the owner of such Collateral in a transaction permitted under the Senior Loan Documents and the Indenture or (ii) during the existence of any event of default under the Senior Loan Documents to the extent Senior Agent has consented to such sale, transfer or disposition, then the Liens in favor of the Junior Lien Collateral Agent upon such Collateral will automatically be released and discharged as and when and to the extent such Liens on such Collateral securing the Senior Lien Obligations are released and discharged. If Senior Lenders determine, in connection with any sale of Collateral, that the release of the Lien of any Security Document on such Collateral in connection with such sale is necessary, the Junior Lien Collateral Agent must execute such release documents and instruments and shall take such further actions as Senior Lenders reasonably request.

In addition, each Holder may not (i) challenge the enforceability of any Senior Lender’s claim (ii) challenge the enforceability of any liens or security interests in assets securing the Senior Lien Obligations, (iii) assert any claims which any Borrower may hold with respect to any Senior Lender, or (iv) object to any sale or other disposition of the Company’s or any Subsidiary’s assets consented to by Senior Lenders in any bankruptcy or other proceeding or any borrowing or grant of any lien by the Company’s or any Subsidiary consented to by Senior Lenders in any such proceeding. To the extent that Senior Lenders receive payments on, or proceeds of Collateral for, the Senior Lien Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any credit party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Senior Lien Obligations, or part thereof, intended to be satisfied will be revived and continue in full force and effect as if such payments or proceeds had not been received by Senior Lenders. If a bankruptcy or other insolvency event occurs, the Junior Lien Collateral Agent shall retain the right to file a proof of claim or debt or other document or amendment thereof in the form required in such event and vote on behalf of Holders with respect to the Junior Lien Obligations in any such proceeding. If any Borrower or any other Credit Party is subject to a bankruptcy or other insolvency event and the Senior Agent desires to permit the use of cash collateral or to provide any such Person financing (or to permit any such Person to obtain financing) (collectively, “DIP Financing”) under Section 363 or Section 364 of the Bankruptcy Code (or any similar provision under the law applicable to any insolvency event) to be secured by all or any portion of the Collateral, then the Junior Lien Collateral Agent, on behalf of itself and the Holders, will not raise an objection to such DIP Financing so long as (i) the aggregate principal amount of indebtedness incurred pursuant to such DIP Financing together with the aggregate principal amount of all outstanding Senior Lien Obligations does not exceed the sum of the First Lien Cap Amount plus the Second Lien Cap Amount, (ii) the interest rate, fees and other terms of such DIP Financing are consistent with general market terms at that time for debtor-in-possession financing of a similar amount and, such DIP Financing does not require the immediate sale of all or a substantial portion of the Company’s and certain Subsidiaries’ assets or the waiver of Company’s and certain Subsidiaries’ exclusive right to file and solicit acceptances of a plan of reorganization; (iii) the Junior Lien Collateral Agent retains the right to seek a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) in respect of the Junior Lien Obligations with the same priority with respect to the Senior Lien Obligations as existed prior to the commencement of the case under applicable law (an “Adequate Protection Lien”), provided, that the bankruptcy court’s refusal to grant such a lien or refusal to grant permitted interest payments will not be a basis for objecting to such DIP Financing, and (iv) such use of cash collateral or DIP Financing is subject to the terms of this Agreement. The Liens securing the Junior Liens Obligations in the Collateral will be subordinated to such DIP Financing (and all obligations relating thereto) to the same extent and upon the same terms and conditions as they are subordinate to the Liens securing the Senior Lien Obligations. The Junior Lien Collateral Agent may not (i) seek relief from the automatic stay of Section 362 of the Bankruptcy Code in respect of any portion of the Collateral; (ii) seek or request any adequate protection, other than Adequate Protection Liens, permitted replacement Liens and permitted interest payments; (iii) object to any sale of all or any portion of the Collateral in accordance with Sections 363 or 365 of the Bankruptcy Code other than if Senior Agent or any Senior Lender objects to any such sale, to the same extent as such objection; (iv) seek, or support any request, to dismiss any Insolvency Event or to convert any chapter 11 case of any such party from chapter 11 to chapter 7 of the Bankruptcy Code; (v) seek, or support any request for, the appointment of a trustee pursuant to section 1104(a)(1) of the Bankruptcy Code; (vi) seek, or support any request for, the entry of any order modifying, reversing, revoking, staying, rescinding, vacating or amending any DIP Financing order pursuant to which Senior Agent and/or the Senior Lenders have provided such financing; (vii) subject to certain exceptions, propose or vote in favor of any plan of reorganization, arrangement or liquidation unless it provides for the payment in full (in cash or otherwise) of the Senior Lien Obligations, as determined by Senior Agent in its sole discretion or the provision of value for the benefit of Senior Lenders in an amount equal to their secured claims under the Senior Loan Documents; or (viii) take any action to directly or indirectly challenge or contest (A) the validity or the enforceability of the Senior Loan Documents or the liens and security interests granted to Agent and Senior Lenders with respect to the Senior Loan Obligations, (B) the rights and duties of Agent and Senior Lenders established in the Senior Loan Document, or (C) the validity or enforceability of this Agreement.

Any payment, distribution or proceeds thereof received by Holder at a time when such receipt is not expressly permitted by the terms of the Intercreditor Agreement or prior to the discharge of Senior Lien Obligations must be segregated and held in trust for the benefit of and forthwith paid over to the Senior Agent for the benefit of the Senior Lien Obligations.

Certain Limitations on the Collateral

The Collateral securing the Notes will not include any of the following assets (the “Excluded Assets”):

(1) the property or assets owned by any Subsidiary of the Issuer that is not a Guarantor;

(2) any Voting Stock that is issued by any Foreign Subsidiary, if and to the extent that the inclusion of such Voting Stock in the Collateral would cause the Collateral pledged by the Issuer or the applicable Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary; and the pledge of such Collateral the pledge of such Collateral would result in adverse tax consequences to the Issuer or any of its Subsidiaries as reasonably determined by the Issuer and identified in writing to the First Lien Collateral Agent, the Second Lien Collateral Agent and the Junior Lien Collateral Agent;

(3) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company’s being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence and only with respect to the relevant Notes affected; provided that neither the Issuer nor any Subsidiary shall take any action in the form of a reorganization, merger or other restructuring a principal purpose of which is to provide for the release of the Lien on any Capital Stock pursuant to this clause (3). In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock secures the Notes affected thereby, then the Capital Stock of such Subsidiary will automatically be deemed not to be part of the Collateral securing the relevant Notes affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of such Notes, to the extent necessary to release the security interests in favor of the applicable collateral agents on the shares of Capital Stock that are so deemed to no longer constitute part of the Collateral for the relevant Notes.

(4) any Capital Stock or securities convertible into or exchangeable for Capital Stock (i) if, in the reasonable judgment of the Issuer, the cost or other consequences of pledging such Collateral shall be excessive in view of the benefits to be obtained by the Junior Lien Secured Parties therefrom or (ii) the pledge of such Collateral would result in adverse tax consequences to the Issuer or any of its Subsidiaries as reasonably determined by the Issuer and identified in writing to the Second Lien Collateral Agent and Junior Lien Collateral Agent;

(5) any Collateral to the extent the grant of the security interest therein would violate any requirement of law; and

(6) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (5), unless such proceeds or products would otherwise constitute Collateral securing the Notes.

Sufficiency of Collateral

The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the Issuer’s industry, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would also be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By their nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time or in an orderly manner. In addition, in the event of a bankruptcy, the ability of the holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations as described below.

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer will not be required to transfer or exchange any Note selected for redemption. Also, the Issuer will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer will issue $100,000,000 in aggregate principal amount of Notes in this offering. The Notes will mature on [Issue Date month and date], 2014. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Indebtedness”, the Issuer may issue additional Notes, from time to time after this offering under the Indenture (any such Notes, “Additional Notes”). In addition, in connection with the payment of PIK Interest in respect of the Notes, the Issuer is entitled to, without the consent of the Holders, increase the outstanding principal amount of the Notes or issue additional Notes (the “PIK Notes”) under the Indenture on the same terms and conditions as the Notes offered hereby (in each case, the “PIK Payment”). Except as described under “Amendment, Supplement and Waiver,” the Notes offered by the Issuer, the PIK Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any PIK Notes and Additional Notes that are actually issued, and references to “principal amount” of the Notes includes any increase in the principal amount of the outstanding Notes as a result of a PIK Payment.

Interest on the Notes will be payable semi-annually in arrears on [            ] and [            ], commencing on [            ], to the Holders of Notes of record on the immediately preceding [            ] and [            ]. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For any interest payment period the Issuer will pay interest on the Notes:

•

in cash (“Cash Interest”) if the Free Cash Flow Coverage Ratio on the date that is six months prior to the relevant interest payment date (each, an “Interest Determination Date”) is equal to or greater than 1.5:1.0; and

•	if the Free Cash Flow Coverage Ratio on the relevant Interest Determination Date is less than 1.5:1.0, in PIK Notes or, at the election of the Issuer, in cash.

Cash Interest on the Notes will accrue at a rate, reset semi-annually, of LIBOR plus 9.5% per annum. PIK Interest on the Notes will accrue at a rate, reset semi-annually, of LIBOR plus 12.0% per annum (“PIK Interest”). Upon the occurrence and during the continuance of an Event of Default, the outstanding principal on the Notes and all accrued but unpaid interest on the Notes from day to day will accrue interest at a rate, reset semi-annually, of LIBOR plus 12.0% per annum and be payable in cash on demand.

LIBOR will be determined by the Calculation Agent, which shall initially be the Trustee. PIK Interest shall be payable (x) with respect to Notes represented by one or more global notes registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee on the relevant record date, by increasing the principal amount of the outstanding global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest $1,000) and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the request of the Issuer, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant record date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding global Notes as a result of a PIK Payment, the global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment. Any P1K Notes issued in certificated form will be dated as of the applicable interest payment date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description PIK on the face of such PIK Note.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for six-month periods beginning on the first day of such Interest Period that appears on

Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include [ ], 2008.

“London Banking Day” is any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by U.S. law of general application. The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes.

All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company and the holders of the Notes.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “Change of Control” and “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” The Issuer may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

The Issuer will not be entitled to redeem the Notes at its option prior to the second anniversary of the Issue Date.

On and after the second anniversary of the Issue Date, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on [Issue Date month & date] of the years set forth below:

Period	Redemption Price
2009	112.00%
2010	109.00%
2011	106.00%
2012	103.00%
2013 and thereafter	100.00%

Pursuant to the Intercreditor Agreement, without the express prior written consent of the Senior Agent, no Holder may take, demand or receive from the Issuer, and the Issuer will not make, give or permit, any prepayment or other payment (except, if no Standstill Period is then in effect, for regularly scheduled interest payments in accordance with the terms of the Junior Lien Documents provided, that (i) no Senior Loan Default shall have occurred and be continuing or would result after giving effect to any such payment and (ii) after giving effect to any such payment, Excess Availability shall be no less than $40,000,000) of any Junior Lien Obligation of any kind prior to the scheduled maturity date thereof or prior to the date on which such payment is required to be made under the terms of the Junior Lien Documents.

Change of Control

Under the terms of the Indenture, upon the occurrence of any of the events listed in paragraphs (1) through (4) below (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s notes at a purchase price in cash (expressed in percentages of principal amount on the date of purchase) (the “Purchase Price”) set forth below, if purchased during the 12-month period commencing on [Issue Date month & date] of the following years:

Period	Purchase Price
2007	100.00	% plus Applicable Premium
2008	100.00	% plus Applicable Premium
2009	112.00%
2010	109.00%
2011	106.00%
2012	103.00%
2013 and thereafter	101.00%

, in each case plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than (A) a person consisting of one or more Permitted Holders (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag along sale pursuant to the terms of the certificate of incorporation of the Company, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity;

(2) at any time (A) that the Company or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was made pursuant to special nomination rights provided under the Company’s or such successor’s certificate of incorporation or a stockholders agreement between the Company or such successor and such stockholder or stockholders or approved by a vote of a majority of the directors of the Company or such successor then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, conveyance or other disposition of all or substantially all the assets of the Company (determined on a consolidated basis; it being agreed that for purposes of this definition, "substantially all the assets of the Company" shall include, without limitation, assets accounting for 51% or more of the sales of the Company and its subsidiaries taken as a whole during the immediately preceding twelve month period) to another Person, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the Issue Date (“Merger Issuance Voting Stock”) represented in the aggregate less than 20% of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) in the same proportion as before such transaction; or

(4) the adoption of a plan relating to the liquidation or dissolution of the Company.

Within 30 days following any Change of Control (but subject to compliance with the immediately succeeding paragraph), we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s notes at a purchase price in cash equal to the applicable Purchase Price on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including relevant financial information);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Indebtedness,” “Certain Covenants—Limitation on Liens” and “Certain Covenants—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indentures will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The Issue Date Credit Facilities provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture, relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, those summarized below:

Financial Covenants

The financial covenants will be substantially the same as the financial covenants in the Second Lien Loan Agreement but 25% less restrictive.

Limitation on Indebtedness

(a) Except as permitted under paragraph (b) below, the Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to any Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, (A) the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed $330.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock”, (B) the aggregate principal amount of all Indebtedness in the form of term loans Incurred under this clause (1) and then outstanding does not exceed $205.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” (other than principal payments in connection with which there has been a corresponding permanent reduction in a related revolving loan commitment), and (C) the aggregate principal amount of all Indebtedness in the form of revolving loans Incurred under this clause (1) and then outstanding does not exceed $125.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” pursuant to which there has been a corresponding permanent reduction in the related revolving loan commitment;

(2) Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

(3) Indebtedness represented by the Notes;

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (11), (12) or (13) of this covenant);

(5) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (3) or (4) or this clause (5);

(6) Hedging Obligations consisting of Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation; provided, however, that such Interest Rate Agreements and Currency Agreements do not increase the Indebtedness of the Company outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(7) obligations in respect of performance, bid and surety bonds, completion guarantees and banker’s acceptances provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(9) Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred pursuant to clause (1), (2), (3), (4), (6), or (7) or pursuant to clause (5) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to clause (3) or (4);

(10) Indebtedness of the Company and its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in any case Incurred in connection with the disposition of any assets of the Company or any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

(11) Purchase Money Indebtedness and Capitalized Lease Obligations (other than Customer Obligations) Incurred to finance the acquisition of any lease or improvement of property (real or personal) equipment or other assets in the ordinary course of business (whether outstanding on the Issue Date or thereafter Incurred) and which, when added together with all Refinancing Indebtedness Incurred in respect of Indebtedness previously outstanding or Incurred pursuant to this clause (11) and then outstanding, do not exceed $15.0 million in the aggregate at any time outstanding;

(12) Non-Recourse Indebtedness of Non-Recourse Foreign Subsidiaries in the form of revolving loans or receivables financings in an aggregate principal amount outstanding at any time not to exceed $65.0 million; provided, however, (A) any Incurrence of or change in any Indebtedness which results in any such Foreign Subsidiary ceasing to be a Non-Recourse Foreign Subsidiary shall be deemed to constitute the Incurrence by such Foreign Subsidiary of all its Indebtedness then outstanding and (B) the aggregate outstanding purchase price of receivables sold by Foreign Subsidiaries pursuant to Permitted Receivables Sales shall, for purposes of this clause (12) only, be deemed to constitute Indebtedness;

(13) (A) Customer Obligations outstanding on the Issue Date but excluding any refinancings or replacements thereof and (B) additional Customer Obligations up to an aggregate amount of such additional Customer Obligations at any time of $6.0 million; and

(14) Indebtedness of the Company or of any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above) does not exceed $10.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Indebtedness of the Company or any Restricted Subsidiary unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Indebtedness.

(d) For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above in clause (b), the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(2) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(3) all Indebtedness Incurred on the Issue Date under the Issue Date Credit Facilities will be deemed Incurred under clause (b)(1) above.

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than U.S. dollars, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a currency other than U.S. dollars is subject to a Currency Agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) Except to the extent permitted under paragraph (b) below, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment.

(b) The preceding paragraph will not prohibit:

(1) any purchase, redemption or other acquisition or retirement of Capital Stock of the Company made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to the Company or any Subsidiary or for which the Company or any Subsidiary is liable, directly or indirectly, as a guarantor or otherwise (including by the making of cash contributions to such plan or trust which are used to pay interest or principal on such Indebtedness)) or a substantially concurrent cash capital contribution received by the Company from its stockholders;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “Certain Covenants—Limitation on Indebtedness”;

(3) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases, dividends, distributions and other acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed the sum of (A) $2.0 million in any calendar year and (B) the Net Cash Proceeds received by the Company after the Issue Date from the sale of such shares to, or the exercise of the option to purchase such shares by, employees or directors of the Company or any of its Subsidiaries;

(4) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(5) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors);

(6) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under “Certain Covenants—Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; or

(8) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of the Issue Date Preferred Stock at a purchase price not greater than the purchase price calculated using the terms of such Issue Date Preferred Stock as in effect on the Issue Date; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired securing any Indebtedness (other than Permitted Liens).

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “Certain Covenants—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “Certain Covenants—Limitation on Liens”;

(2) the consideration received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value (as determined by the Board of Directors) of such property; and

(3) the Company applies the proceeds of such transaction in compliance with the covenant described under “Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock.”

Impairment of Security Interest

The Company will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest, or the priority thereof, with respect to the Collateral for the benefit of the Trustee and the Holders.

Amendment to Security Documents

The Company shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “Security for the Notes” or as permitted under “Amendments and Waivers.”

After-Acquired Property

Upon the acquisition by the Company or any Subsidiary Guarantor of any Additional Assets, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Junior Lien Collateral Trustee a perfected security interest or lien, subject only to Permitted Liens, in such Additional Assets and to have such Additional Assets added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such Additional Assets to the same extent and with the same force and effect.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B) any encumbrance or restriction contained in the terms of any Indebtedness Incurred pursuant to clause (b)(1) and (2) of the covenant described under “Certain Covenants—Limitation on Indebtedness” or any agreement pursuant to which such Indebtedness was issued if (i) either (x) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes and any other Indebtedness that is an obligation of the Company and (ii) the encumbrance or restriction is not materially more disadvantageous to the Holders of the notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

(C) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(D) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (D) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (D); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are, in the good faith judgment of the Board of Directors, no less favorable to the Holders of the notes, taken as a whole, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(E) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(F) any encumbrance or restriction with respect to the disposition or distribution of assets or property and contained in joint venture agreements and other similar agreements entered into in the ordinary course of business; and

(G) any restriction contained in any agreement or instrument governing Capital Stock (other than Disqualified Stock) of any Restricted Subsidiary that is in effect on the date such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary; or

(2) with respect to clause (c) only

(A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

(A) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or repurchase First Lien Obligations or Second Lien Obligations within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets (provided that such Additional Assets (except to the extent constituting Excluded Assets) shall be pledged at the time of their acquisition to the Junior Lien Collateral Agent as Collateral subject to the Intercreditor Agreement) in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (or enter into a binding commitment within such year to acquire additional assets, provided that such commitment shall be subject to only customary conditions (other than financing) and such acquisition shall be consummated within 365 days after the end of such one-year period); and

(C) third, subject to the Intercreditor Agreement, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders to purchase Notes pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

In the event of an Asset Disposition that requires the purchase of Notes pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes at a purchase price in cash (expressed in percentages of principal amount on the date of purchase) set forth below, if purchased during the 12-month period commencing on [Issue Date month & date] of the following years:

Period	Purchase Price
2007	100.00% plus Applicable Premium
2008	100.00% plus Applicable Premium
2009	112.00%
2010	109.00%
2011	106.00%
2012	103.00%
2013 and thereafter	100.00%

, in each case plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. In the event that in connection with such Asset Disposition, the Company is also required to purchase other Junior Lien Obligations of the Company, the Company will purchase such other Junior Lien Obligations at a purchase price of 100% of their principal amount (or, in the event such other Junior Lien Obligations of the Company were issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or such lesser price, if any, as may be provided for by the terms of such Junior Lien Obligations) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture.

If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount of multiples thereof.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million and then only to such extent. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of clause (a)(2) of this covenant and clause (G) of the definition of the term “Asset Disposition”, the following are deemed to be cash or cash equivalents:

(1) the assumption of First Lien Obligations, Second Lien Obligations or other Senior Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) secured by a Permitted Lien that is prior to the Junior Lien and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

(b) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’slength dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “Certain Covenants–Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of fees, compensation or employee benefit arrangements to directors, officers or employees of the Company and its Restricted Subsidiaries in the ordinary course of business;

(5) customary indemnity provided for the benefit of directors, officers or employees of the Company or any Restricted Subsidiary in the ordinary course of business;

(6) any transaction with a Restricted Subsidiary; and

(7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company.

Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

The Company will not:

(1) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (other than pledges of Capital Stock constituting First Priority Liens or Second Priority Liens); or

(2) permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock;

other than (A) to the Company or a Wholly Owned Subsidiary, (B) directors’ qualifying shares, (C) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary or (D) with respect to the common stock of any Restricted Subsidiary, in a Public Equity Offering as a result of or after which a Public Market exists; provided, however, that, in the case of clauses (C) and (D), such issuance, sale or disposition or Public Equity Offering complies with the covenant described under “Certain Covenants–Limitation on Sales of Assets and Subsidiary Stock.”

For purposes of this covenant, the creation of a Lien on any Capital Stock of a Restricted Subsidiary to secure Indebtedness of the Company or any of its Restricted Subsidiaries will not be deemed to be a violation of this covenant; provided, however, that any sale or other disposition by the secured party of such Capital Stock following foreclosure of its Lien will be subject to this covenant.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indentures;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) (A) immediately after giving pro forma effect to such transaction, the Successor Company would be required to pay Cash Interest on the Notes rather than PIK Interest or (B) the Free Cash Flow Coverage Ratio on the date of such transaction after giving pro forma effect thereto would be equal to or greater than the Free Cash Flow Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indentures;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of the Company, which properties and assets, if held by the Company instead of such subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Guarantors

The Indenture will provide that the Company will cause each Domestic Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clauses (b)(2), (b)(7) and (b)(8) of the covenant described under “Certain Covenants–Limitation on Indebtedness”), and any other Subsidiary that guarantees any Indebtedness of the Company or any Domestic Subsidiary, to, in each case, at the same time, execute and deliver to the Trustee Guaranty Agreements pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

Reporting

The Company will provide the annual, quarterly and other financial statements, and other reports and notices to be agreed that are required to be provided pursuant to the Issue Date Credit Facilities at the times so required.

Rating of Notes

At any time after the first anniversary of the Issue Date, upon the request of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Company will obtain a current rating on the Notes by at least one nationally recognized statistical rating organization.

Events of Default and Remedies

The Indenture will provide that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 30 days after receipt of written notice given by the Trustee or the Holders of not less 25% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture, the Notes or the Security Documents, or any representation or warranty contained in any Security Document shall prove to have been untrue or incorrect in any material respect on or as of the date made or deemed made;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $10.0 million or more at any one time outstanding:

(5) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary;

(7) the Guarantee of any Guarantor shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or

(8) with respect to any Collateral having a fair market value in excess of $10.0 million, individually or in the aggregate, (a) the Lien under the Security Documents, at any time, ceases to be in full force and effect for any reason other than in accordance with the terms of the Indenture, the Security

Documents and the Intercreditor Agreement, (b) any Lien created thereunder or under the Indenture is declared invalid or unenforceable by a court of competent jurisdiction or (c) the Issuer or any Guarantor asserts, in any pleading in any court of competent jurisdiction, that any such Lien is invalid or unenforceable.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have substantially all of its obligations discharged with respect to the Notes and to have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”), except for the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture. In such case, payment of the Notes may not be accelerated because of the occurrence of an Event of Default.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit, 123 days pass after such deposit is made, and during such period no Default shall have occurred;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the First Lien Obligations, the Second Lien Obligations or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code and that such trust does not constitute an investment company under the Investment Company Act of 1940;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or may be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, the First Lien Obligations, the Second Lien Obligations or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee, any Security Document and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Notes issued thereunder, any Guarantee or the Security Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “Repurchase at the Option of Holders”) to the extent that such amendment or waiver takes effect at a time when no such repurchase obligation has been triggered;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes or the subordination of the Liens with respect to the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify any Guarantee in any manner adverse to the Holders of the Notes.

In addition, without the consent of at least 75% in aggregate principal amount of Notes then outstanding, an amendment, supplement or waiver may not:

(11) modify any Security Document or the provisions of the Indenture dealing with the Security Documents or application of trust moneys, or otherwise release any Collateral, in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreement; or

(12) modify the Intercreditor Agreement in any manner materially adverse to the Holders other than in accordance with the Indenture, the Security Documents and the Intercreditor Agreement.

Notwithstanding the foregoing, the Issuer, any Guarantor and the Trustee may amend or supplement the Indenture, any Security Document and any Guarantee or Notes without the consent of any Holder:

(13) to cure any ambiguity, omission, mistake, defect or inconsistency;

(14) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary under the Indenture;

(15) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(16) to comply with the covenant relating to mergers, consolidations and sales of assets;

(17) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(18) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(19) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(20) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(21) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(22) to add a Guarantor under the Indenture;

(23) to conform the text of the Indenture, Security Documents, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Security Documents, Guarantee or Notes;

(24) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(25) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations under the Indenture, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(26) to release Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents or the Indenture; or

(27) in the case of the Security Documents, to give effect to the provisions of the Intercreditor Agreement (or any replacement thereof) or to the release of Collateral permitted by the provisions of the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Additional Assets” means:

(1) all or substantially all of an operating unit of a business or product line or any property, plant or equipment or other long-term assets used or useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, `”control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a Note on any date of purchase, the greater of (1) 12.0% of the principal amount of such Note and (2) the excess of (a) the present value at such time of (i) the purchase price of such Note on [Issue Date month & date], 2009 (such purchase price being described under “Change of Control” or “Certain Covenants–Limitation on Sales of Assets and Subsidiary Stock” as appropriate) plus (ii) all required interest payments due on such Note through [Issue Date month & date], 2009 assuming that the interest rate during such period is the same as the interest rate that would be applicable to the Notes as of the date of purchase if the Company were to pay PIK Interest (but excluding accrued and unpaid interest to the purchase date), computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the then-outstanding principal amount of such Note.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Asset Disposition” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Guarantor;

(B) for purposes of the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted

Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “Certain Covenants—Limitation on Restricted Payments,” (ii) a disposition of all or substantially all the assets of the Company and its Restricted Subsidiaries in accordance with the covenant described under “Certain Covenants—Merger and Consolidation” and (iii) a disposition of accounts receivable (and related assets) in connection with a Permitted Receivables Financing;

(C) a disposition of assets with a Fair Market Value of less than $500,000;

(D) a disposition of cash or Temporary Cash Investments;

(E) sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business (including equipment and intellectual property);

(F) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(G) if in the case of any such disposition (i) the consideration thereof received by the Company or such Restricted Subsidiary is equal to or greater than the Fair Market Value of the assets being disposed of and (ii) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents, (x) the sale of real estate in Poland that is owned by the Company or any Restricted Subsidiary on the Issue Date, (y) the sale of the Capital Stock and assets of Remy UK, and (z) the sale of assets of Remy Reman, L.L.C.; and

(H) Permitted Receivables Sales.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrowers” means the Company and certain of its subsidiaries party to the First Lien Credit Agreement.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Interest” has the meaning set forth under “Principal, Maturity and Interest”

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral” means all assets, other than Excluded Assets, of the Company and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus (a), to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations, in each case determined in accordance with GAAP;

(2) amortization of debt discount;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net costs associated with Hedging Obligations (including amortization of fees);

(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust;

minus (b) to the extent included in such total interest expense, amortization of deferred financing costs, fees and expenses.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Issue Date Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings or such alteration of maturity (any such alteration being treated as an incurrence of Indebtedness) is permitted under “Certain Covenants–Limitation on Indebtedness”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Credit Facility Obligations” with respect to a Credit Facility means all obligations of the Issuer under such Credit Facility.

“Credit Parties” means Borrowers and their respective subsidiaries, and their respective successors and assigns.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Customer Obligations” means liabilities classified as customer obligations on the Company's balance sheet.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the applicable Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not a Foreign Subsidiary.

““Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Event of Default” has the meaning set forth under “Events of Default and Remedies.”

“Excess Availability” means the amount as of the date of determination (i.e., the date any cash interest payment would be made on account of the Notes) equal to (a) the lesser of the Borrowing Base (as defined in the First Lien Credit Facility) or the maximum revolver commitments of the First Lien Obligations less (i) amounts outstanding under the revolver under the First Lien Credit Facility, (ii) letters of credit issued and outstanding, and (iii) outstanding bank overdrafts, plus (b) unrestricted balance sheet cash of the Company’s domestic US Affiliates and Subsidiaries, after having given effect for the semi-annual interest payment which may be due on the Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a resolution of such Board of Directors.

“First Lien Cap Amount” means the result of (a) $285,000,000, minus (b) the sum of (i) the aggregate amount of all repayments and prepayments of the principal amount of the term loan obligations under the First Lien Credit Facility (other than repayments or prepayments of such term loan obligations to the extent of a refinancing thereof), and (ii) the amount of all repayments and prepayments of revolving loan obligations under the First Lien Credit Facility which result in a permanent reduction of the revolving credit commitment under the First Lien Credit Facility (other than repayments or prepayments of such revolving loan obligations to the extent of a refinancing thereof).

“First Lien Collateral” means all of the assets of the Issuer or any Guarantor, whether real, personal or mixed, with respect to which a Lien has been granted as security for any First Lien Obligations pursuant to a First Lien Document.

“First Lien Collateral Agent” shall mean Barclays Bank PLC, in its capacity as administrative agent and collateral agent for the lenders and other secured parties under the First Lien Credit Facility and the other First Lien Documents, together with its successors and permitted assigns under such Credit Facility exercising substantially the same rights and powers; and in each case provided that if such First Lien Collateral Agent is not Barclays Bank PLC, such First Lien Collateral Agent shall have become a party to the Intercreditor Agreements and the other applicable First Lien Security Documents.

“First Lien Credit Facility” means the Issue Date Credit Facility governing the First Lien Obligations.

“First Lien Documents” means the credit agreement, guarantee and security documents governing the First Lien Obligations, including, without limitation, the First Lien Credit Facility and the First Lien Security Documents.

“First Lien Obligations” shall mean (a) all Obligations of the Issuer and its Subsidiaries under the First Lien Credit Facility and (b) all other Obligations of the Issuer and its Subsidiaries under any refinancings of the First Lien Credit Facility (and in each case any Hedging Obligations related thereto or to Second Lien Obligations), but in each case only to the extent Incurred pursuant to clause (b)(1) (or clause (b)(6), in the case of Hedging Obligations) of the covenant described under “Certain Covenants–Limitation on Indebtedness.”

“First Lien Secured Parties” means, at any relevant time, the holders of First Lien Obligations at such time, including, without limitation, the lenders and agents under the First Lien Credit Facility and the First Lien Collateral Agent.

“First Lien Security Documents” means the Security Documents (as defined in the First Lien Credit Facility) and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Priority Liens” means the first priority Liens securing the First Lien Obligations.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“Free Cash Flow” means, for any period of determination, net cash provided by (used in) operating activities, plus cash interest expense, less purchases of property, plant and equipment (other than purchases financed by Capitalized Lease Obligations) and mandatory debt repayments, as determined in accordance with GAAP, as appropriate.

“Free Cash Flow Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of Free Cash Flow for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less, the number of days after the end of such fiscal quarter as the consolidated financial statements of the Company shall be provided to the Holders pursuant to the Indenture) prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Free Cash Flow Coverage Ratio is an Incurrence of Indebtedness, or both, Free Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such four-fiscal-quarter period);

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Free Cash Flow Coverage Ratio, Free Cash Flow and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, Free Cash Flow for such period shall be reduced by an amount equal to Free Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to Free Cash Flow (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Free Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Free Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture.

“Guarantor” means each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, currency risks or commodity pricing either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immaterial Subsidiaries” shall mean any direct or indirect subsidiary that has less than (i) $15,000,000 in sales (externally and internally), or (ii) $2,500,000 of EBITDA as defined in the First Lien Documents.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of interest in the form of additional Indebtedness of the same instrument or the payment of dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, in each case to the extent such pay-in-kind securities were contemplated on the issue date of the underlying securities; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(3) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(1) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(2) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Insolvency Event” means (i) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) making a general assignment for the benefit of its creditors; or (ii) there being commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there being commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) taking any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against the Issuer or any Guarantor under any Bankruptcy Law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Issuer or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

“Intercreditor Agreement” has the meaning set forth under “Security–Liens with Respect to the Collateral.”

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means the date of initial issuance of the Notes under the Indenture.

“Issue Date Credit Facilities” means the first lien and second lien credit agreements (the “First Lien Credit Facility” and the “Second Lien Credit Facility,” respectively) to be entered into as of the Issue Date by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Barclays Bank PLC, as administrative agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals and restatements thereof.

“Issue Date Preferred Stock” means the shares of Series A Preferred Stock of the Company issued on the Issue Date in accordance with the terms of the Plan Support Agreement.

“Junior Lien Collateral Agent” shall mean (i) so long as the Notes are outstanding, the Trustee, in its capacity as Trustee and collateral agent for the Holders and other secured parties under the Indenture and the Security Documents, and (ii) at any time thereafter, such agent or trustee as is designated “Junior Lien Collateral Agent” by Junior Lien Secured Parties holding a majority in principal amount of the Junior Lien Obligations then outstanding or pursuant to such other arrangements as agreed to among the holders of the Junior Lien Obligations, it being understood that as of the Issue Date, the Trustee shall be so designated Junior Lien Collateral Agent.

“Junior Lien Documents” means the credit and security documents governing the Junior Lien Obligations, including, without limitation, the Indenture, the related Security Documents and Intercreditor Agreement.

“Junior Lien Obligations” means the Notes and Obligations with respect to other Indebtedness permitted to be incurred under the Indenture and the General Credit Facility which is by its terms intended to be secured equally and ratably with the Notes; provided such Lien is permitted to be incurred under the Indenture and the Credit Facility; provided, further, that the holders of such Indebtedness or their Junior Lien Representative is a party to the Security Documents in accordance with the terms thereof and has appointed the Junior Lien Collateral Agent as collateral agent for such holders of Junior Lien Obligations with respect to all or a portion of the Collateral.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is a party to the Security Documents.

“Junior Lien Secured Parties” means (i) Holders (including the Holders of any Additional Notes subsequently issued under and in compliance with the terms of the Indenture), (ii) the Junior Lien Collateral Agent and (iii) the holders from time to time of any other Junior Lien Obligations and each Junior Lien Representative.

“Junior Liens” means the Liens securing the Junior Lien Obligations.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Foreign Subsidiary” means any Foreign Subsidiary so long as such Foreign Subsidiary does not have any Indebtedness outstanding other than Non-Recourse Indebtedness.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness:

(1) as to which neither the Company nor any Restricted Subsidiary (other than a Non-Recourse Foreign Subsidiary) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a borrower, guarantor or otherwise) or (c) constitutes the lender;

(2) as to which no default (including any rights that the holders thereof may have to take enforcement action against the Company or any Restricted Subsidiary (other than a Non-Recourse Foreign Subsidiary)), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary (other than a Non-Recourse Foreign Subsidiary ) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing they will not have recourse to the shares or assets of the Company or any Restricted Subsidiary (other than a Non-Recourse Foreign Subsidiary).

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premiums, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, at least one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means each Holder party to the Plan Support Agreement and such party's Affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; provided, however, that the primary business of such Wholly Owned Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Wholly Owned Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under “Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (B) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “Certain Covenants—Limitation on Indebtedness”; and

(12) any Person to the extent such Investment existed on the Issue Date, and any extension, renewal or other modification (other than an increase) of such Investment.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law or ordinary course of business contracts, such as carriers’, warehousemen’s, landlords’ and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred pursuant to clause (11), (12) or (14) of the second paragraph under “Certain Covenants–Limitation on Indebtedness”; provided that (a) Liens securing Indebtedness permitted to be incurred pursuant to clause (11) of the second paragraph under “Certain Covenants–Limitation on Indebtedness” extend only to the assets so financed, purchased, constructed or improved, and (b) Liens securing Indebtedness permitted to be incurred pursuant to clause (12) of such paragraph extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date (other than First Priority Liens, Second Priority Liens and Liens of the types described in clause (6) of this definition);

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries other than additions and accessions thereto and proceeds thereof;

(9) Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries other than additions and accessions thereto and proceeds thereof;
(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary that is a Guarantor permitted to be incurred in accordance with the covenant described under “Certain Covenants–Limitation on Indebtedness”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(14) First Priority Liens;

(15) Second Priority Liens;

(16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(20) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business; and

(21) Liens on transfers of accounts receivable and contracts and instruments relating thereto arising solely in connection with the sale of such accounts receivable pursuant to a Permitted Receivables Sale.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Receivables Sale” means any sale pursuant to which the Company or any Restricted Subsidiary may sell to any other Person any accounts receivable (and related assets) of the Company or any Restricted Subsidiary; provided, however, that:

(1) the covenants, events of default and other provisions applicable to such sale shall be customary for such transactions and shall be on the market terms (as determined in good faith by the Board of Directors) at the time such sale is entered into;

(2) the price applicable to such sale shall be a market sales price (as determined in good faith by the Board of Directors) at the time such sale is entered into; and

(3) such sale shall be non-recourse to the Company and its Subsidiaries except to a limited extent customary for such transactions.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PIK Interest” has the meaning set forth under “Principal, Maturity and Interest.”

“PIK Notes” has the meaning set forth under “Principal, Maturity and Interest.”

“PIK Payment” has the meaning set forth under “Principal, Maturity and Interest.”

“Plan Support Agreement” means that certain Plan Support Agreement relating to the Company, dated as of June 15, 2007, and any amendments thereto.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Public Equity Offering” means an underwritten primary public offering of common stock of the Company (or, for purposes of the covenant described under “Limitation on the Sale of Assets and Subsidiary Stock” any Restricted Subsidiary) pursuant to an effective registration statement under the Securities Act.

“Public Market” means any time after (i) a Public Equity Offering has been consummated with respect to a Restricted Subsidiary and (ii) at least 10% of the total issued and outstanding common stock of such Restricted Subsidiary has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

“Purchase Money Indebtedness” mean Indebtedness:

(1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and

(2) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements;

provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; and provided further, however, that such Indebtedness is Incurred within 90 days after such acquisition of such asset by the Company or Restricted Subsidiary.

“Receivables Subsidiary” means a bankruptcy remote, special purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, review, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange of replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an average life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance cost) under the Indebtedness being Refinanced;

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced; and

(5) if the Indebtedness being Refinanced is payable in-kind, such Refinancing Indebtedness is payable in-kind at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business (as determined in good faith by the Board of Directors).

“Remy UK” means Remy Automotive UK Limited, a company incorporated in the United Kingdom.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Indebtedness of the Company or any Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Cap Amount” means the result of (a) $55,000,000 minus (b) the aggregate amount of all repayments and prepayments of the principal amount of the term loan obligations under the Second Lien Credit Facility (other than repayments or prepayments of such term loan obligations to the extent of a refinancing thereof).

“Second Lien Collateral Agent” shall mean (i) so long as the Notes are outstanding, the Second Lien Notes Agent, in its capacity as collateral agent for the holders and other secured parties under the Second Lien Credit Facility and the Security Documents, and (ii) at any time thereafter, such agent or trustee as is designated “Second Lien Collateral Agent” by Second Lien Secured Parties holding a majority in principal amount of the Second Lien Obligations then outstanding or pursuant to such other arrangements as agreed to among the holders of the Second Lien Obligations, it being understood that as of the Issue Date, the Second Lien Notes Agent shall be so designated Second Lien Collateral Agent.

“Second Lien Credit Facility” means the Issue Date Credit Facility governing the Second Lien Notes.

“Second Lien Documents” means the credit and security documents governing the Second Lien Obligations, including, without limitation, the Second Lien Credit Facility and the related Security Documents.

“Second Lien Notes” means the notes evidencing the Second Lien Obligations.

“Second Lien Notes Agent” means the administrative agent with respect to the Second Lien Notes.

“Second Lien Obligations” means (a) all Obligations of the Issuer and its Subsidiaries under the Second Lien Credit Facility and (b) all other Obligations of the Issuer and its Subsidiaries under any refinancings of the Second Lien Credit Facility (and in each case any related Hedging Obligations), but in each case only to the extent Incurred pursuant to clause (b)(1) of the covenant described under “Certain Covenants–Limitation on Indebtedness.”

“Second Lien Representative” means any duly authorized representative of any holders of Second Lien Obligations, which representative is a party to the Security Documents.

“Second Lien Secured Parties” means (i) holders of the Second Lien Notes, (ii) the Second Lien Collateral Agent and (iii) the holders from time to time of any other Second Lien Obligations and each Second Lien Representative.

“Second Priority Liens” means the Liens securing the Second Lien Obligations.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

”Security Documents” means, collectively, the Intercreditor Agreement, the security agreements relating to the Collateral and the mortgages and instruments filed and recorded in appropriate jurisdictions to preserve and protect the Liens on the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states) applicable to the Collateral, each as in effect on the Issue Date and as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior Agent” means (1) at any time any First Lien Obligations are outstanding, the First Lien Collateral Agent and (2) at any time after payment in full of all First Lien Obligations, the Second Lien Collateral Agent.

“Senior Lenders” means, individually and collectively, the lenders from time to time under any Senior Obligation and any refinancing thereof.

“Senior Lien Obligations” means the collective reference to the First Lien Obligations and the Second Lien Obligations.

“Senior Loan Documents” shall mean the First Lien Documents and the Second Lien Documents, and all agreements, documents and instruments at any time executed and/or delivered by any Credit Party or any other person to, with or in favor of any Senior Lender in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Obligations)

“Senior Obligations” means the collective reference to the First Lien Obligations and the Second Lien Obligations.

“Senior Security Documents” the collective reference to the First Lien Security Documents and the Second Lien Security Documents.

“Significant Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Standstill Notice” shall mean a written notice from Senior Agent to Junior Lien Collateral Agent stating that a Senior Loan Default has occurred and is continuing and stating that it is a “Standstill Notice”.

“Standstill Period” shall mean the period beginning on the date that a Standstill Notice is delivered to Junior Lien Collateral Agent through and including the first to occur of (a) the date on which all Senior Obligations have been paid in full, (b) the date on which Senior Agent shall have waived or acknowledged in writing the termination of the default that gave rise to the Standstill Period, or (c) the date that is Second Lien Standstill Period plus sixty (60) days, after delivery of such Standstill Notice by Junior Lien Collateral Agent.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the Holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, or

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to Standard and Poor’s;

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s or “A” by Moody’s; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the purchase date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the purchase date to [Issue Date month & date], 2009; provided, however, that if the period from the purchase date to [Issue Date month & date], 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yield of United States Treasury securities for which such yields are given, except that if the period from the purchase date to [Issue Date month & date], 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(3) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(4) such designation complies with the covenants described under “Certain Covenants–Limitation on Restricted Payments”; and

(5) each of:

(c) the Subsidiary to be so designated; and

(d) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and the Issuer must be required to pay Cash Interest on the Notes rather than PIK Interest .

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under “Certain Covenants—Limitation on Indebtedness,” whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

EXHIBIT H

to

Disclosure Statement:

Form of Intercreditor Agreement

INTERCREDITOR

AND SUBORDINATION AGREEMENT

INTERCREDITOR AND SUBORDINATION AGREEMENT, dated as of [October     ], 2007, among (i) Barclays Bank PLC, in its capacity as administrative agent pursuant to the First Lien Credit Agreement (as hereinafter defined) acting for an on behalf of the lenders from time to time party thereto (in such capacity, “First Lien Agent”), the lenders from time to time party to the First Lien Credit Agreement as lenders (collectively, together with the First Lien Agent, the “First Lien Lenders”), (ii) Barclays Bank PLC, in its capacity as administrative agent pursuant to the Second Lien Credit Agreement (as hereinafter defined) acting for an on behalf of the lenders from time to time party thereto (in such capacity, “Second Lien Agent”), the lenders from time to time party to the Second Lien Credit Agreement as lenders (collectively, together with the Second Lien Agent, the “Second Lien Lenders”, and together with the First Lien Lenders, collectively, the “Senior Lenders”), and (iii) [            ] in its capacity [indenture trustee and collateral agent] (in such capacity, “Third Lien Agent”) under the Third Lien Indenture (as hereinafter defined) with respect to certain third lien PIK notes issued thereunder to certain Noteholders (collectively, the “Third Lien Noteholders”).

W I T N E S S E T H

WHEREAS, First Lien Lenders, Borrowers, and the other Credit Parties signatory thereto have entered into the First Lien Credit Agreement (such terms and all other capitalized terms used herein without definition have the meanings provided in Section 1 hereof) pursuant to which First Lien Lenders have agreed, among other things, to make the First Lien Loans (as hereinafter defined);

WHEREAS, Second Lien Lenders, Borrowers, and the other Credit Parties signatory thereto have entered into the Second Lien Credit Agreement (such terms and all other capitalized terms used herein without definition have the meanings provided in Section 1 hereof) pursuant to which Second Lien Lenders have agreed, among other things, to make the Second Lien Loans (as hereinafter defined); and

WHEREAS, (i) First Lien Secured Lenders are willing to make the First Lien Loans as and to the extent provided for in the First Lien Credit Agreement and (ii) Second Lien Lenders are willing to make the Second Lien Loans as and to the extent provided for in the Second Lien Credit Agreement, but only upon the condition, among others, that Third Lien Agent on behalf of itself and the Third Lien Noteholders and the Credit Parties shall have executed and delivered this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

Section 1. Definitions.

1.1 Defined Terms. The following terms shall have the following respective meanings when used in this Agreement:

“Agreement” shall mean this Intercreditor and Subordination Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agent” or “Agents” shall mean the First Lien Agent and the Second Lien Agent.

“Borrowers” shall mean Remy International, Inc. and certain of its subsidiaries party to the First Lien Credit Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Collateral” shall mean the collective reference to any and all property from time to time subject to security interests to secured payment or performance of the Senior Obligations or the Third Lien Obligations.

“Confirmation Order” shall mean that Order entered on [                    ], 2007 in Borrowers’ and their subsidiaries’ Chapter 11 case styled as [In re Remy Worldwide Holdings, Inc., Chapter 11 Case No.             , United States Bankruptcy Court for the District of Delaware] confirming Borrowers’ and its Subsidiaries’ plan of reorganization dated [September     ], 2007.

“Credit Parties” shall mean Borrowers and their respective subsidiaries, and their respective successors and assigns.

“Excess Availability” shall mean the amount as of the date of determination (i.e., the date any cash interest payment would be made on account of the Third Lien Notes) equal to (a) the lesser of the Borrowing Base or the maximum Revolver commitments of the First Lien Loans less (i) amounts outstanding under the Revolver, (ii) letters of credit issued and outstanding, and (iii) outstanding bank overdrafts, plus (b) unrestricted balance sheet cash of Borrowers’ domestic US Affiliates and Subsidiaries, after having given effect for the semi-annual interest payment which may be due on the Third Lien Notes.

“Event of Default” shall mean a “Default” or “Event of Default” as defined in the Senior Loan Documents.

“exercise of remedies” shall mean any of the following with respect to the Third Lien Obligations: (i) the taking of actions to collect or enforce all or any part of the Third Lien Obligations or any claims in respect thereof against any Credit Party or any of its property or assets (except actions for specific performance of payments specifically permitted under Section 3 hereof), (ii) the application of any property or assets of any Credit Party to the Third Lien Obligations (except payments specifically permitted under Section 3 hereof) or the repossession of, foreclosure on, or the exercise of any other remedy (judicially or nonjudicially) with respect to any Credit Party or any of its property or assets; (iii) the taking of control or possession of, or the exercise of any right of setoff with respect to, any property or assets of any Credit Party or the sale or other disposition of any interest in such property or assets; (iv) the taking of any action to interfere with any rights in respect of such property or assets of Senior Lenders or their ability to realize upon or otherwise deal with such property or assets; or (v) the commencement or maintenance of any action, suit or other proceeding at law, in equity or otherwise in furtherance of any of the foregoing or to otherwise enforce rights against any Credit Party or any

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of its property or assets or to direct the owner of such property or assets to sell or otherwise dispose of any interest therein. To “exercise remedies” shall mean to take or institute the taking of any exercise of remedies.

“First Lien Agent” shall have the meaning provided in the first paragraph hereof and shall be deemed to include any agent or trustee for the Refinancing Senior Lenders or any other Person providing replacement or refinancing indebtedness for the then outstanding First Lien Obligations.

“First Lien Cap Amount” means the result of (a) $285,000,000, minus (b) the sum of (i) the aggregate amount of all repayments and prepayments of the principal amount of the term loan obligations under the First Lien Credit Agreement (other than repayments or prepayments of such term loan obligations to the extent of a refinancing thereof), and (ii) the amount of all repayments and prepayments of revolving loan obligations under the First Lien Credit Agreement which result in a permanent reduction of the revolving credit commitment under the First Lien Credit Agreement (other than repayments or prepayments of such revolving loan obligations to the extent of a refinancing thereof).

“First Lien Credit Agreement” shall mean the Credit Agreement dated as of the date hereof by and among Borrowers, the other Credit Parties thereto and First Lien Lenders, as such agreement may be amended, modified or supplemented from time to time, including amendments, modifications, supplements and restatements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such agreement (whether provided by the original First Lien Lenders under such agreement, by successors or assigns or by Refinancing Senior Lenders).

“First Lien Lenders” shall have the meaning provided in the first paragraph hereof and shall be deemed to include any Refinancing Senior Lenders or any other Person providing replacement or refinancing indebtedness for any of the then outstanding First Lien Obligations.

“First Lien Loan Documents” shall mean the collective reference to the First Lien Credit Agreement, the First Lien Notes, the First Lien Security Documents, and all agreements, documents and instruments at any time executed and/or delivered by any Credit Party or any other person to, with or in favor of any First Lien Lender in connection therewith or related thereto.

“First Lien Loans” shall mean the loans and other extensions of credit, including letters of credit, made or issued by the First Lien Lenders to or for the account of any Borrower or any other Credit Party pursuant to the First Lien Credit Agreement.

“First Lien Notes” shall mean the promissory note or notes of the Credit Parties outstanding from time to time under the First Lien Credit Agreement evidencing the First Lien Obligations.

“First Lien Obligations” shall mean the collective reference to the unpaid principal of and interest on the First Lien Loans and all other Obligations (as such term is defined in the First Lien Credit Agreement) of any Borrower or any other Credit Party to First

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Lien Lenders (including, without limitation, interest accruing at the then applicable rate provided in the First Lien Credit Agreement after the maturity of the First Lien Loans and interest accruing at the then applicable rate provided in the First Lien Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether arising under, out of, or in connection with, this Agreement, the First Lien Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to First Lien Lenders that are required to be paid by any Credit Party pursuant to the terms of this Agreement or any First Lien Loan Document). The foregoing to the contrary notwithstanding, the First Lien Obligations shall not include any of the foregoing which in the aggregate exceed the First Lien Cap Amount.

“First Lien Security Documents” shall mean the collective reference to all documents and instruments, now existing or hereafter arising, which create or purport to create a security interest in property to secure payment or performance of the First Lien Obligations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Immaterial Subsidiaries” shall mean any direct or indirect subsidiary that has less than (i) $15,000,000 in sales (externally and internally), or (ii) $2,500,000 of EBITDA as defined in the First Lien Loan Documents.

“Insolvency Event” shall mean (i) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) making a general assignment for the benefit of its creditors; or (ii) there being commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there being commenced against any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Borrower or any of its

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Subsidiaries (other than any Immaterial Subsidiaries) taking any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Borrower or any of its Subsidiaries (other than any Immaterial Subsidiaries) generally not paying, or being unable to pay, or admitting in writing its inability to pay, its debts as they become due.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Payment or Distribution” shall mean any direct or indirect payment or distribution of assets of any kind or character, whether in cash, property or securities, by setoff or otherwise, on or with respect to the Third Lien Obligations, including any principal of or interest on the Third Lien Obligations.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Refinancing Senior Lenders” has the meaning specified in Section 8.13.

“Second Lien Agent” shall have the meaning provided in the first paragraph hereof and shall be deemed to include any agent or trustee for the Refinancing Senior Lenders or any other Person providing replacement or refinancing indebtedness for the then outstanding Second Lien Obligations.

“Second Lien Cap Amount” means the result of (a) $55,000,000 minus (b) the aggregate amount of all repayments and prepayments of the principal amount of the term loan obligations under the Second Lien Credit Agreement (other than repayments or prepayments of such term loan obligations to the extent of a refinancing thereof).

“Second Lien Credit Agreement” shall mean the Credit Agreement dated as of the date hereof by and among Borrowers, the other Credit Parties thereto and Second Lien Lenders, as such agreement may be amended, modified or supplemented from time to time, including amendments, modifications, supplements and restatements thereof giving effect to increases, renewals, extensions, refundings, deferrals, restructurings, replacements or refinancings of, or additions to, the arrangements provided in such agreement (whether provided by the original Second Lien Lenders under such agreement, by successors or assigns or by Refinancing Senior Lenders).

“Second Lien Lenders” shall have the meaning provided in the first paragraph hereof and shall be deemed to include any Refinancing Senior Lenders or any other Person providing replacement or refinancing indebtedness for any of the then outstanding Second Lien Obligations.

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“Second Lien Loan Documents” shall mean the collective reference to the Second Lien Credit Agreement, the Second Lien Notes, Second Lien Security Documents and all agreements, documents and instruments at any time executed and/or delivered by any Credit Party or any other person to, with or in favor of any Second Lien Lender in connection therewith or related thereto.

“Second Lien Loans” shall mean the loans and other extensions of credit, including letters of credit, made or issued by the Second Lien Lenders to or for the account of any Borrower or any other Credit Party pursuant to the Second Lien Credit Agreement.

“Second Lien Notes” shall mean the promissory note or notes of the Credit Parties outstanding from time to time under the Second Lien Credit Agreement evidencing the Second Lien Obligations.

“Second Lien Obligations” shall mean the collective reference to the unpaid principal of and interest on the Second Lien Loans and all other Obligations (as such term is defined in the Second Lien Credit Agreement) of any Borrower or any other Credit Party to Second Lien Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Second Lien Credit Agreement after the maturity of the Second Lien Loans and interest accruing at the then applicable rate provided in the Second Lien Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether arising under, out of, or in connection with, this Agreement, the Second Lien Loan Documents or any other document made, delivered or given in connection herewith or therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to Second Lien Lenders that are required to be paid by any Credit Party pursuant to the terms of this Agreement or any Second Lien Loan Document). The foregoing to the contrary notwithstanding, the Second Lien Obligations shall not include any of the foregoing which in the aggregate exceed the Second Lien Cap Amount.

“Second Lien Security Documents” shall mean the collective reference to all documents and instruments, now existing or hereafter arising, which create or purport to create a security interest in property to secure payment or performance of the Second Lien Obligations.

“Senior Agent” shall mean (a) at any time any First Lien Obligations under or in respect of the First Lien Loan Documents are outstanding, the First Lien Agent and (b) at any time after payment in full of all First Lien Obligations under or in respect of the First Lien Loan Documents, the Second Lien Agent.

“Senior Credit Agreements” shall mean the collective reference to the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Senior Lenders” shall mean the First Lien Lenders and the Second Lien Lenders or any of them.

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“Senior Loan Default” shall mean a Default or Event of Default under the Senior Loan Documents.

“Senior Loan Documents” shall mean the First Lien Loan Documents and the Second Lien Loan Documents, and all agreements, documents and instruments at any time executed and/or delivered by any Credit Party or any other person to, with or in favor of any Senior Lender in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Senior Obligations).

“Senior Loans” shall mean the collective reference to the First Lien Loans and the Second Lien Loans and other extensions of credit, including letters of credit, made or issued by Senior Lenders to or for the account of any Borrower or any other Credit Party pursuant to the Senior Loan Documents.

“Senior Notes” shall mean the collective reference to the First Lien Notes and the Second Lien Notes.

“Senior Obligations” shall mean the collective reference to the First Lien Obligations and the Second Lien Obligations.

“Senior Security Documents” shall mean the collective reference to the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Notice” shall mean a written notice from Senior Agent to Third Lien Agent stating that a Senior Loan Default has occurred and is continuing and stating that it is a “Standstill Notice”.

“Standstill Period” shall mean the period beginning on the date that a Standstill Notice is delivered to Third Lien Agent through and including the first to occur of (a) the date on which all Senior Obligations have been paid in full, (b) the date on which Senior Agent shall have waived or acknowledged in writing the termination of the Senior Loan Default that gave rise to the Standstill Period, or (c) the date that is Second Lien Standstill Period plus sixty (60) days, after delivery of such Standstill Notice by Third Lien Agent.

“Third Lien Agent” shall mean [                    ], in its capacity as agent for the Third Lien Noteholders pursuant to the Third Lien Note Indenture.

“Third Lien Note Documents” shall mean the collective reference to the Third Lien Note Indenture, the Third Lien Notes, the Third Lien Security Documents and all agreements, documents and instruments at any time executed and/or delivered by any Credit Party or any other person to, with or in favor of Third Lien Agent or any Third Lien Noteholder in connection therewith or related thereto.

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“Third Lien Note Indenture” shall mean the indenture dated as of the [                    ] among Borrowers, the other Credit Parties, and Third Lien Agent on behalf of itself and the Third Lien Noteholders.

“Third Lien Noteholders” shall mean those Persons that hold the Third Lien Notes and their successors and assigns, together with any other holders from time to time of the Third Lien Obligations (and including any other lender or group of lenders that at any time succeeds to or refinances, replaces or substitutes for all or any portion of the Third Lien Obligations).

“Third Lien Notes” shall mean the promissory notes of any Borrower outstanding from time to time pursuant to the Third Lien Note Indenture.

“Third Lien Obligations” shall mean, collectively, the unpaid principal of and interest on the Third Lien Notes and all other obligations and liabilities of any Borrower or any other Credit Party under the Third Lien Note Indenture (including interest accruing at the then applicable rate provided in the Third Lien Notes after the maturity of the indebtedness evidenced thereby and interest accruing at the then applicable rate provided in the Third Lien Notes after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred whether arising under, out of, or in connection with, this Agreement, the Third Lien Note Indenture, the Third Lien Notes, or any other Third Lien Note Document, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable fees and disbursements of counsel to Third Lien Agent or the Third Lien Noteholders that are required to be paid by any Credit Party pursuant to the terms of the Third Lien Notes, this Agreement, the Third Lien Note Indenture or any other Third Lien Note Document).

“Third Lien Security Documents” shall mean the collective reference to all documents and instruments, now existing or hereafter arising, which create or purport to create a security interest in property to secure payment or performance of the Third Lien Obligations.

1.2 Miscellaneous Terms of Construction. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement, and section and paragraph references are to this Agreement unless otherwise specified. For purposes of this Agreement, the following additional rules of construction shall apply: (a) wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter; (b) the term “including” shall not be limiting or exclusive, unless specifically indicated to the contrary; (c) all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and (d) all references to any instruments or agreements, including references to any of this Agreement, the Third Lien Note Documents and the Senior Loan Documents, shall include any and all modifications, supplements or amendments thereto and any and all extensions or renewals thereof, in each case, made in accordance with the terms hereof.

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1.3 Payment in Full. The expressions “prior payment in full,” “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Senior Obligations shall mean the indefeasible payment in full, in immediately available funds, of all of the Senior Obligations and termination or expiration of any commitments to extend any financial accommodations to any Credit Party under the Senior Loan Documents.

Section 2. Subordination.

2.1 Third Lien Obligations Subordinated to Senior Obligations. Subject to Section 7.1 hereof, each Borrower, each of the other Credit Parties and Third Lien Noteholders agrees that the payment of the Third Lien Obligations is and shall be subordinate and subject, to the extent and in the manner hereinafter set forth, to the prior payment in full (whether in cash or otherwise satisfied, as determined by Agent in its sole discretion) of all Senior Obligations.

2.2 Insolvency Events. Subject to Section 7.1 hereof, upon any payment or distribution or other transfer of assets of any Credit Party to creditors upon or in connection with any Insolvency Event:

(a) all Senior Obligations shall be paid in full before any Payment or Distribution is made or received by Third Lien Noteholders and no part of the Third Lien Obligations shall have any claim to the assets of any Credit Party on a parity with or prior to the claim of the Senior Obligations; and

(b) any Payment or Distribution to which Third Lien Noteholders would be entitled except for the provisions hereof, shall be paid or delivered by the Credit Parties, or any receiver, trustee in bankruptcy, liquidating trustee, disbursing agent or other Person making such Payment or Distribution, directly to Senior Agent to the extent necessary to pay in full (whether in cash or otherwise satisfied, as determined by Agent in its sole discretion) all Senior Obligations, before any Payment or Distribution shall be made to Third Lien Noteholders.

2.3 Return of Prohibited Payments. If any Payment or Distribution shall be collected or received by any Third Lien Noteholder, except payments permitted to be made at the time of payment as provided in Section 3 hereof and except as provided in Section 7, such Third Lien Noteholder forthwith shall deliver the same to Senior Agent, in the form received, duly indorsed to Senior Agent, if required, to be applied to the payment or prepayment of the Senior Obligations until the Senior Obligations are paid in full. Until so delivered, such Payment or Distribution shall be held in trust by such Third Lien Noteholder as the property of Senior Lenders, segregated from other funds and property held by such Third Lien Noteholders.

Section 3. Limitations on Payments and Distributions on Third Lien Indebtedness.

3.1 Payments; Remedies. Without the express prior written consent of Senior Agent, while a Standstill Period is in effect, Third Lien Agent will not (i) take, demand or receive from any Credit Party, and no Credit Party will make, give or permit, any Payment or Distribution (except as provided in Section 7 hereof), or (ii) exercise remedies against any Credit Party or any of its assets or property; provided, however, that if no Standstill Period is then in effect, Credit Parties may make, and each Third Lien Noteholder may receive, scheduled

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payments when due under the Third Lien Notes, provided, that (i) no Senior Loan Default shall have occurred and be continuing or would result after giving effect to any such payment and (ii) after giving effect to any such payment, Excess Availability shall be no less than $40,000,000. Notwithstanding the foregoing, (i) interest and other amounts which may be due and owing on account of the Third Lien Notes may continue to accrue or be paid-in-kind as may otherwise be provided for pursuant to the Third Lien Note Documents; and (ii) the Third Lien Agent may receive ordinary course and customary payments, such as trustee’s fees and expenses, and other similar costs that Borrowers may be obligated to pay in accordance with the terms of the Third Lien Note Documents so long as no Standstill Period is in effect or no Senior Loan Default shall have occurred and be continuing or would result after giving effect to any such payment to the Third Lien Agent.

3.2 Acceleration of Senior Obligations and Third Lien Obligations. Notwithstanding any other provision of this Agreement, following an acceleration of the maturity of the Senior Obligations and as long as such acceleration shall continue unrescinded, all Senior Obligations shall first be paid in full in cash before any Payment or Distribution is made on account of or applied on the Third Lien Obligations (except as provided in Section 3.1 and Section 7). No acceleration (other than automatic acceleration upon the occurrence of an Insolvency Event with respect to any Credit Party) of the maturity of the Third Lien Notes will be effective until five Business Days following notice by Third Lien Noteholders to Senior Agent of such acceleration.

3.3 Prepayments. Without the express prior written consent of Senior Agent, no Third Lien Noteholder will take, demand or receive from any Credit Party, and no Credit Party will make, give or permit, any prepayment (whether optional, voluntary, mandatory or otherwise) or other payment (except for regularly scheduled interest payments in accordance with the terms of the Third Lien Note Documents provided no Senior Loan Default has occurred and is continuing) (in each case, whether by redemption, defeasance or other Payment or Distribution), of any Third Lien Obligation of any kind prior to the scheduled maturity date thereof or prior to the date on which such payment is required to be made under the terms of the Third Lien Note Documents.

3.4 Provisions of Section 2 Control. The provisions of this Section 3 shall not be applicable in any case in which the provisions of Section 2 hereof are applicable.

Section 4. Rights in Collateral.

4.1 Subordination of Liens and Security Interests.

(a) Notwithstanding anything to the contrary contained in the Senior Credit Agreements, any Senior Security Document, any other Senior Loan Document or any Third Lien Security Document or other Third Lien Note Documents and irrespective of:

(i) the time, order or method of attachment or perfection of the security interests created by any Senior Security Document or any Third Lien Security Document;

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(ii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect security interests in any Collateral;

(iii) anything contained in any filing or agreement to which the any Senior Lender or any Third Lien Noteholder now or hereafter may be a party; and

(iv) the rules for determining perfection or priority under the Uniform Commercial Code or any other law governing the relative priorities of secured creditors, any security interest in any Collateral pursuant to any Senior Security Document has and shall have priority, to the extent of any unpaid Senior Obligations, over any security interest in such Collateral pursuant to any Third Lien Security Document.

(b) In exercising rights and remedies with respect to the Collateral, Senior Lenders may enforce the provisions of the Senior Security Documents and exercise remedies thereunder and under any other Senior Loan Documents, all in such order and in such manner as Senior Lenders may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to sell or otherwise dispose of Collateral, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. Subject to Section 4.2 hereof, when all Senior Obligations have been paid in full (whether in cash or otherwise satisfied, as determined by Agent in its sole discretion), and the Senior Security Documents no longer are in effect, the Third Lien Noteholders shall have the right to enforce the provisions of the Third Lien Security Documents and exercise remedies thereunder.

4.2 Third Lien Obligations Standstill Provisions. So long as the Senior Obligations have not been paid in full and any Senior Security Document remains in effect, while a Standstill Period is in effect and subject to Section 7 of this Agreement.

(a) neither Third Lien Agent nor any Third Lien Noteholder will (i) exercise or seek to exercise any rights or exercise any remedies with respect to any Collateral or (ii) institute any action or proceeding with respect to such rights or remedies, including without limitation, any action of foreclosure or any case or proceeding referred to in the definition of an Insolvency Event (iii) contest, protest or object to any foreclosure proceeding, postpetition financing, use of cash collateral or action brought by any Senior Lender or any other exercise by any Senior Lender of any rights and remedies under any Senior Loan Documents; and

(b) Senior Lenders shall have the exclusive right to enforce rights and exercise remedies with respect to the Collateral and Senior Lenders shall not be required to marshal any Collateral.

(c) Third Lien Agent may not exercise remedies with respect to the Collateral as described in Section 4.2(a) above without first providing Senior Agent at least fifteen (15) Business Days’ written notice of an event of default under the Third Lien Notes or the Third Lien Indenture and advising Senior Agent of its intention to exercise remedies against the Collateral as a result thereof, and if Senior Agent does not deliver a Standstill Notice to Third Lien Agent by the end of such fifteen (15) Business Day period, then Third Lien Agent may proceed with the exercise of such remedies, and if Third Lien Agent elects to exercise such

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remedies, neither Senior Agent nor any Senior Lenders may exercise any of the remedies of the type described in Section 4.2(a) so long as Third Lien Agent has commenced and is diligently pursuing in good faith the enforcement of rights and the exercise of remedies with respect to the Collateral (unless and until the Third Lien Note Obligations shall have been paid in full. In no event shall a Standstill Period extend beyond Second Lien Standstill Period plus sixty (60) Days days from the date of receipt by Third Lien Agent from Senior Agent of a Standstill Notice initiating such Standstill Period. No Senior Loan Default that existed or was continuing on the date of the commencement of any Standstill Period and that was known to Senior Agent or any Senior Lender will be, or can be, made the basis for the commencement of a second Standstill Period, whether or not within a period of 360 consecutive days, unless such Senior Loan Default has been cured or waived for a period of not less than thirty (30) consecutive days.

4.3 Distributions. Any money, property or securities realized upon the sale, disposition or other realization by Senior Lenders upon all or any part of the Collateral, shall be applied by Senior Lenders in the following order: (a) first, to the payment in full of all costs and expenses (including, without limitation, reasonable attorneys fees and disbursements) paid or incurred by Senior Lenders in connection with such realization on the Collateral or the protection of their rights and interests therein; (b) second, to the payment in full of all Senior Obligations in such order as Senior Lenders may elect in their sole discretion; (c) third, to the payment in full of all costs and expenses (including, without limitation, reasonable attorneys fees and disbursements) paid or incurred by Third Lien Agent in connection with such realization on the Collateral or the protection of the rights and interests therein of the Third Lien Agent on behalf of the Third Lien Noteholders; (d) fourth, to the payment in full of all Third Lien Obligations then due and which are secured by such Collateral, which shall be paid to Third Lien Agent, as agent for the Third Lien Noteholders; and (e) fifth, to pay to Borrowers, or their representative or as a court of competent jurisdiction may direct, any surplus then remaining.

4.4 Agreement to Release Liens. Senior Lenders’ rights with respect to the Collateral include the right to release any or all of the Collateral from the Lien of any Senior Security Document or Third Lien Security Document in connection with the sale of such Collateral, notwithstanding that the net proceeds of any such sale may not be used to permanently prepay any Senior Obligations or Third Lien Obligations, provided however, that such proceeds shall be used in accordance with the Senior Loan Documents. If, at any time any of the Credit Parties or Senior Agent delivers notice to Third Lien Agent that any Collateral is sold, transferred or disposed of (i) by the owner of such Collateral in a transaction permitted under the First Lien Loan Documents or the Second Lien Loan Documents and the Third Lien Note Indenture or (ii) during the existence of any Event of Default under the First Lien Loan Documents or the Second Lien Loan Documents to the extent Senior Agent has consented to such sale, transfer or disposition, then the Liens in favor of Third Lien Agent upon such Collateral will automatically be released and discharged as and when and to the extent such Liens on such Collateral securing the Senior Obligations are released and discharged. If Senior Lenders shall determine, in connection with any sale of Collateral, that the release of the Lien of any Third Lien Security Document on such Collateral in connection with such sale is necessary, Third Lien Agent shall execute such release documents and instruments and shall take such further actions as Senior Lenders shall reasonably request. Third Lien Agent hereby irrevocably constitutes and appoints Senior Agent and any officer of Senior Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in

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the place and stead of Third Lien Agent and in the name of Third Lien Agent or in Senior Agent’s own name, from time to time in Senior Agent’s discretion, for the purpose of carrying out the terms of this paragraph, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments or other instruments of transfer or release. Third Lien Agent hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in this paragraph.

Section 5. Consent; Waivers; Other Matters.

5.1 Consent to Amendments, etc. Third Lien Agent consents that, without the necessity of any reservation of rights against Third Lien Agent, and without notice to or further assent by Third Lien Agent:

(a) any demand for payment of any Senior Obligations made by Senior Lenders may be rescinded in whole or in part by Senior Lenders, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of any Credit Party or any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, or any obligation or liability of any Credit Party or any other party under the Senior Loan Documents or any other agreement, may, from time to time, in whole or in part, be increased (subject to the limitations set forth in this Agreement), continued, renewed, extended, modified, accelerated, compromised, waived, surrendered, terminated or released as Senior Lenders deemed advisable from time to time, and any collateral security at any time held by any of Senior Lenders for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released; and

(b) any Senior Loan Document may be amended, modified, supplemented, terminated or waived, in whole or in part, as Senior Lenders may deem advisable from time to time, and any collateral security at any time held by Senior Lenders for the payment of any of the Senior Obligations may be sold, exchanged, waived, surrendered or released; provided, however, that any such amendment, modification or supplement shall not (i) increase the then outstanding aggregate principal amount of the loans or other advances, however denominated, under the First Lien Credit Agreement plus any undrawn portion of commitments pursuant to the First Lien Credit Agreement to an amount that would exceed the First Lien Cap Amount, or (ii) increase the then outstanding aggregate principal amount of the loans or other advances, however denominated, under the Second Lien Credit Agreement plus any undrawn portion of commitments pursuant to the Second Lien Credit Agreement to an amount that would exceed the Second Lien Cap Amount, in each case all without notice to or further assent by any Third Lien Noteholder, which will remain bound by the terms of this Agreement, and all without impairing, abridging, releasing or affecting the subordination and other provisions hereof.

5.2 Reliance by Senior Lenders. Third Lien Agent acknowledges and agrees that Senior Lenders have relied upon the subordination and other provisions hereof in entering into the Senior Loan Documents and in making Senior Loans available to Borrowers thereunder. Third Lien Agent, on behalf of itself and each Third Lien Noteholder, waives any and all notice of the creation, renewal, increase, extension or accrual of any of the Senior Obligations and

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notice of or proof of reliance by Senior Lenders upon this Agreement and protest, demand for payment and notice of default. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between the Credit Parties and Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred in reliance upon this Agreement, and all dealings between Borrowers and Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement.

5.3 No Representation. Except as provided in Section 6 hereof, neither Senior Lenders nor Third Lien Noteholders have made and do not hereby or otherwise make to each other, any representations or warranties, express, or implied, nor do Senior Lenders or Third Lien Noteholders assume any liability with respect to: (a) the financial or other condition of the Credit Parties or any other obligors under any instruments of guarantee, if any, with respect to the Senior Obligations or the Third Lien Obligations, (b) the enforceability, validity, value or collectibility of the Senior Obligations or the Third Lien Obligations, any collateral therefor, or any guarantee or security which may have been granted in connection with any of the Senior Obligations or the Third Lien Obligations or the validity, priority or perfections of any Liens, or (c) any Credit Party’s title or right to any property or assets or to transfer any collateral or security.

5.4 No Waiver of Subordination Provisions. No right of any Senior Lender to enforce the subordination provisions of this Agreement shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act by any Senior Lender, or by an noncompliance by any Person with the terms, provisions and covenants of this Agreement or any of the Senior Loan Documents, regardless of any knowledge thereof which any Senior Lender may have or be otherwise charged with.

5.5 Amendments to Third Lien Note Documents. Without the prior written consent of Senior Agent (such consent not to be unreasonably withheld, conditioned or delayed), no Third Lien Note Document shall be amended, modified, waived or supplemented. For purposes of clarity, Senior Agent’s consent may be withheld, in its sole discretion with respect to any proposed amendments to the Third Lien Note Documents if such amendments include, without limitation, any of the following: (a) the shortening of the scheduled maturity date of the Third Lien Obligations, (b) amendment, modification or waiver of the payment-in-kind provisions of the Third Lien Note Documents, or (c) amendment, modification or waiver of the conditions precedent to the payment of interest with respect to the Third Lien Note Documents, including, without limitation, any changes to the definitions related to such conditions precedent.

Section 6. Representations, Warranties and Covenants.

6.1 Representations and Warranties of Third Lien Agent. Third Lien Agent represents and warrants to Senior Lenders that:

(a) the Third Lien Notes (i) have been issued in accordance with, and pursuant to, the Confirmation Order and such notes are and will be subject to the terms of this Agreement, and (ii) together with the other Third Lien Note Documents constitute the only evidence of the obligations evidenced thereby;

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(b) Third Lien Agent has the corporate, limited liability company, partnership or other applicable power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(c) when this Agreement is executed and delivered by Third Lien Agent on behalf of itself and the Third Lien Noteholders, this Agreement will be a legal, valid and binding obligation of such Third Lien Agent and the Third Lien Noteholders, enforceable against Third Lien Agent and the Third Lien Noteholders in accordance with their terms; and

(d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Third Lien Agent), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

6.2 Representations and Warranties of Senior Agent. Each Agent represents and warrants to Third Lien Agent that:

(a) Such Agent has the corporate power and authority and the legal right to execute and deliver and to perform its obligations under this Agreement and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(b) this Agreement constitutes a legal, valid and binding obligation of such Agent; and

(c) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Agent), is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

6.3 Covenants of Third Lien Noteholders. Except as provided herein, no Third Lien Noteholder shall (and each Third Lien Noteholder hereby releases and waives any right to), without the prior written consent of Senior Agent, commence, or join with any creditors other than Senior Lenders in commencing any case or proceeding referred to in the definition of Insolvency Event.

Section 7. Bankruptcy Matters.

7.1 Bankruptcy. Each of the Third Lien Noteholders (both in its capacity as Third Lien Noteholder and in its capacity as a party which may be obligated to any Borrower or any of such Borrower’s affiliates with respect to contracts which are part of any Senior Lender’s Collateral) agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action, objection or other proceeding (i) challenging the enforceability of any Senior Lender’s claim (ii) challenging the enforceability of any liens or security interests in

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assets securing the Senior Obligations, (iii) asserting any claims which any Borrower may hold with respect to any Senior Lender, or (iv) objecting to any sale or other disposition of any Borrower’s assets consented to by Senior Lenders in any bankruptcy or other proceeding or any borrowing or grant of any lien by any Borrower consented to by Senior Lenders in any such proceeding. The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of and shall be applicable both before and after the filing of, any Insolvency Event against any Borrowers or Credit Parties and all converted or succeeding cases in respect thereof. The relative rights of Agent and Senior Lenders in or to any distributions from or in respect of any Collateral shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, Borrowers or any other Credit Parties as debtor-in-possession. In an Insolvency Event, upon any distribution to creditors of property of Borrowers or any Credit Parties comprising Collateral or proceeds of Collateral, provided that the Senior Obligations are paid in full or, notwithstanding Section 1.3 hereof, after Agent has received property determined by the relevant court pursuant to an order to which no stay is in effect in such Insolvency Event to constitute full satisfaction of the Senior Obligations (whether in cash or otherwise), then the Third Lien Noteholders, or Third Lien Agent on behalf of the Third Lien Noteholders, may receive and retain debt or equity securities of Borrowers or any Credit Parties or any successor entity issued pursuant to a plan of reorganization that are consistent with the terms of this Agreement in respect of the Senior Obligations.

7.2 Invalidated Payments. To the extent that Senior Lenders receive payments on, or proceeds of Collateral for, the Senior Obligations which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to any Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or proceeds received, the Senior Obligations, or part thereof, intended to be satisfied shall be revived and continue in full force and effect as if such payments or proceeds had not been received by Senior Lenders.

7.3 Proof of Claims. Upon the occurrence and during the continuance of any Insolvency Event, Third Lien Agent shall retain the right to file a proof of claim or debt or other document or amendment thereof in the form required in any Insolvency Event and vote on behalf of Third Lien Noteholders with respect to the Third Lien Obligations in any such proceeding. If Third Lien Agent or any Third Lien Noteholder does not file such a proof of claim or amendment thereof prior to 10 days before the expiration of time to file such claim or amendment, then Senior Agent shall have the right (but not the obligation) in any such Insolvency Event, and Third Lien Agent, on behalf of itself and each Third Lien Noteholder, hereby irrevocably appoints Senior Agent as Third Lien Agent’s and the Third Lien Noteholders’ lawful attorney in fact, to file and prove all claims therefor.

7.4 DIP Financing. If any Borrower or any other Credit Party shall be subject to an Insolvency Event and Senior Agent shall desire to permit the use of cash collateral or to provide any such Borrower financing (or to permit any such Borrower to obtain financing) (collectively, “DIP Financing”) under Section 363 or Section 364 of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Event) to be secured by all or any portion of the Collateral, then Third Lien Agent, on behalf of itself and the Third Lien Noteholders, agrees that, so long as (i) the aggregate principal amount of indebtedness incurred

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pursuant to such DIP Financing together with the aggregate principal amount of all outstanding Senior Obligations does not exceed the sum of the First Lien Cap Amount plus the Second Lien Cap Amount, (ii) the interest rate, fees and other terms of such DIP Financing are consistent with general market terms at that time for debtor-in-possession financing of a similar amount and, such DIP Financing does not require the immediate sale of all or a substantial portion of Borrowers’ assets or the waiver of Borrowers’ exclusive right to file and solicit acceptances of a plan of reorganization; (iii) Third Lien Agent retains the right to seek a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) in respect of the Third Lien Obligations with the same priority with respect to the Senior Obligations as existed prior to the commencement of the case under applicable law (an “Adequate Protection Lien”), provided, that the bankruptcy court’s refusal to grant such a lien or refusal to grant Permitted Interest Payments (as defined below) shall not be a basis for objecting to such DIP Financing, and (iv) such use of cash collateral or DIP Financing is subject to the terms of this Agreement, it will raise no objection to such DIP Financing. Third Lien Agent, on behalf of itself and the Third Lien Noteholders, hereby agrees that its Liens in the Collateral shall be subordinated to such DIP Financing (and all obligations relating thereto) to the same extent and upon the same terms and conditions specified in this Agreement.

7.5 Alternative or Priming DIP Financings. Nothing in this Agreement shall limit the rights of any Third Lien Noteholder to object to post-petition financing or the use of cash collateral in an Insolvency Event that is provided on terms in contravention of Section 7.4. Third Lien Agent, on behalf of itself and the Third Lien Noteholders, agrees that it shall not, directly or indirectly, provide, offer to provide or support any DIP Financing secured by a Lien senior to or pari passu with the Liens securing the Senior Obligations.

7.6 Other Waivers by Third Lien Agent. Third Lien Agent, on behalf of itself and the Third Lien Noteholders, agrees that it shall not (without Agent’s prior written consent), in any capacity, in connection with an Insolvency Event with respect to any Borrower or any Credit Party: (i) seek relief from the automatic stay of Section 362 of the Bankruptcy Code in respect of any portion of the Collateral; (ii) seek or request any adequate protection, other than Adequate Protection Liens, Permitted Replacement Liens and Permitted Interest Payments, as expressly provided herein; (iii) object to any sale of all or any portion of the Collateral in accordance with Sections 363 or 365 of the Bankruptcy Code other than if Senior Agent or any Senior Lender objects to any such sale, to the same extent as such objection; (iv) seek, or support any request, to dismiss any Insolvency Event or to convert any chapter 11 case of any such party from chapter 11 to chapter 7 of the Bankruptcy Code; (v) seek, or support any request for, the appointment of a trustee pursuant to section 1104(a)(1) of the Bankruptcy Code; (vi) seek, or support any request for, the entry of any order modifying, reversing, revoking, staying, rescinding, vacating or amending any DIP Financing order pursuant to which Senior Agent and/or the Senior Lenders have provided such financing; (vii) except as may be permitted by Section 7.1 of this Agreement, propose or vote in favor of any plan of reorganization, arrangement or liquidation unless it provides for the payment in full (in cash or otherwise) of the Senior Obligations, as determined by Agent in its sole discretion or the provision of value for the benefit of Senior Lenders in an amount equal to their secured claims under the Senior Loan Documents; or (viii) take any action to directly or indirectly challenge or contest (A) the validity or the enforceability of the Senior Loan Documents or the liens and security interests granted to Agent and Senior Lenders with respect to the Senior Loan Obligations, (B) the rights and duties of Agent and Senior Lenders established in the Senior Loan Document, or (C) the validity or enforceability of this Agreement.

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7.7 Other Waivers by First Lien Agent and First Lien Co-Agent. Until the payment in full of the Third Lien Obligations has occurred, each of Senior Agent and Senior Lenders agrees that it shall not without Third Lien Agent’s written consent to the contrary, take any action or vote in any way so as to directly or indirectly challenge or contest (A) the validity or the enforceability of the Third Lien Notes, the Third Lien Note Indenture, any other Third Lien Note Documents or the liens and security interests granted to Third Lien Agent on behalf of itself and the Third Lien Noteholders with respect to the Third Lien Obligations, (B) the rights and duties of Third Lien Agent and the Third Lien Noteholders established in the Third Lien Notes, the Third Lien Note Indenture and any other Third Lien Note Documents to the extent that such rights and duties are not and/or have not been exercised in contravention of this Agreement, or (C) the validity or enforceability of this Agreement.

7.8 Rights of Third Lien Agent and Third Lien Noteholders to Adequate Protection. The Senior Agent, on behalf of itself and the Senior Lenders, agrees that it will raise no objection to a request for adequate protection by Third Lien Agent or the Third Lien Noteholders in the form of (i) the payment of reasonable fees and expenses of professional advisors and interest on the Third Lien Obligations during the pendency of an Insolvency Event so long as (A) the rate of interest so requested by Third Lien Agent and the Third Lien Noteholders does not exceed the default rate of interest applicable to the Third Lien Obligations immediately prior to the commencement of such Insolvency Event, and (B) the Senior Agent and the Senior Lenders receive adequate protection in the form of payment of interest on the Senior Obligations during the pendency of such Insolvency Event at a rate at least equal to the greater of (x) the non-default contractual rate of interest applicable to the Senior Obligations immediately prior to the commencement of such Insolvency Event and (y) the rate of interest so requested by the Third Lien Agent and the Third Lien Noteholders (“Permitted Interest Payments”), (ii) Adequate Protection Liens, and (iii) a replacement lien on post-petition assets to the same extent granted to Senior Agent, with the same priority as existed prior to the commencement of the case under applicable law (a “Permitted Replacement Lien”).

Section 8. Miscellaneous.

8.1 Termination. This Agreement shall remain in full force and effect and be enforceable against each party hereto according to its terms and shall terminate upon the earlier of (i) payment in full of all of the Third Lien Obligations in accordance with the terms hereof and (ii) subject to Section 7.1 of this Agreement, the date on which the Senior Obligations are paid in full and Senior Lenders have no further obligation to extend to any financial accommodations to any Credit Party. This is a continuing agreement of subordination and Senior Lenders may continue, at any time and without notice to any Third Lien Agent or any Third Lien Noteholder, or to extend credit and other financial accommodations and lend monies to or for the benefit of any Credit Party on the faith hereof. Third Lien Agent, on behalf of itself and the Third Lien Noteholders and Senior Lenders hereby waive any right they may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.

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8.2 Further Assurances. Each Credit Party, at its own expense, and Third Lien Agent, on behalf of itself and the Third Lien Noteholders, and at any time and from time to time, upon the written request of Senior Agent will promptly and duly execute and deliver such further instruments and documents and take such further actions as Senior Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

8.3 Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of Agent and Senior Lenders on the one hand and Third Lien Agent and the Third Lien Noteholders on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

8.4 Legend. Third Lien Agent, on behalf of itself and the Third Lien Noteholders, and the Credit Parties will cause each of the Third Lien Notes and each Third Lien Security Document to bear upon its face a legend referring to this Agreement and indicating that such documents are subject to the terms of this Agreement.

8.5 Powers Coupled With An Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until, subject to Section 7.1 of this Agreement, the Senior Obligations are paid in full and the obligation of Senior Lender to extend credit under the Senior Loan Documents is irrevocably terminated.

8.6 Specific Performance. Senior Lenders are hereby authorized to demand specific performance of this Agreement at any time when any Third Lien Agent or any Third Lien Noteholder shall have failed to comply with any of the provisions of this Agreement applicable to them, whether or not any Credit Party shall have complied with any of the provisions hereof applicable to any Credit Party, and Third Lien Agent, on behalf of itself and the Third Lien Noteholders hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

8.7 Notices. All notices, requests and demands to or upon Senior Agent or Senior Lenders or the Credit Parties or Third Lien Agent, on behalf of itself and the Third Lien Noteholders to be effective shall be in writing (or by telex, fax or similar electronic transfer confirmed in writing) and shall be deemed to have been duly given or made (1) when delivered by hand or (2) if given by mail, when deposited in the mails by certified mail, return receipt requested, or (3) if by telex, fax or similar electronic transfer, when sent and receipt has been confirmed, addressed as follows:

If to Senior Agent
or Senior Lenders:	Barclays Capital – U.S. Leveraged Finance
200 Park Avenue
New York, New York 10166
Attention: Diane Rolfe, Director
Telecopier: (212) 412-7636
Attention: May Wong [ ]
Telecopier: (973) 576-3014

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Telephone: (973) 576-3251

with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Leslie A. Plaskon, Esq.
Telecopier: (212) 319-4090
Telephone: (212) 318-6000

If to Borrowers:	Remy International, Inc.
2902 Enterprise Drive
Anderson, IN 46013
Attention: John Weber, President and CEO
Telecopier: [ ]
Telephone: [ ]

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York
Attention: Douglas Bartner, Esq.
Telecopier No.: (646) 848-8190
Telephone No.: (212) 848-8190
If to Third Lien Agent:

Senior Agent, Borrowers, and the Third Lien Agent may change their respective addresses and transmission numbers for notices by notice in the manner provided in this Section.

8.8 Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.10 Integration. This Agreement represents the agreement of Senior Lenders and Third Lien Agent, on behalf of itself and the Third Lien Noteholders, with respect to the subject matter hereof and there are no promises or representations by Agent, Senior Lenders or Third Lien Agent, on behalf of itself and the Third Lien Noteholders, relative to the subject matter hereof not reflected herein.

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8.11 Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified, except by a written instrument executed by Agent, Senior Lenders, or Third Lien Agent, on behalf of itself and the Third Lien Noteholders, and the Credit Parties; provided that any provision of this Agreement may be waived by Senior Lenders in a letter or agreement executed by Senior Agent or by telex or facsimile transmission from Senior Agent.

(b) No failure to exercise, nor any delay in exercising, on the part of Agent, Senior Lenders, or Third Lien Agent, on behalf of itself and the Third Lien Noteholders, or any Third Lien Noteholder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.12 Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.13 Successors and Assigns; Refinancing of Senior Obligations. This Agreement shall be binding upon Agent, Senior Lenders, Third Lien Agent, on behalf of itself and the Third Lien Noteholders, Third Lien Noteholders and the Credit Parties and their respective successors and assigns and shall inure to the benefit of each of such parties and their successors and assigns. Neither Agent, Third Lien Agent, on behalf of itself and the Third Lien Noteholders, nor any Credit Party may assign its rights or delegate its obligations hereunder, except to the extent permitted with respect to the Third Lien Noteholders by the immediately succeeding sentence of this Section 8.13. Third Lien Noteholders shall not, without the prior written consent of Senior Agent, sell, assign, or otherwise transfer, in whole or in part, the Third Lien Obligations to any other Person (a “Transferee”) or create, incur or suffer to exist any Lien whatsoever upon the Third Lien Obligations in favor of any Transferee unless such action is made expressly subject to this Agreement. In the event that any Person (“Refinancing Senior Lenders”) at any time hereafter extends credit to any Credit Party and the proceeds of such extension of credit are applied to the repayment of all or a portion of the Senior Obligations then all indebtedness and liabilities of the Credit Parties to the Refinancing Senior Lenders and the Refinancing Senior Lenders shall be entitled to the benefits of this Agreement to the same extent as the Senior Obligations and Senior Lenders, and Third Lien Agent, on behalf of itself and the Third Lien Noteholders, and the Credit Parties shall promptly execute and deliver any agreement which the Refinancing Senior Lenders shall reasonably request with respect thereto confirming the terms and conditions of this Agreement in favor of the Refinancing Senior Lenders.

21

8.14 Obligations Unconditional. All rights, interests, agreements and obligations hereunder of Agent, Senior Lenders Third Lien Agent, on behalf of itself and the Third Lien Noteholders, and the Credit Parties hereunder, shall be absolute and remain in full force and effect irrespective of: (a) any lack of validity or enforceability of any Senior Security Documents or any other Senior Loan Documents, and Third Lien Security Documents or any other third Lien Note Documents; (b) any change in time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations or the Third Lien Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of any Senior Security Document, any other Senior Loan Document, any Third Lien Security Documents or any other Third Lien Note Documents; (c) any exchange, release or nonperfection of any security interest in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations, Third Lien Obligations or any guarantee thereof; or (d) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Obligations or the Third Lien Obligations or any Credit Party in respect of this Agreement.

8.15 Waiver of Claims. To the maximum extent permitted by law, each Third Lien Noteholder waives any claim it might have against Senior Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of Senior Lenders, or their directors, officers, employees or agents with respect to any exercise of rights or remedies under the Senior Loan Documents or any transaction relating to the Collateral other than any claim that results from Senior Lenders’ gross negligence or willful misconduct as determined by final order of a court of competent jurisdiction. No Senior Lender, nor any of such Senior Lender’s respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Credit Party or any Third Lien Noteholder or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

8.16 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES AMONG THE PARTIES HERETO PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK CITY AND, PROVIDED, FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PARTIES FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON ANY SECURITY FOR THE SENIOR OBLIGATIONS OR THIRD LIEN

22

OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ANY OF THE PARTIES. EACH OF THE PARTIES HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH OF AGENT AND THIRD LIEN AGENT HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT THE ADDRESS SET FORTH HEREIN, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

8.17 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

Senior Lenders:

BARCLAYS BANK PLC, as First Lien Agent

By:
Name:
Title:

BARCLAYS BANK PLC, as Second Lien Agent

By:
Name:
Title:

Third Lien Noteholders:

[ ], as Third Lien Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED as of the day and year first above written:

REMY INTERNATIONAL, INC.

By:
Name:
Title:

[OTHER CREDIT PARTIES]

By:
Name:
Title:

2

EXHIBIT I

to

Disclosure Statement:

DIP/Exit Commitment Letter

CONFIDENTIAL

August 28, 2007

Remy International, Inc.

2902 Enterprise Drive

Anderson, IN 46013

Attention:	John Weber, President and CEO
Kerry Shiba, Senior Vice President and CFO

CC:	Steve Ledoux
Daniel Gilligan
Rothschild Inc.
1251 Avenue of the Americas
New York, NY 10020

Re:	Commitment Letter Amendment

Ladies and Gentlemen:

Reference is made to the Commitment Letter dated July 30, 2007 (the “Commitment Letter”) from Barclays Bank PLC (“Barclays Bank”) to Remy International, Inc. and certain of its affiliates and subsidiaries (the “Company”), which was agreed to and accepted by the Company. Certain capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Commitment Letter.

Effective upon the Company’s acceptance of this letter as provided below, each of Barclays Bank and the Company hereby agrees to:

1. Amend the second paragraph of Section 3 of the Commitment Letter by deleting the paragraph in its entirety and replacing it with the following:

“The Company agrees to cooperate with Barclays Capital in connection with each of the Facilities with: (1) the preparation of information packages, which shall be completed (i) with respect to the DIP Facility, within 8 business days after the commencement of the consent solicitation with respect to the Company’s pre-packaged plan of reorganization and within 4 business days, thereafter, the Company agrees to participate in bank meetings with prospective lenders in connection with syndication of the DIP facility and (ii) with respect to the Exit Facility, 15 business days prior to the Closing Date of the Exit Facility, regarding the business, operations, financial projections and prospects of the

Remy International, Inc.

August 28, 2007

Company, including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by Barclays Capital to complete the syndication of the Facility; and (2) the presentation of information packages reasonably acceptable in format and content to Barclays Capital in meetings and other communications with prospective Lenders in connection with the respective syndication of the Facilities (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings). The Company further agrees that the commitment of Barclays Capita! to provide the Facilities hereunder is conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph, provided, however, that with respect to the Exit Facility, satisfaction of the requirements of the foregoing provisions of this paragraph shall mean by a date certain sufficient to afford the Arranger at least 30 consecutive days following the launch of the general syndication of the Exit Faculty to syndicate such facility prior to the Closing Date (as defined in Exhibit B). The Company will be solely responsible for the contents of any such information packages and presentation and acknowledges that Barclays Capital will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Facilities and information provided by the Company or its representatives to Barclays Capital in connection with the respective Facilities (including, without limitation, draft and execution versions of the Loan Documents (as defined in Exhibit A and Exhibit B), publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an “IntraLinks” workspace) created for purposes of syndicating the Facilities or otherwise, in accordance with Barclays Capital’s standard syndication practices (including hard copy and via electronic transmissions).”

2. Amend the first paragraph of Section 10 of the Commitment Letter to replace “September 30, 2007” with “October 17, 2007” in the first and second sentences thereof and to replace “November 30, 2007” with “December 14, 2007” in the second sentence thereof.

3. Amend and restate the Interest Rate section set forth on page A-4 of the DIP Summary of Terms and Conditions as follows:

At the Company’s option, at either the LIBOR Rate or the Alternate Base Rate (“ABR Rate”) plus, the applicable margins set forth below:

	Revolving Credit Facility(1)	Term Loan Facility
Applicable LIBOR Margin:	2.00%	4.00%
Applicable Facility ABR Margin:	1.00%	3.00%

Remy International, Inc.

August 28, 2007

(1)	Three months after the Closing Date, the applicable margin for the Revolver Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

Excess Availability	Applicable LIBOR Margin	Applicable Facility ABR Margin
>$85,000,000	1.75%	0.75%
< $85,000,000 but > $40,000,000	2.00%	1.00%
< $40,000,000	2.25%	1.25%

4. Amend and restate the Interest Rate section set forth on page B-4 of the Exit Facility Summary of Terms and Conditions as follows:

At the Company’s option, at either the LIBOR Rate or the Alternate Base Rate (“ABR Rate”) plus, the applicable margins set forth below:

	Revolving Credit Facility(1)	First Lien Term Loan	Second Lien Term Loan
Applicable LIBOR Margin:	2.00%	4.00%	7.00%
Applicable Facility ABR Margin:	1.00%	3.00%	6.00%

(1)	Upon the earlier of (i) ninety days after the Closing Date of the DIP Facility or (ii) the Closing Date of the Exit Facility, the applicable margin for the Revolver Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

Excess Availability	Applicable LIBOR Marqin	Applicable Facility ABR Marqin
> $85,000,000	1.75%	0.75%
< $85,000,000 but > $40,000,000	2.00%	1.00%
< $40,000,000	2.25%	1.25%

Except as expressly amended herein, the Commitment Letter shall be unmodified and shall continue to be in full force and effect in accordance with its terms.

THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

Remy International, Inc.

August 28, 2007

To confirm your agreement with the foregoing amendment, please execute and return the enclosed copy of this letter to the attention of the undersigned on or before 5:00 p.m. (New York time) on August 28, 2007, which shall become a binding agreement upon receipt.

Very truly yours,

BARCLAYS BANK PLC

By:
Name:	Ron Kubick
Title:	Duly Authorized

AGREED AND ACCEPTED AS OF THE DATE ABOVE:

REMY INTERNATIONAL, INC., on behalf of itself and its affiliates and subsidiaries

By:
Name:	KERRY A. SHIBA
Title:	SR. VP & CFO

CONFIDENTIAL

July 30. 2007

Remy International, Inc.

2902 Enterprise Drive

Anderson, IN 46013

Attention:	John Weber, President and CEO
Kerry Shiba, Senior Vice President and CFO

CC:	Steve Ledoux
Daniel Gilligan
Rothschild Inc.
1251 Avenue of the Americas
New York, NY 10020

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”, “we”, or “us”), that Remy International, Inc. (the “Company”, “Borrower” or “you”) and certain of its subsidiaries may elect to file a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), and that Remy and such subsidiaries intend to act as debtors and debtors-in-possession during their Chapter 11 cases (the “Bankruptcy Cases”). You have further advised us that Borrower is seeking a $225,000,000 senior secured, super priority debtor-in-possession facility (“DIP Facility”) and a $330,000,000 senior secured exit facility (“Exit Facility”) (together, the “Transaction” or the “Facilities”) and to consummate the Transaction described herein, in each case on the terms and subject to the conditions set forth in this letter and in Exhibits A and B hereto (collectively, the “Commitment Letter”).

You have also advised us that the DIP Facility shall include (i) a $125,000,000 asset based revolver (the “DIP Revolver”), subject to the availability criteria described below, including a letter of credit sub-facility in an amount up to $20,000,000 (the “DIP LC Facility”), and a swing-line subfacility in an amount up to $10,000,000 and (ii) a $100,000,000 first lien term loan B (the “DIP Term Loan Facility”), each as described in Exhibit A hereto and made part hereof (the “DIP Summary of Terms and Conditions”),

Remy International, Inc.

July 30, 2007

You have further advised us that the Exit Facility shall include (i) a $125,000,000 asset based revolver (the “Exit Revolver”), subject to the availability criteria described below, including a letter of credit sub-facility (the “Exit LC Facility”), and a swing-line subfacility in an amount up to $20,000,000, (ii) a $150,000,000 first lien term loan B (the “First Lien Term Loan Facility”), and (iii) a $55,000,000 second lien term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Exit Term Loan Facilities”), each as described in Exhibit B hereto and made part hereof (the “Exit Facility Summary of Terms and Conditions”).

We are pleased to confirm the arrangements under which Barclays Bank PLC (“Barclays Bank”) and Barclays Capital are exclusively authorized by the Company to act as sole and exclusive administrative agent and collateral agent, sole lead arranger, sole bookrunner and sole syndication agent in connection with, and commits to provide the financing for, the transactions described herein, on the terms and subject to the conditions set forth in this Commitment Letter.

1.	Commitments and Agency Roles

You hereby appoint Barclays Bank to act, and Barclays Bank agrees to act, as sole and exclusive administrative agent for the DIP Facility (in such capacity, the “DIP Administrative Agent”) and the sole and exclusive administrative agent for both the First Lien Term Loan Facility and the Second Lien Term Loan Facility of the Exit Facility (in both such capacities, the Exit Administrative Agent), and you hereby appoint Barclays Capital to act, and Barclays Capital agrees to act, as sole lead arranger, sole bookrunner and sole syndication agent, in each case for each of the Facilities, and to provide the Company the full $225,000,000 of the DIP Facility and the full $330,000,000 of the Exit Facility, on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter (as defined below). Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between the Company and Barclays Capital entered into on the date hereof. For purposes of clarity, the commitments of Barclays Bank and Barclays Capital hereunder are several and not joint, and only Barclays Bank hereby commits to provide the financing on the terms and conditions set forth in this Commitment Letter.

2.	Conditions Precedent

Each of Barclays Bank’s financing commitments hereunder and Barclays Capital’s agreement to perform the services described herein are subject, in its sole discretion, to the conditions set forth in the DIP Summary of Terms and Conditions and the Exit Summary of Terms and Conditions, Barclays Bank’s financing commitments are also conditioned upon and made subject to our not becoming aware after the dote hereof of any new or inconsistent information or other matter not previously disclosed to us relating to the transactions contemplated by this Commitment Letter which Barclays Bank, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to us prior to the date hereof.

Remy International, Inc.

July 30, 2007

3.	Syndication

Barclays Capital intends and reserves the right prior to and after the respective Closing Dates to syndicate the Facilities to the Lenders (as defined in Exhibit A and Exhibit B). Barclays Capital will select the Lenders after consultation with the Company, Barclays Capital will lead the respective syndications, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to Barclays Capital pursuant to the terms of this Commitment Letter and the Fee Letter. Barclays Capital will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use all commercially reasonable efforts to (i) ensure that Barclays Capital’s syndication efforts benefit materially from the existing lending relationships of the Company and its subsidiaries and (ii) procure a rating for the Exit Term Loan Facilities from each of Standard and Poor’s Rating Service and Moody’s Investors Service, Inc. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of the termination of the syndication as determined by Barclays Capital and one hundred twenty days following the date of initial fundings under each of the Facilities, the Company will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security of the Company or any of its subsidiaries or affiliates (other than the Facilities and other indebtedness contemplated hereby, including those third-lien PIK notes to be issued in connection with the Company’s proposed plan of reorganization), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of Barclays Capital.

The Company agrees to cooperate with Barclays Capital in connection with each of the Facilities with (1) the preparation of information packages, which shall be completed (i) with respect to the DIP Facility, within 10 business days after the commencement of the consent solicitation with respect to the Company’s pre-packaged plan of reorganization and (ii) with respect to the Exit Facility, 15 business days prior to the Closing Date of the Exit Facility, regarding the business, operations, financial projections and prospects of the Company, including, without limitation, the delivery of all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company deemed reasonably necessary by Barclays Capital to complete the syndication of the Facilities, and (2) the presentation of information packages reasonably acceptable in format and content to Barclays Capital in meetings and other communications with prospective Lenders in connection with the respective syndication of the Facilities (including, without limitation, direct contact between senior management and representatives of the Company with prospective Lenders and participation of such persons in meetings). The Company further agrees that the commitment of Barclays Capital hereunder is conditioned upon the Company’s satisfaction of the requirements of the foregoing provisions of this paragraph by a date certain sufficient to afford the Arranger a period (i) with respect to the DIP Facility, of at least 10 consecutive business days after the successful completion of the consent solicitation with respect to the Company’s pre-packaged plan of reorganization (provided that such period shall not include any day from and including August 17, 2007, through and including September 3, 2007) and (ii) with respect to the Exit Facility, of at least 30 consecutive days following the launch of the general syndication of the Exit Facility, to syndicate such Facilities prior to each respective

Remy International, Inc.

July 30, 2007

Closing Date (as defined In Exhibits A and B). The Company will be solely responsible for the contents of any such information packages and presentation and acknowledges that Barclays Capital will be using and relying upon the information contained in such information package and presentation without independent verification thereof. The Company agrees that information regarding the Facilities and information provided by the Company or its representatives to Barclays Capital in connection with the respective Facilities (including, without limitation, draft and execution versions of the Loan Documents (as defined in Exhibit A and Exhibit B), publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an “IntraLinks” workspace) created for purposes of syndicating the Facilities or otherwise, in accordance with Barclays Capital’s standard syndication practices (including hard copy and via electronic transmissions).

At the request of Barclays Capital, the Company agrees to prepare for each of the Facilities a version of the information package and presentation that does not contain material non-public information concerning the Company or its affiliates. In addition, the Company agrees that unless specifically labeled “Private — Contains Non-Public information,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet site (including, without limitation, an “IntraLinks” workspace), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company or its affiliates.

4.	Information

The Company represents and covenants that (i) all written information (other than projections) provided directly or indirectly by the Company to Barclays Capital or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the projections that have been or will be made available to Barclays Capital or the Lenders by the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time made. You agree that if at any time prior to the respective Closing Dates for the DIP Facility and thereafter the Exit Facility, any of the representations in the preceding sentence would be incorrect in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification

To induce Barclays Capital to enter into this Commitment Letter and to proceed with the documentation of the Facilities, you hereby agree to indemnify and hold harmless the DIP Agent, the Exit Administrative Agent, the Lead Arranger, and each other agent or co-agent (if any) designated by Barclays Capital with respect to the Facilities (each, an “Agent”), each Lender

Remy International, Inc.

July 30, 2007

(including, in any event, Barclays Capital) and their respective affiliates and each director, officer, employee, advisor, representative and agent thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Facilities, the Transaction or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and, upon demand, to pay and reimburse each Agent, each Lender and each other Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent the same resulted directly and primarily from the gross negligence, bad faith or willful misconduct of the respective Indemnified Person (to the extent finally determined by a court of competent jurisdiction in a final and non-appealable judgment). Notwithstanding any other provision of this Commitment Letter, no Agent, Lender or other Indemnified Person shall be liable for damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems.

The indemnity obligations of the Company under this section shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Barclays Capital, any such affiliate and any such person.

This Commitment Letter is issued for your benefit only and no other person or entity may rely hereon. None of Barclays Bank, Barclays Capital or any other Indemnified Person (or any of their respective affiliates or its or their officers, directors, employees, agents or controlling persons) shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence, bad faith or willful misconduct on the part of such person or entity (to the extent finally determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby,

6.	Assignments

This Commitment Letter may not be assigned by you without the prior written consent of Barclays Capital (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Barclays

Remy International, Inc.

July 30, 2007

Capital may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any lender (as provided in Section 3 above), and upon such assignment, Barclays Capital will be released from the portion of its commitment hereunder that has been assigned. This Commitment Letter (including the Exhibits and Schedules hereto) may not be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto.

7.	USA PATRIOT Act Notification

Barclays Capital hereby notifies the Sponsor, the Company and the Acquired Business that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Company and its subsidiaries, which information includes the name and address of the Company and such subsidiaries and other information that will allow Barclays Capital and each Lender to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for Barclays Capital and each Lender.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral advice provided by Barclays Capital in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee. In addition, we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter and such advice to the Company’s respective officers, directors, agents and advisors and the advisors to the informal committee of unsecured creditors (except as set forth below), in each case who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence (provided that you may not disclose the Fee Letter or the terms thereof to the advisors to the informal committee of unsecured creditors without further consent), (ii) this Commitment Letter (but not the Fee Letter) as ordered by the bankruptcy court administering the Bankruptcy Cases (the “Bankruptcy Court”) and (iii) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof). To the extent it is necessary to disclose the Fee Letter to the Bankruptcy Court and the applicable U.S. Trustee for purposes of obtaining approval to pay any fees provided for therein or otherwise, you agree to take such reasonable actions as necessary to prevent the Fee Letter from becoming publicly available, including, without limitation, the filing of a motion or an ex parte request pursuant to Sections 105(a) and 107(b) of the Bankruptcy Code and Bankruptcy Rule 9018 seeking an order of the Bankruptcy Court authorizing the Company to file the Fee Letter under seal (it being understood that the issuance of such order will be subject to the approval of the Bankruptcy Court). The provisions of this paragraph shall survive any termination or completion of the arrangement provided by this Commitment Letter.

Remy International, Inc.

July 30, 2007

You acknowledge that Barclays Capital and its affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Company and other companies that may be the subject of this arrangement. In addition, Barclays Capital and its affiliates are a full service securities firm and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or options on securities of the Company and other companies that may be the subject of this arrangement. Barclays Capital and its affiliates may have economic interests that conflict with those of the Company regarding the Transaction and other transactions described herein. You acknowledge that the transactions contemplated by this Commitment Letter and the Fee Letter are arms-length commercial transactions and that Barclays Capital is acting as principal and in its own best interests. You agree that Barclays Capital will act under this Commitment Letter and the Fee Letter as an independent contractor and that nothing in this Commitment Letter, the Fee Letter, the nature of our services, or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between Barclays Capital on the one hand and the Company, its stockholders or its affiliates on the other hand. The Company is relying on its own experts and advisors to determine whether the transactions contemplated by this Commitment Letter and the Fee Letter are in the Company’s best interests. In addition, Barclays Capital may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company and other companies that may be the subject of this arrangement, and such affiliates shall be entitled to the benefits afforded to Barclays Capital hereunder.

Consistent with Barclays Capital’s policies to hold in confidence the affairs of its customers, Barclays Capital will not use or disclose confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter in connection with its performance of services for any of its other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither Barclays Capital nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Please note that Barclays Capital and its affiliates do not provide tax, accounting, or legal advice.

9.	Waiver of Jury Trial: Governing Law; Surviving Provisions

ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THE COMMITMENT LETTER AND THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. The provisions under Sections 5, 8, and 9 of this Commitment Letter shall survive any termination or completion of the arrangement provided by the Commitment Letter and the Fee Letter including, but not limited to, whether the Loan Documents (as defined in Exhibit A and Exhibit B) are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed.

Remy International, Inc.

July 30, 2007

10.	Termination; Acceptance

Barclays Capital’s commitments hereunder will terminate on September 30, 2007 unless the closing of the DIP Facility on the terms and subject to the conditions contained herein, shall have been consummated on or before such date. If the closing of the DIP Facility occurs on or before September 30, 2007. Barclays Capital’s commitment to provide the Exit Facility as provided for hereunder will terminate on November 30, 2007 unless the closing of the Exit Facility on the terms and subject to the conditions contained herein, shall have been consummated on or before such date.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities, including, but not limited to that financing proposal letter dated June 13, 2007 with respect to financing transactions outlined herein.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Barclays Capital together, if not previously executed and delivered, with the Fee Letter the enclosed copy of this Commitment Letter, together with the Fee Letter, if not previously executed and delivered on or before 5:00 p.m. E.S.T. on July 31, 2007, and the fees and other amounts required to be paid or deposited on the date of the execution of the Company of the Fee Letter, whereupon this Commitment Letter and the Fee Letter will become binding agreements between you and us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate or such date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Remy International, Inc.

July 30, 2007

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:
Name:	Ron Kubick
Title:	Duly Authorized

ACCEPTED AS OF THE DATE ABOVE:

REMY INTERNATIONAL, INC., on behalf of itself and its affiliates and subsidiaries

By:
Name:	JOHN H. WEBER
Title:	PRESIDENT AND CEO

Remy International, Inc.

Exhibit A

Summary of Terms and Conditions of the DIP Facility

This Summary of Terms and Conditions outlines certain terms of the DIP Facility referred to in the commitment letter of even date herewith (the “Commitment Letter”) from Barclays Bank to the Company, of which this Exhibit A (including Schedule A attached hereto) is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Remy International, Inc., and certain subsidiaries to be determined, as debtors and debtors-in-possession in Chapter 11 cases to be filed with the Bankruptcy Court (the “Borrower”, or collectively, the “Borrowers”).

Guarantors:	Each existing and subsequently acquired or organized domestic and material foreign subsidiary (whether a foreign subsidiary is deemed a material foreign subsidiary shall be determined by the Arranger in its sole discretion) of the Borrower (the “Guarantors”) shall guaranty all obligations of the Borrower under the proposed DIP Facility (the “Guaranty”), each of which shall be a debtor and debtor-in-possession in the Bankruptcy Cases, to the extent that there are no material adverse tax consequences with respect to any foreign subsidiary’s inclusion as a Guarantor.

Sole Lead Arranger and Sole Bookrunner:	Barclays Capital, the investment banking division of Barclays Bank, PLC (“Barclays Capital”) in its capacities as Sole Lead Arranger and Sole Bookrunner (the “Arranger”).

Administrative Agent and Syndication Agent:	Barclays Bank PLC (“Barclays Bank” together with Barclays Capital, “Barclays”) in its capacity as Administrative Agent (the “Administrative Agent” or “Agent”).

Collateral Agent:	Barclays Bank PLC and/or other financial institutions selected by Barclays.

Lenders:	Barclays and/or other financial institutions selected by Barclays in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”). The Lenders under the Revolving Credit Facility shall be referred to herein as the “Revolver Lenders” and the Lenders under the Term Loan Facility shall be referred to herein as the “Term Loan Lenders”.

Purpose/Use of Proceeds:	Amounts available under the DIP Facility shall be used (1) to refinance certain existing senior secured indebtedness of the Borrower, (2) for post- petition operating expenses of the

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Borrower incurred in the ordinary course of business in accordance with a DIP budget acceptable to the Administrative Agent, (3) to pay transaction fees and expenses and (4) for certain other costs and expenses of administration of the Bankruptcy Cases to be specified.

Amount of Facility:	$225,000,000 senior secured credit facility (the “DIP Facility”) consisting of:

(a)    A $125,000,000 asset based revolver (the “Revolving Credit Facility”), subject to the Availability criteria described below, including a letter of credit sub-facility described below (the “LC Facility”); and

(b) A $100,000,000 first lien term loan B (the “Term Loan Facility”).

Swing Line Loans:	At the Borrower’s option, a portion of the Revolving Credit Facility in an amount up to $10,000,000 may be made available as swing line loans by Barclays Capital (in such capacity, the “Swing Line Lender”) or another Lender acceptable to the Borrower and the Administrative Agent.

Availability:	Revolving Credit Facility: Amounts available will be limited to the lesser of (a) $125,000,000 and (b) the Borrowing Base (as defined below). Amounts available under the Revolving Credit Facility may be borrowed, repaid and re-borrowed on and after the Closing Date until the Maturity Date.

LC Facility: At the Borrower’s option, a portion of the Revolving Credit Facility not in excess of $20,000,000 may be made available for the issuance of standby letters of credit (“Letters of Credit”) by Barclays Bank (in such capacity, the “Issuing Bank”).

Term Loan Facility: One drawing of up to $100,000,000 under the Term Loan Facility shall be available to the Borrower on the Closing Date. Any amounts repaid under the Term Loan Facility may not be re-borrowed.

Borrowing Base:	Amounts available under the Revolving Credit Facility will be subject to a borrowing base (the “Borrowing Base”), equal to the sum of the following:

(1)    up to 85% of Borrower’s eligible accounts receivable (provided that the following accounts shall be eligible accounts to the extent that they otherwise satisfy the eligibility criteria and are not otherwise sold pursuant to

Remy International, Inc.

factoring arrangements: (A) receivables of AutoZone, Inc. owned by Unit Parts Company, (B) receivables of Advanced Stores Company owned by World Wide Automotive, L.L.C., and (c) receivables of BB&T (d/b/a Carquest) owned by World Wide Automotive, L.L.C, as such designated factoring arrangements exist on the date hereof and provided that Barclays’ security interests receive substantially the same treatment as the lenders’ security interests under the Borrower’s existing senior credit facilities): plus

(2)    the lesser of (A) up to 65% of Borrower’s eligible inventory valued at the lower of cost (FIFO) or market, and (B) 85% of the net orderly liquidation value (“NOLV”) for eligible Inventory of the Borrower.

Barclays will use its best efforts to seek to utilize current appraisals and audit work to the extent possible to establish a Borrowing Base which satisfies Barclays, in its sole credit judgment, based upon information that is currently being utilized under the Borrower’s current senior secured revolving credit facility.

Barclays also will retain the right, in its reasonable credit judgment, to adjust advance rates and to adjust and establish, from time to time, standards of eligibility and reserves against the Borrowing Base, such reserves to include, but not be limited to, reserves for the Carve-Out (as defined below) in an amount to be determined. All valuations shall be from appraisers acceptable to the Administrative Agent.

Maturity Date:	The DIP Facility shall terminate on the earliest of (i) 6 months after the date of the Closing Date, (ii) the effective date of a plan of reorganization in any Chapter 11 case or (ii) the date of termination of the commitments and/or acceleration of any outstanding extensions of credit (the “Maturity Date”).

The DIP Facility may be extended by up to 6 months upon the satisfaction of certain conditions to be mutually agreed.

Closing Date:	The date on which all of the conditions set forth in Schedule A are satisfied or waived (the “Closing Date”).

Ranking/Priority:	All obligations of the Borrower under the DIP facility and all amounts owing by the Guarantors in respect thereof at all times shall constitute allowed super-priority administrative expense claims in the Bankruptcy Cases, having priority over all

Remy International, Inc.

	administrative expenses of the kind specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b) or 726 or any other provisions of the Bankruptcy Code, subject only to a carve-out for (i) professional fees incurred in the Bankruptcy Cases acceptable to Administrative Agent and not to exceed an amount acceptable to Administrative Agent in the aggregate and (ii) the payment of fees pursuant to 28 U.S.C, § 1930 (collectively, the “Carve-Out”). The Carve-Out may not be used to investigate or challenge the validity, perfection, priority, extent, or enforceability of the Transaction, or the liens or security interests securing the Transaction.

Amortization:	No amortization shall be required with respect to the Revolving Credit Facility or the Term Loan Facility.

Interest Rate:	At the Borrower’s option, at either the LIBOR Rate or the Alternate Base Rate (“ABR Rate”) plus, the applicable margins set forth below:

		Revolving Credit Facility(1)	Term Loan Facility
	Applicable LIBOR Margin:	1.75%	3.50%
	Applicable Facility ABR	0.75%	2.50%
	Margin:

(1)    Three months after the Closing Date, the applicable margin for the Revolver Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

	Excess Availability	Applicable LIBOR Margin	Applicable Facility ABR Margin
	> $85,000,000	1.50%	0.50%
	< $85,000,000 but > $40,000,000	1.75%	0.75%
	< $40,000,000	2.00%	1.00%

Interest Payments:	Interest shall be payable as follows: (i) at the end of every month with respect to loans bearing interest with respect to the ABR Rate; (ii) on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the LIBOR Rate (and at the end of every three

Remy International, Inc.

months, in the case of interest periods of longer than three months); and (iii) upon prepayment. In each case payable in arrears and computed on the basis of a 360-day year with respect to the LIBOR Rate and on the basis of a 365-day year with respect to the ABR Rate.

Default Rates:	Upon an event of default, default interest and letter of credit fees at 2.00% above the rate otherwise applicable thereto.

Revolving Credit Facility Commitment Fees:	A per annum fee in the amount of 0.375%, payable on the unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be payable monthly in arrears on each interest payment date, on the date of any reduction of the commitments under the Revolving Credit Facility and on the Maturity Date.

Letters of Credit Fees:	A fee equal to (i) the Applicable LIBOR Margin then in effect for the Revolving Credit Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Credit Facility. In addition, a fronting fee as set forth in the Fee Letter will be payable to the Issuing Bank, as well as certain customary fees assessed thereby.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Mandatory Prepayments:	Borrower shall make the following mandatory prepayments (subject to certain basket amounts to be negotiated in the definitive documentation (the “Loan Documents”)):

1.      Indebtedness/Equity/Extraordinary Receipts: Prepayments in an amount equal to (a) 100% of the net cash proceeds received from the incurrence of indebtedness, (b) 50% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization) and (c) 100% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds, downward purchase price adjustments and similar receipts outside of the ordinary course) by Borrower or its subsidiaries (other than certain permitted indebtedness specified in the Loan

Remy International, Inc.

Documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the first Business Day following the date of receipt.

2.      Dispositions: Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries (including as a result of casualty or condemnation), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (b) the sale of receivables of AutoZone, Inc. owned by Unit Parts Company, (c) the sale of receivables of Advanced Stores Company owned by World Wide Automotive, L.L.C., (d) completion of the sale of assets of Remy Reman, L.L.C., (e) the sale of certain real estate located in Poland to be determined in an amount not to exceed $10,000,000, and the Borrower’s facility in the United Kingdom in an amount not to exceed $6,000,000, provided that to the extent any net cash proceeds from such sales, together with non-domestic cash balances, exceed $30,000,000, such excess shall be repatriated to the Borrower to the extent permitted by applicable law and applied to the Revolving Credit Facility, and (f) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon.

3.      Additional Dispositions. Prepayments in amounts to be determined of the net cash proceeds from the sale or other disposition of (a) the sale of the locomotive power train remanufacturing business, and (b) the sale of M&M Knopf Auto Parts LLC, provided that with respect to the foregoing sales only Requisite Lenders’ approval shall be required. All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

Application of Payments	All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the Term Loan Facility; and, second, to outstanding loans (and to the permanent reduction of commitments) under the Revolving Credit Facility in amounts to be determined based upon the allocated value of the primary collateral securing each facility.

Remy International, Inc.

All payments during an event of default shall be applied (a) with respect to proceeds from the Revolver Collateral, first to the outstanding loans under the Revolving Credit Facility (including cash collateralizing all Letters of Credit) and accrued and unpaid interest, expenses, costs and fees thereon and thereafter to the Term Loan Facility and (b) with respect to the proceeds from the Term Loan Collateral, first to the outstanding Term Loan Facility and accrued and unpaid interest, expenses, costs and fees thereon and thereafter to the Revolving Credit Facility.

Security/Priority:	The Revolving Credit Facility will be secured by a first priority security interest on all cash and working capital assets (the “Revolver Collateral”) of the Borrower and the Guarantors pursuant to Section 364(c)(2) and (d) of the Bankruptcy Code, subject only to certain agreed upon permitted liens (which permitted liens shall include the Borrower’s existing Second Priority Senior Secured Floating Rate Notes (the “Floating Rate Notes”)), provided such Floating Rate Notes are subject and subordinate to the DIP Facility. For purposes of clarity the DIP Facility shall prime such Floating Rate Notes and such Floating Rate Notes shall not obtain super-priority status pursuant to Section 364(c) and (d) of the Bankruptcy Code. Additionally, such Floating Rate Notes shall not be paid until the close of the Exit Facility.

The Term Loan Facility will be secured by a first priority security interest and mortgage (where applicable) in all assets of the Borrower and the Guarantors (excluding the Revolver Collateral) including machinery, equipment, real estate and other fixed assets, intangibles, intellectual property, contracts, license agreements and a stock pledge of the Borrower and each subsidiary of the Borrower (limited to 65% of the capital stock of each foreign subsidiary) (the “Term Loan Collateral” and, together with the Revolver Collateral, the “Collateral”) and Guarantors pursuant to Section 364(c)(2) and (d) of the Bankruptcy Code, subject only to certain agreed upon permitted liens (which permitted liens shall include the Floating Rate Notes).

The Revolving Credit Facility will have a second priority security interest and mortgage on the Term Loan Collateral. The Term Loan Facility will have a second priority security interest on the Revolver Collateral.

The Revolving Credit Facility and Term Loan Facility will also be secured by a junior lien on all other assets of the Borrower that are subject to valid and perfected liens in existence at the time of

Remy International, Inc.

commencement of the Bankruptcy Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code pursuant to 364(c)(3) of the Bankruptcy Code.

Additionally, the Facilities shall be secured by the unencumbered foreign assets of the Borrower and the Guarantors (to the extent there are no material adverse tax consequences with respect to any security on such foreign assets), including but not limited to the following: (i) up to 65% of the capital stock of the Borrower’s first-tier foreign subsidiaries as provided above, (ii) liens on the Borrower’s and Guarantors’ assets located in Mexico as may be determined by the Arranger in its sole discretion; (iii) a negative pledge covenant as to the foreign subsidiaries’ assets exclusive of any existing liens encumbering such assets; and (iv) additional foreign assets as may be determined by the Arranger in its sole discretion to the extent permitted by applicable law.

Representations and Warranties:	The Loan Documents will include such representations and warranties by the Borrower as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceabiilty of Loan Documents; no conflict with law or contractual obligations (existing after the petition date); no material litigation; no default (existing after the petition date); ownership of property; liens and priority of the DIP Facility; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants:	The Loan Documents will include such affirmative covenants by each of the Borrowers and the Guarantors as are usual and customary for financings of this kind including, without limitation, delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates, notices of default, litigation and other material events and other information requested by the Lenders or Administrative Agent; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property).

Remy International, Inc.

Negative Covenants:	The Loan Documents will include such negative covenants by each of the Borrowers and the Guarantors as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets (with permitted sales in respect of the asset sales listed under “Mandatory Prepayments” for “Dispositions”); dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants:	The Loan Documents will include financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, and minimum EB1TDA in amounts to be determined, each to be tested on a monthly basis.

Events of Default:	The Loan Documents will include such events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants; cross-default to material indebtedness to be agreed; termination of the exclusive period for the Borrower to file a plan of reorganization in the Bankruptcy Cases; dismissal of the Bankruptcy Cases or conversion to a chapter 7 case; appointment of a chapter 11 trustee or a responsible officer or examiner with enlarged powers relating to the operation of the business of any Borrower or Guarantor; a final order in form and substance satisfactory to Agent and its counsel approving the DIP Facility shall not have been entered by the Bankruptcy Court on or before the date which is 40 days after the petition date; certain ERISA events; material monetary and non-monetary judgments; actual or asserted impairment of any guarantee or security document or security interests; and change of control.

Conditions Precedent to Initial Borrowings:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the DIP Facility will be conditioned upon satisfaction of, among other things, the conditions precedent listed on Schedule A.

Remy International, Inc.

Conditions to All Borrowings:	The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default and will otherwise be customary and appropriate for financings of this type.

Requisite Lenders;	Lenders holding more than 50% of total commitments or exposure under the DIP Facility, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Credit Facility or the Term Loan Facility, as applicable, will not be effective without the approval of holders of more than 50% of such class of loans and (y) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders.

Taxes, Funding Protection, Reserve Requirements and Indemnities:	The DIP Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, and to the extent applicable, the DIP Facility will provide for any gross-up for withholding. Foreign Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

The Borrower will indemnify the Lenders against all breakage costs, increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the reserve adjusted Eurodollar Rate.

Indemnity:	The DIP Facility will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than (x) $2,500,000 with respect to the Revolving Credit Facility and (y) $1,000,000 with respect to the Term Loan Facility, any part of, their respective shares of the DIP Facility to the affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which

Remy International, Inc.

(other than in the case of assignments made by or to Barclays Capital) are acceptable to the Administrative Agent and the Borrower (except in the case of a default), such consent not to be unreasonably withheld or delayed. Upon such assignment, such affiliate, bank, financial institution or entity will be come a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements.

Governing Law and Jurisdiction:	The DIP Facility will provide that the Borrower will submit to the exclusive jurisdiction of the Bankruptcy Court and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Counsel to Arranger and Administrative Agent:	Paul, Hastings, Janofsky & Walker LLP.

The foregoing is intended to summarize certain basic terms of the DIP Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the DIP Facility.

No one shall, except as required by law, use the name of, or refer to, Barclays Capital or any of its affiliates, in any correspondence, discussions, advertisement or disclosure made in connection with the DIP Facility without the prior written consent of Barclays Capital.

Remy International, Inc.

Schedule A

SUMMARY OF CONDITIONS PRECEDENT TO THE DIP FACILITY

This Summary of Conditions Precedent to the DIP Facility outlines certain of the conditions precedent to the DIP Revolving Credit Facility and the DIP Term Loan Facility referred to in the Commitment Letter, of which this Schedule A is a part. Certain capitalized terms used herein are defined in the Commitment Letter:

1.	Due Diligence. The Arranger shall have completed, to its satisfaction all environmental, legal and collateral due diligence (including collateral audits and appraisals, as applicable).

2.	Leverage Ratio. The Borrower’s consolidated senior secured debt to consolidated last twelve-month period EBITDA ratio on a pro forma basis determined by the Agent as of the Closing Date shall not be greater than 3.00:1:00. For purposes of calculating this ratio, consolidated senior secured debt shall include only funded debt under the DIP Facility, capital lease obligations, and all foreign funded debt and similar capital lease and foreign letter of credit obligations for Borrower’s foreign subsidiaries.

3.	EBITDA at Close. As of the Closing Date, the Borrower shall have pro forma consolidated EBITDA for the last twelve-month period of at least $65,000,000. For purposes of calculating the Leverage Ratio and EBITDA at the Closing Date, pro forma consolidated last twelve-month period EBITDA shall include (i) an amount agreed upon by Barclays and the Borrower for the estimated financial benefit to the Borrower of the Accommodation Agreement (as defined below) and (ii) at least $9,000,000 of material savings (e.g., raw material component costs) achieved via Borrower’s material savings program as reasonably determined by Arranger in its sole discretion.

4.	General Motors Contract. Borrower shall have entered into a definitive contract with General Motors before the Closing Date, which contract shall be in form and substance acceptable to Agent in its sole discretion, provided that notwithstanding anything to the contrary herein or in the Fee Letter or the Commitment Letter, the commitment is not subject to the satisfaction of Barclays with the Accommodation Agreement (the “Accommodation Agreement”) and Access Agreement (the “Access Agreement”) between the Company, General Motors and the other parties thereto, which agreements have been received and reviewed by the Arranger, provided that such agreements are executed substantially in the form of the agreements dated as of July 30, 2007 unless modifications thereto are otherwise consented to by Arranger.

Remy International, Inc.

5.	Corporate Structure: Organizational Documents. The corporate structure, capital structure, other debt instruments, material contracts, cash management systems, governing documents of the Borrower and its subsidiaries, tax effects resulting from the commencement of the Chapter 11 Cases and the DIP Facility and the transactions contemplated hereby, shall be reasonably satisfactory to the Arranger, provided that the corporate structure, capital structure and other documents to be set forth in the disclosure statement for the Borrower’s plan of reorganization shall be reasonably satisfactory to Arranger in its sole discretion. Such documents shall include evidence that Borrower has arranged a fully-committed $75,000,000 preferred stock offering, in form and substance satisfactory to the Arranger in its sole discretion. For purposes of clarity, it is a condition precedent to the DIP Facility that such financing occurs in the context of the Borrower’s proposed pre-packaged plan of reorganization.

6.	Interim And Final Orders. The Interim Order and the Final Order (collectively, the “Orders”) approving or authorizing the Transaction, and all motions relating thereto, shall be in form and substance satisfactory to the Agent and its counsel and be entered no later than 5 and 40 days, respectively, after the commencement of the Chapter 11 Cases, and include, without limitation, provisions (i) modifying the automatic stay to permit the creation and perfection of the Agent’s liens on the Collateral, (ii) providing for the automatic vacation of such stay to permit the enforcement of the Agent’s and Lenders’ remedies under the Transaction, including, without limitation, the enforcement, upon 3 days prior written notice, of such remedies against the Collateral, requiring the Borrowers’ best efforts to sell the Collateral if requested by the Agent and directing that Agent and its representatives be granted access to all locations during the continuance of an Event of Default in support of the enforcement and exercise of such remedies, (iii) upon the entry of the Final Order, prohibiting the assertion of claims arising under section 506(c) of the Code against the Agent or any Lender or the commencement of other actions adverse to the Agent or any Lender or their respective rights and remedies under the Transaction or any Order, (iv) prohibiting the incurrence of debt with priority equal to or greater than the Agent’s and Lenders’, (v) prohibiting any granting or imposition of liens other than liens acceptable to the Agent, and (vi) authorizing and approving the DIP Facility and the transactions contemplated hereby, including, without limitation, the granting of the super-priority status, security interests and liens, and the payment of all fees, referred to herein.

7.	First Day Motions. All first-day motions and related orders (including, without limitation, cash management) entered by the Bankruptcy Court in the Chapter 11 Cases shall be in form and substance satisfactory to the Agent and its counsel.

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8.	Liquidity. With respect to funding the remaining portion of the DIP Facility upon entry of the Final Order, the Borrower and Guarantors shall have cash liquidity and unused availability under committed credit facilities with respect to funding under the Final Order of at least $70,000,000. For purposes of this calculation, any carve-out reserve should not be included in the calculation of availability, provided that such carve-out reserve is not greater than $5,000,000.

9.	Financial Statements. The Arranger shall have received (i) audited financial statements of the Borrower for each of the five fiscal years immediately preceding the Closing Date and (ii) unaudited financial statements for the interim period or periods ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date. All such financial statements shall be satisfactory in form and substance to the Arranger.

10.	Projections. The Arranger shall have received final financial projections of the Borrower and its respective subsidiaries through the 2009 fiscal year consisting of monthly projections for the first twelve months after the Closing Date and a pro forma consolidated balance sheet of the Borrower and its respective subsidiaries as of the Closing Date. In addition, the Arranger shall have received weekly projections for the first 13 weeks of the Bankruptcy cases. All projections and pro forma financial statements shall be acceptable to Agent. The financial projections and the weekly cash flow projections (other than the monthly projections which have not been received by Agent) provided to the Agent as of July 25, 2007 are acceptable to the Agent.

11.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to Barclays, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

12.	Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Bankruptcy Cases) or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the Arranger, affects any of the transactions contemplated hereby, or that has or could be reasonably likely to have a material adverse change or material adverse condition in or affecting the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or any of the transactions contemplated hereby.

13.

Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records, documents from public officials and officers’ certificates and other information (including other information and documentation required by

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customer identification programs pursuant to the Patriot Act), shall have been delivered and reviewed to the satisfaction of the Administrative Agent and Collateral Agent.

14.	Satisfactory Documentation. The definitive documentation evidencing the DIP Facility shall be prepared by counsel to the Arranger and shall be in form and substance satisfactory to the Arranger and the Lenders.

15.	Lien Search etc. The Administrative Agent shall have received the results of a recent lien, tax and judgment search in each relevant jurisdiction with respect to the Borrower and the Guarantors and such search shall reveal no liens on any of the assets of the Borrower and the Guarantors, other than liens permitted hereby and other liens acceptable to the Administrative Agent.

16.	Collateral. All actions and filings necessary or, in the reasonable judgment of the Administrative Agent, desirable to perfect the security interests in the Collateral shall have been taken or made, for the benefit of the Lenders.

17.	Cash Management. The Administrative Agent shall have completed a review of the Company’s cash management systems, including establishing control agreements and lock-boxes. Cash dominion would be triggered upon an event of default or minimum availability under the Revolving Credit Facility in an amount less than $50,000,000.

18.	Insurance/Assets. The Administrative Agent shall have received an insurance report as to the Borrower reasonably satisfactory to the Administrative Agent from an insurance firm reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee (property/casualty) and additional insure (liability), and non-renewal/ cancellation/ amendment riders to provide 30 days advance notice to Administrative Agent,

19.	Material Adverse Change. There will have been, since December 31, 2006, no material adverse change, individually or in the aggregate, (other than with respect to the Plan of Reorganization and the Transaction) in (i) the condition (financial or otherwise), business, performance, prospects, operations or property of the Borrower and its subsidiaries, individually or taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under any definitive loan documentation and (iii) the validity or enforceability of any definitive loan documentation or the rights and remedies of the Agent and the Lenders under any definitive loan documentation.

20.	Waivers/Consents. As may be required, the Agent shall have received all necessary third party and governmental waivers and consents, and the Borrower shall have complied with all applicable laws, decrees and material agreements.

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21.	No Default. No Default or Event of Default under the definitive documentation shall exist at the time of, or after giving effect to the making of, the advances with respect to the DIP Facility on the Closing Date.

22.	Representations and Warranties. All representations and warranties in the definitive documentation shall be true and correct in all respects.

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Exhibit B

Summary of Terms and Conditions of the Exit Facility

This Summary of Terms and Conditions outlines certain terms of the Exit Facility referred to in the commitment letter of even date herewith (the “Commitment Letter”) from Barclays Bank to the Company, of which this Exhibit B (including Schedule B attached hereto) is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Remy International, Inc., and certain subsidiaries to be determined (the “Borrower”, or collectively, the “Borrowers”).

Guarantors:	Each existing and subsequently acquired or organized domestic and material foreign subsidiary (whether a foreign subsidiary is deemed a material foreign subsidiary shall be determined by the Arranger in its sole discretion) of the Borrower (the “Guarantors”) shall guaranty all obligations of the Borrower under the proposed Exit Facility, to the extent that there are no material adverse tax consequences with respect to any foreign subsidiary’s inclusion as a Guarantor (the “Guaranty”).

Sole Lead Arranger and Sole Bookrunner:	Barclays Capital, the investment banking division of Barclays Bank, PLC (“Barclays Capital”) in its capacities as Sole Lead Arranger and Sole Bookrunner, (the “Arranger”).

Administrative Agent and Syndication Agent:	Barclays Bank PLC (“Barclays Bank”, together with Barclays Capital, “Barclays”) in its capacity as Administrative Agent, (the “Administrative Agent” or “Agent”) under each of the Revolving Facility and the First Lien Term Loan Facility, and the Second Lien Term Loan Facility.

Collateral Agent:	Barclays Bank and/or other financial institutions selected by Barclays.

Lenders:	Barclays and/or other financial institutions selected by Barclays in consultation with the Borrower (each, a “Lender” and, collectively, the “Lenders”). The Lenders under the Revolving Credit Facility shall be referred to herein as the “Revolver Lenders”, the Lenders under the First Lien Term Loan Facility shall be referred to herein as the “First Lien Term Loan Lenders” and the Lenders under the Second Lien Term Loan Facility shall be referred to herein as the “Second Lien Term Loan Lenders”).

Purpose/Use of Proceeds:	Amounts available under the Exit Facility shall be used (1) to

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refinance the DIP Facility as provided by the Arranger and certain other existing senior secured indebtedness of the Borrower and other items necessary to consummate a plan of reorganization that is acceptable to the Arranger and (2) for general corporate purposes.

The Exit Facility:

Up to $330,000,000 senior secured credit facility (the “Exit Facility”) consisting of:

(a)    A $125,000,000 asset based revolver (the “Revolving Credit Facility”), subject to the Availability criteria described below, including a letter of credit sub-facility (the “LC Facility”);

(b)    A $150,000,000 first lien term loan B (the “First Lien Term Loan Facility”); and

(c)    A $55,000,000 second lien term loan facility (the “Second Lien Term Loan Facility” and, together with the First Lien Term Loan Facility, the “Term Loan Facilities”).

Swing Line Loans:	At the Borrower’s option, a portion of the Revolving Credit Facility in an amount up to $10,000,000 may be made available as swing line loans by Barclays Capital (in such capacity, the “Swing Line Lender”) or another Lender acceptable to the Borrower and the Administrative Agent.

Availability:

Revolving Credit Facility: Amounts available will be limited to the lesser of (a) $125,000,000 and (b) the Borrowing Base (as defined below). Amounts available under the Revolving Credit Facility may be borrowed, repaid and re-borrowed on and after the Closing Date until the Maturity Date.

LC Facility: At the Borrower’s option, a portion of the Revolving Credit Facility not in excess of $20,000,000 may be made available for the issuance of standby letters of credit (“Letters of Credit”) by Barclays Bank PLC (in such capacity, the “Issuing Bank”).

First Lien Term Loan Facility: One drawing of up to $150,000,000 under the First Lien Term Loan Facility shall be available to the Borrower on the Closing Date. Any amounts repaid under the First Lien Term Loan Facility may not be re-borrowed.

Second Lien Term Loan Facility: One drawing of up to $55,000,000 under the Second Lien Term Loan Facility shall be available on the Closing Date.

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Borrowing Base:

Amounts available under the Revolving Credit Facility will be subject to a borrowing base (the “Borrowing Base”), equal to the sum of the following:

(1)    up to 85% of Borrower’s eligible accounts receivable (provided that the following accounts shall be eligible accounts to the extent that they otherwise satisfy the eligibility criteria and are not otherwise sold pursuant to factoring arrangements: (A) receivables of AutoZone, Inc. owned by Unit Parts Company and (B) receivables of Advanced Stores Company, by World Wide Automotive, L.L.C., and (c) receivables of BB&T (d/b/a Carquest) owned by WorldWide Automotive, L.L.C., as such designated factoring arrangements exist on the date hereof and provided that Barclays’ security interests receive substantially the same treatment as the lenders’ security interests under the Borrower’s existing senior credit facilities); plus

(2)    the lesser of (A) up to 65% of Borrower’s eligible inventory valued at the lower of cost (FIFO) or market, and (B) 85% of the net orderly liquidation value (“NOLV”) for eligible inventory of the Borrower.

The Borrowing Base with respect to the Exit Facility shall be substantially similar to the DIP Facility.

Barclays also will retain the right, in its reasonable credit judgment, to adjust advance rates and to adjust and establish, from time to time, standards of eligibility and reserves against the Borrowing Base. All valuations shall be from appraisers acceptable to the Administrative Agent.

Maturity Date:	The Exit Facility shall terminate on the earliest of (i) the date that is 5 years from the Closing Date in the case of the Revolving Credit Facility, 6 years from the Closing Date in the case of the First Lien Term Loan Facility and 6 1/2 years from the Closing Date in the case of the Second Lien Term Loan Facility, or (ii) the date of termination of the commitments and/or acceleration of any outstanding extensions of credit (the “Maturity Date”).

Closing Date:	The date on which all of the conditions set forth in Schedule B are satisfied or waived (the “Closing Date”).

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Amortization:	No amortization shall be required with respect to the Revolving Credit Facility or the Second Lien Term Loan Facility. The First Lien Term Loan Facility will amortize in equal quarterly installments in annual amounts equal to 1.0% of the original principal amount of the First Lien Term Loan Facility, with the balance payable on the Maturity Date.

Interest Rate:	At the Borrower’s option, at either the LIBOR Rate or the Alternate Base Rate (“ABR Rate”) plus, the applicable margins set forth below:

		Revolving Credit Facility(1)	First Lien Term Loan	Second Lien Term Loan
	Applicable LIBOR Margin:	1.75%	3.75%	6.75%
	Applicable Facility ABR
	Margin:	0.75%	2.75%	5.75%

	(1) Upon the earlier of (i) ninety days after the Closing Date of the DIP Facility or (ii) the Closing Date of the Exit Facility, the applicable margin for the Revolver Credit Facility will be determined by a grid based on average excess availability for the most recent prior month as follows:

	Excess Availability		Applicable LIBOR Margin	Applicable Facility ABR Margin
	> $85,000,000		1.50%	0.50%
	< $85,000,000 but >$40,000,000		1.75%	0.75%
	< $40,000,000		2.00%	1.00%

Interest Payments:	Interest shall be payable as follows: (i) at the end of every month with respect to loans bearing interest with respect to the ABR Rate; (ii) on the last day of selected interest periods (which shall be one, two, three and six months) for loans bearing interest with reference to the LIBOR Rate (and at the end of every three months, in the case of interest periods of longer than three months); and (iii) upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year with respect to the LIBOR Rate and on the basis of a 365-day year with respect to the ABR Rate.

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Default Rates:	Upon an event of default, default interest and letter of credit fees at 2.00% above the rate otherwise applicable thereto.

Revolving Credit Facility Commitment Fees:	A per annum fee in the amount of 0.375%, payable on the unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be payable monthly in arrears on each interest payment date, on the date of any reduction of the commitments under the Revolving Credit Facility and on the Maturity Date.

Term Loan Facility Commitment Fees:	The Company also agrees to pay a Term Loan Facility Commitment Fee equal to 100 basis points per annum, payable monthly on the committed, but undrawn portion of the Term Loan Facilities from the DIP Facility Closing Date to the Exit Facility Closing Date. For clarification purposes, the undrawn portion of the Term Loan Facilities shall mean $50,000,000 of the First Lien Term Loan and on the entire amount of the Second Lien Term Loan.

Letters of Credit Fees:	A fee equal to (i) the Applicable LIBOR Margin then in effect for the Revolving Credit Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Credit Facility. In addition, a fronting fee as set forth in the Fee Letter will be payable to the Issuing Bank, as well as certain customary fees assessed thereby.

Interest Rate Protection:	No later than ninety (90) days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to the Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total funded Exit Facility (excluding the portion of the Revolving Credit Facility or other debt for which interest is not paid in cash) of the Borrower and its subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

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Mandatory Prepayments:

Borrower shall make the following mandatory prepayments (subject to certain basket amounts to be negotiated in the definitive documentation (the “Loan Documents”)):

1.      Indebtedness/Equity/Extraordinary Receipts: Prepayments in an amount equal to (a) 100% of the net cash proceeds received from the incurrence of indebtedness, (b) 50% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization) and (c) 100% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds, downward purchase price adjustments and similar receipts outside of the ordinary course) by Borrower or its subsidiaries (other than certain permitted indebtedness specified in the Loan Documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the first Business Day following the date of receipt.

2.      Dispositions: Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries (including as a result of casualty or condemnation), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, (b) the sale of receivables of AutoZone, Inc. owned by Unit Parts Company, (c) the sale of receivables of Advanced Stores Company owned by World Wide Automotive, L.L.C., (d) the sale of assets of Remy Reman, L.L.C., (e) the sale of certain real estate located in Poland to be determined in an amount not to exceed $10,000,000, and the Borrower’s facility in the United Kingdom in an amount not to exceed $6,000,000, provided that to the extent any net cash proceeds from such sales, together with non-domestic cash balances, exceed $30,000,000, such excess shall be repatriated to the Borrower and applied to the Revolving Credit Facility, and (f) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon.

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3.      Excess Cash Flow: Beginning with the fiscal year ended December 31, 2008 prepayments in an amount equal to 50% of the annual excess cash flow of Borrower within 90 days following the Borrower’s fiscal year end.

4.      Additional Dispositions: Prepayments in amounts to be determined of the net cash proceeds from the sale or other disposition of (a) the sale of the locomotive power train remanufacturing business, and (b) the sale of M&M Knopf Auto Parts LLC, provided that with respect to the foregoing sales only Requisite Lenders’ approval shall be required. All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

Call Premium:	In the event all or any portion of the Second Lien Term Loan Facility is repaid for any reason prior to the second anniversary of the Closing Date, such repayments will be made at (i) 102.0% of the amount repaid if such repayment occurs on or prior to the first anniversary of the Closing Date, (ii) 101.0% of the amount repaid if such repayment occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date and (iii) at par thereafter.

Application of Payments:	All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the First Lien Term Loan Facility, second, to the Second Lien Term Loan Facility, pro rata to each facility and, third, to outstanding loans (and to the permanent reduction of commitments) under the Revolving Credit Facility in amounts to be determined based upon the allocated value of the primary collateral securing each facility.

All payments during an event of default shall be applied to (a) with respect to the proceeds from the Revolver Collateral, first to the outstanding loans under the Revolving Credit Facility (including cash collateralizing all Letters of Credit) and accrued and unpaid interest, expenses, costs and fees thereon thereafter to the Term Loan Facilities in their order of priority and (b) with respect to proceeds from the Term Loan Collateral, first to the outstanding loans and accrued and unpaid interest, expenses, costs and fees thereon under the First Lien Term Loan Facility, thereafter the Second Lien Term Loan Facility and thereafter the Revolver Credit Facility.

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Security/Priority:

The Revolving Credit Facility will be secured by a first priority security interest on all cash and working capital assets (the “Revolver Collateral”) of the Borrower and the Guarantors.

The First Lien Term Loan Facility will be secured by a first priority security interest and mortgage (where applicable) in all assets of the Borrower and the Guarantors (excluding the Revolver Collateral) including machinery, equipment, real estate and other fixed assets, intangibles, intellectual property, contracts, license agreements and a stock pledge of the Borrower and each subsidiary of the Borrower (limited to 65% of the capital stock of each foreign subsidiary) (the “Term Loan Collateral” and, together with the Revolver Collateral, the “Collateral”) and Guarantors.

The Revolving Credit Facility will have a third priority security interest and mortgage on the Term Loan Collateral. The First Lien Term Loan Facility will have a second priority security interest on the Revolver Collateral.

The Second Lien Term Loan Facility will be secured by a second priority security interest and mortgage (where applicable) in the Term Loan Collateral and will have a third priority security interest on the Revolver Collateral.

Additionally, the Facilities shall be secured by the unencumbered foreign assets of the Borrower and the Guarantors (to the extent there are no material adverse tax consequences with respect to any security on such foreign assets), including but not limited to the following: (i) up to 65% of the capital stock of the Borrower’s first-tier foreign subsidiaries as provided above, (ii) liens on the Borrower’s and Guarantors’ assets located in Mexico as may be determined by the Arranger in its sole discretion; (iii) a negative pledge covenant as to the foreign subsidiaries’ assets exclusive of any existing liens encumbering such assets; and (iv) additional foreign assets as may be determined by the Arranger in its sole discretion to the extent permitted by applicable law.

The priority of the security interests and related creditor rights between the Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility will be set forth in an Intercreditor agreement on terms and conditions reasonably satisfactory to the Arranger.

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Representations and Warranties:	The Loan Documents will include such representations and warranties by the Borrower as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Loan Documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and priority of the Exit Facility; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants: -	The Loan Documents will include such affirmative covenants by each of the Borrowers and the Guarantors as are usual and customary for financings of this kind including, without limitation, delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates, notices of default, litigation and other material events and other information requested by the Lenders or Administrative Agent; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; compliance with environmental laws; further assurances (including, without limitation, with respect to security interests in after-acquired property).

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Negative Covenants:	The Loan Documents will include such negative covenants by each of the Borrowers and the Guarantors as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets (with permitted sales in respect of the asset sales listed under “Mandatory Prepayments” for “Dispositions”); dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed; provided, however, that the third-lien PIK notes to be issued pursuant to the Borrower’s proposed plan of reorganization (the “PIK Notes”) will be deemed permitted lien indebtedness.

Financial Covenants:	The Loan Documents will include financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest with respect to the PIK Notes) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default:	The Loan Documents will include such events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants; cross-default to material indebtedness to be agreed; certain ERISA events; material monetary and non-monetary judgments; actual or asserted impairment of any guarantee or security document or security interests; and change of control.

Conditions Precedent to Initial Borrowings:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Exit Facility will be conditioned upon satisfaction of, among other things, the conditions precedent listed on Schedule B.

Conditions to All Borrowings:	The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, and the absence of any default or potential event of default.

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Requisite Lenders:	Lenders holding more than 50% of total commitments or exposure under the Facilities, except that (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Credit Facility or the Term Loan Facilities, as applicable, will not be effective without the approval of holders of more than 50% of such class of loans and (y) the consent of each Lender adversely affected thereby shall be required with respect to, among other things, matters relating to the interest rates, maturity, amortization, certain collateral issues and the definition of Requisite Lenders.

Taxes, Funding Protection, Reserve Requirements and Indemnities:

The Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility will each provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, and to the extent applicable, the Exit Facility will provide for any gross-up for withholding. Foreign Lenders shall furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

The Borrower will indemnify the Lenders against all breakage costs, increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions to the extent not taken into account in the calculation of the Base Rate or the reserve adjusted Eurodollar Rate.

Indemnity:	The Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility will each provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Arranger, the Administrative Agent and the Lenders.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than (x) $2,500,000 with respect to the Revolving Credit Facility and (y) $1,000,000 with respect to the Term Loan Facilities, any part of, their respective shares of the Facilities to the affiliates or one or more banks, financial institutions or other entities that are eligible assignees (to be described in the Loan Documents) which (other than in the case of assignments made by or to Barclays Capital) are acceptable to the

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.	Administrative Agent and the Borrower (except in the case of a default), such consent not to be unreasonably withheld or delayed. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements.

Governing Law and Jurisdiction:	The Exit Facility will provide that the Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury. New York law shall govern the Loan Documents.

Counsel to Arranger and Administrative Agent:	Paul, Hastings, Janofsky & Walker LLP.

The foregoing is intended to summarize certain basic terms of the Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility. It is not intended to be a definitive list of all of the requirements of the Lenders in connection therewith.

No one shall, except as required by law, use the name of, or refer to, Barclays Capital or any of its affiliates, in any correspondence, discussions, advertisement or disclosure made in connection with the Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility without the prior written consent of Barclays Capital.

Remy International, Inc.

Schedule B

SUMMARY OF CONDITIONS PRECEDENT TO THE EXIT FACILITY

This Summary of Conditions Precedent to the Exit Facility outlines certain of the conditions precedent to the Exit Revolving Credit Facility, the First Lien Term Loan Facility and the Second Lien Term Loan Facility referred to in the Commitment Letter, of which this Schedule B is a part. Certain capitalized terms used herein are defined in the Commitment Letter:

1.	Due Diligence. The Arranger shall have completed any confirmatory or updated due diligence as may be reasonably necessary as determined by the Arranger for any material changes to the Borrower’s business since the closing of the DIP Facility.

2.	Liquidity. The Borrower and Guarantors shall have domestic cash liquidity and unused availability under committed credit facilities of at least $57,500,000.

3.	Leverage Ratio. The Borrower’s consolidated senior secured debt to consolidated last twelve-month period EBITDA ratio on a pro forma basis determined by the Agent as of the Closing Date shall not be greater than 3.50:1:00. For purposes of calculating this ratio, consolidated senior secured debt shall include funded debt under the Exit Facility, capital lease obligations, and all foreign funded debt and similar capital lease and foreign letter of credit obligations for Borrower’s foreign subsidiaries.

4.	EBITDA at Close. As of the Closing Date, the Borrower shall have pro forma EBITDA for the last twelve-month period of at least $70,000,000. For purposes of calculating the Leverage Ratio and EBITDA at the Closing Date, pro forma consolidated last twelve-month period EBITDA shall include (i) an amount agreed upon by Barclays and the Borrower for the estimated financial benefit to the Borrower of the Accommodation Agreement and (ii) material savings calculated in form and substance to the method applied in calculating the same under the DIP Facility and in an amount reasonably satisfactory to the Arranger in its sole discretion.

5.	Corporate Structure; Organizational Documents. The corporate structure, capital structure, other debt instruments, material contracts, cash management systems, governing documents of the Borrower and its subsidiaries, and tax effects resulting from the Exit Facility and the transactions contemplated hereby, shall be reasonably satisfactory to the Arranger, provided that the corporate structure, capital structure and other documents to be set forth in the disclosure statement for the Borrower’s plan of reorganization shall be reasonably satisfactory to Arranger in its sole discretion. For purposes of clarity, it is a condition precedent to the Exit Facility that such financing occurs in the context of the Borrower’s proposed pre-packaged plan of reorganization.

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6.	Plan of Reorganization. The Plan of Reorganization (the “Plan”) shall have been confirmed by the final order entered by the Bankruptcy Court, in form and substance reasonably acceptable to the Arranger.

7.	Financial Statements. The Arranger shall have received (i) audited financial statements of the Borrower for each of the five fiscal years immediately preceding the Closing Date and (ii) unaudited financial statements for the interim period or periods ended after the date of the most recent audited financial statements and at least 45 days prior to the Closing Date. All such financial statements shall be satisfactory in form and substance to the Arranger.

8.	Projections. The Arranger shall have received financial projections of the Borrower and its respective subsidiaries through the 2011 fiscal year consisting of (i) monthly projections for the first nine months after the Closing Date, (ii) quarterly projections thereafter until the close of the 2011 fiscal year and (iii) a pro forma consolidated balance sheet of the Borrower and its respective subsidiaries as of the Closing Date. All projections and pro forma financial statements shall be acceptable to Agent.

9.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to Barclays, the Arranger, the Administrative Agent or the Lenders shall have been paid to the extent due.

10.	Litigation, etc. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that, in the opinion of the Arranger, affects any of the transactions contemplated hereby, or that has or could be reasonably likely to have a material adverse change or material adverse condition in or affecting the business, assets, operations or condition (financial or otherwise) of the Borrower and its subsidiaries, taken as a whole, or any of the transactions contemplated hereby.

11.	Rating. The Exit Facility shall be rated by Moody’s and by Standard & Poor’s.

12.	$75,000,000 Preferred Stock Offering. The funding of the $75,000,000 preferred stock offering shall be a condition precedent to the funding of the Exit Facility.

13.

Customary Closing Documents. All documents required to be delivered under the definitive financing documents, including customary legal opinions, corporate records, documents from public officials and officers’ certificates and other

Remy International, Inc.

information (including other information and documentation required by customer identification programs pursuant to the Patriot Act), shall have been delivered and reviewed to the satisfaction of the Administrative Agent and Collateral Agent.

14.	Satisfactory Documentation. The definitive documentation evidencing the Exit Facility shall be prepared by counsel to the Arranger and shall be in form and substance satisfactory to the Arranger and the Lenders.

15.

Satisfactory Intercreditor, Subordination Agreement and Third Lien PIK Notes. Preparation and execution in form and substance reasonably satisfactory to the Arranger and the Lenders of an intercreditor and subordination agreement with respect to any third lien granted with respect to the Collateral in favor of the proposed exchange of the Company’s existing 8  5/8% Senior Notes for new third-lien paying-in-kind notes (which notes shall be in form and substance reasonably satisfactory to the Arranger) and with respect to the Company’s proposed plan of reorganization.

16.	Lien Search etc. The Administrative Agent shall have received the results of a recent lien, tax and judgment search in each relevant jurisdiction with respect to the Borrower and the Guarantors and such search shall reveal no liens on any of the assets of the Borrower and the Guarantors, other than liens permitted hereby and other liens acceptable to the Administrative Agent.

17.	Collateral. All actions and filings necessary or, in the reasonable judgment of the Administrative Agent, desirable to perfect the security interests in the Collateral shall have been taken or made, for the benefit of the Lenders.

18.	Cash Management. The Administrative Agent shall have completed a review of the Company’s cash management systems, including establishing control agreements and lock-boxes. Cash dominion would be triggered upon an event of default or minimum availability under the Revolver in an amount less than $50,000,000.

19.	Insurance/Assets. The Administrative Agent shall have received an insurance report as to the Borrower reasonably satisfactory to the Administrative Agent from an insurance firm reasonably satisfactory to the Administrative Agent. The Administrative Agent shall be named as loss payee (property/casualty) and additional insure (liability), and non-renewal/ cancellation/ amendment riders to provide 30 days advance notice to Administrative Agent.

20.

Material Adverse Change. There will have been, since December 31, 2006, no material adverse change, individually or in the aggregate, (other than with respect to the Plan of Reorganization and the Transaction) in (i) the condition (financial or

Remy International, Inc.

otherwise), business, performance, prospects, operations or property of the Borrower and its subsidiaries, individually or taken as a whole, (ii) the ability of the Borrower or any Guarantor to perform its obligations under any definitive loan documentation and (iii) the validity or enforceability of any definitive loan documentation or the rights and remedies of the Agent and the Lenders under any definitive loan documentation.

21.	Waivers/Consents. The Agent shall have received all necessary third party and governmental waivers and consents, and the Borrower shall have complied with all applicable laws, decrees and material agreements.

22.	No Default. No Default or Event of Default on the DIP Facility or under the definitive documentation shall exist at the time of, or after giving effect to the making of, the advances with respect to the Exit Facility on the Closing Date.

23.	Representations and Warranties. All representations and warranties in the definitive documentation shall be true and correct in all respects.

EXHIBIT J

to

Disclosure Statement:

Financial Data for Quarter Ended March 31, 2007, Quarter Ended June 30, 2007 and Year

Ended December 31, 2006

Financial Data for Quarter Ended March 31, 2007

Remy International, Inc. and Subsidiaries

Quarterly Report

(Unaudited)

For the Quarter ended March 31, 2007

Accountants’ Review Report

The Board of Directors

Remy International, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Remy International, Inc. and subsidiaries as of March 31, 2007, and the related condensed consolidated statements of operations for the three-month periods ended March 31, 2007 and 2006, and condensed consolidated statements of cash flows for the three-month periods ended March 31, 2007 and 2006, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Remy International, Inc.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with the generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Remy International, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses in 2006 and 2005 and has a working capital deficiency. In addition, the Company has not complied with certain covenants of its various debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty.

We have previously audited, in accordance with the auditing standards generally accepted in the United States, the consolidated balance sheet of Remy International, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended not presented herein and in our report dated April 30, 2007, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph indicating the existence of substantial doubt about the entity’s ability to continue as a going concern, as well as an explanatory paragraph for the Company’s adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as December 31, 2006, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Indianapolis, Indiana
June 28, 2007

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

IN THOUSANDS, For the three months ended March 31,	2007	2006
Net sales	$300,684	$310,327
Cost of goods sold	259,942	267,627

Gross profit	40,742	42,700

Selling, general and administrative expenses	34,382	32,635
Debt restructuring expense	6,518	—
Restructuring charge	557	945

Operating (loss) income	(715)	9,120

Interest expense	(20,346)	(17,666)

Loss from continuing operations before income taxes, minority interest and income from unconsolidated subsidiaries	(21,061)	(8,546)

Income tax expense	(2,286)	(2,245)
Minority interest	(238)	(164)
Income from unconsolidated subsidiaries	75	56

Net loss from continuing operations	(23,510)	(10,899)

Discontinued operations:
Income from discontinued operations, net of tax	602	2,691
Gain on disposal of discontinued operations, net of tax	96,379	108

Net income from discontinued operations, net of tax	96,981	2,799

Net income (loss) attributable to common stockholders	$73,471	$(8,100)

See notes to the condensed consolidated financial statements.

2

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	March 31, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$22,550	$28,378
Trade accounts receivable, net	177,321	163,565
Other receivables	24,116	19,776
Inventories	214,366	206,231
Deferred income taxes	1,399	1,405
Assets of discontinued operations	—	94,013
Other current assets	55,009	4,456

Total current assets	494,761	517,824

Property, plant and equipment	320,786	361,165
Less accumulated depreciation	170,470	207,690

Property, plant and equipment, net	150,316	153,475

Deferred financing costs, net	9,744	9,665
Goodwill, net	113,374	113,374
Investments in unconsolidated subsidiaries	2,560	2,485
Other assets	45,984	46,005

Total assets	$816,739	$842,828

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$180,315	$187,748
Accrued interest	21,355	10,553
Accrued restructuring	2,769	4,044
Liabilities of discontinued operations	2,741	50,083
Other liabilities and accrued expenses	140,834	151,353
Current maturities of long-term debt	721,876	758,003

Total current liabilities	1,069,890	1,161,784

Long-term debt, net of current portion	16,535	17,649
Post-retirement benefits other than pensions	14,208	14,312
Accrued pension benefits	8,684	11,441
Accrued restructuring	1,096	1,336
Deferred income taxes	6,283	5,864
Other non-current liabilities	37,547	40,690
Commitments and contingencies
Minority interest	4,984	4,698

Stockholders’ deficit:
Common stock:
Class B shares	3	3
Paid-in capital	334,336	334,336
Retained deficit	(677,166)	(750,637)
Accumulated other comprehensive income	339	1,352

Total stockholders’ deficit	(342,488)	(414,946)

Total liabilities and stockholders’ deficit	$816,739	$842,828

See notes to the condensed consolidated financial statements.

3

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the three months ended March 31,	2007	2006
Cash Flows from Operating Activities:
Net income (loss) attributable to common stockholders	$73,471	$(8,100)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from discontinued operations, net of tax	(602)	(2,691)
Gain on disposal of discontinued operations, net of tax	(96,379)	(108)
Depreciation and amortization	7,673	6,912
Non-cash interest expense	1,254	1,778
Minority interest and loss from unconsolidated subsidiaries, net	163	105
Deferred income taxes	397	590
Accrued pension and post-retirement benefits, net	(2,860)	413
Restructuring charge	557	945
Cash payments for restructuring charges	(2,072)	(7,577)
Changes in operating assets and liabilities, net of acquisitions and restructuring charges:
Accounts receivable	(12,925)	(17,537)
Inventories	(8,135)	(6,889)
Accounts payable	(4,212)	22,549
Other current assets and liabilities	(422)	1,469
Other non-current assets and liabilities, net	(3,748)	(178)

Net cash used in operating activities of continuing operations	(47,840)	(8,319)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	—	(2,101)
Net proceeds on sale of businesses	153,621	108
Purchases of property, plant and equipment	(3,615)	(4,540)

Net cash provided by (used in) investing activities of continuing operations	150,006	(6,533)

Cash Flows from Financing Activities:
Retirement of debt	(95,406)	—
Net borrowings under revolving line of credit and other	56,891	18,605
Changes in book overdrafts, net	(3,220)	(1,381)
Deferred financing costs	(1,805)	—
Funding of restricted escrow account	(50,000)	—

Net cash (used in) provided by financing activities of continuing operations	(93,540)	17,224

Cash Flows from Discontinued Operations:
Operating activities	(11,141)	913
Investing activities	(801)	(1,959)
Financing activities, distribution to minority interests	(2,502)	—

Net cash used in discontinued operations	(14,444)	(1,046)

Effect of exchange rate changes on cash	(10)	239

Net (decrease) increase in cash and cash equivalents	(5,828)	1,565
Cash and cash equivalents at beginning of year	28,378	20,022

Cash and cash equivalents at end of period	$22,550	$21,587

See notes to the condensed consolidated financial statements.

4

Remy International, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Amounts in thousands, except as indicated)

Quarters Ended March 31, 2007 and 2006 and Year Ended December 31, 2006

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements in this Quarterly Report should be read in conjunction with the financial statements and notes thereto included in the Remy International, Inc., (the “Company”) Annual Report for the year ended December 31, 2006. The unaudited, condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the three-month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full year. The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The Company has not materially changed its significant accounting policies from those disclosed in its Annual Report for the year ended December 31, 2006. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2006.

2.	Business, Industry, General Economic Conditions and Liquidity

Remy International, Inc. is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. The Company also provides core exchange services. The Company sells its products worldwide primarily under the “Delco Remy” brand name, the “Remy” brand name, the “World Wide Automotive” brand name and our customers’ widely recognized private label brand names. The Company’s products include starters and alternators and are principally sold or distributed to original equipment manufacturers (“OEMs”) for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company sells its products principally in North America, Europe, Latin America and Asia-Pacific.

The Company believes it is the largest producer in the world of remanufactured starters and alternators for the aftermarket. The Company’s remanufacturing operations obtain failed products, commonly known as cores, from its customers as returns. These cores are an essential material needed for the remanufacturing operations. The Company also provides exchange services for cores for third party aftermarket remanufacturers. At the time of the Company’s separation from General Motors Corporation (“GM”) in August 1994, the Company was predominantly a North American original equipment manufacturer with a majority of the 1995 sales derived from GM. Since that time, the Company has become a low cost, global manufacturer and remanufacturer with a more balanced business mix between the aftermarket and the original equipment market.

5

In general, the Company’s business is influenced by the underlying trends in the automobile, light truck, and heavy-duty truck, construction and industrial markets. The Company has been able to reduce the cyclical nature of some of its businesses with the diversity of OEM markets between the automotive, heavy duty truck and industrial markets by focusing on its remanufacturing capabilities and its aftermarket business.

The automotive parts market is highly competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. Most OEMs and aftermarket distributors source parts from one or two suppliers and the Company competes with a number of companies who supply automobile manufacturers throughout the world.

While the Company has sufficient liquidity to finance its ongoing operations, it faces a legacy of significant leverage including $145,000 of notes maturing on December 15, 2007 and substantial ongoing interest payment obligations. The Company incurred losses in 2006 due to a variety of factors, whether measured as gross profit, operating loss, loss from continuing operations or net loss. Despite a focus on conserving cash through strong control of working capital and capital investments which resulted in positive cash flow from operating activities in 2006, the cash flow improvement was not substantial enough to mitigate the cumulative impact of losses in both 2005 and 2006. Consequently, the Company does not have adequate liquidity or capital resources to service its debt and make all its scheduled interest payments as they come due.

The Company is engaged in active discussions with certain holders of its public notes and their advisors in respect of a possible capital restructuring and/or refinancing of its existing debt obligations. As part of this process, the Company announced on April 16, 2007 that it had entered into forbearance agreements with almost 90% of the holders of its 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012, its 8  5/8% Senior Notes with a stated maturity date of December 15, 2007 and its 11% Senior Subordinated Notes with a stated maturity date in 2009. Having received such agreements and in light of its ongoing discussions with Noteholders, the Company did not make the April 15, 2007 interest payment on its 9  3/8% Senior Subordinated Notes, the May 1, 2007 interest payment on its 11% Senior Subordinated Notes, or the June 15, 2007 interest payment on its 8  5/8% Senior Notes. The forbearance agreements are discussed further in Note 12. The Company did make the quarterly interest payment of $2,925 on the Senior Secured Floating Rate Notes in April 2007. The Company, with the support of its revolving credit facility lenders, also continues to have access to its revolving credit facility. At March 31, 2007, the Company had excess availability of $70,413 under its Senior Credit Facility.

The Indentures provide for a 30-day period in which the Company can cure a default. On May 15, 2007, the Company received notice from the Term Lenders of a cross default occurring within the Senior Credit Facility arising from the nonpayment of interest on the Notes detailed above. As a result, the Company will now pay a default interest rate spread of 2% in addition to the stated interest rate on the $80,000 Term Loan within the Senior Credit Facility.

On April 2, 2007, the Company filed Form 15 with the Securities and Exchange Commission (“SEC”) to notify them that the Company is no longer required to file reports under the Exchange Act. As a result, the Company will no longer be required to file periodic reports and certain forms with the SEC. The Company did not file a Form 10-K for its fiscal year ended December 31, 2006, which decision also is addressed in the scope of the forbearance agreements noted above. The Company will not file a Form 10-Q for the quarter ended March 31, 2007.

6

The Company was not in compliance with certain covenants on its debt agreements by not filing its Form 10-K for 2006 and not paying interest on the 9  3/8% Senior Subordinated Notes, the 11% Senior Subordinated Notes, and the 8  5/8% Senior Notes, which has given rise to a default under those agreements. Based on cross default provisions under the Company’s Senior Credit Facility, the Company’s actions could, under certain conditions, result in the demand by the Company’s lenders for acceleration of the repayment of certain debt. No Lender or Noteholder has made any acceleration demand as of the issuance of these condensed consolidated financial statements. However, because the eventual outcome of discussions between the Company and Noteholders is not certain, the Company has classified all such notes as current liabilities as of March 31,2007 and December 31, 2006.

On June 15, 2007, the Company announced that it had entered into a Plan Support Agreement with its Senior noteholders pursuant to which the noteholders have agreed to a financial restructuring plan that would reduce the Company’s debt obligations. It is likely that the plan will be implemented through a prepackaged Chapter 11 proceeding. There can be no assurances given that the plan can be consummated.

The Company’s future liquidity will depend on many factors including, but not limited to, the Company’s ongoing financial performance and operating cash flows, the result of any future capital restructuring or refinancing, the Company’s decision in respect of making future interest payments on its notes, the continued agreement of Noteholders to comply with the terms of the forbearance agreements, or factors which may affect the Company’s borrowing base or access to its revolving credit facility. Management has pursued, and will continue to pursue, various actions with the objective to maintain adequate liquidity and address its capital structure challenges.

3.	New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact SFAS No. 159 will have on the consolidated financial statements.

4.	Additional Balance Sheet Information

Cash and Cash Equivalents

All cash balances and highly liquid investments with maturity of ninety days or less when acquired are considered cash and cash equivalents. The carrying amount of cash equivalents approximates fair value.

Book overdrafts of approximately $189 and $3,409 at March 31, 2007 and December 31, 2006, respectively, are reflected in accounts payable.

Restricted Cash

On January 31, 2007, the Company entered into a Consent and Amendment No. 1 to Third Amended and Restated Loan Agreement (the “Amendment”) with its senior revolving and term loan

7

lenders authorizing the Diesel sale and related transactions. Under the Amendment, the first $50,000 of proceeds of the Diesel sale will be held in a restricted account, pledged as collateral to the Company’s senior secured lenders, and will be made available for withdrawal by the Company only with consent of the lenders under the Company’s Senior Credit Facility. The restricted cash is reflected in “Other current assets” at March 31, 2007 in the accompanying condensed consolidated balance sheets. For further information on the Diesel sale, see Note 6.

Allowance for Doubtful Accounts

The allowance for doubtful accounts was $3,650 and $3,341 at March 31, 2007 and December 31, 2006, respectively.

Inventories

The components of inventory were as follows:

	March 31, 2007	December 31, 2006
Raw material	$93,285	$97,368
Work-in-process	8,302	8,769
Finished goods	112,779	100,094

Total inventory	$214,366	$206,231

Other Liabilities and Accrued Expenses

The other liabilities and accrued expenses consist of the following:

	March 31, 2007	December 31, 2006
Current portion of customer obligations	$20,577	$21,790
Accrued warranty	40,061	41,156
Accrued core liability	13,499	14,501
Accrued wages and benefits	21,599	26,672
Other	45,098	47,234

Total other liabilities and accrued expenses	$140,834	$151,353

Warranty

The Company provides an allowance for the estimated future cost of product warranties and other defective product returns based on management’s estimate of product failure rates and customer eligibility. If these factors differ from management’s estimates, revisions to the estimated warranty liability may be required. The specific terms and conditions of the warranties vary depending upon the customer and the product sold. In 2006, the Company experienced an unusual increase in warranty returns for a limited class of heavy-duty products primarily made in prior years. Accordingly, the Company revised its estimate and recorded an increase of $11,400 to its warranty obligation. In addition in 2006, the electrical aftermarket operations changed its estimate by $4,900 primarily relating to the warranty experience at UPC. The Company’s warranty liability is reflected in “Other liabilities and accrued expenses” in the accompanying condensed consolidated balance sheets. Changes to the Company’s warranty liability, excluding discontinued operations, are summarized as follows:

8

	March 31, 2007	December 31, 2006
Balance at beginning of period	$41,156	$19,975
Provision for warranty	14,426	75,960
Payments and charges against the accrual	(15,521)	(54,779)

Balance at end of period	$40,061	$41,156

Other Non-Current Liabilities

The other non-current liabilities consist of the following:

	March 31, 2007	December 31, 2006
Customer obligations	$34,367	$36,739
CVC management fee	1,250	1,250
Other	1,930	2,701

Total non-current liabilities	$37,547	$40,690

5.	Acquisitions

In 2006, the Company made cash payments totaling $2,101 relative to the acquisition of Delphi Corporation’s (“Delphi”) light vehicle alternator business.

6.	Discontinued Operations

Selected financial information for discontinued operations for the three months ended March 31 is as follows:

	2007	2006
Net sales	$13,110	$41,263
Interest expense	882	2,825
Income before tax	602	2,709
Income tax expense	—	18

Net income	$602	$2,691

Gain on Disposal of Discontinued Operations

On February 5, 2007, the Company completed the sale of substantially all assets and certain of the liabilities of its Diesel business to Caterpillar, Inc. and Caterpillar Reman Acquisition LLC (“CAT”). In 2007, the Company recorded net cash proceeds of $153,200, a receivable of $4,481 and a gain of $96,332, net of income taxes and deal-related costs, subject to post-closing adjustments. The Company’s Senior Credit Facility was amended to reflect the sale of the Diesel business. In addition, cash proceeds of $50,000 from the sale is held in a restricted account, pledged as collateral to the Company’s senior secured lenders, and made available for withdrawal by the Company only with consent of the lenders under the Senior Credit Facility. Absent consent for withdrawal, the funds will likely be used to pay down Senior debt within one year.

An additional gain of $47 related to other discontinued operations was recorded in the first quarter of 2007.

9

7.	Restructuring Charges

The Company’s restructuring activities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) and the Emerging Issues Task Force (“EITF”) Issue 95-03, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-03”).

Continuing Operations

A total charge of $557 was recorded for the first quarter of 2007. This charge consisted of employee termination benefits of $382 and lease termination costs of $175 mainly relating to the following actions undertaken in 2007:

•	Closure of two facilities in the Company’s remanufacturing operations and a reduction in workforce of approximately 156 employees.

•	Closure of an electrical aftermarket facility and a reduction in workforce of approximately 17 employees.

Cash payments during the first quarter of 2007 consisted of $15 for the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) settlement reached in January 2006 and $2,057 for other previously announced restructuring actions. For more information on the UAW settlement see Note 11.

The following table summarizes the activity in the restructuring accrual of continuing operations in the first quarter of 2007:

	Termination Benefits	Exit/ Impairment Costs	Total
Reserve at December 31, 2006	$2,959	$2,421	$5,380
Provision	382	175	557
Payments	(1,867)	(205)	(2,072)

Reserve at March 31, 2007	$1,474	$2,391	$3,865

8.	Employee Benefit Plans

The components of expense for the plans for the three months ended March 31 are as follows:

	Pension Benefits		Post-Retirement Health Care and Life Insurance Plans
Components of expense	2007	2006	2007	2006
Service costs	$75	$487	$—	$93
Interest costs	664	672	254	275
Expected return on plan assets	(614)	(530)	—	—
Amortization of prior service cost	57	56	(222)	—
Recognized net actuarial loss	37	101	77	29

Net periodic pension cost	$219	$786	$109	$397

10

Cash Flows

The Company contributed $3,044 in the first quarter of 2007 and plans to contribute approximately $6,221 to its pension plans for all of 2007, The post-retirement health care plan is funded as benefits arc paid.

9.	Income Taxes

Income tax expense of $2,286 relating to continuing operations in the first quarter of 2007 consisted of deferred U.S. federal tax of $420 relating to goodwill amortization, domestic state and local income taxes of $162, and taxes in various foreign jurisdictions of $1,704. Income tax expense relating to discontinued operations was Federal alternative minimum tax of $610 relating to the gain on the Diesel sale. Income tax expense of $2,245 relating to continuing operations in the first quarter of 2006 consisted of a $547 provision for U.S. federal and stale deferred income taxes, domestic state and local taxes of $272 and taxes in various foreign jurisdictions of $1,426. In accordance with SFAS No. 109, Accounting for Income Taxes, the Company established a valuation allowance for the majority of its domestic U.S. deferred taxes in 2003. In 2006, the Company recorded a deferred tax valuation allowance for the remaining unreserved domestic income tax assets.

Given the liquidity environment the Company currently operates in, there could be certain matters that arise outside the Company’s control, which could limit the availability of net operating loss carryforwards to offset taxable income. For the three months ended March 31, 2007, the gain on the sale of the Diesel business assumes that currently existing net operating loss carryforwards will remain available to offset the 2007 taxable gain resulting from this sale.

The Company or its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to non-U.S. income tax examinations by tax authorities for years before 2002. The Company has tax attributes carried forward in the U.S. and various states that were generated beginning in 2001. These tax years remain subject to examination until the tax attributes are utilized; however, the Company is not subject to examination for years before 2001.

On January 1, 2007, the Company adopted FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 prescribes a recognition threshold that a tax position is required to meet before recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition rules. The adoption of FIN 48 did not result in any adjustment to the income tax accounts in the accompanying condensed consolidated balance sheets.

10.	Accumulated Other Comprehensive Income (Loss)

The Company’s other comprehensive income (loss) consists of unrealized net gains and losses on the translation of the assets and liabilities of its foreign operations, currency derivative instruments that qualify as hedges and unrecognized pension cost and post-retirement benefit. The before tax loss, related income tax effect and accumulated balance for the first quarter of 2007 are as follows:

	Foreign Currency Translation Adjustment	Unrealized Gains on Derivative Instruments	Unrecognized Pension Cost and Post- Retirement Benefit	Accumulated Other Comprehensive Income (Loss)
Balances at December 31, 2006	$6,603	$480	$(5,731)	$1,352
Before tax loss	(89)	(1,320)		(1,409)
Income tax effect	—	396	—	396

Other comprehensive loss	(89)	(924)	—	(1,013)

Balances at March 31, 2007	$6,514	$(444)	$(5,731)	$339

11

The Company’s total comprehensive income (loss) was as follows:

Three months ended March 31, 2007	$72,458
Three months ended March 31, 2006	$(4,041)

11.	Other Commitments and Contingencies

The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business, including those relating to commercial transactions, product liability, safety, health, taxes, environmental and other matters. The Company believes that the ultimate liability, if any, in excess of amounts already provided for in the financial statements or covered by insurance on the disposition of these matters and the matters discussed below will not have a material adverse effect on the financial position, results of operations or cash flows of the Company except as otherwise indicated.

GM Supply Agreements

On July 31, 1994, the Company, through a wholly owned subsidiary, Remy Inc. (formerly known as (“fka”) Delco Remy America, Inc.), purchased substantially all of the assets, other than facilities, and assumed certain liabilities of specific business activities of the Delco Remy Division of GM (the “GM Acquisition”). The specific business activities purchased are engaged in the design, manufacture, remanufacture and sale of heavy-duty starters and alternators, automotive starters, and related components.

Concurrent with the GM Acquisition, the Company entered into certain supply agreements with GM whereby the Company would be the sole-source supplier to GM for component parts manufactured by the Company at the date of the GM Acquisition. The supply agreement for automotive starters had an initial term of ten years, while the supply agreement for heavy-duty starters and alternators had an initial term of six years. In 1999, the Company and GM amended the agreement for the Company’s price of automotive products and extended the agreement term to July 31, 2008. In April 2002, the price and product offering was adjusted (as to price, technology and design) in accordance with the competitive clause of the original agreement. The Supply Agreement for heavy-duty products terminated on July 31, 2000. Sales to GM were not adversely affected by the termination and the Company now has the ability to provide an expanded heavy-duty product offering to GM and other customers. GM’s obligation to distribute the Company’s automotive aftermarket products terminates on July 31, 2008. The Company is in discussions with GM regarding new agreements for the Company’s product offerings.

12

HCS Pay Litigation

On January 16, 2006, the Company initiated litigation in the Circuit Court of Oakland County, Michigan against Hennessey Capital, LLC; HCSPay, LLC; and SurGen, LLC (the preceding three entities collectively are referred to as Hennessey) and against Surge Capital; Lancelot Investors Fund LP; Lancelot Investment Management, LLC; AGM II, LLC; and John Maselli (the preceding five entities collectively are referred to as Surge). This litigation seeks the return of approximately $6,083 that the Company believes is owed to it under a factoring agreement that it entered into with Hennessey plus punitive damages and costs. The Company alleges claims against Hennessey for breach of contract and breach of fiduciary duty. The Company alleges claims against Surge for conversion, unjust enrichment, declaratory judgment, and constructive trust and seeks the return of the Company’s funds plus punitive damages. The Company intends to pursue its claims vigorously. At March 31, 2007 and December 31, 2006 the Company had a net receivable recorded of $2,483 which is the Company’s estimate of realizable value related to this matter.

UAW Litigation

On April 16, 2003, the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) and its Local Union 662 filed suit against the Company and Remy, Inc. (“RI”), in Federal District Court in the Southern District of Indiana, Indianapolis Division. The lawsuit was filed under Section 301 of the Labor Management Relations Act, 29 U.S.C. Sec. 185, seeking enforcement of an expired Supplemental Unemployment Benefits plan (“SUB plan”). The plaintiffs alleged that the SUB plan provided supplemental unemployment benefits for 52 weeks and separation pay in an amount exceeding $20,000 for employees who were terminated as a result of the closure of RI’s Anderson, Indiana production facilities at the end of March 2003. The plaintiffs also sought to enforce terminated provisions of a health care program, which the plaintiffs alleged that the plan provided the terminated employees with 25 months of continued hospital, surgical, medical, hearing aid, prescription drug, mental health, substance abuse and vision insurance coverage. The terminated employees were represented by the UAW and its Local Union 662 under various agreements, which expired on March 31, 2003. The lawsuit was filed shortly after the UAW membership failed to ratify RI’s last, best and final offer for a Shutdown Agreement. The UAW filed an amended complaint on July 8, 2003 to which the Company filed an answer on July 24, 2003. Motions for summary judgment filed by the parties were denied by the court in September 2005. On January 31, 2006, a final settlement agreement and release was entered into by the parties which fully resolved all of the allegations of the complaint. Under the terms of the settlement agreement, the Company and RI agreed to contribute approximately $5,250 to the SUB plan in return for a release of all claims alleged in the lawsuit, including any further obligations to fund the SUB plan. A restructuring charge of approximately $1,525 was recorded in the 4th quarter of 2005 related to this issue. The Company paid $5,724 in 2006 and $15 in the 1st quarter of 2007 related to this matter.

Prison Labor Matter

In January 2004, a class action on behalf of all prisoners who worked in a South Carolina Department of Corrections (“SCDC”) Services Training Program at Lieber Correctional Institute was brought against the SCDC and the Company’s former subsidiary Williams Technologies, Inc. (“Williams”), which was sold to Caterpillar, Inc., in September 2004. The Plaintiffs claim that (a) they should have been paid industry prevailing wages under a South Carolina prison industries authorization statute, (b) the SCDC and Williams violated the Payment of Wages Act and (c) the SCDC and Williams committed a tort under the South Carolina Tort Claims Act. Under the terms of the sale, the Company retained liability and responsibility for this claim. The Circuit Court for

13

Dorchester County granted summary judgment to the Company on April 21, 2005, and decertified the Plaintiff class. The Company was notified the plaintiff’s appeal was dismissed in February 2007. The plaintiff has requested a rehearing.

Import/Export Matters

The Company continues to operate globally to take advantage of global economic conditions and related cost structures. The Company is subject to various duties and import/export taxes. The Company actively reviews its import/export processes in North America, Europe and Asia to verify the appropriate import duty classification, value and duty rate, including import value added tax. As part of this review process, the Company identified a potential exposure related to customs duties in the U.S. Upon resolution of these interpretations, duties due from the Company will range from $0 to $12,200. The Company has paid approximately $1,000 and accrued approximately $8,000 as of March 31,2007 and December 31, 2006 related to this issue.

Franklin Power Products Facility

In September 2000, one of Franklin Power Products, Inc.’s Indiana facilities received a Finding of Violation and Order for Compliance (the “Order”) from the EPA requiring the facility to correct violations of its wastewater discharge permits. Franklin Power Products, Inc. has installed waste water treatment equipment and is in compliance with the terms of the Order and has eliminated the discharge. In July 2004, the Company and Franklin Power Products, Inc. entered into an agreement with the U.S. Department of Justice on behalf of the EPA, which tolled the statute of limitations on the EPA’s potential claim for penalties. Since that time, the Company has been cooperating with the EPA by providing additional information and has entered into settlement negotiations with the EPA and the Department of Justice. On April 12, 2006, the EPA and the Company reached a settlement for $851 and entered into a consent decree to resolve this matter. In July 2006, the Company paid the $851.

Environmental Indemnification

Two real estate properties located in Franklin County, Indiana were sold—the Forsythe Street property was sold in the fourth quarter of 2006, and the Hurricane Road property was sold in the first quarter of 2007. Environmental indemnification agreements were provided by the Company for losses not to exceed $1,300 and $1,000, respectively, resulting from or otherwise attributable to the presence of hazardous substances in, on or surrounding the property. The estimated present value of these obligations is $200 and is reflected in “Liabilities of discontinued operations” in the accompanying condensed consolidated balance sheets at March 31, 2007 and December 31, 2006.

Debt Restructuring Activities

The Company has entered into agreements with several professional firms to provide assistance with debt restructuring, cash management and financial projections. These agreements contain provisions requiring payments upon completion of certain initiatives, as defined by each agreement. Some of these agreements could result in significant cash payments. The amount expensed relating to these activities for the three months ended March 31, 2007 was $6,518.

14

12.	Subsequent Events

Reporting to the Securities and Exchange Commission

On April 2, 2007, the Company filed Form 15 with the Securities and Exchange Commission (“SEC”) to notify them that the Company is no longer required to file reports under the Exchange Act. As a result, the Company will no longer be required to file periodic reports and certain forms with the SEC. The Company did not file a Form 10-K for its fiscal year ended December 31, 2006, which decision also is addressed in the scope of the forbearance agreements. The Company will not file a Form 10-Q for the quarter ended March 31, 2007.

Forbearance Agreement

On April 16, 2007, the Company announced that it had entered into forbearance agreements with holders of its 9 3/8% Senior Subordinated Notes with a stated maturity date in 2012, its 8 5/8% Senior Notes with a stated maturity date of December 15, 2007 and its 11% Senior Subordinated Notes with a stated maturity date of May 1, 2009. Therefore, the Company did not make the April 15, 2007 interest payment on its 9 3/8% Senior Subordinated Notes, the May 1, 2007 interest payment on its 11% Senior Subordinated Notes, or the June 15, 2007 interest payment on its 8 5/8% Senior Notes. The Company did, however, make the quarterly interest payment of $2,925 on the Senior Secured Floating Rate Notes in April 2007. The forbearance agreements provide that each Noteholder party thereto will forbear from exercising any remedy that such Noteholder would otherwise have as a result of defaults caused by the Company’s decision to file a Form 15 with the SEC and the nonpayment of interest on certain of the note issues. The forbearance agreements can be terminated by any Noteholder upon ten business days’ notice and automatically terminates on the acceleration of certain indebtedness of the Company, the commencement of enforcement action by a trustee under the Company’s indentures or by holders of more than 25% of the face amount of any issue of the notes or if the Company becomes the subject of a bankruptcy filing. The forbearance agreement is not binding on a transferee of any of the notes unless such transferee signs a counterpart of the forbearance agreement. The Company is in active discussions with its Lenders and Noteholders regarding the possible restructuring and refinancing of its debt obligations. The outcome of these discussions is uncertain. Sec Note 2 for further information.

Interest on Term Loan

The Indentures provide for a 30-day period in which the Company can cure a default. On May 15, 2007, the Company received notice from the Term Lenders of a cross default occurring within the Senior Credit Facility arising from the nonpayment of interest on the Notes detailed above. As a result, effective May 15, 2007, the Company will pay a default interest rate spread of 2% in addition to the stated interest rate on the $80,000 Term Loan within the Senior Credit Facility.

Debt Restructuring

On June 15, 2007, the Company announced that it had entered into a Plan Support Agreement with its Senior noteholders pursuant to which the noteholders have agreed to a financial restructuring plan that would reduce the Company’s debt obligations. It is likely that the plan will be implemented through a prepackaged Chapter 11 proceeding. There can be no assurances given that the plan can be consummated.

15

Financial Data for Quarter Ended June 30, 2007

Remy International, Inc. and Subsidiaries

Quarterly Report

(Unaudited)

For the Quarter ended June 30, 2007

The accompanying unaudited, condensed consolidated financial statements in this Quarterly Report should be read in conjunction with the financial statements and notes thereto included in the Remy International, Inc. Annual Report for the year ended

December 31, 2006.

1

Remy International, Inc. and Subsidiaries

Quarterly Report

(Unaudited)

For the Quarter ended June 30, 2007

2

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months		Six Months
IN THOUSANDS, For the three & six months ended June 30,	2007	2006	2007	2006
Net sales	$306,091	$328,977	$606,774	$639,303
Cost of goods sold	269,910	285,459	529,852	553,084

Gross profit	36,181	43,518	76,922	86,219

Selling, general and administrative expenses	31,103	34,587	65,486	67,222
Debt restructuring expense	9,923	—	16,441	—
Restructuring charge	779	2,948	1,335	3,894

Operating (loss) income	(5,624)	5,983	(6,340)	15,103

Interest expense	(20,774)	(18,052)	(41,119)	(35,718)

Loss from continuing operations before income taxes, minority interest and income from unconsolidated subsidiaries	(26,398)	(12,069)	(47,459)	(20,615)

Income tax expense	(1,900)	(1,028)	(4,188)	(3,273)
Minority interest	(273)	(166)	(511)	(330)
Income from unconsolidated subsidiaries	76	80	152	135

Net loss from continuing operations	(28,495)	(13,183)	(52,006)	(24,083)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	(70)	2,779	531	5,473
Gain (loss) on disposal of discontinued operations, net of tax	(623)	108	95,757	215

Net (loss) income from discontinued operations, net of tax	(693)	2,887	96,288	5,688

Net (loss) income attributable to common stockholders	$(29,188)	$(10,296)	$44,282	$(18,395)

See notes to the condensed consolidated financial statements.

3

Remy International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

IN THOUSANDS, At	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$20,445	$28,378
Trade accounts receivable, net	172,391	163,565
Other receivables	24,634	19,776
Inventories	214,563	206,231
Deferred income taxes	1,399	1,405
Assets of discontinued operations	—	94,013
Other current assets	58,976	4,456

Total current assets	492,408	517,824

Property, plant and equipment	317,701	361,165
Less accumulated depreciation	(173,392)	(207,690)

Property, plant and equipment, net	144,309	153,475

Deferred financing costs, net	8,412	9,665
Goodwill, net	113,374	113,374
Investments in unconsolidated subsidiaries	2,637	2,485
Other assets	45,277	46,005

Total assets	$806,417	$842,828

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$163,728	$187,748
Accrued interest	32,039	10,553
Accrued restructuring	2,261	4,044
Liabilities of discontinued operations	2,995	50,083
Other liabilities and accrued expenses	139,831	151,353
Current maturities of long-term debt	749,258	758,003

Total current liabilities	1,090,112	1,161,784

Long-term debt, net of current portion	15,689	17,649
Post-retirement benefits other than pensions	13,973	14,312
Accrued pension benefits	8,207	11,441
Accrued restructuring	1,041	1,336
Deferred income taxes	6,577	5,864
Other non-current liabilities	35,106	40,690
Commitments and contingencies Minority interest	4,978	4,698

Stockholders’ deficit:
Common stock:
Class B shares	3	3
Paid-in capital	334,336	334,336
Retained deficit	(706,353)	(750,637)
Accumulated other comprehensive income	2,748	1,352

Total stockholders’ deficit	(369,266)	(414,946)

Total liabilities and stockholders’ deficit	$806,417	$842,828

See notes to the condensed consolidated financial statements.

4

Remy International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

IN THOUSANDS, For the six months ended June 30,	2007	2006
Cash Flows from Operating Activities:
Net income (loss) attributable to common stockholders	$44,282	$(18,395)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income from discontinued operations, net of tax	(531)	(5,473)
Gain on disposal of discontinued operations, net of tax	(95,757)	(215)
Depreciation and amortization	15,853	15,148
Amortization of deferred financing costs	2,586	2,103
Minority interest and income from unconsolidated subsidiaries, net	359	1,525
Deferred income taxes	705	249
Accrued pension and post-retirement benefits, net	(3,573)	1,890
Restructuring charge	913	3,738
Cash payments for restructuring charges	(2,991)	(9,052)
Changes in operating assets and liabilities, net of acquisitions and restructuring charges:
Accounts receivable	(7,995)	(25,803)
Inventories	(11,672)	(369)
Accounts payable	(25,195)	25,577
Other current assets and liabilities	7,036	7,454
Other non-current assets and liabilities, net	(4,486)	(7,320)

Net cash used in operating activities of continuing operations	(80,466)	(8,943)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	—	(2,101)
Net proceeds on sale of assets and businesses	153,985	215
Purchases of property, plant and equipment	(6,376)	(8,090)

Net cash provided by (used in) investing activities of continuing operations	147,609	(9,976)

Cash Flows from Financing Activities:
Retirement of debt	(95,406)	—
Net borrowings under revolving line of credit and other	82,846	18,790
Changes in book overdrafts, net	1,175	(3,079)
Distributions to minority interests	(354)	(986)
Deferred financing costs	(1,805)	—
Funding in restricted escrow account	(53,213)	—

Net cash (used in) provided by financing activities of continuing operations	(66,757)	14,725

Cash Flows from Discontinued Operations:
Operating activities	(5,479)	5,976
Investing activities	(801)	(3,461)
Financing activities, distribution to minority interests	(2,503)	—

Net cash (used in) provided by discontinued operations	(8,783)	2,515

Effect of exchange rate changes on cash	464	239

Net decrease in cash and cash equivalents	(7,933)	(1,440)
Cash and cash equivalents at beginning of year	28,378	20,022

Cash and cash equivalents at end of period	$20,445	$18,582

See notes to the condensed consolidated financial statements.

5

Remy International, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Amounts in thousands, except as indicated)

Quarters Ended June 30, 2007 and 2006 and Year Ended December 31, 2006

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited, condensed consolidated financial statements in this Quarterly Report should be read in conjunction with the financial statements and notes thereto included in the Remy International, Inc., (the “Company”) Annual Report for the year ended December 31, 2006. The unaudited, condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the six-month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for the full year. The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles for complete financial statements. The Company has not materially changed its significant accounting policies from those disclosed in its Annual Report for the year ended December 31, 2006. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2006.

2.	Business, Industry, General Economic Conditions and Liquidity

Remy International, Inc. is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. The Company also provides core exchange services. The Company sells its products worldwide primarily under the “Delco Remy” brand name, the “Remy” brand name, the “World Wide Automotive” brand name and our customers’ widely recognized private label brand names. The Company’s products include starters and alternators and are principally sold or distributed to original equipment manufacturers (“OEMs”) for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company sells its products principally in North America, Europe, Latin America and Asia-Pacific.

The Company believes it is the largest supplier in the world of remanufactured starters and alternators for the aftermarket. The Company’s remanufacturing operations obtain failed products, commonly known as cores, from its customers as returns. These cores are an essential material needed for the remanufacturing operations. The Company also provides exchange services for cores for third party aftermarket remanufacturers. At the time of the Company’s separation from General Motors Corporation (“GM”) in August 1994, the Company was predominantly a North American original equipment manufacturer with a majority of the 1995 sales derived from GM. Since that time, the Company has become a low cost, global manufacturer and remanufacturer with a more balanced business mix between the aftermarket and the original equipment market.

In general, the Company’s business is influenced by the underlying trends in the automobile, light truck, and heavy-duty truck, construction and industrial markets. The Company has been able to reduce the cyclical nature of some of its businesses with the diversity of OEM markets between the automotive, heavy duty truck and industrial markets by focusing on the aftermarket business.

6

The automotive parts market is highly competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. Most OEMs and aftermarket distributors source parts from one or two suppliers and the Company competes with a number of companies who supply automobile manufacturers throughout the world.

While the Company has liquidity to finance its ongoing operations, it faces a legacy of significant leverage including $145,000 of notes maturing on December 15, 2007 and substantial ongoing interest payment obligations. The Company incurred losses in 2006 due to a variety of factors, whether measured as gross profit, operating loss, loss from continuing operations or net loss. Despite a focus on conserving cash through strong control of working capital and capital investments which resulted in positive cash flow from operating activities in 2006, the cash flow improvement was not substantial enough to mitigate the cumulative impact of losses in both 2005 and 2006. Consequently, the Company does not have adequate liquidity or capital resources to service its debt and make all its scheduled interest payments as they come due.

The Company is engaged in active discussions with certain holders of its notes and their advisors in respect of a possible capital restructuring and/or refinancing of its existing debt obligations. The outcome of these discussions is uncertain. As part of this process, the Company announced on April 16, 2007 that it had entered into forbearance agreements with almost 90% of the holders of its 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012, its 8  5/8% Senior Notes with a stated maturity date of December 15, 2007 and its 11% Senior Subordinated Notes with a stated maturity date in 2009. The forbearance agreements provide that each Noteholder party thereto will forbear from exercising any remedy that such Noteholder would otherwise have as a result of defaults caused by the Company’s decision to file a Form 15 with the SEC and the nonpayment of interest on certain of the note issues. The forbearance agreements can be terminated by any Noteholder upon ten business days’ notice and automatically terminates on the acceleration of certain indebtedness of the Company, the commencement of enforcement action by a trustee under the Company’s indentures or by holders of more than 25% of the face amount of any issue of the notes or if the Company becomes the subject of a bankruptcy filing. The forbearance agreement is not binding on a transferee of any of the notes unless such transferee signs a counterpart of the forbearance agreement. Having received such agreements and in light of its ongoing discussions with Noteholders, the Company did not make the April 15, 2007 interest payment on its 9  3/8% Senior Subordinated Notes, the May 1, 2007 interest payment on its 11% Senior Subordinated Notes, and the June 15, 2007 interest payment on its 8  5/8% Senior Notes. The Company did make two quarterly interest payments on the Senior Secured Floating Rate Notes in April 2007 and July 2007. The Company, with the support of its revolving credit facility lenders, also continues to have access to its revolving credit facility. There is significant fluctuation in excess availability during the month. At June 30, 2007, the Company had excess availability of $43,724 under its Senior Credit Facility.

The Indentures provide for a 30-day period in which the Company can cure a default. On May 15, 2007, the Company received notice from the Term Lenders of a cross default occurring within the Senior Credit Facility arising from the nonpayment of interest on the Notes detailed above. As a result, effective May 15, 2007, the Company began paying a default interest rate spread of 2% in addition to the stated interest rate on the $80,000 Term Loan within the Senior Credit Facility.

On April 2, 2007, the Company filed Form 15 with the Securities and Exchange Commission (“SEC”) to notify them that the Company is no longer required to file reports under the Exchange Act. As a result, the Company will no longer be required to file periodic reports and certain forms with the SEC. The Company

7

did not file a Form 10-K for its fiscal year ended December 31, 2006, which decision also is addressed in the scope of the forbearance agreements noted above. The Company did not file a Form 10-Q for the quarter ended March 31, 2007 and will not file a Form 10-Q for the quarter ended June 30, 2007.

The Company was not in compliance with certain covenants on its debt agreements by not filing its Form 10-K for 2006 and not paying interest on the 9 3/8% Senior Subordinated Notes, the 11% Senior Subordinated Notes, and the 8 5/8% Senior Notes, which has given rise to a default under those agreements. Based on cross default provisions under the Company’s Senior Credit Facility, the Company’s actions could, under certain conditions, result in the demand by the Company’s lenders for acceleration of the repayment of certain debt. No Lender or Noteholder has made any acceleration demand as of the issuance of these condensed consolidated financial statements. However, because the eventual outcome of discussions between the Company and Noteholders is not certain, the Company has classified all such notes as current liabilities as of June 30, 2007 and December 31, 2006.

On June 15, 2007, the Company announced that it had entered into a Plan Support Agreement with its Senior Noteholders pursuant to which the Noteholders have agreed to a financial restructuring plan that would reduce the Company’s debt obligations. The agreement has been amended to extend the deadline for commencement of the Solicitation to September 14, 2007. On July 31, 2007, the Company obtained a binding commitment from Barclays Capital, the investment banking division of Barclays Bank PLC, to provide debtor-in-possession (DIP) financing of up to $225 million and $330 million of long-term exit financing upon emergence from Chapter 11 proceedings, subject to certain closing conditions and documentation. It is likely that the restructuring plan will be implemented through a prepackaged Chapter 11 proceeding. There can he no assurances that the plan can be consummated.

The Company’s future liquidity will depend on many factors including, but not limited to, the Company’s ongoing financial performance and operating cash flows, the result of any future capital restructuring or refinancing, the Company’s decision in respect of making future interest payments on its notes, the continued agreement of Noteholders to comply with the terms of the forbearance agreements, or factors which may affect the Company’s borrowing base or access to its revolving credit facility. Management has pursued, and will continue to pursue, various actions with the objective to maintain adequate liquidity and address its capital structure challenges.

3.	New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact SFAS No. 159 will have on the consolidated financial statements.

4.	Additional Balance Sheet Information

Cash and Cash Equivalents

All unrestricted cash balances and highly liquid investments with maturity of ninety days or less when acquired are considered cash and cash equivalents. The carrying amount of cash equivalents approximates fair value.

8

Book overdrafts of approximately $4,584 and $3,409 at June 30, 2007 and December 31, 2006, respectively, are reflected in accounts payable.

Restricted Cash

On January 31, 2007, the Company entered into a Consent and Amendment No. 1 to Third Amended and Restated Loan Agreement (the “Amendment”) with its senior revolving and term loan lenders authorizing the Diesel sale and the sale of certain manufacturing and related assets. Under the Amendment, $53,213 of proceeds from these transactions will be held in a restricted account, pledged as collateral to the Company’s senior secured lenders, and will be made available for withdrawal by the Company only with consent of the lenders under the Company’s Senior Credit Facility. Absent consent for withdrawal, the funds will likely be used to pay down Senior debt within one year. The restricted cash is reflected in “Other current assets” at June 30, 2007 in the accompanying condensed consolidated balance sheets. For further information on the sale of Diesel and certain other assets, see Note 6 and 7.

Allowance for Doubtful Accounts

The allowance for doubtful accounts was $4,731 and $3,341 at June 30, 2007 and December 31, 2006, respectively.

Inventories

The components of inventory were as follows:

	June 30, 2007	December 31, 2006
Raw material	$89,486	$97,368
Work-in-process	7,473	8,769
Finished goods	117,604	100,094

Total inventory	$214,563	$206,231

Other Liabilities and Accrued Expenses

The other liabilities and accrued expenses consist of the following:

	June 30, 2007	December 31, 2006
Current portion of customer obligations	$18,705	$21,790
Accrued warranty	38,061	41,156
Accrued core liability	13,404	14,501
Accrued wages and benefits	22,752	26,672
Other	46,909	47,234

Total other liabilities and accrued expenses	$139,831	$151,353

Warranty

The Company provides an allowance for the estimated future cost of product warranties and other defective product returns based on management’s estimate of product failure rates and customer eligibility. If these factors differ from management’s estimates, revisions to the estimated warranty liability may be required. The specific terms and conditions of the warranties vary depending upon the customer and the product sold. In 2006, the Company experienced an unusual increase in warranty returns for a limited class of heavy-duty products primarily made in prior years. Accordingly, the Company revised its estimate and recorded an increase of $11,400 to its warranty obligation. In addition in 2006, the electrical aftermarket

9

operations changed its estimate by $4,900 primarily relating to the warranty experience at Unit Parts Company, “UPC”. The Company’s warranty liability is reflected in “Other liabilities and accrued expenses” in the accompanying condensed consolidated balance sheets. Changes to the Company’s warranty liability, excluding discontinued operations, are summarized as follows:

	June 30, 2007	December 31, 2006
Balance at beginning of period	$41,156	$19,975
Provision for warranty	27,072	75,960
Payments and charges against the accrual	(30,167)	(54,779)

Balance at end of period	$38,061	$41,156

Other Non-Current Liabilities

The other non-current liabilities consist of the following:

	June 30, 2007	December 31, 2006
Customer obligations	$32,025	$36,739
CVC management fee	1,250	1,250
Other	1,831	2,701

Total non-current liabilities	$35,106	$40,690

5.	Acquisitions

In 2006, the Company made cash payments totaling $2,101 relative to the acquisition of Delphi Corporation’s (“Delphi”) light vehicle alternator business.

6.	Discontinued Operations

Selected financial information for discontinued operations for the six months ended June 30 is as follows:

	2007	2006
Net sales	$13,110	$84,464
Interest expense	882	5,649
Income before tax	531	5,522
Income tax expense	—	49

Net income	$531	$5,473

Gain on Disposal of Discontinued Operations

On February 5, 2007, the Company completed the sale of substantially all assets and certain of the liabilities of its Diesel business to Caterpillar, Inc. and Caterpillar Reman Acquisition LLC (“CAT”). In 2007, the Company recorded net cash proceeds of $146,931, a receivable of $4,481 and a gain of $95,542, net of income taxes and deal-related costs, subject to post-closing adjustments.

A gain related to discontinued operations and additional cash proceeds of $215 were recorded in the six months ended June 30, 2007 and 2006, respectively.

10

7.	Sale of Certain Assets

On June 25, 2007, in connection with entering into a contract manufacturing agreement, the Company sold certain manufacturing and related assets located in North America for $7,166. The Company received $6,466 in cash. The deferred gain of $1,650 relative to this transaction will be amortized over the 15 year initial term of the agreement. In addition, a building also located in North America was sold in January 2007 for net proceeds of $373.

8.	Restructuring Charges

The Company’s restructuring activities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) and the Emerging Issues Task Force (“EITF”) Issue 95-03, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-03”).

Total restructuring charges relating to continuing operations of $1,335 was recorded during the first six months of 2007. This charge consisted of employee termination benefits of $781, lease termination costs of $132 and asset impairments of $422, mainly relating to the following actions undertaken in 2007:

•	Closure of two facilities in the Company’s remanufacturing operations and a reduction in workforce of approximately 156 employees.

•	Closure of an electrical aftermarket facility and a reduction in workforce of approximately 17 employees.

•	Closure of an office building in Anderson.

Cash payments during the first six months of 2007 consisted of $21 for the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) settlement reached in January 2006 and $2,970 for other previously announced restructuring actions. For more information on the UAW settlement see Note 11.

The following table summarizes the activity in the restructuring accrual of continuing operations in the first six months of 2007:

	Termination Benefits	Exit/ Impairment Costs	Total
Reserve at December 31, 2006	$2,959	$2,421	$5,380
Provision	781	132	913
Payments	(2,388)	(603)	(2,991)

Reserve at June 30, 2007	$1,352	$1,950	$3,302

The following table reconciles the restructuring provisions appearing in the above table with the total charges appearing in the consolidated statements of operations for the six months ended June 30, 2007:

Provision charged to the accrual	$913
Write-down of long-lived assets	422

Total provision	$1,335

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9.	Employee Benefit Plans

The components of expense for the three-month and six-month periods ended June 30, 2007 and 2006 for the plans are as follows:

Pension Benefits

	Three Months		Six Months
Components of expense	2007	2006	2007	2006
Service costs	$75	$773	$149	$1,260
Interest costs	664	690	1,328	1,362
Expected return on plan assets	(614)	(529)	(1,228)	(1,059)
Amortization of prior service cost	57	56	114	112
Recognized net actuarial loss	37	104	75	205
Curtailments	—	(28)	—	(28)

Net periodic pension cost	$219	$1,066	$438	$1,852

Post-Retirement Health Care

and Life Insurance Plans

	Three Months		Six Months
Components of expense	2007	2006	2007	2006
Service costs	$—	$93	$—	$186
Interest costs	254	288	508	563
Expected return on plan assets	—	—	—	—
Amortization of prior service cost	(222)	—	(445)	—
Recognized net actuarial loss	77	35	153	64
Curtailments	—	—	—	—

Net periodic pension cost	$109	$416	$216	$813

Cash Flows

The Company contributed $3,925 in the first six months of 2007 and plans to contribute approximately $6,221 to its pension plans for all of 2007. The post-retirement health care plan is funded as benefits are paid.

10.	Income Taxes

Income tax expense of $4,188 relating to continuing operations for the first six months ending June 30, 2007 consisted of deferred U.S. federal tax of $840 relating to goodwill amortization, domestic state and local income taxes of $349, and taxes in various foreign jurisdictions of $2,999. Income tax expense relating to discontinued operations was Federal alternative minimum tax of $1,196 and domestic state and local income taxes of $204 relating to the gain on the Diesel sale. Income tax expense of $3,273 relating to continuing operations as of the second quarter of 2006 consisted of a $1,093 provision for U.S. federal and state deferred income taxes, domestic current state and local taxes of $361 and taxes in various foreign jurisdictions of $1,819. In accordance with SFAS No. 109, Accounting for Income Taxes, the Company has established a valuation allowance for its domestic U.S. income tax assets.

Given the liquidity environment the Company currently operates in, there could be certain matters that arise outside the Company’s control, which could limit the availability of net operating loss carryforwards to offset taxable income. For the six months ended June 30, 2007, the gain on the sale of the Diesel business assumes that currently existing net operating loss carryforwards will remain available to offset the 2007 taxable gain resulting from this sale.

12

The Company or its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to non-U.S. income tax examinations by tax authorities for years before 2002. The Company has tax attributes carried forward in the U.S. and various states that were generated beginning in 2001. These tax years remain subject to examination until the tax attributes are utilized; however, the Company is not subject to examination for years before 2001.

On January 1, 2007, the Company adopted FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of SFAS No. 109. FIN 48 prescribes a recognition threshold that a tax position is required to meet before it can be recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition rules. The adoption of FIN 48 did not result in any adjustment to the income tax accounts in the accompanying condensed consolidated balance sheets.

11.	Accumulated Other Comprehensive Income (Loss)

The Company’s other comprehensive income (loss) consists of unrealized net gains and losses on the translation of the assets and liabilities of its foreign operations, currency derivative instruments that qualify as hedges and unrecognized pension cost and post-retirement benefit. The before tax loss, related income tax effect and accumulated balance for the first six months of 2007 are as follows:

	Foreign Currency Translation Adjustment	Unrealized Gains on Derivative Instruments	Unrecognized Pension Cost and Post- Retirement Benefit	Accumulated Other Comprehensive Income (Loss)
2007 Summary:
Balances at December 31, 2006	$6,603	$480	$(5,731)	$1,352
Before tax loss	(89)	(1,320)	—	(1,409)
Income tax effect	—	396	—	396

Other comprehensive loss	(89)	(924)	—	(1,013)

Balance at March 31, 2007	$6,514	(444)	(5,731)	339
Before tax income	2,050	513	—	2,563
Income tax effect	—	(154)	—	(154)

Other comprehensive income	2,050	359	—	2,409

Balances at June 30, 2007	$8,564	$(85)	$(5,731)	$2,748

The Company’s total comprehensive (loss) income was as follows:

	Three Months		Six Months
	2007	2006	2007	2006
Total comprehensive (loss) income	(26,779)	(7,531)	45,678	(11,571)

12.	Other Commitments and Contingencies

The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business, including those relating to commercial transactions, product liability, safety, health, taxes, environmental and other matters. The Company believes that the ultimate liability, if any, in excess of amounts already provided for in the financial statements or covered by

13

insurance on the disposition of these matters and the matters discussed below will not have a material adverse effect on the financial position, results of operations or cash flows of the Company except as otherwise indicated.

GM Supply Agreements

On July 31, 1994, the Company, through a wholly owned subsidiary, Remy Inc. (formerly known as (“fka”) Delco Remy America, Inc.), purchased substantially all of the assets, other than facilities, and assumed certain liabilities of specific business activities of the Delco Remy Division of GM (the “GM Acquisition”). The specific business activities purchased were engaged in the design, manufacture, remanufacture and sale of heavy-duty starters and alternators, automotive starters, and related components.

Concurrent with the GM Acquisition, the Company entered into certain supply agreements with GM whereby the Company would be the sole-source supplier to GM for component parts manufactured by the Company at the date of the GM Acquisition. The supply agreement for automotive starters had an initial term of ten years, while the supply agreement for heavy-duty starters and alternators had an initial term of six years. In 1999, the Company and GM amended the agreement for the Company’s price of automotive products and extended the agreement term to July 31, 2008. In April 2002, the price and product offering was adjusted (as to price, technology and design) in accordance with the competitive clause of the original agreement. The Supply Agreement for heavy-duty products terminated on July 31, 2000. Sales to GM were not adversely affected by the termination and the Company now has the ability to provide an expanded heavy-duty product offering to GM and other customers. GM’s obligation to distribute the Company’s automotive aftermarket products terminates on July 31, 2008. For more information relating to GM, see Note 13.

HCS Pay Litigation

On January 16, 2006, the Company initiated litigation in the Circuit Court of Oakland County, Michigan against Hennessey Capital, LLC; HCSPay, LLC; and SurGen, LLC (the preceding three entities collectively are referred to as Hennessey) and against Surge Capital; Lancelot Investors Fund LP; Lancelot Investment Management, LLC; AGM II, LLC; and John Maselli (the preceding five entities collectively are referred to as Surge). This litigation seeks the return of approximately $6,083 that the Company believes is owed to it under a factoring agreement that it entered into with Hennessey plus punitive damages and costs. The Company alleges claims against Hennessey for breach of contract and breach of fiduciary duty. The Company alleges claims against Surge for conversion, unjust enrichment, declaratory judgment, and constructive trust and seeks the return of the Company’s funds plus punitive damages. The Company intends to pursue its claims vigorously. At June 30, 2007 and December 31, 2006 the Company had a net receivable recorded of $2,483 which is the Company’s estimate of realizable value related to this matter.

Prison Labor Matter

In January 2004, a class action on behalf of all prisoners who worked in a South Carolina Department of Corrections (“SCDC”) Services Training Program at Lieber Correctional Institute was brought against the SCDC and the Company’s former subsidiary Williams Technologies, Inc. (“Williams”), which was sold to Caterpillar, Inc., in September 2004. The Plaintiffs claim that (a) they should have been paid industry prevailing wages under a South Carolina prison industries authorization statute, (b) the SCDC and Williams violated the Payment of Wages Act and (c) the SCDC and Williams committed a tort under the South Carolina Tort Claims Act. Under the terms of the sale, the Company retained liability and responsibility for this claim. The Circuit Court for Dorchester County granted summary judgment to the Company on April 21, 2005, and decertified the Plaintiff class. The Company was notified the plaintiff’s appeal was dismissed in February 2007. The plaintiff has requested a rehearing.

14

Import/Export Matters

The Company continues to operate globally to take advantage of global economic conditions and related cost structures. The Company is subject to various duties and import/export taxes. The Company actively reviews its import/export processes in North America, Europe and Asia to verify the appropriate import duty classification, value and duty rate, including import value added tax. As part of this review process, the Company identified a potential exposure related to customs duties in the U.S. Upon resolution of these interpretations, duties due from the Company will range from $0 to $12,200. The Company has paid approximately $1,000 and accrued approximately $8,000 as of June 30, 2007 and December 31, 2006 related to this issue.

Franklin Power Products Facility

In September 2000, one of Franklin Power Products, Inc.’s Indiana facilities received a Finding of Violation and Order for Compliance (the “Order”) from the EPA requiring the facility to correct violations of its wastewater discharge permits. Franklin Power Products, Inc. has installed wastewater treatment equipment and is in compliance with the terms of the Order and has eliminated the discharge. In July 2004, the Company and Franklin Power Products, Inc. entered into an agreement with the U.S. Department of Justice on behalf of the EPA, which tolled the statute of limitations on the EPA’s potential claim for penalties. Since that time, the Company has been cooperating with the EPA by providing additional information and has entered into settlement negotiations with the EPA and the Department of Justice. On April 12, 2006, the EPA and the Company reached a settlement for $851 and entered into a consent decree to resolve this matter. In July 2006, the Company paid the $851.

Environmental Indemnification

Two real estate properties located in Franklin County, Indiana were sold—the Forsythe Street property was sold in the fourth quarter of 2006, and the Hurricane Road property was sold in the first quarter of 2007. Environmental indemnification agreements were provided by the Company for losses not to exceed $1,300 and $1,000, respectively, resulting from or otherwise attributable to the presence of hazardous substances in, on or surrounding the property. The estimated present value of these obligations is $200 and is reflected in “Liabilities of discontinued operations” in the accompanying condensed consolidated balance sheets at June 30, 2007 and December 31, 2006.

Debt Restructuring Activities

The Company has entered into agreements with several professional firms to provide assistance with debt restructuring, cash management and financial projections. These agreements contain provisions requiring payments upon completion of certain initiatives, as defined by each agreement. These agreements have and will continue to result in significant expense and cash payments. The amount expensed relating to these activities for the six months ended June 30, 2007 was $16,441.

15

13.	Subsequent Events

Plan Support Agreement

On June 15, 2007, the Company announced that it had entered into a Plan Support Agreement with its Senior Noteholders pursuant to which the Noteholders have agreed to a financial restructuring plan that would reduce the Company’s debt obligations. On August 1, 2007, the Company amended the agreement to extend the deadline for commencement of the Solicitation to September 14, 2007. It is likely that the plan will be implemented through a prepackaged Chapter 11 proceeding. There can be no assurances given that the plan can be consummated.

Commitment for Financing Package

On July 30, 2007, the Company obtained a binding commitment from Barclays Capital, the investment banking division of Barclays Bank PLC, to provide debtor-in-possession (DIP) financing of up to $225 million and $330 million of long-term exit financing upon emergence from Chapter 11 proceedings, subject to certain closing conditions and documentation. A non-refundable facility fee was recorded as a deferred financing cost by the Company on July 30, 2007.

Agreement with General Motors

On July 31, 2007, the Company announced that it had reached agreements with GM with respect to the extension and enhancement of the Company’s existing supply relationship with GM. While certain aspects of the agreement will be implemented immediately, the agreement will become fully effective upon the consummation of the Company’s financial restructuring.

16

Financial Data for Year Ended December 31, 2006

Remy International, Inc.

Audited Financial Statements

December 31, 2006

REPORT OF INDEPENDENT AUDITORS

To the Shareholders and

Board of Directors of

Remy International, Inc.

We have audited the accompanying consolidated balance sheets of Remy International, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Remy International, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Remy International, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 1, the Company has incurred operating losses in 2006 and 2005 and has a working capital deficiency. In addition, the Company has not complied with certain covenants of its various debt agreements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2006 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As discussed in Notes 2 and 15 to the consolidated financial statements, effective December 31, 2006, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana

April 30, 2007

2

REMY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

IN THOUSANDS, Years ended December 31,	2006	2005	2004
Net Sales	$1,255,546	$1,115,305	$972,424
Cost of goods sold	1,137,654	979,662	783,057

Gross profit	117,892	135,643	189,367

Selling, general and administrative expenses	135,330	140,690	115,378
Impairment charges	28,606	13,917	—
Restructuring charges	7,966	4,472	1,006

Operating (Loss) Income	(54,010)	(23,436)	72,983

Interest expense	(73,022)	(61,605)	(51,214)
Loss on early extinguishment of debt	—	—	(7,939)

Income (loss) from continuing operations before income taxes, minority interest and income (loss) from unconsolidated subsidiaries	(127,032)	(85,041)	13,830

Income tax expense	(127)	(13,154)	(5,289)
Minority interest	(377)	(427)	(725)
Income (loss) from unconsolidated subsidiaries	(3,432)	208	(588)

Net (loss) income from continuing operations	(130,968)	(98,414)	7,228

Discontinued operations:
Income from discontinued operations, net of tax	8,021	504	5,285
Gain on disposal of discontinued operations, net of tax	430	926	43,911

Net income from discontinued operations, net of tax	8,451	1,430	49,196

Net (Loss) Income	(122,517)	(96,984)	56,424

Accretion for redemption of preferred stock	—	—	27,367

Net (loss) income attributable to common stockholders	$(122,517)	$(96,984)	$29,057

See notes to consolidated financial statements.

3

REMY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA, At December 31,	2006	2005
Assets:
Current assets:
Cash and cash equivalents	$28,378	$20,022
Trade accounts receivable (less allowance for doubtful accounts of $3,341 and $ 4,274)	163,565	157,933
Other receivables	19,776	13,537
Inventories	206,231	236,192
Deferred income taxes	1,405	1,155
Assets of discontinued operations	94,013	77,572
Other current assets	4,456	5,770

Total current assets	517,824	512,181

Property, plant and equipment	361,165	345,531
Less accumulated depreciation	207,690	181,887

Property, plant and equipment, net	153,475	163,644
Deferred financing costs, net	9,665	13,962
Goodwill, net	113,374	142,620
Investments in unconsolidated subsidiaries	2,485	5,917
Other assets	46,005	32,851

Total assets	$842,828	$871,175

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$187,748	$172,006
Accrued interest	10,553	8,906
Accrued restructuring	4,044	12,310
Liabilities of discontinued operations	50,083	39,981
Other liabilities and accrued expenses	151,353	105,562
Debt	758,003	27,501

Total current liabilities	1,161,784	366,266

Long-term debt, net of current portion	17,649	714,181
Post-retirement benefits other than pensions	14,312	15,850
Accrued pension benefits	11,441	13,140
Accrued restructuring	1,336	481
Deferred income taxes	5,864	10,390
Other non-current liabilities	40,690	50,030
Commitments and contingencies
Minority interest	4,698	5,148

Stockholders’ deficit:
Common stock:
Class B Shares par value $.001; authorized 6,000,000; issued 2,503,024.48	3	3
Paid-in capital	334,336	334,336
Retained deficit	(750,637)	(628,120)
Accumulated other comprehensive income (loss)	1,352	(10,530)

Total stockholders’ deficit	(414,946)	(304,311)

Total liabilities and stockholders’ deficit	$842,828	$871,175

See notes to consolidated financial statements.

4

REMY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

IN THOUSANDS	Class B Common Stock	Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Balances at December 31, 2003	$3	$—	$(560,193)	$(15,804)	$(575,994)

Recapitalization	—	334,336	—	—	334,336
Accretion for redemption of preferred stock	—	—	(27,367)	—	(27,367)
Net income	—	—	56,424	—	56,424
Foreign currency translation	—	—	—	9,840	9,840
Unrealized gains on derivative instruments	—	—	—	795	795
Minimum pension liability	—	—	—	(634)	(634)

Total comprehensive income					66,425

Balances at December 31, 2004	3	334,336	(531,136)	(5,803)	(202,600)

Net loss	—	—	(96,984)	—	(96,984)
Foreign currency translation	—	—	—	(4,684)	(4,684)
Unrealized gains on derivative instruments	—	—	—	398	398
Minimum pension liability	—	—	—	(441)	(441)

Total comprehensive loss					(101,711)

Balances at December 31, 2005	3	334,336	(628,120)	(10,530)	(304,311)

Net loss	—	—	(122,517)	—	(122,517)
Foreign currency translation	—	—	—	9,323	9,323
Unrealized gains on derivative instruments	—	—	—	(357)	(357)
Minimum pension liability/SFAS 158 adoption	—	—	—	2,916	2,916

Total comprehensive loss					(110,635)

Balances at December 31, 2006	$3	$334,336	$(750,637)	$1,352	$(414,946)

See notes to consolidated financial statements.

5

REMY INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS	2006	2005	2004
Cash Flows from Operating Activities:
Net (loss) income attributable to common stockholders	$(122,517)	$(96,984)	$29,057
Adjustments to reconcile net (loss) income to cash used in operating activities:
Discontinued operations	(8,451)	(1,430)	(49,196)
Depreciation and amortization	33,588	27,349	21,915
Amortization of deferred financing costs	4,297	3,438	3,855
Loss on early extinguishment of debt	—	—	7,939
Accretion for redemption of preferred stock	—	—	27,367
Minority interest and income from unconsolidated subsidiaries, net	3,809	219	1,313
Deferred income taxes	(4,945)	6,203	2,579
Accrued pension and post-retirement benefits, net	(187)	(2,389)	308
Restructuring charges	7,966	4,472	1,006
Cash payments for restructuring charges	(13,224)	(7,441)	(8,925)
Impairment charges	28,606	13,917	—
Mexico arbitration settlement	—	—	(13,622)
Changes in operating assets and liabilities, net of acquisitions and restructuring charges:
Accounts receivable	6,330	(6,808)	(5,420)
Inventories	22,481	8,703	(14,845)
Accounts payable	13,664	107	8,910
Other current assets and liabilities	39,111	(775)	(22,139)
Other non-current assets and liabilities, net	2,654	(25)	(3,153)

Net cash provided by (used in) operating activities of continuing operations	13,182	(51,444)	(13,051)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(2,101)	(57,641)	(25,517)
Net proceeds on sale of assets and businesses	767	10,693	104,653
Purchases of property, plant and equipment	(18,066)	(37,805)	(23,816)

Net cash (used in) provided by investing activities of continuing operations	(19,400)	(84,753)	55,320

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	77,600	275,000
Retirement of long-term debt	—	(12,500)	(200,000)
Net borrowings (repayments) under revolving line of credit and other	17,452	33,986	(62,654)
Changes in book overdrafts, net	(2,240)	1,001	2,102
Deferred financing costs	—	(2,476)	(15,032)
Distributions to minority interests	(986)	(2,382)	(1,010)

Net cash provided by (used in) financing activities of continuing operations	14,226	95,229	(1,594)

Cash Flows from Discontinued Operations:
Operating activities	5,246	2,389	684
Investing activities	(6,554)	(3,577)	(1,531)

Net cash used in discontinued operations	(1,308)	(1,188)	(847)

Effect of exchange rate changes on cash	1,656	(367)	1,510

Net increase (decrease) in cash and cash equivalents	8,356	(42,523)	41,338

Cash and cash equivalents at beginning of year	20,022	62,545	21,207

Cash and cash equivalents at end of year	$28,378	$20,022	$62,545

See notes to consolidated financial statements.

6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REMY INTERNATIONAL, INC. AND SUBSIDIARIES

AMOUNTS IN THOUSANDS, EXCEPT AS INDICATED

Years Ended December 31, 2006, 2005 and 2004

1. DESCRIPTION OF THE BUSINESS, LIQUIDITY AND GOING CONCERN

2004 Corporate Reorganization

Effective September 30, 2004, the stockholders of Remy International, Inc. (the “Company” or “RII”) formed a new holding company, Remy Worldwide Holdings, Inc. (“RWH”), to own all of the outstanding stock of the Company. The Company’s stockholders exchanged all of their stock for identical shares in RWH with the same number and class of shares and percentage ownership of RWH and the same relative rights and preferences in the equity value of RWH, as they previously held in the Company. As a result, the Company is now a wholly owned subsidiary of RWH and the stockholders of the Company became stockholders of RWH.

In conjunction with the formation of the new holding company, all of the outstanding shares of the Company’s Series A Preferred Stock were cancelled. The cancellation is reflected in the consolidated balance sheet as a reclassification of the Preferred Stock to Paid-in Capital, which increased stockholders’ equity by $334,336 and was the amount attributable to the outstanding Series A Preferred Stock as of September 30, 2004. Since the Company’s Series A Preferred Stock was cancelled effective October 1, 2004, the accretion of Preferred Stock dividends is no longer reflected in the Company’s financial statements and the Company’s former stockholders now hold preferred stock in RWH that continues to accrete at 12.0%. RWH has no assets or operations other than its 100% ownership of the Company.

Business

Remy International, Inc. is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles. The Company also provides core exchange services. The Company sells its products worldwide primarily under the “Delco Remy” brand name, the “Remy” brand name, the “World Wide Automotive” brand name and our customers’ widely recognized private label brand names. The Company’s products in continuing operations include starters and alternators and products in discontinued operations include remanufactured engines and certain new and remanufactured engine parts. These products are principally sold or distributed to original equipment manufacturers (“OEMs”) for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company sells its products principally in North America, Europe, Latin America and Asia-Pacific.

The Company believes it is the largest producer in the world of remanufactured starters and alternators for the aftermarket. The Company’s remanufacturing operations obtain failed products, commonly known as cores, from its customers as returns. These cores are an essential material needed for the remanufacturing operations. The Company also provides exchange services for cores for third party aftermarket remanufacturers. At the time of the Company’s separation from General Motors Corporation (“GM”) in August 1994, the Company was predominantly a North American original equipment manufacturer with a majority of the 1995 sales derived from GM. Since that time, the Company has become a low cost, global manufacturer and remanufacturer with a more balanced business mix between the aftermarket and the original equipment market.

In general, the Company’s business is influenced by the underlying trends in the automobile, light truck, and heavy-duty truck, construction and industrial markets. The Company has been able to reduce the cyclical nature of some of its businesses with the diversity of OEM markets between the automotive, heavy duty truck and industrial markets by focusing on its remanufacturing capabilities and its aftermarket business.

The automotive parts market is highly competitive. Competition is based primarily on quality of products, service, delivery, technical support and price. Most OEMs and aftermarket distributors source parts from one or two suppliers and the Company competes with a number of companies who supply automobile manufacturers throughout the world.

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Liquidity and Going Concern

The consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business. While the Company has sufficient liquidity to finance its ongoing operations, it faces a legacy of significant leverage including $145,000 of notes maturing on December 15, 2007 and substantial ongoing interest payment obligations. Following operating and net losses in 2005, the Company’s losses increased in 2006 due to a variety of factors, whether measured as gross profit, operating loss, loss from continuing operations or net loss. Despite a focus on conserving cash through strong control of working capital and capital investments which resulted in positive cash flow from operating activities in 2006, the cash flow improvement was not substantial enough to mitigate the cumulative impact of losses in both 2005 and 2006. Consequently, the Company does not have adequate liquidity or capital resources to service its debt and make all its scheduled interest payments as they come due.

As of April 30, 2007 (the “Report Date”), the Company was engaged in active discussions with certain holders of its public notes and their advisors in respect of a possible capital restructuring and/or refinancing of its existing debt obligations. As part of this process, the Company announced on April 16, 2007 that it had entered into forbearance agreements with almost 90% of the holders of its 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012, its 8  5/8% Senior Notes with a stated maturity date of December 15, 2007 and its 11% Senior Subordinated Notes with a stated maturity date in 2009. Having received such agreements and in light of its ongoing discussions with Noteholders, the Company did not make the April 15, 2007 interest payment on its 9  3/8% Senior Subordinated Notes. The Company also does not intend to make the interest payment on its 11% Senior Subordinated Notes which is due on May 1, 2007. The forbearance agreements are discussed further in Note 26. The Company, with the support of its revolving credit facility lenders, also continued to have access to its revolving credit facility as of the Report Date.

On April 2, 2007 the Company filed a Form 15 with the Securities and Exchange Commission (the “SEC”) providing notification the Company no longer will be required to file periodic reports with the SEC. Based on this notification, the Company elected not to file its annual report on Form 10-K for the year ended December 31, 2006, which decision also is addressed in the scope of the forbearance agreements noted above.

As of the Report Date, the Company was not in compliance with certain covenants on its debt agreements by not filing its Form 10-K for 2006 and not paying interest on the 9  3/8% Senior Subordinated Notes, which has given rise to a default under those agreements. Based on cross default provisions under the Company’s Senior Credit Facility, the Company’s actions could, under certain conditions, result in the demand by the Company’s lenders for acceleration of the repayment of certain debt. No Lender or Noteholder has made any acceleration demand as of the Report Date. However, because the eventual outcome of discussions between the Company and Noteholders is not certain, the Company has classified all such notes as current liabilities as of December 31, 2006.

It is not yet clear what specific actions the Company’s efforts towards effecting a recapitalization and/or refinancing may result in. Such actions could result in completion of the capital restructuring entirely in an out-of-court process pursuant to an exchange offer. It also is possible that such process could occur in court, including either a pre-packaged or pre-negotiated reorganization under Chapter 11 of the United States Bankruptcy Code. There can be no assurances given as to what actions the Company ultimately takes in its recapitalization effort, or whether a recapitalization can be consummated.

The Company’s future liquidity and ability to continue uninterrupted as a going concern will depend on many factors including, but not limited to, the Company’s ongoing financial performance and operating cash flows, the result of any future capital restructuring or refinancing, the Company’s decision in respect of making future interest payments on its notes, the continued agreement of Noteholders to comply with the terms of the forbearance agreements, or factors which may affect the Company’s borrowing base or access to its revolving credit facility. Management has pursued, and will continue to pursue, various actions with the objective to maintain adequate liquidity and address its capital structure challenges. However, there can be no assurances these efforts will be successful. Accordingly, the consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities, other than as discussed above, that may result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of RII and its subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. RII is a wholly owned subsidiary of Remy Worldwide Holdings, Inc. See Note 17 for further discussion.

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Certain prior year amounts have been reclassified to conform to the current year’s presentation. The Company has made reclassifications to the operating results, cash flows and balance sheets of all prior periods presented to reflect the effect of discontinued operations.

Use of Estimates

Preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the year. Actual results could differ from those estimates.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, ownership has transferred, the seller’s price to the buyer is fixed and determinable and collectability is reasonably assured. The Company adheres to Emerging Issues Task Force (“EITF”) 00-10, Accounting for Shipping and Handling Fees and Costs. Accordingly, the Company classifies shipping and handling costs billed to customers in net sales and shipping and handling costs in cost of sales.

Accounting for Remanufacturing Operations

Revenue

Remanufacturing is a process through which a failed or used component commonly known as cores are disassembled into subcomponents, cleaned, inspected, tested, combined with new subcomponents and reassembled into finished products. The remanufactured product billing includes the price of the remanufactured product referred to as “exchange value” and, with many customers, a deposit charge for the core. The deposit charged to the customer is excluded from revenue. Such deposits charged to customers totaled $292,543, $309,559, and $200,310 for continuing operations for the years ended December 31, 2006, 2005, and 2004, respectively. Upon receipt of a core the Company grants the customer a credit based on the core deposit value. The Company generally limits core returns based on the quantities of remanufactured product previously sold to each customer containing similar cores.

Core Liability

The Company records a liability for core returns (“Accrued core liability”) based on cores expected to be returned. This liability is recorded in “Other liabilities and accrued expenses” in the accompanying consolidated balance sheets. The liability represents the difference between the core deposit value to be credited to the customer and the core inventory value for the core being returned. If estimated returns and/or core value differ from management’s estimates, revisions to the estimated core liability may be required.

Core Inventory

Upon receipt of a core, the Company records inventory at lower of cost or fair market value. The value of cores is estimated to decline over the expected remaining life of the core. Therefore, core inventory value is evaluated on an ongoing basis by comparison to current prices obtained from core brokers. The devaluation of the core values is charged to cost of sales. Core inventory values decline on the basis of several economic factors, including market availability, seasonality and demand.

Customer Obligations

Customer obligations primarily relate to several customer contracts acquired initially through the acquisition of Unit Parts Company (“UPC”) and additional contracts entered into subsequently. These contracts designate the Company as the exclusive supplier to the respective customer, product line or distribution center and require the Company to issue credits to each respective customer over several years.

In addition, the Company has entered into arrangements with certain customers wherein the Company purchased the cores held in the customers’ inventory. The credits to be issued to these customers relating to the arrangements are recorded at net present value and are reflected as “Customer obligations”. These obligations are included in “Other liabilities and accrued expenses” and “Other non-current liabilities” in the accompanying consolidated balance sheets. The inventory owned by these customers, subsequent to the agreements, represents only the exchange value of the remanufactured product.

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Right of Core Return

In instances where the Company has entered into arrangements to purchase the cores held in the customers’ inventory or where the customer has not been charged a deposit for the core, the Company has the right to receive a core back from the customer for every finished unit supplied by the Company. The Company refers to these rights as “Core return rights” and they are included in “Other assets” in the accompanying consolidated balance sheets. The core return rights are valued based on the underlying core inventory values. The devaluation of these rights is charged to cost of sales. The Company settles with the customer on a periodic basis for the units that were sold by the customer for which cores have not been returned to the Company.

Research and Development

The Company incurs costs in connection with research and development programs that are expected to contribute to future earnings. Such costs are charged to selling, general and administrative expenses as incurred. The Company funded research and development expenses were approximately $22,100, $23,300 and $19,300 for the years ended December 31, 2006, 2005 and 2004, respectively.

The customer funded research and development expenses were approximately $6,299, $1,987 and $1,835 for the years December 31, 2006, 2005, and 2004, respectively.

Cash and Cash Equivalents

All cash balances and highly liquid investments with maturities of ninety days or less when acquired are considered cash and cash equivalents. The carrying amount of cash equivalents approximates fair value.

Book overdrafts of $3,409, $5,649 and $4,648 at December 31, 2006, 2005 and 2004, respectively, are reflected in accounts payable.

As of December 31, 2005, approximately $1,778 of cash at Remy Korea Limited, a wholly owned non guarantor subsidiary, was being held in escrow until the bi-lateral advanced pricing agreement between Remy Korea Limited and Remy International, Inc. was resolved. This $1,778 was included in cash and cash equivalents on the accompanying consolidated balance sheets at December 31, 2005. The U.S. and Korean authorities finalized this transfer pricing matter in 2006 and the cash was released from escrow.

Concentrations of Credit Risk and Other Risks

Substantially all of the Company’s trade accounts receivable are due from customers in the original equipment and aftermarket automotive industries, both in the U.S. and internationally. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company maintains allowances for doubtful customer accounts for estimated losses resulting from the inability of its customers to make required payments. The allowance for doubtful accounts is developed based on several factors including customers’ credit quality, historical write-off experience and any known specific issues or disputes which exist as of the balance sheet dates. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

The Company has entered into factoring agreements with various financial institutions to sell its accounts receivable under non-recourse agreements. The transactions were accounted for as a reduction in accounts receivable as the agreements transferred effective control over and risk related to the receivables to the buyers. At December 31, 2006, the Company had sold a significant amount of its accounts receivable and any change in the availability of these factoring arrangements could have a material adverse effect on the Company’s financial condition.

Reliance on Major Customers

The Company conducts a significant amount of business with General Motors Corporation (GM), Advance Auto Parts and AutoZone. Net sales to these customers relating to continuing operations in the aggregate represent 40.4%, 39.4% and 40.9% of consolidated net sales of the Company in 2006, 2005 and 2004, respectively. For more information refer to Notes 19 and 22.

Inventories

Inventories are carried at the lower of cost or market determined on the first-in, first-out (FIFO) method. The Company obtains cores primarily from its customers as returns and also by purchasing cores from vendors (core brokers). The Company evaluates inventories on a regular basis to identify inventory on hand that may be obsolete or in excess of current and future projected market demand. For inventory deemed to be obsolete or in excess of current and future projected market demand, the Company records an inventory reserve and a charge to cost of goods sold to reduce carrying cost to lower of cost or market.

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Property, Plant and Equipment

Property, plant and equipment are stated at cost and include certain expenditures for leased facilities. Major improvements that materially extend the useful life of property are capitalized. Expenditures for repairs and maintenance are expensed as incurred. Depreciation is calculated primarily using the straight-line method over the estimated useful lives of the related assets (15 to 40 years for buildings and 3 to 15 years for machinery and equipment). Capital leases and leasehold improvements are amortized over the period of the lease or the life of the property, whichever is shorter, with the amortization being reflected as a component of depreciation expense.

Valuation of Long-Lived Assets

The Company periodically evaluates the carrying value of long-lived assets, including intangible assets, when events or circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the fair market value of such asset is less than the related carrying value. Fair market value is determined primarily by discounting anticipated cash flows related to such asset at a rate commensurate with the risk involved. Asset write-downs are recorded as a charge to operations, based on the amount by which the carrying value exceeds the fair market value. For assets held for sale, impairment charges are further increased by costs to sell such assets. Long-lived assets to be disposed of other than by sale are considered held and used until disposal.

Asset Retirement Obligations

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, and the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 47, Accounting for Conditional Asset Retirement Obligations—An Interpretation of SFAS No. 143, the Company recognizes liabilities for asset retirement obligations primarily related to leased facilities. These recorded liabilities are not material.

Tooling

Tooling, which is included in machinery and equipment in the accompanying consolidated balance sheets, includes the costs to design and develop tools, dies, jigs and other items owned by the Company and used in the manufacture of products sold under long-term supply agreements. Tooling is amortized over the tool’s expected life. Tooling that involves new technology is expensed as incurred. Engineering, testing and other costs incurred in the design and development of products and product components are expensed as incurred.

Goodwill and Other Intangible Assets

Goodwill represents the excess of purchase price over fair value of the net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill and certain intangible assets are not amortized, but are tested for impairment at least annually. The Company performs its annual impairment review in the fourth quarter of each fiscal year, unless circumstances dictate more frequent assessments. The 2006 and 2005 annual impairment reviews resulted in impairment charges recorded in continuing operations of $28,606 and $13,917, respectively.

The cost of other intangible assets with determinable useful lives is amortized on a straight-line basis to reflect the pattern of economic benefit consumed, ranging from 1 to 12 years.

Foreign Currency Translation

Each of the Company’s foreign subsidiaries’ functional currency is its local currency, with the exception of our subsidiaries in Mexico for which the U.S. dollar is the functional currency because substantially all purchases and sales are denominated in U.S. dollars. Financial statements of foreign subsidiaries for which the functional currency is its local currency are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and at the average exchange rate for each year for revenue and expenses. Translation adjustments are recorded as a separate component of stockholders’ equity and reflected in other comprehensive income (loss) (“OCI”). For each of the Company’s foreign subsidiaries, gains and losses arising from transactions denominated in a currency other that the functional currency are included in the Statements of Operations.

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Derivative Financial Instruments

The Company reports all derivative financial instruments on the consolidated balance sheets at fair value and establishes criteria for the designation and effectiveness of hedging relationships.

In the normal course of business, operations of the Company are exposed to continuing fluctuations in foreign currency values, interest rates and commodity prices that can affect the cost of operating, investing and financing. Accordingly, the Company addresses a portion of these risks through a controlled program of risk management that includes the use of derivative financial instruments. The Company has historically used derivative financial instruments for the purpose of hedging currency and interest rate exposures, which exist as a part of ongoing business operations. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue derivative financial instruments for trading purposes. Management routinely reviews the effectiveness of the use of derivative financial instruments.

Currency Rate Hedging

The Company primarily utilizes forward exchange contracts with maturities generally within 18 months to hedge against currency rate fluctuations, some of which are designated as cash flow hedges. For U.S. dollar-denominated intercompany sales of inventory from its South Korean subsidiary to a U.S. subsidiary, the Company entered into a series of currency forward contracts to hedge against fluctuations between the South Korean Won and U.S. dollar. The critical terms of the hedges are the same as the underlying forecasted transactions, and the hedges are considered highly effective to offset the changes in the fair value of cash flows from the transactions being hedged. At maturity, each contract is settled at the difference between fair value and contract value, with a corresponding charge or benefit recorded in the consolidated statement of operations. These derivative contracts are designated as cash flow hedges and, accordingly, changes in fair value prior to settlement of the underlying transaction are charged to OCI. Any derivative instrument designated initially but no longer effective as a hedge or initially not effective as a hedge would be recorded at fair value and the related gains and losses are recognized in earnings. However, all hedges were effective for all periods presented. Derivatives not designated as hedges are adjusted to fair value through the consolidated statements of operations.

The Company’s foreign exchange contracts are summarized as follows:

	December 31,
	2006		2005
	Notional Amount	Fair Value Gain	Notional Amount	Fair Value Gain
Forwards	$67,682	$779	$66,157	$1,328

Interest Rate Hedging

The Company is exposed from time to time to interest rate risk through its corporate borrowing activities. The Company currently has no interest rate hedges.

Net Investments Hedging

The Company may enter into foreign-denominated debt to be used as a non-derivative instrument to hedge the Company’s net investment in foreign subsidiaries. The changes in carrying amount of the foreign-denominated debt on the Company’s books, attributable to changes in the spot foreign exchange rate, is a hedge of the net investment in its foreign subsidiaries and is reported in OCI.

Commodity Purchases

The Company purchases certain commodities during the normal course of business which result in physical delivery and hence, are excluded from SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

Warranty

The Company provides an allowance for the estimated future cost of product warranties and other defective product returns based on management’s estimate of product failure rates and customer eligibility. If these factors differ from management’s estimates, revisions to the estimated warranty liability may be required. The specific terms and conditions of the warranties vary depending upon the customer and the product sold.

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Investments in Unconsolidated Subsidiaries

Investments in companies in which the Company holds an ownership interest of 20% to 50% over which the Company exercises significant influence and to which FIN 46, Consolidation of Variable Interest Entities (revised December 2003, “FIN 46R”) does not apply, are accounted for by the equity method. Currently, the Company accounts for all 20% to 50% owned entities under the equity method. Investments in companies in which the Company holds an ownership interest of less than 20% are accounted for on the cost basis. At December 31, 2006, 2005 and 2004, the Company’s ownership interest in such investments consisted of Sahney Paris Rhone Ltd., India (47.5%) and Nikko Electric Industry Co., Inc. (1%). The carrying values of the Sahney Paris Rhone Ltd., India investment were $2,335 and $5,767 as of December 31, 2006 and 2005, respectively. The Nikko Electric Industry Co., Inc. investment has a carrying value of $150 at December 31, 2006 and 2005.

In 2004, the Company reduced its ownership interest in Hitachi Remy Automotive GmbH from 49% to 24.6%. The Company’s share of losses related to this unconsolidated subsidiary in 2004 reduced the carrying value of that investment to zero. The investment was terminated in January 2006.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”), which requires deferred tax assets and liabilities to be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company periodically evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization are the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to support the realization of certain deferred tax assets.

Failure to achieve forecasted taxable income may affect the ultimate realization of certain deferred tax assets. Factors that may affect the Company’s ability to achieve sufficient forecasted taxable income include, but are not limited to, general economic conditions, increased competition or other market conditions, costs incurred or delays in product availability.

Pension and Post-Retirement Plans

The Company sponsors various defined benefit pension and other post-retirement benefit plans, which produce significant costs developed from actuarial valuations. Inherent in these valuations are key assumptions regarding discount rates, expected return on plan assets, rates of compensation increases, and the rates of health care benefit increases. The Company is required to consider current market conditions in determining these assumptions. If future trends in these assumptions prove to differ from management’s assumptions, revisions to the plan assets, benefit obligations and components of expense may be required.

Earnings Per Share

The Company’s common stock is not publicly traded. Accordingly, disclosure of earnings per share is not required.

Fair Value of Financial Instruments

The Company’s financial instruments generally consist of cash and cash equivalents, trade and other receivables, accounts payable and long-term debt. The fair value of the Company’s debt in the table below was estimated using the closing market price of each security as of December 31, 2006 and 2005. With the exception of our debt instruments included in the table below, the carrying amounts of the other debt related instruments approximated their fair value at December 31, 2006 and 2005. The face value and estimated fair value of the Company’s Senior Notes and Senior Subordinated Notes at December 31, 2006 and 2005 are as follows:

	Face Value	2006	2005
Senior Secured Floating Rate Notes	$125,000	$120,469	$113,750
8 5/8% Senior Notes	145,000	125,063	110,200
11% Senior Subordinated Notes	165,000	75,900	51,975
9 3/8% Senior Subordinated Notes	150,000	61,500	51,000

Total	$585,000	$382,932	$326,925

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Implementation of New Financial Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post-Retirement Plans (“SFAS No. 158”). SFAS No. 158 requires an employer that sponsors one or more defined benefit pension plans or other postretirement plans to 1) recognize the funded status of a plan, measured as the difference between plan assets at fair value and the benefit obligation, in the balance sheet; 2) recognize in shareholders’ equity as a component of accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not yet recognized as components of net periodic benefit cost; 3) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end balance sheet; and 4) disclose in the notes to the financial statements additional information about the effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. The Company adopted SFAS No. 158 effective December 31, 2006. For further information regarding the impact of the adoption of SFAS No. 158, refer to Note 15.

The FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140 (“SFAS No. 156”) in March 2006. SFAS No. 156 requires a company to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset. A company would recognize a servicing asset or servicing liability initially at fair value. A company will then be permitted to choose to subsequently recognize servicing assets and liabilities using the amortization method or fair value measurement method. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The Company is currently assessing the impact SFAS No. 156 will have on the consolidated financial statements but does not anticipate it will be material.

In July 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes-an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. FIN 48 will require companies to include additional qualitative and quantitative disclosures within their financial statements. The disclosures will include potential tax benefits from positions taken for tax return purposes that have not been recognized for financial reporting purposes and a tabular presentation of significant changes during each period. The disclosures will also include a discussion of the nature of uncertainties, factors which could cause a change, and an estimated range of reasonably possible changes in tax uncertainties. FIN 48 will also require a company to recognize a financial statement benefit for a position taken for tax return purposes when it will be more-likely-than-not that the position will be sustained. FIN 48 will be effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact FIN 48 will have on the consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 addresses how companies should measure fair value when they are required to use a fair value measure for recognition and disclosure purposes under generally accepted accounting principles. SFAS No. 157 will require the fair value of an asset or liability to be based on a market based measure which will reflect the credit risk of the company. SFAS No. 157 will also require expanded disclosure requirements which will include the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. SFAS No. 157 will be applied prospectively and will be effective for fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years. The Company is currently assessing the impact SFAS No. 157 will have on the consolidated financial statements.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 was issued to provide interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of SAB 108 did not have a material impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity should report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. The Company is currently assessing the impact SFAS No. 159 will have on the consolidated financial statements.

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3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

The activity in the allowance for doubtful accounts relating to continuing operations is as follows:

	2006	2005	2004
Balance at beginning of period	$4,274	$2,713	$5,108
Additions charged to costs and expenses	1,329	2,651	653
Uncollectible accounts written off, net of recoveries	(2,262)	(1,090)	(3,048)

Balance at end of period	$3,341	$4,274	$2,713

The allowance does not include the balances relating to discontinued operations of $73, $277, and $71 for the years ending December 31, 2006, 2005 and 2004, respectively.

4. INVENTORIES

For the Company, raw materials also include supplies and repair parts, which consist of materials consumed in the manufacturing and remanufacturing process, but not directly incorporated into the finished products. Inventories of continuing operations consist of the following:

	2006	2005
Raw materials	$97,368	$102,833
Work-in-process	8,769	9,095
Finished goods	100,094	124,264

Total inventory	$206,231	$236,192

The inventory balances of discontinued operations were $41,463 and $25,629 for the years ended December 31, 2006 and 2005, respectively.

5. OTHER CURRENT ASSETS

Other current assets relating to continuing operations consist primarily of prepaids, advances and unrealized foreign currency exchange gains/losses.

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment relating to continuing operations consist of the following:

	2006	2005
Land and buildings	$47,353	$38,753
Buildings under capital leases	5,587	3,330
Leasehold improvements	11,212	13,155
Machinery and equipment	297,013	290,293

Total property, plant and equipment	$361,165	$345,531

Depreciation expense relating to continuing operations was $29,684, $23,061 and $19,239 for the years ending December 31, 2006, 2005 and 2004, respectively.

7. OTHER ASSETS

Other assets relating to continuing operations consist of the following:

	2006	2005
Core return rights	$22,801	$4,178
Customer contract intangibles (UPC acquisition, see Note 10)	2,740	4,938
Customer inducements	6,587	7,415
Intellectual property agreements	4,590	5,070
Pension intangible	—	732
Deposits and other	9,287	10,518

Total other assets	$46,005	$32,851

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8. OTHER LIABILITIES AND ACCRUED EXPENSES

Other liabilities and accrued expenses relating to continuing operations consist of the following:

	2006	2005
Current portion of customer obligations	$21,790	$13,814
Accrued warranty	41,156	19,975
Accrued core liability	14,501	13,057
Accrued wages and benefits	26,672	16,573
Other	47,234	42,143

Total other liabilities and accrued expenses	$151,353	$105,562

Changes to the Company’s accrued warranty, excluding discontinued operations, are summarized as follows:

	2006	2005	2004
Balance at beginning of period	$19,975	$16,319	$19,189
Provision for warranty	75,960	51,574	37,709
Payments and charges against the accrual	(54,779)	(52,451)	(40,579)
Other (including acquisitions)	—	4,533	—

Balance at end of period	$41,156	$19,975	$16,319

In 2006, the Company experienced an unusual increase in warranty returns for a limited class of heavy-duty products primarily made in prior years. Accordingly, the Company revised its estimate and recorded an increase of $11,400 to its warranty obligation. In addition, the electrical aftermarket operations changed its estimate by $4,900 primarily relating to the warranty experience at UPC.

9. OTHER NON-CURRENT LIABILITIES

Other non-current liabilities relating to continuing operations consist of the following:

	2006	2005
Customer obligations, net of current portion	$36,739	$43,488
CVC management fee	1,250	1,250
Other	2,701	5,292

Total other accrued liabilities	$40,690	$50,030

10. ACQUISITIONS

2006 Activity

In 2006, the Company made cash payments totaling $2,101 relative to the acquisition of Delphi Corporation’s (“Delphi”) light vehicle alternator business.

2005 Activity

On March 18, 2005, the Company acquired substantially all of the assets and assumed certain liabilities of UPC. UPC is a major supplier to the automotive aftermarket for new and remanufactured starters and alternators, offering custom branding, packaging and logistics solutions as well as complete engineering and support services. The purchase price consisted of $55,277 in cash, $1,627 in costs and the assumption of approximately $66,702 in liabilities, including an estimate of approximately $5,250 in exit costs and $61,452 in customer obligations.

In 2005, the Company made cash payments totaling $325 relative to the acquisition of Delphi’s light vehicle alternator business.

In the second quarter of 2005, the Company made a final cash earn-out payment of approximately $412 relative to the 2000 acquisition of M&M Knopf Auto Parts, L.L.C. (“Knopf”) and recorded a corresponding increase in goodwill.

2004 Activity

The Company made cash earn-out payments totaling $13,454 in 2004 relative to the 2000 acquisition of Knopf, a provider of core acquisition services. These payments were based on the achievement of certain earnings goals by Knopf during the period August 2000 to December 2003. In December 2003, $13,500 was accrued and recorded as an adjustment to the purchase price of Knopf, resulting in a corresponding increase in goodwill. The final earn out payment was made in 2005.

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In connection with settlement of arbitration between certain of the Company’s affiliates and its former partner at its operations in Mexico, the Company recorded the purchase of the remaining shares of the Mexico venture from the minority shareholders. The Company paid approximately $17,300 in the third quarter of 2004, which included $5,488 for the net purchase price, an award for past service fees for the period of 1997 through 2004, and other claims, including interest. The Company also paid approximately $1,800 in value added tax as a result of these payments. The purchase transaction resulted in a $5,101 increase in goodwill.

The Company made the final cash payment of $4,786 in 2004 on notes issued in 2002 in connection with the Company’s acquisition of the remaining shares from the minority shareholders of Remy Korea Limited (fka Delco Remy Korea Limited), which was acquired in 1999. Remy Korea Limited is a manufacturer of automotive starters and parts for the U.S. original equipment market, as well as customers in Asian markets.

The Company made cash payments totaling $1,789 in 2004 relative to the acquisition of Delphi’s automotive generator business.

11. DISCONTINUED OPERATIONS

The Company has disposed of various non-core businesses to focus its resources on core operations.

In the fourth quarter of 2006, the Company committed to a plan to discontinue the operations of its Diesel business, which includes Franklin Power Products, Inc. (“FPP”), International Fuel Systems (“IFS”), and Powrbilt Products, Inc. The operating results, balance sheets and cash flows of the Diesel business were classified as discontinued operations effective in the fourth quarter of 2006 and all prior periods were reclassified accordingly. Subsequently, in the first quarter of 2007, the Company completed the sale of substantially all assets and certain of the liabilities of its Diesel business to Caterpillar, Inc. (“CAT”) for $153,200 in cash, subject to post-closing adjustments.

In the second quarter of 2005, the Company completed the sale of substantially all of the assets and the assignment of certain liabilities of its automatic transmission remanufacturing business, AutoMatic Transmission International A/S (“AMT”), based in Soborg, Denmark, for approximately $240 in cash. In the third quarter of 2004, the Company committed to a plan to dispose of this business and the operating results, balance sheets and cash flows of this business were classified as discontinued operations effective in the third quarter of 2004 and all prior periods were reclassified accordingly. An estimated loss on disposal of $2,246 was recorded in connection with this action. This loss was reduced by $448 in 2005 as a result of the sale.

In the third quarter of 2004, the Company completed the sale of its wholly owned remanufactured transmission subsidiaries, Williams Technologies, Inc. (“Williams”) and JAX Reman, L.L.C. (“JAX”), to CAT for $107,164 in cash. In 2004, the Company realized net cash proceeds of $104,270 and recorded a gain of $45,135, net of income taxes and deal-related costs. As a result of the sale of Williams and JAX, the operating results, balance sheets and cash flows of these businesses were classified as discontinued operations effective in the third quarter of 2004 and all prior periods were reclassified accordingly.

In the first quarter of 2003, the Company completed the sale of Tractech Inc. and Kraftube Inc. These businesses manufactured traction control devices and components for the air-conditioning industry, respectively. In connection with the sale, the Company recorded net cash proceeds and gains with no income tax effect of $383, $478 and $430 in 2004, 2005 and 2006, respectively. Additional gains may be recognized based on the financial performance of these businesses in 2007 and 2008. The operating results, balance sheets and cash flows of these businesses were reported as discontinued operations beginning in the first quarter of 2003.

In the second quarter of 2002, the Company completed plans to exit its retail aftermarket gas engine business in Dallas, Texas, Kansas City, Missouri and Toronto, Canada. A charge of $28,248 was recorded in 2002 for the write down of the relevant assets to their estimated realizable value. This charge was reduced by $639 in 2004 as fully reserved receivables were collected.

Operating results of discontinued operations are as follows:

	2006	2005	2004
Net sales	$166,321	$114,618	$142,032
Interest expense	11,298	7,809	11,496
Income before tax	8,065	1,110	5,423
Income tax expense	44	606	138

Net income	$8,021	$504	$5,285

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Assets and liabilities of discontinued operations are as follows:

	2006	2005
Current assets	$64,369	$52,545
Property, plant and equipment	15,405	10,886
Goodwill	14,030	14,030
Other assets	209	111

Total assets of discontinued operations	$94,013	$77,572

Current liabilities	$37,940	$32,180
Minority interest	10,916	6,409
Non-current liabilities	1,227	1,392

Total liabilities of discontinued operations	$50,083	$39,981

12. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The Company performs an impairment review on its goodwill and other intangible assets on an annual basis, or more frequently if impairment indicators arise. The Company completed its annual impairment test during the fourth quarter of 2006, 2005 and 2004 as required under SFAS No. 142 and recorded a goodwill impairment charge relating to continuing operations of $28,606 and $13,917 in the fourth quarters of 2006 and 2005, respectively. The 2006 impairment charge related to the electrical aftermarket operations and resulted from deteriorated financial performance. The 2005 impairment charge related to the entire goodwill balance at Knopf, a provider of core acquisition services. The decline in the enterprise value of Knopf was primarily a result of lower demand in the core market. The 2004 annual impairment tests determined that goodwill was not impaired.

The Company determined the goodwill impairment charges by comparing the carrying value of each of its reporting units to the fair value of the reporting unit. In determining fair value of reporting units, the Company utilized third-party valuations as well as discounted cash flow analysis. In accordance with SFAS No. 142, where the carrying value exceeded the discounted cash flow for a particular reporting unit, goodwill impairment charges were recognized. The goodwill impairment charges recognized were determined by stating all other assets and liabilities of a reporting unit at their fair values with the remaining fair value of the reporting unit attributed to goodwill. The resulting goodwill impairment charges are the excess of the recorded goodwill balance over the calculated fair value of goodwill for the reporting unit.

At December 31, 2006, the Company had goodwill of approximately $113,374 relating to continuing operations. In the fourth quarter of 2006, the Company recorded an impairment charge of $28,606 related to the electrical aftermarket operations discussed above. In addition, the Company reduced the carrying value of goodwill and liabilities recorded at the time of the UPC acquisition for planned restructuring actions by $640.

At December 31, 2005, the Company had goodwill of approximately $142,620 relating to continuing operations. In 2005, the Company recorded additional goodwill of $64,200 for the purchase of UPC and recorded an impairment charge of $13,917 related to Knopf discussed above.

Other Intangible Assets

At December 31, 2006, the Company had other intangible assets relating to continuing operations that included customer contract intangibles acquired with the acquisition of UPC and intellectual property license agreements of $2,740 and $4,590, respectively, net of accumulated amortization. These intangibles are included in “Other assets” in the accompanying consolidated balance sheets and are amortized over the estimated useful life of the asset, which are 2 to 10 years, and recorded as amortization expense.

At December 31, 2005, the Company had other intangible assets relating to continuing operations that included customer contract intangibles acquired with the acquisition of UPC and intellectual property license agreements of $4,938 and $5,070, respectively, net of accumulated amortization.

Amortization expense relating to continuing operations from these definite lived intangibles for the years ended December 31, 2006, 2005 and 2004 was $3,904, $4,288, and $2,676, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for the above definite lived intangibles recorded as of December 31, 2006:

2007	$1,538
2008	809
2009	809
2010	1,323
2011	1,323

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In addition, at December 31, 2006, intangibles net of accumulated amortization relating to continuing operations included $22,801 of core return rights, $6,587 of customer inducements, and $800 of other intangibles. These intangibles are included in “Other assets” in the accompanying consolidated balance sheets. Customer inducements are written down over the life of the contract, which are 1 to 12 years, and recorded as a reduction to gross profit. Impairment charges relating to customer inducements were $2,700 and $3,461 in 2006 and 2005, respectively, which were recorded as a reduction to gross profit.

Also, at December 31, 2005, the Company had other intangible assets net of accumulated amortization relating to continuing operations that included $4,178 of core return rights, $7,415 of customer inducements, $732 for a pension intangible and $1,700 of other intangibles.

13. RESTRUCTURING

The Company’s restructuring activities are accounted for in accordance with SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”) and EITF 95-03, Recognition of Liabilities in Connection with a Purchase Business Combination (“EITF 95-03”).

Continuing Operations

Actions

In 2006, the Company completed plans for the following restructuring actions in conjunction with its ongoing cost reduction initiatives:

•

Restructuring of aftermarket operations in Europe which included consolidation of operations in Belgium from three to two facilities, and a reduction of work force including early retirements and involuntary terminations in the United Kingdom, Belgium and Hungary for a total reduction in workforce of approximately 38 employees.

•	Closure of certain electrical aftermarket remanufacturing and distribution facilities in Michigan and Oklahoma and a reduction in workforce totaling approximately 305 employees.

•	Closure of two warehouses in New Jersey and Maryland, and a reduction in workforce of approximately 13 employees in core services operations.

•	Elimination of two senior management positions in Indiana and Mississippi.

In 2005, the company completed plans for the following restructuring actions:

•	A reduction in force, including early retirements and involuntary terminations, at its headquarters operations in Anderson, Indiana.

•	Consolidation of certain electrical aftermarket remanufacturing operations in Michigan and Virginia.

•	A reduction in force from continued implementation of lean manufacturing initiatives in its OEM operations in Mexico.

•	Closure of certain manufacturing facilities in Europe.

•	Closure of two distribution centers in its core services operations.

In 2004, the Company completed plans for the closure and consolidation of certain manufacturing and distribution facilities in Mexico and Europe.

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Net charges and payments

A total net charge of $7,966 relating to continuing operations was recorded in 2006 relative to the 2006 and prior actions. This charge consisted of termination benefits totaling $4,362, write downs of fixed assets and capital leases of $1,522 and other exit costs of $2,082. Cash payments totaling $13,224 were made in 2006, for actions taken in 2006 and prior years. The cash payments consisted of $5,724 for the International Union, United Automobile, Aerospace and Agriculture Workers of America (“UAW”) settlement reached in January 2006, $6,543 for other employee termination benefits, and $957 for all other restructuring actions. Other adjustments to the restructuring liability primarily consisted of a $640 reversal of a portion of the restructuring reserve established in 2005 upon the acquisition of UPC. The reversal reduced the amount of goodwill that was established at the acquisition date.

A total net charge of $4,472 relating to continuing operations was recorded in 2005. This charge consisted of termination benefits totaling $6,665, asset and leasehold improvement impairment charges of $502 and other costs of $331, offset by a $3,026 credit (including the extinguishment of $2,700 of a liability for maintenance agreements) on the sale of production facilities in Anderson, Indiana, which were written down in 2003. The employee termination benefit charge included $1,525 relative to the termination in 2003 of employees represented by the UAW. Other adjustments to the restructuring liability consisted primarily of $5,250 in anticipated exit costs related to the acquisition of UPC.

A total net charge of $1,006 relating to continuing operations was recorded in 2004 for the estimated cost of the 2004 and 2003 actions. This charge consisted of $1,421 for the cost of voluntary and involuntary employee separation programs, $120 for the impairment of leasehold improvements and other miscellaneous costs of $1,247, partially offset by a $1,782 reduction in the reserve for the impairment of operating leases, as the Company reached an agreement to transfer its lease obligation for an Anderson-based facility to a third party.

The Company expects to pay approximately $2,800 in 2007 related to the employee termination restructuring programs initiated in 2006 and prior.

The following table summarizes the activity in the restructuring accrual for continuing operations:

	Termination Benefits	Exit/ Impairment Costs	Total
Reserve at December 31, 2003	$10,388	$8,490	$18,878
Provision in 2004	1,421	(415)	1,006
Payments in 2004	(6,627)	(2,298)	(8,925)
Other	(56)	(204)	(260)

Reserve at December 31, 2004	5,126	5,573	10,699
Provision in 2005	6,665	258	6,923
Payments in 2005	(5,842)	(1,599)	(7,441)
Other (including acquisitions)	5,310	(2,700)	2,610

Reserve at December 31, 2005	11,259	1,532	12,791
Provision in 2006	4,362	2,082	6,444
Payments in 2006	(12,267)	(957)	(13,224)
Other (including acquisitions)	(395)	(236)	(631)

Reserve at December 31, 2006	$2,959	$2,421	$5,380

The following table reconciles the restructuring provisions relating to continuing operations appearing in the above table with the total charges (credits) appearing in the consolidated statements of operations:

	2006	2005	2004
Provision charged to accrual	$6,444	$6,923	$1,006
Write-down of fixed assets and capital leases	1,522	502	—
Gain on sale of fixed assets	—	(3,026)	—
Other	—	73	—

Total provision	$7,966	$4,472	$1,006

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Discontinued Operations

The restructuring charges, payments and liabilities relative to discontinued operations are classified as discontinued operations in the Company’s consolidated financial statements. The restructuring liabilities of these operations are included in the Balance Sheet as liabilities of discontinued operations. For additional information on discontinued operations, see Note 11.

The Company has substantially completed the following restructuring actions in its discontinued operations.

•	Closure of its Powrbilt Products diesel engine remanufacturing operation in Mansfield, Texas.

•	Closure of its aftermarket transmission remanufacturing facility in Jacksonville, Florida.

•	Closure of the manufacturing and administrative functions of its retail aftermarket gas engine business. This action was initiated in 2002.

The following table summarizes the activity in the restructuring accrual for discontinued operations:

	Termination Benefits	Exit/ Impairment Costs	Total
Reserve at December 31, 2003	$749	$358	$1,107
Provision in 2004	229	75	304
Payments in 2004	(860)	(254)	(1,114)
Other	41	115	156

Reserve at December 31, 2004	159	294	453
Provision in 2005	378	—	378
Payments in 2005	(16)	(182)	(198)
Other	(162)	(112)	(274)

Reserve at December 31, 2005	359	—	359
Provision in 2006	(96)	—	(96)
Payments in 2006	(263)	—	(263)
Other	—	—	—

Reserve at December 31, 2006	$—	$—	$—

14. DEBT

Borrowings under debt arrangements consist of the following:

	2006	2005
Senior Credit Facility – Stated maturity date of June 30, 2008	$131,741	$109,183
Senior Secured Floating Rate Notes – Stated maturity date of April 15, 2009	125,000	125,000
8 5/8% Senior Notes – Stated maturity date of December 15, 2007	145,000	145,000
11% Senior Subordinated Notes – Stated maturity date of May 1, 2009	164,403	164,130
9 3/8% Senior Subordinated Notes – Stated maturity date of April 15, 2012	150,000	150,000

Total Senior Credit Facility and Notes	716,144	693,313

Other debt, including capital lease obligations	59,508	48,369

Total debt	$775,652	$741,682

Current debt consists of the following:

	2006	2005
Senior Credit Facility and Notes	$716,144	$—
Other current debt, including capital lease obligations	41,859	27,501

Total current debt	$758,003	$27,501

Other current debt, including capital lease obligations consists primarily of a revolving credit facility with a Korean bank of $16,136 and $14,851 at December 31, 2006 and 2005, respectively and short-term debt with various European financial institutions of $20,375 and $8,396 at December 31, 2006 and 2005, respectively.

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Long-term debt, net of current portion consists of the following:

	2006	2005
Senior Credit Facility and Notes	$—	$693,313
Other long-term debt, including capital lease obligations	17,649	20,868

Total long-term debt, net of current portion	$17,649	$714,181

Maturities of other long-term debt, including capital lease obligations consist of the following:

2008	$4,064
2009	3,334
2010	1,125
2011	885
Thereafter	8,241

Total other long-term debt, including capital lease obligations	$17,649

Senior Credit Facility

The Senior Credit Facility is collateralized by liens on substantially all assets of the Company and its domestic and certain foreign subsidiaries and by the capital stock of such subsidiaries. This secured asset based facility is with a syndicate of banks led by Wachovia Bank, National Association and its subsidiary Congress Financial Corporation. The interest is payable at the end of each month.

On October 3, 2003, the Company amended and restated its Senior Credit Facility. The $250,000 amended and restated facility consisted of a $190,000 secured, asset-based, revolving facility, and a $60,000 term loan facility.

On April 23, 2004, the Company issued $125,000 principal amount of Second Priority Senior Secured Floating Rate Notes with a stated maturity date in 2009 (the “Floating Rate Notes”), and $150,000 principal amount of 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012 (the “9  3/8% Senior Subordinated Notes”). The net proceeds from the issuance of these notes were used to pay down existing indebtedness under the Company’s senior credit facilities, including repayment of the $60,000 term loan discussed above and relevant prepayment premium, and to finance the redemption of the Company’s outstanding 10  5/8% senior subordinated notes due 2006 issued on August 1, 1996, including the call premium and accrued interest. The 10  5/8% notes were called for redemption in their entirety on April 23, 2004 at a redemption price of 101.777% of their face amount plus accrued but unpaid interest up to, but not including, the redemption date of May 24, 2004. In connection with this debt redemption, repayment and amendment, the Company recorded a loss on early extinguishment of debt of $7,939. This charge consisted of: (i) a call premium of $2,479 and the write off of deferred financing costs of $1,391 on redemption of the 10  5/8% Senior Subordinated Notes: (ii) a prepayment penalty of $1,800 and the write off of deferred financing costs of $743 on repayment of the term loan: and (iii) write off of deferred financing costs of $1,226 and an amendment fee of $300 on the amendment and pay down of the Senior Credit Facility. Also during the second quarter of 2004, the Company recorded additional interest for the period between the call and redemption dates of $1,281 relative to redemption of the 10  5/8% Senior Subordinated Notes.

In March 2005, the Company entered into Amendment No. 2 to the Second Amended and Restated Loan and Security Agreement (“Amendment”) to reflect, among other matters, the acquisition of substantially all of the assets and the assumption of certain liabilities of UPC. Additionally, the Amendment increased the maximum draw available (subject to a borrowing base calculation) under the asset based Senior Credit Facility from $120,000 to $145,000, eliminated the Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Fixed Charge covenants from the facility and extended the maturity of the facility to June 30, 2008 with provisions for annual extensions thereafter.

On December 27, 2005, the Company amended its Senior Credit Facility by entering into the Third Amended and Restated Loan and Security Agreement to reflect, among other matters, the issuance of an $80,000 term loan within the Facility. As a result of the addition of the Term Loan, the Senior Credit Facility (subject to a borrowing base calculation and existing restrictions under the Company’s indentures) was increased to $240,000 including the $80,000 Term Loan and the $160,000 revolving commitment. The term loan was issued at a discount of 3% or $2,387. Proceeds from the new term loan were used to reduce outstanding debt under the revolving facility, thereby increasing the Company’s total liquidity. The interest rate on the term loan is the greater of Wachovia Bank’s prime rate plus a spread of 5% or the Federal Funds Effective Rate plus .5% plus a spread of 5%, or at the Company’s option, a 1, 2, 3 or 6 month Eurodollar Rate plus a spread of 6%.

At December 31, 2005, borrowings under the Senior Credit Facility were $31,570 and utilization of letters of credit totaled $7,033. Based on the collateral supporting the Senior Credit Facility at December 31, 2005, $99,795 was available under the Facility. The interest rate on borrowings outstanding under the Credit Facility at December 31, 2005 was 7.25%. At December 31, 2005, borrowings outstanding under the term loan of the Senior Credit Facility were $80,000, reflected on the balance sheet net of the unamortized portion of the original issue discount of $2,387. The interest rate on borrowings outstanding under the term loan of the Credit Facility at December 31, 2005 was 10.52%.

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At December 31, 2006, borrowings under the Senior Credit Facility were $3,173 at Prime Rate of 8.50% and $50,000 at LIBOR of 7.85% and utilization of letters of credit totaled $8,534. Based on the collateral supporting the Senior Credit Facility at December 31, 2006, $59,610 was available under the Facility. At December 31, 2006, borrowings outstanding under the term loan of the Senior Credit Facility were $80,000, reflected on the balance sheet net of the unamortized portion of the original issue discount of $1,432. The interest rate on borrowings outstanding under the term loan of the Credit Facility at December 31, 2006 was 11.37%.

The Senior Credit Facility contains various restrictive covenants, which include, among other things: (i) limitations on additional borrowings and encumbrances; (ii) limitations on cash dividends paid; (iii) limitations on investments and capital expenditures; and (iv) limitations on leases and sales of assets; and (v) one of the most restrictive requirements is to maintain “Average Excess Availability” of at least $35,000 to avoid specific actions that the Agent may take to protect its collateralized position. Average Excess Availability is defined as the simple average of three months of Excess Availability which is computed at each month end as the lesser of $160,000 or our borrowing base, less amounts drawn under the revolving credit facility and letters of credit outstanding.

In the first quarter of 2007, prior to the issuance of the consolidated financial statements for 2006, the Company entered into a Consent and Amendment No. 1 to the Third Amended and Restated Loan Agreement with its senior revolving and term loan lenders authorizing the Diesel Sale and related transactions. Under the Amendment, the first $50,000 of proceeds of the Diesel Sale are held in a restricted account, pledged as collateral to the Company’s senior secured lenders, and made available for withdrawal by the Company only with consent of the lenders under the Company’s Senior Credit Facility. The commitment for the revolving portion of the Senior Credit Facility was reduced by $40,000 from $160,000 to $120,000.

As explained in Note 1, the Senior Credit Facility is included in current liabilities at December 31, 2006 in the accompanying consolidated financial statements.

Floating Rate Notes and 9 3/8% Senior Subordinated Notes

On April 23, 2004, the Company issued $125,000 principal amount of Second Priority Senior Secured Floating Rate Notes with a stated maturity date of 2009 (the “Floating Rate Notes”), bearing an interest rate of LIBOR plus 4.00%, and $150,000 principal amount of 9 3/8% Senior Subordinated Notes with a stated maturity date of 2012 (the “9 3/8% Senior Subordinated Notes”). The net proceeds from the issuance of these notes were used to pay down existing indebtedness under the Company’s senior credit facilities, including repayment of the $60,000 term loan discussed above and relevant prepayment premium, and to finance the redemption of the Company’s outstanding 10 5/8% senior subordinated notes due 2006 issued on August 1, 1996, including the call premium and accrued interest. The 10 5/8% notes were called for redemption in their entirety on April 23, 2004 at a redemption price of 101.771% of their face amount plus accrued but unpaid interest up to, but not including, the redemption date of May 24, 2004.

The Floating Rate Notes mature on April 15, 2009. Interest is due each January 15, April 15, July 15 and October 15 commencing July 15, 2004. The interest rate at December 31, 2006 and December 31, 2005 was 9.37% and 8.15%, respectively. The interest rate is reset quarterly based on the three (3) month LIBOR plus 4% and is calculated on actual days lapsed and a 360 day year. The Floating Rate Notes are guaranteed by substantially all of the Company’s domestic subsidiaries (the “Guarantors”). The Floating Rate Notes and the related guarantees are senior obligations secured by a second-priority lien, subject to certain exceptions and permitted liens, on all of the Company’s and the Guarantors’ existing and future property and assets that secure the Company’s obligations under its existing credit facilities. In the event of enforcement of the lien securing the Floating Rate Notes and the related guarantees, the proceeds thereof will first be applied to repay obligations secured by the first-priority liens, including the Company’s obligations under its senior credit facilities.

The 9 3/8% Senior Subordinated Notes mature on April 15, 2012. Interest is due each April 15 and October 15, commencing October 15, 2004. The 9 3/8% Senior Subordinated Notes are guaranteed by the Guarantors on a senior subordinated basis and, with the related guarantees, are unsecured senior subordinated obligations, ranking junior to all the Company’s senior debt, including borrowings under its credit facilities, the Floating Rate Notes and the Company’s outstanding 8 5/8% Senior Notes with a stated maturity date in 2007.

The indenture pursuant to which the 9 3/8% Senior Subordinated Notes and the Floating Rate Notes were issued contains certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness unless a coverage ratio is met; (ii) make restricted payments, as defined; (iii) make dividend payments or make other distributions on its capital stock; (iv) sell assets of the Company or its restricted subsidiaries; (v) enter into certain transactions with affiliates; (vi) create certain liens and (vii) enter into certain mergers and consolidations.

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In addition, on April 16, 2007 prior to the issuance of the consolidated financial statements for 2006, the Company announced that it had entered into forbearance agreements with holders of certain notes, including holders of the 9 3/8% Senior Subordinated Notes. Therefore, the Company did not make the April 15, 2007 interest payment on these notes. As explained further in Note 1, the Company was not in compliance with certain covenants on these notes and as a result, the notes are included in current liabilities at December 31, 2006 in the accompanying consolidated financial statements.

Senior Notes

On December 22, 1997, the Company issued $145,000 of 8 5/8% Senior Notes with a stated maturity date of December 15, 2007 (the “Senior Notes”). The proceeds from the Senior Notes were $141,375, net of issuance costs. The proceeds were used to repay higher interest bearing debt.

The Senior Notes are general unsecured senior obligations of the Company and rank pari passu in right of payment with all existing and future senior indebtedness of the Company and senior in right of payment to all of the Company’s existing and future subordinated obligations. In addition, the Company’s obligations under the Senior Notes will be fully and unconditionally guaranteed on a joint and several basis by each of the Company’s existing and future domestic restricted subsidiaries. The subsidiary guarantees will rank pari passu in right of payment with all existing and future senior indebtedness of the subsidiary guarantors and senior in right of payment to all existing and future subordinate obligations of the subsidiary guarantors. The Senior Notes and the subsidiary guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company and the subsidiary guarantors as well as to any liabilities of subsidiaries other than subsidiary guarantors.

The Senior Notes are redeemable at the Company’s option, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth in the note agreement plus accrued and unpaid interest, if any, to the date of redemption. Interest is payable semi-annually on June 15 and December 15 of each year.

Upon the occurrence of a change of control (as defined), each holder of the Senior Notes will have the right to require the Company to purchase all or a portion of such holder’s notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

The indenture pursuant to which the Senior Notes were issued contains certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness; (ii) pay dividends or make other distributions with respect to the capital stock (as defined) of the Company or its restricted subsidiaries; (iii) sell the assets of the Company or its restricted subsidiaries; (iv) issue or sell restricted subsidiary stock; (v) enter into certain transactions with affiliates; (vi) create certain liens; (vii) enter into certain mergers and consolidations and (viii) incur indebtedness which is subordinate to senior indebtedness and senior to the Senior Subordinated Notes.

As explained in Note 1, the 8 5/8% Senior Notes are included in current liabilities at December 31, 2006 in the accompanying consolidated financial statements.

11% Senior Subordinated Notes

On April 26, 2001, the Company issued $165,000 of 11% Senior Subordinated Notes with a stated maturity date of May 1, 2009 (“the 11% Senior Subordinated Notes”). Net proceeds (after discounts, commissions, and expenses) of approximately $157,000 were used to retire the GM Subordinated Debenture of approximately $19,000 and repay approximately $138,000 outstanding under the Company’s then existing secured revolving credit facility.

The 11% Senior Subordinated Notes are unsecured senior subordinated obligations of the Company and are subordinated in right of payment to all existing and future senior indebtedness, pari passu with all present and future senior subordinated indebtedness and senior to all present and future subordinated indebtedness of the Company or the relevant subsidiary guarantor, as defined in the indenture. The 11% Senior Subordinated Notes are also effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

The 11% Senior Subordinated Notes are redeemable at the Company’s option, in whole or in part, at any time on or after May 1, 2005, at the redemption prices set forth in the note agreement plus accrued and unpaid interest, if any, to the redemption date. Interest is payable semi-annually in arrears on May 1 and November 1, and commenced on November 1, 2001.

Upon the occurrence of a change in control, as defined, each holder of the 11% Senior Subordinated Notes will have the right to require the Company to purchase all or a portion of such holder’s notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

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The indenture pursuant to which the 11% Senior Subordinated Notes were issued contains certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to (i) incur additional indebtedness unless a coverage ratio is met; (ii) make restricted payments, as defined; (iii) make dividend payments or make other distributions on its capital stock; (iv) sell assets of the Company or its restricted subsidiaries; (v) enter into certain transactions with affiliates; (vi) create certain liens and (vii) enter into certain mergers and consolidations.

As explained in Note 1, the 11% Senior Subordinated Notes are included in current liabilities at December 31, 2006 in the accompanying consolidated financial statements.

Sale-Leaseback Financing Transactions

In 2003, certain of the Company’s Mexican subsidiaries entered into a series of machinery and equipment sale-leaseback financing transactions with GE Mexico. Under the terms of this agreement, the relevant subsidiaries must maintain certain net worth, earnings before interest, taxes, depreciation and amortization (as defined) and sales levels, in addition to other requirements normally associated with this type of financing. Net cash proceeds from these transactions in 2003 were $10,297, net of security deposits totaling $5,425. The Company has accounted for these transactions as financing transactions in accordance with SFAS No. 66 and SFAS No. 98. Accordingly, an obligation of $15,722 was recorded relative to these transactions. The obligation at December 31, 2006 and 2005 was $6,645 and $9,416, respectively.

In November, 2005, the Company entered into a purchase, sale and partial leaseback real estate transaction. The Company purchased five real estate parcels that the Company had been leasing under long term capital leases and simultaneously sold all five properties. At the closing, the Company entered into new long term leases for three of the properties it sold. The purchase price of the properties was $17,000. $12,500 was paid in cash and $4,500 was paid in the form of a 10 year unsecured note bearing interest at 8.0%. The sale price was $9,975. This transaction resulted in a gain of $3,026 reflected in restructuring and a deferred gain of $4,100 that will be amortized over the term of the leased assets.

Capital Lease Obligations

Capital leases have been capitalized using nominal interest rates ranging from 10.6% to 15.1%. The Company had assets under capital leases of approximately $4,700 and $3,700 at December 31, 2006 and 2005, respectively, net of accumulated amortization.

15. EMPLOYEE BENEFIT PLANS

Agreements with GM

In connection with the GM acquisition, the Company and GM agreed to allocate the responsibility for employee pension benefits and post-retirement health care and life insurance on a pro-rata basis between Remy Inc., a subsidiary guarantor of the Company (“RI”), and GM. The allocation is primarily determined upon years of service with RI and aggregate years of service with RI and GM. Effective August 1, 1994, RI established hourly and salaried pension and post-retirement health care and life insurance plans which are similar to the respective GM plans.

Pension and Post-Retirement Health Care and Life Insurance Plans

RI has defined benefit pension plans covering substantially all employees. The plan covering salaried employees provides benefits that are based upon years of service and final estimated average compensation. Benefits for hourly employees are based on stated amounts for each year of service. RI’s funding policy is to contribute amounts to provide the plans with sufficient assets to meet future benefit payment requirements consistent with actuarial determinations of the funding requirements of federal laws. Plan assets are primarily invested in mutual funds, which invest in both debt and equity instruments.

The Company offers a supplemental executive retirement plan to selected executive officers of the Company. The plan offers retirement benefits ranging from 30% to 50% of the participant’s average salary for five consecutive years prior to receiving benefits. As of December 31, 2006 there were five participants in the plan of which only one is an active employee.

Remy Automotive UK Ltd., (“RAUK”) a non-guarantor subsidiary of the Company has a defined benefit pension plan. This plan covers only employees who were part of Lucas prior to the Company’s acquisition of Lucas in 1998. In addition, some of the non-U.S. subsidiaries have other post retirement benefit plans although most participants are covered by government sponsored and administered programs.

In the second quarter of 2006, the Company notified the U.S. salaried employees and the U.S. Internal Revenue Service (“IRS”) that the Company had adopted an amendment to its U.S. salaried pension plan which froze the future accrual of benefits under the

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salaried pension plan for all eligible participants as of June 30, 2006 and provides that no new participants will be added to the plan after June 30, 2006. This freeze resulted in a curtailment gain of $5,997 which reduced the benefit obligation and reduced net periodic benefit expense by $28.

RI maintains hourly and salaried benefit plans that provide post-retirement health care and life insurance to retirees and eligible dependents. The benefits are payable for life, although RI retains the right to modify or terminate the plans providing these benefits. The salaried post retirement plan has cost sharing features such as deductibles and co-payments. Salaried employees who were not GM employees prior to 1992 are not eligible for the above described post-retirement benefits. It is RI’s policy to fund these benefits as claims are incurred.

In December 2006, the Company amended the post-retirement health care benefits for the salaried post retirement plan. After the amendment the salaried retirees would pay 50% of the costs in 2007, and increase in increments of 10% for each following year until the full costs are paid by the participants in 2012. This resulted in a negative plan amendment of $4,447 which reduced the benefit obligation and had no impact on net periodic benefit cost.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS 158. SFAS 158 requires that we recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligation for our defined benefit pension plans and the accumulated postretirement benefit obligation for our retiree health benefit plans) of our defined benefit pension plans and retiree health benefit plans in the December 31, 2006 balance sheet, with a corresponding adjustment to accumulated OCI, net of tax. The adjustment to accumulated OCI at adoption represents the unrecognized actuarial losses and unrecognized prior service costs, which were previously netted against the plans’ funded status in our consolidated balance sheet pursuant to the prior accounting rules. The amounts in OCI will be subsequently recognized as net periodic pension cost pursuant to the prior accounting rules for amortizing such amounts, which were not changed by SFAS 158. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic pension cost in the same period will be recognized as a component of OCI. Those amounts will be subsequently recognized as a component of net periodic cost on the same basis as the amounts recognized in accumulated OCI at adoption of SFAS 158.

The incremental effects of adopting the provisions of SFAS 158 on our consolidated balance sheet at December 31, 2006 included the following amounts: an increase of $977 to the accumulated OCI, a reduction of $886 to other intangible assets and an increase of $1,187 and a reduction of $3,050 to current and non-current liabilities, respectively. The adoption of SFAS 158 had no effect on our consolidated statement of operations for the year ended December 31, 2006, or for any prior period presented.

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The changes in benefit obligations and plan assets, components of expense and assumptions for the plans relating to continuing operations are as follows:

	Total Pension Benefits			Post-Retirement Health Care and Life Insurance Plans
	2006	2005	2004	2006	2005	2004
Change in benefit obligations
Benefit obligation at beginning of year	$56,995	$53,272	$46,896	$19,525	$19,016	$19,903
Service cost	1,506	2,043	1,770	371	351	308
Interest cost	3,108	2,939	2,747	1,126	1,135	1,091
Amendments	—	—	897	—	—	—
Actuarial loss (gain)	927	509	2,882	(74)	1,083	639
Benefits paid	(2,058)	(1,768)	(1,920)	(1,319)	(2,050)	(1,566)
Medicare Prescription Drug Act of 2003 (gain)	—	—	—	—	—	(1,359)
Curtailment gains/plan amendment	(5,997)	—	—	(4,447)	—	—

Projected benefit obligation at end of year	$54,481	$56,995	$53,272	$15,182	$19,535	$19,016

Change in plan assets
Fair value of plan assets at beginning of year	$37,964	$33,049	$28,851	$—	$—	$—
Actual return on plan assets	5,584	2,888	3,050	—	—	—
Employer contributions	1,233	3,795	3,808	1,319	2,050	1,584
Benefits paid	(2,058)	(1,768)	(1,920)	(1,319)	(2,050)	(1,584)

Fair value of plan assets at end of year	$42,723	$37,964	$33,789	$—	$—	$—

Funded status	$(11,758)	$(19,031)	$(19,483)	$(15,182)	$(19,535)	$(19,016)

Net actuarial loss	5,779	14,154	13,899	3,482	3,685	2,714
Prior service cost	917	1,116	1,339	(4,447)	—	—

Net amount recognized and accrued	$(5,062)	$(3,761)	$(4,245)	$(16,147)	$(15,850)	$(16,302)

Amounts recognized in statement of financial position consist of:
Current assets	$—	$—	$—	$—	$—	$—
Intangible assets	—	732	1,060	—	—	—
Current liabilities	(317)	—	—	(870)	—	—
Non-current liabilities	(11,441)	(13,140)	(13,511)	(14,312)	(15,850)	(16,302)
Other comprehensive loss (income )	6,696	8,647	8,206	(965)	—	—

Net amount recognized and accrued	$(5,062)	$(3,761)	$(4,245)	$(16,147)	$(15,850)	$(16,302)

Accumulated benefit obligation	$54,100	$51,103	$48,308	$—	$—	$—

Net periodic benefit cost
Service cost	$1,506	$2,043	$1,770	$371	$351	$308
Interest cost	3,108	2,939	2,746	1,126	1,135	1,091
Expected return on plan assets	(2,624)	(2,332)	(2,156)	—	—	—
Amortization of prior service cost	226	224	96	—	—	—
Recognized net actuarial loss	348	439	391	129	113	37
Curtailment gains	(28)	—	—	—	—	—

Net periodic benefit cost	$2,536	$3,313	$2,847	$1,626	$1,599	$1,436

Weighted-average assumptions
U.S. assumptions:
Discount rate for benefit obligation	6.00%	5.75%	5.75%	6.00%	5.75%	5.75%
Discount rate for net periodic benefit cost	5.75%	5.75%	6.00%	5.75%	5.75%	6.00%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%
Expected return on plan assets	7.00%	7.00%	7.50%	n/a	n/a	n/a

UK assumptions:
Discount rate for benefit obligation	5.10%	4.75%	5.30%
Discount rate for net periodic benefit cost	4.75%	5.30%	5.40%
Rate of compensation increase	2.30%	2.00%	2.75%
Expected return on plan assets	6.10%	5.70%	6.20%

The projected benefit obligations for UK pension plans included above are $11,491, $9,260 and $8,270 for 2006, 2005 and 2004, respectively. The fair value of the plan assets for UK pension plans included above are $9,751, $7,693 and $7,264 for 2006, 2005 and 2004, respectively.

To develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and future expectations for returns for each asset class, as well as the target asset allocation of the present portfolio. This resulted in the selection of the 7.0% for long-term rate of return on asset assumption for U.S. plans and 6.1% for UK plans.

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The Company’s investment strategies with respect to pension assets are:

1.	The assets are managed in compliance with provisions of the Employee Retirement Income Security Act.

2.	The assets are to be invested with expectations of achieving real growth with respect to inflation, the belief that the U.S. capital markets will remain viable, maintaining a level of liquidity to meet timely payment of benefits to participants and minimizing risk and achieving growth through prudent diversification of assets among investment categories.

The target plan asset allocation is:

Target Allocation
Equity Investments	60%–80%
Fixed Income Investments	20%–40%
Cash and Short Term Investments	0%–10%

	2006		2005
Asset Allocation for Plan Assets
Interest-bearing cash	$1,038	2.4%	$1,333	3.5%
Bond Mutual Funds	9,844	23.1%	8,682	22.9%
Equity Mutual Funds	31,834	74.5%	27,940	73.6%
Receivables	7	0.0%	8	0.0%

Total plan assets	$42,723	100.0%	$37,963	100.0%

Assumed Health Care Cost Trend Rates
Health care cost trend rate assumed for next year	10%		11%
Rate to which the cost trend is expected to decline	5%		5%
Year that the rate reaches the ultimate trend rate	2011		2011

Sensitivity Analysis

An increase or decrease of one-percentage-point in the assumed health care cost trends would have the following effects in the year ended December 31, 2006:

	1% Increase	1% decrease
Effect on total of service and interest cost components of net periodic post-retirement health care benefit cost	$253	$(201)
Effect on the health care component of the accumulated post-retirement benefit obligation	$2,105	$(1,728)

Cash Flows

The Company contributed $1,233 in 2006 to its pension plans. In June 2006, the Company filed an application with the IRS requesting a funding waiver for the balance of the 2006 U.S. pension plans’ contributions. The IRS responded that they would defer rendering a decision on the funding waiver request until after the receipt of the Company’s 2006 year-end financial information. The cumulative impact of the funding waiver request on 2006 cash flow through December 31, 2006, is a deferral of $2,224. Subsequent to December 31, 2006, in the first quarter of 2007 the Company withdrew its application with the IRS and the Company’s 2006 payments were brought up to date.

The post-retirement health care and life insurance plan is funded as benefits are paid.

In 2007, the Company plans to contribute approximately $6,500, which includes the deferred payments for 2006, to its U.S. pension plans and approximately $100 to its UK pension plans. The benefits of the post-retirement health care plan are funded on a pay as you go basis and are funded on a cash basis as benefits are paid.

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The following reflects the estimated future benefit payments to be paid from the plans:

	Pension	Other
2007	$2,283	$810
2008	2,244	872
2009	2,190	911
2010	2,217	943
2011	2,267	946
Years 2012-2016	12,579	4,844

Defined Contribution Plans

The Company sponsors two voluntary savings plans for U.S. employees. One plan is for eligible salaried employees and the other plan is for UAW hourly employees. These plans allow participants to make contributions pursuant to section 401(k) of the Internal Revenue Code. The salaried plan has Company matching contribution provisions, while the hourly UAW plan does not. Charges relating to continuing operations were $1,683, $1,851 and $1,914 for the years ending December 31, 2006, 2005 and 2004, respectively. Charges relating to discontinued operations were $290, $235 and $225 for the years ending December 31, 2006, 2005 and 2004, respectively.

The Company sponsors a defined contribution plan following the guidelines of the UK government for the employees of RAUK. The Company’s contributions to these plans were $158, $163 and $195 for the years ending December 31, 2006, 2005 and 2004 respectively.

16. INCOME TAXES

The following is a summary of the components of the provision for income tax expense from continuing operations:

	2006	2005	2004
Current:
Federal	$—	$—	$—
State and local	280	863	291
Foreign	5,081	6,257	2,043

Deferred:
Federal	(4,934)	7,421	—
State and local	(386)	609	—
Foreign	86	(1,996)	2,955

Income tax expense	$127	$13,154	$5,289

The 2006 U.S. federal and state deferred tax benefit relates to the goodwill impairment recorded for book purposes that eliminates a deferred tax liability previously established for tax amortization related to this goodwill. The 2005 U.S. federal and state deferred tax expense relates to goodwill amortization for tax purposes which creates tax loss carryforwards that are assigned a full valuation allowance.

Income (loss) from continuing operations before income taxes, minority interest and income (loss) from unconsolidated subsidiaries, was taxed in the following jurisdictions:

	2006	2005	2004
Domestic	$(113,909)	$(87,173)	$(9,094)
Foreign	(13,123)	2,132	22,924

	$(127,032)	$(85,041)	$13,830

A reconciliation of income taxes at the U.S. federal statutory rate to the effective income tax rate follows:

	2006	2005	2004
Federal statutory income tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of Federal tax benefit, if applicable	0.1	(1.7)	2.1
Foreign operations	(7.7)	(4.2)	(21.9)
Goodwill	3.9	(8.7)	—
Losses not benefited	(31.4)	(35.9)	23.0

Effective income tax rate	(0.1)%	(15.5)%	38.2%

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The following is a summary of the significant components of the Company’s deferred tax assets and liabilities:

	2006	2005
Deferred tax assets:
Restructuring charges	$2,705	$5,842
Employee benefits	12,721	11,624
Inventories	3,924	3,922
Warranty	15,400	7,909
Alternative minimum tax credits	3,259	3,259
Foreign deferred assets	38,600	31,991
Net operating loss carryforwards	148,344	123,166
Other	22,871	20,801

Total deferred tax assets	247,824	208,514
Valuation allowance	(237,188)	(197,141)

Deferred tax assets net of valuation allowance	10,636	11,373

Deferred tax liabilities:
Depreciation	(3,466)	(1,951)
Foreign deferred liabilities	(4,124)	(4,567)
Other	(7,505)	(14,090)

Total deferred tax liabilities	(15,095)	(20,608)

Net deferred tax liability	$(4,459)	$(9,235)

At December 31, 2006, the Company had unused U.S. federal net operating loss carryforwards of approximately $341,864 that expire during 2021 through 2026. The Company also had unused U.S. alternative minimum tax credit carryforwards of $3,259 that may be carried forward indefinitely. Income tax payments, net of refunds including state taxes, for the years ended December 31, 2006, 2005 and 2004 were $4,927, $2,514 and $5,957, respectively.

At December 31, 2006, the Company had unused foreign loss carryforwards totaling $104,538. Loss carryforwards totaling $80,122 will expire during 2008 through 2015 and loss carryforwards totaling $24,416 have no expiration.

U.S. Federal and state deferred income taxes have not been recorded on undistributed earnings of foreign subsidiaries, other than Korea and China for which the Company has accrued $410, because such earnings are intended to be indefinitely reinvested in these foreign operations. Determination of the deferred tax liability should the Company remit a portion of these earnings is not feasible because such liability is dependent on the circumstances if a future remittance were to occur.

The Company recorded a charge of $6,748 for the year ended December 31, 2005 to increase the deferred tax valuation allowance for all previously unreserved domestic deferred tax assets.

In March 2003, the Company filed a request for a bilateral advance pricing agreement between Remy International, Inc and Remy Korea Ltd. In 2003, 2004, and 2005 the Company operated under this proposal and recorded an income tax provision in Korea on its terms. In 2006, the Company concluded its request under terms that were negotiated between the United States and the Korean tax authorities.

See Note 11 for income tax expense related to discontinued operations.

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and interpretation of FASB Statement No. 109 (FIN 48), to create a single model to address accounting for uncertainty in tax positions. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 as of January 1, 2007 as required. The cumulative effect of adopting FIN 48 will be recorded as an adjustment of retained earnings on January 1, 2007. The Company does not expect that the adoption of FIN 48 will have a significant impact on the Company’s financial position and results of operations.

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17. STOCKHOLDERS’ EQUITY

2004 Corporate Reorganization

Effective September 30, 2004, the stockholders of the Company formed a new holding company, RWH, to own all of the outstanding stock of RII. The Company’s stockholders exchanged all of their stock for identical shares in RWH with the same number and class of shares and percentage ownership of RWH and the same relative rights and preferences in the equity value of RWH, as they previously held in the Company. As a result, the Company is now a wholly owned subsidiary of RWH and the stockholders of the Company became stockholders of RWH.

In conjunction with the formation of the new holding Company, all of the outstanding shares of the Company’s Series A Preferred Stock were cancelled. The cancellation is reflected in the consolidated balance sheet as a reclassification of the Preferred Stock to Paid-in Capital, which increased stockholders’ equity by $334,336 and was the amount attributable to the outstanding Series A Preferred Stock as of September 30, 2004. Since the Company’s Series A Preferred Stock was cancelled effective October 1, 2004, the accretion of Preferred Stock dividends will no longer be reflected in the Company’s financial statements and the Company’s former stockholders now hold preferred stock in RWH that continues to accrete at 12.0%. RWH has no assets or operations other than its 100% ownership of the Company.

Common Stock

The Company’s Second Amended and Restated Certificate of Incorporation provides for the issuance of 12,001,000 shares of common stock, divided into three classes consisting of 1,000 shares of Class A Common Stock, 6,000,000 shares of Class B Common Stock and 6,000,000 shares of Class C Common Stock. Under the Company’s Second Amended and Restated Certificate of Incorporation, shares of Class A Common Stock are convertible into an equal number of shares of Class B Common Stock. Shares of Class B Common Stock are convertible into an equal number of shares of Class C Common Stock. Shares of Class C Common Stock are convertible into an equal number of shares of Class B Common Stock. In the case of a conversion from Class C Common Stock, which is nonvoting, into Class B Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Class B Common Stock which would be held upon conversion.

As a result of the reorganization the Company’s Class A and Class C Common Stock were converted into the same number of shares of Class B Common Stock. Accordingly, as of December 31, 2006, the Company had an aggregate of 2,503,024.48 shares of Class B Common Stock outstanding, consisting of 1,000.00 shares of converted Class A Common Stock, 16,687.00 shares of converted Class C Common Stock, and 2,485,337.48 shares of Class B Common Stock previously outstanding. All of the outstanding shares are owned by RWH.

The holders of Class A Common Stock were entitled to vote on all matters submitted to a vote of the stockholders. The number of votes to be cast by the holder of Class A Common Stock may vary and is determined, in each instance, prior to a vote of stockholders. If at any time the aggregate principal amount of indebtedness outstanding under the Indenture dated December 22, 1997 among the Company, certain of the Company’s subsidiary guarantors and United States Trust Company of New York is less than $50,000,000, the holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held. So long as the holders of the Class A Common Stock are entitled to more than one vote per share, in any election of Company directors, 21% (rounded up to the nearest whole director) of the directors to be elected shall be elected by a majority of the votes cast by the holders of shares of outstanding Class B Common Stock other than Court Square or any person that is or is deemed to be in the consolidated tax group of which Court Square is a member.

The holders of Class B Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The Company cannot amend the Second Amended and Restated Certificate of Incorporation, enter into any plan of liquidation, recapitalization, reorganization, reclassification, consolidation or merger, sell all or substantially all of the Company’s assets or stock or enter into any other business combination without the approval of a majority of the holders of Class B Common Stock. Except as required by law, the holders of Class C Common Stock have no voting rights.

Redeemable Preferred Stock

Effective as of July 1, 2003, holders of substantially all of the Company’s common stock and preferred stock agreed to amend the terms of the Company’s outstanding preferred stock. The Company’s Second Amended and Restated Certificate of Incorporation provided for the issuance of 3,500,000 shares of preferred stock, all of which are designated as 12% Series A Accreting Preferred Stock. The preferred stock had a stated value of $100 per share and was entitled to receive dividends when, as and if declared by the Board of Directors in such amounts as the Board of Directors may determine at the time of declaration, provided that the aggregate amount of dividends per share do not exceed the compounded annual rate of 12% of the stated value per share from the date of original issue. As indicated above the Company’s Series A Accreting Preferred Stock was cancelled in connection with the 2004 corporate reorganization.

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The amount accreted on the preferred stock from the issue date through September 30, 2004 (the cancellation date) is reported as “Accretion for redemption of preferred stock” on the Consolidated Statements of Operations. The dividends accrued on the preferred stock prior to the adoption of the restated terms were never declared or paid to the holders of the preferred stock and are also reported as “Accretion for redemption of preferred stock.”

Dividends

The Company’s ability to pay cash dividends are subject to restrictions contained in the Senior Credit Facility, the 8  5/8% Senior Notes with a stated maturity date of 2007, the 11% Senior Subordinated Notes with a stated maturity date of 2009, the Floating Rate Notes with a stated maturity date of 2009, and the 9  3/8% Senior Subordinated Notes with a stated maturity date of 2012.

18. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The Company’s other comprehensive income (loss) consists of unrealized net gains and losses on the translation of the assets and liabilities of its foreign operations, currency instruments and interest rate swaps and minimum pension liability adjustments. The before tax income (loss), related income tax effect and accumulated balance are as follows:

	Foreign Currency Translation Adjustment	Unrealized Gains (Losses) on Currency Hedges	Minimum Pensions Liability & SFAS 158 Adjustment	Accumulated Other Comprehensive Income (Loss)
Balances at December 31, 2003, previously stated	$(7,876)	$(356)	$(7,572)	$(15,804)
Before tax	9,840	1,201	(634)	10,407
Income tax effect	—	(406)	—	(406)

Other comprehensive income (loss)	9,840	795	(634)	10,001

Balances at December 31, 2004	1,964	439	(8,206)	(5,803)
Before tax	(4,684)	497	(441)	(4,628)
Income tax effect	—	(99)	—	(99)

Other comprehensive income (loss)	(4,684)	398	(441)	(4,727)

Balances at December 31, 2005	(2,720)	837	(8,647)	(10,530)
Adoption of SFAS 158			977	977
Before tax	9,323	(510)	1,939	10,752
Income tax effect		153	—	153

Other comprehensive income (loss)	9,323	(357)	2,916	11,882

Balances at December 31, 2006	$6,603	$480	$(5,731)	$1,352

The Company’s total comprehensive income (loss) is as follows:

	2006	2005	2004
Net (loss) income	$(122,517)	$(96,984)	$56,424
Other comprehensive income (loss)	11,882	(4,727)	10,001

Comprehensive (loss) income	$(110,635)	$(101,711)	$66,425

19. TRANSACTIONS WITH GM

The Company has entered into several transactions and agreements with GM and certain of its subsidiaries related to their respective businesses. Pursuant to a Trademark License Agreement between the Company and GM, GM granted the Company an exclusive license to use the “Delco Remy” trademark on and in connection with automotive starters and heavy-duty starters and alternators until July 31, 2004, extendable indefinitely upon payment of a fixed $100 annual licensing fee to GM. The Company has also been granted a perpetual, royalty-free license to use the “Remy” trademark. The “Delco Remy” and “Remy” trademarks are registered in the U.S., Canada and Mexico and in most major markets worldwide. GM has agreed that, upon the Company’s request, GM will register the trademarks in any jurisdiction where they are not currently registered.

In addition to the transactions disclosed elsewhere in the accompanying consolidated financial statements and related notes, the Company had sales to GM relating to continuing operations of $308,680, $272,753 and $291,525 in 2006, 2005 and 2004, respectively. The Company also had accounts receivable relating to continuing operations from GM of $35,860 and $34,604 at December 31, 2006 and 2005, respectively.

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20. LEASE COMMITMENTS

The Company occupies space and uses certain equipment under lease arrangements. Rent expense relating to continuing operations was $11,763 for 2006, $10,872 for 2005, and $10,550 for 2004. Rental commitments at December 31, 2006 for long-term non-cancelable operating leases (not reflected as a restructuring reserve) were as follows:

2007	$9,284
2008	8,040
2009	7,337
2010	5,791
2011	4,281
Thereafter	3,988

Total payments	$38,721

21. OTHER COMMITMENTS AND CONTINGENCIES

The Company is party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business, including those relating to commercial transactions, product liability, safety, health, taxes, environmental and other matters. The Company believes that the ultimate liability, if any, in excess of amounts already provided for in the financial statements or covered by insurance on the disposition of these matters and the matters discussed below would not have a material adverse effect on the Company except as otherwise indicated.

GM Supply Agreements

On July 31, 1994, the Company, through a wholly owned subsidiary, Remy Inc. (formerly known as (“fka”) Delco Remy America, Inc.), purchased substantially all of the assets, other than facilities, and assumed certain liabilities of specific business activities of the Delco Remy Division of GM (the “GM Acquisition”). The specific business activities purchased are engaged in the design, manufacture, remanufacture and sale of heavy-duty starters and alternators, automotive starters, and related components.

Concurrent with the GM Acquisition, the Company entered into certain supply agreements with GM whereby the Company would be the sole-source supplier to GM for component parts manufactured by the Company at the date of the GM Acquisition. The supply agreement for automotive starters had an initial term of ten years, while the supply agreement for heavy-duty starters and alternators had an initial term of six years. In 1999, the Company and GM amended the agreement for the Company’s price of automotive products and extended the agreement term to July 31, 2008. In April 2002, the price and product offering was adjusted (as to price, technology and design) in accordance with the competitive clause of the original agreement. The Supply Agreement for heavy-duty products terminated on July 31, 2000. Sales to GM were not adversely affected by the termination and the Company now has the ability to provide an expanded heavy-duty product offering to GM and other customers. GM’s obligation to distribute the Company’s automotive aftermarket products terminates on July 31, 2008. The Company is in discussions with GM regarding new agreements for the Company’s product offerings.

HCS Pay Litigation

On January 16, 2006, the Company initiated litigation in the Circuit Court of Oakland County, Michigan against Hennessey Capital, LLC; HCSPay, LLC; and SurGen, LLC (the preceding three entities collectively are referred to as Hennessey) and against Surge Capital; Lancelot Investors Fund LP; Lancelot Investment Management, LLC; AGM II, LLC; and John Maselli (the preceding five entities collectively are referred to as Surge). This litigation seeks the return of approximately $6,083 that the Company believes is owed to it under a factoring agreement that it entered into with Hennessey plus punitive damages and costs. The Company alleges claims against Hennessey for breach of contract and breach of fiduciary duty. The Company alleges claims against Surge for conversion, unjust enrichment, declaratory judgment, and constructive trust and seeks the return of the Company’s funds plus punitive damages. The Company intends to pursue its claims vigorously. At December 31, 2006 the Company had a net receivable recorded of $2,483 which is the Company’s estimate of realizable value related to this matter.

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UAW Litigation

On April 16, 2003, the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) and its Local Union 662 filed suit against the Company and Remy, Inc. (“RI”), in Federal District Court in the Southern District of Indiana, Indianapolis Division. The lawsuit was filed under Section 301 of the Labor Management Relations Act, 29 U.S.C. Sec. 185, seeking enforcement of an expired Supplemental Unemployment Benefits plan (“SUB plan”). The plaintiffs alleged that the SUB plan provided supplemental unemployment benefits for 52 weeks and separation pay in an amount exceeding $20,000 for employees who were terminated as a result of the closure of RI’s Anderson, Indiana production facilities at the end of March 2003. The plaintiffs also sought to enforce terminated provisions of a health care program, which the plaintiffs alleged that the plan provided the terminated employees with 25 months of continued hospital, surgical, medical, hearing aid, prescription drug, mental health, substance abuse and vision insurance coverage. The terminated employees were represented by the UAW and its Local Union 662 under various agreements, which expired on March 31, 2003. The lawsuit was filed shortly after the UAW membership failed to ratify RI’s last, best and final offer for a Shutdown Agreement. The UAW filed an amended complaint on July 8, 2003 to which the Company filed an answer on July 24, 2003. Motions for summary judgment filed by the parties were denied by the court in September 2005. On January 31, 2006, a final settlement agreement and release was entered into by the parties which fully resolved all of the allegations of the complaint. Under the terms of the settlement agreement, the Company and RI agreed to contribute approximately $5,250 to the SUB plan in return for a release of all claims alleged in the lawsuit, including any further obligations to fund the SUB plan. The accompanying consolidated financial statements reflect a restructuring charge recorded in the 4th quarter of 2005 of approximately $1,525 related to this issue. The Company paid $5,724 in 2006 related to this matter.

Prison Labor Matter

In January 2004, a class action on behalf of all prisoners who worked in a South Carolina Department of Corrections (“SCDC”) Services Training Program at Lieber Correctional Institute was brought against the SCDC and the Company’s former subsidiary Williams Technologies, Inc. (“Williams”), which was sold to Caterpillar, Inc., in September 2004. The Plaintiffs claim that (a) they should have been paid industry prevailing wages under a South Carolina prison industries authorization statute, (b) the SCDC and Williams violated the Payment of Wages Act and (c) the SCDC and Williams committed a tort under the South Carolina Tort Claims Act. Under the terms of the sale, the Company retained liability and responsibility for this claim. The Circuit Court for Dorchester County granted summary judgment to the Company on April 21, 2005, and decertified the Plaintiff class. The Company was notified the plaintiff’s appeal was dismissed in February 2007. The plaintiff has requested a rehearing.

Import/Export Matters

The Company continues to operate globally to take advantage of global economic conditions and related cost structures. The Company is subject to various duties and import/export taxes. The Company actively reviews its import/export processes in North America, Europe and Asia to verify the appropriate import duty classification, value and duty rate, including import value added tax. As part of this review process, the Company identified a potential exposure related to customs duties in the U.S. Upon resolution of these interpretations, duties due from the Company will range from $0 to $12,200. The Company has paid approximately $1,000 and accrued approximately $8,000 as of December 31, 2006 related to this issue.

Franklin Power Products Facility

In September 2000, one of Franklin Power Products, Inc.’s Indiana facilities received a Finding of Violation and Order for Compliance (the “Order”) from the EPA requiring the facility to correct violations of its wastewater discharge permits. Franklin Power Products, Inc. has installed wastewater treatment equipment and is in compliance with the terms of the Order and has eliminated the discharge. In July 2004, the Company and Franklin Power Products, Inc. entered into an agreement with the U.S. Department of Justice on behalf of the EPA, which tolled the statute of limitations on the EPA’s potential claim for penalties. Since that time, the Company has been cooperating with the EPA by providing additional information and has entered into settlement negotiations with the EPA and the Department of Justice. On April 12, 2006, the EPA and the Company reached a settlement for $851 and entered into a consent decree to resolve this matter. In July 2006, the Company paid the $851.

22. BUSINESS SEGMENTS AND GEOGRAPHIC AREA INFORMATION

The Company is a leading global vehicular parts designer, manufacturer, remanufacturer, marketer and distributor, and a provider of core exchange services. Products from continuing operations include starters and alternators which are principally sold or distributed to OEMs for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors and retail automotive parts chains. The Company manages its business and operates in a single reportable business segment. The operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes because of the similar economic characteristics of the operations, including the nature of products, production processes, customers and methods of distribution.

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The Company is a multi-national corporation with operations in many countries, including the U.S., Canada, Mexico, Brazil, China, Hungary, Poland, Germany, South Korea, the United Kingdom, Belgium and Tunisia. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which the Company distributes its products. The Company’s operating results are exposed to changes in exchange rates between the U.S. dollar and the South Korean Won, the Chinese Yuan, the Mexican Peso and various European currencies. Exposure to variability in foreign currency exchange rates is managed primarily through the use of natural hedges, whereby funding obligations and assets are both denominated in the local currency. From time to time, the Company enters into exchange agreements to manage its exposure arising from fluctuating exchange rates related to specific transactions. Sales are attributed to geographic locations based on the point of sale.

Information for continuing operations is as follows:

	2006	2005	2004
Net sales to external customers:
United States	$948,700	$874,134	$761,562
Europe	124,661	106,592	106,461
Canada	2,247	1,984	705
Asia Pacific	100,664	74,602	51,376
Mexico and Brazil	79,274	57,993	52,320

Total net sales	$1,255,546	$1,115,305	$972,424

		2006	2005
Long-lived assets:
United States		$182,515	$215,656
Europe		40,531	35,753
Canada		271	306
Asia Pacific		36,929	43,907
Mexico and Brazil		64,758	63,372

Total long-lived assets		$325,004	$358,994

Customers that accounted for a significant portion of consolidated net sales relating to continuing operations were as follows:

	2006	2005	2004
General Motors Corporation	$308,680	$272,753	$291,525

Following is a summary of the composition by product category of the Company’s sales to external customers relating to continuing operations:

	2006	2005	2004
Electrical systems	$1,193,084	$1,057,520	$913,630
Core services	62,462	57,785	58,794

Total	$1,255,546	$1,115,305	$972,424

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23. SUPPLEMENTAL CASH FLOW INFORMATION

Information for operations is as follows:

	2006	2005	2004
Cash paid for interest	$77,148	$65,211	$60,232
Cash paid for income taxes, net of refunds received	4,927	2,514	5,957

Detail of acquisitions:
Fair value of assets acquired	$2,101	$92,911	$1,789
Liabilities assumed	—	(99,837)	—
Notes paid	—	—	4,786
Prepayments	—	—	(5,930)
Goodwill recorded	—	64,567	18,555	(1)
Minority interest	—	—	6,317
Cash acquired	—	—	—

Net cash paid for acquisitions	$2,101	$57,641	$25,517

(1)	Includes $13,500 recorded in 2003 for accrual of the contingent earn-out liability relative to the acquisition of Knopf.

24. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarter Ended:	3/31/06	6/30/06	9/30/06	12/31/06	Total Year
Net sales	$310,327	$328,977	$310,451	$305,791	$1,255,546
Gross profit	42,700	43,518	24,427	7,247	117,892
Loss from continuing operations	(10,900)	(13,183)	(32,790)	(74,095)	(130,968)
Income from discontinued operations, net of tax	2,694	2,779	2,243	305	8,021
Gain on disposal of businesses, net of tax	108	108	108	106	430
Net loss	$(8,098)	$(10,296)	$(30,439)	$(73,684)	$(122,517)

Quarter Ended:	3/31/05	6/30/05	9/30/05	12/31/05	Total Year
Net sales	$256,210	$285,768	$288,685	$284,642	$1,115,305
Gross profit	42,085	28,931	40,401	24,226	135,643
Loss from continuing operations	(4,374)	(22,451)	(28,948)	(42,641)	(98,414)
Income (loss) from discontinued operations, net of tax	1,322	539	867	(2,224)	504
Gain on disposal of businesses, net of tax	155	524	108	139	926
Net loss	$(2,897)	$(21,388)	$(27,973)	$(44,726)	$(96,984)

25. RELATED PARTY TRANSACTIONS

In 2002 the Company entered into to an advisory agreement with CVC Management LLC (the “Advisor”), an affiliate of Court Square and CVC Equity Partners. Under the terms of the agreement, the Advisor is required to provide executive, management, consulting and support services to the Company and certain of its subsidiaries. The Advisor is entitled to receive an initial advisory fee of $1,000 for 2002 and an advisory fee of $1,000 for each year thereafter, payable in equal quarterly installments. The Company made payments to the Advisor for the advisory fee of $1,000 in 2005 and $2,750 in 2004 for the period 2002 through the third quarter of 2005. The advisory agreement continues until December 31, 2006 and is automatically renewed from year to year thereafter unless terminated by either of the parties. The Advisor was also entitled to receive a transaction fee of $2,500 for services provided in connection with the refinancing of the Company’s senior credit facilities in 2002. The Company paid the Advisor the $2,500 transaction fee in 2004. No transaction fees were paid in 2005 or 2006. The Advisor may receive additional transaction fees under the advisory agreement in amounts to be agreed upon by the parties for services provided in connection with future financings, acquisitions and divestitures. The Company has a liability to CVC of $1,250 at December 31, 2006 and 2005 included in “Other non-current liabilities” relating to continuing operations on the accompanying consolidated balance sheets.

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26. SUBSEQUENT EVENTS AND TRANSACTIONS

Sale of Diesel Business

On February 5, 2007, the Company completed the sale of substantially all assets and certain of the liabilities of its Diesel business to Caterpillar, Inc. and Caterpillar Reman Acquisition LLC (“CAT”). CAT paid $153,200 in cash for two of the Company’s subsidiaries, Franklin Power Products, Inc. and International Fuel Systems, Inc. The sales price is subject to adjustments to the net investment in the business, the effect of which had not been determined as of the date of issuance of the accompanying financial statements. The Company’s Senior Credit Facility was amended to reflect the sale of the Diesel business. In addition, cash proceeds of $50,000 from the sale is held in a restricted account, pledged as collateral to the Company’s senior secured lenders, and made available for withdrawal by the Company only with consent of the lenders under the Senior Credit Facility.

Reporting to the Securities and Exchange Commission

On April 2, 2007, the Company filed Form 15 with the Securities and Exchange Commission (“SEC”) to notify them that the Company is no longer required to file reports under the Exchange Act. As a result, the Company will no longer be required to file periodic reports and certain forms with the SEC, and will not file a Form 10-K for its fiscal year ended December 31, 2006.

Forbearance Agreement

On April 16, 2007, the Company announced that it had entered into forbearance agreements with holders of its 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012, its 8  5/8% Senior Notes with a stated maturity date of December 15, 2007 and its 11% Senior Subordinated Notes with a stated maturity date of May 1, 2009. Therefore, the Company did not make the April 15, 2007 interest payment on its 9  3/8% Senior Subordinated Notes with a stated maturity date in 2012. The forbearance agreements provide that each Noteholder party thereto will forbear from exercising any remedy that such Noteholder would otherwise have as a result of defaults caused by the Company’s decision to file a Form 15 with the SEC and the nonpayment of interest on certain of the note issues. The forbearance agreements can be terminated by any Noteholder upon ten business days’ notice and automatically terminates on the acceleration of certain indebtedness of the Company, the commencement of enforcement action by a trustee under the Company’s indentures or by holders of more than 25% of the face amount of any issue of the notes or if the Company becomes the subject of a bankruptcy filing. The forbearance agreement is not binding on a transferee of any of the notes unless such transferee signs a counterpart of the forbearance agreement. The Company is in active discussions with its Lenders and Noteholders regarding the possible restructuring and refinancing of its debt obligations. The outcome of these discussions is uncertain. See Note 1 for further information.

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REMY INTERNATIONAL CORPORATE INFORMATION

BOARD OF DIRECTORS	CORPORATE EXECUTIVES	OPERATIONS MANAGEMENT

Harold K. Sperlich	John H. Weber	Jay Pittas
Chairman of the Board	President, Chief Executive	President
Remy International, Inc.	Officer and Director	Electrical Aftermarket

John P. Civantos	Kerry A. Shiba	Philippe James
Principal	Senior Vice President and	President and Managing
Court Square Capital Partners LP	Chief Financial Officer	Director, Europe

James R. Gerrity	Gerald T. Mills	Michael Laisure
Director	Senior Vice President and	President
Remy International, Inc.	Chief Human Resources Officer	Remy Inc.

Thomas J. McWilliams	David R. Muir	Darwin Sparrow
Managing Director	Senior Vice President and	President
Court Square Capital Partners LP	Chief Procurement Officer	Locomotive Group

Harris Newman	Amitabh Rai	Allen R. Wilkie
Managing Director	Vice President and	President
Court Square Capital Partners LP	Corporate Controller	Core Services

Richard J. Puricelli	Craig Hart
Director	Treasurer
Remy International, Inc.

CORPORATE HEADQUARTERS

2902 Enterprise Dr.

Anderson, IN 46013

765-778-6499

www.remyinc.com

EXHIBIT K

to

Disclosure Statement:

CVC Settlement Agreement

EXECUTION VERSION

SETTLEMENT, SUPPORT, FORBEARANCE, AND RELEASE AGREEMENT

This settlement, support, forbearance, and release agreement (as the same may be amended, modified, or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of June 15, 2007, by and among (A) CVC Partners, LLC (“CVCP LLC”). Court Square Advisor, LLC (“CSA LLC”), Court Square Capital Limited (“CSCL”), Citicorp Venture Capital Equity Partners, L.P. (“CVCEP LP”), CVC Management LLC (“CVCM LLC”), CVC/SSB Employee Fund, L.P, (“CVCSSBEMF LP”) and CVC Executive Fund LLC (“CVCEXF” and collectively with CVCP LLC, CSA LLC, CSCL, CVCEP LP, CVCM LLC, and CVCSSBEMF LP, “Court Square”); (B) Remy Worldwide Holdings, Inc. (“Remy”), Remy Worldwide International, Inc., Ballantrae Corporation, Franklin Power Products, Inc., HSG I, Inc., HSG II, Inc., International Fuel Systems, Inc., iPower Technologies, Inc., M. & M. Knopf Auto Parts, L.L.C., Marine Corporation of America, NABCO, Inc., Power Investments Marine, Inc., Power Investments, Inc., Powrbilt Products, Inc., Publitech, Inc., Reman Holdings, L.L.C., Remy Alternators, Inc., Remy India Holdings, Inc., Remy International, Inc., Remy International Holdings, Inc., Remy Korea Holdings, L.L.C., Remy Logistics, L.L.C., Remy Powertrain, L.P., Remy Reman, L.L.C., Remy Sales, Inc., Remy, Inc., Unit Parts Company, Western Reman Industrial, LLC, World Wide Automotive, L.L.C., and World Wide Automotive Distributors, Inc. (collectively, the “Company”); and (C) certain of the Company’s noteholders, as listed on the signature pages hereto (collectively, the “Noteholders”).

RECITALS

WHEREAS, the Company and the Noteholders have entered into the Plan Support Agreement, a copy of which is attached hereto as Exhibit A (with the holdings of each Noteholder redacted) that relates to a financial restructuring of the Company (a “Financial Restructuring”);

WHEREAS, it is anticipated that the Financial Restructuring will be implemented through a solicitation of votes for a prepackaged plan of reorganization, consistent with the terms and conditions set forth in the Term Sheet attached as Exhibit “A” to the Plan Support Agreement (the “Prepackaged Plan”) pursuant to Section 3(a)(9) of the Securities Act and Sections 1125 and 1145 of the Bankruptcy Code, consistent with the terms set forth in the Plan Support Agreement;

WHEREAS, if the Prepackaged Plan is not filed with, or confirmed by, the Bankruptcy Court, the Company and Court Square anticipate that a financial restructuring will then be implemented through an alternate plan of reorganization (an “Alternate Plan”) filed by the Company that incorporates, on a non-severable basis, the terms of this Agreement, including, but not limited to, the Non-Severable Obligations;

WHEREAS, Court Square has agreed to, among other things, certain limitations on stock transfers and worthless stock deductions in respect of the Remy Equity Interests and amounts owed in respect of the Advisory Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, the Company has agreed, among other things, to compensate Court Square in exchange for Court Square’s agreement, among other things, (i) to certain limitations on the making of stock transfers and taking of worthless stock deductions in respect of the Remy Equity Interests and (ii) to waive all amounts owed and accruing under the Advisory Agreement; and

WHEREAS, the Noteholders have agreed (i) not to object to or support any objection to the Assumption Motion, (ii) not to contest this Agreement or seek to avoid any consideration provided pursuant hereto, and (iii) subject to the terms of the Plan Support Agreement, to support and not object to or opt-out of the Releases (or other releases in substance and form similar to, and in now way less protective than, the Releases) in the context of the Prepackaged Plan.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Court Square, the Company, and the Noteholders, intending to be legally bound, agree as follows:

1. Definitions. The following terms shall have the following meanings:

(a) “Advisory Agreement” means the advisory agreement, dated as of December 10, 2002, by and between the Company and CVCM LLC, as amended from time to time.

(b) “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

(c) “Agreement” shall have the meaning ascribed to it in the preamble to this Agreement.

(d) “Alternate Plan” shall have the meaning ascribed to it in the recitals to this Agreement.

(e) “Assumption Motion” shall mean the Company’s motion to assume this Agreement under Section 365 of the Bankruptcy Code.

(f) “Assumption Order” means the order of the Bankruptcy Court or any other bankruptcy court approving the Assumption Motion and providing that the Payment will be determined to be an allowed administrative expense claim under Section 503(b) of the Bankruptcy Code.

(g) “Bankruptcy Code” means the United States Bankruptcy Code, title 11 United States Code, as amended.

(h) “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

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(i) “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended.

(j) “Company” shall have the meaning ascribed to it in the preamble to this Agreement.

(k) “Confirmation Certificate” shall have the meaning ascribed to it is Section 5(a) hereto.

(1) “Confirmation Order” means an order of the Bankruptcy Court confirming, pursuant to Section 1129 of the Bankruptcy Code, the Prepackaged Plan, or any Alternate Plan.

(m) “Court Square” shall have the meaning ascribed to it in the preamble to this Agreement.

(n) “Court Square Owner” means each of CSCL, CVCEP LP, CVCSSBEMF LP and CVCEXF.

(o) “Court Square 10% Shift” means one or more Exchange Transactions with respect to Court Square that has the effect, directly or indirectly, of causing an aggregate increase in the percentage ownership of the stock of Remy (or its predecessor Remy International, Inc.) by one or more 5 percent shareholders, determined in accordance with Section 382(g)(l) of the Tax Code and the regulations thereunder, by more than 10 percentage points.

(p) “CSA LLC” shall have the meaning ascribed to it in the preamble to this Agreement.

(q) “CSCL” shall have the meaning ascribed to it in the preamble to this Agreement.

(r) “CVCEXF” shall have the meaning ascribed to it in the preamble to this Agreement.

(s) “CVCEP LP” shall have the meaning ascribed to it in the preamble to this Agreement.

(t) “CVCM LLC” shall have the meaning ascribed to it in the preamble to this Agreement.

(u) “CVCP LLC” shall have the meaning ascribed to it in the preamble to this Agreement.

(v) “CVCSSBEMF LP” shall have the meaning ascribed to it in the preamble to this Agreement.

(w) “Equity Interests” means the equity interests of such Person, including any interest treated as stock for purposes of Section 382 of the Tax Code.

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(x) “Exchange Transaction” means a sale, exchange, assignment or any other manner of disposition, including by way of any redemption, derivative, equity swap, option or other notional or structured contract.

(y) “Financial Restructuring” shall have the meaning ascribed to it in the recitals to this Agreement.

(z) “Holding Company Exchange Date” shall have the meaning ascribed to it on Exhibit B hereto.

(aa) “NOL” shall have the meaning ascribed to it in Section 9(c) hereto.

(bb) “Non-Severable Obligations” shall have the meaning ascribed to it in Section 3(b) hereto.

(cc) “Noteholders” shall have the meaning ascribed to it in the recitals to this Agreement.

(dd) “Other Bankruptcy Case” means a case commenced by the Company in the Bankruptcy Court or any other bankruptcy court in which it proposes an Alternate Plan.

(ee) “Owner Shift” means an Exchange Transaction (determined without regard to any Exchange Transaction that occurs in connection with implementation or following implementation of the Prepackaged Plan or an Alternate Plan) with respect to Court Square which (i) has the effect, directly or indirectly, of causing an aggregate increase in the percentage ownership of stock of Remy by 1 or more 5 percent shareholders, determined in accordance with Section 382(g)(l) of the Tax Code and the regulations thereunder, by more than 5 percentage points or (ii) results, taking into account any prior or subsequent Exchange Transactions (other than any Exchange Transaction that occurs in connection with implementation or following implementation of the Prepackaged Plan or an Alternate Plan) in an “ownership change” with respect to Remy within the meaning of Section 382(g)(l) of the Tax Code.

(ff) “Payment” shall have the meaning ascribed to it in Section 5(a) hereto.

(gg) “Person” means a person as defined in Section 101(41) of the Bankruptcy Code.

(hh) “Petition Date” means the date the Prepackaged Bankruptcy Case is commenced.

(ii) “Plan Effective Date” means the date when all conditions to effectiveness of the Prepackaged Plan or an Alternate Plan shall have been satisfied or waived and the Prepackaged Plan or an Alternate Plan has been substantially consummated within the meaning of Section 1101(2) of the Bankruptcy Code.

(jj) “Plan Support Agreement” means the plan support agreement, dated as of June 15, 2007 among the Company and the Noteholders, as may be amended, extended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

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(kk) “Prepackaged Bankruptcy Case” means a case commenced by the Company in the Bankruptcy Court in which it proposes the Prepackaged Plan.

(ll) “Prepackaged Plan” shall have the meaning ascribed to it in the recitals to this Agreement.

(mm) “Released Company Parties” shall have the meaning ascribed to it in Section 5(f) hereto.

(nn) “Released Court Square Parties” shall have the meaning ascribed to it in Section 5(e) hereto.

(oo) “Released Noteholders Parties” shall have the meaning ascribed to it in Section 5(f) hereto.

(pp) “Releases” means the releases provided for in Section 5(e) of this Agreement.

(qq) “Remy” shall have the meaning ascribed to it in the preamble to this Agreement.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Tax Code” means the Internal Revenue Code of 1986, as amended.

2. Company Obligations. Unless this Agreement is terminated in accordance with its terms, the Company agrees to:

(a) comply with the terms of the Plan Support Agreement (to the extent it continues to be in effect);

(b) ensure that the Prepackaged Plan or an Alternate Plan (x) includes, on a non-severable basis, the Non-Severable Obligations set forth in Section 5 below (except in the case of the third-party releases contained in Section 5(e), which shall be subject to Section 2(c) below), (y) reaffirms the assumption of this Agreement, and (z) classifies and treats the Payment as an allowed administrative expense claim;

(c) ensure (x) that the Prepackaged Plan contains the Releases and (y) that an Alternate Plan contains (i) with respect to releases from the Company and its bankruptcy estate(s), the Releases, and (ii) with respect to the third-party releases set forth in Section 5(e), releases similar in form and substance to the Releases, to the extent permitted under applicable law;

(d) (x) file the Assumption Motion with the Bankruptcy Court within two (2) business days of the date the Company commences the Prepackaged Bankruptcy Case or an Other Bankruptcy Case and (y) seek a scheduling such that the Bankruptcy Court will consider the Assumption Motion and the Assumption Order at a subsequent hearing scheduled in the Prepackaged Bankruptcy Case or the Other Bankruptcy Case, as applicable, after the Assumption

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Motion is filed, which hearing is anticipated to be not more than thirty (30) days following the filing of the Assumption Motion and not later than ten (10) days prior to the original hearing date requested for the hearing to consider confirmation of the Prepackaged Plan or an Alternate Plan, as applicable;

(e) refrain from (x) objecting to this Agreement, (y) seeking an order of the Bankruptcy Court or commencing any action seeking to have any consideration provided pursuant hereto avoided under any section of Chapter 5 of the Bankruptcy Code or otherwise, or (z) otherwise commencing any action, in law or in equity, against Court Square in the Bankruptcy Court or elsewhere (other than in connection with a breach by Court Square of any term contained herein) with respect to the transactions contemplated hereby;

(f) deliver drafts of the Prepackaged Plan or an Alternate Plan not later than ten (10) days before such documents must be solicited or filed, as applicable, with the Bankruptcy Court or any other court; and

(g) oppose and defend any objections to (x) the Assumption Motion, (y) confirmation of the Prepackaged Plan or an Alternate Plan and (z) any related motions, pleadings, or documents.

3. Noteholders Obligations. Unless this Agreement is terminated in accordance with its terms, the Noteholders:

(a) agree to (x) not oppose, object to, or otherwise cause the delay of the approval of the Assumption Motion; and (y) refrain from seeking reconsideration, vacation, modification, amendment, and/or other similar relief with respect to the Assumption Order under, without limitation, Section 502(j) or (k) of the Bankruptcy Code or Rule 9104, 9023, or 9024 of the Bankruptcy Rules;

(b) acknowledge (x) that the Prepackaged Plan will (1) include, on a non-severable basis, the provisions of Section 5 (a) through (f) below (collectively, the “Non-Severable Obligations”), (2) reaffirm the assumption of this Agreement, (3) treat the Payment as an allowed administrative expense claim, and (4) contain the Releases, and (y) that they will not object to the inclusion of such provisions in the Prepackaged Plan;

(c) refrain from (x) seeking an order of the Bankruptcy Court or commencing any action seeking to have any consideration provided pursuant hereto avoided under any section of Chapter 5 of the Bankruptcy Code or otherwise, or (y) otherwise commencing any action, in law or in equity, against Court Square in the Bankruptcy Court or elsewhere (other than in connection with a breach by Court Square of any term contained herein) with respect to the transactions contemplated hereby; and

(d) in the event any Noteholder chooses to become a member of any official committee in the Prepackaged Bankruptcy Case or any Other Bankruptcy Case, such Noteholder agrees that it shall not be relieved of any obligations and/or duties under this Agreement and shall continue to adhere to the terms hereof; provided, however, that any such Noteholder would be permitted to exercise its fiduciary duties related to membership on such committee, and the exercise of such fiduciary duties would not be deemed to constitute a breach of the terms of this Agreement.

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(e) Court Square and the Company agree that, notwithstanding anything in this Agreement to the contrary, the Noteholders reserve the right to object to releases of the Released Court Square Parties in the context of an Alternate Plan (whether the releases are third-party releases or releases on behalf of the Company and its bankruptcy estate(s)) solely to the extent such releases would bar the Noteholders from bringing actions (either directly or derivatively) that they could have brought in their individual capacities prior to the date the Company commenced the Other Bankruptcy Case in which it proposes such Alternate Plan.

4. Court Square Obligations. Unless this Agreement is terminated in accordance with its terms, Court Square agrees to:

(a) (x) support the Prepackaged Plan and any consent solicitation related thereto, (y) vote to accept the Prepackaged Plan, if necessary, and (z) not to withdraw or revoke such vote, if applicable;

(b) (x) support an Alternate Plan, (y) vote to accept an Alternate Plan, if entitled to vote thereon, and (z) not to withdraw or revoke any such vote, if applicable;

(c) not cause, permit to cause, or otherwise enter into, an Exchange Transaction with respect to any Remy Equity Interests on or prior to the Plan Effective Date, except as a result of the cancellation of Remy Equity Interests pursuant to the Prepackaged Plan or an Alternate Plan, as the case may be, on the applicable Plan Effective Date;

(d) not treat any Remy Equity Interests owned by any Court Square Owner (or any portion thereof), or any Equity Interest in any Person owning a direct or indirect interest in a Remy Equity Interest (or any portion thereof) as becoming worthless, within the meaning of Section 382(g)(4)(D) of the Tax Code (by taking a loss pursuant to Section 165(g) of the Tax Code or otherwise), if the result of such treatment would be to cause an “ownership change” within the meaning of Section 382(g) of the Tax Code and any regulations thereunder on a date that is on or prior to the Plan Effective Date, except as a result of the cancellation of Remy Equity Interests pursuant to the Prepackaged Plan or an Alternate Plan, as the case may be, on the applicable Plan Effective Date;

(e) subject to, and conditioned upon, the occurrence of the Plan Effective Date, waive and release any claims arising from or relating to the Advisory Agreement;

(f) comply with all (x) applicable requirements of the Bankruptcy Court, the Bankruptcy Code, and any related rules and regulations and (y) other applicable rules and regulations governing or related to the Prepackaged Plan, and the solicitation thereof, or an Alternate Plan;

(g) not commence any action, in law or in equity, against the Company or the Noteholders in the Bankruptcy Court or elsewhere (other than in connection with a breach by the Company or the Noteholders, as the case may be, of any term contained herein); and

7

(h) (x) support confirmation of the Prepackaged Plan or an Alternate Plan, (y) take all actions necessary with respect thereto, and (z) not take any action to, or support any other Person from taking any action which could, hinder, delay or prevent confirmation of the Prepackaged Plan or an Alternate Plan or the transactions contemplated thereby.

5. Settlement Agreement. Court Square, the Noteholders and the Company agree that the Prepackaged Plan and, if applicable, Court Square and the Company agree that an Alternate Plan will provide, among other things, that:

(a) subject to, and conditioned upon, the occurrence of the Plan Effective Date, and so long as (x) Court Square is not in breach of its obligations hereunder, (y) no Owner Shift has occurred, and (z) on the Plan Effective Date, Court Square shall have delivered to Remy a certificate (the “Confirmation Certificate”) executed by a responsible officer of Court Square certifying that, as of the Plan Effective Date, (A) the representation made by Court Square in Section 9(b) hereof is true and correct in all respects, and (B) Court Square has complied with section 4 hereof as of the Plan Effective Date, which certificate shall be in form and substance reasonably acceptable to Remy, the Company shall pay to Court Square, on the Plan Effective Date, and as a condition to the effectiveness of the Prepackaged Plan or Alternate Plan, the sum of $4 million in cash (the “Payment”), as follows: (i) $1.75 million will be paid to CSA LLC; and (ii) $2.25 million will be paid to CVCEP LP, or such other allocation as Court Square may request on or before the Plan Effective Date.

(b) if Court Square does not receive the Payment by June 15, 2008, the Payment shall begin to accrue interest at the rate of 20% per annum as of such date, until paid in full;

(c) the Payment, including any accrued interest thereon, to the extent provided by section 5(b) hereof, shall be treated, effective as of the date of commencement of the Prepackage Bankruptcy Case or any Other Bankruptcy Case, as an allowed administrative expense claim under the Prepackaged Plan or an Alternate Plan;

(d) effective as of, and subject to and conditioned upon, the occurrence of the Plan Effective Date, the Advisory Agreement shall be terminated, and no amount (accrued or otherwise) due and payable thereunder shall be payable to Court Square, or otherwise qualify for treatment as an allowed claim under the Prepackaged Plan or an Alternate Plan;

(e) in consideration for, among other things, the obligations under this Agreement, so long as (x) Court Square is not in breach of its obligations or representations under this Agreement, (y) no Owner Shift has occurred, and (z) Court Square has provided the Confirmation Certificate at the time and in the manner described therein, (i) the Company and its successors and assigns and the Noteholders and their successors and assigns forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, know or unknown, foreseen or unforeseen, arising on or prior to the date hereof, against Court Square and its respective present or former shareholders, partners, directors, officers, employees, agents, advisors, attorneys, or representatives, and all of their respective heirs, representatives, predecessors, successors, and assigns (collectively, the “Released Court

8

Square Parties”), in connection with acts of the Released Court Square Parties related to the Company, including any claims arising from or related to their ownership, purchase, or sale of securities of the Company, claims under fraudulent conveyance, avoidance, preference, and other similar claims, claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Company, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement; and (ii) to the extent that the Company or its successors or assigns or the Noteholders or their successors and assigns receive any consideration on account of any claim released pursuant to the terms hereof from any of the Released Court Square Parties, whether brought by the Company or its successors or assigns, by the Noteholders or their successors and assigns, or by any other party, such parties hereby assign all of their right, title, and interest in and to such recovery to the Released Court Square Parties against whom such consideration is recovered, and the Released Court Square Parties shall be entitled to enforce the provisions of this paragraph against the Company and its successors and assigns as third-party beneficiaries; provided, however, that in no event shall any of the Released Court Square Parties be released by the Company and/or the Noteholders under this Section 5(e) from (A) any claim related to or arising from any breach by Court Square of any of its obligations under, or representations made in connection with, this Agreement or (B) any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by such Released Court Square Party. Nothing in this paragraph shall be deemed to assert or imply any admission of liability on the part of any of the Released Court Square Parties; and

(f) in consideration for, among other things, the obligations or representations under this Agreement, so long as neither the Company nor the Noteholders are in breach of their obligations under this Agreement, (i) Court Square and its successors and assigns forever releases, waives and discharges all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, know or unknown, foreseen or unforeseen, arising on or prior to the date hereof, against (a) the Company and its respective present or former shareholders, partners, directors, officers, employees, agents, advisors, attorneys, or representatives, and all of their respective heirs, representatives, predecessors, successors, and assigns (collectively, the “Released Company Parties”) and (b) the Noteholders and their respective present or former shareholders, directors, officers, employees, agents, advisors, attorneys, and representatives, including all advisors to the Informal Committee (as defined in the Plan Support Agreement) and all of their respective heirs, representatives, predecessors, successors, and assigns (collectively, the “Released Noteholders Parties”), including any claims arising from or related to their ownership, sale, or purchase of securities of the Company, claims under fraudulent conveyance, avoidance, preference, and other similar claims, claims arising from or related to violations of federal securities laws, claims based upon any act or omission related to past service with, for or on behalf of the Company, claims related to breaches of fiduciary obligations, and claims under or related to the Advisory Agreement; and (ii) to the extent that Court Square or its successors or assigns receive any consideration on account of any claim released pursuant to the terms hereof from any of the Released Company Parties or the Released Noteholders Parties, whether brought by Court Square or its successors or assigns or by any other party, such parties hereby assign all of their right, title, and interest in and to such recovery to the Released Company Parties or the Released Noteholders Parties, as appropriate, against whom such consideration is recovered, and each of the Released Company Parties and the Released Noteholders Parties shall be entitled to

9

enforce the provisions of this paragraph against Court Square and its successors and assigns as third-party beneficiaries; provided, however, that in no event shall any of the Released Company Parties and/or the Released Noteholders Parties be released by Court Square under this Section 5(f) from (A) any claim related to or arising from any breach by the Company and/or the Released Noteholders Parties, as appropriate, of any of their respective obligations under, or representations made in connection with, this Agreement or (B) any claim that has resulted from a criminal act, fraud, gross negligence, or willful misconduct by such Released Company Party and/or Released Noteholders Party. Nothing in this paragraph shall be deemed to assert or imply any admission of liability on the part of any of the Released Company Parties or the Released Noteholders Parties.

6. Restructuring Documents. The Company shall afford counsel to Court Square, to the extent reasonably practicable, an opportunity (prior to filing or solicitation, as applicable) to comment on the (a) the Prepackaged Plan, (b) an Alternate Plan, (c) the Assumption Motion, (d) the Confirmation Order, (e) any disclosure statements or (f) any replies, objections, motions, memorandums, or other pleadings related to the foregoing; provided, however, that Court Square’s counsel’s comments shall be limited to the matters set forth in this Agreement.

7. Termination of Agreement.

(a) This Agreement is terminable and shall be of no further force and effect upon written notice to the Company and the Noteholders by Court Square, if:

(i)	the Company does not commence a case under Chapter 11 of the Bankruptcy Code by June 15, 2008;

(ii)	the terms of the Prepackaged Plan or an Alternate Plan are inconsistent with the terms hereof;

(iii)	(x) any provision contained in the Non-Severable Obligations is severed, disallowed, modified, amended, withdrawn, or deemed invalid or unenforceable; provided that the withdrawal of the Prepackaged Plan or Alternate Plan, as applicable, in its entirety shall not give rise to a termination right hereunder, so long as the Prepackaged Plan, the Alternate Plan, or some other plan of reorganization containing the Non-Severable Obligations on a non-severable basis is filed within thirty (30) days of such withdrawal, or (y) so long as the Plan Support Agreement is effective, the Noteholders oppose the Prepackaged Plan;

(iv)	the Company (or the Noteholders in the Prepackaged Bankruptcy Case) seek an extension of the scheduling of the hearing on the Assumption Motion set forth in Section 2(d) hereof, without Court Square’s prior written consent;

(v)

the Bankruptcy Court does not approve the Assumption Motion within the later of (x) ten (10) days prior to the hearing date requested for the original hearing to consider confirmation of the Prepackaged Plan or an Alternate Plan, as applicable, or (y) forty-five (45) days of the date of

10

commencement of the bankruptcy case in which it is filed, provided that Court Square shall not be entitled to terminate this Agreement if the Company uses commercially reasonable efforts to satisfy the scheduling requirements set forth in this Agreement for consideration and approval of the Assumption Motion and the Noteholders have not breached the terms of this Agreement;

(vi)	(x) a trustee is appointed in the Prepackaged Bankruptcy Case or any Other Bankruptcy Case, (y) the Prepackaged Bankruptcy Case or any Other Bankruptcy Case is converted to a case under Chapter 7 of the Bankruptcy Code, or (z) the Prepackaged Bankruptcy Case or any Other Bankruptcy Case is dismissed by the Bankruptcy Court;

(vii)	the Company or the Noteholders seek to modify, amend, or otherwise alter the Prepackaged Plan or an Alternate Plan in a manner that is inconsistent with the transactions contemplated by this Agreement, without the written consent of Court Square; or

(viii)	the Company or the Noteholders materially breach any of their other respective obligations hereunder, and such breach is not cured within five (5) business days after the giving of notice by Court Square.

(b) This Agreement is terminable and shall be of no further force and effect upon written notice to Court Square by the Company or the Noteholders, if Court Square materially breaches or fails to perform any of its obligations hereunder, and such breach or failure to perform is not cured within five (5) business days after the giving of notice by the Company or the Noteholders, as applicable.

(c) Upon the termination of this Agreement in accordance with the terms hereof, no non-breaching party shall have any continuing liability or obligation to any other party hereunder; provided, however, that no such termination shall relieve any party (i) from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination or (ii) any obligation any party may have under any other agreements executed between such parties; provided, further, so long as (x) Court Square is not in breach of its obligations and representations hereunder, (y) has delivered the Confirmation Certificate to the Company and (z) no Owner Shift has occurred, the Company shall make the Payment in the manner set forth in Section 5 of this Agreement.

8. Further Assurances. Each of the parties hereto shall take such actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, shall negotiate any documents contemplated by this Agreement in good faith, and shall refrain from taking any action which would result in a breach of this Agreement.

9. Representations and Warranties.

(a) Each of Court Square, the Company, and the Noteholders hereby represent and warrant that, as of the date hereof,

11

(i)	the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or other action on its part;

(ii)	the execution, delivery, and performance by it of this Agreement do not and will not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or corporate by-laws or other organizational documents or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or corporate by-laws or other organizational documents;

(iii)	the execution, delivery, and performance by it of this Agreement do not and will not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required (i) for disclosure by the United States Securities and Exchange Commission or (ii) with the Bankruptcy Court in connection with the Prepackaged Bankruptcy Case or Other Bankruptcy Case;

(iv)	this Agreement is the legally valid and binding obligation of such party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally; and

(v)	the parties were all represented by counsel during the negotiation of this Agreement and, as such, the Agreement was negotiated at arm’s length (and the Company and the Noteholders, in entering into this Agreement, acknowledge and agree that there are no limitations described in subclause (iv) above as to this Agreement being a valid and binding obligation).

(b) Court Square hereby represents and warrants that (i) as of the date hereof, each of CVCP LLC, CSA LLC, CSCL, CVCEP LP, CVCM LLC, CVCSSBEMF LP, and CVCEXF, as applicable, is the beneficial owner of the number of Remy Equity Interests set forth opposite its name on Exhibit B hereto (listed by and class and series) and any rights to acquire any Remy Equity Interests and has continually held such Remy Equity Interests for the periods set forth on Exhibit B hereto, (ii) no Affiliate of Court Square owns any other Remy Equity Interests or Equity Interests in (or rights to acquire equity interests in) any direct or indirect subsidiary of Remy, and (iii) there has been no Court Square 10% Shift within the three-year period prior to the date of this Agreement.

(c) The Company hereby represents and warrants to the Noteholders that (i) as of December 31, 2006, the Company’s good-faith estimate of its consolidated net operating loss under Section 172 of the Tax Code is approximately $340 million (the “NOL”), and (ii) assuming that Court Square is not in breach of its obligations hereunder, the NOL will not be subject to a limitation pursuant to Section 382 of the Tax Code, as of the Petition Date.

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10. Amendments and Waivers. This Agreement may not be modified, amended, or supplemented, except in a writing signed by the signatories to this Agreement.

11. GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT, OR PROCEEDING AND AGREES THAT SERVICE OF PROCESS IN CONNECTION THEREWITH SHALL BE EFFECTIVE IF MADE BY FIRST CLASS MAIL AND SHALL NOT CONTEST THE FORM OF MANNER OF SUCH SERVICE. NOTWITHSTANDING THE FOREGOING CONSENT TO NEW YORK JURISDICTION, UPON THE COMMENCEMENT OF THE PREPACKAGED BANKRUPTCY CASE, THE PARTIES AGREE THAT TIDE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OF ALL MATTERS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THAT THEY SHALL NOT SEEK TO ENFORCE THIS AGREEMENT IN ANY OTHER COURT.

12. Specific Performance. It is understood and agreed by the parties to this Agreement that money damages would not be a sufficient remedy for any breach of this Agreement by any party, and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of any court of competent jurisdiction requiring any party to comply promptly with any of its obligations hereunder.

13. Relationship Among the Parties.

(a) Court Square acknowledges that, notwithstanding anything herein to the contrary, the obligations of the Company and the Noteholders hereunder are several and not joint, and in no circumstance shall the Noteholders be liable to Court Square for the Payment or any other amount due by the Company to Court Square hereunder.

(b) Notwithstanding anything herein to the contrary, the duties and obligations of the Noteholders under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Noteholder has any duty of trust or confidence in any form with any other Noteholder, and there are no commitments among or between them. In this regard, it is understood and agreed that any Noteholder may trade in the Notes or other debt or equity

13

securities of the Company without the consent of the Company, Court Square or any other Noteholder, subject to applicable securities laws and the Plan Support Agreement, to the extent effective. No Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Noteholders shall in any way affect or negate this understanding and agreement.

14. Survival. Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the agreements and obligations of the parties in Section 12 hereof shall survive termination and shall continue in full force and effect in accordance with the terms hereof. The representations of Court Square set forth in Section 9(b) hereof shall survive for a period equal to the applicable statute of limitations for the assessment of taxes for the taxable year in which the Prepackaged Plan or an Alternate Plan is implemented, provided that, notwithstanding anything to the contrary in this Agreement, damages recoverable based on a breach of such representations (or of any other representations or obligations contained in or under this Agreement) shall be absolutely limited to, and in no event shall exceed, the amount of the Payment actually made pursuant to Section 5(b) hereof.

15. Headings. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

16. Successors and Assigns, Several Obligations. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators, and representatives. The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof. The agreements, representations, and obligations of the parties under this Agreement are several and not joint in all respects.

17. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other Person or entity shall be a third-party beneficiary hereof.

18. Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

19. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. This Agreement may be executed and delivered by hand, facsimile or email (in tagged image or portable document format).

20. Notices. All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the entities set forth below, and deemed given when sent by hand, facsimile or email (in portable document format) during standard business hours (from 9:00 a.m. to 5:00 p.m. (prevailing Eastern Time)) at the place of receipt at the addresses, facsimile numbers or email addresses listed below with a copy to each of the following:

14

If to the Company:

Remy Worldwide Holdings, Inc.
2902 Enterprise Drive
Anderson, Indiana 46013
Attention:	Kerry A. Shiba
Facsimile:	(765) 221-7365
Email:	shiba.kerry@remyinc.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Ave
New York, New York 10022
Attention:	Douglas P. Bartner, Esq.
Facsimile:	(212) 848-7179
Email:	dbartner@shearman. com

If to Court Square:

Court Square Capital Partners
399 Park Avenue, 14th Floor
New York, New York 10022
Attention:	Thomas F. McWilliams
Facsimile:	(212) 888-2940
Email:	tmcwilliams@courtsquare.com

with a copy to:

Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention:	H. Jeffrey Schwartz, Esq.
Facsimile:	(212) 698-3599
Email :	H.Jeffrey.Schwartz@Dechert.com

If to a Noteholder, to the address set forth beneath such Noteholder’s name below, with a copy to:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue, 19th Floor
New York, NY 10022
Attn:	Fred S. Hodara, Esq.
Telephone:	(212) 872-1000
Facsimile:	(212) 872-1002

[signatures on following page]

15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below.

Remy International, Inc. (on behalf of itself and its affiliates and related entities constituting the Company)

By:
Name:	John H. Weber
Title:	President and CEO

Court Square Advisor, LLC

By:
Name:	Michael Delaney
Title:

Court Square Capital Limited

By:
Name:	Michael Froman
Title:	Managing Director

CVC Partners, LLC

By:
Name:	Tom McWilliams
Title:	Mg Partner

16

Citicorp Venture Capital Equity Partners, L.P.

By:	Court Square Advisor, LLC, Manager

By:
Name:	Michael Delaney
Title

CVC Executive Funds LLC

By:	CVC Partners, LLC, Manager

By:
Name:	Tom McWilliams
Title:	Mg Partner

CVC Management LLC

By:	Court Square Advisor, LLC, Manager

By:
Name:	Michael Delaney
Title:

CVC/SSB Employee Fund, L.P.

By:	CVC Partners, LLC, Manager

By:
Name:	Tom McWilliams
Title:	Mg Partner

Fidelity National Special Opportunity Inc.

By:
Name:	Eric Scroggins
Title:

17

Hoak & Co.

By:
Name:	J. Hale Hoak
Title:	President

Third Point LLC

By:
Name:	Neel Devani
Title:	Partner

H Partners LP

By:
Name:	Rehan Jaffer
Title:	Managing Member

Ore Hill Hub Fund Ltd.
Geer Mountain Financing, Ltd.
Kinney Hill Credit Opportunities Fund, Ltd.

By:
Name:
Title:

18

Joshua Tree Capital Partners, LP

	By:	Joshua Tree Capital Management LP
its General Partner

		By:	Joshua Tree Capital Management, LLC
its General Partner

By:
		Name:	Vikas Tandon
		Title:	Managing Member

Corriente Master Fund, L.P.

	By:	Corriente Capital Management, L.P.,
its Managing General Partner

		By:	Corriente Advisors, LLC,
its General Partner

By:
		Name:	James Haddaway
		Title:	Member

Group G Capital Partners LLC

By:
Name:	Arthur Wiess
Title:	Portfolio Manager

19

EXHIBIT A

to

CVC Settlement Agreement:

Plan Support Agreement (Redacted)

Please refer to Exhibit B to the Disclosure Statement

EXHIBIT B

to

CVC Settlement Agreement

EXHIBIT B

Entity	Remy Equity Interests Owned[1]
Court Square Advisor, LLC	-

Court Square Capital Limited	1,0000 Shares Class A Common Stock

Citicorp Venture Capital Equity Partners, L.P.	1,735,711.17 Shares Class B Common Stock
16,378.57 Shares Class C Common Stock
1,620,406.51 Shares Series A Preferred Stock

CVC Management LLC	-

CVC/SSB Employee Fund, L.P.	17,278.89 Shares Class B Common Stock
163.15 Shares Class C Common Stock
16,131.04 Shares Series A Preferred Stock

CVC Executive Fund LLC	15,395.57 Shares Class B Common Stock
145.28 Shares Class C Common Stock
14,372.83 Shares Series A Preferred Stock

CVC Partners, LLC	-

[1]

The Remy Equity Interests reflected below have been held continuously by the entities listed from September 30, 2004, the date that the shares of Remy International, Inc., were exchanged for shares of Remy (the “Holding Company Exchange Date”) through the date of this Agreement. Prior to the Holding Company Exchange Date, an identical number of shares of stock of Remy International, Inc., were held continuously by the same entities since at least July 25, 2004.

EXHIBIT L

to

Disclosure Statement:

Reorganized RII Certificates of Designation

Series A Preferred Stock

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES A PREFERRED STOCK

of

REMY INTERNATIONAL, INC.

(Pursuant to Section 151 and 303 of the

Delaware General Corporation Law)

Remy International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated [    ], 2007 (the “Plan”), as confirmed by the United States Bankruptcy Court for the District of Delaware on [    ], 2007, and in accordance with Section 303 of the Delaware General Corporation Law (the “DGCL”), and the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Plan authorizes the creation of a series of preferred stock of the Corporation, with the designation, number of shares and relative rights, preferences, privileges, powers and restrictions set forth below:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of up to 27,000 shares of preferred stock of the Corporation, is the Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

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B. “Board of Directors” means the board of directors of the Corporation.

C. “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D. “Calculation Agent” means [    ]

E. “Change of Control” shall occur if:

(i) the Corporation shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Corporation (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Corporation” shall include, without limitation, assets accounting for 51% or more of the sales of the Corporation and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(ii) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the Issue Date (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) in the same proportion as before such transaction;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag along sale pursuant to the terms of the certificate of incorporation of the Corporation, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation; provided, however, that for purposes of this clause (iii) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (iii)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity; or

(iv) at any time (A) that the Corporation or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common

2

stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Effective Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was made pursuant to special nomination rights provided under the Corporation’s or such successor’s certificate of incorporation or a stockholders agreement between the Corporation or such successor and such stockholder or stockholders or approved by a vote of a majority of the directors of the Corporation or such successor then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

F. “Determination Date” means, with respect to any Dividend Rate Period, the second London Banking Day preceding the first day of such Dividend Rate Period (with the exception of the first Determination Date, which shall be the second London Banking Day preceding the Issuance Date).

G. “Dividend Amount” means the product of (a) the Dividend Rate, (b) the number of days during the Dividend Rate Period, and (c) the then applicable Reference Preference Amount.

H. “Dividend Date” means the first Business Day of each January, April, July and October.

I. “Dividend Rate Period” means the period commencing on and including a Dividend Rate Establishment Date (with the exception that the first Dividend Rate Period shall commence on and include the Issuance Date) and ending on and including the day immediately preceding the next succeeding scheduled Dividend Rate Establishment Date (with the exception that the last Dividend Rate Period shall end on the day preceding the liquidation of the Corporation or redemption of the Series A Preferred Stock).

J. “Dividend Rate” means (a) the sum of LIBOR plus 20.00% (b) divided by 360.

K. “Dividend Rate Establishment Date” means, for each calendar year during which shares of Series A Preferred Stock are outstanding, each of January 1, April 1, July 1 and October 1 of such calendar year.

L. “Effective Date” means the date of effectiveness of the Plan.

M. “Initial Liquidation Preference” means $1,000.00 per share of Series A Preferred Stock.

N. “Issuance Date” means the date of issuance of the Series A Preferred Stock.

O. “Junior Securities” mean, with respect to any class or series of capital stock or other equity securities of the Corporation, any other class or series of capital stock or other equity securities of the Corporation that rank junior upon liquidation to such class or series of capital stock or other equity securities of the Corporation. Without limiting the generality of the foregoing, the Common Stock and all other capital stock or other equity securities of the Corporation other than the Series B Preferred Stock shall be applicable Junior Securities with respect to the Series A Preferred Stock.

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P. “LIBOR” means, with respect to each Dividend Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for three-month periods beginning on the first day of such Dividend Rate Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such offered quotations are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such rates are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Dividend Rate Period will be LIBOR in effect with respect to the immediately preceding Dividend Rate Period.

Q. “Liquidation Preference” means the Initial Liquidation Preference, as increased in accordance with the terms of Article III hereof to include all accrued but unpaid Dividend Amounts.

R. “London Banking Day” is any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

S. “Majority Holders” means the holders of a majority of the then outstanding shares of Series A Preferred Stock.

T. “Permitted Holder” means each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any Affiliates of such noteholders.

U. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

V. “Reference Preference Amount” means, with respect to (a) the first Dividend Rate Period, an amount equal to the Initial Liquidation Preference and (b) with respect to each subsequent Dividend Rate Period, an amount equal to the sum of (x) the Initial Liquidation Preference, plus (y) the sum of all Dividend Amounts accrued and unpaid prior to the commencement of the applicable Dividend Rate Period.

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W. “Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

X. “Series B Preferred Stock” means shares of Series B Preferred Stock of the Corporation issued on the Issuance Date pursuant to the Series B Preferred Stock Certificate of Designation filed contemporaneously with this Certificate of Designation.

Y. “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

Z. “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

III. DIVIDENDS

A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted hereunder and by the DGCL, the Corporation shall pay preferential dividends to the holders of the Series A Preferred Stock as provided in this Section III(A). Dividends on each share of the Series A Preferred Stock shall accrue on a daily basis at the Dividend Rate on the Reference Preference Amount thereof from and including the date of issuance of such share of Series A Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Preference of such Series A Preferred Stock (including all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Series A Preferred Stock is redeemed by the Corporation in accordance with Article V and (iii) the date on which such share is otherwise acquired by the Corporation. To the extent not paid, accrued and unpaid dividends as of each Dividend Date shall be entitled to additional dividends at the Dividend Rate on such amount; this is incorporated in the calculation of the Dividend Amount by referencing the Reference Preference Amount. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. All accrued and unpaid dividends on the Series A Preferred Stock shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. In the event that the funds available for payment of dividends on the date such payment is due in accordance with this Section III(A) are insufficient, dividends shall be paid pro rata to the Series A Preferred Stock and the Series B Preferred Stock according to the respective aggregate Liquidation Preferences thereof.

B. Dividends Accumulate. All dividends which have accrued on each share of Series A Preferred Stock outstanding shall be accumulated and shall remain accumulated dividends with respect to such share of Series A Preferred Stock until paid to the holder thereof.

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C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series A Preferred Stock held by each such holder.

IV. RANK

A. All shares of the Series A Preferred Stock shall rank (i) prior to the Junior Securities; (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series A Preferred Stock (the “Pari Passu Securities”; it being understood that the Series B Preferred Stock shall be deemed to be Pari Passu Securities); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series A Preferred Stock (collectively, the “Senior Securities”), in each case as to (x) payment of dividends and (y) distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary

V. REDEMPTION

A. In the event of (i) a Change of Control, or (ii) a public offering of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement filed under the Securities Act of 1933, as amended, and covering new shares issued by the Corporation constituting 35% or more of the Corporation’s Common Stock (a “Qualified Public Offering”), the Corporation shall redeem the Series A Preferred Stock, in whole in cash, at a redemption price per share equal to the Liquidation Preference, as soon as practicable but in no event later than five (5) Business Days following the consummation of such Change of Control or Qualified Public Offering.

B. Any redemption made by the Corporation shall be made by providing at least ten (10) days advance written notice (the “Redemption Notice”) to the holders of shares of Series A Preferred Stock.

C. The price per share of Series A Preferred Stock required to be paid by the Corporation pursuant to Article V(A) (the “Redemption Amount”) shall be paid to the holders within five (5) Business Days of the effective date of the redemption (the “Redemption Date”); provided, however, that in the event of a redemption in whole, the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Series A Preferred Stock certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Section B of Article IX below. The sole right of holders of Series A Preferred Stock on and after the Redemption Date is to receive the Redemption Amount, unless the Corporation defaults in the payment of the Redemption

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Amount. All shares of Series A Preferred Stock in respect of which the Redemption Amount is not paid when due in accordance with this Article V shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided in this Certificate of Designation. The Corporation shall not consummate a Qualified Public Offering or approve a Change of Control, and the Corporation’s stockholders shall be prohibited from effecting a Change of Control, unless, as a condition to the consummation of any such Qualified Public Offering or Change of Control, adequate provisions are made to fully satisfy the Corporation’s redemption obligations set forth in Subsection (A) of Article V hereof, including, without limitation, by funding the Redemption Amount from proceeds payable directly to stockholders.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation liquidates, dissolves or winds up, or if the Corporation otherwise liquidates, dissolves or winds up (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A Preferred Stock shall have received the Liquidation Preference, with respect to each share of Series A Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment in full to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among the holders of such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, including this Certificate of Designation, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. In the event of a Liquidation Event, if the consideration received by the Corporation in respect of such Liquidation Event is other than cash, its value will be deemed its fair market value as determined by the Corporation’s Board of Directors and approved by the Majority Holders. Any securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

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(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors and approved by the Majority Holders.

D. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board of Directors and approved by the Majority Holders.

VII. VOTING RIGHTS

A. The holders of the Series A Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the DGCL, in this Article VII and in Article VIII below.

B. To the extent that under the DGCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

C. If in connection with any Change of Control, the holders of the Series A Preferred Stock are entitled to vote to approve such Change of Control as a class, then the holders of such Series A Preferred Stock shall agree to vote their shares in favor of the Change of Control, conditioned on the receipt by all holders of Series A Preferred Stock of their respective Liquidation Preference, in full.

VIII. PROTECTIVE PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

(i) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of the Series A Preferred Stock or increase the authorized number of shares of Series A Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable certificate of designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

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(ii) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series A Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable certificate of designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(iii) other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock, authorize, designate, issue or obligate itself to issue or reclassify any securities into any Senior Securities or Pari Passu Securities;

(iv) issue any shares of Series A Preferred Stock or Series B Preferred Stock (other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock) other than on the Issuance Date;

(v) other than pursuant to Article V hereof, declare or pay a dividend or distribution on, or redeem, repurchase or otherwise acquire (or make any payment into or set aside a sinking fund for such purpose) any shares of common stock or other equity securities of the Corporation (except that the Corporation may effect a de minimis purchase of Common Stock from a senior executive leaving the Corporation’s employment); or

(vi) enter any contract, agreement or undertaking that would violate or be in conflict with the rights, privileges and preferences of the Series A Preferred Stock.

IX. MISCELLANEOUS

A. Cancellation of Series A Preferred Stock. If any shares of Series A Preferred Stock are redeemed or repurchased by the Corporation, the shares so redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued Series A Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date.

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C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Preferred Stock shall be required.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Remy International, Inc., 2902 Enterprise Drive, Anderson, IN 46013, Attention: Chief Financial Officer, Telephone: (765) 778-5565, Facsimile: (765) 778-6515, and (ii) if to any holder of record, at such holder’s address then shown on the records of the Corporation, or such other address as may be designated in writing hereafter, in the same manner, by such person.

E. Remedies. Holders of the Series A Preferred Stock shall have all such remedies against the Corporation for violations of the terms and conditions hereof, at law and at equity, as are available under the DGCL and applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this [•] day of [•], 2007.

REMY INTERNATIONAL, INC.

By:
Name:
Title:

Certificate of Designation Signature Page

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Series B Preferred Stock

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES B PREFERRED STOCK

of

REMY INTERNATIONAL, INC.

(Pursuant to Section 151 and 303 of the

Delaware General Corporation Law)

Remy International, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to that certain joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code dated [ ], 2007 (the “Plan”), as confirmed by the United States Bankruptcy Court for the District of Delaware on [ ], 2007, and in accordance with Section 303 of the Delaware General Corporation Law (the “DGCL”), and the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Plan authorizes the creation of a series of preferred stock of the Corporation, with the designation, number of shares and relative rights, preferences, privileges, powers and restrictions set forth below:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of up to 60,000 shares of preferred stock of the Corporation, is the Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”).

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A. “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

B. “Board of Directors” means the board of directors of the Corporation.

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C. “Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

D. “Calculation Agent” means [    ]

E. “Change of Control” shall occur if:

(i) the Corporation shall sell, convey or dispose of, by means of any transaction or series of transactions, all or substantially all of the assets of the Corporation (on a consolidated basis, it being agreed that for purposes of this definition, “substantially all the assets of the Corporation” shall include, without limitation, assets accounting for 51% or more of the sales of the Corporation and its subsidiaries taken as a whole during the immediately preceding twelve month period);

(ii) the merger or consolidation of the Corporation with or into another Person or the merger of another Person with or into the Corporation, by means of any transaction or series of transactions, other than a merger or consolidation transaction immediately following which (A) securities issued in such transaction and in all other merger or consolidation transactions after the Issue Date (“Merger Issuance Voting Stock”) represented in the aggregate less than a majority of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately following such transaction and (B) the holders of securities representing the total voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction (other than Merger Issuance Voting Stock) hold such securities (other than Merger Issuance Voting Stock) in the same proportion as before such transaction;

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than (A) a person consisting of one or more Permitted Holders (or a person in which Permitted Holders hold a majority of the aggregate number of shares held by such person), (B) an underwriter of equity securities in a public offering or (C) a person pursuing a drag along sale pursuant to the terms of the certificate of incorporation of the Corporation, is or becomes “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (iii) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Corporation; provided, however, that for purposes of this clause (iii) such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (iii)), directly or indirectly, of more than a majority of the voting power of the Voting Stock of such parent entity; or

(iv) at any time (A) that the Corporation or any successor by merger or consolidation is a public reporting company under the Exchange Act with its common stock listed on a national securities exchange or (B) after a registration statement covering shares of common stock filed pursuant to a demand registration under the registration rights agreement entered into in connection with the Plan has become effective, individuals who on the Effective Date

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constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Corporation was made pursuant to special nomination rights provided under the Corporation’s or such successor’s certificate of incorporation or a stockholders agreement between the Corporation or such successor and such stockholder or stockholders or approved by a vote of a majority of the directors of the Corporation or such successor then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

F. “Determination Date” means, with respect to any Dividend Rate Period, the second London Banking Day preceding the first day of such Dividend Rate Period (with the exception of the first Determination Date, which shall be the second London Banking Day preceding the Issuance Date).

G. “Dividend Amount” means the product of (a) the Dividend Rate, (b) the number of days during the Dividend Rate Period, and (c) the then applicable Reference Preference Amount.

H. “Dividend Date” means the first Business Day of each January, April, July and October.

I. “Dividend Rate Period” means the period commencing on and including a Dividend Rate Establishment Date (with the exception that the first Dividend Rate Period shall commence on and include the Issuance Date) and ending on and including the day immediately preceding the next succeeding scheduled Dividend Rate Establishment Date (with the exception that the last Dividend Rate Period shall end on the day preceding the liquidation of the Corporation or redemption of the Series B Preferred Stock).

J. “Dividend Rate” means (a) the sum of LIBOR plus 20.00% (b) divided by 360.

K. “Dividend Rate Establishment Date” means, for each calendar year during which shares of Series B Preferred Stock are outstanding, each of January 1, April 1, July 1 and October 1 of such calendar year.

L. “Effective Date” means the date of effectiveness of the Plan.

M. “Initial Liquidation Preference” means $1,000.00 per share of Series B Preferred Stock.

N. “Issuance Date” means the date of issuance of the Series B Preferred Stock.

O. “Junior Securities” mean, with respect to any class or series of capital stock or other equity securities of the Corporation, any other class or series of capital stock or other equity securities of the Corporation that rank junior upon liquidation to such class or series of capital stock or other equity securities of the Corporation. Without limiting the generality of the foregoing, the Common Stock and all other capital stock or other equity securities of the Corporation other than the Series A Preferred Stock shall be applicable Junior Securities with respect to the Series B Preferred Stock.

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P. “LIBOR” means, with respect to each Dividend Rate Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for three-month periods beginning on the first day of such Dividend Rate Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such offered quotations are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the first day of such Dividend Rate Period. If at least two such rates are so provided, LIBOR for the Dividend Rate Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Dividend Rate Period will be LIBOR in effect with respect to the immediately preceding Dividend Rate Period.

Q. “Liquidation Preference” means the Initial Liquidation Preference, as increased in accordance with the terms of Article III hereof to include all accrued but unpaid Dividend Amounts.

R. “London Banking Day” is any day in which dealings in U.S. dollars are transacted or with respect to any future date, are expected to be transacted in the London interbank market.

S. “Majority Holders” means the holders of a majority of the then outstanding shares of Series B Preferred Stock.

T. “Permitted Holder” means each noteholder party to that certain Plan Support Agreement, dated as of June 15, 2007, as the same may have been amended, modified and supplemented, and any Affiliates of such noteholders.

U. “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

V. “Reference Preference Amount” means, with respect to (a) the first Dividend Rate Period, an amount equal to the Initial Liquidation Preference and (b) with respect to each subsequent Dividend Rate Period, an amount equal to the sum of (x) the Initial Liquidation Preference, plus (y) the sum of all Dividend Amounts accrued and unpaid prior to the commencement of the applicable Dividend Rate Period.

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W. “Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

X. “Series A Preferred Stock” means shares of Series A Preferred Stock of the Corporation issued on the Issuance Date pursuant to the Series A Preferred Stock Certificate of Designation filed contemporaneously with this Certificate of Designation.

Y. “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

Z. “Voting Stock” means the capital stock of any Person that is at the time entitled to vote in the election of the board of directors of such Person.

III. DIVIDENDS

A. General Obligation. When and as declared by the Corporation’s Board of Directors and to the extent permitted hereunder and by the DGCL, the Corporation shall pay preferential dividends to the holders of the Series B Preferred Stock as provided in this Section III(A). Dividends on each share of the Series B Preferred Stock shall accrue on a daily basis at the Dividend Rate on the Reference Preference Amount thereof from and including the date of issuance of such share of Series B Preferred Stock to and including the first to occur of (i) the date on which the Liquidation Preference of such Series B Preferred Stock (including all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which such Series B Preferred Stock is redeemed by the Corporation in accordance with Article V and (iii) the date on which such share is otherwise acquired by the Corporation. To the extent not paid, accrued and unpaid dividends as of each Dividend Date shall be entitled to additional dividends at the Dividend Rate on such amount; this is incorporated in the calculation of the Dividend Amount by referencing the Reference Preference Amount. Dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative. All accrued and unpaid dividends on the Series B Preferred Stock shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. In the event that the funds available for payment of dividends on the date such payment is due in accordance with this Section III(A) are insufficient, dividends shall be paid pro rata to the Series A Preferred Stock and the Series B Preferred Stock according to the respective aggregate Liquidation Preferences thereof.

B. Dividends Accumulate. All dividends which have accrued on each share of Series B Preferred Stock outstanding shall be accumulated and shall remain accumulated dividends with respect to such share of Series B Preferred Stock until paid to the holder thereof.

C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Series B Preferred Stock held by each such holder.

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IV. RANK

A. All shares of the Series B Preferred Stock shall rank (i) prior to the Junior Securities; (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock (the “Pari Passu Securities”; it being understood that the Series A Preferred Stock shall be deemed to be Pari Passu Securities); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article VII hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”), in each case as to (x) payment of dividends and (y) distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary

V. REDEMPTION

A. In the event of (i) a Change of Control, or (ii) a public offering of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to a registration statement filed under the Securities Act of 1933, as amended, and covering new shares issued by the Corporation constituting 35% or more of the Corporation’s Common Stock (a “Qualified Public Offering”), the Corporation shall redeem the Series B Preferred Stock, in whole in cash, at a redemption price per share equal to the Liquidation Preference, as soon as practicable but in no event later than five (5) Business Days following the consummation of such Change of Control or Qualified Public Offering.

B. Any redemption made by the Corporation shall be made by providing at least ten (10) days advance written notice (the “Redemption Notice”) to the holders of shares of Series B Preferred Stock.

C. The price per share of Series B Preferred Stock required to be paid by the Corporation pursuant to Article V(A) (the “Redemption Amount”) shall be paid to the holders within five (5) Business Days of the effective date of the redemption (the “Redemption Date”); provided, however, that in the event of a redemption in whole, the Corporation shall not be obligated to deliver any portion of the Redemption Amount until either the Series B Preferred Stock certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Section B of Article IX below. The sole right of holders of Series B Preferred Stock on and after the Redemption Date is to receive the Redemption Amount, unless the Corporation defaults in the payment of the Redemption Amount. All shares of Series B Preferred Stock in respect of which the Redemption Amount is not paid when due in accordance with this Article V shall remain outstanding and shall be entitled to all of the rights, preferences and privileges provided in this Certificate of Designation.

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The Corporation shall not consummate a Qualified Public Offering or approve a Change of Control, and the Corporation’s stockholders shall be prohibited from effecting a Change of Control, unless, as a condition to the consummation of any such Qualified Public Offering or Change of Control, adequate provisions are made to fully satisfy the Corporation’s redemption obligations set forth in Subsection (A) of Article V hereof, including, without limitation, by funding the Redemption Amount from proceeds payable directly to stockholders.

VI. LIQUIDATION PREFERENCE

A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of ninety (90) consecutive days and, on account of any such event, the Corporation liquidates, dissolves or winds up, or if the Corporation otherwise liquidates, dissolves or winds up (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series B Preferred Stock shall have received the Liquidation Preference, with respect to each share of Series B Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment in full to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among the holders of such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, including this Certificate of Designation, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C. In the event of a Liquidation Event, if the consideration received by the Corporation in respect of such Liquidation Event is other than cash, its value will be deemed its fair market value as determined by the Corporation’s Board of Directors and approved by the Majority Holders. Any securities not subject to investment letter or other similar restrictions on free marketability shall be valued as follows:

(i) if traded on a securities exchange or through the NASDAQ National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

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(ii) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(iii) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors and approved by the Majority Holders.

D. The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined by the Board of Directors and approved by the Majority Holders.

VII. VOTING RIGHTS

A. The holders of the Series B Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the DGCL, in this Article VII and in Article VIII below.

B. To the extent that under the DGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

C. If in connection with any Change of Control, the holders of the Series B Preferred Stock are entitled to vote to approve such Change of Control as a class, then the holders of such Series B Preferred Stock shall agree to vote their shares in favor of the Change of Control, conditioned on the receipt by all holders of Series B Preferred Stock of their respective Liquidation Preference, in full.

VIII. PROTECTIVE PROVISIONS

So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

(i) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of the Series B Preferred Stock or increase the authorized number of shares of Series B Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable certificate of designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

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(ii) amend, modify, alter, waive or repeal any of the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Preferred Stock (whether by amending, waiving or repealing any provisions of the applicable certificate of designation, the Certificate of Incorporation or Bylaws of the Company or by merger, consolidation or otherwise);

(iii) other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock, authorize, designate, issue or obligate itself to issue or reclassify any securities into any Senior Securities or Pari Passu Securities;

(iv) issue any shares of Series A Preferred Stock or Series B Preferred Stock (other than any preferred stock dividend payable in kind with respect to the Series A Preferred Stock or the Series B Preferred Stock) other than on the Issuance Date;

(v) other than pursuant to Article V hereof, declare or pay a dividend or distribution on, or redeem, repurchase or otherwise acquire (or make any payment into or set aside a sinking fund for such purpose) any shares of common stock or other equity securities of the Corporation (except that the Corporation may effect a de minimis purchase of Common Stock from a senior executive leaving the Corporation’s employment); or

(vi) enter any contract, agreement or undertaking that would violate or be in conflict with the rights, privileges and preferences of the Series B Preferred Stock.

IX. MISCELLANEOUS

A. Cancellation of Series B Preferred Stock. If any shares of Series B Preferred Stock are redeemed or repurchased by the Corporation, the shares so redeemed or repurchased shall be canceled, shall return to the status of authorized, but unissued Series B Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders

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thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to Remy International, Inc., 2902 Enterprise Drive, Anderson, IN 46013, Attention: Chief Financial Officer, Telephone: (765) 778-5565, Facsimile: (765) 778-6515, and (ii) if to any holder of record, at such holder’s address then shown on the records of the Corporation, or such other address as may be designated in writing hereafter, in the same manner, by such person.

E. Remedies. Holders of the Series B Preferred Stock shall have all such remedies against the Corporation for violations of the terms and conditions hereof, at law and at equity, as are available under the DGCL and applicable law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this [•] day of [•], 2007.

REMY INTERNATIONAL, INC.

By:
Name:
Title:

Certificate of Designation Signature Page

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SOLICITATION AND DISCLOSURE STATEMENT

Solicitation of Votes with Respect to the

Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of:

REMY WORLDWIDE HOLDINGS, INC.

AND EACH OF THE ENTITIES LISTED ON ANNEX I HERETO

From the Holders of Remy International, Inc.’s:

8 5/8% Senior Notes Due December 15, 2007

11% Senior Subordinated Notes Due May 1, 2009

9 3/8% Senior Subordinated Notes Due April 15, 2012

Impaired Noteholders who wish to vote on the Plan of Reorganization should deliver a properly completed Ballot to their respective Nominees or to the Voting Agent in accordance with the instructions set forth in the Ballots, the Master Ballots and this Solicitation and Disclosure Statement.

The Voting Agent for this Solicitation is:

Financial Balloting Group LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Attn: Remy Ballot Processing
Tel: (646) 282-1800

Any questions concerning the terms of this Solicitation and Disclosure Statement and any requests for assistance in completing and delivering the documents delivered with this Solicitation and Disclosure Statement or requests for additional copies of this Solicitation and Disclosure Statement or any of the documents delivered with this Solicitation and Disclosure Statement may be directed to FBG.